As filed with the Securities and Exchange Commission on September 13, 2021

Registration No. 333-258349

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Grab Holdings Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7 Straits View, Marina One East Tower, #18-01/06

Singapore 018936

+65-9684-1256

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Stone, Esq. and Rajeev P. Duggal, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 6 Battery Road Suite 23-02 Singapore 049909 +65-6434-2900	Gary J. Simon and Ken Lefkowitz Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 (212) 837-6000	Paul Scrivano Ropes & Gray LLP 1900 University Avenue 6th Floor East Palo Alto, California 94303 (650) 617-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
GHL Class A Ordinary Shares	768,303,294(1)	$10.83	$8,320,724,674(2)	$907,792(3)
GHL Warrants to purchase GHL Class A Ordinary Shares	10,000,000(4)	$2.53	$ 25,300,000(5)	$2,761(3)
Total			$8,346,024,674	$910,553

(1)

Represents class A ordinary shares, par value $0.000001 per share (“GHL Class A Ordinary Shares”), of the registrant (“GHL”) to be issued upon completion of the business combination described in the proxy statement/prospectus contained herein (the “Business Combination”), and includes (a) 50,000,000 GHL Class A Ordinary Shares to be issued to holders of Class A ordinary shares of Altimeter Growth Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“AGC”), (b) 12,500,000 GHL Class A Ordinary Shares to be issued to holders of Class B ordinary shares of AGC, (c) up to 695,803,294 GHL Class A Ordinary Shares to be issued to the existing shareholders of Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Grab”) (other than shareholders of Grab subject to the Grab Shareholder Support Agreements (as defined herein)), assuming the exercise for cash of all outstanding options to acquire such shares and the vesting of all outstanding Grab restricted stock units, which registered amount includes all shares issuable upon the exercise of such options and the vesting of such restricted stock units to the extent such options are not exercised and such restricted stock units do not vest, as the case may be, prior to completion of the Business Combination, and (d) 10,000,000 GHL Class A Ordinary Shares issuable upon exercise of warrants of GHL to be issued to holders of public warrants of AGC, all in connection with the Business Combination.

(2)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.83 (the implied price of the Class A ordinary shares of AGC based on the implied average of the high and low prices of the Class A ordinary shares of AGC as reported on NASDAQ on July 27, 2021) multiplied by (ii) 768,303,294 GHL Class A Ordinary Shares issuable in connection with the Business Combination.

(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(4)	Represents warrants of GHL to be issued to holders of public warrants of AGC in connection with the Business Combination.
(5)

Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $2.53 (the average of the high and low prices of the public warrants of AGC as reported on NASDAQ on July 27, 2021) multiplied by (ii) 10,000,000 public warrants of AGC.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2021

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

Altimeter Growth Corp.

and

PROSPECTUS FOR UP TO 774,120,422 CLASS A ORDINARY SHARES, 10,000,000 WARRANTS AND

10,000,000 CLASS A ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS

OF

Grab Holdings Limited

The board of directors of Altimeter Growth Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“AGC”), has unanimously approved the Business Combination Agreement, dated April 12, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Grab Holdings Limited (formerly known as J1 Holdings Inc.), an exempted company limited by shares incorporated under the laws of the Cayman Islands (“GHL”), AGC, J2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“AGC Merger Sub”), J3 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“Grab Merger Sub”) and Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Grab”), pursuant to which (i) AGC shall merge with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL (the “Initial Merger”) and (ii) following the Initial Merger, Grab Merger Sub shall merge with and into Grab, with Grab being the surviving entity and becoming a wholly-owned subsidiary of GHL (the “Acquisition Merger”, and collectively with the Initial Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. At the consummation of the Business Combination, GHL’s amended and restated memorandum and articles of association (the “Amended GHL Articles”) shall be substantially in the form attached to this proxy statement/prospectus as Annex B.

AGC shareholders are being asked to consider a vote upon the Business Combination and certain proposals related thereto as described in this proxy statement/prospectus. As a result of, and upon consummation of, the Business Combination, each of AGC Merger Sub and Grab shall become a wholly-owned subsidiary of GHL, and GHL shall become a new public company owned by the prior shareholders of AGC, the prior holders of Grab Shares, Grab Options, Grab RSUs and Grab Restricted Stock, Altimeter Partners Fund, L.P. (“Sponsor Affiliate”), JS Capital LLC (“JS Securities”, and together with Sponsor Affiliate, the “Sponsor Related Parties”) and certain third-party investors (the “PIPE Investors”). GHL has applied for listing, to be effective upon the consummation of the Business Combination, of its Class A ordinary shares, par value $0.000001 per share (“GHL Class A Ordinary Shares”) and warrants (“GHL Warrants” and collectively with GHL Class A Ordinary Shares and GHL Class B Ordinary Shares, “GHL Securities”) to purchase GHL Class A Ordinary Shares on the Nasdaq Stock Market (“NASDAQ”) under the symbols “GRAB” and “GRABW,” respectively.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each AGC unit (“AGC Unit”) (each consisting of one AGC Class A ordinary shares, par value $0.0001 per share (“AGC Class A Ordinary Shares”) and one-fifth of one AGC redeemable warrant included as part of such unit (the “AGC Warrants”)) issued and outstanding immediately prior to the effective time of the Initial Merger shall be automatically separated and the holder thereof shall be deemed to hold one AGC Class A Ordinary Share and one-fifth of an AGC Warrant; (ii) immediately following the separation of each AGC Unit, each (a) AGC Class A Ordinary Share issued and outstanding immediately prior to the effective time of the Initial Merger shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share, and (b) AGC Class B ordinary shares, par value $0.0001 per share (“AGC Class B Ordinary Shares” and collectively with the AGC Class A Ordinary Shares, the “AGC Shares”) issued and outstanding immediately prior to the effective time of the Initial Merger shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share and (iii) each AGC Warrant outstanding immediately prior to the effective time of the Initial Merger shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the effective time of the Initial Merger.

In addition, pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each of the outstanding Grab ordinary shares, par value $0.000001 per share (“Grab Ordinary Shares”) and the outstanding Grab preferred shares, par value $0.000001 per share (“Grab Preferred Shares” and collectively with Grab Ordinary Shares, “Grab Shares”) (excluding shares that are held by Grab shareholders that exercise and perfect their relevant dissenters’ rights, Grab Key Executive Shares and Grab treasury shares) shall be cancelled in exchange for the right to receive such fraction of a newly issued GHL Class A Ordinary Share that is equal to the quotient obtained by dividing $13.032888 (the “Price per Share”) by $10.00 (the “Exchange Ratio”), or 1.3032888 GHL Class A Ordinary Shares for each Grab Share; and (ii) each of the Grab Shares held by Grab CEO and co-founder Anthony Tan, COO and co-founder Tan Hooi Ling and President Maa Ming-Hokng (together, the “Key Executives”) and their respective Permitted Entities (“Grab Key Executive Shares”) shall be cancelled in exchange for the right to receive such fraction of a newly issued GHL Class B Ordinary Share, par value $0.000001 per share (“GHL Class B Ordinary Shares” and collectively with GHL Class A Ordinary Shares, “GHL Ordinary Shares”) that is equal to the Exchange Ratio. The newly issued GHL Class B Ordinary Shares will have the same economic terms as the newly issued GHL Class A Ordinary Shares but differ with respect to voting, conversion and director appointment and removal rights. Each holder of GHL Class A Ordinary Shares will be entitled to one vote per share and each holder of GHL Class B Ordinary Shares is entitled to forty-five (45) votes per share on all matters submitted to them for a vote of all GHL Ordinary Shares voting together as a single class (which is the case for most matters). In addition, holders of a majority of the GHL Class B Ordinary Shares will have the right to nominate, appoint and remove a majority of the members of GHL’s board of directors (such directors, “Class B Directors”). Each GHL Class B Ordinary Share is convertible into one GHL Class A Ordinary Share (as adjusted for share split, share combination and similar transactions occurring), whereas GHL Class A Ordinary Shares are not convertible into GHL Class B Ordinary Shares under any circumstances. Mr. Tan, the other Key Executives and their respective Permitted Entities will hold all of the outstanding GHL Class B Ordinary Shares. Proxies given to Mr. Tan (the “Key Executive Proxies”) by the other Key Executives and certain entities related to such Key Executives or Mr. Tan (the “Covered Holders”) pursuant to the Shareholders’ Deed (as defined in this proxy statement/prospectus) will give Mr. Tan control of the voting power of all outstanding GHL Class B Ordinary Shares. As a result of Mr. Tan’s control over the voting power of all outstanding GHL Class B Ordinary Shares (giving effect to the Key Executive Proxies), Mr. Tan will, immediately following the Business Combination, effectively have the right to nominate, appoint and remove all of the Class B Directors. Furthermore, by virtue of Mr. Tan’s expected ownership of over 60% (giving effect to the Key Executive Proxies) of the total voting power of all issued and outstanding GHL Ordinary Shares immediately following the consummation of the Business Combination under both sets of assumptions laid out below, separate from his right to nominate, appoint and remove all of the Class B Directors, Mr. Tan will have the ability to (i) effectively control matters requiring the affirmative vote of the holders of at least the majority of the issued and outstanding GHL Ordinary Shares voted at a meeting of shareholders, including the election of all of the members of GHL’s board of directors and (ii) decisively influence, if not effectively control, matters requiring a special resolution of the shareholders (which under the laws of the Cayman Islands requires the affirmative vote of at least two-thirds of the issued and outstanding GHL Ordinary Shares voted at a meeting) such as the amendment of GHL’s organizational documents (in each case, other than amendments that would have a material adverse effect on the rights attached of Class A Ordinary Shares which would require the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class). For further information, see “Risk Factors—Risks Relating to GHL—GHL’s dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of GHL’s Class A Ordinary Shares may view as beneficial,” “Description of GHL Securities—Ordinary Shares” and “ Description of GHL Securities—Shareholders’ Deed.”

Substantially concurrently with the execution and delivery of the Business Combination Agreement, (i) GHL, AGC and the PIPE Investors entered into share subscription agreements (“PIPE Subscription Agreements”) pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 326,500,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $3.265 billion; (ii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with JS Securities was amended and restated as of April 12, 2021, and pursuant to such amendment, JS Securities committed to subscribe for and purchase 2,500,000 GHL Class A Ordinary Shares and 500,000 GHL Warrants for an aggregate purchase price equal to $25 million; (iii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with Sponsor Affiliate was amended and restated as of April 12, 2021, and pursuant to such amendment, Sponsor Affiliate committed to subscribe for and purchase 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for an aggregate purchase price equal to $175 million (the amended and restated Forward Purchase Agreements referred to in clauses (ii) and (iii), the “Amended and Restated Forward Purchase Agreements”); (iv) AGC, Sponsor Affiliate and GHL entered into a subscription agreement pursuant to which Sponsor Affiliate committed to subscribe for and purchase 57,500,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million (the “Sponsor Subscription Agreement”); and (v) AGC, Sponsor Affiliate and GHL entered into a subscription agreement pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of such subscription agreement for $10 per share (the “Backstop Subscription Agreement”).

It is expected that Mr. Tan will hold approximately 66.11% (giving effect to the Key Executive Proxies) of the total voting power of all issued and outstanding GHL Ordinary Shares immediately following the consummation of the Business Combination, assuming: (i) a                 , 2021 Closing Date; (ii) that no shareholders of AGC elect to have their AGC Shares redeemed for cash in connection with the Business Combination as permitted by AGC’s amended and restated memorandum and articles of association (the “No Redemption Scenario”); (iii) that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Equity Incentive Plan, as amended (the “Grab 2018 Plan”), which will have one vote per share when granted, are granted to employees other than the Key Executives (the “Full Exercise Scenario”); and (iv) that no Grab shareholder exercises its dissenters’ rights. Under these assumptions, holders of AGC’s public shares (“public AGC shareholders”), Grab shareholders (excluding the Key Executives and their respective Permitted Entities), PIPE investors, the Sponsor and Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria, all of whom are directors of AGC, and the Key Executives and their respective Permitted Entities will own 1.27%, 84.03%, 8.27%, 0.32% and 4.15%, respectively, of the total economic interest in GHL, and will hold 0.45%, 29.72%, 2.92%, 0.11% and 66.11%, respectively, of the total voting power of all issued and outstanding GHL Ordinary Shares, in each case immediately following the consummation of the Business Combination. If the actual facts differ from these assumptions set forth above, these percentages will be different. Under a different set of assumptions, assuming: (i) a                 , 2021 Closing Date; (ii) the No Redemption Scenario; (iii) that none of Grab’s outstanding stock options are exercised, none of Grab’s outstanding restricted stock units vest and none of the remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan are granted (the “No Exercise Scenario”); and (iv) that no Grab shareholder exercises its dissenters’ rights, public AGC shareholders, Grab shareholders (excluding the Key Executives and their respective Permitted Entities), PIPE investors, the Sponsor and Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria, all of whom are directors of AGC, and the Key

Executives and their respective Permitted Entities will own 1.33%, 83.77%, 8.69%, 0.33% and 3.27%, respectively, of the total economic interest in GHL, and will hold 0.55%, 34.34%, 3.56%, 0.14% and 60.35%, respectively, of the total voting power of all issued and outstanding GHL Ordinary Shares, in each case immediately following the consummation of the Business Combination. If the actual facts differ from these assumptions set forth above, these percentages will be different.

The sum of all GHL Class A Ordinary Shares receivable by AGC shareholders at the Initial Closing is referred to as “Initial Merger Consideration.” The sum of all the GHL Ordinary Shares and other securities receivable by Grab shareholders at Closing is referred to as “Acquisition Merger Consideration.” The Initial Merger Consideration and the Acquisition Merger Consideration are referred to as the “Shareholder Merger Consideration.” Assuming: (i) a                 , 2021 Closing Date; (ii) the No Redemption Scenario; (iii) the Full Exercise Scenario; and (iv) that no Grab shareholder exercises its dissenters’ rights, the Initial Merger Consideration, the Acquisition Merger Consideration and the Shareholder Merger Consideration consist of 62,500,000, 3,482,785,204 and 3,545,285,204 GHL Ordinary Shares, respectively, or $                        , $                         and $                        , respectively, based upon a closing price of $                 per AGC public share on Nasdaq on the assumed Closing Date. If the actual facts differ from these assumptions set forth above, these figures will be different. Under a different set of assumptions, assuming: (i) a                 , 2021 Closing Date; (ii) the No Redemption Scenario; (iii) the No Exercise Scenario; and (iv) that no Grab shareholder exercises its dissenters’ rights, the Initial Merger Consideration, the Acquisition Merger Consideration and the Shareholder Merger Consideration consist of 62,500,000, 3,269,207,347 and 3,331,707,347 GHL Ordinary Shares, respectively, or $                        , $                         and $                         respectively, based upon a closing price of $10.00 per AGC public share on Nasdaq on the assumed Closing Date. If the actual facts differ from these assumptions set forth above, these figures will be different.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus shall be presented at the Extraordinary General Meeting of shareholders of AGC scheduled to be held on                , 2021.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting of AGC shareholders. We encourage you to carefully read this entire document. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 53 of this proxy statement/prospectus.

The board of directors of AGC has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that the AGC shareholders vote FOR all of the proposals presented to the shareholders. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of AGC’s directors and officers have interests in the Business Combination. See the section entitled “The Business Combination Proposal—Interests of AGC’s Directors and Officers in the Business Combination.”

This proxy statement/prospectus is dated                , 2021 and is first being mailed to AGC shareholders on or about                , 2021.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/ prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by GHL, AGC or Grab. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of GHL, AGC or Grab since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

PRELIMINARY—SUBJECT TO COMPLETION, DATED SEPTEMBER 13 , 2021

ALTIMETER GROWTH CORP.

2550 Sand Hill Road, Suite 150,

Menlo Park, CA 94025

Dear Altimeter Growth Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of Altimeter Growth Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“AGC”), at                AM                time, on                , 2021 at                and virtually at                , and on such other date and at such other place to which the meeting may be adjourned. While as a matter of Cayman Islands law we are required to have a physical location for the meeting, we are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for AGC shareholders and AGC, and (ii) to promote social distancing pursuant to guidance provided by the CDC and the SEC due to COVID-19. The virtual meeting format allows attendance from any location in the world.

The Extraordinary General Meeting shall be held for the following purpose:

1.

to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve the business combination and other transactions (and related transaction documents) contemplated by the Business Combination Agreement, dated April 12, 2021 (as it may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Grab Holdings Limited (formerly known as J1 Holdings Inc.), an exempted company limited by shares incorporated under the laws of the Cayman Islands (“GHL”), AGC, J2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“AGC Merger Sub”), J3 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“Grab Merger Sub”) and Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Grab”). The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

2.

to consider and vote upon a proposal to approve, by special resolution, assuming the Business Combination Proposal is approved and adopted, the Business Combination Agreement, the Initial Merger and certain matters relating to the Initial Merger (the “Initial Merger Proposal”);

3.

to consider and vote upon five separate proposals to approve, by special resolution, assuming the Business Combination Proposal is approved and adopted, material differences between AGC’s amended and restated memorandum and articles of association and GHL’s amended and restated memorandum and articles of association (collectively, such five separate proposals are referred to herein as the “Governing Documents Proposal”), which changes will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares subject to the amended and restated memorandum and articles of association of GHL, specifically:

(a)	changes relating to the effective change in authorized share capital from AGC to GHL;

(b)

changes relating to voting power in respect of the AGC Class A Ordinary Shares when compared to the GHL Class A Ordinary Shares given that, following the consummation of the Business Combination each GHL Class A Ordinary Share will be entitled to one (1) vote per share (consistent with the AGC Class A Ordinary Shares) compared with each GHL Class B Ordinary Share being entitled to forty-five (45) votes per share;

(c)

changes related to the rights that holders of AGC Class A Ordinary Shares hold in respect of increasing the number of directors, in that the number of directors of GHL may be increased from time to time up to nine directors solely with the approval of a majority of the Class B ordinary Shares voting as a separate class without the approval of the holders of GHL Class A Ordinary Share;

(d)

changes relating to the quorum requirements applicable to shareholder meetings from (i) the holders of a majority of the AGC Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for a general meeting of AGC to (ii) one or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of GHL in issue present in person or by proxy and entitled to vote; and

(e)

all other changes in connection with the effective replacement of AGC’s amended and restated memorandum and articles with GHL’s amended and restated memorandum and articles effective as of the consummation of the Business Combination, including changing the name from AGC to GHL, and removing certain provisions relating to AGC’s status as a blank check company that will no longer be applicable to GHL following consummation of the Business Combination; and

4.	to consider and approve, if presented, a proposal to adjourn the Extraordinary General Meeting to a later date or dates (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Initial Merger Proposal and the five separate proposals in the Governing Documents Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

1.

(i) AGC shall merge with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL (the “Initial Merger”) and (ii) following the Initial Merger, Grab Merger Sub shall merge with and into Grab, with Grab being the surviving entity and becoming a wholly-owned subsidiary of GHL (the “Acquisition Merger”, and together with the Initial Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”); and

2.

(i) each AGC Unit (each consisting of one AGC Class A ordinary share, par value $0.0001 per share (“AGC Class A Ordinary Shares”) and one-fifth of one AGC redeemable warrant included as part of such unit (the “AGC Warrants”)) issued and outstanding immediately prior to the effective time of the Initial Merger shall be automatically separated and the holder thereof shall be deemed to hold one AGC Class A Ordinary Share and one-fifth of an AGC Warrant; (ii) immediately following the separation of each AGC Unit, each (a) AGC Class A Ordinary Share issued and outstanding immediately prior to the effective time of the Initial Merger shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share, and (b) AGC Class B ordinary shares, par value $0.0001 per share (“AGC Class B Ordinary Shares” and collectively with the AGC Class A Ordinary Shares, the “AGC Shares”) issued and outstanding immediately prior to the effective time of the Initial Merger shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share and (iii) each AGC Warrant outstanding immediately prior to the effective time of the Initial Merger shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the effective time of the Initial Merger.

Substantially concurrently with the execution and delivery of the Business Combination Agreement, (i) GHL, AGC and certain third-party investors (the “PIPE Investors”) entered into share subscription agreements (“PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to subscribe for and purchase, in the aggregate, 326,500,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $3.265 billion (the “PIPE Investment”); (ii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with JS Capital LLC (“JS Securities”) was amended and restated as of April 12, 2021, and pursuant to such amendment, JS Securities committed to subscribe for and purchase 2,500,000 GHL Class A Ordinary Shares and 500,000 GHL Warrants for an aggregate purchase price equal to $25 million; (iii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with

Sponsor Affiliate was amended and restated as of April 12, 2021, and pursuant to such amendment, Sponsor Affiliate committed to subscribe for and purchase 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for an aggregate purchase price equal to $175 million (the amended and restated Forward Purchase Agreements referred to in clauses (ii) and (iii), the “Amended and Restated Forward Purchase Agreements”); (iv) AGC, Altimeter Partners Fund, L.P. (the “Sponsor Affiliate”) and GHL entered into a subscription agreement pursuant to which Sponsor Affiliate committed to subscribe for and purchase 575,000,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million; and (v) AGC, Sponsor Affiliate and GHL entered into a subscription agreement pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of such subscription agreement for $10 per share.

It is expected that Mr. Tan will hold approximately 66.11% (giving effect to the Key Executive Proxies) of the total voting power of all issued and outstanding GHL Ordinary Shares immediately following the consummation of the Business Combination, assuming: (i) a                 , 2021 Closing Date; (ii) that no shareholders of AGC elect to have their AGC Shares redeemed for cash in connection with the Business Combination as permitted by AGC’s amended and restated memorandum and articles of association (the “No Redemption Scenario”) (iii) that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Equity Incentive Plan, as amended (the “Grab 2018 Plan”), which will have one vote per share when granted, are granted to employees other than the Key Executives; and (iv) that no Grab shareholder exercises its dissenters’ rights. Under these assumptions, holders of AGC’s public shares (“public AGC shareholders”), Grab shareholders (excluding the Key Executives and their respective Permitted Entities), PIPE investors, the Sponsor and Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria, all of whom are directors of AGC, and the Key Executives and their respective Permitted Entities will own 1.27%, 84.03%, 8.27%, 0.32% and 4.15%, respectively, of the total economic interest in GHL, and will hold 0.45%, 29.72%, 2.92%, 0.11% and 66.11%, respectively, of the total voting power of all issued and outstanding GHL Ordinary Shares, in each case immediately following the consummation of the Business Combination. If the actual facts differ from these assumptions set forth above, these percentages will be different. Under a different set of assumptions, assuming: (i) a                 , 2021 Closing Date; (ii) the No Redemption Scenario, (iii) that none of Grab’s outstanding stock options are exercised, none of Grab’s outstanding restricted stock units vest and none of the remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan are granted; and (iv) that no Grab shareholder exercises its dissenters’ rights, public AGC shareholders, Grab shareholders (excluding the Key Executives and their respective Permitted Entities), PIPE investors, the Sponsor and Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria, all of whom are directors of AGC, and the Key Executives and their respective Permitted Entities will own 1.33%, 83.77%, 8.69%, 0.33% and 3.27%, respectively, of the total economic interest in GHL, and will hold 0.55%, 34.34%, 3.56%, 0.14% and 60.35%, respectively, of the total voting power of all issued and outstanding GHL Ordinary Shares, in each case immediately following the consummation of the Business Combination. If the actual facts differ from these assumptions set forth above, these percentages will be different.

Under the Business Combination Agreement, the approval of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal by the requisite vote of AGC shareholders is a condition to the consummation of the Business Combination. Each of the Business Combination Proposal, the Initial Merger Proposal and the five separate proposals in the Governing Documents Proposal is cross-conditioned on the approval of each other. If any one of these proposals is not approved by AGC shareholders, the Business Combination shall not be consummated.

The Adjournment Proposal, if adopted, shall allow the Chairman of the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary. In no event shall AGC solicit proxies to adjourn the Extraordinary General Meeting or consummate the Business Combination and related transactions beyond the date by which it may properly do so under AGC’s amended and restated memorandum and articles of association and the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”). The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination and related transactions. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

In connection with the Business Combination, certain related agreements have been entered into prior to the closing of the Business Combination, including the PIPE Subscription Agreements, Grab Shareholder Support Agreements, Sponsor Support Agreement, Shareholders’ Deed, Registration Rights Agreement, Assignment, Assumption and Amendment Agreement, and Amended and Restated Forward Purchase Agreements (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to AGC’s amended and restated memorandum and articles of association, a holder of AGC’s public shares (a “public AGC shareholder”) may request that AGC redeem all or a portion of such public shares for cash in connection with the completion of the Business Combination. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), AGC’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. To the extent a holder of AGC Units elects to separate such AGC Units into underlying AGC Shares and AGC Warrants prior to exercising redemption rights with respect to such AGC Shares, such holder’s redemption rights would apply in respect of the underlying AGC Shares. With respect to the related AGC Warrants, the holder would retain such AGC Warrants, and each AGC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement. Public AGC shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public AGC shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, AGC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to AGC. For illustrative purposes, as of September 9, 2021, this would have amounted to approximately $10.00 per issued and outstanding share. If a public AGC shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares (but will continue to own warrants). See “Extraordinary General Meeting of AGC Shareholders—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public AGC shareholder, together with any affiliate of such public AGC shareholder or any other person with whom such public AGC shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public AGC shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each AGC director have agreed to, among other things, vote all of their AGC Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their AGC Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, on an as-converted basis, the Sponsor and certain AGC directors own, collectively, approximately 20% of the issued and outstanding AGC Shares. The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such closing condition. In addition, in no event will AGC redeem public shares in an amount that would cause AGC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

AGC is providing the accompanying proxy statement/prospectus and accompanying proxy card to AGC shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by AGC shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all of AGC shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 53 of the accompanying proxy statement/prospectus.

After careful consideration, AGC’s board of directors has unanimously approved the Business Combination and determined that the Business Combination Proposal, the Initial Merger Proposal, the Governing Documents Proposal and the Adjournment Proposal are advisable and fair to and in the best interest of AGC and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Initial Merger Proposal, “FOR” the Governing Documents Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Interests of AGC’s Directors and Officers in the Business Combination.” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Business Combination Proposal will require an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Initial Merger Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Governing Documents Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Adjournment Proposal if presented will require an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Extraordinary General Meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the Extraordinary General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal are approved at the Extraordinary General Meeting. Each of the Business Combination Proposal, the Initial Merger Proposal and the five separate proposals in the Governing Documents Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR AGC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES SHALL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF AGC SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of AGC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Brad Gerstner
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 , 2021, and is first being mailed to shareholders on or about                 , 2021.

ALTIMETER GROWTH CORP.

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                , 2021

TO THE SHAREHOLDERS OF ALTIMETER GROWTH CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of Altimeter Growth Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“AGC”), shall be held at                AM                time, on                , 2021 at                and virtually at                . You are cordially invited to attend the Extraordinary General Meeting, to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1)

Proposal No. 1—the Business Combination Proposal—RESOLVED, as an ordinary resolution, that the business combination contemplated by the Business Combination Agreement, dated as of April 12, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Grab Holdings Limited (formerly known as J1 Holdings Inc.), an exempted company limited by shares incorporated under the laws of the Cayman Islands (“GHL”), AGC, J2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“AGC Merger Sub”), J3 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“Grab Merger Sub”) and Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Grab”) pursuant to which: (i) AGC shall merge with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL (the “Initial Merger”) and (ii) following the Initial Merger, Grab Merger Sub shall merge with and into Grab, with Grab being the surviving entity and becoming a wholly-owned subsidiary of GHL (the “Acquisition Merger”) and the other transactions contemplated by the Business Combination Agreement (the business combination, the Initial Merger, the Acquisition Merger, and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) be confirmed, ratified and approved in all respects;

2)

Proposal No. 2—the Initial Merger Proposal—RESOLVED, as a special resolution, that AGC be and is hereby authorized to merge with and into AGC Merger Sub so that AGC Merger Sub be the surviving company and all the undertaking, property and liabilities of AGC vest in AGC Merger Sub by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

RESOLVED, as a special resolution, that the Business Combination Agreement and the plan of merger in the form annexed as Exhibit I to the Business Combination Agreement (the “Plan of Merger”) be and are hereby authorized, approved and confirmed in all respects;

RESOLVED, as a special resolution, that AGC be and is hereby authorized to enter into the Business Combination Agreement and the Plan of Merger; and

RESOLVED, as a special resolution, that upon the Effective Time (as defined in the Plan of Merger), the amending and restating of the memorandum and articles of AGC by adoption of the memorandum and articles of association of AGC Merger Sub in the form attached to the Plan of Merger is approved in all respects; and

3)	Proposal No. 3—the Governing Documents Proposal—

(A) Proposal No. 3—the Governing Documents Proposal—Proposal A—RESOLVED, as a special resolution, to approve in all respects the effective change in authorized share capital from (i) the share capital of AGC of $22,100 divided into 200,000,000 AGC Class A Ordinary Shares of a par value of $0.0001 each, 20,000,000 AGC Class B Ordinary Shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each to (ii) the share capital of GHL of 50,000,000,000 shares of all classes of capital stock, par value $0.000001 per share, consisting of 49,500,000,000 shares of GHL Class A Ordinary Shares and 500,000,000 shares of GHL Class B Ordinary Shares, which change will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares subject to the amended and restated memorandum and articles of association of GHL.

(B) Proposal No. 3—the Governing Documents Proposal—Proposal B—RESOLVED, as a special resolution, to approve in all respects the effective change in voting power in respect of the AGC Class A Ordinary Shares given that, following the consummation of the Business Combination each GHL Class A Ordinary Share will be entitled to one (1) vote per share (consistent with the AGC Class A Ordinary Shares) compared with each GHL Class B Ordinary Share being entitled to forty-five (45) votes per share, which change will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares.

(C) Proposal No. 3—the Governing Documents Proposal—Proposal C—RESOLVED, as a special resolution, to approve in all respects the change in rights that holders of AGC Class A Ordinary Shares hold in respect of increasing the number of directors, in that the number of directors of GHL may be increased from time to time up to nine directors solely with the approval of a majority of the Class B ordinary Shares voting as a separate class without the approval of the holders of GHL Class A Ordinary Share, whereas AGC’s amended and restated memorandum and articles provided holders of Class A Ordinary Shares with the right to approve such change upon ordinary resolution, which change will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares subject to the amended and restated memorandum and articles of association of GHL.

(D) Proposal No. 3—the Governing Documents Proposal—Proposal D—RESOLVED, as a special resolution, to approve in all respects the effective change in quorum requirements applicable to shareholder meetings from (i) the holders of a majority of the AGC Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for a general meeting of AGC to (ii) one or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of GHL in issue present in person or by proxy and entitled to vote, which change will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares subject to the amended and restated memorandum and articles of association of GHL.

(E) Proposal No. 3—the Governing Documents Proposal—Proposal E—RESOLVED, as a special resolution, to authorize all other changes in connection with the effective replacement of AGC’s amended and restated memorandum and articles with GHL’s amended and restated memorandum and articles effective as of the consummation of the Business Combination, including changing the name from AGC to GHL, and removing certain provisions relating to AGC’s status as a blank check company that will no longer be applicable to GHL following consummation of the Business Combination, which changes will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares subject to the amended and restated memorandum and articles of association of GHL.

4)

Proposal No. 4—the Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, is hereby confirmed, ratified and approved in all respects.

Under the Business Combination Agreement, the approval of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal by the requisite vote of AGC shareholders (“AGC shareholders”) is a condition to the consummation of the Business Combination. If any of these proposals is not approved by AGC shareholders, the Business Combination shall not be consummated. Each of the Business Combination Proposal, the Initial Merger Proposal and the five separate proposals in the Governing Documents Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting.

Only holders of record of AGC ordinary shares (“AGC Shares”) at the close of business on                , 2021 are entitled to notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to AGC shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournment of the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all of AGC shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 53 of this proxy statement/prospectus.

After careful consideration, AGC’s board of directors has unanimously approved the Business Combination and determined that the Business Combination Proposal, the Initial Merger Proposal, the Governing Documents Proposal and the Adjournment Proposal are advisable and fair to and in the best interest of AGC and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Initial Merger Proposal, “FOR” the Governing Documents Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Interests of AGC’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to AGC’s amended and restated memorandum and articles of association, a public AGC shareholder may request of AGC that AGC redeem all or a portion of its AGC Shares for cash if the Business Combination is consummated. As a holder of AGC Shares, you will be entitled to receive cash for any AGC Shares to be redeemed only if you:

(i) (a) hold AGC Shares, or (b) if you hold AGC Shares through AGC Units, elect to separate your AGC Units into the underlying AGC Shares and AGC Warrants prior to exercising your redemption rights with respect to AGC Shares;

(ii) submit a written request to Continental Stock Transfer & Trust Company (“Continental”), AGC’s transfer agent, in which you (a) request that AGC redeem all or a portion of your AGC Shares for cash, and (b) identify yourself as the beneficial holder of the AGC Shares and provide your legal name, phone number and address; and

(iii) deliver share certificates (if any) and other redemption forms (as applicable) to Continental, AGC’s transfer agent, physically or electronically through The Depository Trust Company.

Holders of AGC Shares must complete the procedures for electing to redeem their public shares in the manner described above prior to                on                , 2021 (two business days before the Extraordinary General Meeting) in order for their AGC Ordinary Shares to be redeemed.

Holders of AGC Units must elect to separate their AGC Units into the underlying AGC Shares and AGC Warrants prior to exercising redemption rights with respect to the shares. If holders hold their AGC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the AGC Units into the underlying shares and warrants, or if a holder holds AGC Units registered in its own name, the holder must contact Continental, AGC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.

To the extent a holder of AGC Units elects to separate such AGC Units into underlying AGC Shares and AGC Warrants prior to exercising redemption rights with respect to such AGC Shares, such holder’s redemption rights would apply in respect of the underlying AGC Shares. With respect to the related AGC Warrants, the holder would retain such AGC Warrants, and each AGC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public AGC shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, AGC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to AGC.

For illustrative purposes, as of September 9, 2021, this would have amounted to approximately $10.00 per issued and outstanding share less any owed but unpaid taxes on the funds in the trust account. There are currently no owed but unpaid income taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of AGC’s creditors, if any, which would have priority over the claims of AGC shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to AGC shareholders electing to redeem their shares shall be distributed promptly after the consummation of the Business Combination.

A holder of AGC Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of AGC. Under AGC’s amended and restated memorandum and articles of association, the Business Combination may not be consummated if AGC has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of AGC Shares.

Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to AGC unless the Board of Directors of AGC determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, AGC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for redemption shall be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, at least two business days prior to the vote at the Extraordinary General Meeting.

If you exercise your redemption rights, then you shall be exchanging your AGC Shares share certificates (if any) for cash and shall not be entitled to receive any GHL Class A Ordinary Shares upon consummation of the Business Combination.

If you are a holder of shares and you exercise your redemption rights, such exercise shall not result in the loss of any warrants that you may hold.

Altimeter Growth Holdings (the “Sponsor”) has, pursuant to the Sponsor Support Agreement (as defined in the accompanying proxy statement/prospectus), agreed to, among other things, vote all of its AGC Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive its redemption rights with respect to its AGC Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, on an as-converted basis, the Sponsor and certain AGC directors own, collectively, approximately 20% of the issued and outstanding AGC Shares. See “Business Combination Proposal—Related Agreements—Sponsor Support and Lock-Up Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

All AGC shareholders are cordially invited to attend the Extraordinary General Meeting. To ensure your representation at the Extraordinary General Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible by following the instructions provided in this proxy statement/prospectus and on the enclosed proxy card. If you are a shareholder of record of AGC Shares, you may also cast your vote by means of remote communication at the Extraordinary General Meeting by navigating to                and entering the control number on your proxy card. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote by means of remote communication you must obtain a proxy from your broker or bank and a control number from Continental.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Extraordinary General Meeting, please sign, date, vote and return the enclosed proxy card as soon as possible in the envelope provided to make sure that your shares are represented at the Extraordinary General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination will be consummated only if the Business Combination Proposal, the Governing Documents Proposal and the Initial Merger Proposal are approved at the Extraordinary General Meeting. Each of the Business Combination Proposal, the Initial Merger Proposal and the five separate proposals in the Governing Documents Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Brad Gerstner
Chairman, Chief Executive Officer and President

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person. Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Okapi Partners LLC at 1212 Avenue of the Americas, 24th Floor New York, NY 10036, or by emailing info@okapipartners.com.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR AGC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER

AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES SHALL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF AGC SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ANNEXES

Annex A: Business Combination Agreement (filed as Exhibit 2.1 to the proxy statement/prospectus)

Annex B: Amended and Restated Memorandum and Articles of Association of GHL (filed as Exhibit 3.1 to the proxy statement/prospectus)

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning AGC, without charge, by written request to Okapi Partners LLC, our proxy solicitor, by calling (888) 785-6709, or by emailing info@okapipartners.com, or from the SEC through the SEC website at http://www.sec.gov.

In order for AGC shareholders to receive timely delivery of the documents in advance of the Extraordinary General Meeting of AGC to be held on                , 2021 you must request the information no later than five business days prior to the date of the Extraordinary General Meeting, by                , 2021.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by GHL, constitutes a prospectus of GHL under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the GHL Class A Ordinary Shares to be issued to AGC shareholders, the GHL Class A Ordinary Shares to be issued to certain Grab shareholders, the GHL Warrants to be issued to AGC warrant holders and the GHL Class A Ordinary Shares underlying such warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting of AGC shareholders at which AGC shareholders shall be asked to consider and vote upon proposals to approve the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal (each as defined herein) and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal, the Initial Merger Proposal or the Governing Documents Proposal.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers. In addition, period on period percentage changes with respect to Grab’s IFRS and non-IFRS measures and operating metrics have been calculated using actual figures derived from Grab’s internal accounting records and not the rounded numbers contained in this proxy statement/prospectus, and as a result, such percentages may differ from those calculated based on the numbers contained in this proxy statement/prospectus.

INDUSTRY AND MARKET DATA

The industry and market position information that appears in this proxy statement/prospectus is from independent market research carried out by Euromonitor International Limited (“Euromonitor”), which was commissioned by Grab. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.

In addition, certain survey information that appears in this proxy statement/prospectus is from a survey conducted by The Nielsen Company (Malaysia) Sdn Bhd (“NielsenIQ”), which was commissioned by Grab. NielsenIQ information reflects estimates of market conditions based on samples and is prepared primarily as a marketing research tool for consumer services industry. NielsenIQ information is not a substitute for financial, investment, legal or other professional advice and should not independently be viewed as a basis for any investment decision without consideration of the other information contained in this proxy statement/prospectus including under the heading “Risk Factors.” References to NielsenIQ should not be considered as NielsenIQ’s opinion as to the value of any security or the advisability of investing in any company, product or industry.

Such information is supplemented where necessary with Grab’s own internal estimates and information obtained from discussions with its platform users, taking into account publicly available information about other industry participants and Grab’s management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “Grab’s Market Opportunities,” “Grab’s Business” and “Grab Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this proxy statement/prospectus.

Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FINANCIAL STATEMENT PRESENTATION

AGC

The historical financial statements of AGC were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are denominated in U.S. Dollars.

Grab

Grab’s unaudited condensed consolidated interim financial statements as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are reported in U.S. Dollars.

Grab refers in various places in this proxy statement/prospectus to non-IFRS financial measures, Adjusted EBITDA, Total Segment Adjusted EBITDA and Segment Adjusted EBITDA, which are more fully explained in “Selected Historical Financial Data of Grab—Key Non-IFRS Financial Measures and Operating Metrics.” The presentation of non-IFRS information is not meant to be considered in isolation or as a substitute for Grab’s audited consolidated financial results prepared in accordance with IFRS.

GHL

GHL was incorporated on March 12, 2021, for the sole purpose of effectuating the transactions described herein. GHL has no material assets and does not operate any businesses. Accordingly, no financial statements of GHL have been included in this proxy statement/prospectus.

The Business Combination is made up of the series of transactions provided for in the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as a reverse acquisition under the acquisition method of accounting in accordance with IFRS 3, Business Combinations, whereby Grab will be considered the accounting acquirer and AGC will be treated as the acquired company. Under this method of accounting, the net assets of Grab will be stated at historical cost.

Immediately following the Business Combination, GHL will qualify as a foreign private issuer and will prepare its consolidated financial statements in accordance with IFRS.

Accordingly, the unaudited pro forma condensed combined financial information and the comparative per share information that will be presented in this proxy statement/prospectus will be prepared in accordance with IFRS.

FREQUENTLY USED TERMS

Key Business and Business Combination Related Terms

Unless otherwise stated or unless the context otherwise requires in this document:

“Acquisition Merger” means the merger between Grab Merger Sub and Grab, with Grab being the surviving entity and becoming a wholly-owned subsidiary of GHL;

“AGC” means Altimeter Growth Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“AGC Merger Sub” means J2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL;

“AI” means artificial intelligence;

“Amended and Restated Forward Purchase Agreements” means (i) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with JS Securities and amended and restated as of April 12, 2021 (pursuant to such amendment, JS Securities committed to subscribe for and purchase 2,500,000 GHL Class A Ordinary Shares and 500,000 GHL Warrants for an aggregate purchase price equal to $25 million) and (ii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with Sponsor Affiliate and amended and restated as of April 12, 2021 (pursuant to such amendment, Sponsor Affiliate committed to subscribe for and purchase 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for an aggregate purchase price equal to $175 million);

“Assignment, Assumption and Amendment Agreement” means the amendment, dated April 12, 2021, to that certain warrant agreement, dated September 30, 2020, by and between AGC and Continental pursuant to which, among other things, AGC assigned all of its right, title and interest in the Existing Warrant Agreement to GHL effective upon the Initial Closing;

“Backstop Subscription Agreement” means the backstop subscription agreement, dated April 12, 2021, by and among AGC, Sponsor Affiliate and GHL pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement for $10 per share;

“base incentive(s)” means the amount of incentives to driver- and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners;

“Business Combination” means the Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement;

“Business Combination Agreement” means the business combination agreement, dated April 12, 2021 (as may be amended, supplemented, or otherwise modified from time to time), by and among GHL, AGC, AGC Merger Sub, Grab Merger Sub and Grab;

“Business Combination Transactions” means, collectively, the Initial Merger, the Acquisition Merger and each of the other transactions contemplated by the Business Combination Agreement, the Confidential Disclosure Agreement, dated as of February 8, 2021, between AGC and Grab, the PIPE Subscription Agreements, the Amended and Restated Forward Purchase Agreements, the Sponsor Support Agreement, the Grab Shareholder Support Agreements, the Registration Rights Agreement, the Shareholders’ Deed, the

Backstop Subscription Agreement, the Sponsor Subscription Agreement, the Assignment, Assumption and Amendment Agreement, the Initial Merger Filing Documents, the Acquisition Merger Filing Documents and any other related agreements, documents or certificates entered into or delivered pursuant thereto;

“CAGR” means compound annual growth rate;

“Closing” means the closing of the Acquisition Merger;

“Closing Date” means the date of the Closing;

“consumer” refers to an end-user who uses services offered through the Grab platform;

“consumer incentives” refer to discounts and promotions offered to consumers;

“Digital Banking JV” means GXS Bank Pte. Ltd., a private limited company incorporated under the laws of Singapore, which is the joint venture entity with a subsidiary of Grab and a subsidiary of Singapore Telecommunications Limited (“Singtel”) as its shareholders and is the entity through which their joint application to the MAS for a digital full bank license in Singapore was made;

“digital lending” means lending through digital channels with no in-person interactions, which includes both corporate SME lending and consumer lending conducted through such channels;

“driver-partner” refers to an independent third-party contractor who provides mobility and/or deliveries services on the Grab platform;

“e-wallet” means a software-based system that allows individuals to perform digital and/or electronic payments to a business or individual for either goods or services. This includes proximity transactions in which the device must interact with the point of sale (“POS”) terminal in some way in order to initiate the payment transaction and remote transactions in which the location of the device to the POS terminal is irrelevant. Both pass-through and staged e-wallets transactions are included. Peer to peer transfer transactions are excluded;

“excess incentive(s)” occurs when the amount of payments made to driver- and merchant-partners exceed the amount of commissions and fees earned by Grab from those driver- and merchant-partners;

“Exchange Ratio” means the quotient obtained by dividing $13.032888 by $10.00;

“Existing Warrant Agreement” means the warrant agreement, dated September 30, 2020, by and between AGC and Continental;

“Extraordinary General Meeting” means an extraordinary general meeting of shareholders of AGC to be held at                AM                time, on                , 2021 at                and virtually at                ;

“GDP” means gross domestic product, which is the sum of gross value added by all resident producers in the economy plus any product taxes and minus any subsidies not included in the value of the products. It is calculated without making deductions for depreciation of fabricated assets or for depletion and degradation of natural resources. Current prices of goods and services were used in its calculation;

“GFG” means AA Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and holding company for Grab’s financial services businesses, including its equity interest in the Digital Banking JV;

“GHL” means Grab Holdings Limited (formerly known as J1 Holdings Inc.), an exempted company limited by shares incorporated under the laws of the Cayman Islands, or as the context requires, Grab Holdings Limited and its subsidiaries and consolidated affiliated entities;

“Grab” means Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands, or as the context requires, Grab Holdings Inc. and its subsidiaries and consolidated affiliated entities;

“Grab Merger Sub” means J3 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL;

“Grab Shareholder Support Agreements” means the voting and support agreements, dated April 12, 2021, by and among AGC, GHL, Grab and certain of the shareholders of Grab pursuant to which certain shareholders who hold an aggregate of at least 67% of the outstanding Grab voting shares (on an as converted basis) have agreed, among other things: (a) to appear for purposes of constituting a quorum at any meeting of the shareholders of Grab called to seek approval of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to vote in favor of the transactions contemplated by the Business Combination Agreement and other transaction proposals, (c) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal, (d) to not sell or transfer any of their shares prior to the Closing, (e) with respect to certain shareholders, to not transfer their shares during certain periods of time following the Closing, and (f) with respect to the Key Executives, not to transfer certain shares for three years following the closing, subject to certain exceptions;

“GrabBike” refers to Grab’s ride-hailing booking service, which enables driver-partners to accept bookings for private hire motorcycle rides through Grab’s driver-partner application;

“GrabCar” refers to Grab’s ride-hailing booking service, which enables private hire driver-partners to accept bookings through Grab’s driver-partner application, and includes various localized offerings including premium cars (GrabCar Premium), cars equipped to transport persons with mobility needs (GrabAssist), cars equipped with child seats (GrabFamily), large format vehicles or premium economy vehicles (GrabCar Plus) and luxury vans for airport or business travelers (GrabLux);

“GrabExpress” means Grab’s package delivery booking service, which enables driver-partners to accept bookings for package delivery services through Grab’s driver-partner application;

“GrabFood” means Grab’s food ordering and delivery booking service, which enables merchant-partners to accept bookings for prepared meals from consumers (with options for on-demand deliveries, scheduled deliveries and pick-up orders) through Grab’s merchant-partner application and it also enables driver-partners to accept bookings for prepared meal delivery services through Grab’s driver-partner application;

“GrabForGood Fund” means Grab’s proposed endowment fund that aims to introduce and support programs that empower Southeast Asian communities to improve socioeconomic mobility and quality of life;

“GrabHitch” refers to Grab’s carpooling booking service, which enables drivers other than Grab’s driver-partners, who sign up through the Grab platform, to accept bookings for carpool rides through the Grab platform;

“GrabInvest” refers to investment products offered through the Grab platform, including those based on money market and short-term fixed-income mutual funds, in which users can invest and grow their savings;

“GrabKios” refers to the services offered through the Grab platform in Indonesia, which allow GrabKios agents to act as distributors or resellers of digital goods including mobile airtime credits, bill payment services and e-commerce purchasing services;

“GrabKitchen” means Grab’s centralized food preparation facilities, which are used by certain merchant-partners;

“GrabMart” means Grab’s goods ordering and delivery booking service, which enables merchant-partners to accept bookings for goods from consumers (with options for on-demand deliveries, scheduled deliveries and pick-up orders) through Grab’s merchant-partner application, and it also enables driver-partners to accept bookings for goods delivery services through Grab’s driver-partner application;

“GrabMerchant” refers to the platform provided by Grab, which equips merchant-partners with tools to grow their business;

“GrabPay” means Grab’s digital payments solution, which allows consumers to make online and offline electronic payments using their mobile wallet and also allows Grab’s driver- and merchant-partners to receive digital payments for their services;

“GrabRentals” refers to Grab’s offering which facilitates vehicle rental for Grab’s driver-partners at competitive rates through Grab’s rental fleet or third-party rental services, to allow driver-partners with limited vehicle access to offer services on the Grab platform;

“GrabRewards” means Grab’s loyalty platform providing consumers that use services offered through the Grab platform with a large catalog of points redemption options, including offers from both popular merchant-partners and Grab;

“Initial Closing” means the closing of the Initial Merger;

“Initial Merger” means the merger between AGC and AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL;

“JS Securities” means JS Capital LLC;

“JustGrab” refers to Grab’s ride-hailing booking service, which enables driver-partners to accept bookings for private hire car rides or taxi rides, in both cases with upfront non-metered pricing;

“Key Executives” refers to Grab CEO and co-founder Anthony Tan, COO and co-founder Tan Hooi Ling and President Maa Ming-Hokng;

“MAS” means the Monetary Authority of Singapore;

“merchant-partner” refers to online and offline merchants, restaurants and food stalls, convenience stores or retail shops or shops that sell products or services on the Grab platform;

“MSMEs” means micro, small and medium sized businesses;

“NASDAQ” means the Nasdaq Stock Market;

“on-demand driver” refers to drivers (regardless of vehicle type) registered with an on-demand service provider, who can be deployed on demand to fulfil a variety of services such as services associated with ride-hailing, food delivery, and logistics;

“online food delivery” means prepared meals (food and drink) which are ordered online and delivered to the consumer. Only orders made by means of platforms are included and does not include takeaway sales, transported off premise by the consumer;

“online investment” means investments through digital channels with no in-person interactions;

“OVO” refers to PT Visionet Internasional, a subsidiary of PT Bumi Cakrawala Perkasa and a digital platform service located in Indonesia that offers payments, customer incentives in the form of loyalty points and financial services;

“Passenger Cars in Use” means the total number of new and used passenger cars in the register of road transport vehicles. A passenger car is a road motor vehicle intended for the carriage of passengers and designed to seat no more than nine persons (including the driver). The term “passenger car” therefore covers microcars (need no permit to be driven), taxis and hired passenger cars, provided that they have fewer than ten seats. Electric cars are also included;

“PayLater” refers to the buy-now-pay-later products offered through the Grab platform that enables receivables factoring or digital lending service (in certain markets) and allow Grab’s driver- and merchant-partners to offer their consumers the option to pay for goods and services either in one bill at the end of the month or such other predetermined period or on an installment basis;

“PDPC” means Personal Data Protection Commission, Singapore’s main authority in matters relating to personal data protection;

“Permitted Entities” of a Key Executive means: (i) any person in respect of which the Key Executive has, directly or indirectly (A) control over the voting of GHL Class B Ordinary Shares held or to be transferred to that person, (B) the ability to direct or cause the direction of the management and policies of that person or any other person having authority referred to in the immediately foregoing, or (C) the operational or practical control of that person, including through the right to appoint, designate, remove or replace the person having the authority referred to in the foregoing; (ii) any trust the beneficiaries of which consist primarily of a Key Executive, his or her family members, and/or any person controlled by a trust, including, with respect to Mr. Tan, Hibiscus Worldwide Ltd.; or (iii) any person controlled by a trust described in the immediately foregoing;

“Permitted Transferee” of a holder of GHL Class B Ordinary Shares means: (i) any Key Executive; (ii) any Key Executive’s Permitted Entities; (iii) the transferee or other recipient in any transfer of any GHL Class B Ordinary Shares by any holder of GHL Class B Ordinary Shares to (A) his or her family members, (B) any other relative or individual approved by the GHL board of directors, (C) any trust or estate planning entity primarily for the benefit of, or the ownership interest of which are controlled by, such holder of GHL Class B Ordinary Shares, his or her family members and/or other trusts or estate planning entities, or any entity controlled by such a trust or estate planning entity, or (D) occurring by operation of law, including in connection with divorce proceedings; (iv) any charitable organization, foundation or similar entity; (v) GrabForGood Fund; (vi) GHL or any of its subsidiaries; and (vii) in connection with a transfer as a result of, or in connection with, the death or incapacity of a Key Executive other than Mr. Tan, any Key Executive’s family members, another holder of GHL Class B Ordinary Shares, or a designee approved by a majority of all members of GHL’s board of directors (and Class B Directors shall form a majority of such majority of all directors); provided that (x) as a condition to the applicable transfer, any Permitted Transferee shall have adhered to the proxy to Mr. Tan; and (y) in case of any transfer of GHL Class B Ordinary Shares pursuant to clauses (ii)-(v) above to a person who later ceases to be a Permitted Transferee, GHL may refuse registration of any subsequent transfer except back to the transferor of such GHL Class B Ordinary Shares;

“PIPE Investors” means the third-party investors who entered into PIPE Subscription Agreements;

“PIPE Investment” means the commitment by the PIPE Investors to subscribe for and purchase, in the aggregate, 326,500,000 GHL Class A Ordinary Shares for $10 per share, or an aggregate purchase price equal to $3.265 billion pursuant to the PIPE Subscription Agreements;

“PIPE Subscription Agreements” means the share subscription agreements, dated April 12, 2021, by and among GHL, AGC and the PIPE Investors pursuant to which the PIPE Investors have committed to subscribe for and purchase, in the aggregate, 326,500,000 GHL Class A Ordinary Shares for $10 per share, or an aggregate purchase price equal to $3.265 billion;

“prepared meal” means food and drink served through channels such as cafés/bars, full-service restaurants, limited-service restaurants, self-service cafeterias and street stalls/kiosks;

“receivables factoring” means the purchasing from merchants or service providers of account payables to them by consumers to whom they have provided goods or services;

“regional corporate costs” means costs that are not attributed to any of the business segments, including certain regional research and development expenses, general and administrative expenses and marketing expenses. These regional research and development expenses also include mapping and payment technologies and support and development of the internal technology infrastructure. These general and administrative expenses also include certain shared costs such as finance, accounting, tax, human resources, technology and legal costs. Regional corporate costs exclude stock-based compensation expenses;

“Registration Rights Agreement” means the registration rights agreement, dated April 12, 2021, by and among AGC, GHL, Sponsor, the Sponsor Related Parties and certain of the shareholders of Grab to be effective upon Closing pursuant to which, among other things, GHL will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and Sponsor, the Sponsor Related Parties and the shareholders of Grab party thereto have been granted customary demand and piggyback registration rights;

“ride-hailing” means prearranged and on-demand transportation service for compensation in which drivers and passengers connect via digital applications or platforms;

“SEC” means the U.S. Securities and Exchange Commission;

“Shareholders’ Deed” means the shareholders’ deed, dated April 12, 2021, by and among GHL, Sponsor, Grab, the Key Executives and certain entities related to Mr. Tan, pursuant to which (i) the Covered Holders irrevocably appointed Mr. Tan attorney-in-fact and proxy to, among other things, vote such Covered Holder’s GHL Class B Ordinary Shares on their behalf, and (ii) Sponsor agreed to gift or transfer for a nominal amount 1,227,500 GHL Class A Ordinary Shares to the GrabForGood Fund or another charitable organization, foundation, fund or similar entity as agreed between Sponsor and GHL;

“Southeast Asia” refers to Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand, and Vietnam, unless otherwise noted;

“Sponsor” means Altimeter Growth Holdings, a limited liability company incorporated under the laws of the Cayman Islands;

“Sponsor Affiliate” means Altimeter Partners Fund, L.P.;

“Sponsor Related Parties” means Sponsor Affiliate and JS Securities;

“Sponsor Subscription Agreement” means the subscription agreement, dated April 12, 2021, by and among AGC, Sponsor Affiliate and GHL pursuant to which Sponsor Affiliate has committed to subscribe for and purchase 57,500,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million;

“Sponsor Support Agreement” means the voting support agreement, dated April 12, 2021, by and among AGC, Sponsor, GHL and Grab pursuant to which Sponsor has agreed, among other things and subject to the terms and conditions set forth therein: (a) to vote in favor of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to waive the anti-dilution rights it held in respect of the AGC Shares under AGC’s amended and restated memorandum and articles of association, (c) to appear at the Extraordinary General Meeting for purposes of constituting a quorum, (d) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (e) not to redeem any AGC Shares held by Sponsor, (f) not to amend that certain letter agreement between AGC, Sponsor and certain other parties thereto, dated as of September 30, 2020, (g) not to transfer any AGC Shares held by Sponsor, (h) to release AGC, GHL, Grab and its subsidiaries from all claims in respect of or relating to the period prior to the closing, subject to the exceptions set forth therein (with Grab agreeing to release the Sponsor and AGC on a reciprocal basis) and (i) to agree to a lock-up of its GHL Class A Ordinary Shares during the period of three years from the Closing;

“superapp” means an integrated mobile application of many applications that aims to provide a one-stop marketplace platform with multiple offerings delivered via a single technology platform and third-party integrations;

“Term Loan B Facility” means the $2 billion senior secured term loan B facility under the Credit and Guaranty Agreement, dated as of January 29, 2021 (as amended), by and among Grab, Grab Technology LLC, certain guarantors, certain lenders, JPMorgan Chase Bank, N.A., as administrative agent, and Wilmington Trust (London) Limited, as collateral agent;

“total insurance premium volume” means direct premium volumes of insurance companies. Premiums paid to state social insurers are not included, and life and non-life premium volume are included; and

“U.S. Dollars” and “$” means United States dollars, the legal currency of the United States.

Non-IFRS Financial Measures

Unless otherwise stated or unless the context otherwise requires in this document:

“Adjusted EBITDA” is a non-IFRS financial measure calculated as net loss adjusted to exclude: (i) net interest income (expenses), (ii) other income (expenses), (iii) income tax expenses, (iv) depreciation and amortization, (v) stock-based compensation expenses, (vi) costs related to mergers and acquisitions, (vii) unrealized foreign exchange gain (loss), (viii) impairment losses on goodwill and non-financial assets, (ix) fair value changes on investments, (x) restructuring costs and (xi) legal, tax and regulatory settlement provisions; and

“Segment Adjusted EBITDA” is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

Key Operating Metrics

Unless otherwise stated or unless the context otherwise requires in this document:

“Adjusted Net Sales” is an operating metric defined as Gross Billings less driver- and merchant-partner base incentives, over the period of measurement. Base incentives refer to the amount of incentives paid to driver and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners;

“GMV” means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from Grab’s services, including any applicable taxes, tips, tolls and fees, over the period of measurement; and

“Gross Billings” is an operating metric, representing the total dollar value attributable to Grab from each transaction, without any adjustments for incentives paid to driver- and merchant-partners or promotions to consumers, over the period of measurement.

“MTUs” means monthly transacting users, which is an operating metric defined as the monthly number of unique users who transact via Grab’s products, where transact means to have successfully paid for any of Grab’s products. MTUs over a quarterly or annual period are calculated based on the average of the MTUs for each month in the relevant period;

“TPV” means total payments volume, which is an operating metric defined as the value of payments, net of payment reversals, successfully completed through Grab’s platform.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to AGC shareholders. AGC shareholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held at                AM                time, on                , 2021 at                and virtually via live webcast at                .

Q:	Why am I receiving this proxy statement/ prospectus?

A:	AGC shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination and certain related proposals.

AGC, Grab, GHL and other parties have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, (a) the merger of AGC with and into AGC Merger Sub, with AGC Merger Sub surviving and becoming a wholly-owned subsidiary of GHL (the “Initial Merger”), and each of the current security holders of AGC receiving securities of GHL, and (b) the merger of Grab Merger Sub with and into Grab, with Grab surviving and becoming a wholly-owned subsidiary of GHL (the “Acquisition Merger”). This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:	What proposals are shareholders of AGC being asked to vote upon?

A:	At the Extraordinary General Meeting, AGC is asking holders of its ordinary shares to consider and vote upon the following proposals:

•

Business Combination Proposal—To vote to adopt the Business Combination Agreement and approve the transactions (and related transaction documents) contemplated thereby. See the section entitled “The Business Combination Proposal.”

•	Initial Merger Proposal—To vote to authorize the Initial Merger. See the section entitled “The Initial Merger Proposal.”

•

Governing Documents Proposal—To vote to approve the five separate proposals relating to the material differences between AGC’s amended and restated memorandum and articles of association and GHL’s amended and restated memorandum and articles of association, specifically:

a)	changes relating to the effective change in authorized share capital from AGC to GHL;

b)

changes relating to voting power in respect of the AGC Class A Ordinary Shares when compared to the GHL Class A Ordinary Shares given that, following the consummation of the Business Combination each GHL Class A Ordinary Share will be entitled to one (1) vote per share (consistent with the AGC Class A Ordinary Shares) compared with each GHL Class B Ordinary Share being entitled to forty-five (45) votes per share;

c)

changes related to the rights that holders of AGC Class A Ordinary Shares hold in respect of increasing the number of directors, in that the number of directors of GHL may be increased from time to time up to nine directors solely with the approval of a majority of the Class B Ordinary Shares voting as a separate class without the approval of the holders of GHL Class A Ordinary Share;

d)

changes relating to the quorum requirements applicable to shareholder meetings from (i) the holders of a majority of the AGC Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for a general meeting of AGC to (ii) one or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of GHL in issue present in person or by proxy and entitled to vote; and

e)

all other changes in connection with the effective replacement of AGC’s amended and restated memorandum and articles with GHL’s amended and restated memorandum and articles effective as of the consummation of the Business Combination, including changing the name from AGC to GHL, and removing certain provisions relating to AGC’s status as a blank check company that will no longer be applicable to GHL following consummation of the Business Combination.

See the section entitled “The Governing Documents Proposal.”

•

Adjournment Proposal—To consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, AGC would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

AGC shall hold the Extraordinary General Meeting of its shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Shareholders should read it carefully.

Q:	Are the proposals conditioned on one another?

A:

Yes. Each of the Business Combination Proposal, the Initial Merger Proposal and the five separate proposals in the Governing Documents Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

The vote of shareholders is important. Shareholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	Why is AGC proposing the Business Combination?

A:	AGC was incorporated to consummate a merger, share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses or entities.

Based on its due diligence investigations of Grab and the industries in which it operates, including the financial and other information provided by Grab in the course of AGC’s due diligence investigations, the AGC Board believes that the Business Combination with Grab is in the best interests of AGC and presents an opportunity to increase shareholder value. However, there can be no assurances of this. Although the AGC Board believes that the Business Combination with Grab presents a unique business combination opportunity and is in the best interests of AGC, the AGC Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal—AGC’s Board of Directors’ Reasons for the Approval of the Business Combination” for a discussion of the factors considered by the AGC Board in making its decision.

Q:	Did the AGC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

No. The AGC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, AGC’s management, the members of the AGC Board and the other representatives of AGC have substantial experience in evaluating the operating and financial merits of companies similar to Grab and reviewed certain financial information of Grab and other relevant financial information selected based on the experience and the professional judgment of AGC’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the AGC Board in valuing Grab’s business and assume the risk that the AGC Board may not have properly valued such business.

Q:	What is expected to happen in the Business Combination?

A:

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties shall undertake a series of transactions pursuant to which (i) AGC shall merge with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL and (ii) following the Initial Merger, Grab Merger Sub shall merge with and into Grab, with Grab being the surviving entity and becoming a wholly-owned subsidiary of GHL. The merger described in (i) is referred to as the “Initial Merger” and the merger described in (ii) is referred to as the “Acquisition Merger.” The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

A:

Upon the consummation of the Business Combination, (i) each AGC Unit issued and outstanding immediately prior to the effective time of the Initial Merger shall be automatically separated and the holder thereof shall be deemed to hold one AGC Class A Ordinary Share and one-fifth of an AGC Warrant; (ii) immediately following the separation of each AGC Unit, each (a) AGC Class A Ordinary Share issued and outstanding immediately prior to the effective time of the Initial Merger shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share, and (b) AGC Class B ordinary shares issued and outstanding immediately prior to the effective time of the Initial Merger shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share and (iii) each AGC Warrant outstanding immediately prior to the effective time of the Initial Merger shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the effective time of the Initial Merger.

In addition, pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each of the outstanding Grab Ordinary Shares and the outstanding Grab Preferred Shares (excluding shares that are held by Grab shareholders that exercise and perfect their relevant dissenters’ rights, Grab Key Executive Shares and Grab treasury shares) shall be cancelled in exchange for the right to receive such fraction of a newly issued GHL Class A Ordinary Share that is equal to the Exchange Ratio; and (ii) each of the Grab Shares held by Grab CEO and co-founder Anthony Tan, COO and co-founder Tan Hooi Ling and President Maa Ming-Hokng and their respective Permitted Entities shall be cancelled in exchange for the right to receive such fraction of a newly issued GHL Class B Ordinary Share that is equal to the Exchange Ratio.

For more information on the Initial Merger and the Acquisition Merger, see the sections titled “The Business Combination Proposal,” “The Initial Merger Proposal,” “The Governing Documents Proposal” and “The Acquisition Merger Proposal.”

Q:	What is the PIPE financing (private placement)?

A:

Concurrently with the execution and delivery of the Business Combination Agreement, (i) GHL, AGC and the PIPE Investors entered into PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to subscribe for and purchase, in the aggregate, 326,500,000 GHL Class A Ordinary Shares for $10 per share, for an aggregate purchase price equal to $3.265 billion; (ii) AGC, Sponsor Affiliate and GHL entered into a subscription agreement pursuant to which Sponsor Affiliate has committed to subscribe for and purchase 57,500,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million; and (iii) AGC, Sponsor Affiliate and GHL entered into the Backstop Subscription Agreement pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement for $10 per share. In addition to this financing, pursuant to (i) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with JS Capital LLC, which was amended and restated as of April 12, 2021, JS Securities committed to subscribe for and purchase 2,500,000 GHL Class A Ordinary Shares and 500,000 GHL Warrants for $10 per share for an aggregate purchase price equal to $25 million and (ii) the Forward Purchase Agreement entered into at the time of AGC’s initial public offering with Sponsor Affiliate, which was amended and restated as of April 12, 2021, Sponsor Affiliate committed to subscribe for and purchase 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for $10 per share for an aggregate purchase price equal to $175 million.

Q:	What shall be the relative equity stakes of AGC shareholders, the Grab shareholders, the Sponsor Related Parties and the PIPE Investors in GHL upon completion of the Business Combination?

Upon consummation of the Business Combination, GHL shall become a new public company and each of AGC Merger Sub and Grab shall be a wholly-owned subsidiary of GHL. The former security holders of AGC and Grab, the Sponsor Related Parties and the PIPE Investors shall all become security holders of GHL.

Upon consummation of the Business Combination, assuming (i) a                , 2021 Closing Date and (ii) that no Grab shareholders exercise their dissenters’ rights, the post-Closing share ownership of GHL would be as follows under (1) the No Redemption Scenario; and (2) the scenario where all AGC Shares (other than the 12,275,000 shares held by Sponsor and the 225,000 shares held by certain directors of AGC, which Sponsor and such directors have agreed not to redeem) are redeemed and the Backstop is fully subscribed for as required by the Backstop Subscription Agreement in the case where all such AGC Shares are redeemed (the “Maximum Redemption Scenario”):

Share Ownership in GHL
	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Grab Shareholders	3,482,785,223 (88.19%)	3,482,785,223 (88.19%)
AGC Shareholders	50,000,000 (1.27%)	- (0.00%)
Sponsor and certain AGC Directors	12,500,000 (0.32%)	12,500,000 (0.32%)
Sponsor Related Parties	77,500,000 (1.96%)	127,500,000 (3.23%)
PIPE Investors	326,500,000 (8.27%)	326,500,000 (8.27%)

Total	3,949,285,223 (100%)	3,949,285,223 (100%)

(1)

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter. These share amounts and ownership percentages assume that (a) all outstanding Grab Options are exercised for cash, (b) all outstanding Grab RSUs vest, and (c) all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives, in each case prior to the completion of the Business Combination. If the actual facts are different than the assumptions set forth above, the share amounts and percentage ownership numbers set forth above will be different.

(2)	For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”

If the actual facts differ from these assumptions, these numbers will be different.

Since each GHL Class B Ordinary Share will be entitled to forty-five (45) votes per share compared with one (1) vote per share for GHL Class A Ordinary Shares, the Key Executives and their respective Permitted Entities will hold all of the outstanding GHL Class B Ordinary Shares and Mr. Tan has been granted the Key Executive Proxies, it is expected that Mr. Tan will hold approximately 66.11% of the total voting power of all issued and outstanding GHL Ordinary Shares voting together as a single class immediately following the consummation of the Business Combination, assuming: (i) a                , 2021 Closing Date; (ii) the No Redemption Scenario; (iii) that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest, and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives; and (iv) that no Grab shareholder exercises its dissenters’ rights.

With respect to the election of the GHL board of directors, under the terms of the Amended GHL Articles, holders of a majority of the GHL Class B Ordinary Shares will have the right to nominate, appoint and remove a majority of the members of GHL’s board of directors, which majority will be designated as Class B Directors. Mr. Tan and his Permitted Entities will own approximately 64.01% of the outstanding GHL Class B Ordinary Shares, assuming that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest, and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives. As a result of such ownership as well as the Key Executive Proxies delivered to him, Mr. Tan will effectively have the right to nominate, appoint and remove all of the Class B Directors. In addition, since all of the issued and outstanding GHL Ordinary Shares voting together as a single class will elect the remaining members of GHL’s board of directors, Mr. Tan, by virtue of his holding approximately 66.11% of that total voting power, will effectively have the ability to elect the entire GHL board of directors. For further information, see “Risk Factors—Risks Relating to GHL—GHL’s dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of GHL’s Class A Ordinary Shares may view as beneficial,” “Description of GHL Securities—Ordinary Shares” and “—Shareholders’ Deed.”

Pursuant to AGC’s amended and restated memorandum and articles of association, in connection with the completion of the Business Combination, holders of AGC Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with AGC’s amended and restated memorandum and articles of association. Payment for such redemptions shall come from the trust account.

To the extent any backstop is required under the Backstop Subscription Agreement, Sponsor Affiliate will subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement for $10 per share, up to $500 million (the “Backstop”).

Q:	What are the U.S. Federal income tax consequences of the Business Combination to U.S. holders of AGC Share and/or Public Warrants?

A:

Certain material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section titled “Material Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws. You are urged to consult your tax advisors regarding the tax consequences of the Business Combination.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The receipt of cash by a U.S. holder of AGC Shares in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes. Please see the section entitled “Material Tax

Considerations—United States Federal Income Tax Considerations—Redemption of AGC Class A Ordinary Shares” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions to the Business Combination, including, but not limited to, the following:

•	the effectiveness of this Form F-4 and the absence of any issued or pending stop order by the SEC;

•

approval of the Business Combination Proposal by way of ordinary resolution and the Initial Merger Proposal and Governing Documents Proposal by way of special resolution by the AGC shareholders, and the approval of the Business Combination and the transactions contemplated thereby by the Grab shareholders;

•	receipt of approval for GHL Class A Ordinary Shares to be listed on NASDAQ, subject only to official notice of issuance;

•	the absence of any Grab Material Adverse Effect; and

•

the absence of any law (whether temporary, preliminary or permanent) or governmental order then in effect and which has the effect of making the Initial Closing or the Closing illegal or which otherwise prevents or prohibits the consummation of the Initial Closing or the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Business Combination Agreement.”

Q:	How many votes do I have at the Extraordinary General Meeting?

A:

AGC shareholders are entitled to one vote at the Extraordinary General Meeting for each AGC Share held of record as of                , 2021, the record date for the Extraordinary General Meeting (the “record date”). As of the close of business on the record date, there were                AGC Shares outstanding.

This includes                AGC Class A Ordinary Shares and                AGC Class B Ordinary Shares.

Q:	What vote is required to approve the proposals presented at the Extraordinary General Meeting?

The following votes are required for each proposal at the Extraordinary General Meeting:

•

Business Combination Proposal—The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

•

Initial Merger Proposal—The authorization of the Initial Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

•

Governing Documents Proposal—The approval of the five separate proposals relating to the material differences between AGC’s amended and restated memorandum and articles of association and GHL’s amended and restated memorandum and articles of association (which are summarized more fully in the section titled “The Governing Documents Proposal”) will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

•

Adjournment Proposal—The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

For purposes of the Extraordinary General Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are an AGC shareholder that attends the Extraordinary General Meeting and fails to vote on the Business Combination, Initial Merger, Governing Documents or Adjournment Proposals, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting.

Q:	What constitutes a quorum at the Extraordinary General Meeting?

A:

A quorum shall be present at the Extraordinary General Meeting if the holders of a majority of the issued and outstanding AGC Shares entitled to vote at the Extraordinary General Meeting are present in person or by proxy. In the absence of a quorum, the chairman of the meeting has power to adjourn the Extraordinary General Meeting, and AGC is required to do so under the Business Combination Agreement.

As of the record date,                AGC Shares would be required to achieve a quorum.

Q:	How do the insiders of AGC intend to vote on the proposals?

A:

The Sponsor and certain directors of AGC beneficially own and are entitled to vote an aggregate of approximately 20% of the outstanding AGC Shares. These parties are required by certain agreements to vote their securities in favor of the Business Combination Proposal, in favor of the Initial Merger Proposal, in favor of the Governing Documents Proposal and in favor of the Adjournment Proposal, if presented at the meeting.

Q:	What interests do AGC’s Directors and Officers have in the Business Combination?

A:

When considering the AGC Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal, AGC shareholders should keep in mind that Sponsor, Sponsor Affiliate and AGC’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AGC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor and AGC’s directors have agreed not to redeem any AGC Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

•

the fact that Sponsor paid an aggregate of $25,000 for the 12,500,000 AGC Class B Ordinary Shares currently owned by Sponsor and its directors and such securities will have a significantly higher value after the Business Combination. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the Final Redemption Date);

•	the fact that given the differential in the purchase price that Sponsor paid for the AGC Class B Ordinary Shares as compared to the price of the Units sold in AGC’s IPO and the substantial number of shares of GHL Class A Ordinary Shares that Sponsor will receive upon conversion of the AGC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the GHL Class A Ordinary Shares trade below the price initially paid for the Units in the AGC IPO and the AGC public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that Sponsor paid $12,000,000 to purchase an aggregate of 12,000,000 private placement warrants, each exercisable to purchase one AGC Class A Ordinary Share at $11.50, subject to adjustment, at a price of $1.00 per warrant, and those warrants would be worthless—and the entire $12,000,000 warrant investment would be lost—if a Business Combination is not consummated by the Final Redemption Date. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these warrants, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per AGC Warrant on NASDAQ;

•

the fact that Sponsor and AGC’s directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any AGC Shares (other than public shares) held by them if AGC fails to complete an initial business combination by the Final Redemption Date;

•

the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that GHL register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that GHL undertakes;

•

the fact that Sponsor Affiliate has agreed to purchase, pursuant to the Amended and Restated Forward Purchase Agreement with Sponsor Affiliate, 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for an aggregate purchase price equal to $175,000,000 immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares and warrants, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon the right to receive one GHL Class A Ordinary Share per AGC Class A Ordinary Share in connection with the Business Combination) and a closing price of $                per AGC Warrant on NASDAQ (based upon the right to receive one GHL Warrant per AGC Warrant in connection with the Business Combination);

•

the fact that Sponsor Affiliate has agreed, pursuant to the Sponsor Subscription Agreement, to purchase 575,000,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon the right to receive one GHL Class A Ordinary Share per AGC Share in connection with the Business Combination);

•

the fact that Richard N. Barton, a current director of AGC, has agreed, pursuant to a PIPE Subscription Agreement, to purchase 300,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $3 million immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon a right to receive one GHL Class A Ordinary Share per AGC Share in connection with the Business Combination);

•

the fact that Sponsor Affiliate has agreed, pursuant to the Backstop Subscription Agreement, to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required, will agree to subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement, for $10 per share;

•

from and after the Closing, GHL will indemnify and hold harmless each present and former director and officer of AGC, among others, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing. For a period of six years from the Closing, GHL, among others, will maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by AGC’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that GHL and such others will not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by AGC for such insurance policy for the year ended December 31, 2020; provided, however, that GHL and such others may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and, if so, GHL and such others will maintain such policies in effect and continue to honor the obligations thereunder;

•

the fact that Sponsor and AGC’s officers and directors will lose their entire investment in AGC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

•

the fact that if the trust account is liquidated, including in the event AGC is unable to complete an initial business combination by the Final Redemption Date, the Sponsor has agreed to indemnify AGC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which AGC has discussed entering into a transaction agreement or claims of any third party for services rendered or products sold to AGC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•

the fact that the Sponsor (including its representatives and affiliates) and AGC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AGC. For example, in January 2021, the Sponsor and AGC’s officers launched another blank check company, Altimeter Growth Corp. 2 (“AGC 2”) for which Brad Gerstner serves as Chairman, Chief Executive Officer and President; Hab Siam serves as General Counsel and Richard N. Barton serves as a director. The Sponsor and AGC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of AGC’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations (including AGC 2), he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law; and

•	the fact that Richard N. Barton, a current director of AGC, is expected to become a director of GHL and in such case would be compensated as a director of GHL.

Q:	I am an AGC shareholder. Do I have redemption rights?

A:

Yes. Pursuant to AGC’s amended and restated memorandum and articles of association, in connection with the completion of the Business Combination, holders of AGC Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with AGC’s amended and restated memorandum and articles of association. For illustrative purposes, as of September 9, 2021, this would have amounted to approximately $10.00 per share less any owed but unpaid taxes on the funds in the trust account. There are currently no owed but unpaid income taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of AGC’s creditors, if any, which would have priority over the claims of AGC shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to AGC shareholders electing to redeem their shares shall be distributed promptly after the consummation of the Business Combination. If a holder exercises its redemption rights, then such holder shall be exchanging its AGC Shares for cash. Such a holder shall be entitled to receive cash for its AGC Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to AGC’s transfer agent, Continental, prior to the Extraordinary General Meeting. A holder of AGC Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of AGC. AGC’s amended and restated memorandum and articles of association provide that the Business Combination shall not be consummated if, upon the consummation of the Business Combination, AGC does not have at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that AGC shall be required to pay to redeeming shareholders upon consummation of the Business Combination. See the section titled “Extraordinary General Meeting of AGC shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST” the Business Combination Proposal, the Initial Merger Proposal, the Governing Documents Proposal or the Adjournment Proposal. As a result, the Business Combination Agreement can be approved by shareholders who shall redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders and the potential inability to meet the NASDAQ listing standards.

Q:	How do I exercise my redemption rights?

A:	If you are an AGC shareholder and wish to exercise your right to have your AGC Shares redeemed, you must:

•

submit a written request to Continental, AGC’s transfer agent, in which you (i) request that AGC redeem all or a portion of your AGC Shares for cash and (ii) identify yourself as the beneficial holder of the AGC Shares and provide your legal name, phone number and address; and

•	deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, AGC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their shares in the manner described above prior to                on                , 2021, two business days before the Extraordinary General Meeting in order for their shares to be redeemed.

The address of Continental, AGC’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of AGC Units must elect to separate the AGC Units into the underlying shares and warrants prior to exercising redemption rights with respect to the shares. If holders hold their AGC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the AGC Units into the underlying shares and warrants, or if a holder holds AGC Units registered in its own name, the holder must contact Continental, AGC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.

To the extent a holder of AGC Units elects to separate such AGC Units into underlying AGC Shares and AGC Warrants prior to exercising redemption rights with respect to such AGC Shares, such holder’s redemption rights would apply in respect of the underlying AGC Shares. With respect to the related AGC

Warrants, the holder would retain such AGC Warrants, and each AGC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

If a public AGC shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, AGC will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to AGC. For illustrative purposes, as of September 9, 2021, this would have amounted to approximately $10.00 per issued and outstanding share less any owed but unpaid taxes on the funds in the trust account. There are currently no owed but unpaid income taxes on the funds in the trust account. However, the proceeds deposited in the trust account could become subject to the claims of AGC’s creditors, if any, which would have priority over the claims of AGC shareholders. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to AGC shareholders electing to redeem their shares shall be distributed promptly after the consummation of the Business Combination.

A holder of AGC Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of AGC. Under AGC’s amended and restated memorandum and articles of association, the Business Combination may not be consummated if AGC has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of AGC Shares.

Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to AGC unless the Board of Directors of AGC determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, AGC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Extraordinary General Meeting. No request for redemption shall be honored unless the holder’s share certificates (if any) and other redemption forms (as applicable) have been delivered (either physically or electronically) to Continental, at least two business days prior to the vote at the Extraordinary General Meeting.

If you exercise your redemption rights, then you shall be exchanging your AGC Shares share certificates (if any) for cash and shall not be entitled to GHL Class A Ordinary Shares upon consummation of the Business Combination.

If you are a holder of shares and you exercise your redemption rights, such exercise shall not result in the loss of any warrants that you may hold.

See the section titled “Extraordinary General Meeting of AGC shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	If I am a warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of warrants have no redemption rights with respect to such securities.

Q:	If I am an AGC Unit holder, can I exercise redemption rights with respect to my units?

A:	Not without first separating the AGC Units. Holders of outstanding AGC Units must separate the underlying AGC Shares and warrants prior to exercising redemption rights with respect to AGC Shares.

If a broker, bank, or other nominee holds your units, you must instruct such broker, bank or nominee to separate your units. Your nominee must send written instructions by facsimile to Continental, AGC’s transfer agent. Such written instructions must include the number of AGC Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant AGC Units and a deposit of the number of shares and warrants represented by such units. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the shares from the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your shares to be separated in a timely manner, you shall likely not be able to exercise your redemption rights.

If you hold AGC Units registered in your own name, you must deliver the certificate for such AGC Units to Continental, AGC’s transfer agent, with written instructions to separate such AGC Units into shares and warrants. This must be completed far enough in advance to permit the mailing of the share certificates back to you so that you may then exercise your redemption rights upon the separation of the shares from the units. See “How do I exercise my redemption rights?” above. The address of Continental is listed under the question “Who can help answer my questions?” below.

To the extent a holder of AGC Units elects to separate such AGC Units into underlying AGC Shares and AGC Warrants prior to exercising redemption rights with respect to such AGC Shares, such holder’s redemption rights would apply in respect of the underlying AGC Shares. With respect to the related AGC Warrants, the holder would retain such AGC Warrants, and each AGC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

Q:

What happens if a substantial number of AGC shareholders vote in favor of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal and exercise their redemption rights?

AGC shareholders may vote in favor of the Business Combination, the Initial Merger Proposal and the Governing Documents Proposal and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of AGC shareholders are substantially reduced as a result of redemption by AGC shareholders. AGC’s amended and restated memorandum and articles of association provide that the Business Combination shall not be consummated if, upon the consummation of the Business Combination, AGC does not have at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that AGC shall be required to pay to redeeming shareholders upon consummation of the Business Combination. However, pursuant to the Sponsor Support Agreement, the Sponsor has agreed not to redeem its shares, and pursuant to the Backstop Subscription Agreement, Sponsor Affiliate has agreed to subscribe for and purchase that number of GHL Class A Ordinary Shares submitted for redemption for $10 per share and up to $500 million in accordance with the terms of the Backstop Subscription Agreement. As a result, the foregoing condition in the amended and restated memorandum and articles of association of AGC will be met. Nonetheless, in the event of significant redemptions, with fewer shares and AGC shareholders, the trading market for GHL Class A Ordinary Shares may be less liquid than the market for AGC Shares was prior to the Business Combination. In addition, in the event of significant redemptions, GHL may not be able to meet the NASDAQ listing standards. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the GHL Class A Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof. GHL and AGC have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this NASDAQ listing condition.

Q:	Do I have appraisal or dissenters’ rights if I object to the proposed Business Combination?

A:

Neither AGC shareholders nor AGC Unit holders nor AGC warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Although under the Cayman Islands Companies Act, shareholders of a Cayman Islands company have dissenters’ rights with respect to a merger, dissenters’ rights are not considered to be available under the Cayman Islands Companies Act if the consideration under the proposed merger consists of shares listed on a national securities exchange. Therefore, no dissenters’ rights are available under the Initial Merger in respect of the AGC Shares; however, holders have a redemption right as further described in this proxy statement/prospectus. See “Extraordinary General Meeting of AGC Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Q:	I am an AGC Warrant holder. Why am I receiving this proxy statement/prospectus?

A:

As a holder of AGC Warrants, which shall, as a result of the Business Combination, become GHL Warrants, you shall be entitled to purchase one GHL Class A Ordinary Share in lieu of one AGC Class A Ordinary Share at a purchase price of $11.50 upon consummation of the Business Combination. This proxy statement/prospectus includes important information about GHL and the business of GHL and its subsidiaries following consummation of the Business Combination. Since holders of AGC Warrants shall become holders of GHL Warrants and may become holders of GHL Class A Ordinary Shares upon consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Of the net proceeds of AGC’s IPO (including the net proceeds of the underwriters’ exercise of their over-allotment option) and simultaneous private placements, a total of $500 million was placed in the trust account immediately following the IPO. After consummation of the Business Combination, the funds in the trust account shall be released to GHL and used by GHL to pay holders of the AGC Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Grab (including fees of an aggregate of approximately $17,500,000 to certain underwriters in connection with the IPO) and for expenses related to prior proposed business combinations that were not consummated.

Q:	What happens if the Business Combination is not consummated?

A:

If AGC does not complete the Business Combination with Grab (or another initial business combination) by October 5, 2022 (or January 5, 2023, if AGC has executed a letter of intent, agreement in principle or definitive agreement for its business combination by October 5, 2022, but has not completed the business combination by such date) (or such later date as may be approved by AGC shareholders) (such date the “Final Redemption Date”), AGC must redeem 100% of the outstanding shares, at a per-share price, payable in cash, equal to the amount then held in the trust account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding shares.

Q:	When do you expect the Business Combination to be completed?

A:

The Business Combination is expected to be consummated promptly following the satisfaction, or waiver, of the conditions precedent to Closing set forth in the Business Combination Agreement, including the approval of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal by the holders of AGC Shares. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Q:	What else do I need to do now?

A:

AGC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination shall affect you as a shareholder and/or warrant holder of AGC. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of AGC Shares on the record date, you may vote remotely at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. The Extraordinary General Meeting shall be held at                AM                time, on                , 2021 at                and virtually via live webcast at                . You shall be able to attend the Extraordinary General Meeting online, vote and submit your questions during the Extraordinary General Meeting by visiting                and entering the control number on your proxy card. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote remotely, obtain a proxy from your broker, bank or nominee and a control number from Continental, available once you have received your proxy by emailing proxy@continentalstock.com.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal, the Initial Merger Proposal or the Governing Documents Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. If you are an AGC shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Initial Merger Proposal, the Governing Documents Proposal or the Adjournment Proposal. Such abstentions and broker non-votes will have no effect on the vote count for any of the Proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to Continental at the address set forth below so that it is received by Continental prior to the vote at the Extraordinary General Meeting or attend the Extraordinary General Meeting by visiting                , entering the control number on your proxy card and voting. Shareholders may also revoke their proxy by sending a notice of revocation to Continental, which must be received by Continental prior to the vote at the Extraordinary General Meeting.

Q:	What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A:

If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and consummated, you shall become a shareholder and/or warrant holder of GHL. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you shall continue to be a shareholder and/or warrant holder of AGC. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by AGC without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you shall receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you shall receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your AGC Shares.

Q:	What happens if I sell my AGC Shares before the Extraordinary General Meeting?

A:

The record date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your shares after the applicable record date, but before the Extraordinary General Meeting date, unless you grant a proxy to the transferee, you shall retain your right to vote at the Extraordinary General Meeting.

Q:	Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A:

AGC will pay the cost of soliciting proxies for the Extraordinary General Meeting. AGC has engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies for the Extraordinary General Meeting. AGC has agreed to pay Okapi an initial fee of $20,000, plus a performance fee of $20,000 upon successful completion of solicitation, plus disbursements, to reimburse Okapi for its reasonable and documented costs and expenses and to indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses. AGC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of AGC Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of AGC Class A Ordinary Shares and in obtaining voting instructions from those owners. AGC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. AGC will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact AGC’s proxy solicitor as follows:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Toll Free: (888) 785-6709

Direct: (212) 297-0720

Email: info@okapipartners.com

To obtain timely delivery, shareholders must request the materials no later than                , 2021, or five business days prior to the Extraordinary General Meeting

You may also obtain additional information about AGC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you are a holder of AGC Shares and you intend to seek redemption of your shares, you shall need to deliver your shares (either physically or electronically) to AGC’s transfer agent at the address below at least two business days prior to the Extraordinary General Meeting. If you have questions regarding the certification of your position or delivery of your shares for redemption, please contact AGC’s transfer agent as follows:

Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, NY 10004-1561

Phone: (917) 262-2373

Email: proxy@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that shall be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal—The Business Combination Agreement.”

The Parties to the Business Combination

Grab

Grab was the category leader in 2020 by GMV in each of food deliveries and mobility and by TPV in the e-wallets segment of financial services in Southeast Asia according to Euromonitor. Grab operates across the deliveries, mobility and digital financial services sectors in over 400 cities in eight countries in the Southeast Asia region—Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. Grab provides a platform that enables millions of people each day to access services provided by its driver- and merchant-partners through Grab’s superapp to order food or groceries, send packages, hail a ride or taxi, pay for online purchases or access services provided through Grab’s platform such as lending, insurance, wealth management and telemedicine, all through a single “everyday everything” app. Grab was founded in 2012 with the mission to drive Southeast Asia forward by creating economic empowerment for everyone, and since then, the Grab app has been downloaded onto millions of mobile devices. Grab strives to serve a double bottom line: to simultaneously deliver financial performance for its shareholders and a positive social impact in Southeast Asia.

Grab is an exempted company limited by shares incorporated on July 25, 2017 under the laws of the Cayman Islands. The mailing address of Grab’s principal executive office is 7 Straits View, Marina One East Tower, #18-01/06, Singapore 018936, and its phone number is +65-9684-1256. Grab’s corporate website address is https://grab.com/sg/. Grab’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. After the consummation of the Business Combination, Grab will become a wholly-owned subsidiary of GHL.

AGC

AGC is a blank check company incorporated on August 25, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Based on its business activities, AGC is a “shell company,” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.

Before the completion of an initial business combination, any vacancy on the board of directors of AGC may be filled by a nominee chosen by holders of a majority of its founder shares. In addition, before the completion of an initial business combination, holders of a majority of AGC’s founder shares may remove a member of the board of directors for any reason.

On October 5, 2020, AGC consummated its initial public offering of 50,000,000 AGC Units, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 5,000,000

AGC Units, at $10.00 per AGC Unit, and a private placement with Sponsor of 12,000,000 private placement AGC Warrants at a price of $1.00 per AGC Warrant. Each AGC Unit consists of one AGC Class A Ordinary Share and one-fifth of one AGC Warrant.

Following the closing of AGC’s initial public offering, an amount equal to $500 million of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of June 30, 2021, funds in the trust account totaled $500,014,112. Except with respect to interest earned on the funds in the trust account that may be released to pay income taxes, the funds held in the trust account will not be released from the trust account (1) to AGC, until the completion of its initial business combination, or (2) to public AGC shareholders, until the earliest of (a) the completion of AGC’s initial business combination, and then only in connection with those AGC Class A Ordinary Shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend AGC’s amended and restated memorandum and articles of association (A) to modify the substance or timing of AGC’s obligation to provide holders of AGC Class A Ordinary Shares the right to have their shares redeemed in connection with AGC’s initial business combination or to redeem 100% of AGC’s public shares if AGC does not complete its initial business combination by October 5, 2022 (or January 5, 2023, if AGC has executed a letter of intent, agreement in principle or definitive agreement for its business combination by October 5, 2022, but has not completed the business combination by such date) (or such later date as may be approved by AGC shareholders) (such date the “Final Redemption Date”) or (B) with respect to any other provision relating to the rights of holders of AGC Class A Ordinary Shares, and (c) the redemption of AGC’s public shares if it has not consummated its business combination by the Final Redemption Date, subject to applicable law.

AGC Units, Class A Ordinary Shares and AGC Warrants are each traded on NASDAQ under the symbols “AGCUU,” “AGC” and “AGCWW,” respectively.

AGC’s principal executive office is located at 2550 Sand Hill Road, Suite 150, Menlo Park, CA 94025, and its telephone number is (650) 549-9145. AGC’s corporate website address is https://www.altimetergrowth.com/AGC.html. AGC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

GHL

Immediately following the Business Combination, GHL will qualify as a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. GHL was incorporated on March 12, 2021, solely for the purpose of effectuating the Business Combination described herein. GHL was incorporated under the laws of the Cayman Islands as an exempted company limited by shares. GHL does not own any material assets and does not operate any business.

As of the consummation of the Business Combination, the number of directors of GHL will be increased to six, four of whom shall be independent directors. The mailing address of GHL is Harbour Place, 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Cayman Islands, KY1-1106. Upon the consummation of the Business Combination, the principal executive office of GHL will be located at 3 Media Close, #01-03/06, Singapore 138498. After the consummation of the Business Combination, GHL will become the continuing public company.

The Business Combination Proposal

On April 12, 2021, AGC, GHL, AGC Merger Sub, Grab Merger Sub and Grab entered into the Business Combination Agreement, pursuant to which, subject to the terms and conditions set forth therein, (i) AGC shall merge with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL and (ii) following the Initial Merger, Grab Merger Sub shall merge with and into Grab, with Grab being the surviving entity and becoming a wholly-owned subsidiary of GHL. Capitalized terms in this summary of the Business Combination Proposal not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

The Initial Merger

As a result of the Initial Merger, at the Initial Merger Effective Time (i) all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of AGC and AGC Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, liabilities and duties of AGC Merger Sub as the surviving company, and AGC Merger Sub shall thereafter exist as a wholly-owned subsidiary of GHL, (ii) each issued and outstanding security of AGC immediately prior to the Initial Merger Effective Time shall be cancelled in exchange for or converted into securities of GHL as set out below, (iii) the board of directors and officers of AGC Merger Sub and AGC shall cease to hold office, and the board of directors and officers of AGC Merger Sub shall be as determined by Grab, (iv) AGC Merger Sub’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached as Exhibit J to the Business Combination Agreement, and (v) GHL’s memorandum and articles of association shall be amended and restated to read in their entirety in the form of the Amended GHL Articles attached as Exhibit L to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Initial Merger Effective Time:

•

each AGC Unit issued and outstanding immediately prior to the Initial Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one AGC Class A Ordinary Share and one-fifth of an AGC Warrant;

•

immediately following the separation of each AGC Unit, each (a) AGC Class A Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share, and (b) AGC Class B Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share;

•

each AGC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement; and

•	the single GHL Ordinary Share outstanding immediately prior to the Initial Merger Effective Time shall be cancelled for no consideration.

For more information on the Initial Merger and the Initial Merger Proposal, see the sections titled “The Business Combination Proposal—The Initial Merger” and “The Initial Merger Proposal.”

The Acquisition Merger

Following the Initial Merger and the satisfaction of the conditions with respect to the Acquisition Merger, as a result of the Acquisition Merger, at the Acquisition Effective Time (i) all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of Grab Merger Sub and Grab shall vest in and become the assets and liabilities of Grab as the surviving company, and Grab shall thereafter exist as a wholly-owned subsidiary of GHL, (ii) each issued and outstanding security of Grab immediately prior to the Acquisition Effective Time shall be cancelled in exchange for or converted into securities of GHL as set out below, (iii) each share of Grab Merger Sub issued and outstanding immediately prior to the Acquisition Effective Time shall automatically be converted into one ordinary share of the surviving company, (iv) the board of directors and executive officers of Grab Merger Sub shall cease to hold office, and GHL will be the sole corporate director of Grab and (v) Grab’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached as Exhibit K to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Acquisition Effective Time:

•

each Grab Ordinary Share and Grab Preferred Share (other than Grab Key Executive Shares, Grab Restricted Stock, Grab Key Executive Restricted Stock, Grab Dissenting Shares and Grab Treasury Shares) issued and outstanding immediately prior to the Acquisition Effective Time shall be cancelled in exchange for the right to receive such fraction of a newly issued GHL Class A Ordinary Share that is equal to the Exchange Ratio, without interest, subject to rounding;

•

each Grab Key Executive Share (other than Grab Key Executive Restricted Stock and Grab Dissenting Shares) issued and outstanding immediately prior to the Acquisition Effective Time shall be cancelled in exchange for the right to receive such fraction of a newly issued GHL Class B Ordinary Share that is equal to the Exchange Ratio, without interest, subject to rounding;

•

each Grab Option outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, shall be automatically assumed by GHL and converted into an option to purchase the number of GHL Class A Ordinary Shares equal to (i) the number of Grab Ordinary Shares subject to such Grab Option immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such Grab Option immediately prior to the Acquisition Effective Time;

•

each Grab Key Executive Option outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, shall be automatically assumed by GHL and converted into an option to purchase the number of GHL Class B Ordinary Shares equal to (i) the number of Grab Ordinary Shares subject to such Grab Key Executive Option immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such Grab Key Executive Option immediately prior to the Acquisition Effective Time;

•

each award of Grab Restricted Stock outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into an award of restricted GHL Class A Ordinary Shares equal to (i) the number of Grab Shares subject to the Grab Restricted Stock award immediately before the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such award of Grab Restricted Stock immediately prior to the Acquisition Effective Time;

•

each award of Grab Key Executive Restricted Stock outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into an award of restricted GHL Class B Ordinary Shares equal to (i) the number of Grab Shares subject to the Grab Key Executive Restricted Stock award immediately before the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such award of Grab Key Executive Restricted Stock immediately prior to the Acquisition Effective Time;

•

each Grab RSU outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, shall be automatically assumed by GHL and converted into an award of restricted share units representing the right to receive the number of GHL Class A Ordinary Shares equal to (i) the number of Grab Ordinary Shares subject to such Grab RSU immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such Grab RSU immediately prior to the Acquisition Effective Time; and

•

each Grab Key Executive RSU outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, shall be automatically assumed by GHL and converted into an award of restricted share units representing the right to receive the number of GHL Class B Ordinary Shares equal to (i) the number of Grab Ordinary Shares subject to such Grab Key Executive RSU immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such Grab Key Executive RSU immediately prior to the Acquisition Effective Time.

For more information on the Acquisition Merger and the Business Combination Proposal, see the section titled “The Business Combination Proposal—The Acquisition Merger.”

Conditions to Closing

In addition to the approval of the Business Combination Proposal and the Initial Merger Proposal, unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal—The Business Combination Agreement—Conditions to Closing.”

Organizational Structure

Following the consummation of the Business Combination, the shareholders of AGC and Grab, PIPE Investors and Sponsor Related Parties will become shareholders of GHL. GHL is a limited liability company incorporated in the Cayman Islands that is a holding company and does not have substantive operations. Following the consummation of the Business Combination, GHL will conduct its businesses through subsidiaries and consolidated affiliated entities of Grab Holdings Inc. and their respective subsidiaries and may also own minority interests in certain businesses.

The laws and regulations in certain markets in which Grab operates, including Thailand, Vietnam, the Philippines and Indonesia place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. As a result, in Thailand and with respect to certain businesses in Indonesia, the Philippines and Vietnam, Grab conducts its business through consolidated affiliated entities in which in addition to its ownership of equity interests some of which may be minority interests, Grab has certain rights pursuant to contractual arrangements with other shareholders of the relevant entities that allow Grab to consolidate the results of such entities under IFRS.

Accordingly, in addition to directly or indirectly holding equity interests in such consolidated affiliated entities, Grab has entered into certain arrangements, which include, depending on the jurisdiction or entity, one or more of the following:

(1)	Loan Agreements, pursuant to which Grab grants loans to local partners, the proceeds of which are used for capital contributions to such relevant consolidated entities.

(2)

Pledge and Security Interest Agreements where Grab’s local partners agree to pledge, mortgage or grant security interests in their equity interests in such relevant consolidated entities to Grab as collateral to the Loan Agreements, where these are applicable.

(3)

Share Purchase Option Agreements under which Grab’s local partners agree to grant Grab call options over their equity interests in such relevant consolidated entities, exercisable upon certain call option triggers occurring, including amendments to foreign ownership laws becoming effective to allow such exercise. Proceeds obtained by Grab’s local partners from the exercise of such options must typically be used for the repayment of any loans provided by Grab.

(4)	Lockup Agreements pursuant to which Grab’s local partners agree to hold equity interests in trust for the benefit of Grab and commit not to sell, transfer, assign or pledge such equity interests.

(5)

Other Shareholder or Related Agreements where Grab and its local partners agree to arrangements such as voting arrangements, negative control rights including board or shareholder reserved matters in favor of Grab, and rights with respect to key appointments.

(6)	Spousal Consents pursuant to which a relevant person’s spouse consents to such person entering into agreements relating to such shares held by such person.

Such arrangements involve risks that are greater than those involved in holding a direct equity interest, including, among others, risks related to regulatory actions or disputes with local partners, which could, among other things, adversely impact Grab’s operations in the relevant jurisdictions and cause Grab to incur substantial costs in protecting its rights or result in Grab’s inability to enforce its rights. For a discussion of the foregoing restrictions and certain risks related thereto, see “Regulatory Environment” and “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, Grab is subject to restrictions on foreign ownership.”

The following summary diagram illustrates Grab’s principal corporate structure as of the date of this proxy statement/prospectus:

___            Grab’s equity ownership.

(1)

Indonesia: In addition to Grab’s ownership of 39.2% of the shares of PT Bumi Cakrawala Perkasa (“BCP”) through which Grab owns OVO and conducts its financial services businesses in Indonesia, Grab has contractual rights over an additional 5% in BCP and has entered into contractual arrangements with its business partners who are shareholders of BCP, as a result of which it is able to control BCP and consolidate its financial results in its consolidated financial statements in accordance with IFRS. Grab conducts its point to point courier delivery business through PT Solusi Pengiriman Indonesia (“SPI”), in which a 94.12% owned subsidiary of Grab owns 49%, and Grab conducts its car rental (with driver-partners) business through PT Teknologi Pengangkutan Indonesia (“TPI”), in which a wholly-owned subsidiary of Grab owns 49%. Grab has entered into contractual arrangements with a third-party Indonesian shareholder (in the case of SPI) and a senior executive of Grab (in the case of TPI), each of which holds 51% of the shares of SPI and TPI, respectively, as a result of which Grab is able to control SPI and TPI and consolidate their financial results in Grab’s consolidated financial statements in accordance with IFRS. The non-controlling interests of minority shareholders in BCP are accounted for in Grab’s consolidated financial statements. See “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, Grab is subject to restrictions on foreign ownership—Indonesia.”

(2)

Vietnam: In addition to Grab’s ownership of 49% of the shares of Grab Company Limited through which Grab conducts its deliveries and mobility businesses in Vietnam, Grab has entered into contractual arrangements with the holder of the balance of the shares of Grab Company Limited, who is a Vietnamese national and senior executive of Grab, as a result of which Grab is able to control Grab Company Limited and consolidate its financial results in Grab’s consolidated financial statements in accordance with IFRS. See “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, Grab is subject to restrictions on foreign ownership—Vietnam.”

(3)

Thailand: Grab’s deliveries, mobility and financial services businesses are each conducted through a Thai operating entity (including, in the case of mobility, Grabtaxi (Thailand) Co., Ltd) established using a tiered shareholding structure, so that each Thai entity (including Grabtaxi Holdings (Thailand) Co., Ltd) is more than 50% owned by a Thai person or entity. This tiered shareholding structure, together with certain rights attendant to the classes of shares Grab holds and as otherwise set forth in the organizational documents of the relevant entities within Grab’s shareholding structure in Thailand, enables Grab to control these Thai operating entities and consolidate their financial results in Grab’s consolidated financial statements in accordance with IFRS. The non-controlling interests of relevant Thai shareholders are accounted for in Grab’s consolidated financial statements. See “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, Grab is subject to restrictions on foreign ownership—Thailand.”

(4)

Philippines: Grab’s four wheel-mobility and delivery businesses are each conducted through a Philippine operating entity (including, in the case of its four wheel-mobility business, MyTaxi.PH, Inc.), the shares of which are 40% owned by Grab, with the balance owned by a Philippine holding company. The shares of the Philippine holding company are owned 40% by Grab, with the balance 60% of the shares held by a Philippine national who is a director of certain of Grab’s Philippine operating entities, including MyTaxi.PH, Inc. Through contractual rights with the Philippine shareholder together with certain other rights, Grab is able to consolidate their financial results in Grab’s consolidated financial statements in accordance with IFRS. The non-controlling interest of the Philippine shareholder is accounted for in Grab’s consolidated financial statements. See “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia under—In certain jurisdictions, Grab is subject to restrictions on foreign ownership—Philippines.”

The following simplified diagram illustrates the ownership structure of Grab immediately prior to the consummation of the Acquisition Merger:

The following simplified diagram illustrates the ownership structure of AGC immediately prior to the consummation of the Initial Merger:

The following simplified diagram illustrates the ownership structure of GHL immediately following the consummation of the Business Combination, assuming: (i) a                 , 2021 Closing Date; (ii) the No Redemption Scenario; (iii) the Full Exercise Scenario; and (iv) that no Grab shareholder exercises its dissenters’ rights.

Notes:

(1)	“Certain AGC Directors” refer to Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria.
(2)	Sponsor Related Parties refer to Altimeter Partners Fund, L.P. and JS Capital LLC.

Related Agreements

PIPE Financing (Private Placement)

Substantially concurrently with the execution of the Business Combination Agreement, (i) GHL, AGC and the PIPE Investors entered into PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to subscribe for and purchase, in the aggregate, 326,500,000 GHL Class A Ordinary Shares for $10 per share, for an aggregate purchase price equal to $3.265 billion; (ii) AGC, Sponsor Affiliate and GHL entered into a subscription agreement pursuant to which Sponsor Affiliate has committed to subscribe for and purchase 57,500,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million; and (iii) AGC, Sponsor Affiliate and GHL entered into the Backstop Subscription Agreement pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement for $10 per share. For more information, see the section titled “The Business Combination Proposal—Related Agreements.”

Grab Voting, Support and Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, AGC, GHL, Grab and certain shareholders of Grab entered into voting support and lock-up agreements (the “Grab Shareholder Support Agreements”). For more information, see the section titled “The Business Combination Proposal—Related Agreements.”

Sponsor Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, Sponsor, GHL and Grab entered into a voting support agreement (the “Sponsor Support Agreement”). For more information, see the section titled “The Business Combination Proposal—Related Agreements.”

Shareholders’ Deed

Concurrently with the signing of the Business Combination Agreement, GHL entered into the Shareholders’ Deed, with Sponsor, Grab and the Key Executives, pursuant to which Sponsor has agreed to gift or transfer for a nominal amount 1,227,500 GHL Class A Ordinary Shares to the GrabForGood Fund or another charitable organization, foundation, fund or similar entity as agreed between Sponsor and GHL.

In addition, certain Key Executives and other Covered Holders have appointed Mr. Tan attorney-in-fact and proxy for their GHL Class B Ordinary Shares. For more information, see the sections titled “The Business Combination Proposal—Related Agreements” and “Description of GHL Securities—Shareholders’ Deed.”

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, GHL, Sponsor, the Sponsor Related Parties and certain shareholders of Grab (the “Grab Holders”) entered into a registration rights agreement (the “Registration Rights Agreement”), to be effective upon the Acquisition Closing. For more information, see the sections titled “The Business Combination Proposal—Related Agreements” and “Shares Eligible for Future Sale—Registration Rights.”

Assignment, Assumption and Amendment Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, GHL and Continental entered into the Assignment, Assumption and Amendment Agreement and amended the Existing Warrant Agreement, pursuant to which, among other things, AGC assigned all of its right, title and interest in the Existing Warrant Agreement to GHL effective upon the Initial Closing, and GHL assumed the warrants provided for under the Existing Warrant Agreement. For more information, see the section titled “The Business Combination Proposal—Related Agreements.”

Amended and Restated Forward Purchase Agreements

Concurrently with the execution of the Business Combination Agreement, AGC, GHL and Sponsor Affiliate amended and restated that certain forward purchase agreement, dated September 16, 2020, by and between AGC and Sponsor Affiliate, pursuant to which, among other things, Sponsor Affiliate has agreed to purchase units consisting of 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for an aggregate price equal to $175,000,000 immediately prior to the Acquisition Closing. In addition, concurrently with the execution of the Business Combination Agreement, AGC, GHL and JS Securities amended and restated that certain forward purchase agreement, dated September 16, 2020, by and between AGC and JS Securities, pursuant to which, among other things, JS Securities has agreed to purchase units consisting of 2,500,000 GHL Class A Ordinary Shares and 500,000 GHL Warrants for an aggregate price equal to $25,000,000 immediately prior to the Acquisition Closing. For more information, see the section titled “The Business Combination Proposal—Related Agreements.”

AGC’s Board of Directors’ Reasons for the Approval of the Business Combination

AGC was formed to complete a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business entities. As described above, the AGC Board (the “AGC Board”) sought to do so by using the networks and industry experience of both the Sponsor, the AGC Board, and AGC management to identify and acquire one or more businesses.

In evaluating the transaction with Grab, the AGC Board consulted with its legal counsel and accounting and other advisors and considered a number of factors. In particular, the AGC Board considered, among other things, the following factors, although not weighted or in any order of significance:

•

Grab satisfies a number of acquisition criteria that AGC had established to evaluate prospective business combination targets. The AGC Board determined that Grab satisfies a number of the criteria and guidelines that AGC established at its initial public offering, including (i) operating in a large and growing total-addressable market, (ii) having potential to deliver sustainable top-line growth for the long-term, and (iii) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

•

Favorable Prospects for Future Growth and Financial Performance. Current information and forecast projections from AGC and Grab’s management regarding (i) Grab’s business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, with specific reference to GMV, Adjusted Net Revenue, Contribution Profit and EBITDA for the 2018, 2019 and 2020 fiscal years, as well as management’s projections for such metrics as well as other financial information for the 2021, 2022 and 2023 fiscal years including the Projections included in this proxy statement/prospectus, which included certain of these metrics presented on a “Pre-Interco” basis, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within Grab’s industry.

•

Super-App Ecosystem Creates Cross Vertical Synergies. The opportunity to participate in a company that operates a highly synergistic, deeply integrated ecosystem that is designed to maximize usage and lower service costs, underpinned by proprietary technology and financial infrastructure.

•

Underpenetrated Market Opportunity. Grab operates in Southeast Asia, a region still in a relatively early stage of online disruption and which represents an underpenetrated market in the online food delivery, ride-hailing, e-wallet payments and digital financial services verticals.

•	Large and Growing Total-Addressable Market. Southeast Asia is one of the fastest growing digital economies in the world, with a population approximately twice the size of the United States. Across online food delivery, ride-hailing, e-wallet payments, and digital financial services, Grab expects its total addressable market to grow from approximately $52 billion in 2020 to more than $180 billion by 2025.

•

Category Leadership in Presence, Scale, and Diversity. Grab was the category leader in 2020 by GMV in each of food deliveries and mobility and by TPV in the e-wallets segment of financial services in Southeast Asia according to Euromonitor. Grab has a consistent track record of revenue growth diversified across the eight countries in which it operates.

•

Hyperlocalized Approach. Grab’s hyperlocal execution enables localized experiences for its driver- and merchant-partners and consumers, promotes regular and transparent dialogue with local government agencies to allow Grab to navigate each market’s unique complexities, and enables landmark partnerships with leading local corporates across various sectors.

•

Commitment to R&D Investments. Grab’s commitment to investing in research and development, which has created strong core technology and AI assets that allow Grab to build a trusted and customized platform.

•

Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $31.2 billion, which the AGC Board believes represents an attractive valuation relative to selected comparable companies in analogous markets, including in respect of the deliveries segment, Uber Technologies Inc. and its competitors; in respect of the mobility segment, DoorDash Inc. and its competitors and in respect of the financial services segment, Sea Limited and its competitors. Based on this information, the enterprise value for Grab’s segments implied valuation multiples that compared favorably to those of such comparable companies, being either consistent with or at a discount to the projected valuation multiples of such comparable companies and their respective industries.

•

Best Available Opportunity. The AGC Board determined, after a thorough review of other business combination opportunities reasonably available to AGC, that the proposed Business Combination represents the best potential business combination for AGC based upon the process utilized to evaluate and assess other potential acquisition targets, and the AGC Board’s belief that such processes had not presented a better alternative.

•

Experienced, Proven, and Committed Management Team. The AGC Board considered the fact that GHL will be led by Grab’s founders-led management team, which has a proven track record of operational excellence, financial performance, growth, and innovation.

•

Continued Significant Ownership by Grab. The AGC Board considered that Grab’s existing equity holders would be receiving a significant amount of GHL Ordinary Shares in the proposed Business Combination and that Grab’s principal shareholders and Key Executives are “rolling over” their existing equity interests of Grab into equity interests in GHL and are also agreeing to be subject to a “lock-up” of up to three years in certain cases. The current Grab shareholders are expected to hold approximately 88.19% of the pro forma ownership of the combined company after Closing, assuming (i) a                 , 2021 Closing Date; (ii) the No Redemption Scenario; (iii) that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest, and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives; and (iv) that no Grab shareholder exercises its dissenters’ rights. If the actual facts are different from these assumptions, the percentage ownership retained by Grab’s existing shareholders in the combined company will be different.

•

Substantial Retained Proceeds. A majority of the proceeds to be delivered to the combined company in connection with the Business Combination (including from AGC’s trust account and from the PIPE financing), are expected to remain on the balance sheet of the combined company after Closing in order to fund Grab’s existing operations and support new and existing growth initiatives. AGC’s Board considered this as a strong sign of confidence in GHL following the Business Combination and the benefits to be realized as a result of the Business Combination.

•	PIPE Financing Success. The success of the PIPE financing process, to which sophisticated third-party investors over-subscribed.

•

Likelihood of Closing the Business Combination. The AGC Board’s belief that an acquisition by AGC has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws and without potential issues from any regulatory authorities.

For a more complete description of AGC Board’s reasons for approving the Business Combination, including other factors and risks considered by the AGC Board, see the section entitled “The Business Combination Proposal—AGC’s Board of Directors’ Reasons for the Approval of the Business Combination.”

The Initial Merger Proposal

The shareholders of AGC will vote on a separate proposal to authorize the Initial Merger by way of a special resolution under the Cayman Islands Companies Act. Please see the section entitled “The Initial Merger Proposal.”

The Governing Documents Proposal

The shareholders of AGC will vote on five separate proposals relating to the material differences between AGC’s amended and restated memorandum and articles of association and GHL’s amended and restated memorandum and articles of association. Please see the section entitled “The Governing Documents Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are insufficient votes at the time of the Extraordinary General Meeting to authorize AGC to consummate the Initial Merger or the Business Combination, AGC’s board of directors may (and AGC is required under the Business Combination Agreement to) submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal.”

Date, Time and Place of Extraordinary General Meeting of AGC shareholders

The Extraordinary General Meeting of the shareholders of AGC shall be held at                AM,                  time, on                , 2021 at                and virtually via live webcast at                to consider and vote upon the Business Combination Proposal, the Initial Merger Proposal, the Governing Documents Proposal and if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders shall be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned AGC Shares at the close of business on                , 2021, which is the record date for the Extraordinary General Meeting. Shareholders shall have one vote for each AGC Share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Warrants do not have voting rights. On the record date, there were                AGC Shares outstanding, of which                were held by the Sponsor and certain directors of AGC.

Quorum and Vote of AGC shareholders

A quorum of AGC shareholders is necessary to hold a valid meeting. A quorum shall be present at the Extraordinary General Meeting if the holders of a majority of the outstanding shares entitled to vote at the Extraordinary General Meeting are present in person or by proxy. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting. The proposals presented at the Extraordinary General Meeting shall require the following votes:

•

Pursuant to AGC’s amended and restated memorandum and articles of association and the Cayman Islands Companies Act, the approval of the Business Combination Proposal will require an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

•

Pursuant to the Cayman Islands Companies Act, the approval of the Initial Merger Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

•

Pursuant to the Cayman Islands Companies Act, the approval of the Governing Documents Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

•

The approval of the Adjournment Proposal if presented will require an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

•	An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Redemption Rights

Pursuant to AGC’s amended and restated memorandum and articles of association, a public AGC shareholder may request of AGC that AGC redeem all or a portion of its AGC Shares for cash if the Business Combination is consummated. As a holder of AGC Shares, you will be entitled to receive cash for any AGC Shares to be redeemed only if you:

(i) (a) hold AGC Shares, or (b) if you hold AGC Shares through AGC Units, elect to separate your AGC Units into the underlying AGC Shares and AGC Warrants prior to exercising your redemption rights with respect to AGC Shares;

(ii) submit a written request to Continental Stock Transfer & Trust Company (“Continental”), AGC’s transfer agent, in which you (a) request that AGC redeem all or a portion of your AGC Shares for cash, and (b) identify yourself as the beneficial holder of the AGC Shares and provide your legal name, phone number and address; and

(iii) deliver share certificates (if any) and other redemption forms (as applicable) to Continental, AGC’s transfer agent, physically or electronically through The Depository Trust Company.

Holders of AGC Shares must complete the procedures for electing to redeem their public shares in the manner described above prior to                on                , 2021 (two business days before the Extraordinary General Meeting) in order for their AGC Ordinary Shares to be redeemed.

Holders of AGC Units must elect to separate the AGC Units into the underlying shares and warrants prior to exercising redemption rights with respect to the shares. If holders hold their AGC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the AGC Units into the underlying shares and warrants, or if a holder holds AGC Units registered in its own name, the holder must contact Continental, AGC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.

To the extent a holder of AGC Units elects to separate such AGC Units into underlying AGC Shares and AGC Warrants prior to exercising redemption rights with respect to such AGC Shares, such holder’s redemption rights would apply in respect of the underlying AGC Shares. With respect to the related AGC Warrants, the holder would retain such AGC Warrants, and each AGC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement.

If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public AGC shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, AGC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to AGC. If a public AGC shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of AGC Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

A holder of AGC Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate shares redeemed without the consent of AGC. Under AGC’s amended and restated memorandum and articles of association, the Business Combination may not be consummated if AGC has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of AGC Shares.

Any request for redemption, once made by a holder of shares, may not be withdrawn once submitted to AGC unless the Board of Directors of AGC determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).

No Appraisal or Dissenters’ Rights

Neither AGC shareholders nor AGC Unit holders nor AGC warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Although under the Cayman Islands Companies Act, shareholders of a Cayman Islands company have dissenters’ rights with respect to a merger, dissenters’ rights are not considered to be available under the Cayman Islands Companies Act if the consideration under the proposed merger consists of shares listed on a national securities exchange. Therefore, no dissenters’ rights are available under the Initial Merger in respect of the AGC Shares; however, holders have a redemption right as further described in this proxy statement/prospectus. See “Extraordinary General Meeting of AGC Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. AGC has engaged Okapi Partners LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares at the Extraordinary General Meeting if it revokes its proxy before the Extraordinary General Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of AGC shareholders—Revoking Your Proxy.”

Interests of AGC’s Directors and Officers in the Business Combination

When considering the AGC Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal, AGC shareholders should keep in mind that Sponsor, Sponsor Affiliate and AGC’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AGC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor and AGC’s directors have agreed not to redeem any AGC Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

•

the fact that Sponsor paid an aggregate of $25,000 for the 12,500,000 AGC Class B Ordinary Shares currently owned by Sponsor and its directors and such securities will have a significantly higher value after the Business Combination. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the Final Redemption Date);

•

the fact that Sponsor paid $12,000,000 to purchase an aggregate of 12,000,000 private placement warrants, each exercisable to purchase one AGC Class A Ordinary Share at $11.50, subject to adjustment, at a price of $1.00 per warrant, and those warrants would be worthless—and the entire $12,000,000 warrant investment would be lost—if a Business Combination is not consummated by the Final Redemption Date.

•

the fact that given the differential in the purchase price that Sponsor paid for the AGC Class B Ordinary Shares as compared to the price of the Units sold in AGC’s IPO and the substantial number of shares of GHL Class A Ordinary Shares that Sponsor will receive upon conversion of the AGC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the GHL Class A Ordinary Shares trade below the price initially paid for the Units in the AGC IPO and the AGC public shareholders experience a negative rate of return following the completion of the Business Combination;

•

As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these warrants, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per AGC Warrant on NASDAQ;

•

the fact that Sponsor and AGC’s directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any AGC Shares (other than public shares) held by them if AGC fails to complete an initial business combination by the Final Redemption Date;

•

the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that GHL register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that GHL undertakes;

•

the fact that Sponsor Affiliate has agreed to purchase, pursuant to the Amended and Restated Forward Purchase Agreement with Sponsor Affiliate, 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for an aggregate purchase price equal to $175,000,000 immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares and warrants, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon the right to receive one GHL Class A Ordinary Share per AGC Class A Ordinary Share in connection with the Business Combination) and a closing price of $                per AGC Warrant on NASDAQ (based upon the right to receive one GHL Warrant per AGC Warrant in connection with the Business Combination);

•

the fact that Sponsor Affiliate has agreed, pursuant to the Sponsor Subscription Agreement, to purchase 575,000,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon the right to receive one GHL Ordinary Share per AGC Share in connection with the Business Combination);

•

the fact that Richard N. Barton, a current director of AGC, has agreed, pursuant to a PIPE Subscription Agreement, to purchase 300,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $3 million immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon a right to receive one GHL Class A Ordinary Share per AGC Share in connection with the Business Combination);

•

the fact that Sponsor Affiliate has agreed, pursuant to the Backstop Subscription Agreement, to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required, will agree to subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement, for $10 per share;

•	the continued indemnification of AGC’s directors and officers and the continuation of AGC’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”);

•

the fact that Sponsor and AGC’s officers and directors will lose their entire investment in AGC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

•

the fact that if the trust account is liquidated, including in the event AGC is unable to complete an initial business combination by the Final Redemption Date, the Sponsor has agreed to indemnify AGC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which AGC has discussed entering into a transaction agreement or claims of any third party for services rendered or products sold to AGC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•

the fact that the Sponsor (including its representatives and affiliates) and AGC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AGC. For example, in January 2021, the Sponsor and AGC’s officers launched AGC 2 for which Brad Gerstner serves as Chairman, Chief Executive Officer and President; Hab Siam serves as General Counsel and Richard N. Barton serves as a director. The Sponsor and AGC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of AGC’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations (including AGC 2), he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law; and

•	the fact that Richard N. Barton, a current director of AGC, is expected to become a director of GHL and in such case would be compensated as a director of GHL.

The Sponsor and each AGC director have agreed to, among other things, vote all of their AGC Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their AGC Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, on an as-converted basis, the Sponsor and certain AGC directors own, collectively, approximately 20% of the issued and outstanding AGC Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding AGC or its securities, the Sponsor, Grab, and/or AGC’s or Grab’s directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Sponsor Affiliate or its affiliates) may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, Initial Merger Proposal or the Governing Documents Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal, Initial Merger Proposal or Governing Documents Proposal. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of AGC Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

If the Sponsor, Grab, and/or AGC’s or Grab’s directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Sponsor Affiliate or its affiliates) purchase shares in privately negotiated transactions from public AGC shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their shares. The Sponsor, Grab, and/or AGC’s or Grab’s directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients or pooled investment vehicles advised by, or affiliated with, Sponsor Affiliate or its affiliates) may also purchase public shares from institutional and other investors who indicate an intention to redeem AGC Shares, or, if the price per share of AGC Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood that the following requirements are satisfied: (i) the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting; (ii) the Initial Merger Proposal is approved by the affirmative vote of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting; (iii) the Governing Documents Proposal is approved by the affirmative vote of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting; (iv) otherwise limit the number of public shares electing to redeem; and (v) GHL’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE financing. The Sponsor, Grab and/or AGC’s or Grab’s directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients, or pooled investment vehicles advised by, or affiliated with, Sponsor Affiliate or its affiliates) may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the AGC Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or they own, either at or before the Business Combination.

If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. AGC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of AGC’s directors results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of AGC and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, AGC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Please see “The Business Combination Proposal—Interests of AGC’s Directors and Officers in the Business Combination” for additional information on interests of AGC’s directors and officers.

Recommendation to Shareholders

AGC’s board of directors believes that each of the proposals to be presented at the Extraordinary General Meeting is fair to, and in the best interests of, AGC and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Initial Merger Proposal, “FOR” the Governing Documents Proposal and “FOR” the Adjournment Proposal, if presented.

Certain Information Relating to GHL and AGC

GHL Listing

GHL has applied for listing, to be effective at the time of the Closing of the Business Combination, of the GHL Class A Ordinary Shares and the GHL Warrants on NASDAQ and will obtain clearance by DTC as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

Delisting and Deregistration of AGC

If the Business Combination is completed, AGC Class A Ordinary Shares, AGC Warrants and AGC Units shall be delisted from NASDAQ and shall be deregistered under the Exchange Act.

Emerging Growth Company

Upon consummation of the Business Combination, GHL will be an “emerging growth company” as defined in the JOBS Act. GHL will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which GHL has total annual gross revenue of at least $1.07 billion or (c) in which GHL is deemed to be a large accelerated filer, which means the market value of GHL Shares held by non-affiliates exceeds $700 million as of the last business day of GHL’s prior second fiscal quarter, GHL has been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which GHL issued more than $1.0 billion in non-convertible debt during the prior three-year period. GHL intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that GHL’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. GHL has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, GHL, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of GHL’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after GHL no longer qualifies as an “emerging growth company,” as long as GHL continues to qualify as a foreign private issuer under the Exchange Act, GHL will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, GHL will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Foreign Private Issuer

As a “foreign private issuer,” GHL will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that GHL must disclose differ from those governing U.S. companies pursuant to the Exchange Act. GHL will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.

In addition, as a “foreign private issuer,” GHL’s officers and directors and holders of more than 10% of the issued and outstanding GHL Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability. See “Risk Factors—Risks Related to GHL—GHL will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such GHL is exempt from certain provisions applicable to United States domestic public companies” and “Management of GHL Following the Business Combination—Foreign Private Issuer Status.”

Material Tax Consequences

In the event that a U.S. Holder (as defined in “Material Tax Considerations – United States Federal Income Tax Considerations—General”), elects to redeem its AGC Class A Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the AGC Class A Ordinary Shares under Section 302 of the Internal Revenue Code (the “Code”). If the redemption qualifies as a sale or exchange of the AGC Class A Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the AGC Class A Ordinary Shares surrendered in such redemption transaction. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of AGC Class A Ordinary Shares that such U.S. Holder owns or is deemed to own (including through the ownership of AGC warrants) after the redemption. See the section titled “Material Tax Considerations—United States Federal Income Tax Considerations—Redemption of AGC Class A Ordinary Shares.”

Subject to the limitations and qualifications described in “Material Tax Considerations—United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,” the Initial Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and, as a result, a U.S. Holder should not recognize gain or loss on the exchange of AGC Class A Ordinary Shares (excluding any redeemed AGC Class A Ordinary Shares), and AGC Warrants (collectively, the “AGC Securities”) for GHL Securities pursuant to the Initial Merger. The discussion in “Material Tax Considerations—United States Federal Income Tax Considerations” reflects the opinion of Ropes & Gray LLP as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of AGC Securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described therein and otherwise herein.

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions provided for in the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as a reverse acquisition under the acquisition method of accounting in accordance with IFRS 3, Business Combinations, whereby Grab will be considered the accounting acquirer and AGC will be treated as the acquired company. Under this method of accounting, the net assets of Grab will be stated at historical cost.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Risk Factor Summary

In evaluating the proposals to be presented at the Extraordinary General Meeting of the shareholders of AGC, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors,” a summary of which is set forth below. The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect AGC’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of AGC prior to the Business Combination and that of GHL subsequent to the Business Combination. Such risks include, but are not limited to:

•

Grab’s business is still in a relatively early stage of its growth, and if its business or superapp platform do not continue to grow, grow more slowly than Grab expects, fail to grow as large as Grab expects or fail to achieve profitability, Grab’s business, financial condition, results of operations and prospects could be materially and adversely affected.

•	Grab faces intense competition across the segments and markets it serves.

•	Grab has incurred net losses in each year since inception and may not be able to continue to raise sufficient capital or achieve or sustain profitability.

•	Grab’s business is subject to numerous legal and regulatory risks that could have an adverse impact on Grab’s business and prospects.

•	Grab’s brand and reputation are among its most important assets and are critical to the success of its business.

•

The COVID-19 pandemic has materially impacted Grab’s business, is still ongoing, and it or other pandemics or public health threats could adversely affect Grab’s business, financial condition, results of operations and prospects.

•	If Grab fails to manage its growth effectively, its business, financial condition, results of operations and prospects could be materially and adversely affected.

•

Grab is subject to various laws with regard to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism and has operations in certain countries known to experience high levels of corruption. Grab’s audit and risk committee led an investigation into potential violations of certain anti-corruption laws related to its operations in one of the countries in which it operates and has voluntarily self-reported the potential violations to the U.S. Department of Justice. There can be no assurance that failure to comply with any such laws would not have a material adverse effect on it.

•	If Grab is required to reclassify drivers as employees or otherwise, or if driver-partners and/or employees unionize, there may be adverse business, financial, tax, legal and other consequences.

•

If Grab is unable to continue to grow its base of platform users, including driver- or merchant-partners and consumers accessing Grab’s offerings, Grab’s value proposition for each such constituent group could diminish, impacting its results of operations and prospects.

•

Security, privacy, or data breaches involving sensitive, personal, or confidential information could also expose Grab to liability under various laws and regulations across jurisdictions, decrease trust in the Grab platform, and increase the risk of litigation and governmental investigation.

•

GHL will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such GHL is exempt from certain provisions applicable to United States domestic public companies.

•

Industry data, forecasts and estimates, including the Projections, contained in this proxy statement/prospectus are inherently uncertain and subject to interpretation, and may not be an indication of the actual results of the transaction or Grab’s future results. Accordingly, you should not place undue reliance on such information.

•

AGC did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price AGC is paying in connection with the Business Combination is fair to AGC from a financial point of view.

•	The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

•	The Business Combination remains subject to conditions that AGC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

•	The other risks and uncertainties discussed in “Risk Factors” elsewhere in this proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express AGC’s, GHL’s and Grab’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding AGC’s, GHL’s and Grab’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which Grab operates as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting AGC, Grab and GHL. Factors that may impact such forward-looking statements include:

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Developments related to the COVID-19 pandemic, including, among others, with respect to stay-at-home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains;

•	The regulatory environment and changes in laws, regulations or policies in the jurisdictions in which Grab operates;

•	Grab’s ability to successfully compete in highly competitive industries and markets;

•	Grab’s ability to continue to adjust its offerings to meet market demand, attract users to the Grab platform and grow its ecosystem;

•	Political instability in the jurisdictions in which Grab operates;

•	Breaches of laws or regulations in the operation and management of Grab’s current and future businesses and assets;

•	The overall economic environment and general market and economic conditions in the jurisdictions in which Grab operates;

•	Grab’s ability to execute its strategies, manage growth and maintain its corporate culture as it grows;

•	Grab’s anticipated investments in new products and offerings, and the effect of these investments on its results of operations;

•	Changes in the need for capital and the availability of financing and capital to fund these needs;

•	Anticipated technology trends and developments and Grab’s ability to address those trends and developments with its products and offerings;

•	The safety, affordability, convenience and breadth of the Grab platform and offerings;

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Man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect Grab’s business or assets;

•	The loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•	Exchange rate fluctuations;

•	Changes in interest rates or rates of inflation;

•	Legal, regulatory and other proceedings;

•	Changes in applicable laws or regulations, or the application thereof on Grab;

•	The number and percentage of AGC shareholders voting against the Business Combination Proposal, the Initial Merger Proposal, the Governing Documents Proposal and/or seeking redemption;

•	The occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	GHL’s ability to initially list, and once listed, maintain the listing of its securities on NASDAQ following the Business Combination; and

•	The results of future financing efforts.

The forward-looking statements contained in this proxy statement/prospectus are based on AGC’s, Grab’s and GHL’s current expectations and beliefs concerning future developments and their potential effects on the Business Combination and GHL. There can be no assurance that future developments affecting AGC, GHL and/or Grab will be those that AGC, Grab or GHL has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either AGC’s, GHL’s or Grab’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. AGC, Grab and GHL will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a shareholder grants its proxy, instructs how its vote should be cast or votes on the Business Combination Proposal, the Initial Merger Proposal, the Governing Documents Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect AGC, GHL and/or Grab.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of Grab and will also apply to the business and operations of GHL following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of GHL following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by GHL, AGC and Grab, which later may prove to be incorrect or incomplete. GHL, AGC and Grab may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party.

Risks Relating to Grab’s Business

Grab’s business is still in a relatively early stage of its growth, and if its business or superapp platform do not continue to grow, grow more slowly than Grab expects, fail to grow as large as Grab expects or fail to achieve profitability, Grab’s business, financial condition, results of operations and prospects could be materially and adversely affected.

Although Grab’s business has grown rapidly, Grab’s businesses in Southeast Asia and in particular Grab’s superapp platform are relatively new, and there is no assurance that Grab will be able to achieve and maintain growth and profitability across all of its business segments. There is also no assurance that market acceptance of Grab’s offerings will continue to grow or that new offerings will be accepted. In addition, Grab’s business could be impacted by macro-economic conditions and their effect on discretionary consumer spending, which in turn could impact consumer demand for offerings made available through the Grab platform.

Grab’s management believes that Grab’s growth depends on a number of factors, including its ability to:

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expand and diversify Grab’s deliveries, mobility, financial services and other offerings, which include innovating in new areas such as financial services and often requires Grab to make long-term investments and absorb losses while it builds scale;

•	maintain and/or increase the scale of Grab’s driver- and merchant-partner base and increase consumer usage of the Grab platform and the synergies within Grab’s ecosystem;

•	optimize Grab’s cost efficiency;

•	optimize incentives paid to driver-partners, merchant-partners and consumers;

•	enhance and develop Grab’s superapp, the tools Grab provides its driver- and merchant-partners and payments network along with its other technology and infrastructure;

•	recruit and retain high quality industry talent;

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expand Grab’s business in the countries in which it operates, which requires managing varying infrastructure, regulations, systems and user expectations and implementing Grab’s hyperlocal approach to operations;

•	manage price sensitivity and driver- and merchant-partner and consumer preferences by segment and geographic location, particularly as Grab aims to increase market penetration within its markets;

•	maintain and enhance Grab’s reputation and brand;

•	ensure adequate safety and hygiene standards are established and maintained across its offerings;

•	continue to form strategic partnerships, including with leading multinationals and global brands;

•	manage Grab’s relationships with stakeholders and regulators in each of its markets, as well as the impact of existing and evolving regulations;

•	obtain and maintain licenses and regulatory approvals that may be required for its financial services or other offerings;

•	compete effectively with Grab’s competitors; and

•	manage the challenges associated with the COVID-19 pandemic.

Grab may not successfully accomplish any of these objectives.

In addition, achieving profitability will require Grab, for example, to continue to grow and scale its business, manage promotion and incentive spending, improve monetization, reduce marketing and other spending and increase consumer spending. Grab’s growth so far has been driven in part by incentives Grab offers driver-partners, merchant-partners and consumers. As Grab has achieved greater scale, it has and may continue to seek to reduce incentives, which can impact both profitability and growth.

Grab cannot assure you that it will be able to continue to grow and manage each of its segments or its superapp platform or achieve or maintain profitability. Grab’s success will depend to a substantial extent on its ability to develop appropriate strategies and plans, including Grab’s sales and marketing efforts, and implement such plans effectively. If driver- and merchant-partners and consumers accessing offerings through the Grab platform do not perceive it as beneficial, or choose not to utilize it, then the market for Grab’s business may not further develop, may develop more slowly than Grab expects, or may not achieve the growth potential or profitability Grab expects, any of which could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab faces intense competition across the segments and markets it serves.

Grab faces competition in each of its segments and markets. The segments and markets in which Grab operates are intensely competitive and characterized by shifting user preferences, fragmentation, and introductions of new services and offerings. Grab competes both for driver- and merchant-partners and for consumers accessing offerings through its platform.

Grab’s competitors may operate in single or multiple segments and in a single market or regionally across multiple markets. These competitors may be well-established or new entrants and focused on providing low-cost alternatives or higher quality offerings, or any combination thereof. New competitors may include established players with existing businesses in other segments or markets that expand to compete in Grab’s segments or markets. Competitors focused on a limited number of segments or markets may be better able to develop specialized expertise or employ resources in a more targeted manner than Grab does. Such competitors may also enjoy lower overhead costs by not operating across multiple segments and markets. Grab’s competitors in certain geographic markets may enjoy competitive advantages such as reputational advantages, better brand recognition, longer operating histories, larger marketing budgets, better localized knowledge, and more supportive regulatory regimes and may also offer discounted services, driver- or merchant-partner incentives, consumer incentives, discounts or promotions, innovative products and offerings, or alternative pricing models. From time to time competitive factors have caused, and may continue to cause Grab to reduce prices or fees and commissions and increase driver-partner, merchant-partner or consumer incentives and marketing expenses, which has impacted and could continue to impact its revenues and costs. Furthermore, the rise of nationalism coupled with government policies favoring the creation or growth of local technology companies could favor Grab’s competitors and impact Grab’s position in Grab’s markets. In addition, some of Grab’s competitors may consolidate to expand their market position and capabilities. For example, in May 2021 there was a merger between Indonesia-based Gojek, which operates in the ride-hailing and deliveries business and Tokopedia, an e-commerce platform.

In Grab’s segments and markets, the barriers to entry are low and driver- and merchant-partners and consumers may choose alternative platforms or services. Grab’s competitors may adopt certain of its product features, or may adopt innovations that consumers or driver- or merchant-partners value more highly than Grab’s, which could render the offerings on the Grab platform less attractive or reduce Grab’s ability to differentiate its offerings. Grab’s driver-partners may shift to the platform with the highest earning potential or highest volume of work, and its merchant-partners may shift to the platform that provides the lowest fees and commissions or the highest volume of business or other opportunities to increase profitability. Driver- and merchant-partners and consumers may shift to the platform that otherwise provides them with the best opportunities. Consumers may access driver or merchant goods or services through the lowest-cost or highest-quality provider or platform or a provider or platform that provides better choices or a more convenient technology platform. With respect to the Grab platform, driver- and merchant-partners and consumers may shift to other platforms based on overall user experience and convenience, tools to enhance profitability, integration with mobile and networking applications, quality of mobile applications, and convenience of payment settlement services.

In Grab’s deliveries segment, it faces competition from regional players such as Foodpanda and Gojek (primarily in Indonesia) and single market players in Southeast Asia, including Deliveroo in Singapore, Now and Baemin in Vietnam and Line Man Wongnai and Robinhood in Thailand. In addition, many chain merchants have their own online ordering platforms and pizza companies, such as Domino’s and other merchants often own and operate their own delivery fleets. Consumers also have other options through offline channels such as in-restaurant and take-out dining, and buying directly from supermarkets, grocery and convenience stores, which may have their own delivery services. The Grab platform also competes with last-mile package delivery services including on-demand services such as Gojek and Lalamove, and single market players such as AhaMove in Vietnam.

In Grab’s mobility segment, it faces competition from Gojek in Indonesia and certain other Southeast Asian countries, licensed taxi operators such as ComfortDelGro in Singapore and traditional ground transportation services, including taxi-hailing. In addition, consumers have other options including public transportation and personal vehicle ownership.

While Grab’s payments and financial services offerings compete with offline options such as cash and credit and debit cards, interbank transfers, traditional banks and other financial institutions, as well as other electronic payment system operators, Grab’s competitors in digital payment services also include ShopeePay, GoPay, and Google Pay and single market players such as Dana in Indonesia and Touch ‘n Go in Malaysia.

In addition, while Grab has non-competition agreements which were put in place in connection with transactions with certain of its shareholders, namely Uber Technologies, Inc. (“Uber”) and Didi Chuxing Technology Co. (“Didi”) that contractually restrict them from competing with Grab in Southeast Asia, such agreements are subject to limited terms. Uber previously operated in the ride-hailing and food deliveries businesses in Southeast Asia prior to Grab’s acquisition of Uber’s business in Southeast Asia in 2018. The non-competition agreement with Uber expires on the later of March 25, 2023, or one year after Uber disposes of all shareholdings in Grab. The non-competition agreement with Didi was suspended in April 2021 and will formally expire upon the closing of the Business Combination. The non-competition agreement with Didi will be reinstated if the Business Combination does not close but will expire 12 months after Didi ceases to own any shares in Grab. If Didi enters, or Uber re-enters, Grab’s markets upon expiration of the non-competition restrictions, Grab’s competition could significantly increase. Furthermore, both Uber and Didi could have certain competitive advantages compared to other new entrants into Grab’s markets given their familiarity with the markets as shareholders of Grab, and in the case of Uber, due also to its previous operations in Southeast Asia prior to Grab’s acquisition of Uber’s business in Southeast Asia.

Any failure to successfully compete could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab has incurred net losses in each year since inception and may not be able to continue to raise sufficient capital or achieve or sustain profitability.

Grab incurred net losses of $1.5 billion, $2.7 billion and $4.0 billion, and had net cash outflows from operating activities of $303 million, $643 million and $2.1 billion, in the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, respectively. Grab invests significantly in its business, including, among others, (i) expanding the deliveries, mobility and financial services offerings on its platform; (ii) increasing the scale of its driver- and merchant-partner base and consumer base accessing offerings on its platform; (iii) developing and enhancing its superapp, (iv) enhancing the tools that it provides for its driver- and merchant-partners, its payments network and other technology and infrastructure and (v) recruiting of quality industry talent. Grab is also developing its business across more than 400 cities in Southeast Asia, where each country has different infrastructure, regulations, systems and user expectations, with a strategy that involves a hyperlocal approach to Grab’s operations, all of which requires more investment than if it only operated in one country and a smaller number of cities. Grab’s offerings such as GrabRentals and GrabKitchen, require Grab to make investments and develop scale in order to achieve profitability. To be competitive in certain markets, generate scale and increase liquidity, from time to time Grab lowers fees and offers driver-partner, merchant-partner and consumer incentives, which also reduces its revenue. The COVID-19 pandemic has also had a material adverse impact on certain parts of Grab’s business in 2020 and 2021 and may continue to impact Grab’s results. Grab will continue to require significant capital investment to support its business. Issuances of equity or convertible debt securities could cause existing shareholders to suffer significant dilution, and any new equity securities issued may have rights, preferences, and privileges superior to those of existing shareholders. Debt financing could contain restrictive covenants relating to financial and operational matters including restrictions on the ability to incur additional secured or unsecured indebtedness that may make it more difficult to obtain additional capital with which to pursue business opportunities. Grab may not be able to obtain additional financing on acceptable terms, if at all.

In addition, Grab’s liabilities exceeded its assets by $7.0 billion, $6.3 billion and $4.2 billion as of June 30, 2021 and December 31, 2020 and 2019, respectively. Furthermore, Grab had accumulated losses of $11.9 billion, $10.5 billion as of June 30, 2021 and December 31, 2020, respectively. To support its business plans, Grab raises funding primarily through the issuance of convertible redeemable preference shares, and Grab raised $262 million, $1.4 billion and $1.9 billion of cash during the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, respectively, through the issuance of convertible redeemable preference shares. Such convertible redeemable preference shares will be cancelled and converted into the right to receive GHL Ordinary Shares upon completion of the Business Combination and as a result, following completion, Grab will no longer recognize any liability component nor any interest expense incurred with respect to such convertible redeemable preference shares. In addition, Grab secured $2.0 billion of financing under the Term Loan B Facility in the first half of 2021. As a result of the capital Grab has raised and the cash and cash equivalents it has had on hand, together with an assessment of its business plans, budgets and forecasts, Grab’s management has been able to conclude that it is appropriate for Grab’s consolidated financial statements to be prepared on a “going concern” basis.

Any failure to increase Grab’s revenue, manage the increase in its operating expenses, continue to raise capital, manage its liquidity or otherwise manage the effects of net liabilities, net losses and net cash outflows, could prevent Grab from continuing as a going concern or achieving or maintaining profitability.

Grab’s business is subject to numerous legal and regulatory risks that could have an adverse impact on Grab’s business and prospects.

Grab operates across the deliveries, mobility and financial services segments in over 400 cities in the large, diverse and complex Southeast Asian region. Each of Grab’s segments is subject to various regulations in each of the jurisdictions in which Grab operates.

Focus areas of regulatory risk that Grab is exposed to include, among others: (i) evolution of laws and regulations applicable to deliveries, mobility and/or financial services offerings, (ii) various forms of data regulation such as data privacy, data localization, data portability, cybersecurity and advertising or marketing, (iii) gig economy regulations, (iv) anti-trust regulations, (v) economic regulations such as price, supply regulation, safety, health, environment regulations, (vi) foreign ownership restrictions, (vii) artificial intelligence regulation and (viii) regulations regarding the provision of online services, including with respect to the internet, mobile devices and e-commerce.

In addition, Grab may not be able to obtain all the licenses, permits and approvals that may be necessary to provide its offerings and plans to offer. Because the industries Grab operates in are relatively new and disruptive in Grab’s markets, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving in certain jurisdictions. This can make it difficult for Grab to assess which licenses and approvals are necessary for its business, or the processes for obtaining such licenses in certain jurisdictions. For these reasons, Grab also cannot be certain that Grab will be able to maintain the licenses and approvals that Grab has previously obtained, or that once they expire Grab will be able to renew them. Grab cannot be sure that its interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators. As Grab expands its businesses, and in particular its financial services business, Grab may be required to obtain new licenses and will be subject to additional laws and regulations in the markets Grab plans to operate in.

Grab’s business is subject to regulations from various regulators within each jurisdiction it operates in, and such regulators may not always act in concert. As a result, Grab may be subject to requirements which separately may not be materially adverse to Grab but when taken together could have a material impact on Grab. In addition, Grab is subject to differing, and sometimes conflicting, laws and regulations in the markets in which it operates.

Segments of Grab’s businesses that are currently unregulated could become regulated, or segments of Grab’s businesses that are already regulated could be subject to new and changing regulatory requirements. Various proposals which may impact Grab’s business are currently before various national, regional, and local legislative bodies and regulatory entities regarding issues related to Grab’s business and business model. For example, in Thailand, there are regulations which may regulate how Grab calculates fees and the transportation fares, and it is possible that Grab Thailand could be deemed to be a “critical information infrastructure organization,” which could subject it to more stringent cybersecurity requirements and oversight. Additionally, under new regulations in Vietnam, Grab may be required to obtain a transport license in each province or city where mobility services are provided through the Grab platform. Grab is currently engaging with national-level as well as provincial and city-level regulators on this requirement, which poses practical constraints for implementation, given that Grab believes these requirements are not appropriate or suited to a platform business such as Grab. Pending the outcome of these engagement efforts, including how this requirement may be addressed under the new regulations, Grab may be required to make operational adjustments to comply with the necessary regulatory requirements, in order to avoid incurring penalties or disruptions in operations, which could involve significant costs or may not be practicable.

Compliance with existing or new laws and regulations could expose Grab to liabilities or cause it to incur significant expenses or otherwise impact its offerings or prospects. For example, in Malaysia, in order for Grab to operate GrabExpress on a nationwide scale, Grab is required to obtain a Class B license. However, Grab’s application for such license was rejected due to a moratorium on new applications. There also has been pressure on governments in Southeast Asia to increase or introduce new taxes on the technology sector as it becomes a more important and profitable portion of the economy. In addition, as Grab expands its offerings in new areas, such as financial services and mapping or geospatial technology, Grab may become subject to additional laws and regulations, which may require licenses to be obtained for Grab to provide new offerings or continue to provide existing offerings in the relevant jurisdictions. Further, developments in environmental regulations, such as those applicable to vehicles that run on fossil fuels and those limiting the use of single-use packaging and utensils, may adversely impact Grab’s mobility and delivery businesses.

Grab is subject to laws and regulations that impose general requirements and provide regulators with broad discretion in determining compliance with such laws and regulations. Regulators may interpret laws and regulations in a manner differently than Grab and may have broad discretion in determining any sanctions or remedial measures. Many jurisdictions in which Grab operates currently do not require a commercial taxi license or delivery license for the driver-partners on its platform. However, local regulators may decide to enforce or enact local regulations requiring licenses, imposing caps on drivers or vehicles, mandating drivers to join a licensed entity or which impose other requirements, such as minimum age requirements for driver-partners. There are also regulations with respect to how fares are set between Grab and such special rental transportation companies and regulations requiring delivery driver-partners to join licensed courier companies prior to providing point-to-point delivery services through a platform such as the Grab platform. If regulations evolve or regulators change current policy or enforce local regulations, Grab may face added complexity and risks in providing deliveries and mobility offerings on its platform in Indonesia. In addition, regulators in some jurisdictions impose a cap on both the supply and fares applicable to Grab’s operations, and although Grab has in the past been able to obtain approval to increase capacity when needed, there can be no assurance that Grab will continue to obtain approval to increase capacity to meet demand, which could impact its business and prospects. If Grab or drivers become subject to further caps, limitations, or licensing requirements, Grab’s business, financial condition, results of operations and prospects would be adversely impacted. In certain jurisdictions, there has been public pressure to impose limits on the commissions payable by merchant partners to platforms such as Grab, which, if imposed, could impact Grab’s deliveries business.

In addition, since Grab operates across eight countries, Grab is subject to the risk that regulatory scrutiny or actions in one country may lead to other regulators taking similar actions. Grab, with its significant and varied group of stakeholders, is highly visible to regulators across its markets. Dissatisfaction among stakeholder groups could trigger regulator intervention, impacting Grab.

Grab’s actual or perceived failure to comply with applicable regulation could expose it to regulatory actions, including, but not limited to, potential fines, orders to temporarily or permanently cease all or some of its business activities, a prohibition on taking on new consumers, driver-partners or merchant-partners and the implementation of mandated remedial measures. Any such actions could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab’s brand and reputation are among its most important assets and are critical to the success of its business.

Grab’s brand and reputation are among its most important assets. “Grab” is a household name in the markets in which it operates that is synonymous with its offerings. Successfully maintaining, protecting, and enhancing Grab’s brand and reputation are critical to the success of its business, including the ability to attract and maintain employees, driver- and merchant-partners and consumers accessing offerings available on the Grab platform, and otherwise expand its deliveries, mobility and financial services offerings. Grab’s brand and reputation are also important to its ability to maintain its standing in the markets Grab serves, including with regulators and community leaders. Any harm to Grab’s brand could lead to regulatory action, litigation and government investigations and weaken Grab’s ability to effect legislative changes and obtain licenses. In addition, because Grab operates regionally across Southeast Asia and various segments, including deliveries, mobility and financial services, an adverse impact on Grab’s brand or reputation in one market or segment can adversely affect other parts of Grab’s business.

A variety of factors and/or incidents, including those that are actual and within Grab’s control, as well as those that are perceived, rumored, or outside of Grab’s control or responsibility, can adversely impact Grab’s brand and reputation, such as:

•	complaints or negative publicity, including those related to personal injury or sexual assault cases involving consumers using Grab’s mobility offerings or other third parties;

•	issues with the choices and quality of Grab’s products and offerings or trust in its offerings;

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illegal or inappropriate behavior by employees, consumers or driver-partners or merchant-partners or other third parties Grab works with, including relating to the safety of consumers and driver- and merchant-partners;

•	improper, unauthorized, or illegal actions by third-parties who conduct fraudulent or other activities, such as phishing-attacks;

•	the convenience and reliability of Grab’s superapp and technology platform, as well as any cybersecurity incidents affecting, disruptions to the availability of or defects in its platform or superapp;

•	issues with the pricing of Grab’s offerings or the terms on which Grab does business with platform users including consumers and driver- and merchant-partners;

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service delays or failures, such as missing, incorrect or cancelled fulfillment of orders or rides, or issues with cleanliness, food tampering or inappropriate or unsanitary food preparation, handling or delivery;

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lack of community support, interest or involvement, including protests or other negative publicity that may stem from a variety of factors beyond Grab’s control, such as the general political environment or a rise in nationalism in any of the markets where Grab operates;

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failing to act responsibly or in compliance with regulatory requirements, some of which may be evolving or ambiguous, in areas including labor, anti-corruption, anti-money laundering, safety and security, data security, privacy, provision of information about consumers and activities on the Grab platform, or environmental requirements in areas including emissions, sustainability, human rights, diversity, non-discrimination and support for employees, driver- and merchant-partners and local communities; and

•	media or legislative scrutiny or litigation or investigations by regulators or other third parties.

Any harm to Grab’s brand or reputation, including as a result of or related to any of the foregoing, could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

The COVID-19 pandemic has materially impacted Grab’s business, is still ongoing, and it or other pandemics or public health threats could adversely affect Grab’s business, financial condition, results of operations and prospects.

The ongoing COVID-19 pandemic has globally resulted in loss of life, business closures, restrictions on travel, and widespread cancellation of social gatherings, has impacted and continues to impact Grab’s business, and has impaired the fair value of certain of Grab’s investments, goodwill and the recoverable value of its vehicles. In particular, Grab’s business segments were impacted as follows:

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Deliveries: Grab’s deliveries segment experienced significant year-on-year GMV and revenue growth from 2019 to 2020 as consumer adoption of deliveries offerings increased in light of the stay-at-home and movement control orders, work-from-home arrangements and social distancing measures imposed as a result of the COVID-19 pandemic. In light of growing demand, Grab invested in scaling up offerings, such as GrabMart and GrabExpress. However, as the pandemic subsides and governments ease COVID-19 measures, demand for deliveries offerings may decline or may not continue to grow at similar levels. Furthermore, although Grab’s deliveries segment experienced significant overall growth, the pandemic led to closures of many restaurants and merchant-partners, and many of Grab’s partners are still struggling due to substantial declines in dine-in eating and demand in general. To the extent this impacts the breadth of options available to consumers through its platform, usage of the Grab platform could be impacted, which could in turn impact the attractiveness of and level of activity across Grab’s ecosystem of consumers, and driver- and merchant-partners using the Grab platform.

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Mobility: Grab experienced a year-on-year decline in GMV from 2019 to 2020 in its mobility segment resulting from a sharp decrease in rides booked through the Grab platform, although revenue increased year on year. Demand was particularly low during March and April 2020 as stay-at-home orders were imposed in Grab’s key markets. Although demand for mobility offerings experienced some recovery in some of its key markets, such as Singapore and Vietnam, in the second half of 2020, this segment continues to be impacted by stay-at-home or movement control orders, work-from-home arrangements, travel restrictions and social distancing measures that reduce commuter traffic and demand for rides. In the first and second quarter of 2021, Grab’s mobility business continued to be impacted by increases in COVID-19 cases in its markets, including due to the emergence of new COVID-19 variants and related reinstatement of movement control orders and other social distancing measures. In markets where stay-at-home or movement control orders have been lifted, demand has not yet returned to pre-pandemic levels. In addition, in order to comply with social distancing requirements and improve safety, Grab from time to time modifies or suspends certain offerings, such as its GrabShare and GrabHitch offerings, particularly as governments modify rules or guidelines in order to combat the pandemic. There can be no assurance that demand for Grab’s mobility offerings will return to pre-pandemic levels or that Grab will resume all of its mobility offerings in the near future or at all in all of its markets.

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Financial Services: Grab’s financial services business was primarily impacted by the drop in demand for mobility offerings, a decrease in off-platform spending and other COVID-19 measures, which partially offset growth in deliveries-related payments, impacting growth in payment volume. In addition, its lending business was impacted by COVID-19, driven by closures of businesses, a decline in general consumer spending, and compulsory repayment holidays implemented by governments in certain of Grab’s markets. Grab also took a more conservative approach to loan origination as Grab was mindful of the potential effect of COVID-19’s economic impact on creditworthiness of consumers, and Grab delayed the marketing plans of certain insurance products such as travel insurance due to reduced travel.

The extent to which the COVID-19 pandemic will continue to impact Grab’s business going forward depends on future developments, which are highly uncertain and cannot be predicted at this time, including:

•	the occurrence of new COVID-19 strains and other new developments that may emerge concerning the severity of the disease;

•	the efficacy of current and future vaccines and treatments and the speed of vaccine or treatment roll-outs;

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the duration and nature of stay-at-home orders, social distancing measures, business closures or capacity limits, travel restrictions, and other measures implemented to combat the spread of the disease;

•	the economic impact of the pandemic in the markets in which Grab operates, which could impact demand for offerings or opportunities on the Grab platform by consumers and driver- and merchant-partners;

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the continued provision of support and relief to small businesses, residents and economic activity by governments in the countries in which Grab operates, such as in Singapore and Malaysia where the government has implemented substantial and comprehensive support measures that have benefited the population, including consumers and driver- and merchant-partners;

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government measures, intervention or subsidies, or increased government scrutiny with respect to Grab’s business or industry, which could impact, among other things, the competitive landscape in Grab’s markets and cause Grab to incur unforeseen expenses;

•	other business disruptions that affect Grab’s workforce;

•	the impact on capital and financial markets;

•	impairment charges associated with goodwill, long-lived assets, investments and other acquired intangible assets; and

•	other unforeseen operating difficulties and expenditures.

Grab’s ability to mitigate the impact of COVID-19 on its overall business has been partly driven by Grab’s ability to adapt to changes in consumer demand and preferences and the versatility of its platform. For example, as demand in Grab’s mobility segment decreased, Grab was able to utilize driver-partners providing mobility services to provide deliveries for its deliveries segment. In addition, stay-at-home or movement control orders and other COVID-19 measures led to a decrease in the number of driver-partners in March and April 2020, with some recovery starting in May 2020. However, significant uncertainty remains over the severity and duration of the COVID-19 pandemic, and as the pandemic continues, or if other public health threats arise in the future, Grab may need to continue to adapt to changing circumstances. There can be no assurance that Grab will be successful in doing so, including by maintaining and optimizing utilization of its driver-partner base.

In 2020, Grab also contributed to a special relief fund for driver-partners in Singapore to supplement driver income temporarily, which consisted of government-funded support and, during the initial phase of the fund, a weekly fixed payment from Grab. To the extent Grab deems it necessary in the future to take similar or other measures to assist its driver-partners or other partners in the future, Grab’s financial results may be adversely impacted. Grab also undertook a reduction in its labor force in June 2020, which affected approximately 360 employees, in an effort to manage the effects of the COVID-19 pandemic on Grab’s business.

In addition, Grab has taken and continues to take active measures to promote health and safety, including, among others, implementing GrabProtect, a suite of safety and hygiene measures for its mobility offerings, to protect its driver-partners and passengers, providing for no-contact deliveries, and working with driver-partners to take safety measures such as mask wearing, vehicle cleaning and disinfecting, temperature checks, and hand washing and sanitizing. However, Grab’s efforts may not be successful and may not provide sufficient protection from COVID-19 or similar public health threats in the future, or such efforts may not continue to be enough to promote consumer and driver- and merchant-partner confidence. In connection with public health threats, Grab may also be required to temporarily close its corporate offices and have its employees work remotely, as Grab has done in connection with the COVID-19 pandemic, which may impact productivity and may otherwise disrupt its business operations. The current outbreak of COVID-19 has resulted in a widespread global health crisis and adversely affected global economies and financial markets, and similar public health threats could do so in the future. Such events have impacted, and could in the future impact, demand for Grab’s offerings, which in turn, could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

If Grab fails to manage its growth effectively, its business, financial condition, results of operations and prospects could be materially and adversely affected.

Since Grab’s inception in 2012, Grab has experienced rapid growth in its employee headcount, the number of consumers and driver- and merchant-partners using its platform, Grab’s offerings and the geographic reach and scale of its operations. Grab has also expanded both through acquisitions and strategic partnerships. This expansion increases the complexity of Grab’s business and has placed, and will continue to place, significant strain on its management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. In certain jurisdictions, Grab’s risk management function, particularly relating to enterprise-wide risk management and Sarbanes-Oxley compliance are in relatively early stages of development and therefore Grab may be unable to identify, mitigate and remediate risks as they develop. Grab may not be able to manage its growth effectively, which could damage its reputation and negatively affect its operating results. Properly managing Grab’s growth will require Grab to establish consistent policies across regions and functions, as well as additional localized policies where necessary. A failure to effectively develop and implement any such policies could harm its business. In addition, as Grab expands, if Grab is unsuccessful in hiring, training, managing, and integrating new employees and staff to help manage and operate its businesses, or if Grab is not successful in retaining its existing employees and staff, its business may be harmed.

To manage the growth of Grab’s operations and personnel and improve the technology that supports its business operations, its financial and management systems, disclosure controls and procedures, and its internal controls over financial reporting, Grab will be required to commit substantial financial, operational, and technical resources. In particular, upgrades to Grab’s technology or network infrastructure are critical in supporting its growth, and without effective upgrades, Grab could experience unanticipated system disruptions, slow response times, or poor experiences for consumers, driver- and merchant-partners. Grab is in the process of putting in place a contract management system and does not yet have a central contract repository, which could lead to inefficient tracking of contractual obligations and spending. As Grab’s operations continue to expand, its technology infrastructure systems will need to be scaled to support its operations. In addition, Grab’s organizational structure is complex and will continue to grow as the Grab platform is used by additional consumers and driver- and merchant-partners, and as Grab adds employees, products and offerings, and technologies, and as it continues to expand, including through acquisitions and strategic partnerships. If Grab does not manage the growth of its business and operations effectively, the quality of its platform and the efficiency of its operations could suffer, which could materially and adversely affect its brand and reputation and its business, financial condition, results of operations and prospects.

Grab is subject to various laws with regard to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism and has operations in certain countries known to experience high levels of corruption. Grab’s audit and risk committee led an investigation into potential violations of certain anti-corruption laws related to its operations in one of the countries in which it operates and has voluntarily self-reported the potential violations to the U.S. Department of Justice. There can be no assurance that failure to comply with any such laws would not have a material adverse effect on it.

Grab is subject to anti-corruption, anti-bribery, and anti-money laundering and countering the financing of terrorism laws in the jurisdictions in which Grab does business and may also be subject to such laws in other jurisdictions under certain circumstances, including, for example, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). These laws generally prohibit Grab and its employees from improperly influencing government officials or commercial parties in order to, among other things, obtain or retain business, direct business to any person, or gain any improper advantage. Under applicable anti-bribery and anti-corruption laws, Grab could be held liable for acts of corruption and bribery committed by third-party business partners, representatives, and agents who acted on Grab’s behalf. Grab has operations in, and has business relationships with, entities in countries known to experience high levels of corruption. Grab and its third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and Grab is subject to the risk that it could be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and its and their respective employees, representatives, contractors, and agents, even if Grab does not authorize such activities. Grab’s employees frequently consult or engage in discussions with government officials in the markets where it operates with respect to potential changes in government policies or laws impacting its industries and have engaged in joint ventures and other partnerships with state-owned enterprises or government agencies, which potentially heighten such anti-corruption-related risks. In addition, Grab’s activities in certain countries with high levels of corruption enhance the risk of unauthorized payments or offers of payments by driver-partners, consumers, merchant-partners, shippers or carriers, employees, consultants, or business partners in violation of various anti-corruption laws, including the FCPA, even though the actions of these parties are often outside Grab’s control. While Grab has policies and procedures intended to address compliance with such laws, there is no guarantee that such policies and procedures are or will be fully effective at all times, and Grab’s employees and agents may take actions in violation of Grab’s policies and procedures or applicable laws, for which Grab may be ultimately held responsible. For example, Grab’s audit and risk committee led an investigation into potential violations of certain anti-corruption laws related to its operations in one of the countries in which it operates and has voluntarily self-reported the potential violations to the U.S. Department of Justice. The country did not represent a material portion of Grab’s revenue in 2020 and while no conclusion can be drawn as to the likely outcome of the U.S. Department of Justice matter, currently Grab is not aware of any other contemplated or pending investigations or litigation related to the potential violations that may have a material impact on it.

Additional compliance requirements may compel Grab to revise or expand its compliance program, including the procedures it uses to verify the identity of platform users and monitor international and domestic transactions. Any violation of applicable anti-bribery, anti-corruption, and anti-money laundering and countering the financing of terrorism laws could result in whistleblower complaints, adverse media coverage, harm to its reputation and brand, investigations, imposition of significant legal fees, severe criminal or civil sanctions, suspension or debarment from government licenses, permits and contracts, forced exit from an important market or business segment, substantial diversion of management’s attention, a drop in its stock price, or other adverse consequences, any or all of which could have a material and adverse effect on its business, financial condition, results of operations and prospects.

If Grab is required to reclassify drivers as employees or otherwise, or if driver-partners and/or employees unionize, there may be adverse business, financial, tax, legal and other consequences.

The independent contractor status of drivers is currently being challenged in courts, by government agencies, non-governmental organizations, groups of drivers, labor unions and trade associations all around the world. Driven in part by developments in the United States and Europe, there has been growing interest in this area recently from regulators in Southeast Asia, where Grab operates. The tests governing whether a driver is an independent contractor or an employee vary by governing law and are typically highly sensitive to certain factors including, among others, changes in public opinion and political conditions. Grab believes that Grab’s driver-partners are independent contractors based on existing employment classification frameworks, because, among other things they: (i) can choose whether, when, where, and the manner and means to provide services on its platform; (ii) are able to provide services on its competitors’ platforms; (iii) have each acknowledged and agreed when signing up to Grab’s terms and conditions that its relationship with Grab does not constitute an employment relationship; (iv) may provide their own vehicles to perform services and, in some jurisdictions such as Indonesia, Singapore, Thailand and Malaysia, are also able to rent cars (as lessees) from any rental company or Grab, if needed; and (v) pay a commission for using the Grab platform. Changes to laws or regulations governing the definition or classification of independent contractors, or judicial decisions regarding independent contractor classification, could require reclassification of driver-partners as employees (or workers or quasi-employees where those statuses exist), and if so, Grab would be required to incur significant additional expenses for compensating driver-partners, potentially including expenses associated with the application of wage and hour laws (including minimum wage (which may include requirements to pay wages for periods when a driver-partner is offline or not driving through Grab’s platform), overtime, and meal and rest period requirements), employee benefits (including requirements with respect to statutory contribution, compulsory insurance and trade union fees), taxes, and penalties. In addition, a determination that driver-partners are employees or ostensible agents could lead to claims, charges or other proceedings under laws and regulations applicable to employers and employees, such as claims of joint employer liability or agency liability, harassment and discrimination, and unionization. New employment classifications could be created and applied to Grab’s driver-partners, with additional requirements imposed on Grab beyond current requirements. Any such reclassification or new classifications could have a significant impact on Grab’s labor costs, business operations and employee relations, and an adverse effect on its business and financial condition.

Although Grab’s position with respect to the independent contractor status of driver-partners has generally been upheld in relevant jurisdictions, Grab continues to face challenges from driver-partners alleging employee status in certain jurisdictions. For example, a driver-partner has filed a judicial review in the High Court in Malaysia to quash the Minister of Human Resources’ refusal to refer her unfair dismissal claim against a Grab subsidiary to the Industrial Court of Malaysia. Although the High Court has rejected the judicial review application, the driver-partner has filed an appeal to the Court of Appeal, and the appeal is pending. The final outcome of the case could set a precedent with respect to the classification of driver-partners for companies such as Grab. If the appeal is successful, the case will be heard by the Industrial Court and if the Industrial Court finds that driver-partners should be considered employees, Grab could be liable for various payroll-related obligations with respect to these employees, and could be subject to the unionization and other risks described below. Furthermore, Grab has historically strived to provide driver-partner benefits and privilege schemes including offering support to partners during the COVID-19 pandemic. Such benefits may in certain cases go beyond any statutory requirements and are used to both acquire and encourage the frequent use of Grab’s platform by driver-partners as well as to demonstrate to stakeholders and regulators that Grab is a responsible and good partner to its platform users. However, despite such efforts, regulators may deem Grab’s benefits and welfare schemes insufficient and impose additional requirements on companies such as Grab or change relevant laws or regulations. Policies could change due to, among others, driver welfare concerns with respect to matters such as income protection and certainty, long-term financial condition, professional development, the need for health or other insurance, retirement benefits, the need for fair working conditions and the desire to provide a forum to voice opinions and complaints, and Grab may not be successful in defending the independent contractor status of drivers in some or all jurisdictions in the future. The costs associated with defending, settling, or resolving pending and future lawsuits relating to the independent contractor status of its driver-partners could be material to Grab’s business.

In addition, even if Grab is successful in defending such independent contractor status, governments may nevertheless impose additional requirements on Grab with respect to its independent contractors. For example, informal requests from government regulators to increase insurance coverage and to explore providing minimum wages for driver-partners in certain jurisdictions could increase costs. Although Grab is working closely with certain regulators to address these concerns, including discussing new categories of employment to cater for the needs of gig economy workers in a financially sustainable manner for platform companies such as Grab, it may not be successful in these efforts or be able to do so without impacting consumer experience. Grab may need to incur substantial additional expenses to provide additional benefits to its independent contractors if required or requested by regulators.

Furthermore, Grab’s driver-partners and/or employees could unionize and unionization could lead to inefficiencies in implementing policy or other changes or otherwise cause Grab to incur increased costs, including legal and other associated costs and adversely impact consumer experience. If the driver-partners and/or employees unionize and invoke collective bargaining powers, the terms of collective bargaining agreements could materially adversely affect Grab’s costs, efficiency, ability to generate acceptable returns on the affected operations, financial condition and results of operations. In addition, disputes with driver-partners and/or employees over union and collective bargaining issues could be disruptive and harm Grab’s reputation.

If Grab is unable to continue to grow its base of platform users, including driver- or merchant-partners and consumers accessing Grab’s offerings, Grab’s value proposition for each such constituent group could diminish, impacting its results of operations and prospects.

Grab’s success in a given geographic market depends on its ability to increase the scale of its driver- and merchant-partner base and the number of consumers transacting through its platform as well as expand the deliveries, mobility and financial services offerings on its platform. A key focus of its growth strategy has been to develop Grab’s superapp to create an ecosystem with synergies driving more users on both the supply and demand sides to its platform. This ecosystem, and the synergies within Grab’s ecosystem, take time to develop and grow, because doing so requires Grab to replicate its efforts in more than 400 cities in Southeast Asia, where each country has different infrastructure, regulations, systems and user expectations and preferences, as well as a different approach to localizing Grab’s operations. Although Grab believes there are strong synergies among its business segments that help increase the breadth, depth and interconnectedness of its overall ecosystem, there are a number of risks and uncertainties that may impact the attractiveness of its ecosystem, including the following:

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If consumers are not attracted to the Grab platform or choose deliveries, mobility or financial services providers outside of the Grab platform, Grab may be unable to attract driver- and merchant-partners to its platform, which in turn means consumers using its platform may have fewer choices and may not be able to obtain better value options thereby making its platform less attractive to consumers. Consumers choose the Grab platform based on many factors, including the convenience of its superapp, trust in the services offered through its platform as well as Grab’s technology platform and the choices and quality of its products and offerings. A deterioration in any of these factors could result in a decline in the number of consumers using the offerings on the Grab platform, or the frequency with which they use such offerings.

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If driver-partners are not attracted to the Grab platform or choose not to offer their services through its platform, or elect to offer them through a competitor’s platform, Grab may lack a sufficient supply of driver-partners to attract and retain consumers and merchant-partners to the Grab platform. Driver-partners choose Grab based on many factors, including the opportunity to earn money, the flexibility and autonomy to choose where, when and how often to work, the tools and opportunities Grab provides to seek to maximize productivity and other benefits that Grab provides to them. It is also important that Grab maintains a balance between demand and supply for mobility services in any given area at any given time. Grab has experienced and expects to continue to experience driver-partner supply constraints or oversupply from time to time in certain areas (including certain areas or locations within cities). To the extent that Grab experiences driver-partner supply constraints in a given market, Grab may need to increase, or may not be able to reduce, the driver-partner incentives that Grab offers.

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If merchant-partners, such as restaurants, convenience and grocery stores, multinational franchises and lifestyle service providers, are not attracted to the Grab platform or choose to partner with its competitors, Grab may lack a sufficient variety and supply of options, or lack access to the most popular merchant-partners, such that the offerings on the Grab platform will become less appealing to consumers and its driver-partners will have fewer opportunities to provide services. Grab’s merchant-partners choose Grab based on many factors, including access to the consumer base and delivery and payment network available through the Grab platform, the tools and opportunities Grab provides to enhance their profitability and the opportunity to leverage Grab’s data insights. Grab seeks to leverage off the strong consumer base using its platform in its deliveries and mobility segments to grow its financial services and other businesses.

The number of consumers using the Grab platform may decline or fluctuate as a result of many factors, including dissatisfaction with the operation and security of its superapp or consumer support, pricing levels, dissatisfaction with the deliveries, mobility, financial services or other offerings or quality of services provided by Grab’s driver- and merchant-partners and negative publicity related to its brand or reputation, including as a result of safety incidents, driver or community protests or public perception of Grab’s business. In April 2018, Grab experienced a platform-wide disruption that impacted the availability of Grab’s deliveries and mobility offerings for several hours. This disruption was the result of a systems failure by a third-party service provider that impacted the Grab platform. Grab also experienced a similar disruption in December 2019. If similar incidents occur in the future, consumer satisfaction could be impacted, which in turn could impact the balance of Grab’s ecosystem.

The number of driver- and merchant-partners on the Grab platform may decline or fluctuate as a result of a number of factors, including ceasing to provide services through its platform, passage or enforcement of local laws regulating, restricting, prohibiting or taxing the services and offerings of Grab’s driver- and merchant-partners, the low costs of switching to alternative platforms, dissatisfaction with its brand or reputation, its pricing model (including potential reductions in incentives) or other aspects of Grab’s business. In August 2019, personal information of some of Grab’s driver-partners was exposed to other driver-partners. Additionally, driver or community protests, which have occurred in some of Grab’s markets from time to time, could also negatively impact driver perception of Grab or its industry and impact Grab’s ability to recruit and maintain its base of driver- and/or merchant-partners.

In addition, the synergies Grab seeks to realize from having a superapp-led ecosystem may not materialize as Grab expects them to or in a cost-effective manner. For example, Grab expects its superapp strategy to benefit from developing and growing its financial services offerings, which Grab believes will be linked to lower driver- and merchant-partner and consumer acquisition costs and increased consumer engagement, retention and spending. Further, social engagement applications may encroach on the offerings of transactional applications such as Grab’s.

Any inability to maintain or increase the number of consumers or driver- or merchant-partners that use the Grab platform or a failure to effectively develop Grab’s superapp could have an adverse effect on Grab’s ability to maintain and enhance its ecosystem, as well as the synergies within its ecosystem, and otherwise materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

Security, privacy, or data breaches involving sensitive, personal or confidential information could also expose Grab to liability under various laws and regulations across jurisdictions, decrease trust in the Grab platform, and increase the risk of litigation and governmental investigation.

Grab’s business involves the collection, storage, processing, and transmission of a significant amount of personal and sensitive data, such as that of driver- and merchant-partners, consumers, employees, job candidates and other third parties. From time to time, Grab may also engage third-party vendors to collect data and other insights that are then used by Grab in its business operations. Grab is subject to numerous laws and regulations designed to protect such data. Laws and regulations that impact Grab’s business, and particularly laws, regulations and other measures governments may take based on privacy and data protection concerns, are increasingly strict and complex, change frequently and at times are in conflict among the various jurisdictions where Grab does business. For example, Thailand’s new Personal Data Protection Act is expected to become fully enforceable in 2022 and new data privacy legislation has been discussed by governments in certain other jurisdictions where Grab operates. In certain jurisdictions there are laws and regulations that restrict the flow of data outside the country which may also constrain Grab’s activities and require the use of local servers. Grab may also be required to disclose personal data about an individual to a public agency, where the disclosure is necessary in the public interest, or for the purposes of policy formulation or review. Some of these disclosures may put Grab in a disadvantaged position, especially if the provided data is repurposed for another intent, or adequate protection is not accorded to such data. As such laws increase in their complexity and impose new requirements, Grab may be required to incur increased costs to comply with data privacy laws and could incur penalties for any non-compliance or breaches. These laws may also limit how Grab is able to use data. For more information regarding relevant laws and regulations Grab is subject to, see “Regulatory Environment.”

From time to time Grab implements measures in order to protect sensitive and personal data in accordance with its contracts, data protection laws and consumer laws. However, Grab may be subject to data breach incidents, including where data breach incidents are suffered by third parties that Grab contracts or interacts with, that often involve factors beyond its control. Grab has notified data protection authorities of data breaches and data protection authorities have also opened investigations involving or brought enforcement actions against Grab. For example, in March 2017, two GrabHitch driver-partners in Singapore separately posted the personal data of one of their passengers on a public Facebook page. The PDPC investigated the incident and found that Grab was in breach of the relevant data privacy obligations despite the fact that GrabHitch driver-partners provide the GrabHitch carpooling service in a personal capacity. The PDPC ordered Grab to provide detailed guidance for its GrabHitch driver-partners on the handling of personal data of their passengers and to communicate relevant policies to them, and Grab has since implemented remedial actions to educate them. The PDPC has issued other enforcement decisions as well as penalties against Grab for breaching its protection obligation under Singapore data protection law, and in the Philippines, the National Privacy Commission has taken action relating to some of Grab’s data processing activities. Grab remains subject to the risk that further incidents of this type could occur in the future. Grab also relies on third-party service providers to host or otherwise process some of its platform users’ data in certain jurisdictions and Grab may have limited control or influence over the security policies or measures adopted by such third-party service providers. Any failure by a third party to prevent or mitigate security breaches or improper access to, or disclosure of, such information could have adverse consequences for Grab.

Although Grab maintains, and is in the process of improving, internal access control mechanisms and other security measures to ensure secure and appropriate access to and storage and use of Grab’s sensitive, business, personal, financial or confidential information by anyone including its employees, contractors and consultants, these mechanisms may not be entirely effective, or fully complied with internally. As part of periodic reviews carried out by Grab, Grab has identified, and in the future may identify, data protection issues requiring remediation with respect to such measures that require Grab to further update its compliance functions. In particular, Grab may still be at risk of unauthorized use or disclosure of such information. Any misappropriation of personal information, including credit card or banking information, could harm its relationship with consumers and driver- and merchant-partners and cause Grab to incur financial liability and reputational harm. If any person, including any of Grab’s employees, improperly breaches Grab’s network security or otherwise mismanages or misappropriates driver-partner, merchant-partner or consumer personal or sensitive data, Grab could be subject to regulatory actions and significant fines for violating privacy or data protection and consumer laws or lawsuits for breaching contractual confidentiality or data protection provisions which could result in negative publicity, legal liability, loss of consumers or driver- or merchant-partners and damage to its reputation. Grab is an attractive target of data security attacks by third parties that may attempt to fraudulently induce employees or platform users to disclose information to gain access to Grab’s data or the data of platform users. A successful attempt could lead to the compromise of sensitive, business, personal, financial, credit card, banking or other confidential information, which could result in significant liability and a material loss of revenue resulting from the adverse impact on Grab’s reputation and brand, a diminished ability to retain or attract new platform users and disruption to Grab’s business.

Because the techniques used by an individual or a group to obtain unauthorized access, make unwarranted alteration to our data and source codes, disable or degrade services, or sabotage systems are often complex, not easily recognizable and evasive, Grab may not be able to anticipate these techniques and implement adequate preventative measures. Such individuals or groups may be able to circumvent Grab’s security measures (including, but not limited to, via phishing attacks, malware infection, system intrusion, misuse of systems, website defacement, and DDoS attacks) and may improperly access or misappropriate confidential, proprietary, or personal information held by or on behalf of Grab, disrupt Grab’s operations, damage Grab’s computers, or otherwise damage Grab’s business. Although Grab has developed, and continues to develop, systems and processes that are designed to protect its servers, platform and data, including personal and sensitive data of its driver-partners, merchant-partners, consumers, employees, job candidates and other third parties, Grab cannot guarantee that such measures will be effective at all times. Grab’s efforts may be hindered due to, for example, government surveillance, regulatory requirements or other external events; software bugs or other technical errors or issues; or errors or misconduct of employees, contractors or others; a rapidly evolving threat landscape; and inadequate or failed internal processes or business practice. While Grab invests significant resources to protect against or remediate cybersecurity threats or breaches, or to mitigate the impact of any breaches or threats, it may still be subject to potential liability above the amounts covered by Grab’s insurance.

Any of the foregoing could subject Grab to regulatory fines, scrutiny and actions, including, but not limited to, orders to temporarily or permanently cease all or some of its business activities, a prohibition on taking on new consumers, driver-partners or merchant-partners and the implementation of mandated remedial measures, which could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab’s financial services business may not ultimately be successful and could subject Grab to additional requirements, risks and regulations.

Grab has expanded, and plans to continue to expand, its financial services offerings and platform. These offerings include services such as digital banking, payments, lending, receivables factoring, insurance distribution and wealth management. For example, Grab now provides credit products, including financing for its driver- and merchant-partners, purchase financing, cash loans, a receivables factoring “PayLater” option for consumers through GrabFinance, and wealth management products through GrabInvest services. Expanding Grab’s financial services offerings requires Grab to engage in activities such as education of driver- and merchant-partners, building awareness of its financial services offerings, attracting and retaining talent with relevant financial services skills, entering into arrangements with new partners, and also exposes Grab to risks including, among others, credit risk, counterparty risk, regulatory risk, compliance and reputational risks.

In addition, the intersection of finance and digital services is a relatively new phenomenon but one that has attracted significant regulatory attention. Grab’s business is subject to laws that govern payment and financial services activities and Grab may face challenges in obtaining and maintaining licenses and regulatory approvals and in managing relationships with regulators. As Grab evolves its business, Grab may be subject to additional laws or requirements related to money transmission, lending, consumer protection, online payments, and financial regulation. These laws govern, among other things, money transmission, prepaid access instruments, electronic funds transfers, anti-money laundering, countering the financing of terrorism, lending, consumer protection, banking, systemic integrity risk assessments, cybersecurity of payment processes, and import and export restrictions. Additionally, Grab’s “PayLater” offering, which allows consumers to pay for products or services within a certain period after the relevant transaction, involves the factoring of receivables of merchant-partners for their customers. Recently, regulators in certain jurisdictions, including Singapore and Malaysia, have been reviewing buy now, pay later offerings with a view toward limiting consumer overspending among other things. There can be no assurance that regulators will not impose requirements or curbs on such offerings and any such requirements or curbs could adversely impact Grab. Grab is subject to regulatory audits in all markets where it operates licensed financial services businesses and such audits carry the risk that regulators could allege violations or view Grab’s continued participation in the market, as an overseas company, undesirable, and impose sanctions, penalties or withdraw licenses.

Further, Grab maintains licensing relationships with all major credit card providers, and any contractual disputes over fees or other violations may result in restrictions or withdrawal of one or more scheme’s services. Furthermore, Grab’s financial services business and the use of such services have historically relied significantly on Grab’s deliveries and mobility segments, as consumers often use GrabPay to pay for deliveries and mobility services offered through the Grab platform. The expansion of Grab’s financial services business will depend to a large extent upon Grab’s ability to continue to grow the use of its financial services for uses outside of its deliveries and mobility segments and for off-platform usage.

As a new entrant in the financial services industry, Grab faces intense competition with existing banks and financial services providers that may have greater experience, better access to capital, a lower cost of capital and more resources than Grab has. Grab will also compete against other new entrants, which, in Singapore, include NYSE-listed Sea Ltd. (which was also selected for the award of a digital full bank license) and Ant Group Co. Ltd. and a consortium led by Greenland Financial Holdings Group Co. Ltd. that were selected for the award of digital wholesale bank licenses. Grab’s ability to achieve or maintain market acceptance for its financial services and products are affected by a number of factors, such as the community’s level of trust in digital financial services and products being provided by a company that is not a traditional financial institution, entrenched preferences in traditional payment methods, insufficient use cases for Grab’s digital payment services and lack of infrastructure support locally. Moreover, even if there is adequate acceptance of Grab’s digital financial services and products, Grab’s business will continue to be subject to the changing needs and demands of users, which may change for a multitude of reasons such as availability of alternative payment methods that are more popular or widely accepted by the population.

Any of the foregoing, including any failure to manage these risks, could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

Improper, dangerous, illegal or otherwise inappropriate activity by consumers or driver- or merchant-partners or other third parties could harm Grab’s business and reputation and expose Grab to liability.

Due to the breadth of Grab’s operations that span across a wide variety of consumers, driver- and merchant-partners and other third parties in more than 400 cities in Southeast Asia, Grab is exposed to potential risks and liabilities arising from improper, dangerous, illegal or otherwise inappropriate actions by a wide variety of persons that Grab has no control over. Although Grab has implemented certain measures in order to ensure both partner and consumer safety, such measures may not be effective or adequate and any such actions may result in adverse consequences, such as nuisance, property damage, injuries, fatalities, business interruption, brand and reputational damage or significant liabilities for Grab.

Although there are generally certain qualification processes in place for Grab’s driver- and merchant-partners, including background checks on driver-partners, these qualification processes may not bring to light all potentially relevant information and would not bring to light events occurring after the qualification process is complete. In certain jurisdictions, available information may be limited by applicable laws or limited generally, and Grab (or third-party service providers Grab uses to conduct background checks) also may fail to conduct qualification processes adequately. Furthermore, Grab does not independently test the driving skills of its driver-partners or other relevant skills of its other merchant-partners.

In Grab’s mobility business, if Grab’s driver-partners or consumers engage in improper, dangerous, illegal or otherwise inappropriate activities, driver-partners and/or consumers may not consider offerings on the Grab platform to be safe and Grab may otherwise suffer adverse consequences, such as liability due to bodily harm to other users of the Grab platform, and other brand and reputational damage. For example, in Cambodia, most of Grab’s two-wheel and three-wheel driver-partners do not obtain (and in certain cases are not required to obtain) driver’s licenses, which could subject them and Grab to potential risks. In addition, merchant-partners in some of the countries in which Grab operates are not required to obtain food hygiene certificates or may only be subject to limited regulatory guidelines with regard to food safety and hygiene. In Grab’s financial services business, Grab may also be susceptible to potentially illegal or improper uses, which may include the use of Grab’s payment services in connection with fraudulent sales of goods or services, software and other intellectual property piracy, money laundering, bank fraud and prohibited sales of restricted products. If consumers or third parties providing financial services in partnership with Grab engage in improper, illegal or otherwise inappropriate activities while using the Grab platform, other consumers and driver- and merchant-partners may also be unwilling to continue using the Grab platform. Despite measures that Grab has taken to detect and reduce the occurrence of fraudulent or other malicious activity on the Grab platform, Grab cannot guarantee that its measures will be effective.

Any of the foregoing activities, whether or not caused by or known to Grab, could harm Grab’s brand and reputation, result in litigation or regulatory actions, and otherwise materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab is subject to risks associated with strategic alliances and partnerships.

Grab has entered into strategic alliances and partnerships with third parties and may continue to do so in the future. Such alliances and partnerships have included, among others, joint ventures or minority equity investments, such as Grab’s investments in the Digital Banking JV with Singtel, its investment in the entity through which it holds its interest in OVO in Indonesia and partnerships with strategic investors, including with Mitsubishi UFJ Financial Group Inc. (“MUFG”) for certain digital financial services, such as payments and lending, and with Toyota in several areas related to supporting driver-based services. These alliances and partnerships subject Grab to a number of risks, including risks associated with the sharing of proprietary information between parties, non-performance by Grab or its partners of obligations under relevant agreements, disputes with strategic partners over strategic or operational decisions or other matters, increased expenses in establishing new strategic alliances, exclusivity and non-compete provisions under some of such arrangements which limit Grab’s ability to operate in certain market segments, the need to support or capitalize joint venture or associate entities and reputational risks from association with strategic partners, as well as litigation risks associated therewith.

Grab is also subject to certain risks with respect to its shareholding in the entity through which it holds its interest in OVO, an electronic wallet and payment system service provider in Indonesia, in which it has a significant minority interest, including, among others, the following:

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OVO’s shareholders are primarily strategic investors who procure their offline and online platforms to list or promote OVO as an e-payment option on their platforms, which has been a key driver of OVO’s business, growth and payments volume. Such strategic investors’ interests may not always align with

Grab’s, and the business strategies of strategic partners may change, particularly in light of the May 2021 merger between Tokopedia, which holds a significant minority interest in OVO, with Gojek, a competitor of Grab in Indonesia. For example, strategic investors in OVO could decide not to provide OVO as a payment option on their platform, fail to abide by their contractual commitments or otherwise enter into alliances with OVO’s competitors or their affiliates. In particular, Tokopedia may instead favor Gojek’s Gopay as a payment option, impacting OVO’s business. In 2020, approximately half of OVO’s payment volume was attributable to usage on the platforms of other strategic investors and OVO’s revenue represented approximately 3% and (6)% of Grab’s total revenue for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively. OVO could suffer material and adverse consequences as a result of the foregoing. OVO’s payments volume could materially decline, disputes and litigation relating to contractual arrangements, including involving Grab, could arise and OVO’s business and growth could suffer. OVO’s business, results of operations, financial condition and prospects could be materially and adversely impacted as a result of the foregoing.

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Grab, through one or more subsidiaries, has entered into agreements with other shareholders and OVO itself on matters including governance of OVO and cash/non-cash contributions to OVO by its shareholders. Grab or these other shareholders may fail to meet their obligations under these agreements. Any failure to comply with these or any other obligations under these agreements could subject Grab to liability or impact its rights with respect to OVO, could have a material and adverse effect on Grab and OVO and may result in disputes and litigation relating to such agreements.

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Establishment, operation and growth of OVO’s business has historically required significant capital that it has met primarily through equity financing from its shareholders. OVO currently requires further financing from shareholders in the immediate term in order to continue operating and may encounter difficulties in raising such financing. The provision of shareholder financing to OVO is subject to agreement among the shareholders under the relevant shareholders agreement. If OVO’s shareholders are unable to agree on, among other things, the valuation that should serve as the basis for the terms of such financing, OVO may not receive shareholder financing and its liquidity could be materially and adversely impacted. If OVO is unable to secure financing from its shareholders or other sources, its financial condition and prospects could be materially and adversely affected, including the possibility of becoming insolvent and ceasing operations. Any of the foregoing issues with OVO could negatively impact Grab’s other businesses in Indonesia, Grab’s reputation and brand, and Grab’s standing with regulators in Indonesia.

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OVO has experienced changes in its management and management attrition as certain senior executives have departed and may experience further changes to its management in the future, which could be disruptive to its business and impact its operating performance.

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OVO is subject to limitations on foreign ownership. See “—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, Grab is subject to restrictions on foreign ownership—Indonesia.”

Any of the foregoing could have a material adverse effect on Grab’s and OVO’s business, financial condition, results of operations and prospects.

Furthermore, some of Grab’s strategic alliances and partnership agreements contain exclusivity provisions restricting Grab from providing a particular service outside of the strategic alliance or partnership in a particular jurisdiction. For example, Grab and MUFG have entered into an agreement for strategic collaboration under which Grab has granted MUFG’s affiliates in Thailand exclusivity with respect to the provision of certain financial products and services to the driver- and merchant-partners and consumers and Grab has also granted MUFG’s affiliates a right of first offer with respect to certain financial products and services in its markets in which Grab operates. Subject to certain exceptions and carve-outs, the shareholders agreement with Singapore Telecommunications Limited (“Singtel”) for the Digital Banking JV contains restrictions on investments in other digital banking and other financial services businesses as well as restrictions on operating certain banking and financial services businesses outside of the Digital Banking JV. The Digital Banking JV partners have agreed on a process for expanding digital banking and certain financial services into Southeast Asian jurisdictions beyond Singapore. Although Grab agrees to such restrictions because it believes that the overall strategic alliance or partnership is to its benefit, such restrictions could adversely impact Grab’s growth prospects.

Grab’s entry into digital banking in Singapore through the Digital Banking JV is subject to risks.

In December 2020, the MAS selected Grab’s and Singtel consortium to be a potential recipient of a digital full bank license, which, if such license is ultimately awarded, would make the Digital Banking JV among the first group of companies to be awarded such a license in Singapore. In May 2021, Grab and Singtel obtained the in-principle approval for the license to be granted to the Digital Banking JV, and Grab currently anticipates the Digital Banking JV to obtain the digital banking license and commence business by sometime in the second quarter of 2022. However, there can be no assurance that the Digital Banking JV will be successful in maintaining in-principle approval or obtaining the digital full bank license and in commencing and operating its business, particularly given that it is not yet in the final stages of the building phase in preparation for its operations. The Digital Banking JV must meet all relevant prudential requirements and licensing pre-conditions before the MAS grants the license, and these requirements and pre-conditions require substantial capital commitments from its shareholders, or may impose additional challenges, and give rise to regulatory and credit risks. In addition, the Digital Banking JV must comply with relevant banking regulations and other requirements on an ongoing basis. In particular, maintaining compliance with the MAS requirement of being “anchored in Singapore, controlled by Singaporeans and headquartered in Singapore” for it to be awarded and be able to maintain the digital full bank license is subject to continuous regulatory review as Grab’s or GFG’s ownership and management control may evolve. The MAS, at its sole discretion, may also determine that the Business Combination or other future events cause the Digital Banking JV to no longer meet such requirement, which could have adverse consequences. These consequences may include but are not limited to the Digital Banking JV having its in-principle approval suspended or revoked, or being prevented from being awarded the digital full bank license, or, if the license is awarded, having such license suspended or revoked. The MAS may take other actions to ensure that the Digital Banking JV is anchored in Singapore, controlled by Singaporeans and headquartered in Singapore. This could require Grab to sell or transfer existing shares in the Digital Banking JV to, or enter into proxy arrangements with, or could require the Digital Banking JV to issue new shares to, the joint venture partner, Singtel, or other Singapore citizens or entities. Furthermore, according to MAS’s eligibility criteria, among other requirements, holders of the digital full bank licenses will need S$1.5 billion (approximately $1.1 billion) in minimum paid-up capital as well as additional capital to accommodate certain losses as determined by MAS. As such, the terms of the shareholders agreement with Singtel for the Digital Banking JV includes the obligation for Grab and its joint venture partner to make capital contributions to the Digital Banking JV of S$1.93 billion total (approximately $1.44 billion), which includes provision for retained losses. Grab believes both it and its joint venture partner, Singtel, each have sufficient cash resources to satisfy their respective obligations when due, and both parties have demonstrated to MAS that they have sufficient corporate funds to meet their respective funding obligations. Grab also has the obligation to indemnify its joint venture partner Singtel from and against certain losses resulting from breaches by Grab of undertakings to make committed capital contributions, undertakings given to the MAS or revocation of the in-principle approval or (assuming that the digital full bank license is subsequently granted) the digital full bank license or material restrictions being imposed on Digital Bank JV on account of an action taken by Grab. In addition, upon certain events of default occurring, including a change of control of GFG before 2025, Grab’s joint venture partner Singtel may sell its Digital Banking JV shares to Grab at a 20% premium over fair market value, or purchase Grab’s Digital Banking JV shares at a 20% discount to fair market value.

Grab relies significantly on third-party cloud infrastructure services providers and any disruption of or interference with Grab’s use of their services could adversely affect Grab’s business, financial condition, results of operations and prospects.

The Grab platform is currently hosted within data centers provided by third-party cloud infrastructure services providers. As the continuing and uninterrupted performance of the Grab platform is critical to Grab’s success, any system failures of such third-party providers’ services could reduce the attractiveness of the Grab platform and may adversely affect Grab’s ability to meet the requirements of consumers and driver- and merchant-partners when they are using the Grab platform. Third-party cloud infrastructure services providers are vulnerable to damage or interruptions from factors beyond Grab’s or their control, including but not limited to computer viruses and other malicious code, denial-of-service attacks, cyber and ransomware attacks, phishing attacks, break-ins, sabotage, vandalism, power loss or other telecommunications failure, fire, flood, hurricane, tornado or other natural disasters, software or hardware errors, failures or crashes and other similar disruptive problems. For example, one of Grab’s third-party infrastructure services providers suffered technical failures in March 2018 that caused the loss of a significant number of transactions over a period of several hours. In addition, in February 2021, GrabExpress orders were impacted due to system delays from one of Grab’s third-party infrastructure providers, affecting order fulfilment for GrabExpress deliveries for a period of approximately two hours. Grab expects that in certain jurisdictions, it may become increasingly difficult to ensure reliability of the Grab platform as Grab expands and the usage of its platform increases. Any future disruptions could adversely impact user experience, create negative publicity harming Grab’s reputation, impact the quality, availability and speed of the services Grab provides as well as potentially violate regulatory requirements in relation to technology risk and business continuity risk management. Any of the foregoing could result in interruptions, delays, loss of data, cessations to Grab’s operations or in the provision of offerings through its platform and compensation payments to Grab’s partners and end consumers, and could adversely affect Grab’s business, financial condition, results of operations and prospects.

Furthermore, under its agreements with its third-party cloud infrastructure services providers, Grab is required to meet certain minimum spending commitments. To the extent Grab falls short of meeting such commitments, it could be required by the relevant service provider to pay for the shortfall, which would cause Grab to incur additional expenses.

Grab may continue to be blocked from, or limited in, providing its products and offerings in certain markets, may contravene applicable laws and regulations and may be required to modify its business model in order to manage its compliance with applicable laws and regulations.

Many markets in Southeast Asia may have laws and regulations that do not sufficiently contemplate or cover all of Grab’s business activities. As Grab’s business, business model, products, offerings and operations may be relatively new in these markets, the relevant laws and regulations, as well as their interpretations, may be unclear and evolving. This may make it difficult for Grab to assess which licenses, permits and approvals are necessary for its business, or the processes for obtaining such licenses, permits and approvals. This mismatch between Grab’s businesses and laws in the jurisdictions where it operates may also subject Grab to inconsistent, uncertain and arbitrary application of such laws and increased regulatory scrutiny. Grab may also proceed with business activities on a risk-weighted assumption that certain laws and regulations are invalid or inapplicable, which may not be the case. As part of Grab’s decision making process in such circumstances, Grab has a cross functional team, which includes representatives from its governance, risk and compliance, legal, public affairs and public relations teams, that engages in considering such issues and making decisions that are consistent with the its corporate culture (which includes sustainable growth and a strong focus on compliance) and common sense. Grab also, as part of its decision-making process, typically seeks advice from local law firms with expertise on local regulatory considerations. In certain markets, Grab financed and provided offerings, either directly or through others with whom it had affiliations, while it was still assessing or considering the applicability of laws and regulations to those offerings or while it considered potential changes it may need to implement to comply with such laws and regulations. Grab’s decision to continue operating in these instances has been subject to scrutiny by government authorities. There may have been instances where Grab was not in compliance with applicable laws and regulations or did not have all required licenses, permits and approvals needed to conduct the relevant business.

Grab also cannot be certain that it will be able to maintain licenses, permits and approvals that it has previously obtained, or that, once they expire, Grab will be able to renew them. Grab’s interpretations of laws and regulations and relevant exemptions also may not be consistent with those of the regulators. As Grab expands its businesses, and in particular its financial services business, Grab may be required to obtain new licenses, permits and approvals and will be subject to additional laws and regulations and uncertainties in the markets Grab plans to operate in.

Many of the markets in Southeast Asia have not developed a fully integrated regulatory regime, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in such markets, including, in particular, new or disruptive business models such as those in the technology sector. In Thailand, mobility services provided through online channels, including mobile applications such as the Grab platform, are governed by laws that are broad, and as a result, Grab’s offerings could become subject to additional licensing or registration requirements at the discretion of relevant Thai regulators. On June 23, 2021, a new ride-hailing law came into effect that formally legalized ride-hailing services through online channels in Thailand. This new law is expected to be supplemented by other relevant laws and regulations (including, for example, laws and regulations relating to pricing, driver-partners on-boarding processes, the registration of public driving, car and operator licenses and measures relating to the certification of applications relating in the same) with which we will have to comply; however, we cannot assess the potential impact of such laws and regulations on our operations until they are promulgated. If Thai regulators enforce existing laws, Grab’s supply of driver-partners with private car license plates in Thailand could significantly decline, which could impact its ability to continue to operate its mobility segment in Thailand. Furthermore, Grab could be deemed to be aiding and abetting driver-partners in violation of the previous regulatory regime, subjecting it to potential fines and other regulatory actions. In addition, there can be no assurance that any new legislation would, when enacted, ultimately formally legalize ride-hailing services through online channels in Thailand. In Vietnam, Grab entered into a joint venture with a foreign partner to set up a company to operate a car rental and transportation services business but the government did not grant the relevant licenses to set up such a company due to an adverse interpretation of the foreign ownership limit of 49% for the transportation business. After unsuccessful attempts to obtain the relevant licenses, Grab decided to abandon its plans for this business. In Myanmar there are no specific regulations governing operators of ride-hailing booking platforms; and in Malaysia, there are no laws specifically governing operators of certain delivery service booking platforms such as GrabFood and GrabMart. Regulatory risks, including but not limited to the foregoing, could have a material and adverse effect on Grab’s business, financial condition, results of operations and prospects.

In certain circumstances, Grab may not be aware of its violation of certain policies, laws and regulations until after the violation. Where regulators find that Grab has not obtained required licenses, permits and approvals, Grab may come under investigation or otherwise be subject to scrutiny by governmental authorities, may be subject to regulatory fines and penalties and, in certain cases, may be required to cease operations altogether, unless and until laws and regulations are reformed. The regulatory environment in Southeast Asia may also slow the growth of Grab’s business. Grab has incurred, and expects that it will continue to incur, significant costs in managing its legal and regulatory matters, including the ability to operate its business in its markets.

The proper uninterrupted functioning of Grab’s highly complex technology platform is essential to Grab’s business.

Grab’s business depends on the performance and reliability of Grab’s system as well as the efficient and uninterrupted operation of mobile communications systems that are not under Grab’s control. Grab’s superapp platform is a complex system composed of many interoperating components and incorporates software that is highly complex, and therefore, many events that are beyond its control may cause service interruptions or degradations or other performance problems across the whole platform, including but not limited to computer viruses and other malicious code, denial-of-service attacks, cyber and ransomware attacks, phishing attacks, break-ins, sabotage, vandalism, power loss or other telecommunications failure, fire, flood, hurricane, tornado or other natural disasters, software or hardware errors, failures or crashes, and other similar disruptive problems. For example, in April 2018, Grab experienced a platform-wide disruption that impacted the availability of its deliveries and mobility offerings for several hours. Grab also experienced similar incidents in May and December in 2019 and experienced smaller scale disruptions or delays in 2020 and 2021. Grab may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of its platform. Although Grab has certain disaster response procedures, Grab or its third-party service providers may not currently have a comprehensive business continuity framework in place in all instances. Grab is working with third-party consultants to develop a suitable business continuity framework, but there can be no assurance that such framework will be implemented in a cost-effective manner or at all, or that it will prove effective or meet all the expectations of Grab’s stakeholders, including its consumers, partners and regulators, both current and in the future, in relation to cybersecurity risk, technology risk and business continuity management.

Grab’s software, including third-party or open source software that is incorporated into Grab’s software code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in Grab’s software code may only be discovered after the code has been released. Bugs in Grab’s software, third-party software including open source software that is incorporated into Grab’s code, misconfigurations of Grab’s systems and unintended interactions between systems could result in Grab’s failure to comply with certain regulatory reporting obligations or compliance requirements or the introduction of vulnerabilities into Grab’s platform that may be exploited by cyber-attackers or third-parties engaging in fraudulent activities, or could cause downtime that would impact the availability of the Grab platform, which could reduce the attractiveness of the Grab platform to users, increase the likelihood of a successful cyber-attack or result in violations of regulators’ expectations of prescribed technology risk management practices. Cyber-attackers and third-parties engaged in fraudulent activities have in the past exploited vulnerabilities in Grab’s platform and may in the future continue to attempt to do so. If the measures Grab takes to prevent these incidents from occurring are unsuccessful, Grab may incur losses from these fraudulent activities.

Disruptions in internet infrastructure, the absence of available mobile data or global positioning system signals or the failure of telecommunications network operators to provide Grab with the necessary bandwidth for its products and offerings could also interfere with the speed and availability of the Grab platform. Grab’s operations may also rely on virtual private network access in certain jurisdictions, such as China, where Grab has research and development operations. Furthermore, Grab has no control over the costs of the services provided by national telecommunications operators. If mobile internet access fees or other charges to internet users increase, consumer traffic may decrease, which may in turn cause Grab’s revenue to significantly decrease. Grab’s operations also rely on various other third-party software and applications, including with respect to intragroup communications and online word processing, and disruptions with respect to its usage of any such software could cause business interruption.

Furthermore, although Grab seeks to maintain and improve the availability of its platform and to enable rapid releases of new features and services, it may become increasingly difficult to maintain and improve the availability of its platform, especially during peak usage times and as its platform becomes more complex and more products and services are offered through its superapp and user traffic increases. If the Grab platform is unavailable when driver- and merchant-partners, consumers and/or platform users attempt to access it or it does not load as quickly as they expect or it experiences capacity constraints, users may seek other offerings including Grab’s competitors’ products or offerings, and may not return to the Grab platform as often in the future, or at all. This could adversely affect Grab’s ability to maintain its ecosystem of driver- and merchant-partners and consumers and decrease the frequency with which they use the Grab platform. Grab may not effectively address capacity constraints, upgrade systems as needed, or develop technology and network architecture to accommodate actual and anticipated changes in technology.

Any of these events could significantly disrupt Grab’s operations, impact user satisfaction and in turn Grab’s reputation and subject Grab to liability, which could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab’s business depends upon the interoperability of Grab’s superapp and platform with different devices, operating systems and third-party software that Grab does not control.

One of the most important features of Grab’s superapp and platform is their broad interoperability with a range of devices, operating systems, and third-party applications. Grab’s superapp and platform are accessible from the web and from devices running various operating systems such as iOS and Android. Grab depends on the accessibility of Grab’s superapp and platform across these third-party operating systems and applications that Grab does not control. Moreover, third-party services and products are constantly evolving, and Grab may not be able to modify the Grab platform to assure its compatibility with that of other third parties following development changes. The loss of interoperability, whether due to actions of third parties or otherwise, could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support the Grab platform or effectively roll out updates to Grab’s applications. Additionally, in order to deliver high-quality applications, Grab needs to ensure that the Grab platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards. Grab may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance users’ experience. If consumers or driver- and merchant-partners that utilize the Grab platform encounter any difficulty accessing or using Grab’s applications on their mobile devices or if Grab is unable to adapt to changes in popular mobile operating systems, platform growth and user engagement would be adversely affected.

Grab also depends on third parties maintaining open marketplaces, including the Apple App Store, Google Play and Huawei App Gallery, which make Grab’s superapp available for download. Grab cannot assure you that the marketplaces, through which Grab distributes its superapp, will maintain their current structures or that such marketplaces will not charge Grab fees to list its applications for download. If any such marketplaces cease making its superapp available, this would have a material adverse effect on Grab’s business.

In addition, Grab relies upon certain third parties to provide software or application programming interfaces (“APIs”) for its products and offerings, which are currently important to the functionality of the Grab platform. If such third parties cease to provide access to such third-party software or APIs on terms that Grab believes to be attractive or reasonable, or do not provide Grab with the most current version of such software, Grab may be required to seek comparable solutions from other sources, which may be more expensive or inferior and/or adversely impact user experience. In some cases, such third-party commercial software may be difficult to replace, or become unavailable to Grab on commercially reasonable terms. Any such changes to or unavailability of third-party software or APIs could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

If Grab does not adequately protect its intellectual property rights, or if third parties claim that Grab is misappropriating the intellectual property of others, Grab may incur significant costs and its business, financial condition, results of operations and prospects may be adversely affected.

Grab’s brand value and technology, including its intellectual property, are some of its core assets. Grab protects its proprietary rights through a combination of intellectual property and contractual rights. These include patents, registered designs, trademarks, copyright, trade secrets, license agreements, confidentiality and non-disclosure agreements with third parties, employee and contractor disclosure and invention assignment agreements, and other similar contractual rights. The efforts Grab has taken to protect its intellectual property may not be sufficient or effective. For instance, intellectual property laws, rules and regulations vary from jurisdiction to jurisdiction, and effective intellectual property protection may not be available in every country in which Grab currently operates. In addition, it may be possible for other parties to copy or reverse-engineer Grab’s products and offerings or obtain and use the content of its website without authorization. Further, Grab may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon, or diminish the value of Grab’s domain names, trademarks, service marks and other proprietary rights. In the event of any unauthorized use of Grab’s intellectual property or other proprietary rights by third parties, legal and contractual remedies available to Grab may not adequately compensate Grab. Grab primarily relies on copyrights and confidential information (including source code, trade secrets, know-how and data) protections, for the purposes of protecting Grab’s core technologies and proprietary databases, rather than registered rights such as patents. Further, the registration of intellectual property, especially across multiple jurisdictions, is costly, subject to complex laws, rules and regulations, and can be challenged by third parties, and Grab may choose to limit or not to pursue intellectual property registrations in the future. Grab’s reliance on copyrights and confidential information protections, rather than registered intellectual property rights, may make it more difficult for Grab to protect some of its core technologies against third-party infringement and could increase the risk of third-party infringement actions against Grab.

Grab may also be unable to detect infringement of its intellectual property rights, and even if such violations are found, Grab may not be successful, and may incur significant expenses in protecting its rights. In addition, Grab’s competitors may independently develop technology or services that are equivalent or superior to Grab’s technology services. Any enforcement efforts may be time-consuming, costly and may divert management’s attention. Any failure to protect or any loss or dissolution of Grab’s intellectual property rights may have an adverse effect on Grab’s ability to compete and may adversely affect its business, financial condition, results of operations and prospects.

Furthermore, as Grab faces increasing competition and as its business grows, it may in the future receive notices that claim Grab has misappropriated, misused, or infringed upon other parties’ intellectual property rights. In addition, as Grab’s strategic alliances and partnerships at times involve sharing of intellectual property, Grab is subject to the risk of its partners alleging Grab has misappropriated or misused such partner’s intellectual property or its partners infringing Grab’s intellectual property.

Any intellectual property claim against Grab, regardless of merit, could be time consuming and expensive to settle or litigate, could divert Grab’s management’s attention and other resources, and could hurt goodwill associated with its brand. These claims may also subject Grab to significant liability for damages and may result in Grab having to stop using technology, content, branding, or business methods found to be in violation of another party’s rights. Certain adverse outcomes of such proceedings could adversely affect its ability to compete effectively in existing or future businesses.

Grab may also be required or may opt to seek a license for the right to use intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, Grab may be required to pay significant royalties, which may increase its operating expenses. If alternative technology, content, branding, or business methods for any allegedly infringing aspect of its business are not available, Grab may be unable to compete effectively or Grab may be prevented from operating its business in certain jurisdictions. Any of these results could harm Grab’s business.

Grab may not be able to make acquisitions or investments, or successfully integrate them into Grab’s business.

As part of Grab’s business strategy, Grab has entered into and regularly pursues a wide array of potential strategic transactions, including strategic investments, alliances, partnerships, joint ventures and acquisitions, in each case relating to businesses, technologies, services and other assets that Grab expects to complement its business or that Grab believes will help to grow its business. In particular, Grab has pursued and continues to consider strategic acquisitions to grow its financial services business. For example, in March 2018, Grab acquired Uber’s Southeast Asian business and has made other acquisitions and investments which it believes will complement its business.

These types of transactions involve numerous risks, including, among others:

•	intense competition for suitable targets and partners, which could increase prices and adversely affect Grab’s ability to consummate deals on favorable or acceptable terms;

•	complex technologies, terms and arrangements, which may be difficult to implement and manage;

•	failures or delays in closing transactions;

•	difficulties integrating brand identity, technologies, operations, existing contracts, and personnel;

•	failure to realize the anticipated return on investment, benefits or synergies;

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exclusivity provisions which prevent Grab from providing a particular service outside of the strategic alliance or partnership in a particular jurisdiction which could serve to limit access to business opportunities;

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failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company, partner or technology, including but not limited to issues related to intellectual property, cybersecurity risks, regulatory compliance practices, litigation, security interests over assets, contractual issues, revenue recognition or other accounting practices, or employee or user issues;

•	risks that regulatory bodies do not approve Grab’s acquisitions or business combinations or delay such approvals or other adverse reactions from regulators;

•	regulatory changes that require adjustments to Grab’s business or shareholding or rights in relation to subsidiaries or joint ventures; and

•	adverse reactions to acquisitions by investors and other stakeholders.

If Grab fails to address the risks or other problems encountered in connection with past or future transactions such as the foregoing, or if Grab fails to successfully integrate or manage such transactions, its business, financial condition, results of operations and prospects could be materially and adversely affected.

Any failure by Grab or its third-party service providers to comply with applicable anti-money laundering or other related laws and regulations could damage its business, reputation, financial condition, and results of operation, or subject it to other risks.

Grab’s payment and financial services related businesses, operations and systems may, in certain jurisdictions, be governed by laws and regulations related to payment and financial services activities, including, among other things, laws and regulations relating to banking, privacy, cross-border and domestic money transmission, anti-money laundering, counter-terrorist financing, electronic funds transfers, systemic integrity risk assessments, cybersecurity of payment processes, import and export restrictions and consumer protection. Grab’s payment and financial services related activities may be susceptible to illegal and improper uses, including money laundering, terrorist financing, fraudulent sales of goods or services, and payments to sanctioned parties. These laws and regulations to which Grab is now, or in the future may be, subject are highly complex, may be vague, and could change and may be interpreted to make it difficult or impossible for Grab to comply with them. Moreover, activities in jurisdictions where Grab allows payments in cash may raise additional legal, regulatory, and operational concerns. Operating a business that uses cash may increase Grab’s compliance risks with respect to a variety of laws and regulations, including those referred to above. In addition, Grab may in the future offer new payment options that may be subject to additional regulations and risks. If Grab fails to comply with applicable laws and regulations, it may be subject to civil or criminal penalties, fines, and higher transaction fees, and Grab may lose its ability to accept or process online payment, payment card or other related transactions, which could make offerings on its platform less convenient and attractive. In the event of any failure to comply with applicable laws and regulations, Grab’s business, financial condition, results of operations and prospects could be adversely affected.

As its payments and financial services related businesses expand, Grab will need to continue to invest in compliance with applicable laws and regulations, and to conduct appropriate risk assessments and implement appropriate controls. Government authorities may scrutinize or seek to bring actions against Grab if its systems are used for improper or illegal purposes or if its risk management or controls are not adequately assessed, updated, or implemented, and the foregoing could result in financial or reputational harm to Grab’s business.

In addition, laws and regulations related to payments and financial services are evolving, and changes in such laws and regulations could affect Grab’s ability to provide services on its platform in the manner that it has done, expects to do, or at all. In addition, as Grab evolves its business or makes changes to its operations, it may be subject to additional laws and regulations. Historical or future non-compliance with these laws and regulations could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions. Costs associated with fines and enforcement actions, as well as reputational harm, changes in compliance requirements, or limits on Grab’s ability to expand its product offerings, could harm its business.

Grab relies on its partnerships with financial institutions and other third parties for payment processing infrastructure and for the provision of services through its platform.

The convenient payment mechanisms provided by Grab’s superapp and platform are key factors contributing to the development of Grab’s business. Grab relies on strategic partnerships with financial institutions such as Visa and Mastercard and third parties such as Adyen and Stripe for elements of Grab’s payment-processing infrastructure to process and remit payments to and from consumers and driver- and merchant-partners using the Grab platform. Although Grab may develop in-house payment processing capabilities, Grab will likely need to continue to rely on these strategic partnerships and third-party services. If these companies become unwilling or unable to provide these services to Grab on acceptable terms or at all, Grab’s business may be disrupted. For certain payment methods, including credit and debit cards, Grab generally pays interchange fees and other processing and gateway fees, and such fees result in significant costs.

In addition, online payment providers are under continued pressure to pay increased fees to banks to process funds, and there is no assurance that such online payment providers will not pass any increased costs. If these fees increase over time, Grab’s operating costs will increase, which could materially and adversely affect Grab’s business, financial condition, results of operations and prospects.

Failures of the payment processing infrastructure underlying the Grab platform could cause driver- and merchant-partners to lose trust in Grab’s payment operations and could cause them to instead use Grab’s competitors’ platforms. If the quality or convenience of Grab’s payment processing infrastructure declines as a result of these limitations or for any other reason, the attractiveness of Grab’s business to driver- and merchant-partners could be adversely affected. For example, on November 11, 2020, during the “11.11 Sales Day” promotional period, Grab was unable to process GrabPay transactions for approximately fifteen minutes primarily due to delays with one of Grab’s payment processing partners. If Grab is forced to migrate to other third-party payment service providers for any reason, the transition would require significant time and management resources, and may not be as effective, efficient, or well-received by platform users.

Additionally, online payment providers require Grab to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit Grab from providing certain services to some users, be costly to implement, or be difficult to follow. If Grab fails to comply with these rules or regulations, Grab may be subject to fines and higher transaction fees and/or lose its ability to accept credit and debit card payments from consumers or facilitate other types of online payments. Grab has also agreed to reimburse Grab’s third-party payment processor for any reversals, chargebacks, and fines that are assessed by payment card networks if Grab violates these rules. Any of the foregoing risks could adversely affect Grab’s business, financial condition, results of operations and prospects.

In addition, as a platform business, Grab’s business model generally provides a platform enabling driver- and merchant-partners and other third parties, such as insurance companies and financial institutions to reach a broad base of consumers through its platform. To the extent such third parties use other means to reach consumers instead of the Grab platform, Grab’s business could be adversely impacted as Grab does not provide the services offered through its platform itself.

Changes in, or failure to comply with, competition laws could adversely affect Grab.

Competition authorities closely scrutinize Grab. There has been increased scrutiny over the power and influence of big technology companies globally, and in particular, antitrust regulators in Southeast Asia have taken greater interest in potential abuses of market power or position by big technology companies. If one jurisdiction imposes or proposes to impose new requirements or restrictions on Grab’s business, other jurisdictions may follow. Further, any new requirements or restrictions, or proposed requirements or restrictions, could result in adverse publicity or fines, whether or not valid or subject to appeal.

For example, in connection with Uber’s sale of its Southeast Asian business to Grab in March 2018, Grab faced, among others, public scrutiny from antitrust authorities in Singapore, Malaysia, Vietnam and the Philippines. The Competition and Consumer Commission of Singapore (“CCCS”) directed Grab, among other things, to remove exclusivity arrangements, lock-in periods and termination fees with Grab’s Singapore driver-partners, to maintain its pre-acquisition fare algorithm and driver-partner commission rates and to pay a fine of S$6.42 million (approximately $4.8 million). In addition, there has been increased scrutiny from the CCCS in the online food ordering and deliveries sector, and if the CCCS assesses that any arrangements between Grab and its merchant-partners may be harmful to competition, the CCCS may take enforcement action against Grab that may adversely affect Grab’s business, financial condition, results of operations and prospects. The Philippine Competition Commission (“PCC”) required a series of voluntary commitments from Grab in clearing the Uber acquisition and imposed a fine of approximately 56.5 million Philippine Pesos (approximately $1.2 million) on Grab for violating some of its pricing and service quality commitments after the merger with Uber. In addition, the Malaysian Competition Commission (“MyCC”) issued a proposed decision in October 2019 alleging that Grab had abused its dominant position in the ride-hailing booking and transit media advertising market through the imposition of a number of restrictive clauses on its driver-partners, including restrictions on driver-partners promoting competitors’ products and providing advertising services to third-party enterprises. Pursuant to the proposed decision, MyCC proposed a fine of approximately RM86.8 million (approximately $21 million) and a daily fine of RM15,000 (approximately $3,600) for each day Grab fails to take the remedial actions as directed by MyCC. The penalty is imposed in the event of failure to comply with the interim directions (“Proposed Decision Directions”). Grab believes it has complied with the said Proposed Decision Directions and should not be subject to the daily fines of RM15,000. In addition, Grab submitted its written representation to MyCC in December 2019 and made its oral representation to MyCC in October 2020, challenging MyCC’s proposed decision on several grounds. The matter is pending the issuance of a final decision by MyCC. Grab at the same time has initiated a judicial review application against MyCC. At first instance, Grab’s leave application at the High Court for a judicial review of MyCC’s proposed decision was dismissed. However, the Court of Appeal reversed the High Court’s decision in denying Grab’s leave application and has remitted the substantive hearing to be heard in the High Court. MyCC is applying for a ‘Stay Order’ to pause the substantive hearing in the High Court, as MyCC is appealing to the Federal Court against the Court of Appeal’s decision. In Thailand, the Office of Trade Competition Commission (“OTCC”) has placed increased scrutiny on the online food ordering and deliveries market and issued the Notification of the Trade Competition Commission in relation to Guidelines for consideration of unfair trade practices between food deliveries digital platform operators and restaurant operators effective from December 24, 2020. The notification provides certain guidelines that lay out practices of food deliveries platforms that may be considered as unfair trade practices and prohibits unfair fees, charges and trading conditions. The regulations provided in such notification are unclear, and their interpretation and implementation are subject to the sole discretion of the OTCC, which creates uncertainty.

In addition, governmental agencies and regulators may, among other things, prohibit future acquisitions, divestitures, or combinations that Grab plans to make or re-evaluate previous acquisitions, combinations, or restructuring completed by Grab in the past, impose significant fines or penalties, require divestiture of certain of its assets, or impose other restrictions that limit or require Grab to modify Grab’s operations, including limitations on Grab’s contractual relationships with platform users or restrictions on its pricing models. For example, although the COVID-19 pandemic has not resulted in any regulatory caps on pricing for Grab’s businesses, Grab’s pricing model, including dynamic pricing, could be challenged or limited in emergencies and capped in certain jurisdictions or become the subject of litigation and regulatory inquiries. As a result, Grab may be forced to change its pricing model in certain jurisdictions and in certain circumstances, which could harm Grab’s revenue or result in a sub-optimal tax structure.

In addition, regulators in certain jurisdictions where Grab operates could scrutinize the Business Combination from a competition law perspective. In certain countries where Grab operates, competition laws may be new or relatively new, regulatory bodies may be new or have new mandates, and relevant laws and regulations, as well as their interpretations and application, may otherwise be unclear and evolving. This can make it difficult for Grab to assess (a) which notifications or approvals are required, or (b) the timing and processes for obtaining such approvals in light of the complex structure of the Business Combination. Grab could be subject to fines or penalties, lose credibility with regulators, be subject to other administrative sanctions or otherwise incur expenses and diversion of management attention or other resources, if any regulators choose to investigate Grab, or find that Grab has not made required notifications or filings in connection with the Business Combination.

Unfavorable media coverage could harm Grab’s business, financial condition, results of operations and prospects.

Grab is the subject of regular media coverage. Unfavorable publicity regarding, among other things, Grab’s business model or offerings, user support, technology, platform changes, platform quality, privacy or security practices, regulatory compliance, financial or operating performance, accounting judgments or management team could adversely affect Grab’s reputation. Such negative publicity could also harm the size of Grab’s network and the engagement and loyalty of consumers and driver- and merchant-partners that utilize the Grab platform, which could adversely affect Grab’s business, financial condition, results of operations and prospects. Negative publicity could also draw regulator attention and lead to regulatory action or new laws or regulations impacting Grab’s business. In addition, the foregoing risks are increased by the widespread use of social media and the increasing incidence of fake or unsubstantiated news, particularly on social media and other online platforms.

As the Grab platform continues to scale and public awareness of Grab’s brand increases, any future issues that draw media coverage could have an amplified negative effect on Grab’s reputation and brand. In addition, negative publicity related to key brands or influencers that Grab has partnered with may damage Grab’s reputation, even if the publicity is not directly related to Grab.

Grab relies on third-party background check providers to screen potential driver-partners and they may fail to provide accurate information.

All potential driver-partners are required to go through Grab’s security and safety screening background checks before being qualified as a driver-partner on the Grab platform. Grab relies on third-party background check providers to provide the criminal and/or driving records of potential driver-partners in most of its markets to help identify those that are not qualified to use its platform pursuant to applicable law or its internal standards, and its business may be adversely affected to the extent such providers do not meet their contractual obligations, Grab’s expectations, or the requirements of applicable laws or regulations. If any of Grab’s third-party background check providers terminates its relationship with Grab or refuses to renew its agreement with Grab on commercially reasonable terms, Grab may need to find an alternate provider, and may not be able to secure similar terms or replace such partners in an acceptable timeframe, which in turn could lead to difficulty in onboarding sufficient numbers of driver-partners to meet consumer or merchant-partner demand. Further, if the background checks conducted by its third-party background check providers are inaccurate or do not otherwise meet its expectations, unqualified drivers may be permitted to conduct passenger trips or make deliveries on its platform, and as a result, Grab may be unable to adequately protect or provide a safe environment for consumers and merchant-partners. Inaccurate background checks may also result in otherwise qualified drivers from being inadvertently excluded from the Grab platform. Grab’s reputation and brand could be adversely affected and Grab could be subject to increased regulatory or litigation exposure. In addition, if the background checks conducted by Grab’s third-party background check providers do not meet the requirements under applicable laws and regulations, Grab could face legal liability or negative publicity.

Grab is also subject to a number of laws and regulations applicable to background checks for potential and existing driver-partners that utilize the Grab platform. If Grab or its third-party background check providers fail to comply with applicable laws and regulations, its reputation, business, financial condition, results of operations and prospects could be adversely affected, and Grab could face legal action. In addition, background check qualification processes may be limited in certain jurisdictions based on national and local laws, and Grab’s third-party service providers may fail to conduct such background checks adequately or disclose information that could be relevant to a determination of eligibility.

Any negative publicity related to any of Grab’s third-party background check providers, including publicity related to safety incidents or actual or perceived privacy or data security breaches or other security incidents, could adversely affect Grab’s reputation and brand, and could potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab’s company culture has contributed to its success and if Grab cannot maintain and evolve Grab’s culture as it grows, Grab’s business could be materially and adversely affected.

Grab believes that its company culture, which was founded on the principle of creating a double bottom line business by delivering financial performance and social impact at the same time and promoting the values of heart, honor, humility and hunger, has been critical to Grab’s success. Grab faces a number of challenges that may affect its ability to sustain Grab’s corporate culture, including:

•	staying true to Grab’s values and withstanding competitive pressures to move in a direction that may divert Grab from doing so;

•	maintaining appropriate alignment between Grab’s values and the fiduciary duties that its directors have under Cayman Islands law to act in the best interests of the company;

•	failure to identify, attract, reward, and retain people in leadership positions in Grab’s organization who share Grab’s values;

•	negative perception of Grab’s treatment of employees, consumers or driver- and merchant-partners; and

•	maintaining Grab’s culture while integrating new personnel and businesses as Grab grows.

If Grab is not able to maintain and evolve its culture, Grab may suffer consequences such as the inability to attract employees, consumers, driver- and merchant-partners and business partners and maintain and grow Grab’s business, and as a result its financial condition, results of operations and prospects could be materially and adversely affected.

Grab depends on talented, experienced and committed personnel, including engineers, to grow and operate Grab’s business, and if Grab is unable to recruit, train, motivate and retain qualified personnel, particularly in the technology sector, Grab’s business, financial condition, results of operations and prospects may be materially and adversely affected.

A fundamental driver of Grab’s ability to succeed is its ability to recruit, train and retain high-quality management, operations, engineering, and other personnel who are in high demand, are often subject to competing employment offers and are attractive recruiting targets for Grab’s competitors. Grab’s senior management, mid-level managers and technology sector employees, including engineers, data scientists and analysts, cybersecurity specialists, product managers and designers are instrumental in implementing Grab’s business strategies, executing Grab’s business plans and supporting Grab’s business operations and growth. There is particularly acute competition for technology sector and research and development employees in some of Grab’s markets. In addition, Grab depends on the continued services and performance of Grab’s key personnel. Grab’s CEO and co-founder Anthony Tan, COO and co-founder Tan Hooi Ling, President Maa Ming-Hokng, Chief Financial Officer Peter Oey and Chief People Officer Ong Chin Yin and their involvement in Grab’s business are important to the success of Grab. The Key Executives play a central role in the development and implementation of Grab’s business strategies and initiatives. Any decrease in the involvement of any of the Key Executives in Grab’s business or loss of key personnel, particularly to competitors, could have an adverse effect on Grab’s business, financial condition, results of operations and prospects. The unexpected or abrupt departure of one or more of Grab’s key personnel and the failure to effectively transfer knowledge and effect smooth key personnel transitions has had and may in the future have an adverse effect on Grab’s business resulting from the loss of such person’s skills, knowledge of Grab’s business, and years of industry experience. Although Grab’s employment contracts contain non-compete clauses, there is the risk that such non-compete clauses may be deemed unenforceable under applicable law.

To attract and retain key personnel, Grab uses equity incentives, among other measures, which may not be sufficient to attract and retain the personnel Grab requires to operate its business effectively. As demand in the technology sector intensifies, Grab may be required to offer more in terms of cash or equity in order to attract and retain talent, which would increase its expenses. The equity incentives Grab uses to attract, retain, and motivate employees may not be effective, particularly if the value of the underlying stock does not increase commensurate with expectations or consistent with its historical growth. In addition, in certain countries, the grant of equity incentive may be restricted, preventing Grab from delivering such incentives to personnel in the respective country. Grab may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and Grab may never realize returns on these investments. If Grab is unable to attract and retain high-quality management and operating personnel, its business, financial condition, results of operations and prospects could be adversely affected.

Grab’s ability to recruit and retain talent at desired compensation levels could also be limited by government attitudes and policies, which at times may favor nationals of the country in which Grab does business rather than hiring talent from abroad, which could impact Grab’s talent pool and the costs associated with it. Travel and other restrictions imposed by governments to address COVID-19 transmission rates may also harm Grab’s ability to recruit and retain nationals from outside Southeast Asia or the country where Grab is recruiting, and may require significant numbers of employees to work remotely, which may impact productivity. Grab’s ability to recruit and retain talent and maintain good relations with its employees could also be impacted by employee activism over social, political other matters, which could impact its relations with its employees.

Adverse litigation judgments or settlements resulting from legal proceedings in which Grab may be involved could expose Grab to monetary damages or limit the ability to operate its business.

Grab has in the past been, is currently, and may in the future be, involved in private actions, collective actions, class actions, investigations, and various other legal proceedings by driver- and merchant-partners, consumers, employees, commercial partners, competitors, or government agencies, among others, relating to, for example, personal injury or property damage cases, wrongful act, subrogation, employment or labor-related disputes such as wrongful termination of employment, consumer complaints, disputes with driver-partners and merchant-partners, contractual disputes with consumers or suppliers, disputes with third parties and regulatory inquiries or proceedings relating to compliance with competition and data privacy regulations. The results of any such litigation, investigations, and legal proceedings are inherently unpredictable and may be expensive. Any claims against Grab, whether meritorious or not, could be time consuming, costly, and harmful to Grab’s reputation, and could require significant amounts of management time and corporate resources. Furthermore, Grab may be held jointly responsible for claims against third parties offering their services through its platform, including driver- or merchant-partners. If any of these legal proceedings were to be determined adversely to Grab, or Grab were to enter into any settlement arrangement, Grab could be exposed to monetary damages or be forced to change the way in which Grab operates its business, which could have an adverse effect on Grab’s business, financial condition, results of operations and prospects.

In addition, Grab regularly includes arbitration provisions in its terms of service with end-users and driver- and merchant-partners, and in certain markets includes other provisions such as mediation provisions or, in Singapore, for certain disputes to be referred to the Small Claims Tribunal. These provisions are intended to streamline the dispute resolution process for all parties involved, as arbitration or other methods of alternative dispute resolution can in some cases be faster and less costly than litigation in court. However, arbitration or other methods of alternative dispute resolution may become more costly for Grab, or the volume of cases may increase and become burdensome. Further, the use of arbitration or other alternative dispute resolution provisions may subject Grab to certain risks to its reputation and brand, as these provisions have been the subject of increasing public scrutiny. To minimize these risks, Grab may voluntarily limit its use of arbitration or other alternative dispute resolution provisions, or Grab may be required to do so, in any legal or regulatory proceeding, either of which could increase its litigation costs and exposure in respect of such proceedings.

In July 2020, the Indonesian Commission for the Supervision of Business Competition (“KPPU”) imposed a financial penalty of approximately $3.5 million on Grab based on allegations by driver-partners that preferential treatment in respect of rides was given to driver-partners that utilized its car rental plans. Although Grab was successful in its appeal in the first instance and KPPU’s subsequent appeal to the Indonesian Supreme Court was dismissed in April 2021, Grab may be subject to similar actions in the future. In December 2020, the Malaysian Association of Taxi, Rental Car, Limousine and Airport Taxi filed a claim against Grab alleging, among other things, certain violations of transport and competition laws, and is seeking damages of approximately $24 million. Grab’s application to dismiss the claim was allowed but the plaintiffs have filed an appeal. The appeal is pending. In December 2018, Grab was assessed approximately 1.4 billion Philippine Pesos (approximately $29 million) in the Philippines for an alleged deficiency in local business taxes. Grab is contesting this assessment and its case remains under review by the regional trial court. In late 2018, a taxi driver filed a claim against the Thai regulator alleging that the Thai regulator omitted and neglected to perform its duties by allowing Grabtaxi (Thailand) Co., Ltd. (“Grabtaxi Thailand”) to operate GrabCar. Grabtaxi Thailand is a co-defendant in this case and Grab could be subject to potential liabilities as a result. The case is still pending. If Grabtaxi Thailand loses the case, Grab may be instructed to cease making the GrabCar offering available on its platform despite the fact that Thailand recently legalized ride-hailing or be required to compensate the claimant taxi driver for loss of income.

Any such disputes or future disputes could subject Grab to negative publicity, have an adverse impact on Grab’s brand and reputation, divert management’s time and attention, involve significant costs and otherwise materially and adversely affect its business, financial condition, results of operations and prospects.

Grab has incurred a significant amount of indebtedness and may in the future incur additional indebtedness. Grab’s payment obligations under such indebtedness may limit the funds available to Grab, and the terms of Grab’s debt agreements may restrict its flexibility in operating its business.

As of June 30, 2021, Grab had total outstanding indebtedness of $2.1 billion. Subject to the limitations in the terms of Grab’s existing and future indebtedness, Grab may incur additional indebtedness, secure existing or future indebtedness, or refinance Grab’s indebtedness. In particular, Grab may need to incur additional indebtedness to finance Grab’s operations and such financing may not be available to Grab on attractive terms, or at all.

Grab may be required to use a substantial portion of its cash flows from operations to pay interest and principal on its indebtedness. Such payments will reduce the funds available to Grab for working capital, capital expenditures, and other corporate purposes and limit its ability to obtain additional financing for working capital, capital expenditures, expansion plans, and other investments, which may in turn limit its ability to implement Grab’s business strategy, heighten its vulnerability to downturns in its business, the industry, or in the general economy, limit its flexibility in planning for, or reacting to, changes in its business and the industry, and prevent Grab from taking advantage of business opportunities as they arise. Grab cannot assure you that its business will generate sufficient cash flow from operations or that future financing will be available to Grab in amounts sufficient to enable Grab to make required and timely payments on its indebtedness, or to fund its operations. To date, Grab has used a substantial amount of cash for operating activities, and Grab cannot assure you when Grab will begin to generate cash from operating activities in amounts sufficient to cover its debt service obligations.

In addition, under Grab’s Term Loan B Facility, Grab Holdings Inc. and certain of Grab Holdings Inc.’s subsidiaries are subject to limitations regarding Grab’s business and operations, including limitations on incurring additional indebtedness and liens, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends or distributions. Any debt financing secured by Grab in the future could involve additional restrictive covenants relating to its capital-raising activities and other financial and operational matters, which may make it more difficult for Grab to obtain additional capital to pursue business opportunities, including potential acquisitions or divestitures. Any default under Grab’s debt arrangements could require that Grab repays its loans immediately, and may limit Grab’s ability to obtain additional financing, which in turn may have an adverse effect on its cash flows and liquidity.

In addition, Grab is exposed to interest rate risk related to some of its indebtedness, which is discussed in greater detail under the section titled “Grab Management’s Discussion and Analysis of Financial Condition and Results of Operations—Qualitative and Quantitative Factors about Market Risk—Interest Rate Risk.”

Grab may experience fluctuations in its operating results.

Grab’s operating results are subject to seasonal fluctuations as a result of a variety of factors, some of which are beyond Grab’s control. For example, prior to the COVID-19 pandemic, Grab’s revenue was typically lower in the first quarter of each year as a result of regional holidays, including the lunar new year and T t holiday periods, during which demand for mobility offerings is typically lower. In addition, Grab’s revenue is also impacted by other holidays such as Christmas and celebration of the new year as well as the fasting month of Ramadan, which impacts demand for deliveries and mobility offerings as well as driver-partner supply. Grab’s operating results may also experience seasonal fluctuations due to weather conditions, such as flooding during the rainy season in certain markets, like Indonesia, the Philippines and Vietnam. In addition to seasonality, Grab’s operating results may fluctuate as a result of factors including Grab’s ability to attract and retain new platform users, increased competition in the markets in which Grab operates, its ability to expand Grab’s operations in new and existing markets, its ability to maintain an adequate growth rate and effectively manage that growth, its ability to keep pace with technological changes in the industries in which Grab operates, changes in governmental or other regulations affecting Grab’s business, harm to Grab’s brand or reputation, and other risks described elsewhere in this proxy statement/prospectus. In addition, with the COVID-19 pandemic, Grab has experienced a significant increase in its business revenue and volume as well as accelerated growth in its deliveries segment. Such growth stemming from the effects of the COVID-19 pandemic may not continue in the future, and Grab expects the growth rates to decline in future periods. Furthermore, Grab’s fast paced growth has made, and may in the future make, these fluctuations more pronounced and as a result, harder to predict. As such, Grab may not accurately forecast its operating results.

Grab is exposed to fluctuations in currency exchange rates.

Grab operates in multiple jurisdictions, which exposes Grab to the effects of fluctuations in currency exchange rates. Grab earns revenue denominated in Singapore Dollars, Indonesian Rupiah, Thai Baht, Malaysian Ringgit, Vietnamese Dong and Philippine Pesos, among other currencies. Fluctuations in foreign currency exchange rates will affect its financial results, which Grab reports in U.S. Dollars. Grab has not but may in the future choose to enter into hedging arrangements to manage foreign currency translation, but such activity may not completely eliminate fluctuations in Grab’s operating results due to currency exchange rate changes. Hedging arrangements are inherently risky, and could expose Grab to additional risks that could adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on its results of operations in future periods. Furthermore, the substantial majority of its revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that Grab’s results of operations will not be adversely affected by such volatility.

Grab tracks certain operating metrics with internal systems and tools and does not independently verify such metrics. Certain of Grab’s operating metrics are subject to inherent challenges in measurement, and any real or perceived inaccuracies in such metrics may adversely affect Grab’s business and reputation.

Grab tracks certain key operating metrics, including, among others, its GMV, MTUs, Gross Billings, Adjusted Net Sales, registered driver-partners and cohort data, with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which Grab relies. Grab’s internal systems and tools have a number of limitations, and Grab’s methodologies for tracking these metrics may change over time, which could result in unexpected changes to Grab’s metrics, including the metrics Grab publicly discloses. If the internal systems and tools Grab uses to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data Grab reports may not be accurate. While these numbers are based on what Grab believes to be reasonable estimates of its metrics for the applicable period of measurement, there are inherent challenges in measuring how the Grab platform is used. For example, the accuracy of Grab’s operating metrics could be impacted by fraudulent users of its platform, and further, Grab believes that there are consumers who have multiple accounts, even though this is prohibited in its Terms of Service and Grab implements measures to detect and prevent this behavior. Consumer usage of multiple accounts may cause Grab to overstate the number of consumers on its platform. In addition, limitations or errors with respect to how Grab measures data or with respect to the data that Grab measures may affect its understanding of certain details of its business, which could affect Grab’s long-term strategies. If Grab’s operating metrics are not accurate representations of its business, if investors do not perceive Grab’s operating metrics to be accurate, or if Grab discovers material inaccuracies with respect to these figures, Grab expects that its business, financial condition, results of operations and prospects could be materially and adversely affected.

Industry data, forecasts and estimates, including the Projections, contained in this proxy statement/prospectus are inherently uncertain and subject to interpretation, and may not be an indication of the actual results of the transaction or Grab’s future results. Accordingly, you should not place undue reliance on such information.

Industry data, forecasts and estimates, including the Projections, included in this proxy statement/prospectus are subject to inherent uncertainty as they necessarily require certain assumptions and judgments. Certain facts, forecasts and other statistics relating to the industries in which Grab competes have been derived from various public data sources, a commissioned third-party industry report and other third-party industry reports and surveys. In connection with this offering, Grab commissioned Euromonitor International Limited to conduct market research concerning the digital services, food deliveries and transportation markets in Southeast Asia. While Grab generally believes Euromonitor’s Report to be reliable, Grab has not independently verified the accuracy or completeness of such information. Euromonitor’s Report may not have been prepared on a comparable basis or may not be consistent with other sources. Moreover, geographic markets and the industries Grab operates in are not clearly defined or subject to standard definitions, and are the result of subjective interpretation. Accordingly, Grab’s use of the terms referring to its geographic markets and industries such as, digital services, food deliveries and transportation markets may be subject to interpretation, and the resulting industry data, projections and estimates are inherently uncertain. You should not place undue reliance on such information. In addition, Grab’s industry data and market share data should be interpreted in light of the defined geographic markets and defined industries in which Grab operates. Any discrepancy in the interpretation thereof could lead to varying industry data, measurements, forecasts and estimates. For these reasons and due to the nature of market research methodologies, you should not place undue reliance on such information as a basis for making, or refraining from making, your investment decision.

Furthermore, Grab does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. None of the Projections or forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure (other than to certain parties involved in the Business Combination) or complying with SEC guidelines or IFRS. The Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Grab’s control. The Projections also reflect numerous estimates and assumptions, including, but not limited to, general business, economic, regulatory, market and financial conditions, as well as assumptions about competition, future industry performance and matters specific to Grab’s business. Important factors that may affect actual results and results of Grab’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: competition, Grab’s ability to execute its growth strategies, regulatory factors, the impact of the ongoing COVID-19 pandemic and other factors discussed in this “Risk Factors” section. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

Grab’s use of “open source” software under restrictive licenses could: (i) adversely affect Grab’s ability to license and commercialize certain elements of Grab’s proprietary code base on the commercial terms of Grab’s choosing; (ii) result in a loss of Grab’s trade secrets or other intellectual property rights with respect to certain portions of Grab’s proprietary code; and (iii) subject Grab to litigation and other disputes.

Grab has incorporated certain third-party “open source” software (“OSS”) or modified OSS into elements of its proprietary code base in connection with the development of the Grab platform. In general, this OSS has been incorporated and is used pursuant to ‘permissive’ OSS licenses, which are designed to be compatible with Grab’s use and commercialization of its own proprietary code base. However, Grab has also incorporated and uses some OSS under restrictive OSS licenses. Under these restrictive OSS licenses, Grab could be required to release to the public the source code of certain elements of its proprietary software which: (i) incorporate OSS or modified OSS in a certain manner; and (ii) have been conveyed or distributed to the public, or which the public interacts with. In some cases, Grab may be required to ensure that such elements of its proprietary software are licensed to the public on the terms set out in the relevant OSS license or at no cost. This could allow competitors to use certain elements of Grab’s proprietary software on a relatively unrestricted basis, or develop similar software at a lower cost. In addition, open source licensors generally do not provide warranties for their open source software, and the open source software may contain security vulnerabilities that Grab must actively manage or patch. It may be necessary for Grab to commit substantial resources to remediate its use of OSS under restrictive OSS licenses, for example by engineering alternative or work-around code.

There is an increasing number of open-source software license types, and the terms under many of these licenses are unclear or ambiguous, and have not been interpreted by U.S. or foreign courts, and therefore, the potential impact of such licenses on Grab’s business is not fully known or predictable. As a result, these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Grab’s ability to commercialize its own proprietary code (and in particular the elements of its proprietary code which incorporates OSS or modified OSS). Furthermore, Grab could become subject to lawsuits or claims challenging its use of open source software or compliance with open source license terms. If unsuccessful in these lawsuits or claims,

Grab may face IP infringement or other liabilities, be required to seek costly licenses from third parties for the continued use of third-party IP, be required to re-engineer elements of its proprietary code base (e.g. for the sake of avoiding third-party IP infringement), discontinue or delay the use of infringing aspects of its proprietary code base (such as if re-engineering is not feasible), or disclose and make generally available, in source code form, certain elements of its proprietary code.

More broadly, the use of OSS can give rise to greater risks than the use of commercially acquired software, since open source licensors usually limit their liability in respect of the use of the OSS, and do not provide support, warranties, indemnifications or other contractual protections regarding the use of the OSS which would ordinarily be provided in the context of commercially acquired software.

Any of the foregoing could adversely impact the value of certain elements of Grab’s proprietary code base, and its ability to enforce its intellectual property rights in such code base against third parties. In turn, this could materially adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab’s business is subject to concentration risks.

In 2020, approximately 90% of Grab’s revenue was derived from its deliveries and mobility segments. To the extent demand for deliveries and/or mobility offerings are impacted by adverse events, changes in laws or regulations, driver- and merchant-partner supply or consumer-demand based factors, a significant portion of Grab’s business could be adversely impacted. As a result of Grab’s business concentration in its deliveries and mobility segments, adverse developments with respect to such segments could adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab’s business depends heavily on insurance coverage provided by third parties, and Grab is subject to the risk that this may be insufficient or that insurance providers may be unable to meet their obligations.

Grab’s business depends heavily on (i) insurance coverage for driver-partners and on other types of insurance for additional risks related to its business, and (ii) the driver-partners’ ability to procure and maintain insurance required by law. Grab maintains a large number of insurance policies, including, but not limited to, general liability, workers’ compensation, property, cybersecurity and information risk liability, errors and omissions liability and director and officers’ liability. If Grab’s insurance providers change the terms of Grab’s policies in an adverse manner, Grab’s insurance costs could increase, and if the insurance coverage Grab maintains is not adequate to cover losses that occur, Grab could be liable for additional costs. Additionally, if any of Grab’s insurance providers becomes insolvent, it would be unable to pay any claim that Grab makes.

For example, Grab or the relevant regulator requires driver-partners to carry automobile insurance in most countries, and in many cases, Grab also maintains insurance on behalf of driver-partners. Grab relies on a limited number of insurance providers, and should such providers discontinue or increase the cost of coverage, Grab cannot guarantee that Grab, on behalf of driver-partners, would be able to secure replacement coverage on reasonable terms or at all. If Grab is required to purchase additional insurance for other aspects of its business, or if Grab fails to comply with regulations governing insurance coverage, its business could be harmed. Grab also faces risks with respect to its insurance coverage in countries where its business is not yet subject to specific regulations, such as Thailand, as insurance providers may choose to refuse coverage as a result of a lack of clear regulation of the relevant business.

Grab may also be subject to claims of significant liability based on traffic accidents, injuries, or other incidents that are claimed to have been caused by its driver- or merchant-partners. Even if these claims do not result in liability, Grab could incur significant costs in investigating and defending against them. If Grab is subject to claims of liability relating to the acts of driver- or merchant-partners or others using its platform, Grab may be subject to negative publicity and incur additional expenses, which could harm Grab’s business, financial condition, results of operations and prospects.

Increases in fuel, food, labor, energy, and other costs could adversely affect Grab.

Factors such as inflation, increased fuel prices, and increased vehicle purchase, rental, or maintenance costs may increase the costs incurred by Grab’s driver-partners when providing services on its platform. Similarly, factors such as inflation, increased food costs, increased labor and employee benefit costs, increased rental costs, and increased energy costs may increase merchant-partner operating costs. Many of the factors affecting driver- and merchant-partner costs are beyond the control of these parties. In many cases, these increased costs may cause driver-partners to spend less time providing services on the Grab platform or to seek alternative sources of income. Likewise, these increased costs may cause merchant-partners to pass costs on to consumers by increasing prices. A decreased supply of consumers and driver- and merchant-partners on the Grab platform could harm its business, financial condition, results of operations and prospects.

An increase in the use of credit and debit cards may result in lower growth or a decline in the use of Grab’s e-wallet.

Due to the underdevelopment of the banking industry in Southeast Asia, a significant portion of the population in these markets do not have access to credit or debit cards. In addition, many may be unwilling to use debit or credit cards for online transactions due to security concerns. Through the GrabPay wallet, consumers can make payments through the Grab superapp. However, if the banking industry in Southeast Asia continues to develop and there is a significant increase in the availability, acceptance and use of credit cards or debit cards for online or offline payments by consumers in Southeast Asia, usage of Grab’s e-wallet could decline.

Grab’s reported results of operations may be adversely affected by changes in accounting principles.

The accounting for Grab’s business is complicated, particularly in the area of revenue recognition, and is subject to change based on the evolution of its business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in SEC or other agency policies, rules, regulations, and interpretations of accounting regulations. Changes to Grab’s business model and accounting policies could result in changes to its financial statements, including changes in revenue and expenses in any period, or in certain categories of revenue and expenses moving to different periods, may result in materially different financial results, and may require that Grab change how Grab processes, analyzes and reports financial information and Grab’s financial reporting controls.

Grab allows consumers to pay for rides, deliveries and other offerings or services through its platform using cash, which raises numerous regulatory, operational, and safety concerns.

Grab allows consumers to use cash to pay its driver-partners the entire fare of rides and cost of deliveries (including the service fee payable to Grab by driver-partners from such rides and deliveries). In 2020, cash-paid trips accounted for nearly 43% of Grab’s transactions. The use of cash raises numerous regulatory, operational, and safety concerns. For example, cash collection in some jurisdictions may fall into an ambiguous area between regulated banking activity that requires licenses and activity that is unregulated by relevant law, which creates uncertainty. Failure to comply with regulations could result in the imposition of significant fines and penalties and could result in regulators requiring that Grab suspend operations in those jurisdictions. In addition to these regulatory concerns, the use of cash can increase safety and security risks for its driver-partners, including potential robbery, assault, violent or fatal attacks, and other criminal acts. In certain jurisdictions where Grab operates serious safety incidents, including robberies and violent attacks on driver-partners while they were using the Grab platform, have been reported. Grab has undertaken steps to minimize the use of cash by working with governments on initiatives to drive cashless penetration, providing consumer incentives such as coupons, vouchers or its rewards program to encourage use of GrabPay. In addition, in certain markets the use of cash has been limited due to government measures in light of the COVID-19 pandemic.

In addition, establishing the proper infrastructure to ensure that Grab receives the correct fee on cash trips is complex, and has in the past meant and may continue to mean that Grab cannot collect the entire fee for certain cash-based transactions. Grab has created systems for driver-partners to collect and deposit the cash received for cash-based trips and deliveries, as well as systems for Grab to collect, deposit, and properly account for the cash received, some of which are not always effective, convenient, or widely-adopted. Creating, maintaining, and improving these systems requires significant effort and resources, and Grab cannot guarantee these systems will be effective in collecting amounts due to Grab. Further, operating a business that uses cash raises compliance risks with respect to a variety of rules and regulations, including anti-money laundering laws. If driver-partners fail to pay Grab under the terms of its agreements or if its collection systems fail, Grab may be adversely affected by both the inability to collect amounts due and the cost of enforcing the terms of its contracts, including litigation. Such collection failure and enforcement costs, along with any costs associated with a failure to comply with applicable rules and regulations, could harm Grab’s business, financial condition, results of operations and prospects.

Grab may be affected by governmental economic and trade sanctions laws and regulations that apply to Myanmar.

Grab may be affected by economic and trade sanctions administered by governments relating to Myanmar, including the U.S. government (including without limitation regulations administered and enforced by OFAC, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), and the U.S. Department of State), the Council of the European Union, the Office of Financial Sanctions Implementation of Her Majesty’s Treasury in the United Kingdom (“OFSI”) and the United Nations Security Council. For example, on February 11, 2021, the U.S. government implemented new sanctions with respect to Myanmar in response to the February 1, 2021, military coup. These economic and trade sanctions currently prohibit or restrict transactions and dealings with certain individuals and entities in Myanmar, including with individuals and entities included on OFAC’s List of Specially Designated Nationals (the “SDN List”) and the Department of Commerce’s Entity List, subject to EU or UK asset freezes, or other sanctions measures. On March 4, 2021, BIS added two military and security services entities it identified as responsible for the military coup and escalating violence in Myanmar to the Entity List, along with two commercial entities that are owned and operated by one of these entities, and implemented new restrictions on exports and reexports to Burma, and transfers (in-country) within Myanmar, of certain sensitive items subject to the U.S. Export Administration Regulations. On March 25, 2021, OFAC designated two military holding companies, Myanmar Economic Holdings Public Company Limited (“MEHL”) and Myanmar Economic Corporation Limited (“MEC”). On April 8, 2021, OFAC designated Myanmar Gems Enterprise, on April 21, OFAC further designated Myanmar Timber Enterprise and Myanmar Pearl Enterprise, and on May 17, OFAC designated the State Administrative Council together with certain members of the military regime. On July 2, 2021, OFAC sanctioned additional senior officials of Myanmar’s military and certain of their family members, and BIS added four entities that have provided support to Myanmar’s military to the Department of Commerce’s Entity List. Similarly, on February 18 and 25, 2021, the UK designated nine Myanmar military officers, announcing asset freezes and travel bans and on March 25 and April 1, 2021, the UK respectively sanctioned MEHL, MEC, and their subsidiaries. On March 22, the European Council designated 11 Myanmar government officials, and on April 19, 2021, further designated an additional ten Myanmar government officials, as well as MEHL and MEC. The EU has also announced that it is ready to withhold financial support from the development system to government reform programs. It is possible that the U.S. government, the EU or the UK may increase sanctions on Myanmar or specific individuals and entities in Myanmar in the future. Other jurisdictions may also introduce new sanctions on Myanmar or expand existing sanctions. Continued geopolitical tensions as well as existing and any additional sanctions could result in a material adverse impact on Myanmar’s economy, and while Grab’s operations in Myanmar represent less than one percent of its revenue, Grab’s future prospects in Myanmar could be adversely affected. There is a risk that, despite the internal controls Grab has in place, Grab has engaged or could potentially engage in dealings with persons sanctioned under applicable sanctions laws. Any non-compliance with economic and trade sanctions laws and regulations or related investigations could result in claims or actions against Grab and materially adversely affect its business, financial condition, results of operations and prospects. As Grab’s business continues to grow and regulations change, Grab may be required to make additional investments in its internal controls or modify its business.

During the interim period prior to the consummation of the Business Combination, Grab is prohibited from entering into certain transactions that might otherwise be beneficial to Grab and its shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, Grab is subject to certain limitations on the operations of its business, as summarized under “The Business Combination Proposal—The Business Combination Agreement—Covenants of the Parties—Covenants of Grab.” The limitations on Grab’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Grab is subject to certain risks in connection with the development of its new headquarters building.

Grab is in the process of setting up a new headquarters building with 42,310 square meters at One-North business park in Singapore, which is expected to be completed and then ready for use by the fourth quarter of 2021. There can be no assurance that Grab’s new headquarters will be completed on time, before Grab’s current leases expire, within budget or at all, or that Grab will be able to transition into the new facilities seamlessly. If Grab’s new headquarters is not completed on time or at all, Grab’s business may suffer as it may incur substantial costs to identify alternative space to accommodate its employees and operations. Furthermore, there can be no assurance that the new headquarters building will adequately serve its intended purposes. Any of the foregoing could have a material and adverse effect on Grab’s business, financial condition, results of operation and prospects.

Grab’s business could be impacted by environmental regulations and policies and related changes in consumer behavior.

Governments in the jurisdictions in which Grab operates may implement regulations and policies aimed at addressing climate change or other environmental concerns including, among others, with respect to emission reduction and higher electrification of the automotive industry, as well as those limiting the use of single-use packaging and utensils. The cost of regulatory compliance for internal combustion engine vehicles could increase or governments may take action to reduce the number of internal combustion engine vehicles on the road. Although Grab has taken measures to increase the proportion of low emission vehicles in its fleet of rental vehicles, government policies or regulations may be implemented quickly. The foregoing could increase costs for Grab, including with respect to changes in regulations, policies and operations, require Grab to purchase new vehicles for or increase costs with respect to its rental fleet, and also create challenges for driver-partners as it could raise costs with respect to vehicle ownership or rental. In addition, Grab may have to incur additional cost for compliance with regulations with respect to, and operating, a fleet of electric vehicles. Furthermore, Grab’s business could be impacted by increased environmental awareness among consumers, for example with respect to the usage of single-use packaging and utensils or mobility or deliveries services generally.

Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia

In certain jurisdictions, Grab is subject to restrictions on foreign ownership.

The laws and regulations in many markets in Southeast Asia, including Thailand, Vietnam, Philippines and Indonesia where Grab conducts its business, place restrictions on foreign investment in, control over, management of, ownership of and ability to obtain licenses for entities engaged in a number of business activities. Set forth below is certain information with respect to foreign ownership restrictions relevant to Grab’s businesses in these jurisdictions. For more information, see “Regulation” and “Corporate Structure.”

Thailand

Pursuant to the Thai Foreign Business Act B.E. 2542 (1999) (the “FBA”) a person or entity that is “Non-Thai” (as defined in the FBA and described in “Regulatory Environment – Thailand”) cannot conduct certain restricted businesses in Thailand, including the businesses that Grab’s entities in Thailand operate, unless an appropriate license is obtained. In addition, the Civil and Commercial Code of Thailand (as amended) requires a private company to have a minimum number of three shareholders. Grab’s deliveries, mobility and financial services businesses are each conducted through a Thai operating entity established using a tiered shareholding structure, so that each Thai entity is more than 50% owned by a Thai person or entity. As Grab’s entities in Thailand are more than 50% owned by Thai persons or entities and Thai laws only consider the immediate level of shareholding (and no cumulative or look-through calculation is applied to determine the foreign ownership status of a company when it has several levels of foreign shareholding), these Thai operating entities are considered Thai entities under the FBA and are not required under the FBA to obtain licenses prescribed thereunder. Under the FBA, it is also unlawful for a Thai national or entity to hold shares in a Thai company as a nominee for or on behalf of a foreigner in order to circumvent the foreign ownership restrictions. While there are no prescribed requirements or criteria under the FBA or promulgated by the Ministry of Commerce of Thailand for determining whether a Thai national or entity is holding shares in a Thai company with his or her own genuine investment intent or as a nominee for or on behalf of a foreigner, the relevant authorities may follow certain guidelines, but generally may exercise discretion in making such a determination.

Under this tiered shareholding structure, Grab’s Thai operating entities are each owned by Grabtaxi Holdings (Thailand) Co., Ltd which owns 75% of the shares of Grab’s Thai operating entities, with the balance owned by one of Grab’s subsidiaries. Grabtaxi Holdings (Thailand) Co., Ltd is owned by a Thai entity (“Thai Entity 1”) holding over half of the shares of Grabtaxi Holdings (Thailand) Co., Ltd (with the balance primarily owned by an affiliate of Grab’s Thai business partner, the Central Group). Thai Entity 1 is in turn owned by another Thai entity (“Thai Entity 2”) holding over half of the shares of Thai Entity 1 (with the balance primarily owned by one of Grab’s subsidiaries). Thai Entity 2 is held by a Thai national who is a senior executive of Grab Thailand holding preference shares equivalent to more than half of the total number of shares of Thai Entity 2 (with the balance primarily held by Grab’s subsidiary holding ordinary shares equivalent to slightly less than half of the total number of shares of Thai Entity 2). For more information, see the section titled “Grab’s Business—Corporate Structure.” Pursuant to the organizational documents of Thai Entity 2, Grab’s rights, which include the quorum for a shareholders meeting requiring Grab’s attendance and all shareholder resolutions requiring Grab’s affirmative vote, enable Grab to control its Thai operating entities and consolidate the financial results of these operating entities in its financial statements in accordance with IFRS. The preference shares of Thai Entity 2 have limited rights to dividends and distributions. The non-controlling interests of relevant Thai shareholders are accounted for in Grab’s financial statements.

Vietnam

Pursuant to the Law on Investment No. 61/2020/QH14 passed by the National Assembly on June 17, 2020 (the “Investment Law 2020”) and the Schedule of Specific Commitments in Services in Vietnam’s Commitments to the WTO, Grab’s four-wheeled mobility business is subject to a foreign ownership limit of 49%. Grab’s deliveries and mobility businesses in Vietnam are conducted through a Vietnamese operating company, the shares of which are owned 49% by Grab, with the balance 51% held by a Vietnamese national who is a senior executive of Grab Vietnam. Through contractual arrangements with this Vietnamese shareholder, Grab is able to control its Vietnamese operating entity and consolidate its financial results in its financial statements in accordance with IFRS.

Philippines

Pursuant to the 1987 Constitution of the Republic of the Philippines, entities engaged in the operation of a public utility are required to be at least 60% owned by Philippine citizens. Grab’s four wheel-deliveries and mobility businesses, which are subject to this restriction, are conducted through Philippine operating entities, the shares of which are each owned by a Philippine holding company, which owns 60% of the shares of the Philippine operating entities, with the balance owned by Grab’s subsidiaries. The shares of the Philippine holding company are owned 40% by Grab, with the balance 60% of the shares held by an entity owned by a Philippine national who is a director of certain of Grab’s operating entities in the Philippines, including MyTaxi.PH, Inc. (upon receipt of relevant Philippine regulatory approvals, the ordinary shares held by Grab and a special purpose vehicle owned by the Philippine shareholder will subscribe to preference shares that will give the Philippine shareholder a 60% voting interest in the Philippine shareholder will be acquired by the Philippine holding company but with limited rights to dividends). Through contractual arrangements with the Philippine shareholder (and, once the preferred shares are issued, together with certain rights attendant to the classes of shares in, and as otherwise set forth in the organizational documents of, the Philippine holding company), Grab is able to (i) appoint directors in proportion to its shareholding interest, (ii) exercise veto rights with respect to certain reserved matters that fundamentally affect the business of the company, (iii) receive the economic benefits and absorb losses of the Philippine entities in proportion to the amount and value of Grab’s investment, (iv) have an exclusive call option to purchase all or part of the equity interests in the event of any change in Philippine law that results in non-Philippine nationals being allowed to hold more than 40% of the outstanding capital stock or shares entitled to vote in the election of directors of entities engaged in nationalized activities and (v) consolidate the financial results in Grab’s consolidated financial statements in accordance with IFRS. The non-controlling interest of the Philippine shareholder is accounted for in Grab’s consolidated financial statements.

Indonesia

Grab’s payment system services business conducted through its consolidated joint venture PT Bumi Cakrawala Perkasa (“BCP”), through which Grab owns its interest in OVO, is subject to an 85% foreign investment limit (based on ultimate beneficial ownership of shares) pursuant to a payment system regulation which took effect on July 1, 2021. Under this new regulation, a voting power limitation of 49% applies to foreign shareholders, and foreign shareholders are prohibited from holding (A) the right to nominate the majority of directors and commissioners, and (B) veto rights with respect to certain strategic decisions that have a significant impact on the company to be adopted at a general meeting of shareholders. Grab owns 39.2% of BCP and together with other foreign shareholders, the foreign shareholding in OVO is currently approximately 81%. Grab also has contractual rights over an additional 5% in BCP. If the shares subject to such contractual rights or shares subject to similar contractual rights held by other foreign shareholders are considered to be foreign owned, BCP could be deemed to be in non-compliance with the foreign investment limit. Grab together with the other foreign shareholders of OVO together currently hold more than 49% of the voting power of BCP, and also hold certain special governance rights including veto rights over a number of strategic and operational matters. Grab has also entered into contractual arrangements with its business partners who are shareholders of BCP, as a result of which Grab is able to control BCP and consolidate its financial results in its financial statements in accordance with IFRS. The non-controlling interests of minority shareholders in BCP are accounted for in Grab’s consolidated financial statements. See “—Grab is subject to risks associated with strategic alliances and partnerships” for more information on OVO. In light of such new regulation, Grab together with the other joint venture partners in OVO, will be required to adjust the voting structure of OVO and rights of OVO’s foreign shareholders. This may in turn prevent Grab from continuing to recognize OVO as a consolidated affiliated entity in Grab’s financial statements. Furthermore, Grab and other foreign shareholders may be limited in their ability to make cash contributions into OVO for additional equity or acquire other existing shares to the extent the result of such transactions would lead to an increase in foreign shareholding or foreign voting power beyond the prescribed limits and if Indonesian shareholders or parties are unwilling to make such contributions, OVO’s business, results of operations, financial condition and prospects could be materially and adversely impacted.

In addition, Grab conducts its point to point courier delivery business through PT Solusi Pengiriman Indonesia (“SPI”), in which a 94.12% owned subsidiary of Grab owns 49%, and Grab conducts its car rental (with driver-partners) business through PT Teknologi Pengangkutan Indonesia (“TPI”), in which a wholly-owned subsidiary of Grab owns 49%. Grab has entered into contractual arrangements with a third-party Indonesian shareholder (in the case of SPI) and a senior executive of Grab (in the case of TPI), each of which holds 51% of the shares of SPI and TPI, respectively, as a result of which Grab is able to control SPI and TPI and consolidate their financial results in Grab’s financial statements in accordance with IFRS.

Based on Grab’s assessment as of the date of this proxy statement/prospectus and opinions of counsel from Baker & McKenzie Ltd. with respect to Thailand, SyCip Salazar Hernandez & Gatmaitan with respect to the Philippines, YKVN LLC with respect to Vietnam and Soewito Suhardiman Eddymurthy Kardono with respect to Indonesia, Grab believes its arrangements in Thailand, Vietnam, the Philippines and Indonesia (other than as set forth above) are in compliance with applicable local laws and regulations. However, local or national authorities or regulatory agencies in any of Thailand, Vietnam, the Philippines or Indonesia, may conclude that Grab’s arrangements in their respective jurisdictions are in violation of local laws and regulations.

If authorities in any of Thailand, Vietnam, the Philippines or Indonesia believe that Grab’s ownership of, or arrangements with respect to, relevant entities do not comply with applicable laws and regulations, including requirements, prohibitions or restrictions on foreign investment in Grab’s lines of business or with respect to necessary registrations, permits or licenses to operate Grab’s businesses in such jurisdictions, they would have broad discretion in dealing with such violations or failures, including imposing civil or criminal sanctions or financial penalties against Grab, deeming Grab’s arrangements void by law and requiring Grab to restructure its ownership structure or operations, revoking Grab’s business licenses and/or operating licenses, prohibiting payments from and funding to Grab’s entities or ordering Grab to cease its operations in the relevant jurisdiction. The foregoing could also result in the inability to consolidate the financial results of relevant entities in Grab’s financial statements in accordance with IFRS.

In addition, to the extent there are disagreements between Grab and its partners, counterparties or holders of equity or other interests, or any of their associated persons such as a holder’s spouse or other family members, with respect to relevant entities, including the business and operation of these entities, Grab cannot assure you that it will be able to resolve such matters in a manner that will be in Grab’s best interests or at all. These persons may be unable or unwilling to fulfill their obligations, whether of a financial nature or otherwise, have economic or business interests or goals that are inconsistent with Grab’s, take actions contrary to Grab’s instructions or requests, or contrary to Grab’s policies and objectives, take actions that are not acceptable to regulatory authorities, or experience financial difficulties. Actions taken by governmental authorities or disputes between Grab and its partners, counterparties or holders of equity or other interests, or any of their associated persons could cause Grab to incur substantial costs in defending its rights.

Grab is subject to risks associated with operating in the rapidly evolving Southeast Asia, and Grab is therefore exposed to various risks inherent in operating and investing in the region.

Grab derives all of its revenue from its operations in countries located in Southeast Asia, and Grab intends to continue to develop and expand its business and penetration in the region. Grab’s operations and investments in Southeast Asia are subject to various risks related to the economic, political and social conditions of the countries in which Grab operates, including risks related to the following:

•	inconsistent and evolving regulations, licensing and legal requirements may increase Grab’s operational risks and cost of operations among the countries in Southeast Asia in which Grab operates;

•	currencies may be devalued or may depreciate or currency restrictions or other restraints on transfer of funds may be imposed;

•	the effects of inflation within Southeast Asia generally and/or within any specific country in which Grab operates may increase Grab’s cost of operations;

•	governments or regulators may impose new or more burdensome regulations, taxes or tariffs;

•	political changes may lead to changes in the business, legal and regulatory environments in which Grab operates;

•	economic downturns, political instability, civil disturbances, war, military conflict, religious or ethnic strife, terrorism and general security concerns may negatively affect Grab’s operations;

•	enactment or any increase in the enforcement of regulations, including, but not limited to, those related to personal data protection and localization and cybersecurity, may incur compliance costs;

•	health epidemics, pandemics or disease outbreaks (including the COVID-19 outbreak) may affect Grab’s operations and demand for its offerings; and

•	natural disasters like volcanic eruptions, floods, typhoons and earthquakes may impact Grab’s operations severely.

For example, volatile political situations in certain Southeast Asian countries could impact Grab’s business. In Myanmar, following the military taking power in February 2021, there have been and continue to be mass protests and instability disrupting business activities. In Thailand, anti-government protest movements demanding the dissolution of parliament and a new democratic constitution continue to take place on a consistent basis, and Vietnam is undergoing changes to its government leadership in 2021. In addition, presidential elections are due to take place in the Philippines in 2022 and Indonesia in 2024, where elections in the past have led to uncertainty, impacting markets and leading to unrest. In Malaysia, there have been several changes in the governing party in the past few years. Any disruptions in Grab’s business activities or volatility or uncertainty in the economic, political or regulatory conditions in the markets Grab operates in, could adversely affect Grab’s business, financial condition, results of operations and prospects.

Additionally, the laws in the countries in which Grab operates may change and their interpretation and enforcement may involve significant uncertainties that could limit the reliability of the legal protections available to Grab. Grab cannot predict the effects of future developments in the legal regimes in the countries in which Grab operates.

Any of the foregoing risks may adversely affect Grab’s business, financial condition, results of operations and prospects.

Grab’s revenue and net income may be materially and adversely affected by any economic slowdown or developments in the social, political, regulatory and economic environments in any regions of Southeast Asia as well as globally.

Grab may be adversely affected by social, political, regulatory and economic developments in countries in which Grab operates. Grab derives all of Grab’s revenue from Southeast Asia and are exposed to political and economic uncertainties, including, but not limited to, the risks of war, terrorism, nationalism, nullification of contract, changes in interest rates, imposition of capital controls and methods of taxation that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. As a result, Grab’s revenue and net income could be impacted to a significant extent by economic conditions in Southeast Asia and globally.

Substantially all of Grab’s assets and operations are located in Southeast Asia, and more than half of Grab’s revenue in 2020 was derived from its operations in Singapore and more than half of Grab’s Adjusted Net Sales in 2020 was derived from its operations in Singapore and Indonesia. Accordingly, Grab’s business, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Southeast Asia generally, and in particular, in Singapore and Indonesia. The economies in certain Southeast Asian countries differ from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order and allocation of resources. In some of the Southeast Asia markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, and providing preferential treatment to particular industries or companies.

While the Southeast Asia economy, as a whole, has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in Southeast Asia or in other markets in neighboring regions (such as China and Japan), or in the policies of the governments or of the laws and regulations in each respective market could have a material adverse effect on the overall economic growth of Southeast Asia. Such developments could adversely affect Grab’s business and operating results, lead to reduction in demand for Grab’s offerings and adversely affect Grab’s competitive position. Many of the governments in Southeast Asia have implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall economy, but may have a negative effect on Grab. For example, Grab’s financial condition and results of operations may be adversely affected by government control over foreign capital investments or changes in tax regulations. Some Southeast Asia markets have historically experienced low growth in their GDP, significant inflation and/or shortages of foreign exchange. Grab is exposed to the risk of rental and other cost increases due to potential inflation in the markets in which Grab operates. In the past, some of the governments in Southeast Asia have implemented certain measures, including interest rate adjustments, currency trading band adjustments and exchange rate controls, to control the pace of economic growth. These measures may cause decreased economic activity in Southeast Asia, which may adversely affect Grab’s business, financial condition, results of operations and prospects.

In addition, some Southeast Asia markets have experienced, and may in the future experience, political instability, including strikes, demonstrations, protests, marches, coups d’état, guerilla activity or other types of civil disorder. These instabilities and any adverse changes in the political environment could increase Grab’s costs, increase its exposure to legal and business risks, disrupt its office operations or affect its ability to expand Grab’s user base.

Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect Grab.

The interpretation and enforcement of laws and regulations involve uncertainties and inconsistencies. Since local administrative and court authorities and in certain cases, independent organizations, have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection Grab may enjoy in many of the localities that Grab operates in. Moreover, local courts may have broad discretion to reject enforcement of foreign awards. These uncertainties may affect Grab’s judgment on the relevance of legal requirements and its ability to enforce Grab’s contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from Grab.

It is possible that a number of laws and regulations may be adopted or construed to apply to Grab in Southeast Asia and elsewhere that could restrict Grab’s business segments. Scrutiny and regulation of the business segments in which Grab operates may further increase, and Grab may be required to devote additional legal and other resources to addressing these regulations. Changes in current laws or regulations or the imposition of new laws and regulations in Southeast Asia or elsewhere regarding Grab’s business segments may slow the growth of Grab’s business segments and adversely affect its business, financial condition, results of operations and prospects.

Grab could face uncertain tax liabilities in various jurisdictions where Grab operates, and suffer adverse financial consequences as a result.

Grab’s management believes Grab is in compliance with all applicable tax laws in the various jurisdictions where Grab is subject to tax, but its tax liabilities could be uncertain, and Grab could suffer adverse tax and other financial consequences if tax authorities do not agree with Grab’s interpretation of the applicable tax laws.

Although Grab Holdings Inc. is incorporated in the Cayman Islands, Grab collectively operates in multiple tax jurisdictions and pays income taxes according to the tax laws of these jurisdictions. Various factors, some of which are beyond Grab’s control, determine its effective tax rate and/or the amount Grab is required to pay, including changes in or interpretations of tax laws in any given jurisdiction and changes in geographical allocation of income. Grab accrues income tax liabilities and tax contingencies based upon its best estimate of the taxes ultimately expected to be paid after considering its knowledge of all relevant facts and circumstances, existing tax laws, its experience with previous audits and settlements, the status of current tax examinations and how the tax authorities view certain issues. Such amounts are included in income taxes payable or deferred income tax liabilities, as appropriate, and are updated over time as more information becomes available.

Grab’s management believes that Grab is filing tax returns and paying taxes in each jurisdiction where Grab is required to do so under the laws of such jurisdiction. However, it is possible that the relevant tax authorities in the jurisdictions where Grab does not file returns may assert that Grab is required to file tax returns and pay taxes in such jurisdictions. There can be no assurance that the subsidiaries will not be taxed in multiple jurisdictions in the future, and any such taxation in multiple jurisdictions could adversely affect Grab’s business, financial condition and results of operations.

In addition, Grab may, from time to time, be subject to inquiries or audits from tax authorities of the relevant jurisdictions on various tax matters, including challenges to positions asserted on income and withholding tax returns. Grab cannot be certain that the tax authorities will agree with its interpretations of the applicable tax laws, or that the tax authorities will resolve any inquiries in its favor. To the extent the relevant tax authorities do not agree with its interpretation, Grab may seek to enter into settlements with the tax authorities which may require significant payments and may adversely affect its results of operations or financial condition. Grab may also appeal against the tax authorities’ determinations to the appropriate governmental authorities, but Grab cannot be sure Grab will prevail. If Grab’s appeal does not prevail, it may have to make significant payments or otherwise record charges (or reduce tax assets) that could adversely affect its results of operations, financial condition and cash flows. Similarly, any adverse or unfavorable determinations by tax authorities on pending inquiries could lead to increased taxation on Grab, that may adversely affect its business, financial condition and results of operations and may also impact its reputation, including but not limited to tax and other regulatory authorities in Southeast Asia. For example, in March 2021, as part of a routine tax audit in Indonesia which commenced in September 2020, the tax authority requested for information with respect to Grab’s position on certain withholding tax matters relating to transactions in fiscal year 2018. Although Grab has not received any tax assessment with respect to any potential relevant tax liabilities, depending on the outcome of this tax audit, if the relevant tax authority makes an assessment that Grab owes additional taxes, Grab could be subject to material tax liabilities.

Natural events, wars, terrorist attacks and other acts of violence involving any of the countries in which Grab has operations could adversely affect its operations.

Natural disaster events (such as earthquakes, tsunamis, volcanic eruptions, floods, tropical weather conditions and landslides), terrorist attacks, civil unrest, protests and other acts of violence or war may adversely disrupt Grab’s operations, lead to economic weakness in the countries in which they occur and affect worldwide financial markets, and could potentially lead to economic recession, which could have an adverse effect on Grab’s business, financial condition and results of operations. These events could precipitate sudden significant changes in regional and global economic conditions and cycles. These events also pose significant risks to Grab’s people and to its business operations. In particular, one of Grab’s largest markets is Indonesia. Indonesia is located in a geologically active part of the world, and has been subject to various forms of natural disasters that have in the past resulted in major losses of life and property and could result in disruptions to Grab’s business.

Risks Relating to AGC and the Business Combination

AGC’s current directors and executive officers and their affiliates have interests that are different than, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of approval of the Business Combination. Such conflicts of interests include that the Sponsor as well as AGC’s executive officers and directors will lose their entire investment in AGC if the Business Combination is not completed.

When considering the AGC Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal, AGC shareholders should keep in mind that the Sponsor, Sponsor Affiliate and AGC’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AGC shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•	the fact that the Sponsor and AGC’s directors have agreed not to redeem any AGC Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

•

the fact that Sponsor paid an aggregate of $25,000 for the 12,500,000 AGC Class B Ordinary Shares currently owned by Sponsor and its directors and such securities will have a significantly higher value after the Business Combination. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the Final Redemption Date);

•

the fact that Sponsor paid $12,000,000 to purchase an aggregate of 12,000,000 private placement warrants, each exercisable to purchase one AGC Class A Ordinary Share at $11.50, subject to adjustment, at a price of $1.00 per warrant, and those warrants would be worthless – and the entire $12,000,000 warrant investment would be lost – if a Business Combination is not consummated by the Final Redemption Date. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these warrants, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per AGC Warrant on NASDAQ;

•

the fact that given the differential in the purchase price that Sponsor paid for the AGC Class B Ordinary Shares as compared to the price of the Units sold in AGC’s IPO and the substantial number of shares of GHL Class A Ordinary Shares that Sponsor will receive upon conversion of the AGC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the GHL Class A Ordinary Shares trade below the price initially paid for the Units in the AGC IPO and the AGC public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that Sponsor and AGC’s directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any AGC Shares (other than public shares) held by them if AGC fails to complete an initial business combination by the Final Redemption Date;

•

the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that GHL register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that GHL undertakes;

•

the fact that Sponsor Affiliate has agreed to purchase, pursuant to the Amended and Restated Forward Purchase Agreement with Sponsor Affiliate, 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for an aggregate purchase price equal to $175,000,000 immediately prior to the Closing.

As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares and warrants, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon the right to receive one GHL Class A Ordinary Share per AGC Class A Ordinary Share in connection with the Business Combination) and a closing price of $                per AGC Warrant on NASDAQ (based upon the right to receive one GHL Warrant per AGC Warrant in connection with the Business Combination);

•

the fact that Sponsor Affiliate has agreed, pursuant to the Sponsor Subscription Agreement, to purchase 575,000,000 GHL Class A Ordinary Shares for $10.00 per share for an aggregate purchase price equal to $575 million immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon the right to receive one GHL Class A Ordinary Share per AGC Share in connection with the Business Combination);

•

the fact that Richard N. Barton, a current director of AGC, has agreed, pursuant to a PIPE Subscription Agreement, to purchase 300,000 GHL Class A Ordinary Shares for $10.00 per share for an aggregate purchase price equal to $3 million immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon a right to receive one GHL Class A Ordinary Share per AGC Share in connection with the Business Combination);

•

the fact that Sponsor Affiliate has agreed, pursuant to the Backstop Subscription Agreement, to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required, will agree to subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement, for $10.00 per share;

•	the continued indemnification of AGC’s directors and officers and the continuation of AGC’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”);

•

the fact that Sponsor and AGC’s officers and directors will lose their entire investment in AGC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

•

the fact that if the trust account is liquidated, including in the event AGC is unable to complete an initial business combination by the Final Redemption Date, the Sponsor has agreed to indemnify AGC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which AGC has discussed entering into a transaction agreement or claims of any third party for services rendered or products sold to AGC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•

the fact that the Sponsor (including its representatives and affiliates) and AGC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AGC. For example, in January 2021, the Sponsor and AGC’s officers launched another blank check company, AGC 2 for which Brad Gerstner serves as Chairman, Chief Executive Officer and President; Hab Siam serves as General Counsel and Richard N. Barton serves as a director. The Sponsor and AGC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of AGC’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations (including AGC 2), he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law; and

•	the fact that Richard N. Barton, a current director of AGC, is expected to become a director of GHL and in such case would be compensated as a director of GHL.

See “The Business Combination Proposal—Interests of AGC’s Directors and Officers in the Business Combination” for additional information on interests of AGC’s directors and officers.

The personal and financial interests of AGC’s initial shareholders as well as AGC’s directors and officers may have influenced their motivation in identifying and selecting Grab as a business combination target, completing an initial business combination with Grab and influencing the operation of the business following the initial business combination. In considering the recommendations of the board of directors and officers of AGC to vote for the Business Combination and other proposals, you should consider these interests.

The exercise of AGC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in AGC’s best interest.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require AGC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Grab or GHL or to waive rights that AGC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Grab’s business, a request by Grab to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Grab’s business or could entitle AGC to terminate the Business Combination Agreement. In any of such circumstances, it would be at AGC’s discretion, acting through its board of directors, to grant its consent or waive those rights; provided that under the terms of the Business Combination Agreement, such consent or waiver in certain cases is not to be unreasonably withheld. The existence of financial and personal interests of one or more of the directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is best for AGC and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, AGC does not believe there will be any changes or waivers that AGC’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal, Initial Merger Proposal and the Governing Documents Proposal have been obtained. While certain changes could be made without further shareholder approval, AGC will circulate a new or amended proxy statement/prospectus and resolicit AGC shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal, Initial Merger Proposal and the Governing Documents Proposal. As a matter of Cayman Island law, the directors of AGC are under a fiduciary duty to act in the best interest of AGC.

We may be forced to close the Business Combination even if we determine it is no longer in AGC shareholders’ best interest.

Public AGC shareholders are protected from a material adverse event of GHL or Grab arising between the date of the Business Combination Agreement and the Closing, primarily by the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the Extraordinary General Meeting. If a material adverse event were to occur after approval of the Business Combination Proposal, Initial Merger Proposal and the Governing Documents Proposal at the Extraordinary General Meeting, AGC may be forced to close the Business Combination even if it determines it is no longer in its shareholders’ best interest to do so (as a result of such material adverse event), which could have a significant negative impact on AGC’s business, financial condition or results of operations.

Sponsor and AGC’s directors and officers agreed to vote in favor of the Business Combination, regardless of how AGC’s public shareholders vote.

The Sponsor and each AGC director have agreed to vote all of their Class B Ordinary Shares in favor of all the proposals being presented at the Extraordinary General Meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Initial Merger). In addition, Sponsor and members of AGC’s management team also may from time to time purchase Class A ordinary shares before the Business Combination. AGC’s amended and restated memorandum and articles of association provide that it will complete the Business Combination only if it obtains the requisite votes as described under “Extraordinary General Meeting of AGC Shareholders.” As a result, in addition to the Class B Ordinary Shares held by Sponsor and directors, AGC would need 18,750,001, or 37.50% (assuming all issued and outstanding shares are voted), or 3,125,002, or 6.25% (assuming only the minimum number of shares representing a quorum are voted), of the 50,000,000 public shares sold in the Initial Public Offering to be voted in favor of the Business Combination in order to have the Business Combination approved and 29,166,667, or 58.33% (assuming all issued and outstanding shares are voted), or 8,333,334, or 16.67% (assuming only the minimum number of shares representing a quorum are voted), of the 50,000,000 public shares sold in the Initial Public Offering to be voted in favor of the Initial Merger in order to have the Initial Merger approved. Accordingly, the agreement by Sponsor and each member of AGC’s management team to vote in favor of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal will increase the likelihood that AGC will receive the requisite shareholder approval for such proposals.

AGC is dependent upon its executive officers and directors and their loss could adversely affect AGC’s ability to complete the Business Combination.

AGC’s operations are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. AGC’s ability to complete its Business Combination depends on the continued service of its officers and directors. AGC does not have an employment agreement with, or key-person insurance on the life of, any of its directors or executive officers.

The unexpected loss of the services of one or more of its directors or executive officers could have a detrimental effect on AGC’s ability to consummate the Business Combination.

AGC’s officers and directors will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to AGC’s affairs. This conflict of interest could have a negative impact on AGC’s ability to complete the Business Combination.

AGC’s officers and directors are not required to, and will not, commit their full time to its affairs, which may result in conflict of interest in allocating their time between AGC’s operations and the closing of the Business Combination, on the one hand, and their other business endeavors. Each of AGC’s officers and directors is engaged in other businesses for which he or she may be entitled to significant compensation. Furthermore, AGC’s officers and directors are not obligated to contribute any specific number of hours per week to AGC’s affairs and may also serve as officers or board members for other entities. If its officers’ and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on AGC’s ability to complete the Business Combination.

Past performance by Brad Gerstner or entities affiliated with AGC or its Sponsor, including its management team, may not be indicative of future performance of an investment in GHL.

Past performance by Brad Gerstner or entities affiliated with AGC or its Sponsor, including its management team (“AGC Affiliated Persons”) is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of AGC Affiliated Persons as indicative of the future performance of an investment in GHL or the returns GHL will, or is likely to, generate going forward.

Sponsor, AGC’s directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public shareholders, which may influence a vote on the Business Combination and reduce the public “float” of AGC Shares.

Sponsor, AGC’s directors, officers, advisors or any of their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal or not redeem their public shares. The purpose of any such transaction could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination and/or decrease the number of redemptions. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by AGC’s initial shareholders for nominal value. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Extraordinary General Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of AGC Shares or AGC Warrants may be reduced and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.

AGC did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price AGC is paying in connection with the Business Combination is fair to AGC from a financial point of view.

AGC is not required to obtain an opinion from an independent investment banking or accounting firm that the price AGC is paying in connection with the Business Combination is fair to AGC from a financial point of view. AGC’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Accordingly, investors will be relying solely on the judgment of AGC’s board of directors in valuing Grab’s business, and assuming the risk that the board of directors may not have properly valued the Business Combination.

Shareholder litigation could prevent or delay the closing of the Business Combination or otherwise negatively impact business, operating results and financial condition.

AGC may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect AGC’s ability to complete the proposed Business Combination. AGC could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to AGC’s directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting AGC’s ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected time frame or at all.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination.

The COVID-19 pandemic triggered an economic crisis which may delay or prevent the consummation of the Business Combination. In December 2019, a coronavirus (COVID-19) outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread throughout the world and has resulted in unprecedented restrictions and limitations on operations of many businesses, educational institutions and governmental entities. Given the ongoing and dynamic nature of the COVID-19 pandemic, it is difficult to predict the impact on the business of AGC and Grab, and there is no guarantee that efforts by AGC and Grab to address the adverse impact of the COVID-19 pandemic will be effective. If AGC or Grab are unable to recover from a business disruption on a timely basis, the Business Combination and Grab’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus pandemic, and become more costly. Each of AGC and Grab may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, AGC expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that AGC expects to achieve from the Business Combination.

AGC may not have sufficient funds to consummate the Business Combination.

As of June 30, 2021, AGC had approximately $272,126 of cash held outside the trust account. If AGC is required to seek additional capital, it may need to borrow funds from its Sponsor, initial shareholders, management team or other third parties to operate or may be forced to liquidate. AGC believes that the funds available to it outside of the trust account, together with funds available from loans from Sponsor, its affiliates or members of AGC’s management team will be sufficient to allow it to operate for at least the period ending on the Final Redemption Date; however, AGC cannot assure you that its estimate is accurate, and Sponsor, its affiliates or members of AGC’s management team are under no obligation to advance funds to AGC in such circumstances.

If AGC is unable to complete this Business Combination, or another Business Combination, within the prescribed time frame, AGC would cease all operations except for the purpose of winding up and redeem its public shares and liquidate.

AGC must complete its initial Business Combination by the Final Redemption Date. If AGC has not completed this Business Combination, or another Business Combination, within such time period, AGC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. AGC’s amended and restated memorandum and articles of association provide that, if AGC winds up for any other reason prior to the consummation of its initial Business Combination, it will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, AGC’s public shareholders may receive only $10.00 per public share, or less than $10.00 per public share, on the redemption of their shares, and AGC warrants will expire worthless.

If, before distributing the proceeds in the trust account to its public shareholders, AGC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per-share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the trust account to its public shareholders, AGC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in AGC’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, the per-share amount that would otherwise be received by shareholders in connection with AGC’s liquidation may be reduced.

If an Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, AGC’s board of directors will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

AGC’s board of directors is seeking approval to adjourn the Extraordinary General Meeting to a later date or dates if, at the Extraordinary General Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, AGC’s board will not have the ability to adjourn the Extraordinary General Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such an event, the Business Combination would not be completed.

Unanticipated losses, write-downs or write-offs, restructuring and impairment or other charges, taxes (direct or indirect), levies or other liabilities may be incurred or required subsequent to, or in connection with, the consummation of the Business Combination, which could have a significant negative effect on GHL’s financial condition and results of operations and the price of GHL Class A Ordinary Shares, which in turn could cause you to lose some or all of your investment.

Many of the countries in Southeast Asia, where Grab operates, are emerging markets involving additional or heightened operational and legal risks as compared to more developed markets. Even when these risks are identified, assessing the impact of those risks on Grab’s business and the Business Combination is inherently uncertain. Previously assessed risks may materialize in a manner that is inconsistent with Grab’s and/or AGC’s original risk analysis or assessment, and there can be no assurance that the operations and businesses of Grab and GHL and the Business Combination will not be exposed to unexpected or unanticipated risks, losses, charges, taxes (direct or indirect), levies or liabilities.

If such risks were to materialize in connection with, or subsequent to, the consummation of the Business Combination, GHL and its shareholders, directly or indirectly, may incur losses and/or additional expenses, including corporate, income, capital gains (direct or indirect), transfer or other taxes, and penalties. As a result of these factors, GHL may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges, taxes (direct or indirect), levies, liabilities or other costs (including fines, penalties and interest) that could result in reporting losses or other liabilities, which could be material. Any of these factors could cause negative market perceptions of GHL and its securities, and materially and adversely impact GHL’s business, results of operations, financial condition and prospects. Any shareholders of AGC who choose not to redeem their AGC Class A Ordinary Shares and, as a result, become shareholders of GHL following the consummation of the Business Combination could suffer a reduction in the value of their GHL Class A Ordinary Shares as a result of the foregoing factors and would be unlikely to have a remedy for such reduction in value. AGC shareholders should consult their own legal, tax and other advisors regarding the consequences of the Business Combination on shareholders of Grab, AGC and GHL.

If third parties bring claims against AGC, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

AGC’s placing of funds in the trust account may not protect those funds from third-party claims against it. Although it will seek to have all vendors, service providers, and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of AGC’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against AGC’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, AGC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where AGC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, AGC will be required to provide for payment of claims of creditors that were not waived that may be brought against AGC within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors. Pursuant to a letter agreement between AGC, Sponsor, and its directors and officers, Sponsor has agreed that it will be liable to AGC if and to the extent any claims by a third party (other than its independent auditors) for services rendered or products sold to it, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay its tax obligations; provided that such liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under AGC’s indemnity of the underwriters of its Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, AGC has not asked Sponsor to reserve for such indemnification obligations, nor has AGC independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and AGC believes that Sponsor’s only assets are securities of AGC. Therefore, AGC cannot assure you that Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, AGC may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of AGC’s officers or directors will indemnify AGC for claims by third parties including claims by vendors and prospective target businesses.

If, after AGC distributes the proceeds in the trust account to its public shareholders, AGC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of AGC’s board of directors may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of its board of directors and AGC to claims of punitive damages.

If, after AGC distributes the proceeds in the trust account to AGC’s public shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by AGC shareholders. In addition, AGC’s board of directors may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and AGC to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either AGC or Grab can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on Grab, including, among others, the following events (except, in some cases, where the change has a disproportionate effect on a party):

(a)	any change in applicable laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;

(c)	the taking of any action expressly required to be taken under the Business Combination Agreement;

(d)

any natural disaster (including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate (for purposes of which, the term “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any governmental authority, in each case, in connection with or in response to COVID-19 for similarly situated companies);

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

(f)

any failure in and of itself of Grab and any of its subsidiaries to meet any projections or forecasts (provided that this exception shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Grab Material Adverse Effect as defined in the Business Combination Agreement);

(g)	any event, state of facts, development, change, circumstance, occurrence or effect generally applicable to the industries or markets in which Grab or any of its subsidiaries operate;

(h)	any matter disclosed in the Grab Disclosure Letter that, reasonably apparent on its face, is responsive to a Grab representation or warranty qualified by Grab Material Adverse Effect;

(i)	any event, state of facts, development, change, circumstance, occurrence or effect that is cured by Grab prior to the Closing; or

(j)

any worsening of the event, state of facts, development, change, circumstance, occurrence or effect referred to in clauses (b), (d), (e), (g) or (h) to the extent existing as of the date of the Business Combination Agreement.

Furthermore, AGC or Grab may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, AGC’s share price may suffer.

Becoming a public company through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to the completion of the Business Combination, GHL may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of GHL Securities, which could cause GHL shareholders to lose some or all of their investment.

Becoming a public company through a merger rather than an underwritten offering, as Grab is seeking to do, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. As a result, GHL may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Additionally, unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on GHL’s liquidity, the fact that GHL reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause GHL to be unable to obtain future financing on favorable terms or at all.

During the interim period, AGC is prohibited from entering into certain transactions that might otherwise be beneficial to AGC or its respective shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, AGC is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner ) any entity other than Grab, as summarized under the “The Business Combination Proposal—The Business Combination Agreement—Covenants of the Parties—Covenants of AGC, GHL, AGC Merger Sub and Grab Merger Sub.” The limitations on AGC’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The Business Combination remains subject to conditions that AGC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), then either AGC or Grab may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement or amend the Termination Date. See the section of this proxy statement/prospectus titled “The Business Combination Proposal.”

AGC shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because AGC (and also GHL, the surviving company) is incorporated under the laws of the Cayman Islands, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited

Any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by AGC’s officers or directors of a duty of care or other fiduciary duty, or if they are able to successfully bring a private claim under securities laws that the proxy/registration statement relating to the Business Combination contained an actionable material misstatement or material omission.

AGC and GHL are both incorporated under the law of the Cayman Islands. AGC and GHL’s Cayman Islands counsel are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, AGC or GHL, as applicable will be the proper plaintiff in any claim based on a breach of duty owed to AGC or GHL, as applicable, and a claim against (for example) AGC or GHL’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against AGC or GHL where the individual rights of that shareholder have been infringed or are about to be infringed by such company.

AGC has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.

AGC’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. AGC’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of AGC’s annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, AGC identified a material weakness in its internal control over financial reporting related to the accounting for the AGC Warrants. As a result of this material weakness, its management concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of the liabilities relating to AGC Warrants and liabilities under the Amended and Restated Forward Purchase Agreements, change in fair value of AGC Warrants and liabilities under the Amended and Restated Forward Purchase Agreements, AGC Class A Ordinary Shares subject to possible redemption, additional paid-in capital, accumulated deficit and related financial disclosures for the affected periods. See “Note 2—Restatement of Previously Issued Financial Statements” in the accompanying financial statements” in the audited financial statements of AGC as of December 31, 2020 and for period from August 25, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus.

Any failure to maintain internal control over AGC’s financial reporting could adversely impact AGC’s ability to report its financial position and results from operations on a timely and accurate basis, which could delay or disrupt its efforts to consummate an initial business combination. If AGC’s financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if AGC’s financial statements are not filed on a timely basis, AGC could be subject to sanctions or investigations by the stock exchange on which its common stock is listed, the SEC or other regulatory authorities. In either case, this could result in a material adverse effect on AGC’s ability to consummate an initial business combination.

AGC can give no assurance as to its ability to timely remediate the material weakness identified, if at all, or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

AGC Warrants are accounted for as liabilities and the changes in value of AGC Warrants could have a material effect on AGC’s financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Existing Warrant Agreement. As a result of the SEC Statement, AGC reevaluated the accounting treatment of its 11,000,000 public warrants and 12,000,000 private placement warrants, as well as the 20,000,000 units under the Amended and Restated Forward Purchase Agreements that include one-fifth of an AGC Warrant, and determined to classify these items as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on AGC’s balance sheet as of December 31, 2020 and June 30, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within AGC Warrants. Accounting Standards Codification 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, AGC’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, AGC expects that it will recognize non-cash gains or losses on AGC Warrants each reporting period and that the amount of such gains or losses could be material.

Risks Relating to GHL

GHL will issue GHL Class A Ordinary Shares, and GHL Class B Ordinary Shares convertible into GHL Class A Ordinary Shares, as consideration for the Business Combination and the PIPE Investment, and GHL may issue additional GHL Class A Ordinary Shares, GHL Class B Ordinary Shares or other equity or convertible debt securities without approval of the holders of GHL Class A Ordinary Shares, which would dilute existing ownership interests and may depress the market price of GHL Class A Ordinary Shares.

It is anticipated that, following the Business Combination, (i) former Grab shareholders (other than the Key Executives and their respective Permitted Entities) are expected to own approximately 84.03% of the outstanding GHL Ordinary Shares, constituting 29.72% of the voting power of the GHL Ordinary Shares voting together as a single class, (ii) the Key Executives and their respective Permitted Entities are expected to own approximately 4.15% of the outstanding GHL Ordinary Shares, constituting 66.11% of the voting power of the GHL Ordinary Shares voting together as a single class, (iii) former AGC public shareholders are expected to own approximately 1.27% of the outstanding GHL Ordinary Shares, constituting 0.45% of the voting power of the GHL Ordinary

Shares voting together as a single class, (iv) Sponsor and certain directors of AGC are expected to own approximately 0.32% of the outstanding GHL Ordinary Shares, constituting 0.11% of the voting power of the GHL Ordinary Shares voting together as a single class, (v) the Sponsor Related Parties are expected to collectively own approximately 1.96% of the outstanding GHL Ordinary Shares, constituting 0.69% of the voting power of the GHL Ordinary Shares voting together as a single class and (vi) the PIPE Investors are expected to own approximately 8.27% of the outstanding GHL Ordinary Shares, constituting 2.92% of the voting power of the GHL Ordinary Shares voting together as a single class. These percentages assume (i) a                , 2021 Closing Date, (ii) that no Grab shareholder exercises its dissenters’ rights, (iii) that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest, and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives; and (iv) the No Redemption Scenario. If the actual facts differ from these assumptions, these percentages will differ.

GHL will continue to require significant capital investment to support its business, and GHL may issue additional GHL Class A Ordinary Shares, GHL Class B Ordinary Shares convertible into GHL Class A Ordinary Shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of the GHL Class A Ordinary Shares in certain circumstances.

GHL’s issuance of additional GHL Class A Ordinary Shares, GHL Class B Ordinary Shares convertible into GHL Class A Ordinary Shares, or other equity or convertible debt securities of equal or senior rank would have the following effects: (i) GHL’s existing shareholders’ proportionate ownership interest in GHL may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding GHL Class A Ordinary Share may be diminished; and (iv) the market price of GHL Class A Ordinary Shares may decline. Under certain circumstances, each GHL Class B Ordinary Share will automatically convert into one GHL Class A Ordinary Share (as adjusted for share splits, share combination and similar transactions occurring), but as the conversion ratio is one-to-one, such mandatory conversion would not have a dilutive effect. See “Description of GHL Securities–Optional and Mandatory Conversion.”

In addition, certain strategic partners of Grab have the right to swap the shares they hold in Grab subsidiaries for GHL Class A Ordinary Shares. Porto Worldwide Limited, an affiliate of Central Group which has invested an aggregate of $199,300,000 in, and holds 15,626,800 shares of, Grabtaxi Holdings (Thailand) Co., Ltd., has a one-time right to, beginning on the latter of (a) May 31, 2022 and (b) the first business day falling six months after the consummation of the Business Combination and valid for 60 days thereafter, swap some or all of such shares held by it for GHL Class A Ordinary Shares at a conversion price of $6.1629, subject to certain terms and conditions. Assuming Porto Worldwide Limited swapped their shares for GHL Class A Ordinary Shares immediately upon the closing of the Business Combination, it would hold approximately 1.06% of the outstanding GHL Ordinary Shares. PT Elang Mahkota Teknologi Tbk. (“Emtek”), which invested an aggregate of $375 million in, and holds 555,846,773 shares (5.88%) of PT Grab Teknologi Indonesia, has a one-time right to, which may be exercised at any time prior to June 30, 2022, swap all of such shares held by it for GHL Class A Ordinary Shares on June 30, 2024 at a conversion price of $6.1629, subject to certain terms and conditions. Assuming Emtek swapped their shares for GHL Class A Ordinary Shares immediately upon the closing of the Business Combination, it would hold approximately 1.97% of the outstanding GHL Ordinary Shares. You will experience additional dilution if such partners exercised their swap right for GHL Ordinary Shares.

Furthermore, employees, directors and consultants of GHL and its subsidiaries and affiliates hold, and after Business Combination, are expected to be granted equity awards under the 2021 Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for GHL Ordinary Shares. See “Management of GHL Following the Business Combination—Compensation of Directors and Executive Officers—Share Incentive Plans.”

There will be material differences between your current rights as a holder of AGC public shares and the rights one will have as a holder of GHL Class A Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, AGC shareholders will no longer be shareholders of AGC, but will be shareholders of GHL. There will be material differences between the current rights of AGC shareholders and the rights you will have as a holder of the GHL Class A Ordinary Shares and GHL Warrants, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of AGC shareholders and the GHL shareholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”

Upon completion of the Business Combination, AGC shareholders will become GHL shareholders, AGC warrant holders will become holders of GHL Warrants and the market price for the GHL Class A Ordinary Shares may be affected by factors different from those that historically have affected AGC.

Upon completion of the Business Combination, AGC shareholders will become GHL shareholders and AGC’s warrant holders will become holders of GHL Warrants, which may be exercised to acquire GHL Class A Ordinary Shares. GHL’s business differs from that of AGC, and, accordingly, the results of operations of GHL will be affected by some factors that are different from those currently affecting the results of operations of AGC. AGC is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. GHL is a holding company incorporated in the Cayman Islands and, after the consummation of the Business Combination its subsidiaries will be engaged in deliveries, mobility and financial services businesses in Southeast Asia. GHL’s business and results of operations will be affected by regional, country, and industry risks and operating risks to which AGC was not exposed. For a discussion of the future business of GHL currently conducted and proposed to be conducted by Grab, see the section of this proxy statement/prospectus titled “Grab’s Business.”

GHL Warrants will become exercisable for GHL Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

GHL Warrants to purchase an aggregate of 10,000,000 GHL Class A Ordinary Shares will become exercisable in accordance with the terms of the Assignment, Assumption and Amendment Agreement and the Existing Warrant Agreement governing those securities. Assuming the Business Combination closes, these warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional GHL Class A Ordinary Shares will be issued, which will result in dilution to the holders of GHL Class A Ordinary Share and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of GHL Class A Ordinary Shares. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about GHL, its share price and trading volume could decline significantly.

The trading market for GHL Class A Ordinary Shares will depend, in part, on the research and reports that securities or industry analysts publish about GHL or its business. GHL may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of GHL, or if these securities or industry analysts are not widely respected within the general investment community, the demand for GHL Ordinary Shares could decrease, which might cause its share price and trading volume to decline significantly. In the event that GHL obtains securities or industry analyst coverage, if one or more of the analysts who cover GHL downgrade their assessment of GHL or publish inaccurate or unfavorable research about GHL’s business, the market price and liquidity for GHL Ordinary Shares could be negatively impacted.

Future resales of GHL Ordinary Shares issued to Grab shareholders and other significant shareholders may cause the market price of the GHL Class A Ordinary Shares to drop significantly, even if GHL’s business is doing well.

Under the Business Combination Agreement, the Grab shareholders will receive, among other things, 3,318,724,277 GHL Class A Ordinary Shares (approximately 20.97% of which will be eligible for sale immediately after the consummation of the Business Combination) or in the case of the Key Executives and their Permitted Entities, 164,060,946 GHL Class B Ordinary Shares convertible into GHL Class A Ordinary Shares. These percentages assume (i) a                , 2021 Closing Date, (ii) that no Grab shareholder exercises its dissenters’ rights, (iii) that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives; and (iv) the No Redemption Scenario. Pursuant to the Grab Shareholder Support Agreements and Sponsor Support Agreement, certain GHL shareholders will be restricted, subject to certain exceptions, from selling certain GHL Securities that they receive as a result of the share exchange, which restrictions will expire and therefore additional GHL Securities will be eligible for resale as follows:

•

Upon the earlier of (x) five days after the first earnings release of GHL after the consummation of the Business Combination if the closing price per share of GHL Class A Ordinary Shares exceeds $12.50 for any five trading days within the 10 consecutive trading day period preceding such earnings release, or (y) after the first earnings release of GHL after the consummation of the Business Combination if the closing price per share of GHL Class A Ordinary Shares exceeds $12.50 for any five trading days within any 10 consecutive trading day period, five days after such fifth trading day, up to 1,299,096,360 GHL Class A held by certain Grab shareholders;

•

180 days after the consummation of the Business Combination, up to 2,598,192,720 GHL Class A Ordinary Shares held by certain Grab shareholders to the extent that such shares have not previously become eligible pursuant to the above;

•

One year after the consummation of the Business Combination, up to 2,867,235 GHL Class A Ordinary Shares received by certain Grab executives upon settlement of certain RSU awards granted with respect to the Business Combination;

•

Three years after the consummation of the Business Combination, up to 32,451,891 GHL Ordinary Shares received by the Key Executives upon settlement of certain restricted stock awards granted with respect to the Business Combination; and

•

Three years after the consummation of the Business Combination, up to 12,275,000 GHL Class A Ordinary Shares, or other securities convertible into or exercisable or exchangeable for GHL Class A Ordinary Shares, held by Sponsor.

See “Shares Eligible for Future Sale—Lock-up Agreements.”

Subject to the Grab Shareholder Support Agreements, certain Grab shareholders party thereto may sell GHL Securities pursuant to Rule 144 under the Securities Act, if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because AGC and GHL are currently shell companies, waiting until one year after GHL’s filing with the SEC of a Form 20-F transition report reflecting the Business Combination.

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement GHL files pursuant to the Registration Rights Agreement and the PIPE Subscription Agreements or upon satisfaction of the requirements of Rule 144 under the Securities Act, certain Grab shareholders and certain other significant shareholders of GHL may sell large amounts of GHL Securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in GHL’s share price or putting significant downward pressure on the price of the GHL Class A Ordinary Shares. See “Shares Eligible for Future Sale – Registration Rights and – Rule 144.”

A market for GHL’s Class A Ordinary Shares may not develop, which would adversely affect the liquidity and price of GHL’s Class A Ordinary Shares.

An active trading market for GHL Class A Ordinary Shares may never develop or, if developed, it may not be sustained. You may be unable to sell your GHL Class A Ordinary Shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of AGC public shares in connection with the Closing of the Business Combination.

AGC’s Existing Warrant Agreement, which is being assigned to GHL pursuant to the Assignment, Assumption and Amendment Agreement upon the Closing of the Business Combination and under which one AGC Warrant will become one GHL warrant upon such Closing, designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with GHL in connection with such warrants.

Under the terms of the Assignment, Assumption and Amendment Agreement, AGC’s Existing Warrant Agreement is being assigned by AGC to GHL at the Closing of the Business Combination. In connection with this assignment, each AGC warrant will convert into a GHL warrant at such time and all of the terms of the Existing Warrant Agreement not amended by the Assignment, Assumption and Amendment Agreement will remain in effect and applicable to each warrant holder and to GHL after such Closing.

The Existing Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against AGC arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that AGC irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Each of AGC and GHL has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Existing Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of warrants under the Existing Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions of the Existing Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Existing Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

Since the provisions of the Existing Warrant Agreement will continue to apply unless amended by the Assignment, Assumption and Amendment Agreement after the Closing of the Business Combination and the conversion of each warrant from a AGC warrant into a GHL warrant, and since the choice-of-forum and related provisions have not been amended by the Assignment, Assumption and Amendment Agreement, the choice-of-forum provision will continue to limit a warrant holder’s ability after the Closing of the Business Combination to bring a claim in a judicial forum that it finds favorable for disputes with GHL, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Existing Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, GHL may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of GHL’s management and board of directors.

The requirements of being a public company may strain GHL’s resources, divert GHL management’s attention and affect GHL’s ability to attract and retain qualified board members.

GHL will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, NASDAQ Global Select Market listing requirements and other applicable securities rules and regulations. As such, GHL will incur additional legal, accounting and other expenses following completion of the Business Combination. These expenses may increase even more if GHL no longer qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that GHL file annual and current reports with respect to its business and operating results. The Sarbanes-Oxley Act requires, among other things, that GHL maintains effective disclosure controls and procedures and internal control over financial reporting. GHL may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. GHL expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although GHL is currently unable to estimate these costs with any degree of certainty.

Many members of GHL’s management team will have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. GHL’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent GHL from improving its business, financial condition and results of operations. Furthermore, GHL expects these rules and regulations to make it more difficult and more expensive for GHL to obtain director and officer liability insurance, and consequently GHL may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on its business, financial condition, results of operations and prospects. These factors could also make it more difficult for GHL to attract and retain qualified members of its board of directors, particularly to serve on GHL’s audit committee, compensation committee and nominating committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, GHL’s business and financial condition will become more visible, which GHL believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, GHL’s business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in GHL’s favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on its business, financial condition, results of operations, prospects and reputation.

Any failure to maintain an effective system of disclosure controls and internal control over financial reporting, GHL may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in GHL’s financial and other public reporting, which is likely to negatively affect GHL’s business and the market price of GHL Ordinary Shares.

Prior to the Closing of the Business Combination, Grab has been a private company with limited accounting personnel and other resources with which to address Grab’s internal controls and procedures. Grab’s management has not completed an assessment of the effectiveness of Grab’s internal control over financial reporting and Grab’s independent registered public accounting firm has not conducted an audit of Grab’s internal control over financial reporting.

In connection with the audit of Grab’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 in accordance with the standards established by PCAOB, Grab and Grab’s independent registered public accounting firm identified material weaknesses in Grab’s internal control over financial reporting which related to (i) improper revenue recognition conclusions with respect to OVO that resulted in a material overstatement of revenue and expenses in Grab’s consolidated financial statements that were previously audited under International Standards on Auditing as a private company; (ii) the review process over assumptions and inputs used in several key accounting estimates; (iii) not having a sufficient number of personnel with an appropriate level of IFRS accounting skills, SEC reporting knowledge and experience and training in internal controls over financial reporting. Grab is committed to remediating its material weaknesses as promptly as possible. However, there can be no assurance as to when these material weaknesses will be remediated or that additional material weaknesses will not arise in the future. Even effective internal control can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. Any failure to remediate the material weaknesses, or the development of new material weaknesses in Grab’s internal control over financial reporting, could result in material misstatements in Grab’s financial statements, which in turn could have a material adverse effect on Grab’s financial condition and results of operations. In addition, GHL cannot assure you that GHL will not identify material weaknesses after the Business Combination.

Ineffective internal control over financial reporting could expose GHL to increased risk of fraud or misuse of corporate assets and subject GHL to potential delisting from the stock exchange on which GHL is listed, regulatory investigations and civil or criminal sanctions. GHL may also be required to restate its financial statements from prior periods. If GHL fails to achieve and maintain an effective internal control environment, it could suffer material misstatements in its financial statements and fail to meet its reporting obligations, which would likely cause investors to lose confidence in GHL’s reported financial information. This could in turn limit GHL’s access to capital markets, harm its financial condition and results of operations, and lead to a decline in the market price of GHL Class A Ordinary Shares.

GHL will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make GHL’s Class A Ordinary Shares less attractive to investors, which could have a material and adverse effect on GHL, including its growth prospects.

Upon consummation of the Business Combination, GHL will be an “emerging growth company” as defined in the JOBS Act. GHL will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which GHL has total annual gross revenue of at least $1.07 billion or (c) in which GHL is deemed to be a large accelerated filer, which means the market value of GHL Shares held by non-affiliates exceeds $700 million as of the last business day of GHL’s prior second fiscal quarter, and (ii) the date on which GHL issued more than $1.0 billion in non-convertible debt during the prior three-year period. GHL intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that GHL’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. GHL has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, GHL, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of GHL’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after GHL no longer qualifies as an “emerging growth company,” as long as GHL continues to qualify as a foreign private issuer under the Exchange Act, GHL will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, GHL will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, GHL shareholders may not have access to certain information they deem important. GHL cannot predict if investors will find GHL Class A Ordinary Shares less attractive because it relies on these exemptions. If some investors find GHL Class A Ordinary Shares less attractive as a result, there may be a less active trading market and share price for GHL Class A Ordinary Shares may be more volatile.

GHL will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such GHL is exempt from certain provisions applicable to United States domestic public companies.

Because GHL will qualify as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, GHL is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

GHL will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, GHL intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information GHL is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, if you continue to hold GHL’s securities, you may receive less or different information about GHL than you currently receive about AGC or that you would receive about a U.S. domestic public company.

GHL could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of GHL’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of GHL’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of GHL’s assets are located in the United States; or (iii) GHL’s business is administered principally in the United States. If GHL loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, GHL would likely incur substantial costs in fulfilling these additional regulatory requirements and members of GHL’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled. See “Management of GHL Following the Business Combination–Foreign Private Issuer Status.”

As a company incorporated in the Cayman Islands, GHL is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NASDAQ corporate governance listing standards applicable to domestic U.S. companies; these practices may afford less protection to shareholders than they would enjoy if GHL complied fully with NASDAQ corporate governance listing standards.

GHL is a company incorporated in the Cayman Islands, and, after the consummation of the Business Combination, will be listed on NASDAQ. NASDAQ market rules permit a foreign private issuer like GHL to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is GHL’s home country, may differ significantly from NASDAQ corporate governance listing standards applicable to domestic U.S. companies.

Among other things, GHL is not required to have: (i) a majority of the board of directors consist of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, GHL intends to have, as of the consummation of the Business Combination, a majority-independent board of directors, a majority-independent compensation committee and a nominating committee. Subject to the foregoing, GHL intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of NASDAQ applicable to U.S. domestic public companies. See “Management of GHL Following the Business Combination – Foreign Private Issuer Status.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because GHL is incorporated under the law of the Cayman Islands, GHL conducts substantially all of its operations, and a majority of its directors and executive officers reside, outside of the United States.

GHL is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, will conduct a majority of its operations through its subsidiary, Grab, outside the United States. Substantially all of GHL’s assets are located outside the United States. A majority of GHL’s officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against GHL or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Southeast Asian region could render you unable to enforce a judgment against GHL’s assets or the assets of GHL’s directors and officers.

GHL’s Management has been advised that Indonesia, Singapore, Thailand, Malaysia, Philippines and Vietnam, where GHL will be operating after the consummation of the Business Combination, do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Southeast Asia markets would permit effective enforcement of criminal penalties of U.S. federal securities laws.

In addition, GHL’s corporate affairs will be governed by the Amended GHL Articles, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of GHL’s directors to GHL under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of GHL’s shareholders and the fiduciary duties of GHL’s directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like GHL have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. GHL’s directors will have discretion under the Amended GHL Articles to determine whether or not, and under what conditions, GHL’s corporate records may be inspected by its shareholders, but GHL is not obliged to make them available to the shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. See “Description of GHL Securities–Inspection of Books and Records.”

Certain corporate governance practices in the Cayman Islands, which is GHL’s home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent GHL chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Management of GHL Following the Business Combination – Foreign Private Issuer Status.”

As a result of all of the above, GHL’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

The ability of GHL’s subsidiaries after the consummation of the Business Combination in certain Southeast Asia markets to distribute dividends to GHL may be subject to restrictions under their respective laws.

GHL is a holding company, and its subsidiaries after the consummation of the Business Combination will be located throughout Southeast Asia in Indonesia, Singapore, Thailand, Malaysia, Philippines, Vietnam, Myanmar and Cambodia. Part of GHL’s primary internal sources of funds to meet its cash needs will be its share of the dividends, if any, paid by GHL’s subsidiaries. The distribution of dividends to GHL from the subsidiaries in these markets as well as other markets where GHL operates is subject to restrictions imposed by the applicable laws and regulations in these markets. In addition, although there are currently no foreign exchange control regulations which restrict the ability of GHL’s subsidiaries in Indonesia (save for the regulations prohibiting the transfer of Indonesian Rupiah to outside of Indonesia and imposing reporting requirements on foreign exchange transactions in excess of a certain amount), Singapore, Malaysia and the Philippines (except for the regulations (i) requiring registration of the foreign investment with the Bangko Sentral ng Pilipinas (“BSP”) to be able to source from the Philippine banking system foreign currency to be used in repatriating capital or remitting dividends outside the Philippines, and (ii) prohibiting the transfer of Philippine pesos to outside of the Philippines in excess of PhP50,000.00 (approximately $1,000) without prior written authorization from the BSP) to distribute dividends to GHL, the relevant regulations may be changed and the ability of these subsidiaries to distribute dividends to GHL may be restricted in the future.

It is not expected that GHL will pay dividends in the foreseeable future after the Business Combination.

It is expected that GHL will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund the development and growth of its business. As a result, it is not expected that GHL will pay any cash dividends in the foreseeable future.

Following completion of the Business Combination, GHL’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by GHL from subsidiaries, GHL’s financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that the shares of GHL will appreciate in value after the Business Combination or that the trading price of the shares will not decline.

Grab has granted in the past, and GHL will also grant in the future, share incentives, which may result in increased share-based compensation expenses.

In March 2018, Grab’s board of directors adopted and the Grab’s shareholders approved the 2018 Equity Incentive Plan, or the 2018 Plan, which was most recently amended and restated in April 2019 and further amended in April 2021, for the purpose of granting share-based compensation awards to employees, directors and consultants to incentivize their performance and align their interests with Grab. Upon the consummation of the Business Combination, no further awards will be granted under the 2018 Plan. However, in April 2021 in connection with the Business Combination, GHL’s board of directors adopted and GHL’s shareholders approved the GHL 2021 Equity Incentive Plan, or the 2021 Plan. Initially, the maximum number of ordinary shares of GHL that may be issued under the 2021 Plan after it becomes effective will be two percent (2%) of the total number of GHL Ordinary Shares that are outstanding upon consummation of the Business Combination. The 2021 Plan permits the awards of options, share appreciation rights, restricted shares, restricted share units, or RSUs, and other awards to employees, directors and consultants of GHL and its subsidiaries and affiliates. GHL will account for compensation costs for all share options using a fair-value based method and recognize expenses in its consolidated statements of profit or loss in accordance with IFRS. As a result of these grants, Grab incurred share-based compensation of $54 million and $34 million in 2020 and 2019, respectively. For more information on the share incentive plans, see “Management of GHL Following the Business Combination—Share Incentive Plan.” Grab believes the granting of share-based compensation is of significant importance to its ability to attract and retain key personnel and employees, and as such, after the consummation of the Business Combination, GHL will also grant share-based compensation and incur share-based compensation expenses. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on Grab and GHL’s business and results of operations.

GHL’s dual-class voting structure may limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of GHL’s Class A Ordinary Shares may view as beneficial.

GHL’s authorized and issued ordinary shares will be divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share will be entitled to one vote, while each Class B Ordinary Share will be entitled to 45 votes. Only GHL’s Class A Ordinary Shares will be listed and traded on NASDAQ, and GHL intends to maintain the dual-class voting structure after the consummation of the Business Combination.

The Key Executives and their respective Permitted Entities will hold all of the outstanding GHL Class B Ordinary Shares. The Key Executive Proxies given to Mr. Tan by the other Key Executives and certain entities related to such Key Executives or Mr. Tan will give Mr. Tan control of the voting power of all outstanding GHL Class B Ordinary Shares. As a result, it is expected that Mr. Tan will, assuming a No Redemption Scenario and that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives, control approximately 66.11% of the total voting power of all issued and outstanding GHL Ordinary Shares voting together as a single class immediately following the consummation of the Business Combination, even though he and his Permitted Entities will only own 2.66% of outstanding GHL Ordinary Shares.

With respect to the election of the GHL board of directors, under the terms of the GHL Class B Ordinary Shares, holders of a majority of the GHL Class B Ordinary Shares will have the right to nominate, appoint and remove a majority of the members of GHL’s board of directors, which majority will be designated as Class B Directors. Mr. Tan and his Permitted Entities will own approximately 64.01% of the outstanding GHL Class B Ordinary Shares. As a result of such ownership, as well as the Key Executive Proxies delivered to him by the other Key Executives and certain entities related to such Key Executives or Mr. Tan, Mr. Tan will effectively have the right to nominate, appoint and remove all of the Class B Directors. In addition, since all of the issued and outstanding GHL Ordinary Shares voting together as a single class will elect the remaining members of GHL’s board of directors, then Mr. Tan, by virtue of his control of approximately 66.11% of that total voting power, will effectively have the ability to elect and remove the entire GHL board of directors. For further information, see “Description of GHL Securities—Ordinary Shares” and “—Shareholders’ Deed.”

Additionally, the Key Executives, GHL and certain entities related to the Key Executives are expected to enter into a letter agreement (the “ROFO Agreement”), pursuant to which, in the event any holder of GHL Class B Ordinary Shares intends to sell or otherwise transfer GHL Class B Ordinary Shares in an open market or private transaction, that transferring shareholder first shall irrevocably offer those shares to each other holder of GHL Class B Ordinary Shares by way of a notice delivered to each such other holder. Each recipient holder then shall have a right of first offer to purchase any or all of those shares at a price per share equal to the market price (as defined in the ROFO Agreement) of the GHL Class A Ordinary Shares (into which those shares would automatically convert if sold in an open market or private transaction to other purchasers). The recipients of the right of first offer generally shall have three business days within which to exercise such right, which shall be allocated pro rata among exercising recipients if the total of all shares exercised exceed the total amount of shares to be transferred. The ROFO Agreement will have the effect of providing GHL Class B Ordinary Shareholders the right to preserve the continued ownership of the GHL Class B Ordinary Shares within that group of holders. Since all of those holders shall have delivered the Key Executive Proxies, the ROFO Agreement also will have the effect of preserving Mr. Tan’s control over the GHL Class B Ordinary Shares and GHL as discuss herein.

If GHL Class A Ordinary Shares or the GHL Warrants are not eligible for deposit and clearing within the facilities of the Depository Trust Company, then transactions in the GHL Class A Ordinary Shares or the GHL Warrants may be disrupted.

The facilities of the Depository Trust Company (“DTC”) are a widely used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. GHL expects that GHL Class A Ordinary Shares or the GHL Warrants will be eligible for deposit and clearing within the DTC system. GHL expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the GHL Class A Ordinary Shares or the GHL Warrants. GHL expects these actions, among others, will result in DTC agreeing to accept the GHL Class A Ordinary Shares or the GHL Warrants for deposit and clearing within its facilities.

DTC is not obligated to accept GHL Class A Ordinary Shares or the GHL Warrants for deposit and clearing within its facilities in connection with the listing and, even if DTC does initially accept GHL Class A Ordinary Shares or the GHL Warrants, it will generally have discretion to cease to act as a depository and clearing agency for GHL Class A Ordinary Shares or the GHL Warrants.

If DTC determines at any time after the completion of the transactions and the listing that GHL Class A Ordinary Shares or the GHL Warrants were not eligible for continued deposit and clearance within its facilities, then GHL believes GHL Class A Ordinary Shares or the GHL Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the shares would be disrupted. While GHL would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the market price of GHL Class A Ordinary Shares or the GHL Warrants.

Risks Relating to Taxation

The Initial Merger may be a taxable event for U.S. Holders of AGC Class A Ordinary Shares and AGC Warrants.

Subject to the limitations and qualifications described in “United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,” the Initial Merger should qualify as a “reorganization” within the meaning of Section 368 of the Code and, as a result, a U.S. Holder (as defined in “United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders”) should not recognize gain or loss on the exchange of AGC Securities for GHL Securities, as applicable, pursuant to the Business Combination. However, if the Initial Merger does not qualify as a reorganization within the meaning of Section 368 of the Code for any reason, a U.S. Holder that exchanges its AGC Securities for the consideration under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the GHL Securities received and (ii) the U.S. Holder’s adjusted tax basis in the AGC Securities exchanged.

GHL may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If GHL (or its predecessor AGC) or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of the GHL Class A Ordinary Shares or GHL Warrants that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. GHL and its subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination, the prior taxable year, or foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly, there can be no assurance that GHL or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, GHL does not expect to provide a PFIC annual information statement for 2021 or future taxable years. Please see the section entitled “United States Federal Income Tax Considerations—Passive Foreign Investment Company Status” for a more detailed discussion with respect to GHL’s PFIC status. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the GHL Class A Ordinary Shares and GHL Warrants.

Future changes to tax laws could materially and adversely affect GHL and reduce net returns to GHL’s shareholders.

GHL’s tax treatment is subject to changes in tax laws, regulations, and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration, and the practices of tax authorities in jurisdictions in which we operate. The income and other tax rules in the jurisdictions in which GHL operate are constantly under review by taxing authorities and other governmental bodies. Changes to tax laws (which changes may have retroactive application) could adversely affect GHL or its shareholders. We are unable to predict what tax proposals may be proposed or enacted in the future or what effect such changes would have on GHL’s business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect GHL’s financial position and overall or effective tax rates in the future in countries where we have operations and where GHL is organized or resident for tax purposes, and increase the complexity, burden and cost of tax compliance. We urge investors to consult with their legal and tax advisers regarding the implication of potential changes in tax laws on an investment in GHL Class A Ordinary Shares and GHL Warrants.

Risks Relating to Redemption of AGC Class A Ordinary Shares

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your public shares or warrants, potentially at a loss.

AGC shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) AGC’s completion of the Business Combination, and then only in connection with those shares of AGC Shares that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of AGC’s public shares if AGC is unable to complete a business combination by the Final Redemption Date, subject to applicable law and as further described herein. In addition, if AGC plans to redeem its public shares because AGC is unable to complete a business combination by the Final Redemption Date, for any reason, compliance with Cayman Islands law may require that AGC submit a plan of dissolution to AGC’s then-existing shareholders for approval prior to the distribution of the proceeds held in AGC’s trust account. In that case, AGC shareholders may be forced to wait beyond the Final Redemption Date, before they receive funds from the trust account. In no other circumstances will AGC shareholders have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

Shareholders of AGC who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their AGC Shares for a pro rata portion of the funds held in the trust account.

AGC shareholders who wish to redeem their shares for a pro rata portion of the trust account must submit a written request to Continental, in which you (i) request that AGC redeem all or a portion of your AGC Shares for cash and (ii) identify yourself as the beneficial holder of the AGC Shares and provide your legal name, phone number and address; and deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through the DTC. Any AGC shareholder who fails to properly demand redemption of such shareholder’s public shares will not be entitled to convert his or her public shares into a pro rata portion of the trust account. In addition, AGC will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite AGC’s compliance with these rules, if a shareholder fails to receive AGC’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. Furthermore, the proxy materials, as applicable, that AGC will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

AGC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for AGC to complete a business combination with which a substantial majority of its shareholders do not agree.

AGC’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will AGC redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,0001, such that AGC is not subject to the SEC’s “penny stock” rules. This minimum net tangible asset amount is also required as an obligation to each party’s obligation to consummate the Business Combination under the Business Combination Agreement. If the Business Combination is not consummated, AGC will not redeem any shares, all AGC Shares submitted for redemption will be returned to the holders thereof, and AGC instead may search for an alternate business combination.

The grant and future exercise of registration rights may adversely affect the market price of GHL Class A Ordinary Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement entered into in connection with the Business Combination and which is described elsewhere in this proxy statement/prospectus, Sponsor, Sponsor Related Parties and certain Grab Holders that entered into such agreement can each demand that GHL register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that GHL undertakes. In addition, following the consummation of the Business Combination, GHL is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of GHL. Additionally, pursuant to the PIPE Subscription Agreements and Registration Rights Agreement, GHL must file a registration statement within 30 days after the consummation of the Business Combination registering up to                GHL Class A Ordinary Shares held by the PIPE Investors, GHL Class A Ordinary Shares held by the Sponsor Related Parties, as well as a number of GHL Class A Ordinary Shares as requested by other holders under the Registration Rights Agreement. See “Shares Eligible for Future Sale–Registration Rights.”

The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of GHL Class A Ordinary Shares post-Business Combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Class A Shares issued in the AGC IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A Shares issued in the AGC IPO.

A shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Class A Shares included in the units sold in the AGC IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, AGC will require each shareholder seeking to exercise redemption rights to certify to AGC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to AGC at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which AGC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over AGC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in AGC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if AGC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the AGC IPO and, in order to dispose of such excess shares, would be required to sell your Class A Shares in open market transactions, potentially at a loss. There is no assurance that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the AGC Class A Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge AGC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, AGC shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

There is no assurance as to the price at which an AGC shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination.

Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of AGC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

EXTRAORDINARY GENERAL MEETING OF AGC SHAREHOLDERS

General

AGC is furnishing this proxy statement/prospectus to AGC shareholders as part of the solicitation of proxies by AGC’s board of directors for use at the Extraordinary General Meeting of AGC shareholders to be held on                , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to AGC shareholders on or about                , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides AGC shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting of shareholders shall be held on                , 2021 at                AM, time at                . The Extraordinary General Meeting shall be held in person and virtually via live webcast at                . Should AGC shareholders attend the Extraordinary General Meeting virtually, each may vote and submit questions during the Extraordinary General Meeting by visiting                and entering their control number. We are pleased to utilize virtual shareholder meeting technology to (i) provide ready access and cost savings for AGC shareholders and AGC, and (ii) to promote social distancing pursuant to guidance provided by the CDC and the SEC due to COVID-19. The virtual meeting format allows attendance from any location in the world.

Purpose of AGC Extraordinary General Meeting

At the Extraordinary General Meeting, AGC is asking holders of AGC Shares to:

•	consider and vote upon the Business Combination Proposal;

•	consider and vote upon the Initial Merger Proposal;

•	consider and vote upon the Governing Documents Proposal; and

•	if presented, consider and vote upon the Adjournment Proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) shall not be presented to the AGC shareholders for a vote.

Recommendation of AGC Board of Directors FOR the Business Combination, the Initial Merger Proposal, the Governing Documents Proposal and the Adjournment Proposal

AGC’s board of directors has unanimously determined that the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal are fair to and in the best interests of AGC; has unanimously approved the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal; unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Initial Merger Proposal and “FOR” the Governing Documents Proposal; and unanimously recommends that shareholders vote “FOR” the Adjournment Proposal if it is presented to the meeting.

The existence of financial and personal interests of one or more of AGC’s directors results in conflicts of interest on the part of such director(s) between what he, she or they may believe is in the best interests of AGC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, AGC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal—Interests of AGC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

AGC has fixed the close of business on                , 2021, as the “record date” for determining AGC shareholders entitled to notice of and to attend and vote at the Extraordinary General Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were                AGC Class A Ordinary Shares and                AGC Class B Ordinary Shares outstanding and entitled to vote. All of the AGC Class B Ordinary Shares are held by the Sponsor and AGC’s directors. Each AGC Share is entitled to one vote per share at the Extraordinary General Meeting.

Quorum

The presence, by means of remote communication or by proxy, of the holders of a majority of all the issued and outstanding AGC Shares entitled to vote at the Extraordinary General Meeting constitutes a quorum at the Extraordinary General Meeting. As of the record date for the Extraordinary General Meeting,                AGC Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to AGC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required

The approval of the Business Combination Proposal will require an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Initial Merger Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Governing Documents Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Adjournment Proposal if presented will require an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Voting Your Shares

Each AGC Share that you own in your name entitles you to one vote. Your proxy card shows the number of AGC Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your AGC Shares at the Extraordinary General Meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the AGC board of directors “FOR” the Business Combination Proposal, “FOR” the Initial Merger Proposal, “FOR” the Governing Documents Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting. Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted; or

•	You can attend the Extraordinary General Meeting virtually and vote electronically.

Beneficial shareholders who wish to attend the Extraordinary General Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mailing a copy (a legible photograph is sufficient) of their legal proxy to info@okapipartners.com. Beneficial shareholders who email a valid legal proxy shall be issued a meeting control number that shall allow them to register to attend and participate in the Extraordinary General Meeting. After contacting our transfer agent, a beneficial holder shall receive an email prior to the meeting with a link and instructions for entering the Extraordinary General Meeting. Beneficial shareholders should contact our transfer agent at least five business days prior to the meeting date.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date; or

•

you may notify AGC’s general counsel, in writing, before the Extraordinary General Meeting that you have revoked your proxy (if you do so, you may attend the Extraordinary General Meeting virtually and vote via electronic communication, as indicated above).

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your AGC Shares, you may call Okapi Partners LLC, AGC’s proxy solicitor, at (888) 785-6709, or banks and brokers can call collect at (212) 297-0720, or by email at info@okapipartners.com.

Redemption Rights

Holders of AGC Shares may seek to have their shares redeemed for cash, regardless of whether they vote or, if they do vote, irrespective of whether they vote for or against the Business Combination Proposal, the Initial Merger Proposal or the Governing Documents Proposal. Any shareholder holding AGC Shares as of the record date may demand that AGC redeem such shares for a pro rata portion of the trust account (which was $                per share as of                , 2021, the record date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, AGC shall redeem these shares for a pro rata portion of funds deposited in the trust account and the holder shall no longer own these shares. A holder of AGC Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act) may not seek to have more than 15% of the aggregate AGC Shares redeemed without the consent of AGC.

The Sponsor and AGC’s directors shall not have redemption rights with respect to any AGC Shares owned by them, directly or indirectly.

AGC shareholders who seek to have their AGC Shares redeemed are required to (A) submit a redemption request in writing to Continental, AGC’s transfer agent, in which (i) they request that AGC redeems all or a portion of their AGC Shares for cash and (ii) identify themselves as the beneficial holders of the shares and provide their legal name, phone number and address, and (B) deliver their shares, either physically or electronically using DTC’s DWAC System, to AGC’s transfer agent no later than                pm                time on                , 2021 (two business days prior to the Extraordinary General Meeting). If you hold the shares in street name, you shall have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures shall not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent shall typically charge the tendering broker $100.00 and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.

Any request to have AGC Shares redeemed, once made by a holder of AGC Shares, may be withdrawn at any time up to the vote on the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal, but only with the consent of AGC. If a holder of AGC Shares delivers shares for redemption and later decides prior to the Extraordinary General Meeting not to elect redemption, such holder may request that AGC consent to the return of such shares to such holder. Such a request must be made by contacting Continental, AGC’s transfer agent, at the phone number or address set out elsewhere in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then AGC shareholders who elected to exercise their redemption rights shall not be entitled to have their shares redeemed for a full pro rata portion of the trust account. AGC shall thereafter promptly return any shares delivered by AGC shareholders. In such case, AGC shareholders may only share in the assets of the trust account upon the liquidation of AGC. This may result in AGC shareholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

The closing price of AGC Class A Ordinary Shares on the record date was $                . The cash held in the trust account on such date was approximately $                million (approximately $                per AGC Share). Prior to exercising redemption rights, AGC shareholders should verify the market price of AGC Class A Ordinary Shares as they may receive higher proceeds from the sale of their AGC Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. AGC cannot assure its shareholders that they shall be able to sell their AGC Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal or Dissenters’ Rights

Neither AGC shareholders nor AGC Unit holders nor AGC warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Although under the Cayman Islands Companies Act, shareholders of a Cayman Islands company have dissenters’ rights with respect to a merger, dissenters’ rights are not considered to be available under the Cayman Islands Companies Act if the consideration under the proposed merger consists of shares listed on a national securities exchange. Therefore, no dissenters’ rights are available under the Initial Merger in respect of the AGC Shares; however, holders have a redemption right as further described in this proxy statement/prospectus. See “Extraordinary General Meeting of AGC Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Proxy Solicitation Costs

AGC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. AGC and its directors, officers and employees may also solicit proxies in person by telephone or by other electronic means. AGC shall bear the cost of the solicitation.

AGC has hired Okapi Partners LLC (“Okapi”) to assist in the proxy solicitation process. AGC shall pay that firm an initial fee of $20,000, plus a performance fee of $20,000 upon successful completion of solicitation, plus disbursements, shall reimburse Okapi for its reasonable and documented costs and expenses and shall indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee shall be paid with non-trust account funds. AGC shall pay the cost of soliciting proxies for the Extraordinary General Meeting.

AGC shall ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions, and shall reimburse such parties for their expenses in forwarding soliciting materials to beneficial owners of Class A Ordinary Shares and in obtaining voting instructions from those owners.

AGC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of AGC Shares are being asked to adopt the Business Combination Agreement, approve the terms thereof and approve the transactions contemplated thereby, including the Business Combination. AGC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “—The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

AGC may consummate the Business Combination only if the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting, and the Initial Merger Proposal and the Governing Documents Proposal are approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

The Business Combination Agreement

On April 12, 2021, AGC, GHL, AGC Merger Sub, Grab Merger Sub and Grab entered into the Business Combination Agreement. The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. AGC shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about GHL, AGC, Grab, AGC Merger Sub, Grab Merger Sub or any other matter.

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

General Description of the Business Combination Transactions

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties shall undertake a series of transactions pursuant to which (i) AGC shall merge with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL and (ii) following the Initial Merger, Grab Merger Sub shall merge with and into Grab, with Grab being the surviving entity and becoming a wholly-owned subsidiary of GHL. The merger described in (i) is referred to as the “Initial Merger” and the merger described in (ii) is referred to as the “Acquisition Merger.” The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

The Initial Merger

The Initial Merger shall become effective on the date which is three business days after the first date on which all conditions set forth in the Business Combination Agreement that are required to be satisfied or waived (other than the conditions that by their terms are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of such conditions) on or prior to the closing of the Initial Merger (the “Initial Closing”) or at such other time as may be agreed by Grab and AGC in writing. As a result of the Initial Merger, at the Initial Merger Effective Time (i) all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of AGC and AGC Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, liabilities and duties of AGC Merger Sub as the surviving company, and AGC Merger Sub shall thereafter exist as a wholly-owned subsidiary of GHL and the separate corporate existence of AGC shall cease to exist, (ii) each issued and outstanding security of AGC immediately prior to the Initial Merger Effective Time shall be cancelled in exchange for or converted into securities of GHL as set out below, (iii) the board of directors and officers of AGC Merger Sub and AGC shall cease to hold office, and the board of directors and officers of AGC Merger Sub shall be as determined by Grab, (iv) AGC Merger Sub’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached as Exhibit J to the Business Combination Agreement, and (v) GHL’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached as Exhibit L to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Initial Merger Effective Time:

•

each AGC Unit issued and outstanding immediately prior to the Initial Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one AGC Class A Ordinary Share and one-fifth of an AGC Warrant;

•

immediately following the separation of each AGC Unit, each (a) AGC Class A Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share, and (b) AGC Class B Ordinary Share issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled in exchange for the right to receive one GHL Class A Ordinary Share;

•

each AGC Warrant outstanding immediately prior to the Initial Merger Effective Time shall cease to be a warrant with respect to AGC Shares and be assumed by GHL and converted into a warrant to purchase one GHL Class A Ordinary Share, subject to substantially the same terms and conditions prior to the Initial Merger Effective Time in accordance with the provisions of the Assignment, Assumption and Amendment Agreement; and

•	the single GHL Ordinary Share outstanding immediately prior to the Initial Merger Effective Time shall be cancelled for no consideration.

The sum of all GHL Class A Ordinary Shares receivable by AGC shareholders is referred to as “Initial Merger Consideration.”

Subsequent Merger

In the event that following the consummation of the Initial Merger, and prior to the Closing, the Business Combination Agreement is terminated in certain limited circumstances in accordance with the terms thereof, then immediately prior to such termination: (i) AGC Merger Sub shall merge with and into GHL, with GHL continuing as the surviving company (the “Subsequent Survivor”) in such merger (the “Subsequent Merger”), and such actions shall occur automatically without the need for action by any party thereto; (ii) the memorandum and articles of association of the Subsequent Survivor shall be amended and restated in its entirety to read in the form of the AGC Charter; (iii) (x) each GHL Class A Ordinary Share that immediately prior to the Initial Merger Effective Time represented an AGC Class A Ordinary Share shall be converted into the right to receive a Class A ordinary share of the Subsequent Survivor and (y) each GHL Class A Ordinary Share that immediately prior to the Initial Merger Effective Time represented an AGC Class B Ordinary Share shall be converted into the right to receive a Class B ordinary share of the Subsequent Survivor; (iv) the directors of the Subsequent Survivor shall be the persons who were directors of AGC immediately prior to the Initial Merger Effective Time; (v) each GHL Warrant that immediately prior to the Initial Merger Effective Time (excluding any GHL Warrants that were separated immediately prior to the Initial Merger Effective Time) was exercisable for the right to receive an AGC Share shall be converted into a warrant exercisable for the right to receive a corresponding ordinary share of the Subsequent Survivor; and (vi) a plan of merger shall be filed with the registrar of the Cayman Islands in respect of the Subsequent Merger consistent with the foregoing.

The Acquisition Merger

Following the Initial Merger, subject to the terms and conditions set forth in the Business Combination Agreement, the Acquisition Merger shall become effective as soon as practicable following the later of three hours and one minute following the Initial Merger Effective Time and the time on which all conditions set forth in the Business Combination Agreement that are required to be satisfied or waived (other than the conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) on or prior to the closing of the Acquisition Merger (the “Closing”) or at such other time as may be agreed by GHL (with the prior written consent of the GHL directors appointed by both AGC and Grab) and Grab in writing. As a result of the Acquisition Merger, at the Acquisition Effective Time (i) all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of Grab Merger Sub and Grab shall vest in and become the assets and liabilities of Grab as the surviving company, and Grab shall thereafter exist as a wholly-owned subsidiary of GHL and the separate corporate existence of Grab Merger Sub shall cease to exist, (ii) each issued and outstanding security of Grab immediately prior to the Acquisition Effective Time shall be cancelled in exchange for or converted into securities of GHL as set out below, (iii) each share of Grab Merger Sub issued and outstanding immediately prior to the Acquisition Effective Time shall automatically be converted into one ordinary share of the surviving company, (iv) the board of directors and officers of Grab Merger Sub shall cease to hold office, and the board of directors and officers of Grab shall be as determined by Grab and (v) Grab’s memorandum and articles of association shall be amended and restated to read in their entirety in the form attached as Exhibit K to the Business Combination Agreement.

Subject to the terms and conditions of the Business Combination Agreement, at the Acquisition Effective Time:

•

each Grab Ordinary Share and Grab Preferred Share (other than Grab Key Executive Shares, Grab Restricted Stock, Grab Key Executive Restricted Stock, Grab Dissenting Shares and Grab Treasury Shares) issued and outstanding immediately prior to the Acquisition Effective Time shall be cancelled in exchange for the right to receive such fraction of a newly issued GHL Class A Ordinary Share that is equal to the Exchange Ratio, without interest, subject to rounding up to the nearest whole GHL Class A Ordinary Share;

•	each Grab Key Executive Share (other than Grab Key Executive Restricted Stock and Grab Dissenting Shares) issued and outstanding immediately prior to the Acquisition Effective Time shall be cancelled in exchange for the right to receive such fraction of a newly issued GHL Class B Ordinary Share that is equal to the Exchange Ratio, without interest, subject to rounding up to the nearest whole GHL Class A Ordinary Share;

•

each Grab Option outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, shall be automatically assumed by GHL and converted into an option to purchase the number of GHL Class A Ordinary Shares equal to (i) the number of Grab Ordinary Shares subject to such Grab Option immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such Grab Option immediately prior to the Acquisition Effective Time;

•

each Grab Key Executive Option outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, shall be automatically assumed by GHL and converted into an option to purchase the number of GHL Class B Ordinary Shares equal to (i) the number of Grab Ordinary Shares subject to such Grab Key Executive Option immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such Grab Key Executive Option immediately prior to the Acquisition Effective Time;

•

each award of Grab Restricted Stock outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into an award of restricted GHL Class A Ordinary Shares equal to (i) the number of Grab Shares subject to the Grab Restricted Stock award immediately before the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such award of Grab Restricted Stock immediately prior to the Acquisition Effective Time;

•

each award of Grab Key Executive Restricted Stock outstanding immediately prior to the Acquisition Effective Time shall be automatically converted into an award of restricted GHL Class B Ordinary Shares equal to (i) the number of Grab Shares subject to the Grab Key Executive Restricted Stock award immediately before the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such award of Grab Key Executive Restricted Stock immediately prior to the Acquisition Effective Time;

•

each Grab RSU outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, shall be automatically assumed by GHL and converted into an award of restricted share units representing the right to receive the number of GHL Class A Ordinary Shares equal to (i) the number of Grab Ordinary Shares subject to such Grab RSU immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such Grab RSU immediately prior to the Acquisition Effective Time; and

•

each Grab Key Executive RSU outstanding immediately prior to the Acquisition Effective Time, whether vested or unvested, shall be automatically assumed by GHL and converted into an award of restricted share units representing the right to receive the number of GHL Class B Ordinary Shares equal to (i) the number of Grab Ordinary Shares subject to such Grab Key Executive RSU immediately prior to the Acquisition Effective Time multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), and otherwise, shall be subject to substantially the same terms and conditions as were applicable to such Grab Key Executive RSU immediately prior to the Acquisition Effective Time.

The sum of all the GHL Ordinary Shares and other securities receivable by Grab shareholders is referred to as “Acquisition Merger Consideration,” and the Initial Merger Consideration and the Acquisition Merger

Consideration are referred to as the “Shareholder Merger Consideration.” At or prior to the Initial Merger Effective Time, GHL shall deposit, or cause to be deposited with Continental as Exchange Agent (or another exchange agent reasonably acceptable to Grab) the Shareholder Merger Consideration.

Grab Dissenting Shares

To the extent available under the Cayman Islands Companies Act, Grab Shares that are outstanding immediately prior to the Acquisition Effective Time and that are held by Grab shareholders who shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Section 238 of the Cayman Islands Companies Act and otherwise complied with all of the provisions of the Cayman Islands Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Grab Dissenting Shares”) shall not be converted into, and such shareholders shall have no right to receive, the applicable portion of the Acquisition Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Islands Companies Act. The Grab Shares owned by any Grab shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Islands Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Acquisition Effective Time, the right to receive the applicable portion of the Acquisition Merger Consideration, without any interest thereon. Grab shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Acquisition Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

Closing

The closing of the Acquisition Merger (the “Closing”) shall take place remotely by conference call and electronic exchange of documents and signatures as soon as practicable following the later of three hours and one minute following the Initial Merger Effective Time and the time on which all conditions set forth in the Business Combination Agreement that are required to be satisfied or waived (other than the conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) on or prior to the Closing or at such other time or in such other manner as may be agreed by GHL (with the prior written consent of the GHL directors appointed by both AGC and Grab) and Grab in writing.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Grab, AGC, GHL, AGC Merger Sub and Grab Merger Sub customary for a transaction of this nature. The representations and warranties are, in certain cases, subject to specified exceptions, materiality qualifiers, Grab Material Adverse Effect and AGC Material Adverse Effect (see “—Material Adverse Effect” below), knowledge or other qualifications and which may be further modified, qualified or limited by the Disclosure Letters to the Business Combination Agreement.

Representations and Warranties of Grab

The Business Combination Agreement contains representations and warranties of Grab relating to, among other things: due organization and qualification; subsidiaries; due authorization and approvals, absence of conflicts; the consent, approval or authorization of governmental authorities; financial statements; absence of undisclosed liabilities; litigation and proceedings; compliance with laws; intellectual property and information technology matters; labor matters; brokers’ fees; statements made in the proxy statement/prospectus; environmental matters; and insurance.

Representations and Warranties of AGC

The Business Combination Agreement contains representations and warranties of AGC relating to, among other things: due organization and qualification; due authorization and approvals; capitalization; absence of conflicts; tax matters; financial statements; business activities and the absence of certain changes or events; litigation and proceedings; brokers’ fees; statements made in the proxy statement/prospectus; financial ability and trust account; Nasdaq stock market quotation; and no outside reliance.

Representations and Warranties of GHL, AGC Merger Sub and Grab Merger Sub

The Business Combination Agreement contains representations and warranties of each of GHL, AGC Merger Sub and Grab Merger Sub relating to, among other things: due organization and qualification; capitalization; due authorization and approvals; the consent, approval or authorization of governmental authorities; business activities and the absence of certain changes or events; brokers’ fees; statements made in the proxy statement/prospectus; and the Investment Company Act of 1940.

Material Adverse Effect

With respect to Grab, “Grab Material Adverse Effect” as used in the Business Combination Agreement means any event, state of facts, development, change, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Grab and its subsidiaries, taken as a whole or (ii) the ability of Grab, any of its subsidiaries, GHL, AGC Merger Sub or Grab Merger Sub to consummate the Business Combination Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Grab Material Adverse Effect”:

(a)	any change in applicable laws or IFRS or any interpretation thereof following the date of the Business Combination Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;

(c)	the taking of any action expressly required to be taken under the Business Combination Agreement;

(d)

any natural disaster (including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate (for purposes of which, the term “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any governmental authority in connection with or in response to COVID-19 for similarly situated companies);

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

(f)

any failure in and of itself of Grab and any of its subsidiaries to meet any projections or forecasts (provided that this exception shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Grab Material Adverse Effect);

(g)	any event, state of facts, development, change, circumstance, occurrence or effect generally applicable to the industries or markets in which Grab or any of its subsidiaries operate;

(h)	any matter disclosed in the Grab Disclosure Letter that, reasonably apparent on its face, is responsive to a Grab representation or warranty qualified by Grab Material Adverse Effect;

(i)	any event, state of facts, development, change, circumstance, occurrence or effect that is cured by Grab prior to the Closing; or

(j)

any worsening of the event, state of facts, development, change, circumstance, occurrence or effect referred to in clauses (b), (d), (e), (g) or (h) to the extent existing as of the date of the Business Combination Agreement;

provided, further, that in the case of each of clauses (b), (d), (e) and (g), any such event, state of facts, development, change, circumstance, occurrence or effect to the extent it disproportionately affects Grab or any of its subsidiaries relative to other participants in the industries and geographies in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Grab Material Adverse Effect.

With respect to AGC, “AGC Material Adverse Effect” as used in the Business Combination Agreement means any event, state of facts, development, change, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of AGC or (ii) the ability of AGC to consummate the Business Combination Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “AGC Material Adverse Effect”:

(a)	any change in applicable laws or U.S. GAAP or any interpretation thereof following the date of the Business Combination Agreement;

(b)	any change in interest rates or economic, political, business or financial market conditions generally;

(c)	the taking of any action expressly required to be taken under the Business Combination Agreement;

(d)

any natural disaster (including hurricanes, storms, tornadoes, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including any action taken or refrained from being taken in response to COVID-19 or any COVID-19 Measures (as defined above) or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement), acts of nature or change in climate;

(e)	any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

(f)	any matter set forth in, or deemed to be incorporated in, Section 1.1 of the AGC Disclosure Letter;

(g)	any event, state of facts, development, change, circumstance, occurrence or effect that is cured by AGC prior to the Closing;

(h)

any change in the trading price or volume of the AGC Units, AGC Shares or AGC Warrants (provided that the underlying causes of such changes referred to in this clause (h) may be considered in determining whether there is an AGC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition); or

(i)

any worsening of the event, state of facts, development, change, circumstance, occurrence or effect referred to in clauses (b), (d), (e) or (f) to the extent existing as of the date of the Business Combination Agreement;

provided, however, that in the case of each of clauses (b), (d) and (e), any such event, state of facts, development, change, circumstance, occurrence or effect to the extent it disproportionately affects AGC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an AGC Material Adverse Effect. Notwithstanding the foregoing, with respect to AGC, the amount of redemptions or the failure to obtain approval from AGC shareholders shall not be deemed to be an AGC Material Adverse Effect.

Covenants of the Parties

Covenants of Grab

Grab made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

•

From the signing date of the Business Combination Agreement through the earlier of the Closing or valid termination of the Business Combination Agreement (the “Interim Period”), subject to certain exceptions and except as otherwise consented to by AGC in accordance therewith, Grab shall use commercially reasonable efforts to operate the business of Grab and its material subsidiaries in all material respects in the ordinary course and shall not, and shall not permit its material subsidiaries to:

•	amend its memorandum and articles of association or other organizational documents (whether by merger, consolidation, amalgamation or otherwise), subject to certain exceptions;

•	propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization, subject to certain exceptions;

•

incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or options, warrants or other rights to acquire debt securities in a principal amount exceeding $325,000,000, subject to certain exceptions;

•

transfer, issue, sell, grant, pledge or otherwise dispose of any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests and any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, or any other rights, agreements, arrangements, or commitment obligations of Grab to issue, deliver or sell, any such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests, subject to certain exceptions;

•

amend, modify, adopt, enter into or terminate any benefit plan or any benefit or compensation plan, policy, program or contract that would be a benefit plan if in effect as of the date of the Business Combination Agreement, which exists solely for the benefit of a senior management member or which would materially disproportionately benefit a senior management member relative to the other participants in such benefit plan, subject to certain exceptions;

•

take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any senior management member, subject to certain exceptions;

•

sell, lease, exclusively license, transfer, abandon, allow to lapse or dispose of any material property or assets, in any single transaction or series of related transactions, subject to certain exceptions;

•	merge, consolidate or amalgamate with or into any person, subject to certain exceptions;

•

make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances, in any such case with a value or purchase price in excess of $150,000,000 individually and $300,000,000 in the aggregate;

•

settle any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation or other similar proceeding by any governmental authority or any other third-party material to the business of Grab in excess of $50,000,000 individually and $100,000,000 in the aggregate, subject to certain exceptions;

•	split, combine or reclassify any shares of its share capital, subject to certain exceptions;

•	redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its equity securities, except for the redemption of equity securities issued under the

ESOP in accordance with repurchase rights existing on the date of the Business Combination Agreement, subject to certain exceptions;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, subject to certain exceptions;

•	amend any term or alter any rights of any of its outstanding equity securities, subject to certain exceptions;

•

authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any capital expenditures or obligations or liabilities in an amount not to exceed $60,000,000 in the aggregate;

•

enter into any material contract, or amend any such material contract in any material respect, in each case in a manner that is adverse to Grab and its subsidiaries, taken as a whole, subject to certain exceptions;

•	voluntarily terminate, suspend, abrogate, amend or modify any material permit in a manner materially adverse to Grab and its subsidiaries, taken as a whole, subject to certain exceptions;

•	make any material change in its accounting principles or methods unless required by IFRS; or

•	enter into any agreement or otherwise make a commitment to do any of the foregoing, subject to certain exceptions.

•

During the Interim Period, Grab shall not and shall cause its controlled affiliates and its and their respective representatives not to directly or indirectly (a) solicit, initiate, submit facilitate, discuss or negotiate any inquiry, proposal or offer (written or oral) with any third party with respect to a Grab acquisition proposal, (b) furnish or disclose any non-public information to any third party in connection with or that would reasonably be expected to lead to a Grab acquisition proposal, (c) enter into any agreement, arrangement or understanding with any third party regarding a Grab acquisition proposal, (d) prepare or take any steps in connection with a public offering of any equity securities of Grab, any of its material subsidiaries or a newly formed holding company of Grab or such material subsidiaries, or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

•

Grab shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist AGC and GHL in their efforts to consummate the transactions contemplated by the PIPE Subscription Agreements, the Sponsor Subscription Agreement, the Backstop Subscription Agreement or the Amended and Restated Forward Purchase Agreement (collectively, the “Subscription Agreements”) on the terms and conditions described therein; provided, however, that Grab shall not be required to incur any expenses or make any other payments in connection therewith other than the incurrence of Grab’s ordinary course legal fees in connection with such matters.

•

Prior to or as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act, Grab shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Grab shareholders to be held as promptly as reasonably practicable following the date that this proxy statement/prospectus is declared effective under the Securities Act for the purpose of voting on the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal and obtaining the Grab shareholders’ approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Business Combination Agreement), and such other matter as may be mutually agreed by AGC and Grab. Grab shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal and shall take all other action necessary or advisable to obtain such proxies and Grab shareholders’ approval and to secure the vote or consent of its shareholders required by and in compliance with all applicable law.

Covenants of AGC, GHL, AGC Merger Sub and Grab Merger Sub

AGC, GHL, AGC Merger Sub and Grab Merger Sub made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

•	GHL shall grant awards under the GHL Incentive Equity Plan in the form attached as Exhibit M-1 to the Business Combination Agreement;

•

upon satisfaction or waiver of the conditions set forth in the Business Combination Agreement and the Trust Agreement, AGC Merger Sub shall cause at Closing (i) any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; (ii) the funds in the trust account to be disbursed in accordance with the Trust Agreement; and (iii) all remaining amounts then available in the trust account to be made available to GHL for immediate use, subject to the Business Combination Agreement and the Trust Agreement;

•

AGC shall ensure AGC remains listed as a public company on NASDAQ from the date of the Business Combination Agreement until the closing of the Initial Merger. GHL shall apply for, and shall use reasonable best efforts to cause, the GHL Ordinary Shares to be issued in connection with the Business Combination Transactions to be approved for, listing on NASDAQ and accepted for clearance by DTC, subject to official notice of issuance, prior to the Closing Date;

•	during the Interim Period, subject to certain exceptions, AGC, GHL, AGC Merger Sub and Grab Merger Sub, shall operate its respective business in the ordinary course and shall not:

•

with respect to AGC only, seek any approval from AGC shareholders to change, modify or amend the Trust Agreement or the AGC charter, except as contemplated by the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal;

•	make or declare any dividend or distribution to AGC shareholders or make any other distributions in respect of any capital stock, share capital or equity securities;

•	split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity securities;

•

purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, outstanding shares of capital stock or membership interests, warrants or other equity securities, other than a redemption of AGC Class A Ordinary Shares made as part of SPAC share redemptions;

•

merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other person or be acquired by any other person;

•	make or change any material election in respect of material Taxes, except to comply with U.S. GAAP or applicable law;

•	enter into, renew or amend in any material respect, any transaction or material contract, subject to certain exceptions;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or other material liability in a principal amount or amount, as applicable, exceeding $2,000,000 in the aggregate, subject to certain exceptions;

•	make any change in accounting principles or methods unless required by U.S. GAAP;

•	issue any equity securities, other than the issuance of equity securities of GHL pursuant to the Subscription Agreements or the Business Combination Agreement;

•	grant any options, warrants or other equity-based awards;

•

settle or agree to settle any litigation, action, proceeding or investigation before any Governmental Authority or that imposes injunctive or other non-monetary relief on AGC, GHL, AGC Merger Sub or Grab Merger Sub;

•	form any subsidiary;

•	liquidate, dissolve, reorganize or otherwise wind-up the business and operations of AGC; or

•	enter into any agreement to do any action prohibited under any of the foregoing.

•

During the period from the Initial Closing through the Closing, neither AGC Merger Sub nor GHL shall take any action except as required or contemplated by the Business Combination or other relevant transaction documents;

•

Subject to the terms and conditions of the Amended GHL Articles and the Business Combination Agreement, GHL shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

•

the board of directors of GHL (i) shall have been reconstituted to consist of six directors, which shall be Anthony Tan, Hooi Ling Tan, Dara Khosrowshahi, Ng Shin Ein, Richard N. Barton and Oliver Jay (or, if any such person is unable or unwilling to serve as a director, a replacement determined by Grab), subject to such persons passing customary background checks and (ii) shall have reconstituted its applicable committees to consist of the directors designated by Grab prior to the Closing Date; provided that any such directors designated by Grab in accordance with clause (ii) of this sentence as members of the audit committee shall qualify as “independent” under the NASDAQ listing rules;

•	the Chairperson of the board of directors of GHL shall initially be Anthony Tan; and

•

the officers of Grab holding such positions as set forth on the Grab Disclosure Letter shall be the officers of GHL, each such officer to hold office in accordance with the Amended GHL Articles or until their respective successors are duly elected or appointed and qualified.

•

During the Interim Period, AGC shall not and shall cause its affiliates and its and their respective representatives not to directly or indirectly (a) solicit, initiate, submit, facilitate, discuss or negotiate any inquiry, proposal or offer (written or oral) with respect to an AGC acquisition proposal,(b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to an AGC acquisition proposal, (c) enter into any agreement, arrangement or understanding regarding an AGC acquisition proposal, or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

•

During the Interim Period, each of AGC and GHL shall use reasonable efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

•

Unless otherwise consented in writing by Grab (which consent shall not be unreasonably withheld, conditioned or delayed), neither AGC nor GHL shall permit any amendment or modification in any material respect to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Subscription Agreements. AGC and GHL shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including, among other things, maintaining in effect the Subscription Agreements and consummating the transactions contemplated thereby.

•

Prior to the Closing Date, AGC shall take all such steps (to the extent permitted under applicable law) as are reasonably necessary to cause any acquisition or disposition of GHL Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Business Combination Transactions by each person who is or will be or may become subject to Section 16 of the Exchange Act with respect to GHL, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

•

At any meeting of the shareholders of Grab called to seek the Grab shareholders’ approval, or at any adjournment thereof, or in connection with any written consent of the Grab shareholders or in any other circumstances upon which a vote, consent or other approval with respect to the Business Combination Agreement, any other transaction document contemplated thereby, the Acquisition Merger, or any other Transaction is sought, AGC (a) shall, if a meeting is held, appear at such meeting or otherwise cause Grab Shares for which AGC has received a proxy pursuant to the Grab Shareholder Support Agreements to be counted as present at such meeting for purposes of establishing a quorum and respond to each request by Grab for written consent, if any, and (b) shall vote or cause to be voted (including by written consent, if applicable) such Grab Shares in favor of granting the Grab shareholders’ approval.

•

Prior to or as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act, AGC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the AGC shareholders to be held as promptly as reasonably practicable following the date that this proxy statement/prospectus is declared effective under the Securities Act for the purpose of voting on the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal and obtaining the AGC shareholders’ approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Business Combination Agreement), providing AGC shareholders with the opportunity to elect to effect a SPAC Share Redemption and such other matter as may be mutually agreed by AGC and Grab. AGC shall use its reasonable best efforts to (i) solicit from its shareholders proxies in favor of the adoption of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal and shall take all other action necessary or advisable to obtain such proxies and AGC shareholders’ approval and (ii) to obtain the vote or consent of its shareholders required by and in compliance with all applicable law, NASDAQ rules and the AGC Charter. In connection with the foregoing, AGC (i) shall consult with Grab regarding the record date and the date of the meeting of the AGC shareholders, (ii) shall not adjourn or postpone such meeting without the prior written consent of Grab (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that AGC shall adjourn or postpone such meeting (a) to the extent necessary to ensure any supplement or amendment to the proxy statement/prospectus that AGC or GHL reasonably determines is necessary to comply with applicable laws is provided to AGC shareholders in advance of such meeting, (b) if, as of the time that such meeting is originally scheduled, adjournment of such meeting is necessary to enable solicitation of additional proxies in order to obtain the approvals necessary for the Business Combination Proposal, Initial Merger Proposal and the Governing Documents Proposal; provided, further, however, that the adjournment of such meeting shall not take place on more than three occasions and the date of such meeting cannot be adjourned more than an aggregate of 45 consecutive days in connection with such adjournment.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among others, that each of GHL, Grab, AGC, AGC Merger Sub and Grab Merger Sub shall use commercially reasonable efforts to, subject to the terms and conditions contained therein:

•

cooperate in good faith with any governmental authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, actions, nonactions or waivers in connection with the Business Combination Transactions as soon as practicable and any and all action necessary to consummate the Business Combination Transactions, and to use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable regulatory approval with respect to the Business Combination Transactions as promptly as possible;

•

diligently and expeditiously defend and obtain any necessary clearance, approval, consent or regulatory approval under any applicable laws prescribed or enforceable by any governmental authority for the Business Combination Transactions and to resolve any objections as may be asserted by any governmental authority with respect to the Business Combination Transactions, and cooperate fully with each other in the defense of such matters; and

•

obtain all material consents and approvals of third parties that Grab and any of its subsidiaries or any of AGC, GHL, AGC Merger Sub and Grab Merger Sub, as applicable, are required to obtain in order to consummate the Business Combination Transactions.

Further, the Business Combination Agreement also contains additional covenants and agreements among the parties thereto in respect of, among other matters:

•	access to information, properties and personnel;

•	preparing, filing and distributing this proxy statement/prospectus on Form F-4 (including any amendments or supplements thereto);

•	preparing and delivering certain accounts and financial statements;

•	tax matters, including with respect to the intended tax treatment;

•	litigation matters with respect to the Business Combination;

•	indemnification of present and former directors and officers of Grab, AGC, GHL, AGC Merger Sub and Grab Merger Sub;

•

written notice (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Business Combination Transactions not to be satisfied or (ii) of any notice or other communication from any governmental authority which is reasonably likely to have a material adverse effect on the ability of the parties to the Business Combination Agreement to consummate the Business Combination Transactions or to materially delay the timing thereof; and

•

maintaining in effect liability insurances covering those persons who are currently covered by directors’ and officers’ liability insurance policies of Grab, AGC, GHL, AGC Merger Sub or Grab Merger Sub or their respective subsidiaries.

Conditions to Closing

Mutual Conditions

The obligations of the applicable parties to consummate, or cause to be consummated, the Business Combination Transactions at the Initial Closing and, solely with respect to the last bullet point in the following list, the Acquisition Closing, at the Closing are each subject to the satisfaction of the following mutual conditions (in each case, unless waived in writing by all parties):

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approval of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal by the AGC shareholders and approval of the Business Combination and the transactions contemplated thereby by the Grab shareholders;

•

the effectiveness of the Form F-4 and the absence of any issued or pending stop order by the SEC, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•	GHL’s initial listing application with NASDAQ in connection with the Business Combination Transactions shall have been conditionally approved and, immediately following the Closing, GHL shall satisfy any applicable initial and continuing listing requirements of NASDAQ and GHL shall not have received any notice of non-compliance therewith;

•	receipt of approval for GHL Class A Ordinary Shares to be listed on NASDAQ, subject only to official notice of issuance; and

•

the absence of any law (whether temporary, preliminary or permanent) or governmental order then in effect and which has the effect of making the Initial Closing or the Closing illegal or which otherwise prevents or prohibits the consummation of the Initial Closing or the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

Unless waived by AGC in writing, the obligations of AGC to consummate, or cause to be consummated, the Business Combination Transactions to occur at the Initial Closing are also subject to the satisfaction of each of the following conditions:

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the representations and warranties of Grab, GHL, AGC Merger Sub and Grab Merger Sub pertaining to corporate organization, due authorization and the absence of a Grab Material Adverse Effect being true and correct as of the Initial Closing Date as if made at the Initial Closing Date;

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the representations and warranties of Grab and its subsidiaries, GHL, AGC Merger Sub and Grab Merger Sub pertaining to capitalization and voting rights and the representations and warranties of GHL, AGC Merger Sub and Grab Merger Sub as to their business activities being true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date;

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all other representations and warranties made by Grab, GHL, AGC Merger Sub and Grab Merger Sub being true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Grab Material Adverse Effect” or another similar materiality qualification set forth therein, other than in representations and warranties made by Grab pertaining to liabilities of Grab or its subsidiaries which would not have a Grab Material Adverse Effect) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Grab Material Adverse Effect; and

•	each of the covenants of Grab, GHL, AGC Merger Sub and Grab Merger Sub to be performed as of or prior to the Initial Closing having been performed in all material respects.

Unless waived by Grab in writing, the obligations of GHL, AGC Merger Sub and Grab Merger Sub to consummate, or cause to be consummated, the Business Combination Transactions to occur at the Initial Closing are also subject to the satisfaction of each the following conditions:

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the representations and warranties of AGC pertaining to corporate organization, due authorization and the absence of any AGC Material Adverse Effect being true and correct in all respects as of the Initial Closing Date as if made at the Initial Closing Date;

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the representations and warranties of AGC pertaining to capitalization and voting rights being true and correct in all material respects as of the Initial Closing Date as if made at the Initial Closing Date;

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all other representations and warranties made by AGC being true and correct as of the Initial Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “AGC Material Adverse Effect” or another similar materiality qualification set forth therein, other than in representations and warranties made by AGC pertaining to the AGC Financial Statements) individually or in the aggregate, has not had, and would not reasonably be expected to have, an AGC Material Adverse Effect;

•	each of the covenants of AGC to be performed as of or prior to the Initial Closing having been performed in all material respects; and

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each of the covenants of Sponsor and Sponsor Affiliate required under the Subscription Agreements to which Sponsor or Sponsor Affiliate, as applicable, is a party, and under Section 5(c) (Waiver of Anti-Dilution Protection) and Section 7 (Sponsor Affiliate Arrangements) of the Sponsor Support Agreement to be performed as of or prior to the Initial Closing having been performed in all material respects.

The obligations of Grab to consummate, or cause to be consummated, the Business Combination Transactions at the Acquisition Closing are also subject to the satisfaction of the following condition:

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Proceeds to GHL from the PIPE Investment and under the Amended and Restated Forward Purchase Agreements and the Sponsor Subscription Agreement shall be at least $2.5 billion consisting of (i) an amount of no less than $1.9 billion in cash which has been received by GHL and (ii) binding commitments from certain mutual fund investors in an amount of no less $600 million, subject to certain exceptions, subject to AGC having the option to arrange for other investors (which may include Sponsor or its affiliates) to subscribe for additional GHL Class A Ordinary Shares up to an aggregate amount of $336 million on the same terms and conditions as the PIPE Investors in order to meet the $2.5 billion proceeds condition.

Termination

The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned under certain customary and limited circumstances, notwithstanding approval of the Business Combination Agreement by the AGC shareholders, as follows:

•	by mutual written consent of Grab and AGC;

•

by written notice from Grab or AGC to the other if any governmental authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Business Combination Transactions illegal or otherwise preventing or prohibiting consummation of the Business Combination Transactions;

•	by written notice from Grab or AGC to the other if the Closing shall not have occurred on the 15th business day following the occurrence of the Initial Closing;

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by written notice from Grab to AGC if the AGC shareholders’ approval shall not have been obtained by reason of the failure to obtain the required vote at the Extraordinary General Meeting duly convened therefor or at any adjournment or postponement thereof;

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by written notice to Grab from AGC if there is any breach of any representation, warranty, covenant or agreement on the part of Grab, GHL, AGC Merger Sub and Grab Merger Sub set forth in the Business Combination Agreement, such that the conditions to AGC’s obligations to consummate the Business Combination Transactions would not be satisfied at the Initial Closing or the Closing, as applicable, and such breach cannot be or has not been cured within 30 days following receipt by Grab of notice from AGC of such breach;

•

by written notice to AGC from Grab if there is any breach of any representation, warranty, covenant or agreement on the part of AGC, Sponsor or Sponsor Affiliate set forth in the Business Combination Agreement, such that the conditions to Grab’s obligation to consummate the Business Combination Transactions would not be satisfied at the Initial Closing or the Closing, as applicable, and such breach cannot be or has not been cured within 30 days following receipt by AGC of notice from Grab of such breach;

•

by written notice from AGC to Grab if the AGC shareholders’ approval shall not have been obtained at the Extraordinary General Meeting, or at any adjournment or postponement thereof taken in accordance with the Business Combination Agreement, unless AGC has materially breached any of its obligations with respect to obtaining AGC shareholders’ approval under the Business Combination Agreement; or

•	by either AGC or Grab, if the transactions contemplated by the Business Combination Agreement shall not have been consummated on or prior to January 7, 2022.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement shall become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than liability of any party thereto for any willful and material breach of the Business Combination Agreement by such party prior to such termination; provided that obligations under the NDA (as defined in the Business Combination Agreement) and certain obligations related to the trust account and certain other provisions required under the Business Combination Agreement shall, in each case, survive any termination of the Business Combination Agreement.

Enforcement

Each party is entitled under the Business Combination Agreement to an injunction or injunctions to prevent breaches of the Business Combination Agreement and to specific enforcement of the terms and provisions of the Business Combination Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

Non-Recourse

All claims or causes of action that are based upon, arising out of, or related to the Business Combination Agreement or the Business Combination Transactions contemplated therein may be made only against the entities expressly named as parties to the Business Combination Agreement, and then only with respect to the specific obligations set forth therein with respect to such party.

Further, unless a named party to the Business Combination Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Business Combination Agreement, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or other representative of a named party to the Business Combination Agreement or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any other party for any claim based on, arising out of, or related to the Business Combination Agreement or the Business Combination Transactions contemplated thereby. Furthermore, there will be no recourse against the trust account in connection with any such claims or causes of action.

Non-Survival of Representations, Warranties and Covenants

Except, in the event of termination of the Business Combination Agreement, for obligations under the NDA and certain obligations related to the trust account and certain other provisions of the Business Combination Agreement, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any related document or instrument delivered pursuant to the Business Combination Agreement, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing except for (i) any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing and (ii) the miscellaneous provisions thereof, which include, among others, provisions regarding trust account waiver, waiver, notice, assignment, no third-party rights, expenses, headings and counterparts, Disclosure Letters, entire agreement, amendments, publicity, confidentiality, severability and conflicts and privilege.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by Delaware law, except that certain provisions including with respect to fiduciary duties are governed by the laws of the Cayman Islands. Any action based upon, arising out of or related to the Business Combination Agreement or the Business Combination Transactions contemplated thereby shall be brought in federal and state courts located in the State of Delaware. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Business Combination Agreement or the Business Combination Transactions contemplated thereby.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.

PIPE Financing (Private Placement)

Substantially concurrently with the execution of the Business Combination Agreement, (i) GHL, AGC and the PIPE Investors entered into PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to subscribe for and purchase, in the aggregate, 326,500,000 GHL Class A Ordinary Shares for $10 per share, for an aggregate purchase price equal to $3.265 billion; (ii) AGC, Sponsor Affiliate and GHL entered into a subscription agreement pursuant to which Sponsor Affiliate has committed to subscribe for and purchase 57,500,000 GHL Class A Ordinary Shares for $10.00 per share for an aggregate purchase price equal to $575 million; and (iii) AGC, Sponsor Affiliate and GHL entered into the Backstop Subscription Agreement pursuant to which Sponsor Affiliate agreed to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required will subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement for $10 per share.

Grab Voting, Support and Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, AGC, GHL, Grab and certain of the shareholders of Grab entered into voting support and lock-up agreements (the “Grab Shareholder Support Agreements”), pursuant to which certain shareholders who hold an aggregate of at least 67% of the outstanding Grab voting shares (on an as converted basis) have agreed, among other things: (a) to appear for purposes of constituting a quorum at any meeting of the shareholders of Grab called to seek approval of the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to vote in favor of the transactions contemplated by the Business Combination Agreement and other transaction proposals, (c) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal and (d) not to sell or transfer any of their shares.

The following is the list of shareholders of Grab that have entered into the Grab Shareholder Support Agreements: Anthony Tan Ping Yeow, Tan Hooi Ling, Maa Ming-Hokng, Peter Oey, Chin Yin Ong, SVF Investments (UK) Limited, Uber Technologies, Inc., Xiaoju Kuaizhi Inc., Marvelous Yarra Limited, Toyota Motor Corporation, MUFG Bank Limited, MUFG Innovation Partners No.1 Investment Partnership, Krungsri Finnovate Co. Ltd, Hibiscus Worldwide Ltd, Invesco Global Allocation Fund, OFI Global China Fund, LLC, MML Strategic Emerging Markets Fund, MassMutual Premier Strategic Emerging Markets Fund, Invesco Emerging Markets Equity Fund, Invesco Emerging Markets Equity Fund, LP, Hyundai Motor Company, KIA Motors Corporation, SK MENA Investment B.V., SK Latin America Investment, S.A., SK S.E. Asia Pte. Ltd, SK Technology Innovation Company, SK Inc., HIMENSION FUND, MAPLE UNIVERSAL LIMITED, Chengdong Investment Corporation, Silvershore Internet Opportunity Fund I LP, Silvershore Internet Opportunity Fund II

LP, Silvershore Internet Opportunity Fund IV LP, Booking Holdings Treasury Company, STIC Special Situation Evergreen Cayman Limited, Coatue PE Asia III LLC, COATUE CT VII LLC, Microsoft Global Finance, Yamaha Motor Co., Ltd., TIS Inc., Mirae Asset-Naver Asia Growth Investment PTE. LTD., Fortune Technology Limited, Tokyo Century Asia Pte. Ltd., JenCap AT, JenCap Genie Partners L.P., Macquarie ASEAN Technology Investments Holdings LP, MACQUARIE ASEAN TECHNOLOGY INVESTMENTS HOLDINGS II LP, GGV Capital IV L.P., GGV Capital IV Entrepreneurs Fund L.P., ESG Special Opportunities Fund II LP, GPI Capital Guardian HoldCo LP, Davis Opportunity Fund, Davis Global Fund, Davis International Fund, Selected International Fund, Reinet Columbus Limited, Southern Elite Global Limited, Beacon Venture Capital Company Limited, Sunshine Life Insurance Corporation Limited, Cinnamon Elites Limited and New Soul Limited.

Sponsor Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, Sponsor, GHL and Grab entered into a voting support agreement (the “Sponsor Support Agreement”), pursuant to which Sponsor has agreed, among other things and subject to the terms and conditions set forth therein: (a) to vote in favor of (i) the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to waive the anti-dilution rights it held in respect of the AGC Shares under AGC’s amended and restated memorandum and articles of association, (c) to appear at the Extraordinary General Meeting for purposes of constituting a quorum, (d) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (e) not to redeem any AGC Shares held by Sponsor, (f) not to amend that certain letter agreement between AGC, Sponsor and certain other parties thereto, dated as of September 30, 2020, (g) not to transfer any AGC Shares held by Sponsor, (h) to release AGC, GHL, Grab and its subsidiaries from all claims in respect of or relating to the period prior to the closing, subject to the exceptions set forth therein (with Grab agreeing to release the Sponsor and AGC on a reciprocal basis) and (i) to agree to a lock-up of its GHL Class A Ordinary Shares a during the period of three years from the Closing.

Shareholders’ Deed

Concurrently with the execution of the Business Combination Agreement, GHL entered into the Shareholders’ Deed, with Sponsor, Grab and the Key Executives, pursuant to which Sponsor has agreed to gift or transfer for a nominal amount 1,227,500 GHL Class A Ordinary Shares to the GrabForGood Fund or another charitable organization, foundation, fund or similar entity as agreed between Sponsor and GHL. Sponsor has the right to make such gift or transfer at any time but is not obligated to do so until such GHL Class A Ordinary Shares have been registered for resale on an effective registration statement filed with the SEC. In addition, the Key Executives other than Mr. Tan and certain entities related to such Key Executives or Mr. Tan have appointed Mr. Tan attorney-in-fact and proxy for their GHL Class B Ordinary Shares. Such Key Executive Proxies will remain in effect until all GHL Class B Ordinary Shares are converted into GHL Class A Ordinary Shares. See “Description of GHL Securities” and “Shareholders’ Deed.”

Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, GHL, Sponsor, the Sponsor Related Parties and the Grab Holders entered into a registration rights agreement (the “Registration Rights Agreement”), to be effective upon the Acquisition Closing pursuant to which, among other things, GHL will agree to undertake certain resale shelf registration obligations in accordance with the U.S. Securities Act of 1933, as amended (the “Securities Act”) and Sponsor, the Sponsor Related Parties and the Grab Holders have been granted customary demand and piggyback registration rights. See “Shares Eligible for Future Sale—Registration Rights.”

Assignment, Assumption and Amendment Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, GHL and Continental entered into the Assignment, Assumption and Amendment Agreement and amended the Existing Warrant

Agreement, pursuant to which, among other things, AGC assigned all of its right, title and interest in the Existing Warrant Agreement to GHL effective upon the Initial Closing, and GHL assumed the warrants provided for under the Existing Warrant Agreement.

Amended and Restated Forward Purchase Agreements

Concurrently with the execution of the Business Combination Agreement, AGC, GHL and Sponsor Affiliate amended and restated that certain forward purchase agreement, dated September 16, 2020, by and between AGC and Sponsor Affiliate, and pursuant to such amendment, among other things, Sponsor Affiliate has agreed to purchase units consisting of 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for an aggregate price equal to $175 million immediately prior to the Acquisition Closing.

Concurrently with the execution of the Business Combination Agreement, AGC, GHL and JS Securities amended and restated that certain forward purchase agreement, dated September 16, 2020, by and between AGC and JS Securities, and pursuant to such amendment, among other things, JS Securities has agreed to purchase units consisting of 2,500,000 GHL Class A Ordinary Shares and 500,000 GHL Warrants for an aggregate price equal to $25,000,000 immediately prior to the Acquisition Closing.

Organizational Structure

The following simplified diagram illustrates the ownership structure of Grab immediately prior to the consummation of the Acquisition Merger:

The following simplified diagram illustrates the ownership structure of AGC immediately prior to the consummation of the Initial Merger:

The following simplified diagram illustrates the ownership structure of GHL immediately following the consummation of the Business Combination, assuming: (i) a                 , 2021 Closing Date; (ii) the No Redemption Scenario; (iii) the Full Exercise Scenario; and (iv) that no Grab shareholder exercises its dissenters’ rights.

Notes:

(1)	“Certain AGC Directors” refer to Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria.
(2)	Sponsor Related Parties refer to Altimeter Partners Fund, L.P. and JS Capital LLC.

Charter Documents of GHL Following the Business Combination

Pursuant to the Business Combination Agreement, upon the Closing of the Business Combination, GHL’s memorandum and articles of association shall be amended. See “Description of GHL Securities,” for a description of the Amended GHL Articles and “Comparison of Corporate Governance and Shareholder Rights” for a comparison to the provisions of AGC’s organizational documents.

Stock Exchange Listing of GHL Class A Ordinary Shares and GHL Warrants

GHL has applied for, and shall use reasonable best efforts to cause, the GHL Class A Ordinary Shares and GHL Warrants to be issued in connection with the Business Combination Transactions to be approved for, listing on NASDAQ and accepted for clearance by DTC.

Delisting and Deregistration of AGC Shares

If the Business Combination is completed, AGC Class A Ordinary Shares, AGC Warrants and AGC Units shall be delisted from NASDAQ and shall be deregistered under the Exchange Act.

Headquarters

After completion of the transactions contemplated by the Business Combination Agreement the corporate headquarters and principal executive offices of GHL shall be located at 3 Media Close, #01-03/06, 138498 Singapore.

Background of the Business Combination

The terms of the Business Combination Agreement and related ancillary documents are the result of extensive negotiations between AGC, Grab and their respective representatives. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions. It is not, and does not purport to be, a complete catalogue of every interaction between the applicable parties.

AGC is a blank check company incorporated as a Cayman Islands exempted company on August 25, 2020. AGC was formed to complete a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. AGC’s objective was to identify, acquire, and operate a business in a secular-growth area of the technology sector that will compound growth over the long-term for exponential value creation, though AGC reserved the right to pursue an acquisition opportunity in any business or industry.

On October 5, 2020, AGC completed its initial public offering of 50,000,000 units. Each unit consists of one share of Class A common stock and one-fifth of one redeemable warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $500 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the initial public offering, AGC consummated the sale of an aggregate of 12,000,000 warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $12 million. In connection with AGC’s initial public offering, Citigroup Global Markets Inc. (“Citigroup”), Goldman Sachs & Co. LLC (“Goldman”) and Morgan Stanley & Co. LLC (“Morgan Stanley”) acted as underwriters to AGC, Ropes & Gray LLP (“Ropes”) acted as U.S. legal advisor to AGC, Maples and Calder (Cayman) LLP acted as Cayman Islands legal advisor to AGC and WithumSmith+Brown, PC acted as the independent registered public accounting firm to AGC. Citigroup, Goldman and Morgan Stanley were not engaged to render, and did not render, a fairness opinion with respect to the Business Combination. The underwriters, including Morgan Stanley, will receive deferred underwriting compensation from AGC if the Business Combination is completed. In addition, Morgan Stanley Asia (Singapore) Pte. was engaged by Grab to act as co-advisor to Grab in connection with the Business Combination and provided valuation and other financial advisory assistance in support of that transaction. See “—Certain Engagements in Connection with the Business Combination and Related Transactions”.

The net proceeds from AGC’s initial public offering and certain proceeds from the sale of the private placement warrants, in the aggregate amount of $500 million, were deposited in a trust account established for the benefit of AGC’s public shareholders.

After its initial public offering, consistent with AGC’s business purpose, AGC’s officers and directors commenced an active, targeted search for an initial set of potential business combination targets, leveraging AGC and the Sponsor’s network of relationships, as well as the prior experience and network of AGC’s officers and directors. Representatives of AGC contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the technology sector. In connection with the foregoing, AGC considered more than thirty businesses located outside of the United States and in the United States and focused on a subset of those businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational experience, and network of AGC’s management team. In particular, AGC focused on businesses in a secular-growth area of the technology sector that would compound growth over the long-term for potentially exponential value creation.

In the process that led to identifying Grab as an attractive investment opportunity, between approximately February 4, 2021, and February 23, 2021, AGC and its representatives engaged in discussions with another company with respect to an initial business combination. In connection with these discussions, AGC entered into a customary confidentiality agreement which did not contain a standstill provision, and conducted preliminary due diligence and negotiations, including with respect to a term sheet. The discussions with the potential counterparty did not ultimately lead to a transaction because of a difference in valuation expectations between AGC and the potential counterparty. Ultimately AGC determined that Grab was the most attractive business for a business combination given that other potential target companies did not align as well as Grab with its investment criteria and that Grab presented the most attractive opportunity given that it operates in a large and growing total-addressable market, has the potential to deliver sustainable top-line growth over a long horizon and provides an opportunity to partner with a world-class management team capable of scaling its business around the globe. Additionally, AGC was attracted to Grab’s SuperApp platform, and the opportunity to participate in a company that operates a highly synergistic, deeply integrated ecosystem that is designed to maximize usage and lower service costs, underpinned by proprietary technology and financial infrastructure.

On February 4, 2021, AGC’s Chief Executive Officer, Brad Gerstner, Grab’s President, Ming Maa and Grab’s Head of Fundraising, Chuck Kim met over a conference call to discuss a potential business combination. Mr. Gerstner had been introduced to Ming Maa and Chuck Kim through a mutual business connection. Mr. Gerstner presented information on AGC Sponsor and various Sponsor affiliates and certain next steps were discussed including potentially signing a non-disclosure agreement.

On February 8, 2021, AGC and Grab entered into a customary confidentiality agreement. The confidentiality agreement did not contain a standstill provision.

On February 8, 2021, representatives of Evercore Group L.L.C. (“Evercore”), which as the lead financial adviser to Grab was conducting a competitive bidding process to seek a special purpose acquisition company counterparty for a business combination transaction, held a conference call with AGC representatives to discuss a potential business combination.

On February 10, 2021, Grab and AGC held a video conference where Grab’s Chief Executive Officer and Co-founder, Anthony Tan, Mr. Maa, Grab’s Chief Financial Officer, Peter Oey, and Mr. Kim made a management presentation to AGC describing the business, financial performance and results of operations of Grab.

On February 12, 2021, AGC received access to a virtual data room to begin preliminary due diligence.

On February 18, 2021, representatives of Evercore provided AGC with certain Grab management projections and Grab’s requirements, terms and conditions as contained in a form of letter of intent (which included a term sheet) circulated to potential bidders, including AGC, to complete with their proposed terms.

On February 19, 2021, representatives of Evercore spoke with AGC representatives to schedule a due diligence conference call to discuss historical financials and projections, among other information.

On February 21, 2021, representatives of Grab and AGC held a due diligence call through video conference. The primary focus of this video conference was Grab’s historical financials and management projections for its respective business segments.

On February 22, 2021, AGC submitted its non-binding letter of intent (“LOI”) to Grab, which included a letter from Mr. Gerstner to Grab’s founders and board of directors, a summary term sheet, certain information about AGC, and certain valuation information, including an initial, pre-money enterprise value of Grab between $42 billion to $45 billion on a pro forma basis based upon and subject to certain assumptions, including then-prevailing market conditions, including approximately $500 million of net proceeds from AGC’s trust account (assuming no redemptions), $1.5 billion of PIPE financing, and other relevant assumptions consistent with AGC management’s evaluation of the business.

As of February 24, 2021, Grab received bids from four potential business combination counterparties that included AGC, Company A, Company B and Company C (“Potential Bidders”), in response to the form of letter of intent circulated by Evercore on February 18, 2021 to a small number of potential business combination counterparties. The Potential Bidders were counterparties who have a strong track record of investing in technology-enabled businesses and/or assisting companies in going public via a transaction involving a SPAC.

From February 24, 2021 through February 28, 2021, Evercore provided customary assistance to management of Grab in its review and evaluation of the initial terms of bids received from Potential Bidders (including, but not limited to, proposed valuation for Grab, targeted capital raise, PIPE financing, funds committed by the sponsor or its affiliates, and lock-up agreements). In addition, Evercore, J.P. Morgan’s M&A Advisory Group and Morgan Stanley Asia (Singapore) Pte., as financial advisors, provided assistance to management of Grab in its review and evaluation of the alternatives for potentially becoming public, which comprised, among others things, a comparison of considerations between going public by way of (a) an initial public offering and (b) a business combination with a SPAC.

On February 28, 2021, Evercore arranged for AGC, Company A and Company B to present their respective proposals to Grab’s management.

Throughout the period from February 24, 2021 to March 5, 2021, discussions were held between representatives of Evercore, AGC and other Potential Bidders on the general economic and other terms of a potential transaction, including but not limited to, proposed valuation of Grab, which, in respect of the bid from AGC, generally remained consistent with the pre-money enterprise value of Grab between $42 billion to $45 billion on a pro forma basis upon and subject to certain assumptions including then-prevailing market conditions, a targeted capital raise, PIPE financing, other funds committed by the sponsor or its affiliates (including to backstop any redemptions out of the trust fund), the proposed use of proceeds, post-transaction corporate governance, sponsor promote, open-market purchases, lock-up agreements and a proposed transaction timeline.

As part of the negotiations between AGC, Sponsor, Grab and representatives of Evercore involving the terms of the LOI and in order to make its proposal more attractive, Sponsor offered to increase the lock-up of its shares to be held in the combined entity from 180 days to a period of three years and increased the amount it was willing to provide commitments for in respect of the Business Combination through the Sponsor Related Parties. The parties also agreed to increase the size of the PIPE financing from $1.5 billion to $2.5 billion. In addition, during this time period, discussions were held between Grab’s legal counsels, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and Hughes Hubbard & Reed LLP (“Hughes Hubbard”), and AGC’s legal counsel, Ropes, regarding the LOI, which included a term sheet for the key terms of the transaction documents. In addition, discussions were held and drafts were exchanged between the parties and their legal advisers on the provisions of the term sheet and the final term sheet was prepared. The principal issues discussed included the determination of the enterprise value and commercial terms regarding capital commitments to the PIPE investment, back-stop, the sponsor promote, the proposed GrabForGood Fund, open-market purchases, and post-closing lock-up agreements.

On March 1, 2021, AGC shared its diligence request list with Grab.

On March 3, 2021, AGC shared certain other materials with Grab, including presentation materials for Grab’s board of directors.

On March 4, 2021, representatives of Evercore presented a summary of the bids received to Grab’s board of directors, and also arranged for AGC and Company A to present their proposals to Grab’s board of directors thereafter. Whilst proposals received from the Potential Bidders were similarly attractive, AGC was eventually selected by Grab’s management and board of directors as Grab’s preferred acquirer primarily due to the management team of Sponsor’s (i) proven track record of successfully investing in leading technology companies including marketplace internet businesses and helping such companies go public, (ii) strong conviction of Grab’s equity story, demonstrated by the sizeable amount of capital which the Sponsor Affiliate agreed to commit alongside the transaction and its proposal to subject its sponsor promote to a 3-year lockup, and (iii) alignment with Grab’s mission, demonstrated by the Sponsor’s offer to donate 10% of its sponsor promote to the GrabForGood Fund.

On March 4, 2021, Richard N. Barton, a director of AGC, was approached by senior management of Grab to discuss the possibility of becoming a potential independent board member of GHL following consummation of the Business Combination. After carefully considering the potential benefits of naming Mr. Barton as a potential director of GHL given his experience in management roles at several successful technology companies, and the potential conflicts of interest or a perception thereof arising from his being a director of AGC, the parties at the time of signing the Business Combination Agreement decided to proceed with the designation of Mr. Barton as one of the directors of GHL upon the consummation of the Business Combination, subject to his being willing and able to serve as a director. As further described below, the Business Combination Transactions and AGC’s entry into the Business Combination Agreement were unanimously approved by all directors of AGC which mitigates any potential or perceived conflicts of interest.

On or around March 5, 2021, AGC engaged J.P. Morgan’s Equity Capital Markets Group and Morgan Stanley as lead placement agents and Evercore and UBS Securities LLC (“UBS”) as its co-placement agents in connection with the PIPE financing. As consideration for providing these services, upon consummation of the Business Combination, J.P. Morgan is entitled to a fee of at least $27.4 million, Morgan Stanley is entitled to a fee of at least $27.4 million, Evercore is entitled to a fee of at least $3.4 million and UBS is entitled to a fee of at least $3.4 million. The foregoing does not include other fees payable to such advisors in other capacities in connection with the Business Combination.

On March 5, 2021, the non-binding LOI between AGC and Grab was executed and included the term sheet setting forth the key terms of the transaction documentation as well as standard confidentiality and exclusivity terms. Pursuant to the LOI, each of Grab and AGC agreed to be subject to an exclusivity period from the date of the LOI until the earliest of (i) the parties’ mutual agreement in writing to terminate the exclusivity obligations contained in the LOI and (ii) April 18, 2021 (subject to extension for an additional ten business days by either party by giving notice to the other prior to such date) (the “Exclusivity Period”). During the Exclusivity Period, each of Grab, on the one hand, and AGC, on the other hand, agreed that it would not and would direct its representatives acting on its behalf not to, (i) solicit, initiate, submit, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a third-party acquirer (in the case of Grab) or potential business combination targets (in the case of AGC); (ii) furnish or disclose any non-public information to any such person or entity; (iii) enter into any agreement, arrangement or understanding with respect to any such entity; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any or entity to do or seek to do any of the foregoing, subject to certain agreed upon exceptions. In addition, the LOI noted the parties’ agreement on the following material terms of the transaction and ancillary documents: (i) a pre-money enterprise value of the combined entity between $42 billion to $45 billion on a pro forma basis upon and subject to certain assumptions (such as to valuation of certain equity grants utilizing the treasury method), (ii) a lock-up of three years for the Sponsor and of 180 days, with an early release mechanism under certain circumstances, for certain shareholders of Grab for the shares to be held by them in the combined entity, (iii) certain terms of the Registration Rights Agreement, including limiting the Sponsor to no more than three demand rights and (iv) the corporate governance of the combined entity to include a dual class structure that provides voting control to Mr. Tan through high-voting rights and voting proxies granted by Tan Hooi Ling and Ming Maa. In particular, the post-combination dual-class structure with high-voting Class B ordinary shares was agreed upon by both parties in order to ensure stability in the combined entity and allow for the continuation of the existing control that Mr. Tan exercises over Grab.

On March 5, 2021, an all-parties kick-off video conference call was held between AGC, Grab, and their respective advisers to discuss a proposed transaction timetable and coordination matters. Shortly thereafter, Grab provided AGC and its legal advisors with access to a virtual data room for purposes of conducting further business, operational, financial, legal, tax, intellectual property, key partnership arrangements and other due diligence with respect to Grab. Between March 5, 2021, through the time of the AGC Board approval of the

Business Combination Agreement, representatives of AGC conducted further business, financial and other due diligence with respect to Grab and, over the same period of time, Grab’s legal and tax advisors conducted due diligence with respect to Grab, including calls and other exchanges among the relevant parties. Before reaching the conclusion that it was in the best interests of AGC to approve the proposed transaction, AGC was provided with high-level summaries of the due diligence process and key due diligence findings of AGC’s and its representatives’ and tax and legal advisors’ due diligence. The due diligence process included, but was not limited to: (i) a comprehensive review of the materials provided in the virtual data room; requests for follow-up data and information from Grab, including Grab responses to due diligence questions; (ii) multiple meetings and calls with Grab regarding Grab’s business and operations, projections and technical diligence matters, as well as financial, tax and legal matters, including those related to intellectual property and technology matters, regulatory matters, litigation matters, corporate matters (including material contracts, capitalization and other customary corporate matters), and labor and employment matters; and (iii) summaries provided to AGC of key findings with respect to business, operational and financial due diligence, which included a high-level summary of the financial, tax and legal due diligence findings by AGC’s various tax and legal advisors engaged in connection with the transaction, including Ropes and other local counsel in the jurisdictions in which Grab operates (legal matters) and KPMG LLP (financial and tax diligence).

Between March 5 and April 12, 2021, representatives of AGC, Grab and certain of their financial and legal advisors held several video conferences each week to discuss the status of the Business Combination and related PIPE financing and any issues relating to such transactions.

In light of (i) Morgan Stanley’s role as an underwriter in AGC’s initial public offering, (ii) Morgan Stanley Asia (Singapore) Pte.’s role as co-advisor to Grab in connection with the Business Combination, and (iii) Morgan Stanley’s role as a lead placement agent in connection with the PIPE financing, Grab signed a conflicts waiver letter on March 16, 2021, and AGC signed a conflict waiver letter on March 17, 2021. Pursuant to these letter agreements, Grab and AGC, respectively, after careful consideration of the potential benefits of engaging Morgan Stanley and its affiliate in such roles, consented to Morgan Stanley Asia (Singapore) Pte.’s role as co-advisor to Grab in connection with the Business Combination and Morgan Stanley’s roles as joint placement agent to AGC in connection with the PIPE financing and as an underwriter in AGC’s public offering. The aggregate fees payable to Morgan Stanley and its affiliates upon consummation of the Business Combination in connection with the IPO, the PIPE financing and as co-advisor to Grab is at least $27.4 million.

On March 9, 2021, Skadden sent Ropes an initial draft of the form of PIPE Subscription Agreement. On March 11, 2021, Ropes sent initial comments to Skadden, and on the same day, Skadden circulated a revised draft to Cooley LLP (“Cooley”), the U.S. legal advisor to the placement agents in connection with the PIPE financing, and Ropes. Subsequently, Skadden, Cooley and Ropes exchanged numerous drafts of the form of PIPE Subscription Agreement, the most significant exchanges of which are summarized in more detail below, and in connection with each exchange they also held a number of phone discussions regarding the form of PIPE Subscription Agreement. In connection with these exchanged drafts and discussions, Skadden, Cooley and Ropes also had regular contact with their respective clients during this period to keep them apprised of the status of the form of PIPE Subscription Agreement and solicit their feedback in connection with this document.

Between March 8, and March 12, 2021, representatives of Grab, AGC, Evercore, J.P. Morgan’s Equity Capital Markets Group, Morgan Stanley and Morgan Stanley Asia (Singapore) Pte. discussed valuation metrics with regard to the potential business combination and PIPE financing. Based on the discussions, AGC and Grab decided to market the PIPE financing to prospective PIPE investors at a pre-money enterprise value ranging from $30.1 billion to $34.1 billion.

On March 12, 2021, Hughes Hubbard sent Ropes an initial draft of the Business Combination Agreement. The initial draft of the Business Combination Agreement reflected the terms of the executed LOI, which included a term sheet, and as a result, there were relatively few open business points for negotiation among the parties. Subsequently, Hughes Hubbard, Skadden and Ropes exchanged drafts of the Business Combination Agreement and related ancillary documents, the most significant exchanges of which are summarized in more detail below, and in connection with each exchange Ken Lefkowitz, Carlos Lobo, Gerold Niggermann and Alexander Rahn of Hughes Hubbard, Jonathan Stone and Andrew Cohn of Skadden and Paul Scrivano, Sarah Davis and David Acquay of Ropes also held a number of phone discussions and video-conferences regarding the Business Combination Agreement and the other ancillary documents. In connection with these exchanged drafts and discussions, Ropes, Skadden and Hughes Hubbard also had regular contact with their respective clients during this period to keep them apprised of the status of the Business Combination Agreement and related ancillaries and solicit their feedback in connection with the documents. The principal terms of the Business Combination Agreement being negotiated during such time related to, among other things, (i) the structure and terms of the Initial Merger and Acquisition Merger (each as defined in the Business Combination Agreement), (ii) the scope of representations, warranties, interim operating covenants and dollar thresholds as well as the relevant materiality qualifiers, (iii) the applicable pre-closing conditions with respect to both the Initial Merger and the Acquisition Merger and approvals, including regulatory approvals, required to consummate the Business Combination, (iv) the definition of Material Adverse Effect, (v) the composition of the GHL Board of Directors and (vi) certain provisions related to the PIPE financing and the Amended and Restated Forward Purchase Agreements. The parties also negotiated certain terms of the related ancillary documents such as the Shareholders’ Deed pursuant to which, among other things, Tan Hooi Ling and Ming Maa and their Permitted Entities granted proxies to Mr. Tan, the Amended GHL Articles, the Grab Shareholder Support Agreements, the Sponsor Support Agreement, the Lock-up Agreement and the Registration Rights Agreement, which were also negotiated in conjunction with the Business Combination Agreement.

During March 2021 upon the request of Grab, Evercore, J.P. Morgan’s M&A Advisory Group and Morgan Stanley Asia (Singapore) Pte. provided Grab with market information on dual-class structures adopted by US-listed technology companies, and they along with Grab held numerous discussions regarding the voting ratio between the Class B Ordinary Shares and Class A Ordinary Shares. After taking into consideration, among other things, relevant marketing considerations for PIPE investors including such investors’ acceptance of the proposed voting ratio and potential future dilutive transactions, Grab proposed to AGC that each Class B Ordinary Share would carry forty-five (45) votes for such time as such Class B Ordinary Share was held by any of Mr. Tan, Tan Hooi Ling, Ming Maa or their respective Permitted Entities, and that, irrespective of such high-voting rights, the Class B Ordinary Shareholders would have the power to elect the majority of the members of the GHL Board of Directors. The purpose of this proposal was to ensure, in combination with the Shareholders’ Deed, the continuity of the control that Mr. Tan currently exercises. In response to this proposal, the parties discussed under which circumstances and at what time the Class B Ordinary Shares would mandatorily convert into Class A Ordinary Shares, thereby losing their special powers and privileges. During the negotiations, the Key Executives agreed to a lock-up of three years for certain of their equity grants in order to align interests with all shareholders.

On March 14, 2021, Ropes sent Hughes Hubbard a revised draft of the Business Combination Agreement that proposed revisions to the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, including, among others, revisions to the scope of the interim operating covenants of Grab and AGC and the required level of shareholder support for the Business Combination.

Beginning on March 14, 2021, representatives of J.P. Morgan’s Equity Capital Markets Group and Morgan Stanley, as lead placement agents in connection with the PIPE financing, and Evercore and UBS, as co-placement agents in connection with the PIPE financing, began contacting a limited number of prospective PIPE investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary over-the-wall procedures, to discuss Grab, the proposed Business Combination and the PIPE financing and to determine such investors’ potential interest in participating in the PIPE financing. The prospective PIPE investors were selected by AGC and Grab, taking into account previous interactions (if any) in the course of Grab’s investor engagements, as well as inputs from the lead placement agents and co-placement agents, which were institutional investors who had an interest in investing in similar transactions on a “wall cross” basis.

Certain of the prospective PIPE investors or their affiliates were existing shareholders of AGC based on prevailing Form 13G filings. Additionally, certain investors in the PIPE are affiliated with the underwriters of AGC’s initial public offering. Certain of the prospective PIPE investors also were existing holders of Grab’s equity or debt securities. J.P. Morgan’s Equity Capital Markets Group, Morgan Stanley, Evercore and UBS each has pre-existing relationships with certain of the prospective PIPE investors.

Beginning on March 14, 2021, and throughout the week of April 5, 2021, representatives of AGC, J.P. Morgan’s Equity Capital Markets Group, Morgan Stanley, Evercore and UBS participated in various video-conference meetings with prospective PIPE investors.

On March 16, 2021, and March 17, 2021, Ropes and Hughes Hubbard held conference calls to discuss certain issues and other matters related to the March 14, 2021 draft of the Business Combination Agreement.

On March 17, 2021, Skadden and Ropes held a conference call to discuss matters related to the draft of the form of PIPE Subscription Agreement, and on March 19, 2021, Skadden sent a revised draft of the form of PIPE Subscription Agreement to Ropes and Cooley.

On March 19, 2021, Hughes Hubbard sent Ropes a revised draft of the Business Combination Agreement, and on March 22, 2021, Ropes and Hughes Hubbard held a conference call to discuss certain issues and other matters related to the March 19, 2021 draft of the Business Combination Agreement.

On March 23, 2021, Hughes Hubbard, Ropes, Grab and AGC held a conference call to discuss transaction structuring considerations under the Business Combination Agreement.

On March 24, 2021, the AGC Board held a board meeting to discuss, among other things, the status of its proposed business combination with Grab and the key terms and structure of the Business Combination and the related PIPE financing. The board also discussed key investment-case and valuation-related materials and analyses included in presentations prepared by AGC as well as data and analysis provided by the Grab management team. Such investment case materials included revenue and revenue multiples as well as EBITDA and EBITDA multiples and, projected metrics under various expected scenarios with respect to Grab’s performance and market conditions and other underlying assumptions. All board members and representatives of Ropes were present. During this meeting and throughout the board meetings described in this summary occurring in March and April 2021, the AGC Board considered the business and operations of Grab including its Super-App platform and the opportunities it presented. It discussed Grab’s projections from AGC and Grab’s management regarding Grab’s business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, general economic, industry, regulatory, and financial market conditions, and opportunities and competitive factors within Grab’s industry. In particular, the AGC Board considered the large and growing addressable market Grab operates in, given Southeast Asia is one of the fastest growing digital economies in the world. Balanced against these considerations the AGC Board also focused on certain risks relating to the business and its operations, including that Grab is still in a relatively early stage of its growth and that future financial performance might be negatively impacted by factors outside Grab’s control. The AGC Board also considered that Grab operates in various geographical regions with complex regulatory regimes that apply to Grab’s business and potential difficulties Grab might have complying with such regulatory regimes. In connection with considering risks applicable to Grab and the transaction, the AGC Board and its representatives reviewed diligence reports prepared by outside advisors and discussed the findings contained therein with such outside advisors throughout the time period leading up to approval of the Business Combination.

On March 26, 2021, Ropes sent Hughes Hubbard a revised draft of the Business Combination Agreement which included proposed revisions, among others, relating to certain changes to the representations and warranties of Grab and AGC and revisions to the scope of the interim operating covenants of Grab and AGC, and Ropes and Hughes Hubbard held a conference call to discuss certain issues and other matters related to the March 26, 2021 draft of the Business Combination Agreement.

On March 29, 2021, Skadden and Ropes held a conference call to discuss comments from Ropes received on the same day on the draft of the form of PIPE Subscription Agreement.

On March 30, 2021, Hughes Hubbard sent Ropes a revised draft of the Business Combination Agreement, and on April 3, 2021, Ropes, Skadden and Hughes Hubbard held a conference call to discuss certain issues and other matters related to the March 30, 2021 draft of the Business Combination Agreement and related documents, including the timing of the Grab shareholder approval, the timing of the Initial Merger and Acquisition Closing, the scope of the representations and warranties, the scope of the interim operating covenants of Grab and AGC and certain closing conditions.

On April 1, 2021, the AGC Board held a board meeting to discuss the proposed business combination with Grab and the key terms and structure of the Business Combination and the related PIPE financing. All board members and representatives of Ropes were present. At the meeting, a representative of Ropes provided the AGC Board with an overview of the board’s fiduciary duties in the context of the proposed Business Combination and an overview of the proposed Business Combination and related PIPE financing (including the potential benefits and the risks related thereto), the key terms of the Business Combination Agreement and related ancillary documents (copies of all of which were provided to all of the members of the AGC Board in advance of the meeting). The board also discussed key investment-case and valuation-related materials and analyses including updated information based on the same materials considered at the March 24, 2021 board meeting described above.

On April 1, 2021, the initial draft of the form of PIPE Subscription Agreement was sent to potential investors considering participating in the proposed PIPE financing in connection with the Business Combination. After a draft form of the PIPE Subscription Agreement had been provided to the prospective PIPE investors, the terms of the forms of PIPE Subscription Agreements, including with respect to certain closing conditions and the registration rights set forth in the form, among other terms and conditions, were further negotiated between representatives of Skadden, Hughes Hubbard, Ropes and Cooley, on behalf of their respective clients, and on behalf of the PIPE investors by their respective advisors.

On April 2, 2021, Ropes sent Hughes Hubbard a revised draft of the Business Combination Agreement which included proposed revisions, among others, relating to certain changes to the representations and warranties of Grab and AGC, revisions to the scope of the interim operating covenants of Grab and AGC and revisions to certain closing conditions and related structuring matters.

On April 3, 2021, Ropes, Skadden and Hughes Hubbard held a conference call to discuss certain issues and other matters related to the April 2, 2021 draft of the Business Combination Agreement and related documents.

On April 3, 2021, Grab and AGC continued their discussion around pricing transaction at a pre-money enterprise value of $30.4 billion, taking into consideration the market conditions at that time, size of the PIPE financing, feedback from certain prospective PIPE investors, among other things. In addition, the near-final versions of the investor presentations that had been prepared to be used in connection with the PIPE financing were uploaded to the virtual data room for prospective PIPE investors.

On April 5, 2021, Hughes Hubbard sent Ropes revised drafts of the Business Combination Agreement, and Grab, AGC, Ropes, Skadden and Hughes Hubbard held a conference call to discuss certain issues and other matters related to the April 5, 2021 draft of the Business Combination Agreement and related documents.

On April 7, 2021, Skadden sent consolidated comments received from potential investors in the proposed PIPE financing to Cooley and Ropes, and after Skadden, Cooley and Ropes exchanged further drafts of the form of PIPE Subscription Agreement, and a second revised draft was sent to the potential PIPE investors on April 9, 2021.

On April 7, 2021, representatives of AGC, Grab, J.P. Morgan’s Equity Capital Markets Group, J.P. Morgan’s M&A Advisory Group, Morgan Stanley, Evercore and UBS held a video-conference call to discuss order allocations to prospective PIPE investors.

On April 8, 2021, Ropes sent Hughes Hubbard a revised draft of the Business Combination Agreement which included proposed revisions, among others, relating to the timing and mechanics of the Initial Merger and Acquisition Closing, the timing of the Grab shareholder approval, certain changes to the representations and warranties of Grab and AGC, revisions to the scope of the interim operating covenants of Grab and AGC and revisions to certain closing conditions.

On or around April 8, 2021, the near-final version of the Business Combination Agreement was uploaded to the virtual data room for prospective PIPE investors.

On April 9, 2021, Ropes and Hughes Hubbard held a conference call to discuss certain issues and other matters related to the April 8, 2021 draft of the Business Combination Agreement and related documents.

Following signing of the LOI until on or around April 8, 2021 when the key business terms of the Business Combination Agreement were being finalized, Grab and AGC continued to review the initial, pre-money enterprise value of Grab which was agreed at the LOI stage to be between $42 billion to $45 billion on a pro forma basis in light of then-current market conditions and the latest financial information available relating to Grab. Based on the latest available information, the parties immediately prior to signing agreed to a final implied pro forma enterprise value in connection with the Business Combination of approximately $31.2 billion.

On April 9, 2021, another meeting of the AGC Board was held to discuss the proposed business combination with Grab. All board members and representatives of Ropes were present. At the meeting, a representative of Ropes provided the AGC Board with another overview of the board’s fiduciary duties in the context of the proposed Business Combination and an updated overview of the proposed Business Combination and related PIPE financing (including the potential benefits and the risks related thereto). In connection with the foregoing, copies of the Business Combination Agreement and related ancillary documents were provided to all of the members of the AGC Board in advance of the meeting. Following an in-depth discussion of the Business Combination Transactions, the board unanimously approved AGC’s entry into the Business Combination Agreement, the Business Combination Transactions and the related ancillary agreements and determined that entry into the transactions and the proposals to be approved pursuant to this proxy statement/prospectus were in the best interest of AGC and recommended that its shareholders vote “FOR” the proposals to be approved pursuant to this proxy statement/prospectus. The AGC Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that AGC’s directors and officers and the other representatives of AGC had substantial experience in evaluating the operating and financial merits of companies similar to Grab and reviewed certain financial information of Grab, including with respect to GMV, Adjusted Net Revenue, Contribution Profit and EBITDA for the 2018, 2019 and 2020 fiscal years, as well as management’s projections for such metrics as well as other financial information for the 2021, 2022 and 2023 fiscal years including the Projections included in this proxy statement/prospectus, which included certain of these metrics presented on a “Pre-Interco” basis. AGC concluded that the experience and background of Grab’s directors and officers members, the members of the AGC Board and the other representatives of AGC enabled the AGC Board to make the necessary analyses and determinations regarding the Business Combination.

On April 10, 2021, Hughes Hubbard sent Ropes a revised draft of the Business Combination Agreement.

On April 10, 2021, Ropes sent Hughes Hubbard a revised draft of the Business Combination Agreement.

On April 11, 2021, AGC, Grab, Ropes, Hughes Hubbard and Skadden held a conference call to discuss certain issues and other matters related to the April 10, 2021 draft of the Business Combination Agreement and related documents. Subsequently, Ropes, Skadden and Hughes Hubbard exchanged a number of drafts of the Business Combination Agreement and related documents and held conference calls to discuss the remaining issues in connection with the same up until the execution of the Business Combination Agreement and related documents.

On April 11, 2021, Skadden sent a revised consolidated draft of the form of PIPE Subscription Agreement to Ropes and Cooley based on the comments received from potential PIPE investors and Ropes. After exchanging further comments, a revised draft of the form of PIPE Subscription Agreement was sent to potential PIPE investors on April 11, 2021.

On April 11, 2021, the Grab board of directors also unanimously approved Grab’s entry into the Business Combination Agreement.

On April 12, 2021, the respective sole director and the shareholders of GHL, AGC Merger Sub and Grab Merger Sub also approved GHL, AGC Merger Sub and Grab Merger Sub’s respective entry into the Business Combination Agreement.

On April 12, 2021, Skadden and Ropes held conference calls to discuss the final comments from the PIPE Investors on the form of PIPE Subscription Agreement, and on April 12, 2021, a final execution version of the PIPE Subscription Agreement was sent to the PIPE Investors for execution.

On April 12, 2021, Grab and AGC mutually executed and delivered the Business Combination Agreement and related documents and agreements.

On April 12, 2021, substantially concurrently with the execution and delivery of the Business Combination Agreement, (i) GHL, AGC and the PIPE Investors entered into the PIPE Subscription Agreements pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 326,500,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $3.265 billion.

Before the market open on April 13, 2021, AGC and Grab issued a joint press release announcing the execution of the Business Combination Agreement. On the same date, AGC filed with the SEC a Current Report on Form 8-K and Form 8-K/A announcing the execution of the Business Combination Agreement. The Current Report on Form 8-K and Form 8-K/A also contained other ancillary documents and the investor presentations prepared by members of the AGC and Grab management teams and representatives and used in connection with meetings with prospective PIPE investors and other persons regarding Grab and the Business Combination.

AGC’s Board of Directors’ Reasons for the Approval of the Business Combination

AGC was formed to complete a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business entities. As described above, the AGC Board (the “AGC Board”) sought to do so by using the networks and industry experience of both the Sponsor, the AGC Board, and AGC management to identify and acquire one or more businesses.

In evaluating the transaction with Grab, the AGC Board consulted with its legal counsel and accounting and other advisors. In determining that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby are in AGC’s best interests, the AGC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the AGC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the AGC Board considered in reaching its determination and supporting its decision. The AGC Board viewed its decision as being based on all of the information available and the factors presented to and considered by the AGC Board. In addition, individual directors may have given different weight to different factors. The AGC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the following reasons. This explanation of AGC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The members of the AGC Board are well qualified to evaluate the Business Combination with Grab. The AGC Board and management collectively have extensive transactional experience, particularly in the software, internet, fin-tech, and technology sectors.

The AGC Board considered a number of factors pertaining to the Business Combination Agreement and the transactions contemplated thereby in determining that the Business Combination Agreement, the Business Combination, and the other transactions contemplated by the Business Combination Agreement, were in AGC’s best interests. The following discussion of the information and factors considered by the AGC Board of directors is not intended to be exhaustive. In particular, the AGC Board considered the following reasons or made the following determinations, as applicable:

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Grab satisfies a number of acquisition criteria that AGC had established to evaluate prospective business combination targets. The AGC Board determined that Grab satisfies a number of the criteria and guidelines that AGC established at its initial public offering, including (i) operating in a large and growing total-addressable market, (ii) having potential to deliver sustainable top-line growth for the long-term, and (iii) providing an opportunity to partner with a world-class management team capable of scaling a business around the globe.

•

Favorable Prospects for Future Growth and Financial Performance. Current information and forecast projections from AGC and Grab’s management regarding (i) Grab’s business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, with specific reference to GMV, Adjusted Net Revenue, Contribution Profit and EBITDA for the 2018, 2019 and 2020 fiscal years, as well as management’s projections for such metrics as well as other financial information for the 2021, 2022 and 2023 fiscal years including the Projections included in this proxy statement/prospectus, which included certain of these metrics presented on a “Pre-Interco” basis, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within Grab’s industry.

•

Super-App Ecosystem Creates Cross Vertical Synergies. The opportunity to participate in a company that operates a highly synergistic, deeply integrated ecosystem that is designed to maximize usage and lower service costs, underpinned by proprietary technology and financial infrastructure.

•

Underpenetrated Market Opportunity. Grab operates in Southeast Asia, a region still in a relatively early stage of online disruption and which represents an underpenetrated market in the online food delivery, ride-hailing, e-wallet payments and digital financial services verticals.

•

Large and Growing Total-Addressable Market. Southeast Asia is one of the fastest growing digital economies in the world, with a population approximately twice the size of the United States. Across online food delivery, ride-hailing, e-wallet payments, and digital financial services, Grab expects its total addressable market to grow from approximately $52 billion in 2020 to more than $180 billion by 2025.

•

Category Leadership in Presence, Scale, and Diversity. Grab was the category leader in 2020 by GMV in each of food deliveries and mobility and by TPV in the e-wallets segment of financial services in Southeast Asia according to Euromonitor. Grab has a consistent track record of revenue growth diversified across the eight countries in which it operates.

•	Hyperlocalized Approach. Grab’s hyperlocal execution enables localized experiences for its driver- and merchant-partners and consumers, promotes regular and transparent dialogue with local government agencies to allow Grab to navigate each market’s unique complexities, and enables landmark partnerships with leading local corporates across various sectors.

•

Commitment to R&D Investments. Grab’s commitment to investing in research and development, which has created strong core technology and AI assets that allow Grab to build a trusted and customized platform.

•

Compelling Valuation. The implied pro forma enterprise value in connection with the Business Combination of approximately $31.2 billion, which the AGC Board believes represents an attractive valuation relative to selected comparable companies in analogous markets, including in respect of the deliveries segment, Uber Technologies Inc. and its competitors; in respect of the mobility segment, DoorDash Inc. and its competitors and in respect of the financial services segment, Sea Limited and its competitors. Based on this information, the enterprise value for Grab’s segments implied valuation multiples that compared favorably to those of such comparable companies, being either consistent with or at a discount to the projected valuation multiples of such comparable companies and their respective industries.

•

Best Available Opportunity. The AGC Board determined, after a thorough review of other business combination opportunities reasonably available to AGC, that the proposed Business Combination represents the best potential business combination for AGC based upon the process utilized to evaluate and assess other potential acquisition targets, and the AGC Board’s belief that such processes had not presented a better alternative.

•

Experienced, Proven, and Committed Management Team. The AGC Board considered the fact that GHL will be led by Grab’s founders-led management team, which has a proven track record of operational excellence, financial performance, growth, and innovation.

•

Continued Significant Ownership by Grab. The AGC Board considered that Grab’s existing equity holders would be receiving a significant amount of GHL Ordinary Shares in the proposed Business Combination and that Grab’s principal shareholders and Key Executives are “rolling over” their existing equity interests of Grab into equity interests in GHL and are also agreeing to be subject to a “lock-up” of up to three years in certain cases. The current Grab shareholders are expected to hold approximately 88.19% of the pro forma ownership of the combined company after Closing, assuming (i) a                 , 2021 Closing Date; (ii) the No Redemption Scenario; (iii) that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest, and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives; and (iv) that no Grab shareholder exercises its dissenters’ rights. If the actual facts are different from these assumptions, the percentage ownership retained by Grab’s existing shareholders in the combined company will be different.

•

Substantial Retained Proceeds. A majority of the proceeds to be delivered to the combined company in connection with the Business Combination (including from AGC’s trust account and from the PIPE financing), are expected to remain on the balance sheet of the combined company after Closing in order to fund Grab’s existing operations and support new and existing growth initiatives. AGC’s Board considered this as a strong sign of confidence in GHL following the Business Combination and the benefits to be realized as a result of the Business Combination.

•	PIPE Financing Success. The success of the PIPE financing process, to which sophisticated third-party investors over-subscribed.

•

Likelihood of Closing the Business Combination. The AGC Board’s belief that an acquisition by AGC has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws and without potential issues from any regulatory authorities.

The AGC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Business Risk. The risk that the future financial performance of Grab may not meet the AGC Board’s expectations due to factors in Grab’s control or out of Grab’s control, including risks relating to ongoing and unpredictable developments relating to the COVID-19 pandemic.

•	Competition Risk. The risk that Grab faces intense competition across the segments and markets it serves.

•

Legal and Regulatory Risk. The risks involved with Grab being subject to various laws in multiple jurisdictions, including with respect to (i) to anti-corruption, anti-bribery, anti-money laundering and countering the financing of terrorism, (ii) security and data privacy and (iii) the classification of drivers as employees or otherwise.

•

Benefits May Not Be Achieved. The risk that the Business Combination’s potential benefits may not be achieved in full or in part, including the risk that Grab would not be able to achieve its growth projections, or may not be achieved within the expected timeframe.

•

Closing of the Business Combination May Not Occur. The risks and costs to AGC if the Business Combination is not completed, including the risk of diverting management focus and resources to other business combination opportunities, which could result in AGC being unable to effect a business combination by the Final Redemption Date, forcing AGC to liquidate the trust account.

•

Current Public Shareholders Exercising Redemption Rights. The risk that some of AGC’s current public shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account and requiring Sponsor Affiliate to backstop such redemptions.

•	No Third-Party Valuation. The risk that AGC did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•	Closing Conditions of the Business Combination. That the Business Combination’s closing is conditioned on satisfying certain closing conditions, many of which are not within AGC’s control.

•

AGC Shareholders Not Holding a Majority Position in GHL. The fact that AGC shareholders will not hold a majority position in GHL following the Business Combination, which may reduce the influence that AGC’s current shareholders have on GHL’s management.

•

Post-Closing Corporate Governance. The fact that post-Closing, Mr. Tan will control the voting power of all outstanding GHL Class B Ordinary Shares and the voting power of approximately 66.11% of total issued and outstanding GHL Ordinary Shares voting together as a single class assuming a No Redemption Scenario and that all of Grab’s outstanding stock options are exercised, all of Grab’s outstanding restricted stock units vest and all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives. Given the rights of holders of GHL Class B Ordinary Shares to elect and remove the Class B Directors, Mr. Tan will be able to nominate, appoint and remove a majority of GHL’s board of directors, and given Mr. Tan’s voting power over the GHL Ordinary Shares as described in this paragraph, Mr. Tan will effectively be able to nominate, appoint and remove the entirety of GHL’s board of directors. Mr. Tan will therefore have decisive influence over matters requiring shareholder approval by ordinary resolution and significant influence over matters requiring shareholder approval by special resolution, including significant corporate transactions, such as a merger or sale of GHL or its assets.

•	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination.

•	No Survival of Remedies for Breach of Representations, Warranties or Covenants of Grab. The Business Combination Agreement provides that AGC will not have any surviving remedies against

Grab or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Grab set forth in the Business Combination Agreement. As a result, AGC shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Grab prior to the Closing, whether determined before or after the Closing, without any ability to recover for the amount of any damages. The AGC Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equity holders of Grab will be, collectively, the majority equity holders in GHL and therefore would bear a majority of any such losses.

•

Transaction Fees and Expenses Incurred by AGC. The substantial transaction fees and expenses to be incurred in connection with the Business Combination (which are currently expected to be approximately $150 million) and the negative impact of such expenses on AGC’s cash reserves and operating results if the Business Combination is not completed.

•

Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination of AGC’s financial performance, operating results, and stock price.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits AGC from soliciting or discussing other business combination proposals, which restricts AGC’s ability to consider other potential business combinations for so long as the Business Combination Agreement remains in effect.

•

Other Risks. Other factors that the AGC Board deemed relevant, including various other risks associated with the Business Combination, AGC’s business, and Grab’s business as described under the section entitled “Risk Factors.”

In addition to considering the factors described above, the AGC Board also considered that certain AGC officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of AGC shareholders. The AGC Board reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

The AGC Board concluded that the potential benefits that the AGC Board expected AGC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the AGC Board determined that the Business Combination Agreement, the Business Combination, and the other transactions contemplated by the Business Combination Agreement, were in AGC’s best interests.

Certain Prospective Operational and Financial Information

Grab does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results, nor does it expect or undertake to do so in the future. Nonetheless, the below summary of certain financial projections is provided in this proxy statement/prospectus because Grab provided certain internally prepared unaudited prospective financial information of Grab, including certain forecasts for the financial years ending December 31, 2021, 2022 and 2023 (the “Projections”), to AGC and AGC’s board of directors in connection with their review of the proposed Business Combination and to the PIPE Investors in connection with the PIPE financing.

The Projections were not prepared with a view toward public disclosure (other than to certain parties involved in the Business Combination) nor complying with SEC guidelines or IFRS. The Projections were prepared in good faith by Grab’s management, based on their reasonable best judgment, estimates and assumptions with respect to the expected future financial performance of Grab at the time the Projections were prepared and speak only as of that time. The Projections were prepared as of March 2021. The Projections, except as updated herein, do not take into account any circumstances or events occurring after the date as of which they were prepared.

The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that AGC, the AGC board, Grab, GHL, or their respective affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results. The Projections are not included in this proxy statement/prospectus in order to induce any AGC stockholders to vote for or against the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal. None of AGC, Grab or GHL, or any of their respective affiliates, officers, directors, advisors or other representatives, has made any representation or warranty as to the accuracy, reliability, appropriateness or completeness of the Projections. The Projections are not facts and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or shareholders, are cautioned not to place undue reliance on this information.

The Projections included GMV, Adjusted Net Revenue, Contribution Profit and EBITDA of Grab, as summarized in the following table. GHL has included GMV and Adjusted Net Sales as operating metrics in “Grab Management’s Discussion And Analysis Of Financial Condition And Results Of Operations.” Adjusted Net Sales is defined and calculated on the same basis as Adjusted Net Revenue, as set forth in the following table. The other measures in the Projections are not included by GHL as non-IFRS financial measures or operating metrics in “Grab Management’s Discussion And Analysis Of Financial Condition And Results Of Operations.” EBITDA as used in the Projections, and as set forth in the following table, differs from Adjusted EBITDA, which is included as a non-IFRS financial measure in “Grab Management’s Discussion And Analysis Of Financial Condition And Results Of Operations”. GHL does not intend or expect to refer back to the Projections in its future periodic reports filed under the Exchange Act. The following table summarizes the Projections of Grab for the periods presented.

($ billions unless otherwise stated)	Year Ending December 31,
	2023E	2022E	2021E(5)
GMV(1)	34.2	24.7	16.7
Adjusted Net Revenue(2)	4.5	3.3	2.3
Contribution Profit(3)	1.7	1.0	0.5
EBITDA(4)	0.5	(0.2)	(0.6)

(1)

GMV is an operating metric representing the sum of the total dollar value of transactions from Grab’s services, including any applicable taxes, tips, tolls and fees, over the period of measurement. Pre-InterCo consolidated GMV projections for 2023E, 2022E and 2021E were $42.0 billion, $31.5 billion and $22.8 billion, respectively. GMV projections for 2023E, 2022E and 2021E for the deliveries segment were $14.7 billion, $10.6 billion and $7.5 billion, respectively. GMV projections for 2023E, 2022E and 2021E for the mobility segment were $7.9 billion, $6.1 billion and $4.2 billion, respectively. GMV projections for 2023E, 2022E and 2021E for the enterprise and others segment (which is referred to as the “enterprise and new initiatives” segment in this proxy statement/prospectus) were $0.3 billion, $0.2 billion and $0.1 billion, respectively. GMV projections for 2023E, 2022E and 2021E for the financial services segment were $11.3 billion, $7.8 billion and $4.9 billion, respectively (GMV for the financial services segment is equivalent to the total payments volume, or TPV, processed through our platform for the financial services segment, excluding amounts from transactions between entities within the Grab group that are eliminated upon consolidation). Pre-InterCo TPV projections for 2023E, 2022E and 2021E for the financial services segment were $19.1 billion, $14.6 billion and $11.0 billion, respectively. The “Pre-InterCo” segment data set forth in this footnote includes earnings and other amounts from transactions between entities within the Grab group that are eliminated upon consolidation, and these figures differ materially from segment data that is presented after elimination of transactions between entities within the Grab group. Such Pre-InterCo segment data helps to show the extent to which Grab’s offerings are in use across the Grab platform and ecosystem.

(2)

Adjusted Net Revenue is an operating metric that was included in the Projections and is defined and calculated on the same basis as Adjusted Net Sales, which is used in “Grab Management’s Discussion And Analysis Of Financial Condition And Results Of Operations.” Pre-InterCo consolidated Adjusted Net Revenue projections for 2023E, 2022E and 2021E were $4.7 billion, $3.4 billion and $2.5 billion, respectively. Adjusted Net Revenue projections for 2023E, 2022E and 2021E for the deliveries segment were $2.2 billion, $1.6 billion and $1.2 billion, respectively. Adjusted Net Revenue projections for 2023E, 2022E and 2021E for the mobility segment were $1.6 billion, $1.2 billion and $0.8 billion, respectively. Adjusted Net Revenue projections for 2023E, 2022E and 2021E for the financial services segment were $0.4 billion, $0.3 billion and $0.2 billion, respectively (Pre-InterCo Adjusted Net Revenue projections for 2023E, 2022E and 2021E for the financial services segment were $0.6 billion, $0.4 billion and $0.4 billion, respectively), and Adjusted Net Revenue projections for 2023E, 2022E and 2021E for the enterprise and others segment were $0.3 billion, $0.2 billion and $0.1 billion, respectively. The “Pre-InterCo” segment data set forth in this footnote includes earnings and other amounts from transactions between entities within the Grab group that are eliminated upon consolidation, and these figures differ materially from segment data that is presented after elimination of transactions between entities within the Grab group. Such Pre-InterCo segment data helps to show the extent to which Grab’s offerings are in use across the Grab platform and ecosystem.

(3)

Contribution Profit is a non-IFRS financial measure, defined as Adjusted Net Revenue less direct costs (adjusted net revenue less subsidies, financial services costs, rewards costs and other direct costs) and sales and marketing expense (marketing costs and acquisition costs).

(4)

EBITDA is a non-IFRS financial measure calculated as net loss adjusted to exclude: (i) net interest income (loss), (ii) interest expense, (iii) income tax expenses, (iv) depreciation and amortization, (v) stock-based compensation expenses, (vi) costs related to mergers and acquisitions, (vii) impairment losses on goodwill and long-term assets, (viii) fair value changes on investments, and (ix) restructuring costs. EBITDA differs from Adjusted EBITDA, which is included as a non-IFRS financial measure in “Grab Management’s Discussion And Analysis Of Financial Condition And Results Of Operations.” EBITDA does not include both realized and unrealized foreign exchange gain (loss) while Adjusted EBITDA excludes only the unrealized portion. In addition, EBITDA does not exclude legal, tax and regulatory settlement provisions, which are excluded from Adjusted EBITDA. Consolidated EBITDA projections for 2023E, 2022E and 2021E were $0.5 billion, $(0.2) billion and $(0.6) billion, respectively, and consolidated EBITDA projections for 2023E, 2022E and 2021E include regional corporate costs of $0.8 billion, $0.8 billion and $0.7 billion, respectively. EBITDA projections for 2023E, 2022E and 2021E for the deliveries segment were $0.5 billion, $0.2 billion and $0.1 billion, respectively (Pre-InterCo EBITDA projections for 2023E, 2022E and 2021E for the deliveries segment were $0.3 billion, $0.1 billion and $(0.0) billion, respectively). EBITDA projections for 2023E, 2022E and 2021E for the mobility segment were $1.0 billion, $0.8 billion and $0.5 billion, respectively (Pre-InterCo EBITDA projections for 2023E, 2022E and 2021E for the mobility segment were $1.0 billion, $0.7 billion and $0.5 billion, respectively). EBITDA projections for 2023E, 2022E and 2021E for the financial services segment were $(0.3) billion, $(0.4) billion and $(0.5) billion, respectively (Pre-InterCo EBITDA projections for 2023E, 2022E and 2021E for the financial services segment were $(0.1) billion, $(0.3) billion and $(0.3) billion, respectively). EBITDA projections for 2023E, 2022E and 2021E for the enterprise and others segment were $0.1 billion, $0.1 billion and $0.0 billion, respectively. The “Pre-InterCo” segment data set forth in this footnote includes earnings and other amounts from transactions between entities within the Grab group that are eliminated upon consolidation, and these figures differ materially from segment data that is presented after elimination of transactions between entities within the Grab group. Such Pre-InterCo segment data helps to show the extent to which Grab’s offerings are in use across the Grab platform and ecosystem.

(5)

The forecast for the financial year ending December 31, 2021, also does not include additional costs related to a U.S. listing, such as (i) costs for Sarbanes-Oxley Act compliance, including additional hires to expand the Grab finance and compliance teams, (ii) costs of having NASDAQ-listed securities, and (iii) costs related to independent board members.

The Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and competition, future industry performance and competitor actions and other future events, as well as matters specific to Grab’s business, all of which are difficult to predict and many of which are beyond Grab’s and AGC’s control. The Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Grab’s and AGC’s control. In developing the Projections, Grab’s management made a number of significant assumptions, in addition to the assumptions described above, some of which are outlined below:

•

Projected growth in GMV was driven by assumptions of an increasing number of users of Grab’s services, as well as increasing transaction frequency and spend per transaction, which is in line with what Grab has observed historically. Grab’s deliveries segment was assumed to be a key contributor of GMV growth, as Grab anticipated it will be able to continue to scale existing offerings and expand into new verticals. In the near-term, Grab’s mobility projections assumed that it will be subject to the implications of the COVID-19 pandemic, but it also anticipated return to secular growth trends in the medium- to longer-term. Growth in financial services TPV assumed increasing scale of Grab’s established payments business and also the continued expansion of its off-platform payments and non-payments financial services.

•

Grab’s projections for adjusted net revenue assumed that Grab’s take rate as a percentage of GMV will increase to reach steady state levels. Grab assumed that incentives as a percentage of GMV will continue to decline as its business continues to scale, which was consistent with trends that Grab has observed historically. Grab expected Contribution Profit margin and EBITDA margin to increase, as its revenue base grows faster than the fixed cost base and Grab is able to take advantage of economies of scale. While Grab is close to its expected long-term margins for the mobility business, Grab assumed that there is significant headroom to improve margins for the delivery and financial services businesses.

The Projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Grab’s control. Grab believes the assumptions relating to the Projections were reasonable at the time the Projections were prepared, given the information Grab had at the time. However, important factors that may affect actual results and cause the results reflected in the Projections not to be achieved include, among other things, risks and uncertainties relating to Grab’s business, industry performance, the regulatory environment, and general business and economic conditions. The Projections also reflect assumptions as to certain business decisions that are subject to change. The various contingencies, uncertainties and risks include those set forth in the “Risk Factors,” “Grab Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” sections of this proxy statement/prospectus. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Given in part to the material impact of COVID-19 on Grab’s business, including ongoing and unpredictable developments relating to the COVID-19 pandemic, Grab is considering how COVID-19 and other developments may impact the Projections. For example, the impact from COVID-19 has previously resulted in certain positive impacts on the deliveries segment and certain negative impact on the mobility segment as well as overall volatility in demand. Accordingly, the Projections related to the deliveries and mobility segments are expected be positively or negatively impacted based on factors that are not predictable. With respect to the financial services segment, after the date of preparation of the Projections, Grab reassessed its revenue recognition conclusions for prior periods with respect to its OVO points program (which resulted in a reduction of $135 million and $204 million from revenues for 2020 and 2019, respectively, with an equivalent reversal under cost of revenue). See “Risk Factors—Risks Relating to Grab’s Business” including “Risk Factors—Risks Relating to Grab’s Business Industry data, forecasts and estimates, including the Projections, contained in this proxy statement/prospectus are inherently uncertain and subject to interpretation, and may not be an indication of the actual results of the transaction or Grab’s future results. Accordingly, you should not place undue reliance on such information” and “Risk Factors—Risks Relating to GHL—If GHL fails to maintain an effective system of disclosure controls and internal control over financial reporting, GHL may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in GHL’s financial and other public reporting, which is likely to negatively affect GHL’s business and the market price of GHL Ordinary Shares.”

Separately, Grab is providing an update to the Projections for the year ended December 31, 2021 below. The update considers, among other things, the impact of the Delta variant of SARS-COV-2 in Southeast Asia. Overall, Grab’s business has benefited from gains in the deliveries segment, which partially offset weakness in the mobility segment arising from pandemic-related lockdowns across the end of the first and second quarters of 2021.

The spread of the Delta variant has led to lockdowns of varying extents and durations in the region and there is uncertainty as to how and when they will be lifted. For example, COVID-19 restrictions were introduced in Vietnam to halt both mobility and deliveries services across many provinces. Grab expects the current trends to change as the COVID-19 pandemic situation in Southeast Asia improves, including through the increased prevalence of vaccinations in the region, though the timing of such improvement is difficult to forecast given the evolving situation with respect to the Delta variant and the unknown impact of possible additional variants. Accordingly, Grab is not updating the Projections for 2021, 2022 and 2023 at a segment level, nor is Grab updating the Projections for Contribution Profit for 2021, 2022 and 2023, and as such, Projections at a segment level and for Contribution Profit should no longer be relied upon.

($ billions unless otherwise stated)	Year Ending December 31, 2021E
GMV	15.0 to 15.5
Adjusted Net Revenue	2.1 to 2.2
EBITDA	(0.9) to (0.7)

Certain of the measures included in the Projections may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by Grab may not be comparable to similarly titled amounts used by other companies. These items are uncertain, and depend on various factors and so reconciliations for non-IFRS financial measures have not been provided. These items and factors could be material to Grab’s results computed in accordance with IFRS. We encourage you to review the financial statements of Grab included elsewhere in this proxy statement/prospectus and to not rely on any single financial measure nor to place undue reliance on any of the Projections.

The Projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Grab’s management. Neither WithumSmith+Brown, PC nor KPMG LLP has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Projections and accordingly, neither WithumSmith+Brown, PC nor KPMG LLP expresses any opinion or any other form of assurance with respect thereto. The KPMG LLP report included in this proxy statement/prospectus relates to Grab’s historical financial statements, and the WithumSmith+Brown, PC report included in this proxy statement/prospectus relates to AGC’s historical financial statements. These reports of WithumSmith+Brown, PC and KPMG LLP do not extend to the Projections and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS FOR GRAB, EACH OF AGC, GHL AND GRAB UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY

UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED CIRCUMSTANCES OR EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE DATE OF PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Interests of AGC’s Directors and Officers in the Business Combination

When considering the AGC Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal, AGC shareholders should keep in mind that Sponsor, Sponsor Affiliate and AGC’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AGC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•	the fact that the Sponsor and AGC’s directors have agreed not to redeem any AGC Class B Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

•

the fact that Sponsor paid an aggregate of $25,000 for the 12,500,000 AGC Class B Ordinary Shares currently owned by Sponsor and its directors and such securities will have a significantly higher value after the Business Combination. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (and will have zero value if neither this Business Combination nor any other business combination is completed on or before the Final Redemption Date);

•

the fact that Sponsor paid $12,000,000 to purchase an aggregate of 12,000,000 private placement warrants, each exercisable to purchase one AGC Class A Ordinary Share at $11.50, subject to adjustment, at a price of $1.00 per warrant, and those warrants would be worthless – and the entire $12,000,000 warrant investment would be lost – if a Business Combination is not consummated by the Final Redemption Date. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these warrants, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per AGC Warrant on NASDAQ;

•

the fact that given the differential in the purchase price that Sponsor paid for the AGC Class B Ordinary Shares as compared to the price of the Units sold in AGC’s IPO and the substantial number of shares of GHL Class A Ordinary Shares that Sponsor will receive upon conversion of the AGC Class B Ordinary Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the GHL Class A Ordinary Shares trade below the price initially paid for the Units in the AGC IPO and the AGC public shareholders experience a negative rate of return following the completion of the Business Combination;

•

the fact that Sponsor and AGC’s directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any AGC Shares (other than public shares) held by them if AGC fails to complete an initial business combination by the Final Redemption Date;

•

the fact that pursuant to the Registration Rights Agreement, the Sponsor can demand that GHL register its registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that GHL undertakes;

•

the fact that Sponsor Affiliate has agreed to purchase, pursuant to the Amended and Restated Forward Purchase Agreement with Sponsor Affiliate, 17,500,000 GHL Class A Ordinary Shares and 3,500,000 GHL Warrants for an aggregate purchase price equal to $175,000,000 immediately prior to the Closing.

As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares and warrants, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon the right to receive one GHL Class A Ordinary Share per AGC Class A Ordinary Share in connection with the Business Combination) and a closing price of $                per AGC Warrant on NASDAQ (based upon the right to receive one GHL Warrant per AGC Warrant in connection with the Business Combination);

•

the fact that Sponsor Affiliate has agreed, pursuant to the Sponsor Subscription Agreement, to purchase 575,000,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon the right to receive one GHL Class A Ordinary Share per AGC Share in connection with the Business Combination);

•

the fact that Richard N. Barton, a current director of AGC, has agreed, pursuant to a PIPE Subscription Agreement, to purchase 300,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $3 million immediately prior to the Closing. As of                , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $                , based upon a closing price of $                per public share on NASDAQ (based upon a right to receive one GHL Class A Ordinary Share per AGC Share in connection with the Business Combination);

•

the fact that Sponsor Affiliate has agreed, pursuant to the Backstop Subscription Agreement, to backstop SPAC Share Redemptions (as defined in the Business Combination Agreement), and to the extent such backstop is required, will agree to subscribe for and purchase that number of GHL Class A Ordinary Shares to be determined in accordance with the terms of the Backstop Subscription Agreement, for $10 per share;

•	the continued indemnification of AGC’s directors and officers and the continuation of AGC’s directors’ and officers’ liability insurance after the Business Combination (i.e. a “tail policy”);

•

the fact that Sponsor and AGC’s officers and directors will lose their entire investment in AGC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by the Final Redemption Date;

•

the fact that if the trust account is liquidated, including in the event AGC is unable to complete an initial business combination by the Final Redemption Date, the Sponsor has agreed to indemnify AGC to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which AGC has discussed entering into a transaction agreement or claims of any third party for services rendered or products sold to AGC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•

the fact that the Sponsor (including its representatives and affiliates) and AGC’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to AGC. For example, in January 2021, the Sponsor and AGC’s officers launched AGC 2 for which Brad Gerstner serves as Chairman, Chief Executive Officer and President; Hab Siam serves as General Counsel and Richard N. Barton serves as a director. The Sponsor and AGC’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing the Business Combination. Accordingly, if any of AGC’s officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations (including AGC 2), he or she will honor his or her fiduciary or contractual obligations to present such Business Combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law; and

•	the fact that Richard N. Barton, a current director of AGC, is expected to become a director of GHL and in such case would be compensated as a director of GHL.

The Sponsor and each AGC director have agreed to, among other things, vote all of their AGC Shares in favor of the proposals being presented at the Extraordinary General Meeting and waive their redemption rights with respect to their AGC Shares in connection with the consummation of the Business Combination. As of the date of this proxy statement/prospectus, on an as-converted basis, the Sponsor and certain AGC directors own, collectively, approximately 20% of issued and outstanding AGC Shares.

At any time at or before the Business Combination, during a period when they are not then aware of any material nonpublic information regarding AGC or its securities, the Sponsor, Grab, and/or AGC’s or Grab’s directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients, funds, or pooled investment vehicles managed or advised by, or affiliated with, Sponsor Affiliate or its affiliates) may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, Initial Merger Proposal or the Governing Documents Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Business Combination Proposal, Initial Merger Proposal or the Governing Documents Proposal. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of AGC Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

If the Sponsor, Grab, and/or AGC’s or Grab’s directors, officers, advisors, or respective affiliates (including separate accounts or other accounts, clients, funds, or pooled investment vehicles managed or advised by, or affiliated with, Sponsor Affiliate or its affiliates) purchase shares in privately negotiated transactions from public AGC shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their shares. The Sponsor, Grab, and/or AGC’s or Grab’s directors, officers, advisors or respective affiliates (including separate accounts or other accounts, clients, funds, or pooled investment vehicles managed or advised by, or affiliated with, Sponsor Affiliate or its affiliates) may also purchase public shares from institutional and other investors who indicate an intention to redeem AGC Shares, or, if the price per share of AGC Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights. The above-described activity could be especially prevalent in and around the time of Closing. The purpose of such share purchases and other transactions would be to increase the likelihood that the following requirements are satisfied: (i) the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting; (ii) the Initial Merger Proposal is approved by the affirmative vote of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting; (iii) the Governing Documents Proposal is approved by the affirmative vote of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting (iv) otherwise limit the number of public shares electing to redeem; and (v) GHL’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE financing. The Sponsor, Grab and/or AGC’s or Grab’s directors, officers, advisors, or respective affiliates (including separate accounts or other accounts, clients, funds, or pooled investment vehicles managed or advised by, or affiliated with, Sponsor Affiliate or its affiliates) may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the AGC Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or they own, either at or before the Business Combination. If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation could not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. AGC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the persons mentioned in the preceding paragraph that would affect the vote on the proposals to be put to the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of AGC’s directors results in conflicts of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of AGC and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, AGC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

In addition to the above, please see “Risk Factors— Risks Relating to AGC and the Business Combination” and “Information Related to AGC – Conflicts of Interest” for additional information on interests of AGC’s directors and officers.

Certain Engagements in Connection with the Business Combination and Related Transactions

J.P. Morgan’s Equity Capital Markets Group (“J.P. Morgan”) and Morgan Stanley acted as lead placement agents, and Evercore and UBS acted as co-placement agents to AGC in connection with the PIPE financing pursuant to the PIPE Subscription Agreements. As consideration for providing these services, upon consummation of the Business Combination, J.P. Morgan is entitled to a fee of at least $27.4 million, Morgan Stanley is entitled to a fee of at least $27.4 million, Evercore is entitled to a fee of at least $3.4 million and UBS is entitled to a fee of at least $3.4 million. In addition, Evercore acted as lead financial advisor, and J.P. Morgan’s M&A Advisory Group and Morgan Stanley Asia (Singapore) Pte. acted as co-advisors to Grab in connection with the Business Combination. Evercore will receive fees in connection with its role as financial advisor. Grab has discretion to pay its advisors additional fees, but it may not decide to pay such fees, if any, until the Closing or afterwards.

Morgan Stanley previously acted as one of the several underwriters in AGC’s initial public offering consummated on October 5, 2020, and will receive deferred underwriting compensation from AGC for AGC’s initial public offering if the Business Combination is completed. Morgan Stanley or its affiliates’ financial interests tied to the consummation of an initial business combination transaction may give rise to potential conflicts of interest in providing such additional services to AGC and Grab, including potential conflicts of interest in connection with the Business Combination.

After carefully considering the potential benefits of engaging J.P. Morgan’s Equity Capital Markets Group, Morgan Stanley, Evercore and UBS as placement agents for the PIPE financing, and the potential benefits of engaging Evercore, J.P. Morgan’s M&A Advisory Group and Morgan Stanley Asia (Singapore) Pte. as advisors to Grab in connection with the Business Combination, and the potential conflicts of interest or a perception thereof, that may arise from such engagements, including that each of J.P. Morgan, an affiliate of Morgan Stanley and UBS acted as placement agent in connection with prior issuances of preferred shares by Grab, AGC and Grab each consented to these engagements and waived potential conflicts in connection with such roles.

In addition, each of J.P. Morgan, Morgan Stanley, Evercore and UBS, together with its respective affiliates, is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services, and they may provide investment banking and other services to AGC, Grab and their respective affiliates from time to time, for which they would expect to receive compensation.

In addition, in the ordinary course of its business activities, J.P. Morgan, Morgan Stanley, Evercore and UBS, and their respective affiliates, officers, directors and employees may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments, and may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of GHL, AGC, Grab or their respective affiliates.

In considering the recommendation of AGC’s board of directors to vote in favor of approval of the Business Combination Proposal, the Initial Merger Proposal and the Governing Documents Proposal, shareholders should keep in mind that AGC’s or Grab’s advisors and respective entities affiliated with these advisors have interests in such proposals that are different from, or in addition to (and which may conflict with), those of AGC shareholders and warrant holders generally, including those discussed above.

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions provided for in the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The transactions will be accounted for as a reverse acquisition under the acquisition method of accounting in accordance with IFRS 3, Business Combinations, whereby Grab will be considered the accounting acquirer and AGC will be treated as the acquired company. Under this method of accounting, the net assets of Grab will be stated at historical cost.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Appraisal or Dissenters’ Rights

Neither AGC shareholders nor AGC Unit holders nor AGC warrant holders have appraisal or dissenters’ rights in connection with the Business Combination under the laws of the Cayman Islands. Although under the Cayman Islands Companies Act, shareholders of a Cayman Islands company have dissenters’ rights with respect to a merger, dissenters’ rights are not considered to be available under the Cayman Islands Companies Act if the consideration under the proposed merger consists of shares listed on a national securities exchange. Therefore, no dissenters’ rights are available under the Initial Merger in respect of the AGC Shares; however, holders have a redemption right as further described in this proxy statement/prospectus. See “Extraordinary General Meeting of AGC Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the business combination contemplated by the Business Combination Agreement, dated April 12, 2021 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), by and among Grab Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“GHL”), AGC, J2 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“AGC Merger Sub”), J3 Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of GHL (“Grab Merger Sub”) and Grab Holdings Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Grab”), pursuant to which (i) AGC shall merge with and into AGC Merger Sub, with AGC Merger Sub surviving and remaining as a wholly-owned subsidiary of GHL (the “Initial Merger”) and (ii) following the Initial Merger, Grab Merger Sub shall merge with and into Grab, with Grab being the surviving entity and becoming a wholly-owned subsidiary of GHL (the “Acquisition Merger”) and the other transactions contemplated by the Business Combination Agreement (the business combination, the Initial Merger, the Acquisition Merger, and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) be confirmed, ratified and approved in all respects.”

Votes Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Initial Merger Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Governing Documents Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting. The approval of the Adjournment Proposal, if presented, will be sought as an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) shall not be presented to the AGC shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of AGC Board of Directors

THE AGC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AGC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE INITIAL MERGER PROPOSAL

General

Holders of AGC Shares are being asked to authorize the Initial Merger.

Resolutions to be Voted Upon

The full text of the resolutions to be proposed is as follows:

“RESOLVED, as a special resolution, that AGC be and is hereby authorized to merge with and into J2 Holdings Inc. so that J2 Holdings Inc. be the surviving company and all the undertaking, property and liabilities of AGC vest in J2 Holdings Inc. by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

RESOLVED, as a special resolution, that the Business Combination Agreement and the plan of merger in the form annexed as Exhibit I to the Business Combination Agreement (the “Plan of Merger”) be and are hereby authorized, approved and confirmed in all respects;

RESOLVED, as a special resolution, that AGC be and is hereby authorized to enter into the Business Combination Agreement and the Plan of Merger; and

RESOLVED, as a special resolution, that upon the Effective Time (as defined in the Plan of Merger), the amending and restating of the memorandum and articles of AGC by adoption of the memorandum and articles of association of AGC Merger Sub in the form attached to the Plan of Merger is approved in all respects.”

Votes Required for Approval

The approval of the Initial Merger Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of AGC Board of Directors

THE AGC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AGC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INITIAL MERGER PROPOSAL.

THE GOVERNING DOCUMENTS PROPOSAL

General

Holders of AGC Shares are being asked to approve the Governing Documents Proposal.

Resolutions to be Voted Upon

The full text of each of the resolutions to be proposed in respect of the five separate proposals within the Governing Documents Proposal is as follows:

RESOLVED, as a resolution, to approve in all respects the effective change in authorized share capital from (i) the share capital of AGC of $22,100 divided into 200,000,000 AGC Class A Ordinary Shares of a par value of $0.0001 each, 20,000,000 AGC Class B Ordinary Shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each to (ii) the share capital of GHL of 50,000,000,000 shares of all classes of capital stock, par value $0.000001 per share, consisting of 49,500,000,000 shares of GHL Class A Ordinary Shares and 500,000,000 shares of GHL Class B Ordinary Shares, which change will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares subject to the amended and restated memorandum and articles of association of GHL.

RESOLVED, as a special resolution, to approve in all respects the effective change in voting power in respect of the AGC Class A Ordinary Shares given that, following the consummation of the Business Combination each GHL Class A Ordinary Share will be entitled to one (1) vote per share (consistent with the AGC Class A Ordinary Shares) compared with each GHL Class B Ordinary Share being entitled to forty-five (45) votes per share, which change will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares.

RESOLVED, as a special resolution, to approve in all respects the change in rights that holders of AGC Class A Ordinary Shares hold in respect of increasing the number of directors, in that the number of directors of GHL may be increased from time to time up to nine directors solely with the approval of a majority of the Class B ordinary Shares voting as a separate class without the approval of the holders of GHL Class A Ordinary Share, whereas AGC’s amended and restated memorandum and articles provided holders of Class A Ordinary Shares with the right to approve such change upon ordinary resolution, which change will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares subject to the amended and restated memorandum and articles of association of GHL.

RESOLVED, as a special resolution, to approve in all respects the effective change in quorum requirements applicable to shareholder meetings from (i) the holders of a majority of the AGC Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for a general meeting of AGC to (ii) one or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of GHL in issue present in person or by proxy and entitled to vote, which change will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares subject to the amended and restated memorandum and articles of association of GHL.

RESOLVED, as a special resolution, to authorize all other changes in connection with the effective replacement of AGC’s amended and restated memorandum and articles with GHL’s amended and restated

memorandum and articles effective as of the consummation of the Business Combination, including changing the name from AGC to GHL, and removing certain provisions relating to AGC’s status as a blank check company that will no longer be applicable to GHL following consummation of the Business Combination, which changes will be effected given holders of AGC Class A Ordinary Shares will, effective as of the consummation of the Business Combination (and assuming such holders do not redeem their AGC Class A Ordinary Shares) hold GHL Class A Ordinary Shares subject to the amended and restated memorandum and articles of association of GHL.

RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, is hereby confirmed, ratified and approved in all respects. “RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary, to permit further solicitation and vote of proxies is hereby confirmed, ratified and approved in all respects.”

Votes Required for Approval

The approval of the Governing Documents Proposal will require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of AGC Board of Directors

THE AGC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AGC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL.

THE ADJOURNMENT PROPOSAL

General

Holders of AGC Shares are being asked to adopt the Adjournment Proposal.

The Adjournment Proposal, if adopted, shall allow AGC’s board of directors to adjourn the Extraordinary General Meeting to a later date or dates, if necessary. In no event shall AGC solicit proxies to adjourn the Extraordinary General Meeting or consummate the Business Combination Transactions beyond the date by which it may properly do so under the AGC amended and restated memorandum and articles of association and the Cayman Islands Companies Act. The purpose of the adjournment proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination Transactions. See the section titled “The Business Combination Proposal—Interests of AGC’s Directors and Officers in the Business Combination.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, AGC’s Board may not be able to adjourn the Extraordinary General Meeting to a later date or dates. In such event, the Business Combination Transactions would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary, to permit further solicitation and vote of proxies is hereby confirmed, ratified and approved in all respects.”

Votes Required for Approval

The approval of the Adjournment Proposal will require an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding AGC Shares entitled to vote, who attend, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of AGC Board of Directors

THE AGC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AGC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL TAX CONSIDERATIONS

United States Federal Income Tax Considerations

General

The following is a general discussion of the material U.S. federal income tax consequences (i) of the Business Combination to U.S. Holders (defined below) of AGC Class A Ordinary Shares (excluding any redeemed shares), and AGC Warrants (collectively, the “AGC Securities”), (ii) of the subsequent ownership and disposition of GHL Class A Ordinary Shares and GHL Warrants (collectively, the “GHL Units”) received in the Business Combination by U.S. Holders and (iii) of the exercise of redemption rights by AGC shareholders that are U.S. Holders (defined below).

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold AGC Securities and, after the completion of the Business Combination, GHL Securities, as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	Sponsor or AGC’s officers or directors;

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	S-corporations;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of the shares of AGC or, following the Business Combination, GHL by vote or value;

•	persons that acquired AGC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons that hold AGC Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of AGC Securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold AGC Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of AGC Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding AGC Securities, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. AGC SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF GHL SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Characterization of an AGC Unit

For purposes of this discussion, because any AGC Unit consisting of one AGC Class A Ordinary Share and one-fifth of one AGC Warrant to acquire one AGC Class A Ordinary Share is separable at the option of the holder, AGC is treating any AGC Class A Ordinary Share and one-fifth of one AGC Warrant to acquire one AGC Class A Ordinary Share held by a holder in the form of a single AGC Unit as separate instruments and is assuming that the AGC Unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the AGC Units in connection with the consummation of the Initial Merger or the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders

The following discussion, “—U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders,” constitutes the opinion of Ropes & Gray LLP, counsel to AGC, as to the material U.S. federal income tax consequences of the Business Combination to the U.S. Holders of AGC Securities, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

Qualification of the Initial Merger as a Reorganization

The Initial Merger should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. To qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, the Initial Merger must be a mere change in identity, form, or place of organization of AGC. Due to the absence of direct guidance on the specific circumstances of the Initial Merger, there is some uncertainty as to whether the Initial Merger will satisfy this requirement and, in turn, qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. U.S. Holders should be aware that the completion of the Business Combination is not conditioned on the receipt of an opinion of counsel that the Mergers qualify as tax-free transactions, and that GHL has not requested and does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Business Combination. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.

Assuming that the Initial Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, a U.S. Holder that exchanges its AGC Securities pursuant to the Business Combination will not recognize gain or loss on the exchange of AGC Securities for GHL Securities; the aggregate adjusted tax basis of a U.S. Holder in the GHL Class A Ordinary Shares received as a result of the Business Combination will equal the aggregate adjusted tax basis of the AGC Class A Ordinary Shares surrendered in the exchange, and the aggregate adjusted tax basis in the GHL Warrants received as a result of such exchange will equal the aggregate adjusted tax basis of the AGC Warrants surrendered in the exchange; and a U.S. Holder’s holding period for the GHL Securities received in the exchange will include the holding period for the AGC Securities surrendered in the exchange (however, it is unclear whether the redemption rights with respect to the AGC Class A Ordinary Shares may prevent the holding period of the AGC Class A Ordinary Shares from commencing prior to the termination of such rights).

U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of AGC Securities for GHL Securities pursuant to the Business Combination and the qualification of the Initial Merger as a tax-free reorganization.

U.S. Federal Income Tax Consequences of Ownership and Disposition of GHL Securities

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of GHL Securities to U.S. Holders who receive such GHL Securities pursuant to the Business Combination.

Taxation of Distributions

Subject to the PFIC rules, a U.S. Holder generally will be required to include in gross income as a dividend the amount of any distribution paid on GHL Class A Ordinary Shares to the extent the distribution is paid out of GHL’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by GHL will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules described below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in GHL Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of GHL Class A Ordinary Shares and Warrants” below).

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of GHL Class A Ordinary Shares and Warrants” below) provided that GHL Class A Ordinary Shares are readily tradable on an established securities market in the United States, and GHL is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the AGC Shares may prevent the holding period of the AGC Shares from commencing prior to the termination of such rights. U.S. Treasury Department guidance indicates that shares listed on NASDAQ (on which GHL intends to apply to list the GHL Class A Ordinary Shares) will be considered readily tradable on an established securities market in the United States. Even if the GHL Class A Ordinary Shares are listed on NASDAQ, there can be no assurance that the GHL Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to GHL Class A Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of GHL Class A Ordinary Shares and Warrants

Subject to the PFIC rules, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of GHL Class A Ordinary Shares or warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such GHL Ordinary Shares or GHL Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares or warrants exceeds one year. However, it is unclear whether the redemption rights with respect to the AGC Shares may prevent the holding period of the AGC Shares from commencing prior to the termination of such rights. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules and except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a GHL Class A Ordinary Share on the exercise of a GHL Warrant for cash. A U.S. Holder’s tax basis in a GHL Class A Ordinary Share received upon exercise of the GHL Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the GHL Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a GHL Class A Ordinary Share received upon exercise of the GHL Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the GHL Warrant and will not include the period during which the U.S. Holder held the GHL Warrant. If a GHL Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the GHL Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the GHL Class A Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the GHL Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the GHL Class A Ordinary Share will commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise is treated as a recapitalization, the holding period of the GHL Class A Ordinary Shares would include the holding period of the warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the GHL Warrants to be exercised on a cashless basis could, for

U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining GHL Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of GHL Warrants having an aggregate value equal to the exercise price for the total number of warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the exercise price for the total number of warrants deemed exercised and the U.S. Holder’s tax basis in such GHL Warrants. In this case, a U.S. Holder’s tax basis in the GHL Class A Ordinary Shares received would equal the U.S. Holder’s tax basis in the GHL Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. It is unclear whether a U.S. Holder’s holding period for the GHL Class A Ordinary Shares would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if GHL redeems warrants for cash or purchases warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Exercise, Lapse or Redemption of a Warrant.”

Possible Constructive Distributions

The terms of each GHL Warrant provide for an adjustment to the number of GHL Class A Ordinary Shares for which the GHL Warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of GHL Securities—Warrants—Public Shareholders’ Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the GHL Warrants would, however, be treated as receiving a constructive distribution from GHL if, for example, the adjustment increases such U.S. Holders’ proportionate interest in our assets or earnings and profits (e.g. through an increase in the number of GHL Class A Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a GHL Warrant) as a result of a distribution of cash or other property to the holders of GHL Class A ordinary Shares which is taxable to the U.S. Holders of such GHL Class A ordinary Shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in its GHL Warrants to the extent that such distribution is treated as a dividend.

Redemption of AGC Class A Ordinary Shares

Subject to the PFIC rules, in the event that a U.S. Holder’s AGC Class A Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Description of GHL Securities—Ordinary Shares”, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A Ordinary Shares under Section 302 of the Code.

If the redemption qualifies as a sale of AGC Class A Ordinary Shares, the U.S. Holder will recognize capital gain or loss on the sale or other taxable disposition of GHL Class A Ordinary Shares in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such GHL Ordinary Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

If the redemption does not qualify as a sale of AGC Class A Ordinary Shares, the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from AGC’s or GHL’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the AGC Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the AGC Class A Ordinary Shares. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate provided that AGC Class A Ordinary Shares are readily tradable on an established securities market in the United States, AGC is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the AGC Class A Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Whether a redemption qualifies for sale treatment will depend largely on the total number of AGC Class A Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder described in the following paragraph) relative to all of the AGC Class A Ordinary Shares outstanding both before and after such redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination (treating GHL Class A Ordinary Shares as AGC Class A Ordinary Shares for this purpose)). The redemption of AGC Class A Ordinary Shares generally will be treated as a sale of the AGC Class A Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the tests is satisfied, a U.S. Holder takes into account not only AGC Class A Ordinary Shares actually owned by the U.S. Holder, but also AGC Class A Ordinary Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include AGC Class A Ordinary Shares which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of AGC Class A Ordinary Shares must, among other requirements, be less than 80 percent of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Business Combination, the AGC Class A Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of AGC Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of AGC Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the AGC Class A Ordinary Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in AGC.

Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed AGC Class A Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other shares constructively owned by such U.S. Holder.

Passive Foreign Investment Company Status

The treatment of U.S. Holders of GHL Class A Ordinary Shares and GHL Public Warrants could be materially different from that described above if AGC or GHL is or was treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

GHL is not expected to be treated as a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and, thus, is subject to change. With certain exceptions, the GHL Class A Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if GHL (or its predecessor AGC) were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s GHL or AGC Class A Ordinary Shares. Although AGC likely met one or both of the PFIC tests described above in its first taxable year, it may qualify for an exception under which a corporation will not be treated as a PFIC for the first taxable year in which it has gross income. There can be no assurance, however, that GHL and AGC will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If AGC is determined to be a PFIC with respect to a U.S. Holder who exchanges AGC Class A Ordinary Shares or AGC Warrants for GHL Class A Ordinary Shares or GHL Warrants in connection with the Merger and such U.S. Holder did not make any of the PFIC elections described below with respect to the AGC Class A Ordinary Shares or AGC Warrants, then although not free from doubt, GHL would also be treated as a PFIC as to such U.S. Holder with respect to such GHL Class A Ordinary Shares or GHL Warrants even if GHL did not meet the test for PFIC status unless such U.S. Holder makes a purging election with respect to its shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described below. As a result of this election, the U.S. Holder will have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s GHL Class A Ordinary Shares. In the absence of a purging election, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such GHL Class A Ordinary Shares and GHL Public Warrants for a period that includes its holding period for the AGC Class A Ordinary Shares and AGC Warrants exchanged therefor, respectively. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.

In addition, if AGC is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its AGC Class A Ordinary Shares redeemed, as described above under the heading “—Redemption of AGC Class A Ordinary Shares,” would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election for AGC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, a QEF election along with an applicable purging election, or a mark-to-market election (collectively, the “PFIC Elections”). However, GHL does not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election. In addition, an election for mark-to-market treatment is unlikely to be available to mitigate any adverse tax consequences with respect to a subsidiary that is also a PFIC.

If AGC or GHL is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of GHL Class A Ordinary Shares or GHL Warrants and, in the case of GHL Class A Ordinary Shares, the U.S. Holder did not make an applicable PFIC Election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its GHL Class A Ordinary Shares or GHL Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the GHL Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the GHL Class A Ordinary Shares).

Under these rules:

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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the GHL Class A Ordinary Shares or GHL Warrants (including any portion of such holding period prior to the Merger);

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of GHL’s first taxable year in which GHL was a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If GHL is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if GHL (or a subsidiary of GHL) receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the GHL Class A Ordinary Shares (but not the GHL Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of GHL’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which GHL’s taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, GHL does not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election.

Alternatively, if GHL is a PFIC and the GHL Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the GHL Class A Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its GHL Class A Ordinary Shares at the end of such year over its adjusted basis in its GHL Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its GHL Class A Ordinary Shares over the fair market value of its GHL Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its GHL Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its GHL Class A Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to GHL Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NASDAQ (on which the GHL Class A Ordinary Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to GHL Class A Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which GHL owns shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the GHL Class A Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the GHL Class A Ordinary Shares and GHL Warrants should consult their tax advisors concerning the application of the PFIC rules to GHL Securities under their particular circumstances.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of GHL Securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect of GHL Class A Ordinary Shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of GHL Securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), or the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from the United States sources generally is subject to tax at a 30% rate or a lower applicable treaty rate).

Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s GHL Class A Ordinary Shares will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Ordinary Shares, as described in “Redemption of AGC Class A Ordinary Shares” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the paragraphs above under the heading “Non-U.S. Holders” based on such characterization.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a GHL Warrant, or the lapse of a GHL Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described in “Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of GHL Securities.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to GHL Class A Ordinary Shares and proceeds from the sale, exchange or redemption of GHL Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will not be subject to the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to GHL Securities, subject to certain exceptions (including an exception for GHL Securities held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold GHL Securities.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the AGC Class A Ordinary Shares and GHL Class A Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of AGC Securities and GHL Securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of AGC Class A Ordinary Shares or GHL Class A Ordinary Shares, as the case may be, nor will gains derived from the disposal of the AGC Class A Ordinary Shares or GHL Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of AGC Securities or GHL Securities or on an instrument of transfer in respect of an AGC Security or a GHL Security.

Both AGC and GHL have been incorporated under the laws of the Cayman Islands as exempted companies with limited liability and, as such, have obtained undertakings from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, the Governor in Cabinet undertakes with AGC:

(a)	that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to AGC or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of AGC; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Law.

These concessions shall be for a period of TWENTY years from August 28, 2020.

In addition, in accordance with section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, the Governor in Cabinet of the Cayman Islands has undertaken with GHL that:

(a)	no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to GHL or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of GHL; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

The concessions apply for a period of THIRTY years from May 13, 2021.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to GHL levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

INFORMATION RELATED TO GHL

The information provided below pertains to GHL prior to the Business Combination. As of the date of this proxy statement/prospectus, GHL has not conducted any material activities other than those incident to its formation and to the matters related to effectuating the Business Combination, such as the making of certain required SEC filings, the establishment of AGC Merger Sub and Grab Merger Sub and the preparation of this proxy statement/prospectus. Upon the consummation of the Business Combination Agreement, GHL will become the ultimate parent of Grab. For information about GHL’s management and corporate governance following the Business Combination, see the section titled “Management of GHL Following the Business Combination.”

Incorporation

GHL was incorporated under the laws of Cayman Islands on March 12, 2021, solely for the purpose of effectuating the Business Combination.

GHL was incorporated with an aggregate share capital of $50,000 divided into 5,000,000,000 registered shares of a par value of $0.00001 per share. One such share is currently issued and outstanding. For descriptions of GHL Securities, please see the section titled “Description of GHL Securities.” At incorporation, its assets consisted of the par value contributed for its sole outstanding share.

GHL’s corporate purpose is unrestricted and GHL shall have the full power and authority to carry out any object not prohibited by the Cayman Islands Companies Act or any other law of the Cayman Islands.

GHL will, immediately after the consummation of the Business Combination, qualify as a foreign private issuer as defined in Rule 3b-4 under the Exchange Act.

GHL will, immediately after the consummation of the Business Combination, be an “emerging growth company” as defined in the JOBS Act. GHL will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which GHL has total annual gross revenue of at least $1.07 billion or (c) in which GHL is deemed to be a large accelerated filer, which means the market value of GHL Shares held by non-affiliates exceeds $700 million as of the last business day of GHL’s prior second fiscal quarter, and (ii) the date on which GHL issued more than $1.0 billion in non-convertible debt during the prior three-year period. GHL intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that GHL’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. GHL has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, GHL, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of GHL’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after GHL no longer qualifies as an “emerging growth company,” as long as GHL continues to qualify as a foreign private issuer under the Exchange Act, GHL will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, GHL will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Memorandum and Articles of Association

At the consummation of the Business Combination, the Amended GHL Articles shall be substantially in the form attached to this proxy statement/prospectus as Annex B. See section entitled “Description of GHL Securities.”

Principal Executive Office

The mailing address of GHL is Harbour Place, 2nd Floor, 103 South Church Street, P.O. Box 472, George Town, Cayman Islands, KY1-1106. After the consummation of the Business Combination, its principal executive office shall be located at 3 Media Close, #01-03/06, Singapore 138498 and its telephone number is +65-9684-1256.

Financial Year

GHL has no material assets and does not operate any businesses. Accordingly, no financial statements of GHL have been included in this proxy statement/prospectus.

GHL’s financial year is currently the calendar year. GHL’s auditor after the consummation of the Business Combination will be KPMG LLP, located at 16 Raffles Quay #22-00, Hong Leong Building, Singapore 048581.

Subsidiaries

AGC Merger Sub and Grab Merger Sub, newly incorporated Cayman Islands exempted companies, are wholly-owned subsidiaries of GHL. As of the date of this proxy statement/prospectus, AGC Merger Sub and Grab Merger Sub have not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

Sole Shareholder

Prior to the consummation of the Business Combination, the sole shareholder of GHL is International Corporation Services Ltd. Upon the consummation of the Business Combination, GHL will become a new public company owned by the prior shareholders of AGC, the prior holders of Grab Shares, Grab Options, Grab RSUs and Grab Restricted Stock, the Sponsor Related Parties and the PIPE Investors.

Board of Directors

Prior to the consummation of the Business Combination, the directors of GHL are Mr. Artawat Udompholkul (a.k.a. Mr. John Cordova), who is Deputy General Counsel of Grab, and, from the date of the

Initial Merger until the date of the Acquisition Merger, Mr. Hab Siam. As of the consummation of the Business Combination, the number of directors of GHL shall be increased to six persons, Mr. Artawat Udompholkul and Mr. Hab Siam will cease to be the directors of GHL, and Anthony Tan, Hooi Ling Tan, Dara Khosrowshahi, Ng Shin Ein, Richard N. Barton and Oliver Jay are expected to become the directors of GHL. Immediately following the consummation of the Business Combination, a majority of the directors will be independent directors under NASDAQ listing rules.

Legal Proceedings

As of the date of this proxy statement/prospectus, GHL was not party to any material legal proceedings. In the future, GHL may become party to legal matters and claims arising in the ordinary course of business.

Properties

GHL currently does not own or lease any physical property.

Employees

GHL currently has no employees.

INFORMATION RELATED TO AGC

Unless the context otherwise requires, all references in this section to the “Company,” “Altimeter,” “we,” “us” or “our” refer to AGC prior to the consummation of the Business Combination.

Introduction

We are a blank check company incorporated on August 25, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on April 12, 2021. We intend to effectuate the Business Combination using cash from the proceeds of our initial public offering, the sale of the private placement AGC Warrants and proceeds from the PIPE financing. Based on our business activities, the Company is a “shell company,” as defined under the Exchange Act, because we have no operations and nominal assets consisting almost entirely of cash.

Our Sponsor is affiliated with Altimeter Capital Management, LP (“Altimeter Capital Management”), a technology-focused investment firm based in Menlo Park, CA and Boston, MA, with approximately $16.3 billion of assets under management as of December 31, 2020. Brad Gerstner, our Chief Executive Officer, is the founder and CEO of Altimeter Capital Management. We intend to pursue opportunities in a secular-growth area of the technology sector that can compound growth over the long-term for exponential value creation, though we reserve the right to pursue an acquisition opportunity in any business or industry. We will use our investment team’s prior experience and track record of investing in public and private technology companies, along with our rigorous bottom-up research approach, to position us to successfully identify and execute an initial business combination.

Founded in 2008, Altimeter Capital Management has focused on both venture capital and public equity investments and is known for its deep expertise in enterprise software and marketplace internet businesses. The firm has a proven track record of successfully investing in leading technology companies in both the private and public markets. Some of Altimeter’s prior investments include Expedia, Zillow, Facebook, Uber, AirBnB, ByteDance, AppDynamics, MongoDB, Okta, Twilio, Unity, and Snowflake. We plan to leverage Altimeter Capital Management’s investment team’s capabilities, relationships, network, and deal pipeline to support us in the identification and diligence of potential targets for the initial business combination.

Altimeter Capital Management has successfully executed over 50 private transactions with companies in various stages of their life cycle including mid-stage and late-stage investments. The firm prides itself on providing scalable capital, re-investing in high conviction companies to support their growth journeys. Altimeter Capital Management has helped its private portfolio companies consider strategic options including going public through traditional IPOs and direct listings. Altimeter Capital Management has also been actively involved as a shareholder in its public company investments. Altimeter Capital Management believes it derives unique and differentiated insights thanks to its sector specialization and involvement with both private and public companies. We believe this domain expertise and long-established combination of private and public market know-how make Altimeter Capital Management a valued partner in our endeavor to find and execute an initial business combination.

On October 5, 2020, we consummated our initial public offering of 50,000,000 AGC Units, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 5,000,000 AGC Units, at $10.00 per AGC Unit, generating gross proceeds of $500,000,000. Simultaneously with the closing of our initial public offering, we consummated the sale of an aggregate of 12,000,000 private placement AGC Warrants to our Sponsor at a price of $1.00 per AGC Warrant, generating gross proceeds of $12,000,000.

A total of $500 million from the proceeds we received from our initial public offering and the sale of the private placement AGC Warrants was placed in a segregated trust account located in the United States, with

Continental Stock Transfer & Trust Company acting as trustee. The amounts held in our trust account are invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds in the trust account that may be released to pay income taxes, the funds held in the trust account will not be released from the trust account (1) to AGC, until the completion of its initial business combination, or (2) to public AGC shareholders, until the earliest of (a) the completion of AGC’s initial business combination, and then only in connection with those AGC Class A Ordinary Shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend AGC’s amended and restated memorandum and articles of association (A) to modify the substance or timing of AGC’s obligation to provide holders of AGC Class A Ordinary Shares the right to have their shares redeemed in connection with AGC’s initial business combination or to redeem 100% of AGC’s public shares if AGC does not complete its initial business combination by October 5, 2022 (or January 5, 2023, if AGC has executed a letter of intent, agreement in principle or definitive agreement for its business combination by October 5, 2022, but has not completed the business combination by such date) (or such later date as may be approved by AGC shareholders) (such date the “Final Redemption Date”) or (B) with respect to any other provision relating to the rights of holders of AGC Class A Ordinary Shares, and (c) the redemption of AGC’s public shares if it has not consummated its business combination by the Final Redemption Date, subject to applicable law.

As of June 30, 2021, there was $500,014,112 in investments and cash held in our trust account and $732,237 of cash held outside our trust account. As of June 30, 2021, no funds had been withdrawn from our trust account to pay taxes.

Effecting Our Business Combination

Fair Market Value of Grab’s Business

Altimeter’s initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in our trust account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of signing a definitive agreement to enter into a business combination. Altimeter will not complete a business combination unless the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. The AGC Board determined that this test was met in connection with the proposed Business Combination.

Sponsor Consent Right

In connection with Altimeter’s initial public offering, Altimeter agreed that it would not enter into a definitive agreement regarding an initial business combination without the prior written consent of the Sponsor. The Sponsor has consented to our entry into the Business Combination Agreement.

Voting Restrictions in Connection with Extraordinary General Meeting

Our Sponsor and members of our management team have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. In addition, pursuant to the Sponsor Support Agreement, the Sponsor has agreed, among other things and subject to the terms and conditions set forth therein: (a) to vote in favor of (i) the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (b) to waive the anti-dilution rights it held in respect of the AGC Shares under AGC’s amended and restated memorandum and articles of association, (c) to appear at the Extraordinary General

Meeting for purposes of constituting a quorum, (d) to vote against any proposals that would materially impede the transactions contemplated in the Business Combination Agreement and the other transaction proposals, (e) not to redeem any AGC Shares held by Sponsor, (f) not to amend that certain letter agreement between AGC, Sponsor and certain other parties thereto, dated as of September 30, 2020, (g) not to transfer any AGC Shares held by Sponsor, (h) to release AGC, GHL, Grab and its subsidiaries from all claims in respect of or relating to the period prior to the closing, subject to the exceptions set forth therein (with Grab agreeing to release the Sponsor and AGC on a reciprocal basis) and (i) to agree to a lock-up of its GHL Class A Ordinary Shares during the period of three years from the Closing. For additional information, see “The Business Combination Proposal—Related Agreements—Sponsor Support and Lock-Up Agreement.”

Redemption Rights for Public AGC Shareholders upon Completion of the Business Combination

Our public shareholders may redeem all or a portion of their AGC Class A Ordinary Shares upon our initial business combination’s completion at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days before the closing of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.00 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our initial public offering. The redemption rights will include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to AGC Warrants. Further, we will not proceed with redeeming our public shares, even if a public AGC shareholder has properly elected to redeem its shares, if a business combination does not close. See the section titled “Extraordinary General Meeting of AGC Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of our initial business combination, and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of the AGC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Final Redemption Date or (B) with respect to any other provision relating to the rights of holders of the AGC Class A Ordinary Shares.

Limitations on Redemption Rights

Our amended and restated memorandum and articles of association provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 either before or upon closing of an initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). Although we will not redeem shares in an amount that would cause our net tangible assets to fall below $5,000,001, we do not have a maximum redemption threshold based on the percentage of shares sold in our initial public offering, as many blank check companies do. In the event the aggregate cash consideration we would be required to pay for all AGC Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all AGC Class A Ordinary Shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Redemption of Public Shares and Liquidation if No Business Combination

Our amended and restated memorandum and articles of association provide that we will have only until the time period ending on the Final Redemption Date to consummate an initial business combination. If we have not consummated an initial business combination by the Final Redemption Date, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public AGC shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to AGC Warrants, which will expire worthless if we fail to consummate an initial business combination by the Final Redemption Date. Our amended and restated memorandum and articles of association provide that, if we wind up for any other reason before the closing of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable laws of the Cayman Islands.

Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to consummate an initial business combination by the Final Redemption Date (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).

Our Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of AGC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Final Redemption Date or (B) with respect to any other provision relating to the rights of holders of AGC Class A Ordinary Shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 either before or upon the closing of an initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer or director, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1 million held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement AGC Warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Citigroup, Goldman and Morgan Stanley, the underwriters of our initial public offering, will not execute an agreement with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that any such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations; provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to $1,000,000 following our initial public offering and the sale of the private placement AGC Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our trust account received by any such shareholder. In the event that our offering expenses exceed our estimate of $1,000,000, we may fund such excess with funds from the funds not to be held in the trust account. In such case, the amount of funds we intend to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1 million, the amount of funds we intend to be held outside the trust account would increase by a corresponding amount.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.00 per public share to our public shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public AGC shareholders from the trust account before addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by the Final Redemption Date, (ii) in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of AGC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Final Redemption Date or (B) with respect to any other provision relating to the rights of holders of AGC Class A Ordinary Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public AGC shareholders who redeem their AGC Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by the Final Redemption Date, with respect to such AGC Class A Ordinary Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, such as in connection with the Business Combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of our amended and restated memorandum and articles of association, like all provisions of our amended and restated memorandum and articles of association, may be amended with a shareholder vote.

See “Risk Factors—Risks Relating to Redemption of AGC Class A Ordinary Shares” and “Risk Factors—Risks Relating to AGC and the Business Combination.”

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Officers and Directors

Our executive officers and directors are as follows:

Name	Age	Position
Brad Gerstner	50	Chairman, Chief Executive Officer and President
Hab Siam	51	General Counsel and Director
Richard N. Barton	54	Director
Aishetu Fatima Dozie	44	Director
Dev Ittycheria	54	Director

Brad Gerstner serves as the Chairman, Chief Executive Officer and President of Altimeter. Mr. Gerstner founded Altimeter Capital Management, LP in 2008 with a mission to build a leading technology focused investment firm and serves as its Chief Executive Officer. Mr. Gerstner also serves as Chairman, Chief Executive Officer and President of Altimeter. 2. Prior to founding Altimeter Capital Management, LP, Mr. Gerstner was a founding principal at General Catalyst and led technology and internet investments at PAR Capital. Mr. Gerstner is also an operator after founding and leading multiple online search businesses with successful exits, including acquisitions by Interactive Corp, Marchex and Google. Mr. Gerstner currently serves on the board of directors of iHeartMedia. He received his undergraduate degree from Wabash College, a J.D. from Indiana University School of Law and an MBA from Harvard Business School.

Hab Siam serves as the General Counsel and a Director of Altimeter. Mr. Siam also currently serves as Altimeter Capital Management, LP’s General Counsel and Altimeter 2’s General Counsel. Prior to Altimeter, Mr. Siam served as Financial Services Counsel in Washington, DC for Illinois 10th District Congressman Robert Dold, a member of the House Financial Services Committee. Mr. Siam also served as General Counsel and Corporate Secretary for NextG Networks, Inc. and as Corporate Lawyer at Wilson Sonsini Goodrich & Rosati and Kirkland & Ellis. He received his undergraduate degree from University of Illinois and a J.D. from Indiana University School of Law.

Richard N. Barton serves on the board of directors of Altimeter. Mr. Barton is the co-founder of Zillow Group, Inc. (“Zillow”) and has served as its Chief Executive Officer since February 2019. Mr. Barton has been a member of Zillow’s board of directors since its inception in December 2004, served as its Chief Executive Officer from inception until September 2010 and served as its Executive Chairman from September 2010 to February 2019. Mr. Barton served as a venture partner at Benchmark, a venture capital firm, from February 2005 through September 2018. Prior to co-founding Zillow, Mr. Barton founded Expedia as a group within Microsoft Corporation in 1994. Microsoft spun out the group as Expedia, Inc. in 1999, and Mr. Barton served as Expedia’s President, Chief Executive Officer and as a member of its board of directors from 1999 to 2003. Mr. Barton also co-founded and served as Non-Executive Chairman of Glassdoor from June 2007 through the company’s acquisition in June 2018. Mr. Barton has served on the board of directors of Netflix, Inc. since 2002; Qurate Retail, Inc. (formerly Liberty Interactive Corporation) since 2016, AGC since September 2020 and AGC 2 since January 2021. Mr. Barton holds a B.S. in General Engineering: Industrial Economics from Stanford University.

Aishetu Fatima Dozie serves on the board of directors of Altimeter. Ms. Dozie is the Founder and Chief Executive Officer of Bossy Cosmetics, Inc. (“Bossy Cosmetics”), a mission-driven cruelty-free beauty company. Prior to founding Bossy Cosmetics in 2018, Ms. Dozie served as a Fellow at the Distinguished Careers Institute at Stanford University. Previously, Ms. Dozie served as General Manager and Head of Investment Banking, West Africa at Rand Merchant Bank from 2015 until 2017. Prior to Rand Merchant Bank, Ms. Dozie has worked for Lehman Brothers, Morgan Stanley and Standard Chartered Bank as a senior investment banking executive. Ms. Dozie has also worked at the World Bank in Washington, DC, where she focused on financing businesses in the manufacturing, infrastructure, and service sectors in regions such as Central and South America, Eastern Europe, and Eastern Africa. In addition, Ms. Dozie founded a first-of-its-kind children’s play and activity center in Lagos, Nigeria and authored a children’s picture book entitled “Paloo & Friends in Imaginaria.” Ms. Dozie recently executive produced an online television series named “African HERstory,” where she interviewed successful female African executives to highlight their impact on the continent’s development. Ms. Dozie holds a B.A. in Economics from Cornell University and an M.B.A. from Harvard Business School and participated in the Leaders in Development Program at the John F. Kennedy School at Harvard University.

Dev Ittycheria serves on the board of directors of Altimeter. Mr. Ittycheria serves as President, Chief Executive Officer and as a member of board of directors of MongoDB, Inc. (“MongoDB”) since September 2014. Prior to joining MongoDB, Mr. Ittycheria served as a Managing Director at OpenView Venture Partners, a venture capital firm, from October 2013 to September 2014. From February 2012 to June 2013, Mr. Ittycheria served as Venture Partner at Greylock Partners, a venture capital firm. From April 2008 to February 2010, Mr. Ittycheria served as President-Enterprise Management at BMC Software, Inc., a computer software company, which he joined in connection with its acquisition of BladeLogic, Inc., a computer software company that Mr. Ittycheria co-founded and for which he served as Chief Executive Officer. Mr. Ittycheria currently serves as lead independent director of the board of directors of Datadog, Inc., a public software company. Mr. Ittycheria previously served on the boards of directors of Bazaarvoice, Inc., a public software company (January 2010 to August 2014); athenahealth, Inc., a public cloud-based services company (June 2010 to February 2019); and AppDynamics, Inc., a private software company (March 2011 until its acquisition by Cisco Systems, Inc. in March 2017). Mr. Ittycheria received his B.S. in Electrical Engineering from Rutgers University.

Number and Terms of Officers and Directors

Our board of directors consists of five members. In accordance with the NASDAQ corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on NASDAQ. The term of office of our initial directors will expire at our first annual general meeting.

Before the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, before the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provides that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria serve as members of our audit committee. Our board of directors has determined that each of Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria are independent under NASDAQ listing standards and applicable SEC rules. Richard N. Barton serves as the Chairman of the audit committee. Under NASDAQ listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Our board of directors has determined that Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria qualify as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of our initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our initial public offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

We have established a compensation committee of our board of directors. The members of our compensation committee are Richard N. Barton and Aishetu Fatima Dozie, and Aishetu Fatima Dozie serves as chairman of the compensation committee.

Under NASDAQ listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Richard N. Barton and Aishetu Fatima Dozie are independent. We have adopted a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a current report on Form 8-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our company’s securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish our company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to our company and information involving securities transactions of which the company is aware, all of our officers, directors and holders of more than 10% of the outstanding securities of the company complied with the filing requirements pursuant to Section 16(a) of the Exchange Act with the exception of one late Form 4 filing by Mr. Barton relating to the acquisition of 250,000 units of the company on October 5, 2020, by an entity controlled by Mr. Barton in connection with our company’s directed shares program.

Conflicts of Interest

Under the laws of the Cayman Islands, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As described above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our directors and officers presently has, and any of them in the future may have, additional fiduciary or contractual obligations to other entities (including with respect to AGC 2, as defined below) pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations (including with respect to AGC 2), he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination. Our amended and restated memorandum and articles of association provide that we renounce our interest in any business combination opportunity offered to any founder, director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as an AGC director or officer and it is an opportunity that we are able to complete on a reasonable basis.

Notwithstanding the foregoing, we may, at our option, pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Brad Gerstner	Altimeter Capital Management, LP(1)	Asset Management	Founder, Chief Executive Officer, Chief Investment Officer, and Managing Partner

	IHeartMedia, Inc.	Audio Media	Director

Hab Siam	Altimeter Capital Management, LP(1)	Asset Management	General Counsel

Richard N. Barton	Zillow Group, Inc.	Real Estate Platform	Chief Executive Officer, Co-Founder and Director
	Netflix, Inc.	Streaming Entertainment Service	Director

	Qurate Retail, Inc.	Video and Online Commerce	Director

	Art.sy, Inc.	Online Art Platform	Director

Aishetu Fatima Dozie	Bossy Cosmetics, Inc.	Beauty Company	Founder and Chief Executive Officer
	Peer Health Exchange	Non-Profit	National Board Member and Finance Subcommittee Member
	Imagine Worldwide	Non-Profit	Board Director
	Fair Trade USA	Non-Profit	Advisory Council Member and Finance Subcommittee Member

Dev Ittycheria	MongoDB, Inc.	Database Platform Company	President, Chief Executive Officer and Director
	Datadog, Inc.	Software Company	Director

(1)	Includes Altimeter Capital Management, LP and certain of its funds, affiliates, and other related entities, including certain portfolio companies in which the funds and other related entities invest.

You should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which results in conflicts of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees before completing our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•	Sponsor subscribed for AGC Class B Ordinary Shares before our initial public offering and private placement AGC Warrants in a transaction that closed concurrently with our initial public offering.

•

We entered into an amended and restated forward purchase agreement with Sponsor Affiliate, which is an affiliate of our Sponsor. Sponsor Affiliate also acquired 10,000 units in our initial public offering and continues to hold those units.

•

Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any AGC Class A Ordinary Shares and AGC Class B Ordinary Shares held by them in connection with (i) the completion of our initial business combination, and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of AGC Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by the Final Redemption Date, or (B) with respect to any other provision relating to the rights of holders of AGC Class A Ordinary Shares. Additionally, our Sponsor and each member of our management team has agreed to waive their rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, then the private placement AGC Warrants will expire worthless. Except as described herein, our Sponsor and our directors and executive officers have agreed not to transfer, assign, or sell any of their founder shares until the earliest of (A) one year after the completion of our initial business combination and (B) after our initial business combination, (x) if the closing price of AGC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations, and similar reclassifications affecting AGC’s securities) for any 20 trading days within any 30-trading day period commencing at least 120 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange, or other similar transaction that results in all of our public shareholders having the right to exchange their AGC Shares for cash, securities, or other property. Except as described herein, the private placement AGC Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors owns AGC Shares and/or AGC Warrants directly or indirectly, they have a conflict of interest in determining whether a particular target business is an appropriate business with which to complete our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination. In addition, our founder, Sponsor, officers, and directors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. For example, in January 2021, an affiliate of our Sponsor and officers launched AGC 2. Any such companies, including AGC 2, may present additional conflicts of interest in pursuing an acquisition target, particularly since the investment mandates are likely to overlap (and do overlap in the case of AGC 2). However, we do not currently expect that any such other blank check company would materially affect our ability to complete our initial business combination.

•

Our management team, affiliates of our management team, and Altimeter Capital Management invest across multiple platforms, including private investment funds, public/private hybrid funds, and AGC 2, and may in their sole discretion determine a particular opportunity is better suited for a different investment vehicle.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with Altimeter Capital Management, our Sponsor or our officers or directors. If we seek to complete our initial business combination with such a company, then we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company we are seeking to acquire or an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

Executive Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on NASDAQ through the earlier of consummation of our initial business combination and our liquidation, we are obligated to reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in the amount of $20,000 per month. In addition, our Sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or their affiliates. Any such payments before an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or their respective affiliates, before completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Director Independence

The NASDAQ listing rules require that a majority of the AGC Board be independent. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The AGC Board has determined that each of Richard N. Barton, Aishetu Fatima Dozie and Dev Ittycheria are independent under NASDAQ listing standards and applicable SEC rules.

Legal Proceedings

On August 6, 2021, Jeff Sguigna, a purported stockholder, filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Sguigna v. Altimeter Group Corp., et al., Index No. 654832/2021, against the Company and the members of its board of directors (the “Complaint”). The Complaint asserts a breach of fiduciary duty claim against the directors and an aiding and abetting claim against the Company in connection with the proposed Business Combination. The Complaint alleges, among other things, that (i) defendants agreed to unfair consideration in connection with the proposed transaction, and (ii) that the Form F-4 Registration Statement filed with the SEC on August 2, 2021 in connection with the proposed transaction is materially misleading. The Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and an award of attorneys’ fees and expenses. The Company believes the Complaint is without merit. The defendants have not yet responded to the Complaint.

Properties

We currently maintain our executive offices at 2550 Sand Hill Road, Suite 150, Menlo Park, CA 94025. The cost for our use of this space is included in the $20,000 per month fee we are obligated to pay to an affiliate of our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.

Competition

If we succeed in effecting the Business Combination with Grab, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Financial Information

We have registered our securities under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Altimeter’s annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of the AGC Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of AGC Shares held by non-affiliates exceeds $250 million as of the prior June 30 or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of AGC Shares held by non-affiliates exceeds $700 million as of the prior June 30.

AGC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of AGC’s financial condition and results of operations should be read in conjunction with AGC’s financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. AGC’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Overview

AGC is a blank check company incorporated on August 25, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. AGC reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on April 12, 2021. AGC intends to effectuate the Business Combination using cash from the proceeds of its initial public offering, the sale of the private placement AGC Warrants and proceeds from the PIPE financing.

On April 12, 2021, AGC entered into the Business Combination Agreement, as further described in the section entitled “The Business Combination Proposal” in this proxy statement/prospectus.

Results of Operations

AGC has neither engaged in any operations nor generated any revenues to date. AGC’s only activities since inception have been organizational activities, those necessary to prepare for its initial public offering, identifying a target company for its initial business combination and activities relating to the Business Combination Transactions. AGC does not expect to generate any operating revenues until after completion of its initial business combination. AGC generates non-operating income in the form of interest income on marketable securities held in its trust account. It incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses relating to due diligence on prospective initial business combination candidates and activities relating to the Business Combination Transactions.

For the six months ended June 30, 2021, AGC had net income of $34,323,181, which consists of non-cash gains of $24,598,608 and $10,586,311 related to changes in the fair value of its warrants and forward purchase agreements, respectively, interest income on marketable securities held in its trust account of $14,112, and operating costs of $875,850.

Liquidity and Capital Resources

On October 5, 2020, AGC completed its initial public offering of 50,000,000 AGC Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 AGC Units, at a price of $10.00 per AGC Unit, generating gross proceeds of $500,000,000. Simultaneously with the closing of its initial public offering, AGC completed the sale of 12,000,000 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant generating gross proceeds of $12,000,000.

Following AGC’s initial public offering and the sale of the private placement warrants, a total of $500,000,000 was placed in AGC’s trust account, and it had $1,961,900 of cash held outside of its trust account after payment of costs related to its initial public offering, and available for working capital purposes. AGC incurred $28,244,738 in transaction costs, including $10,000,000 of underwriting fees, $17,500,000 of deferred underwriting fees and $744,738 of other costs.

As of June 30, 2021, AGC had marketable securities held in its trust account of $500,014,112 (including approximately $14,112 of unrealized gains) consisting of U.S. Treasury Bills with a maturity of 185 days or less.

For the six months ended June 30, 2021, cash used in operating activities was $649,962. Net income of $34,323,181 was affected by an unrealized gain on marketable securities held in AGC’s trust account of $14,112, change in fair value of warrant liabilities of $24,598,608, change in fair value of forward purchase agreement liability of $10,586,311, and changes in operating assets and liabilities, which provided $225,888 of cash.

AGC intends to use substantially all of the funds held in its trust account, including any amounts representing interest earned on its trust account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete its initial business combination. AGC may withdraw interest from its trust account to pay taxes, if any. To the extent that its share capital or debt is used, in whole or in part, as consideration to complete an initial business combination, the remaining proceeds held in AGC’s trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

At June 30, 2021, AGC had cash of $272,126 held outside of its trust account. AGC intends to use the funds held outside its trust account as needed primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete an initial business combination such as the Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of AGC’s officers and directors may, but are not obligated to, loan AGC funds as may be required. If AGC completes an initial business combination, it may repay such loaned amounts out of the proceeds of its trust account released to it. In the event that an initial business combination does not close, AGC may use a portion of the working capital held outside its trust account to repay such loaned amounts, but no proceeds from its trust account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to AGC’s private placement warrants.

AGC believes its working capital is sufficient for its present requirements. AGC does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if AGC’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, AGC may have insufficient funds available to operate its business prior to its initial business combination. Moreover, AGC may need to obtain additional financing to complete its initial business combination, in which case AGC may issue additional securities or incur debt in connection with such initial business combination.

Off-Balance Sheet Financing Arrangements

AGC has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. AGC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. AGC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

AGC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $20,000 for office space, utilities and secretarial, and administrative support services provided to it. AGC began incurring these fees on September 30, 2020 and will continue to incur these fees monthly until the earlier of the completion of an initial business combination and the Company’s liquidation.

The underwriters are entitled to a deferred fee of $0.35 per AGC Unit, or $17,500,000. The deferred fee will become payable to the underwriters from the amounts held in its trust account solely in the event that AGC completes an initial business combination, subject to the terms of the underwriting agreement.

In connection with its initial public offering, AGC entered into forward purchase agreements which provided for the purchase by each of Sponsor Affiliate and JS Securities of up to an aggregate of 20,000,000 AGC Units, with each unit consisting of one AGC Class A Ordinary Share and one-fifth of one redeemable warrant to purchase one AGC Class A Ordinary Share at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per AGC Unit, in a private placement to close concurrently with the closing of its initial business combination. In connection with the Business Combination Transactions, assuming such transactions close, the obligations to issue such units will become obligations of GHL to issue units of GHL, as further described in this proxy statement/prospectus.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. AGC has identified the following as its critical accounting policies:

Warrant and FPA Liabilities

AGC accounts for its warrants and forward purchase agreements as either equity-classified or liability-classified instruments based on an assessment of the specific terms of its warrants and forward purchase agreements and the applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“Warrants and FPAs ASC 815”). The assessment considers whether they are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether its warrants and forward purchase agreements are indexed to the Company’s own ordinary common shares and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of AGC’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of its warrants and execution of the forward purchase agreements and as of each subsequent quarterly period end date while its warrants and purchase agreements are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

AGC Class A Ordinary Shares Subject to Possible Redemption

AGC accounts for AGC Class A Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” AGC Class A Ordinary Shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable AGC Shares (including AGC Shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within AGC’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. AGC Class A Ordinary Shares feature certain redemption rights that are considered to be outside of AGC’s control and subject to occurrence of uncertain future events. Accordingly, AGC Class A Ordinary Shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of AGC’s balance sheets.

Net Income (Loss) per AGC Share

AGC applies the two-class method in calculating earnings per share. Net income per AGC Share, basic and diluted for redeemable AGC Class A Ordinary Shares is calculated by dividing the interest income earned on AGC’s trust account by the weighted average number of redeemable AGC Class A Ordinary Shares outstanding since original issuance. Net loss per AGC Share, basic and diluted for non-redeemable AGC Class B Ordinary Shares is calculated by dividing the net income (loss), less income attributable to redeemable AGC Class A Ordinary Shares, by the weighted average number of AGC Shares outstanding for the periods presented.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. AGC is currently evaluating the impact of the accounting pronouncement and therefore has not yet adopted as of June 30, 2021.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on AGC’s condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

AGC is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required under this item.

SELECTED HISTORICAL FINANCIAL DATA OF AGC

The following tables present AGC’s selected historical financial information derived from AGC’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2020 and for the period from August 25, 2020 (inception) through December 31, 2020 and AGC’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of June 30, 2021 and for the three and six months ended June 30, 2021.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “AGC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. AGC’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the six months ended June 30, 2021 (unaudited)	For the period from August 25, 2020 through December 31, 2020
Statement of Operations Data:
Operating expense	$875,850	$212,799
Other income (expense)	35,199,031	(130,787,090)

Net Income (Loss)	34,323,181	(130,999,889)

Weighted average shares outstanding of Class A redeemable ordinary shares	50,000,000	50,000,000

Basic and diluted income per share, Class A redeemable ordinary shares	0.00	0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	12,500,000	12,116,142

Basic and diluted income per share, Class B non-redeemable ordinary shares	$2.74	$(10.81)

	As of June 30, 2021 (unaudited)	As of December 31, 2020
Balance Sheet Data:
Total current assets	$505,947	$1,131,563
Cash and Marketable Securities held in Trust Account	500,014,112	500,000,000

Total assets	500,520,059	501,131,563

Total current liabilities	314,334	64,100
Warrant liability	78,281,349	102,879,957
FPA liability	43,723,743	54,310,054
Deferred underwriting fee payable	17,500,000	17,500,000

Total liabilities	139,819,426	174,754,111

Class A ordinary shares subject to possible redemption, 35,570,063 and 32,137,745 shares at June 30, 2021 and December 31, 2020, respectively, at $10 per share	355,700,630	321,377,450
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, 14,429,937 and 17,862,255 issued and outstanding (excluding 35,570,063 and 32,137,745 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	1,443	1,786
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 12,500,000 issued and outstanding	1,250	1,250
Additional paid-in capital	101,674,018	135,996,855
Total stockholders’ equity	5,000,003	5,000,002

Total liabilities and stockholders’ equity	$500,520,059	$501,131,563

GRAB’S MARKET OPPORTUNITIES

Southeast Asia’s Richness of Diversity and Growth

Grab operates in Southeast Asia, which is a large, diverse and complex region. The markets in which Grab operates are, in alphabetical order, Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. In this section, references to Southeast Asia refer to the region comprising these markets. These markets are home to approximately 660 million people, and if considered together as a country, would be the third largest by population in the world and also have one of the youngest populations in the world. Grab’s region spans a wide range of languages, cultures, local preferences and macroeconomic and social factors. Grab believes it is one of the most exciting and dynamic regions in the world.

Key Thematic Drivers for Grab’s Industry in Southeast Asia

•	Rapid urbanization driven by macroeconomic and demographic growth.

•	Mobile-first population with increasing digital engagement.

•	Increasing digitalization of services and consumption.

•	Regulatory landscape supportive of technology and digital advancement.

•	Large unbanked and underserved population.

Rapid Urbanization Driven by Macroeconomic and Demographic Growth

Southeast Asia is among the fastest growing economies in the world, and is poised to become the world’s sixth largest economy by Gross Domestic Product (“GDP”) by 2030. According to Euromonitor, nominal GDP is projected to grow at a compounded annual growth rate (“CAGR”), of 7.4% from 2020 to 2025, compared to 7.1% and 4.6% for China and the U.S., respectively.

Southeast Asia’s fast-growing population together with rising disposable income is driving rapid urbanization and the creation of new cities, with the Southeast Asian urban population projected to grow by over 35 million from 2020 to 2025, powering strong growth in consumption in the region with total disposable income expected to grow at a CAGR of 8.2% from 2020 to 2025, according to Euromonitor.

Chart 1 Nominal GDP CAGR (2020-2025)	Chart 2 Share of population under 30 years old (2020)	Chart 3 Urbanization Rate (2020)

Source: Euromonitor International Passport – Economies and Consumers 2021 Edition

Mobile-first Population with Increasing Digital Engagement

Mobile-first. Southeast Asians have generally been a mobile-first population, having in large part leap-frogged the personal computer generational cycle. Driven by the availability of affordable smartphones, Southeast Asia is one of the largest smartphone markets in the world, with more than 90 million units sold in 2020. According to Euromonitor, the percentage of households having at least one smartphone was 68% in 2020, and is expected to grow to 84% by 2025.

High Internet Penetration. The breadth and quality of mobile internet coverage in Southeast Asia is growing rapidly. In 2020, mobile internet penetration (being the number of mobile internet subscriptions over the total population) was 88%, with average mobile internet download speeds ranging from 17.6 Mbps to 66.7 Mbps across countries, according to Ookla’s Speedtest Global Index. More than 130 million Southeast Asians, or approximately 20% of the population, gained internet access between 2016 and 2020. Combined with the ubiquity of smartphones, mobile is the preferred mode of accessing the internet in Southeast Asia.

Deep Digital Engagement. Southeast Asians are one of the most digitally engaged populations in the world, spending on average more than eight hours a day on the internet, which is significantly higher than average of 6.9 hours globally (calculated as the average amount of time that internet users aged 16 to 64 spend using the internet each day on any device as of the third quarter of 2020), according to Hootsuite and We Are Social. From 2016 to 2020, the percentage of the Southeast Asian population accessing the internet daily increased significantly from 27% to 48% according to Euromonitor. There is still substantial room for usage to increase as a large portion of the Southeast Asian population still does not actively use the internet. Therefore, digital engagement is expected to increase further in the next few years.

Increasing Digitalization of Services and Consumption

Propensity for Online Consumption. Consumers in Southeast Asia traditionally have limited means to engage with businesses and services outside of their nearby vicinity due to the lack of digital connectivity. Similarly, apart from large business and food chains, MSMEs, which are generally defined as businesses with less than 200 employees, face challenges in expanding consumer reach due to the lack of or limited store front presence and technological means. With technology-enabled marketplace models, businesses are able to increase their reach and consumers are able to more easily access goods and services. Increased smartphone and internet availability have transformed the nature of access to and consumption of goods and services.

Acceleration Due to COVID-19. The COVID-19 pandemic further accelerated the digitalization of both consumption and businesses. Technology-enabled marketplace models stepped up to support businesses as in-store demand declined, or disappeared entirely as governments mandated shelter-in-place, stay-at-home and/or other physical distancing or safety measures in response to the COVID-19 pandemic. According to Bain, Google and Temasek e-Conomy SEA 2020, in 2020, more than one in every three digital service consumers in Southeast Asia accessed their first digital service during the COVID-19 pandemic, and 94% of new digital service consumers intend to continue with the service. Traditionally offline businesses, especially MSMEs, have been incentivized to embrace digitalization to continue to maintain their businesses.

Significant headroom still remains for further digitalization, with digital penetration across services such as deliveries, mobility and digital financial services still significantly lower in Southeast Asia compared to countries such as China and the U.S.

Regulatory Landscape Supportive of Technology and Digital Advancement

Governments across Southeast Asia have generally invested heavily to support the digital economy, through development of internet infrastructure and through collaborative and transparent policy frameworks.

Governments in Southeast Asia have generally enacted regulations covering ride-hailing and/or ride-hailing booking services. Such regulations provide a defined set of rules within which ride-hailing and/or ride-hailing booking services providers are able to operate. Food delivery operations are generally subject to less specific regulation than ride-hailing services. Governments in the region have also been receptive and have been seeking opportunities to pursue public-private partnerships to digitalize their economies. For example, in Indonesia, the Ministry of Cooperatives and Small and Medium Enterprises of the Republic of Indonesia entered into a partnership agreement with Grab and PT Indonesia Digital Identity (VIDA) in May 2021 to expedite the onboarding and verification of new SMEs under the Ministry onto the Grab ecosystem, so as to accelerate the digital transformation of SMEs and to enable greater participation in the digital economy. In Malaysia, the government partnered with Foodpanda to facilitate the digitization of micro-enterprises and SMEs and to encourage consumers digital spending. This is part of Foodpanda’s eCommerce and Shop Malaysia Online campaign, in which Foodpanda supported new micro-enterprises and SMEs with additional and targeted marketing support and specialized digital discount vouchers where available to encourage online spending on targeted local vendors on Foodpanda’s platform. In Singapore, Grab is collaborating with the Infocomm Media Development Authority, or the IMDA, and Digital Industry Singapore to grow its core product and engineering teams’ capabilities through a range of talent development programs such as the TechSkills Accelerator (“TeSA”). These collaborative programs seek to enhance the technical skills of experienced professionals and provide hands-on training opportunities to individuals looking to explore roles in the technology sector.

Countries across Southeast Asia generally have implemented regulations governing the provision of digital financial services. Some Southeast Asian regulators have established regulatory sandboxes which allow companies to conduct limited tests of new innovations in a defined environment, enabling products and services to be tested and ultimately brought to market at a faster rate. Several countries, including Malaysia, Indonesia and Singapore, have established nationwide standards for Quick Response, or QR, payment codes, facilitating greater interoperability between payment methods and increasing the adoption and efficiency of digital financial services. In December 2020, the MAS chose four selectees of digital bank licenses (subject to certain conditions) – two digital full bank licenses and two digital wholesale bank licenses, and Grab’s joint application with Singtel was selected to be granted one of the digital full bank licenses. Malaysia and the Philippines have recently approved digital banking licensing frameworks, while other countries such as Thailand, Indonesia, and Vietnam are evaluating the issuance of digital bank licenses as an option to increase financial inclusion as well. The regulatory environment in Southeast Asia is expected to continue to be supportive of innovation in the digital financial services sector, while establishing and enforcing necessary protections for consumers and businesses. Bank Negara Malaysia issued a licensing framework for digital banks in December 2020 and has confirmed that 29 applicants (including Digital Banking JV, together with a consortium of Malaysian investors that comprise four independent third-party investors and two entities that will hold minority interests and are affiliated with Dato’ Khor Swee Wah and Datuk Tong Kooi Ong, who are related to Mr. Anthony Tan) have submitted applications to what is a competitive bidding process. It is anticipated that Bank Negara Malaysia will award five licenses. The results of the bidding process are expected to be announced in the first quarter of 2022 with tentative timelines for successful applicants to launch their banking business in a three to five year foundational phase commencing in mid-2023.

For additional information about the regulatory environment, see the sections titled “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia” and “Regulatory Environment.”

Large Unbanked and Underserved Population

The demand for financial services in Southeast Asia has been largely unmet, with a severe mismatch in demand and supply across fundamental services such as payments, transfers, savings, credit and insurance.

In Southeast Asia, cash payments remain the primary form of exchange between businesses and consumers, with over 80% of transaction volumes in 2020 being cash transactions, largely due to a lack of cashless payment options or access to cashless alternatives, according to Euromonitor. The lack of cashless payment options creates meaningful transaction friction, and low credit availability which discourages consumption and participation in the digital economy. The majority of the population in Southeast Asia is left out of the formal financial services system, according to Euromonitor, with, as of 2020, more than 40% of the population aged 15 or over being “unbanked,” which is a status that can be characterized by a lack of a relationship with financial institutions, lack of transactional or demand deposit accounts, not possessing credit cards, not having any type of insurance or not utilizing any long-term savings products. Furthermore, out of the banked population, approximately 39% is underserved, characterized by having access to only one of a credit card, checking/current account or savings account services. The under penetration in insurance and wealth management services limits consumers’ ability to enjoy financial protection and long-term wealth accumulation.

Penetration rates across the financial services industry in Southeast Asia are significantly behind developed country benchmarks, as set forth below:

•	in 2020, banking penetration was under 60% in Southeast Asia compared to 95% in China and 94% in the United States, according to Euromonitor;

•

in 2019, total insurance premium volume as a percentage of GDP was under 3.7% in Southeast Asia compared to 4.3% in China and 11.5% in the United States according figures noted in sigma 4/2020: World Insurance: Riding Out the 2020 Pandemic Storm;

•	in 2020, cashless transactions as a percentage of total transaction volume was 17% in Southeast Asia compared to 43% in China and 82% in the United States, according to Euromonitor; and

•	in 2020, credit card penetration was less than 0.1 cards per capita in Southeast Asia compared to one card per capita in China and two cards per capita in the United States, according to Euromonitor.

From Challenges Arise Opportunities

•	Infrastructure Investment Gap.

•	Low financial inclusion.

•	The informal economy and offline nature of small businesses.

Infrastructure Investment Gap

Investments in infrastructure have lagged the demand created by rapid urbanization and population growth. According to Asian Development Bank, as of 2017, there is an estimated annual infrastructure investment gap of $102 billion in the Southeast Asia (excluding Singapore) region, representing the shortfall in actual investment spending as compared to estimated required infrastructure spending to meet demand. As a result, mass transportation infrastructure is relatively undeveloped and is increasingly crowded, unable to adequately support growing demand.

According to the Indonesian National Development Planning Agency, Jakarta is experiencing an economic loss of $4.6 billion per year resulting from traffic congestion in the city. The Manila National Capital Region, or Metro Manila, is another major area in the region with poor traffic conditions. The Japan International Cooperation Agency estimates that the economic cost of transportation in Metro Manila is more than $25.7 billion per year, and it may climb to about $39.7 billion per year by 2035 without intervention.

Private car ownership is prohibitively expensive relative to incomes for a large segment of the Southeast Asian population. According to Euromonitor, the ratio of car prices to average gross income in Southeast Asia is on average six to 18 times that of the United States and in 2020, the average passenger car ownership rate is 80 per 1,000 people in Southeast Asia, compared to 167 per 1,000 people in China and 436 per 1,000 people in the United States.

Chart 4 2020 Passenger Car Ownership (per 1000 people) in Southeast Asia, China and United States

Source: Euromonitor International Analysis

Technology is a vital force in helping to close the infrastructure gap present in Southeast Asia. It helps improve transportation asset utilization by effectively matching transportation supply and demand, with a wide variety of use cases including transporting people, food, groceries and packages.

Population density in key Southeast Asian cities is high and increasing. Cities such as Kuala Lumpur, Bangkok, Manila, Jakarta and Ho Chi Minh City have population densities over two times that of New York. Southeast Asian cities experience some of the worst traffic congestion in the world with the average commute time in 2019 within major cities such as the Greater Jakarta area at approximately 132 minutes compared to 67 minutes in New York according to Euromonitor. This further enhances the need for on-demand services such as online food delivery, enabling consumers to order food from their favorite restaurants from the comfort of home and save time.

Low financial inclusion

There are two primary structural causes of the under-penetration of financial services within Southeast Asia. First, the relative lack of physical infrastructure outside the major cities makes it costly for financial institutions to build physical branches. Second, the limited availability of public registers, identification systems and reliable credit information, all of which are typical prerequisites for traditional financial institutions, result in limited understanding of the consumer credit profile. Therefore, overall access to various financial products and services in Southeast Asia is low.

Financial inclusion, where individuals and businesses gain access to financial products and services, is a key enabler of reducing poverty and boosting prosperity, especially in emerging countries such as the Philippines and Indonesia. Digital financial services are expected to help alleviate this financial inclusion gap. For example, financial technology companies have started to provide micro-financing loans to individuals and MSMEs in Southeast Asia, providing credit access to sectors of the population which previously had no direct access to traditional financing options due to a lack of a stable or formal income. Similarly, with the introduction of certain “buy now, pay later” services in Southeast Asia, the ease of splitting payments into zero-interest installments is an attractive value proposition to many consumers in the region who lack access to credit cards, according to Euromonitor.

Predominantly offline nature of small business and the informal economy

According to Euromonitor, as of 2019, there were over 70 million MSMEs in Southeast Asia accounting for over 99% of all businesses in the region. Collectively, they drive over 35% of the region’s GDP and provide employment to 150 million people. These businesses operate in a primarily offline fashion, with less than 20% estimated to be using digital technologies to improve their productivity or expand their businesses, according to Bain & Company’s 2018 Advancing Towards ASEAN Digital Integration report. The majority of MSMEs have only adopted basic digital tools such as emails, personal computers, instant messaging and basic office software, while many still do not have a significant digital presence.

The majority of MSMEs still lag behind in terms of digitalization, which impedes their ability to compete in a rapidly growing digital economy. To MSMEs, digitalization may seem too complex, expensive, and distant from their businesses, exacerbated by a lack of knowledge around digitalization tools and benefits. Lack of digital talent and skills are often cited as barriers for digitalization. As a result, MSMEs have been much less prepared than their more established counterparts in navigating the new conditions resulting from the COVID-19 pandemic. Many MSMEs have faced issues such as decreased sales, potential closure of businesses and an increasing inability to engage their customers. Awareness of the importance of digitalization increased in 2020, with digitalization and adoption of a digital marketing strategy being the top two preferred strategies of Southeast Asian MSMEs to gain competitive advantage, according to Euromonitor.

In addition, the informal economy, which includes, among others, day laborers, home-based workers, street vendors, taxi drivers, service workers or domestic workers and other short-term contract workers, includes over 180 million workers as of 2019, according to Euromonitor. The rise of an on-demand economy in the region in recent years has created economic opportunities for participants in the informal economy whose source of income is often limited to the reach of word of mouth or through limited offline advertising. Participation in the on-demand economy has provided access to a much wider pool of potential income opportunities.

Digitalization has lowered the barriers to entry for MSMEs and participants in the informal economy to scale their businesses. Improvements in the ease of onboarding by on-demand platforms in recent years have benefitted a growing group of such MSMEs and participants, creating the opportunity to earn a more sustainable livelihood. With high growth in consumer demand for on-demand services and products, such MSMEs and participants are able to enjoy greater flexibility in their business hours obtaining more opportunities to earn income.

Many participants in the informal economy may be undocumented in government systems, and so may not qualify for government support. The financial challenges of such persons are often exacerbated during times of crisis such as COVID-19, as they may be less visible to government systems and thus may be excluded from financial relief. On-demand platforms in the region have partnered with insurance agencies to make insurance coverage available to these persons who would otherwise find it difficult to obtain such coverage. In many countries, in partnership with governments, on-demand platforms have been able to have their driver-partners classified as essential or front-line, becoming eligible for COVID-19 vaccinations.

Grab’s Addressable Market and Growth Potential

Grab started out by providing a platform addressing the mobility opportunity in Southeast Asia, with the ride-hailing market estimated to be at $4.5 billion in 2020 according to Euromonitor. Grab has since expanded its platform to address food and other deliveries and e-wallet opportunities, estimated at $9.4 billion and $38.9 billion in 2020, for the online food delivery and e-wallet markets respectively.

According to Euromonitor, total personal consumption expenditure for prepared meals and land mobility, which includes operation of personal transport equipment, personal consumption expenditure on buses, coaches and taxis, are expected to reach $170.5 billion and $231.3 billion, respectively, by 2025. Cash payments transaction values are expected by Euromonitor to reach $1,356.1 billion by 2025. Grab expects that digital penetration rates will increase over time as digital alternatives become more popular.

“Personal consumption expenditure” means personal expenditure on goods (durable, semi-durable and non-durable) and on services in the domestic market, including the imputed rent of owner-occupied dwellings, the administrative costs of general insurance and of life assurance and superannuation schemes, according to Euromonitor. Consumption expenditure in the domestic market is equal to the personal consumption expenditure by resident households plus direct purchases in the domestic market by non-resident households and minus direct purchases abroad by resident households.

Source: Euromonitor International Analysis

As Grab continues to expand its platform and increase the breadth of its offerings over time, its platform is able to address additional consumer and business needs, and grow its addressable market. For example, given the importance of small businesses and the informal economy, Grab believes there is a large and important opportunity to help such businesses and participants in the informal economy to navigate an increasingly digital world. Grab leverages its existing reach with its driver- and merchant-partners to provide digital tools and training that are critical to thriving in the increasingly digital economy, helping to lay the foundations for more inclusive growth across the region. With Grab’s scale, ecosystem and platform advantages, it believes that it is well-positioned to navigate the complexity of Southeast Asia and address certain key challenges in the region.

Deliveries

The deliveries offerings available through the Grab platform include prepared meal, grocery and point-to-point delivery services ordered through its mobile application, addressing a vast and rapidly growing addressable market.

The total personal consumption expenditure on prepared meals in Southeast Asia is estimated by Euromonitor to be at $92.3 billion in 2020 and to grow to $170.5 billion by 2025. With a rising middle class across Southeast Asia, preferences are becoming more sophisticated and people are spending more on prepared meals, with average spending at an estimated $140 a year, which represents 5% of personal consumption expenditure per capita in 2020 according to Euromonitor.

Chart 5 Total Personal Consumption Expenditure on Prepared Meals in Southeast Asia ($ billion)

Source: Euromonitor International Passport – Consumer Foodservice, 2021 Edition

According to Euromonitor, the groceries market is estimated to be at $344.1 billion in 2020 and growing to $474.8 billion by 2025, driven by similar trends, with average spending at an estimated $522 a year, which represents 20% of personal consumption expenditure per capita in 2020.

Chart 6 Total Personal Consumption Expenditure on Groceries in Southeast Asia ($ billion)

Source: Euromonitor International Passport, 2021 Edition

Note 1: Grocery includes home care, pet care, hot drinks, soft drinks, packaged food, fresh food, beauty and personal care.

Note 2: Represents Indonesia, Malaysia, the Philippines, Singapore, Thailand and Vietnam only.

An increasing proportion of deliveries for prepared meals and groceries is being ordered online in Southeast Asia. According to Euromonitor, deliveries of prepared meals ordered online were approximately $9.4 billion in 2020, which accounted for 10% of all prepared meals sales in 2020 compared with 4% in 2019, and delivery of groceries ordered online were approximately $4.1 billion in 2020, which accounted for 1.2% of all groceries sales in 2020 compared with 0.7% in 2019.

The online prepared meal and grocery market is underpinned by the evolving consumer lifestyle and the value proposition of food and grocery delivery marketplaces to consumers and merchants alike.

With rapid urbanization and evolving consumer lifestyles, food and grocery delivery and pick-ups are increasingly becoming an important mode of consumption. This is driven by a greater number of dual income families, longer working hours, busier daily routines and higher disposable incomes, which often result in less time to cook at home or to eat out, as well as consumers having the means to afford outsourcing their cooking. For consumers who still prefer to cook at home, grocery delivery caters to this changing lifestyle and spending power. With online food and grocery delivery, consumers can enjoy an unparalleled breadth of selection, a transparent and user-friendly experience, and superior quality and reliability compared to offline food ordering methods and physical grocery shopping.

Online delivery services also provide an attractive value proposition to merchants. The food and grocery merchant base in Southeast Asia primarily consists of small merchants and traditional brick-and-mortar grocery marts. These merchants remain largely fragmented and are generally constrained from meaningfully increasing their earnings due to the relatively smaller size of their stores, budgets and other resources. In recent years, food and grocery merchants have continued to shift from a purely offline model to having an online presence. Online marketplaces provide a simple and effective solution in enabling food and grocery players to build their online sales and fulfilment channels, while ensuring consistent user and merchant experience across each order.

COVID-19 further accelerated the adoption of online food and grocery delivery by both consumers and merchants, resulting in what Euromonitor expects to be a long-term behavioral shift as consumers experienced the convenience and merchants experienced the increase in their businesses.

Online food delivery and grocery delivery markets are estimated by Euromonitor to grow to $28.1 billion and $11.9 billion, respectively, by 2025. This represents penetration of 16% for online food delivery and 3% for online grocery delivery.

Chart 7 Online Food Delivery in Southeast Asia ($ billion)

Source: Euromonitor International estimates

Chart 8 Penetration Rate of Online Food Delivery in Southeast Asia

Source: Euromonitor International estimates

Chart 9 Online Grocery Delivery in Southeast Asia ($ billion)

Source: Euromonitor International Passport, Retailing, 2021 Edition

Note 1: Represents Singapore, Malaysia, Indonesia, Thailand, the Philippines and Vietnam only.

Chart 10 Penetration Rate of Online Grocery Delivery in Southeast Asia

Source: Euromonitor International estimates

In addition to the rapid digitalization of the food and grocery market in Southeast Asia, there has also been a rise in cloud kitchens. Cloud kitchens are shared kitchen concepts, predominantly designed to serve online food deliveries. Cloud kitchens provide a cost-efficient and effective way for food merchants and restaurants to create a digital storefront and expand their kitchen space, allowing them to grow their business at a lower cost. Cloud kitchens also allow merchants to experiment with new concepts and ideas at a lower cost. The growth in cloud kitchens has also been accelerated by the COVID-19 pandemic, as merchants are driven to shift their operations online to sustain their business and cater to consumer preferences as dine-in is affected by stay home and other measures implemented by local authorities. Grab operated 66 kitchens as of June 30, 2021, up from 42 as of December 31, 2019. Given Grab’s wide array of offerings, Grab is able to provide end-to-end services to merchant-partners using its cloud kitchen services through GrabKitchen, making Grab an attractive partner for them.

General point-to-point delivery is also growing in the region, mainly driven by the rapidly growing e-commerce market in Southeast Asia. Grab is able to serve both e-commerce players as well as social e-commerce platforms through GrabExpress, its booking service for on-demand, instant or same day point-to-point deliveries for packages, making its offerings attractive to sellers and buyers.

Mobility

The mobility market is estimated by Euromonitor to be at $149.8 billion in 2020 and to grow to $231.3 billion by 2025. Mobility represented 8.6% of personal consumption expenditure in 2020, with average spending at an estimated $227 a year, which represents 5.0% of average GDP per capita.

Chart 11 Total Personal Consumption Expenditure on Land Mobility in Southeast Asia ($ billion)

Source: Euromonitor International Passport – Economies and Consumers, 2021 Edition

The transportation experience in Southeast Asia faces challenges including structural limitations with an infrastructure investment gap, underdeveloped mass transportation systems and expensive car prices resulting in low car ownership rates.

Also, the traditional taxi industry has not been able to fully take advantage of and reap the benefits of technological advances, leading to a diminished consumer experience driven by continued issues such as long-wait times, acceptance of cash-only payments and lack of fare transparency. There have also been safety risks associated with informal taxi drivers, which are not centrally monitored and lack mechanisms for the safety of both consumers and drivers.

Technology-enabled on-demand transportation helps to alleviate these challenges and concerns, proving to be a compelling alternative to private cars, mass-transportation and traditional taxis. The online segment is estimated by Euromonitor at $4.5 billion in 2020 and is expected to grow to $19.0 billion by 2025, representing online penetration of 3% in 2020 growing to 8% by 2025.

The ride hailing industry in Southeast Asia was hard hit by the pandemic in 2020, when various government-mandated pandemic containment measures such as school closures, work-from-home arrangements,

or stay-at-home orders resulted in a dip in traffic across the country. Moreover, as international tourism came to a halt, demand for ride hailing services at popular tourist sites fell dramatically. The category contracted by 46.9% in 2020 from 2019, wiping out its growth from the past two years. As a result, the penetration rate of ride hailing over total consumer expenditure on land mobility dropped from 5.2% in 2019 to 3.0% in 2020, as the impact of the stagnant tourism on ride hailing is more significant than that on overall land mobility.

Fortunately, major ride hailing platforms were able to adapt quickly to the situation by channeling their driver/ rider partner pool to support the operations of the booming food delivery, grocery delivery, and logistics business. As movement control measures are relaxed, demand for ride hailing services are on a recovery path. Noticeable upticks in ride hailing demand can be seen each time when lockdowns are lifted, suggesting that the industry may recover swiftly once the spread of COVID-19 infections are under control. Domestic tourism initiatives in countries like Malaysia, Singapore and Vietnam have also supported the recovery of ride hailing. Nevertheless, ride hailing demand in the region would likely only breach pre-COVID level after 2022. Ride hailing GMV is estimated at US$4.5 billion in 2020 and is expected to grow to US$19.0 billion by 2025, representing land mobility expenditure penetration of 3% in 2020 and growing to 8% by 2025. Penetration rate of ride hailing in Southeast Asia is relatively low compared to China (12% in 2020) and USA (5% in 2020), signaling ample room for growth.

Chart 12 Ride-Hailing GMV ($ billion)

Source: Euromonitor International Analysis

Chart 13 Penetration Rate of Ride Hailing over Total Personal Consumption Expenditure on Land Mobility

Source: Euromonitor International estimates

Even in Singapore, which boasts a highly developed public transportation system, on-demand transportation has achieved significant growth driven by the ability to minimize waiting times, optimally matching demand and supply to provide affordably priced services and high convenience levels.

Compared to markets such as the United States and China, Southeast Asia is unique with the ability to enable on-demand transportation with various types of vehicles depending on the country, spanning two-wheelers in Indonesia, Thailand and Vietnam, three-wheelers in Cambodia and Myanmar and four-wheelers, localized depending on consumer preference and common vehicle types used for mobility services in each country. In Singapore, the four-wheel ride-hailing offering is generally well-received by consumers due to affordability and convenience. In other countries, two-wheelers offer an important alternative given its better mobility, affordability and cultural popularity. Two-wheelers also provide additional mobility driven by their ability to access unconventional routes such as narrow alleys, which form an important part of the transportation landscape, particularly outside of tier 1 cities where roads are less developed. This further expands use cases and helps integrate on-demand transportation as a preferred and integral part of daily lives as consumers increasingly adopt consumer digital services as well. According to United Nations Habitat, tier 1 cities are defined as cities that have more than 500,000 in population and have the highest degree of significance in parameters such as population size, administrative area, and political, economic and historical significance within the relevant country. Tier 1 cities in Southeast Asia include Bangkok, Ho Chi Minh City, Jakarta, Kuala Lumpur, Manila, Phnom Penh, Singapore and Yangon.

Digital Payments and Financial Services

The total cash transactions market in Southeast Asia is estimated by Euromonitor at $973.8 billion in 2020, and is expected to grow to $1,356.1 billion by 2025. The e-wallets market is estimated by Euromonitor at $38.9 billion in 2020, representing cash transaction penetration of 4%, and is expected to grow to $137.8 billion by 2025, representing cash transaction penetration of over 10%.

Chart 14 Cash Transactions in Southeast Asia ($ billion)

Source: Euromonitor International Passport, Consumer Finance 2021 Edition

Chart 15 E-Wallet Transactions in Southeast Asia ($ billion)

Source: Euromonitor International estimates

Chart 16 Penetration Rate of E-Wallet over Cash Transactions in Southeast Asia

Source: Euromonitor International estimates

Digital payments in Southeast Asia have enjoyed high growth rates in recent years, driven by strong government encouragement of cashless payments, high smartphone and internet penetration rates, and increased merchant acceptance and attractive rewards, when compared to the use of cash. COVID-19 has also accelerated the adoption of cashless payments due to health and hygiene considerations for contactless payments.

Governments in Southeast Asia have been promoting a shift towards a cashless society recently. In Malaysia, the government launched the e-Tunai Rakyat initiative in January 2020 to drive adoption of digital payments in Malaysia and distributed $107 million to its eligible citizens through its e-wallet. Subsequently, the government partnered with the top three e-wallets to distribute $178 million as part of the ePenjana Economic Recovery Plan post-movement control order. GrabPay was the only non-government linked company e-wallet used by the government to distribute financial assistance to eligible citizens. In Singapore, the government has also recognized the importance of digital payments in its path to become a Smart Nation. The introduction of PayNow (a peer-to-peer transfer service) in 2017 was a crucial step in setting the foundation for e-wallet acceptance in recent years, as consumers become more comfortable with mobile payments. The senior population is a segment of focus when it comes to deepening digital payment penetration. The IMDA leads the “Seniors Go Digital” program where senior citizens can learn to use e-payment tools such as QR codes at markets and small food stalls, popularly called hawker stalls, and internet banking applications.

In other Southeast Asian countries such as Thailand, Indonesia, the Philippines and Vietnam, the e-wallet adoption journey started with use cases such as mobile top-ups, utility bill payments and remittance, where digital payment options have helped to bring more convenience to consumers who traditionally need to travel to a physical payment counter regularly to make such payments. The strong growth in smartphone adoption has greatly improved access to digital payments. Recently, e-wallets have been aggressively promoted to fill the gaps in card payments in both online and offline settings. Merchant networks in categories such as e-commerce, offline retail, food service, food delivery, mobility and entertainment, among others, have been widely expanded in these countries over the years, providing more avenues for digital payments to be made, and ultimately creating a structural shift in the payment landscape.

While many consumers were compelled to try e-wallets for the first time by promotion campaigns that typically involve cashback and other rewards, convenience is expected to be the sustainable motivation factor for further e-wallet payment penetration. According to Euromonitor’s Digital Consumer Survey 2020, 65% and 58% of consumers in Indonesia and Thailand, respectively, have indicated that the ease of use of e-wallets is the main reason for using the payment method. Furthermore, not having to carry a physical wallet is another value proposition that resonates with about half of the respondents surveyed. GrabPay caters to such a need for convenience through its GrabPay card launched in 2019, providing its users access to digital payment with millions of merchants worldwide.

Other digital financial services including insurance, lending, wealth management and remittance are still nascent in the region, expected to reach an inflection point over the next five years.

Chart 17 Insurance Purchase Online ($ billion)	Chart 18 Digital Lending ($ billion)	Chart 19 Online Investment ($ billion)

Source: Euromonitor International Analysis

Note 1: Represents Singapore, Malaysia, Indonesia, Thailand, the Philippines and Vietnam only.

COVID-19 was a catalyst for digital insurance adoption in Southeast Asia, as face-to-face sales of insurance policies were forced to be largely suspended for periods in 2020. Online channels helped to facilitate sales of insurance policies during the pandemic, and the digitalization trend is expected to stay, according to Euromonitor. There has been increased interest from consumers in purchasing insurance digitally due to the convenience and value it provides as compared to traditional insurance, especially for simple products that are easier to understand and which do not require medical underwriting. In addition, several micro-insurance products have been launched on the Grab platform in partnership with various insurance underwriters that further serve the underserved population. For example, Grab’s driver-partners are able to pay a micro-premium per trip for products such as critical illness protection, so they can accumulate coverage and protect their ability to earn a living. From April 2019 till March 2021, over 130 million micro-insurance transactions have been facilitated through the Grab platform, indicating the strong market demand. Strong government support to develop relevant and innovative solutions for consumers is also another key driver of future growth. Countries such as Singapore, Malaysia, Indonesia and Thailand have established financial technology regulatory sandboxes to promote innovation in this space. According to Bain, Google and Temasek e-Conomy SEA 2020, the amount of insurance purchased online was estimated to be about $2.0 billion in 2020 and is expected to grow to approximately $7.6 billion in 2025.

The overall digital lending market in Southeast Asia remains under-penetrated. MSMEs and participants in the informal economy are especially under-served by the conventional banking system given the lack of traditional financial records or credit history. As digital adoption by consumers and MSMEs continues to rise, the digital penetration of lending is expected to increase. According to Bain, Google and Temasek e-Conomy SEA 2020, outstanding loans made through digital lending were estimated at $23 billion in 2020, and are expected to grow to $92 billion by 2025. Supportive regulatory frameworks are a key driver for growth of digital lending. Across the region, regulators are working to establish relevant frameworks to improve access to lending to underserved and unserved segments. For example, the Malaysian Ministry of Housing and Local Government announced the approval of eight licenses for digital lending in November 2020, with Grab as a successful applicant for one of these licenses, which are expected to improve access to smaller loan amounts with more affordable interest rates for MSMEs and the bottom 40% income group households. In Thailand, the Bank of Thailand has approved the use of a wider range of alternative data such as utility bills and online shopping information for digital loan assessment, enhancing the ability of digital lending platforms to build more robust credit profiles. Grab’s ability to access how much its driver- and merchant-partners earn on its platform enables

Grab to form a thorough credit profile, which greatly supports its ability to provide responsible lending offerings and differentiates Grab from other digital lending platforms. For example, in 2020, Grab launched its Quick Cash for micro-SMEs in Thailand, one of the first 100% digital and instant cash loan solutions for merchants in the country. These digital instant cash loans supplement government support schemes to improve access to financing for small businesses especially as COVID-19 lockdowns significantly hurt their cash flows.

Digital wealth management is still at a nascent stage in Southeast Asia as financial literacy remains relatively low. With consumers becoming more open to the concept of making investment decisions online, growth potential is expected to be strong. According to Bain, Google and Temasek e-Conomy SEA 2020, digital wealth management assets under management more than doubled from 2019, reaching $21 billion in 2020 and is further expected to increase to $84 billion in 2025. One of the key drivers is the introduction of innovative products and services by robo-advisors and digital wealth management platforms, which focus on lowering the barriers for investment and increasing the perceived value to consumers as compared to conventional means of investing. For example, GrabInvest’s Autoinvest, a micro-savings product, allows automatic transfer of as little as $0.75 cents together with each transaction on the Grab platform via GrabPay. Consumers now also have access to a wide range of portfolios that are easy to understand and suit their risk appetite. To cater to consumers’ need for flexibility, some digital wealth management service providers have removed lock-in periods to give consumers peace of mind and better control over their finances. In addition, service providers have been actively running educational campaigns to raise consumers’ awareness on investment concepts, benefits, and options. As regional adoption and wealth continue to grow, the nascent category is expected to quadruple over the next five years according to Bain, Google and Temasek e-Conomy SEA 2020.

Digital banking is still in the very early stages of development and represents an attractive long-term opportunity as it enables Grab to be able to address all segments of financial services and products. Currently, governments across the region are still either developing the framework or are in the process of issuing licenses, with more digital banking licenses expected to be issued over the next few years.

Enterprise and New Initiative Offerings

Grab’s enterprise and new initiative offerings include advertising and anti-fraud services which Grab believes will unlock the growing market for it.

In the past, television advertising was the preferred channel for marketers in Southeast Asia. However, there has been a shift towards digital means of advertising in recent years, with online advertising spend growing to account for 34% of total advertising spend or $6.2 billion in 2020, according to Euromonitor. This is more than double the share in 2016. According to Euromonitor’s International’s Lifestyle Survey in 2020, on average 55% of consumers found that internet advertisements are influential in determining their choice of product, brand, or service.

The growing importance of digital advertising is increasingly recognized by businesses including MSMEs. For example, the Cooperatives and Small and Medium Enterprises Ministry of Indonesia estimated over 9 million MSMEs have engaged digital technology for advertising as of June 2020. Grab believes significant growth headroom exists in the region as businesses develop a proper digital marketing plan.

Launched in 2018, GrabAds offers advertisements and monetization products that allow merchant-partners and B2B clients to advertise on various surfaces of the Grab app and to leverage its extensive behavioral data for better user segmentation and targeting. Grab also offers offline advertising to B2B clients through car wraps, in-car advertising and sampling.

Anti-fraud is another attractive business opportunity Grab has started to explore. With the region undergoing an unprecedented rate of digital transformation, an increasing number of individuals and businesses have been susceptible to digital fraud. Financial services and e-commerce are two of the most susceptible verticals in Southeast Asia, with bots, click flooding and install hijacking being common fraud types. As the volume of online transactions continues to grow rapidly, businesses are expected to consider adoption of efficient anti-fraud solutions powered by artificial intelligence and machine learning to enable real-time fraud detection and prevention.

Launched in 2020, GrabDefence allows expansion of Grab’s strong suite of in-house fraud detection and prevention technologies to third-party businesses including traditional financial institutions, e-commerce players, online delivery and mobility players from outside of Southeast Asia.

GRAB’S BUSINESS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Grab and its subsidiaries prior to the Closing.

Our Mission

Our mission is to drive Southeast Asia forward by creating economic empowerment for everyone. Our mission is supported by our core principles, which we refer to as the “4Hs,” Heart, Hunger, Honor, and Humility. These principles are set out in The Grab Way, which is a living document that guides our decision making and serves as a reminder of what is important and right as we work to serve Southeast Asia.

Solving Real, Everyday Problems for our Loved Ones

Grab was founded in 2012 when transportation in most Southeast Asian cities was generally neither accessible nor safe for many. Many cities have underdeveloped infrastructure, cars remain either expensive or unaffordable for many, and safety has always been a major concern, particularly for women. When our co-founder, Hooi Ling, took taxis home after a late night of work, she would often call her family and friends for a sense of security.

Our co-founders, Anthony and Hooi Ling, set out to create a mobility solution that would make it safe and easy for anyone to commute. When we first launched in Malaysia, we received overwhelming demand for our taxi-hailing booking service, which strengthened our view that we were filling an important consumer need for a safer mobility option.

We then started signing up more driver-partners, who saw our platform as a new avenue through which to earn income. We helped many drivers download the application, set up a bank account, and purchase and obtain financing for a smartphone. We provided them with the tools to help improve their productivity and income. For many driver-partners this was their first step into the digital economy.

Our focus has been on solving local problems, and solving one problem led us to the next. According to Euromonitor, only 60% of Southeast Asia’s adult population had access to banking services in 2020, compared to 94% and 95% in the United States and China, respectively, and electronic transactions only represented 17% of total transaction volume in 2020. We saw an opportunity to launch the Grab Financial Group to promote financial inclusion and help meet the needs of millions of people in Southeast Asia still underserved by existing financial institutions.

Food and grocery delivery represented a natural adjacency for us, given our existing base of driver-partners. It also presented a significant opportunity for us to help millions of traditionally offline merchant-partners transition to join the digital economy. Southeast Asia’s 70 million MSMEs form the backbone of economies across the region, contributing more than 35% of the region’s GDP. We provide a platform not only to drive increased traffic, but to revolutionize how merchant-partners think about their businesses. For example, we are helping traditional wet market vendors transition online by bringing them onto our platform. Our employees sometimes conduct in-person training to teach traditional sellers onboarding onto GrabMart how to list their fresh produce on the Grab app and process online orders. This initiative is part of our ongoing efforts to build resilience in small businesses through digitalization and to help them adapt and stay relevant in the changing business environment.

Southeast Asia’s Leading Superapp

We are Southeast Asia’s leading superapp, operating primarily across the deliveries, mobility and digital financial services sectors across eight countries in the region—Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. We enable millions of people each day to access driver- and merchant-partners to order food or groceries, send packages, hail a ride or taxi, pay for online purchases or access services such as lending, insurance, wealth management and telemedicine. Our platform enables important high frequency hyperlocal consumer services—all through a single “everyday everything” app. We were the category leader in 2020 by GMV in each of food deliveries and mobility and by TPV in the e-wallets segment of financial services in Southeast Asia according to Euromonitor.

We operate in over 400 cities in eight countries with over five million registered driver-partners, and a wide selection of over two million registered merchant-partners and more than two million registered GrabKios agents in Indonesia as of June 2021. According to Euromonitor, we had the largest on-demand driver supply network in Southeast Asia in 2020, based on the total number of registered driver-partners, and the largest food delivery network in Southeast Asia in 2020, based on the number of registered food delivery merchant-partners.

Our revenue was $396 million and $78 million in the six months ended June 30, 2021 and June 30, 2020, respectively, and $469 million and $(845) million in 2020 and 2019, respectively. Our net loss was $(1.5) billion and $(1.5) billion in the six months ended June 30, 2021 and 2020, respectively, and $(2.7) billion and $(4.0) billion in 2020 and 2019, respectively. Adjusted EBITDA improved from $(550) million for the six months ended June 30, 2020 to $(325) million for the six months ended June 30, 2021 and from $(2.2) billion in 2019 to $(780) million in 2020.

Our GMV was $7.5 billion and $5.9 billion in the six months ended June 30, 2021 and June 30, 2020, respectively, representing a year-over-year growth rate of 28%, and $12.5 billion and $12.3 billion in 2020 and 2019, respectively, representing a year-over-year growth rate of 2%. Our Gross Billings was $1.1 billion and $764 million in the six months ended June 30, 2021 and June 30, 2020, respectively, representing a year-over-year growth rate of 49%, and $1.7 billion and $1.5 billion in 2020 and 2019, respectively, representing a year-over-year growth rate of 13%. Our Adjusted Net Sales was $1.1 billion and $653 million in the six months ended June 30, 2021 and June 30, 2020, respectively, representing a year-over-year growth rate of 62%, and $1.5 billion and $987 million in 2020 and 2019, respectively, representing a year-over-year growth rate of 55%.

The following graphic summarizes our scale and leadership in Southeast Asia as demonstrated by our key operating metrics:

Our Offerings

We help our driver- and merchant-partners connect with consumers seeking services made available through our platform.

Deliveries—Our deliveries platform connects our driver- and merchant-partners with consumers to create a local logistics platform, facilitating on-demand and scheduled delivery of a wide variety of daily necessities including in selected markets, ready-to-eat meals and groceries, as well as point-to-point package delivery.

Mobility—Our mobility offerings connect our driver-partners with consumers seeking rides across a wide variety of multi-modal mobility options including private cars, taxis, motorcycles in certain countries, and shared mobility options such as carpooling in selected markets. It also includes GrabRentals, which facilitates vehicle rental for our driver-partners to allow driver-partners (with otherwise limited vehicle access) to be able to offer services through our platform.

Financial Services—Our financial services offerings include digital solutions offered by and with our partners to address the financial needs of driver- and merchant-partners and consumers, including digital payments, lending, receivables factoring, insurance distribution and wealth management in selected markets. After being selected for the award of a digital full bank license, the Grab-Singtel consortium is also in the process of developing business operations and infrastructure and obtaining such a license.

Enterprise and New Initiatives—We have a growing suite of enterprise offerings including our advertising and marketing offerings, GrabAds, and our anti-fraud offerings, GrabDefence. In addition, our partners offer other lifestyle services to consumers through our superapp, including domestic and home services, flights, hotel bookings, subscriptions and more in certain countries.

Our deliveries, mobility, financial services and enterprise and new initiatives represented (i) 24.8%, 66.4%, 3.5% and 5.3%, respectively, of our revenue in the six months ended June 30, 2021 and (ii) 1.2%, 93.3%, (2.2)% and 7.7%, respectively, of our revenue in the year ended December 31, 2020.

In addition, in the six months ended June 30, 2021, deliveries, mobility, financial services and enterprise and new initiatives represented (i) 50.2%, 19.9%, 29.2% and 0.8%, respectively, of our GMV and (ii) 60.3%, 29.6%, 4.6% and 5.5%, respectively, of our Adjusted Net Sales, and in the year ended December 31, 2020, deliveries, mobility, financial services and enterprise and new initiatives represented (i) 43.8%, 25.9%, 30.0% and 0.4%, respectively, of our GMV and (ii) 55.3%, 37.6%, 4.7% and 2.5%, respectively, of our Adjusted Net Sales.

Our Double Bottom Line

The stories we hear from our driver- and merchant-partners serve as a firm reminder to us as to why Grab was founded. We want to solve real, everyday problems and improve the quality of life for the people of Southeast Asia. Examples include:

•

When one of our driver-partners visited our first Grab office in Malaysia, he shared how being a driver-partner on the Grab platform had enabled him to not only keep his family safe by repaying the loan shark who had threatened his family’s safety, but to also fund his daughter’s education.

•

In Indonesia, a former construction worker shared how he did not have a bank account until he signed up as a driver-partner on Grab and how our platform provided the income opportunities that led to his ability to buy a house for his family.

•

A bakery worker in Malaysia shared how despite her hearing impairment, being able to drive on the Grab platform in addition to her job enabled her to earn a living and be independent, which she feels is a rare achievement in the hearing-impaired community.

•	Another person told us how she was diagnosed with cerebral palsy and had given up on finding work until she learned about delivering through the Grab platform.

•

The owner of a nasi ayam (or chicken rice) family business that has been running for more than 25 years shifted her business online with Grab during a city lockdown and was able to earn 50% more than usual. She learned how to track sales easily with cashless payments and most importantly to her, continue serving her community with homemade food during Ramadan.

•

A ‘mom-preneur’ who makes jars of her favorite spicy bangus (milkfish) in olive oil contemplated putting her business on hold during the COVID-19 pandemic, but instead was able to schedule her deliveries while maintaining the quality of her food products with GrabExpress package delivery.

•

A former factory worker shared how she was unable to pay her bills on time even when she sold mobile phone credits on the side. However, with a 300% increase in earnings as a GrabKios agent, she was able to expand her mobile phone credit business and also conveniently sell electricity voucher top-ups, groceries and more through GrabKios’ online network of partners and users.

•	A single mother told us how being a GrabCar driver-partner enabled her to support her daughter through college and even pay for her daughter’s wedding.

Since our inception, we have heard from many driver- and merchant-partners who have shared how our platform not only enabled them to increase their earnings, but provided them with the opportunities to earn a living in a way that better supported their life choices and aspirations, whether it is to spend more time with family, to be their own boss or to have the flexibility to pursue multiple interests. Over nine million partners have engaged with the Grab ecosystem since our founding, and in 2020, our driver- and merchant-partners earned $7.1 billion through our platform.

Grab has a double bottom line—we aim to simultaneously deliver financial performance and a social impact, which includes economic empowerment for millions of people in the region, while mitigating our environmental footprint. In April 2021, we deepened our commitment towards long-term sustainability initiatives by creating the GrabForGood Fund, an endowment fund that aims to support programs that deliver social and environmental impact for our partners and the communities we operate in. Our co-founders and president also stated their intention to pledge a combined $25.5 million of GHL Shares as their personal contributions to the fund. We are increasing our commitment to transparency and accountability of our double bottom line and will be releasing annual sustainability reports.

We released our first sustainability report prepared in accordance with the Global Reporting Initiative (“GRI”) standards on June 22, 2021. Certain environmental, social and governance highlights for the year ended December 31, 2020 (unless otherwise indicated) are set forth below:

Notes:

(1)

Driver-partner earnings is defined as the fare, bonuses, tips and fees, net of commission. Merchant-partner earnings is defined as the total order bill, including taxes charged by the restaurant/merchant net of commission, Grab advertising spend and promotion costs.

(2)

Based on surveys conducted on various dates during March 2021 by Cardas Research & Consulting Group among 1,275 GrabFood merchant-partners in Indonesia, the Philippines, Singapore, Thailand, Vietnam and Malaysia.

(3)	Including wet market sellers and small food stalls. Small merchants refer to businesses that are not part of a large chain or quick service restaurants across our GrabFood and GrabMart offerings.
(4)	The cumulative figure is measured by the sum of course completions by unique driver-partners per course level on courses such as digital and financial literacy, and skills development and safety.
(5)	Based on data from inception to December 2020.
(6)	Gross investment into electric vehicles and hybrids in Singapore since 2016, excluding proceeds from the disposal of a small number of vehicles.
(7)

In terms of the number of road accidents (inclusive of accidents that result in minor, moderate, serious or critical injuries) per million kilometers. A road accident is defined as any accident caused by the driver-partner that occurs on-trip resulting in physical injury to the driver-partner, passenger and/or a third party.

Large, Underserved Market Opportunity for Digital Services in Southeast Asia

We operate in a region which has some of the most attractive opportunities globally, and it is still only in the early stages of online disruption.

•	Population and GDP context: A population of approximately 660 million and expected GDP growth at a CAGR of approximately 7% from 2020 to 2025 according to Euromonitor.

•

Meal-ordering potential: According to Euromonitor, online penetration of meal ordering in 2020 was just 12% compared with 21% in the United States and China, based on the percentage of total prepared meals ordered online (including online ordering for dine-in and takeaway).

•

Mobility market size: Additionally, according to Euromonitor, on-demand mobility penetration in 2020 was only 3% compared with 12% in China and 5% in the United States, based on the percentage of total personal consumption expenditure on ride-hailing out of personal consumption expenditure on buses, coaches and taxis, and operation of personal transport equipment.

•

Untapped financial services: Furthermore, roughly six in every ten adults in the region are either unbanked or underbanked according to Euromonitor, and the vast majority of commerce (by transaction volume) continues to be conducted in cash.

There is a tremendous amount of headroom to grow, and Euromonitor estimates our addressable market to be over $180 billion by 2025, consisting of online food delivery, ride-hailing, and e-wallet markets. We are able to address these different market opportunities through our superapp and our Grab ecosystem.

The Grab Ecosystem

Grab ecosystem flywheel

Our platform is unique. It connects millions of consumers with millions of driver- and merchant-partners to facilitate interaction and trade amongst these stakeholders. The continuous interactions that occur on our platform among these participants, as well as between these participants and our platform, create a vibrant ecosystem, which is highly synergistic for our business. As we add more offerings, consumer spending and engagement increases. We call this the “Grab ecosystem flywheel.”

An example of the impact of this flywheel effect is that the proportion of consumers on our platform using more than one offering rose from approximately 33% in December 2018 to approximately 55% in June 2021, and 2016 MTUs using our platform in 2020 spent approximately 3.6 times as much in year five as they did in year one (includes mobility, food delivery, grocery delivery and package delivery). As consumers are better engaged by our offerings, they spend more. This adds to the income opportunities for our driver- and merchant-partners, and that encourages more drivers and merchants to join our platform. This in turn expands our merchant-partner base and value for the consumers, while the increasing driver- and merchant-partner density results in faster delivery times and improved experience for the consumers.

Financial services: integral part of our ecosystem

Our financial services offerings underpin our ecosystem, facilitating seamless transactions and providing additional opportunities for cross-selling. We are able to form credit profiles of our driver- and merchant-partners, a typically underserved segment, which allows them to access formal credit opportunities for the first time. With insights like understanding how much income is earned by our driver- and merchant-partners through our platform, we are able to tailor responsible lending services. For example, we launched our Quick Cash for MSMEs in Thailand in 2020, one of the first 100% digital and instant cash loan solutions for merchants in the country. In the six months ended June 30, 2021, the number of active Quick Cash loans in Thailand grew 13 times, indicating strong demand for such digital instant cash loans as merchant-partners affected by COVID-19 lockdown were seeking quick financing to ease cash flows. While the future easing of lockdowns may partially reduce demand for cash loans, we believe general interest will continue to be strong as this addresses an underserved segment of the community.

Platform-optimized cost structure

The complementary offerings on our platform also provide our partners with more flexibility and enable them to maximize income opportunities, while creating more cost efficiencies for our platform. For example, based on our active driver-partner base across Indonesia, Vietnam, and Thailand, we have a unique shared supply pool where approximately 66% of GrabFood two-wheel driver-partners were also mobility driver-partners in the second quarter of 2021, and half of our merchant-partners in Malaysia are both GrabFood partners and financial services customers as of the second quarter of 2021. Our ecosystem has continued to expand, and the more activity there is on the platform, the more value we create for our stakeholders.

OUR OFFERINGS

The Grab ecosystem is a single, seamless platform brought to life through three superapps, one each for our driver- and merchant-partners and consumers. Together these superapps provide hyperlocal offerings, including deliveries, mobility and financial services offerings, to millions of Southeast Asians every day.

Driver-Partner Superapp

Our superapp for driver-partners supports them across segments including mobility and delivery (food, grocery and packages). Using the same mobile application, our driver-partners are able to perform a variety of tasks including managing their profile and workflows, tracking their earnings and rewards, accessing financial products and services, and even purchasing digital goods. Driver-partners can also access training through the driver-partner superapp.

Our superapp for driver-partners is deeply integrated across our segments, enabling them to seamlessly switch between bookings for the mobility and deliveries segments, optimizing their time more effectively. For example, a motorcycle driver-partner in Indonesia might begin his day delivering breakfast orders, then move on to ferrying passengers to work, subsequently completing some goods delivery orders before moving on again to delivering food at lunch time—all with the same driver-partner superapp. Driver-partners are also able to access insurance products tailored to their needs via the driver-partner superapp, including personal accident, medical, hospitalization and critical illnesses coverage in Singapore, Malaysia, Indonesia and Vietnam. Similarly, driver-partners can tap lending and credit products in Singapore, Malaysia, the Philippines, Thailand and Vietnam in order to access quick cash for unexpected expenses as well as smartphone financing and for working capital needs. The driver wallet also enables driver-partners to make seamless in-app purchases, which in Indonesia and the Philippines is commonly used to purchase mobile airtime, saving them time and effort of having to make these purchases elsewhere, and enabling them to prevent any disruption to their ability to receive bookings.

Southeast Asia’s road network is more than 2.4 million kilometers long and is changing rapidly with increasing urbanization. Our proprietary routing and mapping technologies allow us to add new or smaller streets and alleyways and more localized points-of-interest to our maps, which improve the quality of our driver-partners’ experience on our platform with more accurate routing and navigation. This enables shorter travel times and makes it easier to locate passengers and merchants, hence improving our driver-partners’ productivity and earnings. Our proprietary mapping and routing technology enable arrival time estimation with almost 85% prediction accuracy in the quarter ended June 30, 2021.

Our superapp for driver-partners also provides access to features that seek to enhance the productivity of our driver-partners while providing flexibility. A few examples include back-to-back bookings, demand-supply heat maps and more job allocations in specific directions (such as when driver-partners are going home).

GrabBenefits, our loyalty platform integrated in our superapp, enables us to reward our driver-partners and encourage loyalty. Driver-partners can see which tier they are in and how far they are from the next tier, and they can discover new benefits such as fuel and vehicle maintenance discounts that are available and redeem them. Depending on the country and service type, there are typically three to five benefit tiers, and the driver-partners’ eligibility for each benefit tier is determined by the commissions contributed in a quarter, while maintaining a minimum service standards as measured by the driver rating in that quarter. As driver-partners progress up through the tiers, they gain access to an increased array of tier benefits, which differ by markets and are selected to address prevailing localized driver needs and offerings available. In Singapore for example, a mobility driver-partners in the Ruby tier has access to benefits such as medical insurance, discounted auto repairs and maintenance, subsidies on phone data plans, supermarket discounts, whereas a mobility driver-partner in the higher Sapphire tier has access to all of the Ruby tier benefits, and will additionally receive fuel discounts, priority allocation, access to special merchandise from Grab.

GrabAcademy, our online training platform integrated into our superapp, enables training of our driver-partners, equipping them with the necessary information required to perform at their best. Modules span from basic application usage to driver safety and quality lessons. We are also able to ensure compulsory modules to maintain high service quality on our platform.

Safety of both our driver-partners and consumers is one of the key pillars for our offerings. Our driver-partners undergo a fast but thorough onboarding process, where they go through our safety and quality requirements and are trained on how to use the application to maximize their earnings as well as remain safe on the platform. We aim to continue raising the bar for safety, going beyond minimum requirements set forth by regulators in many countries we operate in. Our key regional initiatives, depending on country needs, include eKYC, proof of valid driver license, criminal background checks, and requirements for suitable and safe vehicles and engine size.

In most of the markets in which we operate, we require consumers to take a selfie for verification before making transactions on our platform. This has allowed us to verify their identity and deter criminal activities on our platform. Since the introduction of the selfie verification feature in September 2019, almost 75% of monthly active users in mobility were verified by December 2020, and passenger-caused crime rates have dropped by more than 60% over the same period.

We enable a secure chat with automatic translation (GrabChat) between driver-partners and consumers, enabling them to interact for the duration of the ride, without having to ever share each other’s numbers and therefore keeping their information safe. We also provide an automatic chat translation feature, which was popular with expats, tourists and travelers across Southeast Asia before COVID-19 travel restrictions were introduced. We also have other integrated en-route safety features for both driver-partners and consumers such as Free Call (VoIP), Number Masking, Emergency Button and Share My Ride.

We have developed our in-house mobile telematics insights and capabilities that leverage data received from a driver-partner’s phone to capture location-based intelligence and driving behavior signals. Our algorithms allow us to enhance safety of both our driver-partners and passengers through incident detection and management, identifying dangerous driving patterns and improving driving behavior.

Overall, we have successfully reduced safety incident rates including road traffic accidents and criminal offenses on our platform by 40% between 2019 and 2020. We launched GrabProtect, a suite of safety and hygiene measures, during the COVID-19 pandemic to protect our driver-partners and consumers as we seek to set higher standards for the industry and start to restore consumer confidence in travel.

Integrated superapp for our driver-partners with technology-driven productivity and safety features

Merchant-Partner Superapp

Our unified merchant-partner platform is integrated across our deliveries and financial services offerings, and provides a seamless experience for all our merchant-partners, including all our GrabFood, GrabMart and GrabPay merchant-partners across Southeast Asia.

The GrabMerchant platform provides our merchant-partners with tools to grow their business. While the application enables day-to-day store operations for cashiers and managers, including processing of incoming food orders and accepting digital payments, the GrabMerchant web-portal enables business owners and staff, such as finance and marketing managers, to get a 360-degree view of their business across multiple stores and make useful interventions to support growth of their business.

Our GrabMerchant platform offers:

•

Merchant Self Onboarding: An easy-to-use tool that empowers and guides new merchants to sign up to be a Grab merchant-partner. This end-to-end process includes entering business profile information, uploading documents for legal requirements and creating a menu with appetizing (in the case of food) photographs. Self-onboarding for GrabFood merchant-partners has rolled out in Indonesia and Thailand. We will be progressively rolling out self-onboarding for all business verticals regionally.

•

Insights: Merchant-partners can get insights on their business performance, consumer orders, best-selling items and consumer profile information. Merchant-partners can also view consumer reviews and ratings. This tool equips merchant-partners with information on the health of their business so that they may plan and manage their resources and marketing strategy more effectively.

•

Employee and Store Management: Merchant-partners are able to create employee profiles with differentiated application restrictions/permissions based on their roles. Merchant-partners with multiple locations can switch outlets within the application without needing to log in for each separate outlet.

•

Merchant-Partner Support: Merchant-partners are given access to a comprehensive help center in-app, which includes informative articles and frequently asked questions, or they can also receive direct support via live chat or phone call with our support center agents.

•

Ad Manager: Merchant-partners can create advertisements and bid for advertisement placements to boost their brand visibility and sales. They have the option to select search or banner advertisements and can make edits to their advertising campaigns to optimize performance. They can track the performance of advertising campaigns real time and be guided by in-app recommendations.

•

Promotions: Merchant-partners have access to a suite of tools that enables them to create discounts and promotions. Merchant-partners can also join a campaign and get features across Grab marketing channels to help achieve their sales goals.

•

GrabAcademy: GrabAcademy is an in-app online training platform for our merchant-partners aimed at equipping them with certain essential know-how to optimize their value and experience from the Grab platform.

•

Supplies: Launched in Indonesia, we connect merchant-partners to suppliers to reduce inventory cost by allowing them to buy supplies and fresh ingredients through the application at bulk prices and have them delivered to their stores.

•	Merchant-Partner Loans: In Thailand, the Philippines and Singapore, low-interest loans can be accessed by our merchant-partners to enable them to grow their businesses.

Unified GrabMerchant platform, where merchants can seamlessly access tools from one place

*	Countries & other offerings: Indonesia – GoFood; Malaysia – FoodPanda; Singapore – Deliveroo, FoodPanda; Thailand – FoodPanda, Lineman, Get (GoFood); Vietnam – Now, Philippines – FoodPanda

Survey conducted by Cardas Research & Consulting Group from March to April 2021; Sample size: 30 Merchants for each alternative offering; Grab data as of April 18, 2021; Onboarding is defined as the duration from submission of signed contract to Activation in Food delivery service platform.

Tools like Ad Manager and Menu that merchants can use to manage their business in real-time

GrabMerchant web-portal providing merchant-partners a 360-degree view of their business

Consumer Superapp

The key to our superapp is the relevance of our offerings to consumers’ everyday lives from the time the consumer wakes up and orders breakfast, commutes to and from the workplace, all the way to the evening when the consumer orders dinner, pays for bills or shops online. We focus on everyday transactions such as transportation, eating, shopping and digital payments and other financial services. At a touch of a button, consumers have access to all offerings on our platform through a single mobile application.

In a region as geographically diverse as Southeast Asia, the offerings on our platform are deeply and widely penetrated, operating in capital cities, major commercial and tourist cities, as well as non-tier 1 cities and towns across Southeast Asia. Our application offers localized offerings and personalized experiences based on the consumer’s location.

Tight-knit integration across the offerings available through our platform provides, we believe, a consistently high-quality experience for consumers and encourages consumers to use more of the offerings on our platform. From December 2018 to June 2021, we saw the percentage of our MTUs using two or more offerings increase by over 60% from 33% to 55%. Integration across offerings on our platform also strengthens the superapp ecosystem, enabling the launch of new innovative products. For example, linking deliveries and financial services offerings on our platform, we have enabled deliveries-based coverage (together with our insurance partners in certain jurisdictions) such as Delivery Cover, which provides consumers protection against damage, theft or loss of an item when using the GrabExpress offering.

Our superapp provides consumers with simple and seamless access to a wide range of services and allows them to discover new offerings

Deliveries Offerings

Our deliveries platform connects our driver- and merchant-partners with consumers to create a local logistics platform, facilitating on-demand delivery of a wide variety of daily necessities including ready-to-eat meals and groceries, as well as point-to-point package delivery. We enable consumers to conveniently discover and place food and grocery delivery orders, empower our merchant-partners to build an online presence, reach consumers and scale their business and provide our driver-partners with income opportunities outside of our mobility offerings.

Key deliveries offerings on our platform include the following:

•

GrabFood is a food ordering and delivery booking service, which enables merchant-partners to accept bookings for prepared meals from consumers (with options for on-demand deliveries, scheduled deliveries and pick-up orders) through Grab’s merchant-partner application, and it also enables driver-partners to accept bookings for prepared meal delivery services through Grab’s driver-partner application.

•

GrabKitchen offers centralized food preparation facilities in Indonesia, Malaysia, Myanmar, Singapore, Thailand, the Philippines and Vietnam that enable merchant-partners to scale to multiple locations and to meet the rising demand for food delivery services in cost-effective ways. Consumers may also combine their favorite menus from two or more restaurants housed within GrabKitchen in one GrabFood order and delivery.

•

GrabMart is a goods ordering and delivery booking service, which enables merchant-partners to accept bookings for goods from consumers (with options for on-demand deliveries, scheduled deliveries and pick-up orders) through Grab’s merchant-partner application, and it also enables driver-partners to accept bookings for goods delivery services through Grab’s driver-partner application. Through GrabMart, consumers can order everyday items ranging from groceries and household goods, to gifts and electronics for delivery to their doorstep on-demand. In some countries such as Singapore and Malaysia, we also offer new localized offerings that enable delivery of fresh produce from morning market merchant-partners and delivery of a wide range of products from distributors and wholesalers from our dark stores.

•

GrabExpress is a package delivery booking service, which enables driver-partners to accept bookings for package delivery services through Grab’s driver-partner application. Consumers can arrange for instant or same-day deliveries using different vehicle types to cater for different package sizes. Consumers can also arrange non-instant, non-same day services through GrabExpress via our partners.

•

Leveraging our open application programming interfaces (“APIs”), e-commerce businesses can offer last mile delivery services to their customers as part of their checkout experience, and social sellers can make bulk delivery bookings via our GrabExpress web booking portal.

•

Grab for Business platform offers a unified management portal for corporate clients to easily digitize the management of work-related employee mobility and corporate food and package delivery services with advanced features that enable businesses to set policies, controls and corporate billing arrangements, as well as track and monitor all business usage of Grab’s offerings, which help to drive cost efficiencies, transparency and increased productivity. Grab for Business also offers integration with certain corporate expense management systems, making it easier and more seamless for employees to claim work-related spend on Grab’s offerings.

In Indonesia, we offer GrabKios. GrabKios agents act as an offline channel to sell digital goods including mobile airtime credits, bill payment services and e-commerce purchasing services. We are currently focusing on expanding our digital goods and financial services offerings by facilitating services such as mobile top ups, driver-partner top ups, bill payments, domestic money remittances and insurance products through the consumer and driver-partner superapps and GrabKios agents.

Deliveries user experience on our superapp

1

Home
Enjoy FREE delivery* from your store of choice, islandwide.
New on GrabFood
Toast and Tonic Brunch Club
Chaoyuan Gourmet - Upper Street

GrabFood home shows categories, promoted, new, popular, and personalised recommendations as well as favorites

2

Toast and Tonic Brunch Club
See Details
Check for available offers
Today's Offer
Vegan Salad Bowl

Restaurant menu shows key information, current offers, featured menu items

3

Vegan Nicoise Salad
14.40
Add toppings
Onions
Tomatoes
Kalamata Olives
Tofu
Pick condiments
Add to Basket - 14.40

Menu item offers item customisations, notes to restaurant, and shows if an item is discounted by the merchant-partner

4

Toast and Tonic Brunch Club
Order Summary
Vegan Nicoise Salad
People also ordered
Potato Patties
Subtotal
Service fees
No cutlery requested
Payment Details
Total
S$14.60
Place Order

Checkout enables the consumer to select payment type, promotions, and see any additional fees transparently

5

Contact support
9:45 - 10:00 AM
We've got your order!
Toast & Tonic Brunch Club
Total
S$14.60
View order summary
Check this out while you wait
Try our 4 week subscription program
Learn More

In-transit experience gives the consumer consistent updates and accurate estimated time of arrival

6

Contact Support
Let's rate your driver's delivery service
Total paid
Haven't received your order?
Call your driver

Rating screen allows the consumer to rate the food and the driver-partner separately, and then **tip their driver-partner**

GrabExpress user experience on our superapp

1
Welcome to Delivery
Schude Tower
Deliver to...
Delivery form
Sending from Serene Centre
You might also like
Create a delivery form
Book again
Car - Instant
Toast and Tonic Brunch Club

GrabExpress home screen allows consumers to book directly or repeat a booking, and offers relevant nudges

2
Estimated Price
Home
John's
+ Add more stops
Instant
Bike
Add-ons
Cash on Delivery
Total
S$12.90
Add Delivery Details

Deliveries can be instant or same day, and can be made using different vehicle types depending on package size and weight

3
Delivery details
Sender
Recipient
Total item weight
Total
S$12.90
Next

Delivery details allow consumers to enter in specific contact and package information to make the delivery seamless

4
Review Delivery
Delivery details
Jolene Ng
John Teo
Instant
Total weight
Bike
Add-ons
Cash on Delivery
Payment method
Total
S$12.90
Book a delivery

Booking screen allows consumer to select payment method including GrabPay, card or cash on delivery

5
Processing
Cancel Booking
Delivery details
Jolene Ng
John Teo
See details
Total
S$12.90

In-transit experience will keep the consumer updated on the status of the delivery

6
How was the delivery service by Zachary Teo?
Total amount
S$12.90

Rating screen allows the consumer to rate and tip the driver-partner, and see GrabRewards points earned

Mobility Offerings

The desire to bring safe and convenient mobility to Southeast Asia is how we got started as a company back in 2012. Our mobility offerings connect consumers with rides provided by driver-partners across a wide variety of multi-modal mobility options including private cars, taxis, motorcycles, and shared mobility options such as carpooling. We enable safe, delightful and economical mobility options for consumers using our platform while enabling economic empowerment for our driver-partners by providing flexibility to earn a living in ways best suited to their objectives.

The breadth of offerings on our platform spans four-wheel, three-wheel and two-wheel vehicle modes. We also pool traditional taxi and car supply through our JustGrab offering. This reflects the unique structural advantages of Southeast Asia and the Grab platform.

Key mobility offerings on our platform include the following:

•

GrabCar enables a private hire driver-partner to register with us and accept bookings through our driver-partner application. It includes a variety of localized solutions that vary across our markets, including premium cars (GrabCar Premium), cars equipped to transport persons with mobility needs (GrabAssist), cars equipped with child seats (GrabFamily), cars equipped to transport pets (GrabPet), large format vehicles or premium economy vehicles (GrabCar Plus), and luxury vans for airport or business travelers (GrabLux). Driver-partners who offer more specialized services through GrabFamily, GrabPet and GrabAssist receive additional customized training to help them better serve the needs of their passengers.

•	GrabTaxi enables a licensed taxi driver-partner in all markets we operate in except for Cambodia to register with Grab and accept bookings through the Grab driver-partner application.

•

JustGrab enables consumers in Cambodia, Malaysia, Singapore and Thailand to conveniently book either a private car or a traditional taxi with upfront non-metered pricing. By enabling bookings of either vehicle type, we are able to pool the supply of both taxis and private cars and enable faster booking of rides and a more efficient mobility platform.

•

GrabBike is a motorcycle ride-hailing offering. It is a popular choice among the local population, especially in Indonesia, Thailand and Vietnam, as it is an affordable and efficient mobility mode in congested cities. Through our GrabNow solution available in Indonesia and Vietnam, we enable consumers to directly flag down a GrabBike driver-partner without pre-booking through our app.

•

Three-wheel vehicles provide culturally popular localized modes under a variety of local names such as GrabTukTuk (in Cambodia and Thailand), GrabTrike (in the Philippines), GrabThoneBane (in Myanmar) and GrabRemorque (in Cambodia).

•

Our shared mobility options, such as carpooling (GrabShare and GrabHitch) also enable more affordable alternatives on our platform for consumers. However, due to the COVID-19 restrictions, some shared mobility options are currently suspended and may resume in the future.

•

Grab for Business platform offers a unified management portal for corporate clients to easily digitize the management of work-related employee mobility and corporate food and package delivery services with advanced features that enable businesses to set policies, controls and corporate billing arrangements, as well as track and monitor all business usage of Grab’s offerings, which help to drive cost efficiencies, transparency and increased productivity. Grab for Business also offers integration with certain corporate expense management systems, making it easier and more seamless for employees to claim work-related spend on Grab’s offerings.

We provide a variety of offerings based in each city that we operate, based on local needs and preferences.

Specific to our driver-partners, we offer GrabRentals which was launched in 2016. GrabRentals facilitates vehicle rental for our driver-partners at competitive rates through our rental fleet or third-party rental services to allow driver-partners with limited vehicle access to offer services on our platform. We provide four-wheel vehicle rental services to our driver-partners in Indonesia, Singapore and Malaysia, as well as motorcycle rental services in Singapore and Indonesia.

Mobility user experience on our superapp

1
GrabProtect
Follow our health and hygiene standards for rides
I Accept

Pre-ride, consumers are reminded about important **health standards** specific to their country's guidelines

2
Where to?

Consumers **book a ride** by search or selection of recommended rides based on the consumer's booking history

3
Book JustGrab

Select ride type, payment method and **offer** (promotion or reward)

4

In-transit experience gives the consumer relevant nudges, safety features, and ability to rate driver-partner

5
Unplanned stop?
I'm OK
Get Help

In the event of an **unplanned stop**, Grab will ask the consumer (and driver-partner) if they are ok or if they need help

6
How was your ride?

Upon completion of the ride, the consumer will be able to **rate and tip the driver-partner**, and collect **GrabRewards points**

Financial Services Offerings

Using the wealth of data generated across our ecosystem of daily life use cases, we have built an analytical and risk management platform to provide our consumers, driver- and merchant-partners with a suite of financial services—which for many would likely be their first ever financial service product.

We have had a strong focus on fraud prevention and risk management technologies since our inception, which we believe provides us with an advantage in navigating the complexities of financial services in Southeast Asia. Our in-house proprietary anti-fraud technologies can be used to mitigate the risk of fraudulent activity including account takeovers. Furthermore, our AI-enabled credit scoring models seek to protect against anomalous and suspicious transactions, and efficiently assign credit scores to consumers.

We also have strategic partnerships with a number of local and regional banks in Southeast Asia to grow our business.

Key financial services offerings on our platform include the following:

•

GrabPay is our digital payments solution addressing unique digital payments challenges and is available in Indonesia (through OVO), Malaysia, the Philippines, Singapore, Thailand and Vietnam (as GrabPay by Moca). It allows consumers to make online and offline electronic payments using their mobile wallet. We enable consumers, lacking access to a bank account, to add money to their mobile wallet through our driver-partner network, amongst many other top up channels. It also allows our driver- and merchant-partners to receive digital payments for their services, allowing them access to serve a large consumer base and saving them the hassle and risk of having to handle cash payments.

•

In 2019, we launched the GrabPay card in partnership with Mastercard in Singapore and the Philippines, enabling the mobile wallet of our driver-partners and consumers to be accepted at every online and offline merchant globally that accepts Mastercard payments.

•

GrabRewards is our loyalty platform providing consumers that use our platform with a large catalog of points redemption options, including offers from both popular merchant-partners and Grab. Integration with our offerings allows for a seamless experience, including automatic suggestions to pay for a ride or delivery using GrabRewards points (OVO Points in Indonesia).

•

GrabFinance provides our driver- and merchant-partners and consumers greater access to financial services through our platform. Offerings include digital and offline lending, PayLater services, white goods financing, receivables factoring and working capital loans. For many of our driver- and merchant-partners, GrabFinance is their first and only source of affordable financing, helping them smoothen out their cash flows and providing them a source of emergency funds.

•

PayLater enables our merchant-partners to offer their consumers the option to pay for goods and services on a later date or in installments and is available in Malaysia, the Philippines and Singapore. In 2020, we expanded PayLater to include online shopping and installment payments in Singapore and Malaysia. Our PayLater offering drives sales to merchant-partners by improving their discoverability by consumers who use our consumer superapp, and by improving the affordability of their goods and services to the consumer. Merchant-partners have reported up to 80% increase in sales since accepting payments via our payment offerings.

•

GrabInsure connects affordable insurance products to consumers and our driver-partners, and is available in Singapore, Indonesia, Malaysia, the Philippines and Vietnam. Products offered include protections for rides and package deliveries, personal accident insurance, income protection insurance, critical illness insurance, vehicle insurance and travel insurance. The majority of the policies transacted over our platform are innovative micro-insurance policies. The accessibility and affordability of the micro-insurance policies allows more people in Southeast Asia to protect themselves, their families and their livelihoods. Since April 2019 to June 2021, over 180 million micro-insurance policies transactions have been facilitated through the Grab platform.

•

GrabInvest enables our financial services partners to offer their investment products through our platform, including those based on money market and short-term fixed-income mutual funds, in which consumers can invest and grow their savings. In 2020, we launched GrabInvest’s first micro-investment product, AutoInvest in Singapore, which allows consumers to invest from as little as $1 every time they use our offerings.

•

GrabLink, our in-house payment service gateway, aimed at reducing dependency on third-party providers, helps us reduce our cost of funds across Grab transactions. Today, almost all card transactions on our platform in Malaysia, Singapore and Thailand are processed using GrabLink.

•

Our joint venture with Singtel, Singapore’s leading telecommunications player, has been granted in-principle approval for a digital full bank license in Singapore, which upon being granted the license, will permit us to provide a wide range of financial services, including lending services and taking deposits from retail consumers and businesses.

Financial services user experience on our superapp

Payments
GrabPay Wallet
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Scan to Pay
Send
Financial services
Insurance
Invest
PayLater
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Consumers can sign up for **GrabPay**, **PayLater** and other financial services plus secure their account via pin verification

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GrabPay Card offers an extension of the GrabPay wallet, so consumers can use GrabPay anywhere Mastercard is accepted

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GrabInsure enables a variety of insurance coverages to the consumers, such as critical illnesses, personal accident and travel protection

Invest
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AutoInvest helps consumers begin investing with micro top ups on every Grab transaction

PayLater
S$200.00
S$300.00
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Pay in 4 instalments

PayLater lets consumers search and discover merchant-partners that accept PayLater

Checkout with Grab
480.00
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Consumers can use **PayLater** to buy goods from merchant-partners and pay the next month or on instalments basis

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GrabRewards gives consumers rewards points on every Grab transaction that they can redeem for offers with merchant-partners or Grab service discounts

Enterprise and New Initiative Offerings

We have a growing suite of enterprise offerings including our advertising and marketing offerings, GrabAds and anti-fraud offerings, GrabDefence.

GrabAds enables businesses to foster growth through different advertising touch points depending on their target audience and objectives. We provide online advertising solutions on our superapp and deliveries offerings, and offline advertising solutions on our vehicle fleet. Our superapp is the first touchpoint for consumers accessing our platform, providing an important mobile advertising opportunity for consumer-facing businesses. For our GrabFood and GrabMart merchant-partners, we provide promoted listings and banner advertisements enabling them to promote their businesses within the food and grocery delivery offerings on our platform and enhance their consumer reach. While our GrabAds offering is relatively new, in the first half of 2021, 47% of our food and grocery merchant-partners utilized our marketing services. We also provide offline advertising solutions by leveraging our vehicle fleet, such as in-car product placements and mobile billboards to generate mass awareness.

GrabDefence allows us to offer our suite of self-developed in-house fraud detection and prevention technologies to third-party businesses, including traditional financial institutions and on-demand delivery, in order to help them protect their ecosystems.

Additionally, in pursuit of continuing to experiment with new offerings to better serve the needs of our driver- and merchant-partners and consumers, our platform also facilitates other lifestyle services through our superapp including managing home services, attraction tickets, flights and hotel bookings.

Our Competitive Advantage

Category Leadership with Recognized and Trusted Brand

We were the category leader in 2020 by GMV in each of food deliveries, mobility and by TPV in the e-wallets segment of financial services in Southeast Asia according to Euromonitor. We have a diversified business model across the eight countries in which we operate. With our scale and category leadership, we are well-positioned to further penetrate our markets within Southeast Asia.

•

Deliveries: According to Euromonitor’s estimates, we were the leading food delivery platform in the region, facilitating approximately half of total online food delivery GMV in Southeast Asia, with the next closest competitor having approximately 20% of regional GMV share.

•

However, food remains a highly competitive sector, as price-sensitive consumers in Southeast Asia continue to have easy access to a variety of food options, from restaurants, to hawker centers, to jollijeeps, to warungs. Amid the COVID-19 pandemic, home cooking has also become a popular and necessary trend as consumers spend more time at home.

•

Mobility: We were the category leader regionally by GMV in 2020 according to Euromonitor’s estimates, facilitating approximately 72% of GMV for ride-hailing in Southeast Asia, with the next closest competitor contributing approximately 15% of regional GMV.

•

As there are a diverse range of transportation options in Southeast Asia, we face competitive pressures from other players in the private transportation sector, affordable public transportation and vehicle ownership.

•

Financial Services: We operated the largest e-wallet by total payments volume in Southeast Asia in 2020 according to Euromonitor’s estimates, with an extensive suite of financial services licenses across our markets. We have substantially increased the breadth of our payments business, and in the first half of 2021, almost 40% of GrabPay transaction volumes took place outside of our platform. Examples of these off-platform transactions include: QR scan-enabled instore payments, online payments on

e-commerce and other platforms, airtime (mobile credit) top-ups, bill payments, P2P transfers, insurance premium payments and remittance.

•

With various types of companies offering e-wallet payment services, the e-wallet industry in Southeast Asia is highly competitive, and traditional payment methods still remain very relevant and widely-used.

	Euromonitor estimated regional category share in 2020		Grab’s share relative to next largest competitor
Segment	Grab	Next closest competitor
Online food delivery	50%	20%	2.5X
Ride hailing	72%	15%	4.8X
E-wallet	23%	14%	1.6X

Source: Euromonitor International estimates from desk research and trade interviews with leading market players and relevant industry stakeholders in the prepared meal, ride hailing and e-wallet sectors

Our brand is closely associated with quality, reliability, safety and convenience in the minds of the Southeast Asian consumers that seek to access services offered through our platform. For example, in a consumer survey on online food delivery services conducted by Euromonitor across six Southeast Asian countries, GrabFood was found to be the top brand that came to consumers’ mind when thinking about online food delivery service providers, with 44% of consumers naming the brand unprompted, and 36% of the respondents from the same survey also selected GrabFood as the online food delivery platform that they use most frequently, ahead of all other regional competitors.

	% of SEA consumers surveyed by Euromonitor
	GrabFood	Next closest competitor
Unprompted food delivery brand recall	44%	27%
Most often used food delivery brand	36%	27%

Source: Euromonitor International survey in 2021. Base: All respondents who have used online food delivery services in the past 6 months

Note: SEA includes Singapore, Malaysia, Indonesia, Thailand, the Philippines and Vietnam only

We believe driver- and merchant-partners want to partner with us because of our scale and the strength of our brand, and consumers choose to use our platform first for key everyday needs. We believe our presence, scale and the strength of our brand also makes us the partner of choice for multinational corporations that are looking to accelerate growth of their businesses in Southeast Asia. For example, we have developed a number of highly successful corporate partnerships with leading multinational companies including Heineken, Marriott International, Mastercard, Singapore Airlines, Unilever and Watsons, and we have strong relationships with top Southeast Asian companies including Ayala Land, Central Group and LinkAja.

Our Business Model

Our platform connects millions of consumers with millions of driver- and merchant-partners to facilitate interaction and trade between these stakeholders. We generate the majority of our revenue from service fees and commissions paid by driver- and merchant-partners for use of the Grab superapp to connect them with consumers and facilitate transactions. Based on service agreements with driver- and merchant-partners, we retain the applicable fee or commission from the fare or order and related charges that we collect on behalf of the driver- and merchant-partners.

We offer various incentives to our driver- and merchant-partners, which are deducted from the fees normally received from driver- or merchant-partners (typically being a percentage of the fare paid by the consumer to the driver- or merchant-partner) and such incentives may sometimes exceed Grab’s fee from a particular transaction. Excess incentives refer to payments made to driver- and merchant-partners that exceed the amount of commissions and fees earned by Grab from those driver- and merchant-partners. We also offer consumer incentives. All of the foregoing incentives are recorded as reductions in revenue. We also generate revenue from payment processing services transaction fees charged to merchant-partners.

Set forth below are descriptions of our business model by segment.

Deliveries. Our deliveries platform connects driver- and merchant-partners with consumers to create a localized logistics platform, facilitating on-demand and scheduled delivery of a wide variety of daily necessities, including ready-to-eat meals and groceries, as well as point-to-point package delivery. This segment includes GrabFood, GrabKitchen, GrabMart, GrabExpress, and GrabKios.

The graphic below illustrates the economics of a typical deliveries order:

Consumer Economics: The consumer pays the total dollar value of goods ordered, delivery fee, and platform and other fees, which is partially offset by a promotion given. In the example above, the GMV of the consumer’s delivery order is $21.00, consisting of the following components:

•	The dollar value of goods ordered: $18.00;

•	Delivery fee: $3.40;

•	Platform and other fees: $0.20; and

•	Consumer promotion of $0.60.

Merchant-partner Economics: We charge our merchant-partners a commission by applying an agreed-upon commission to the total dollar value of goods ordered. Merchant-partners receive the dollar value of goods ordered as well as any incentives, net of the Grab commission. In the example above, the merchant receives $15.60.

Driver-partner Economics: The driver-partners receive the delivery fee, and we may charge a commission in certain markets. In the example above, the driver-partner receives $4.60, which consists of the delivery fee and any incentives.

Grab Economics: We retain the commission paid by merchant-partners and driver-partners. In the example above, we would retain $0.80 in total, of the $3.80, after accounting for partner incentives of $2.40 and consumer promotion of $0.60.

Platform and Other fees: Platform fees are ultimately borne by the driver-partner for benefits that they receive from utilizing our offerings. We collect the platform fees from consumers on behalf of driver-partners which enables us to maintain and enhance safety measures, costs for platform improvements and support our driver-partner’s welfare. Other fees include a small order fee which is the difference between the order amount and the minimum order quantity when the goods ordered are less than the specified minimum order amount.

Mobility. Our mobility offerings connect consumers with rides provided by driver-partners across a wide variety of multi-modal mobility options including private cars, taxis, motorcycles (in certain countries), and shared mobility options, such as carpooling. This segment includes GrabCar, GrabTaxi, JustGrab, GrabBike, three-wheel vehicles, GrabShare, and GrabRentals. Through GrabRentals, we utilize Grab’s fleet of cars to provide one-stop car rental to driver-partners at affordable rates.

The graphic below illustrates the economics of a typical ride:

Consumer Economics: The consumer pays the total dollar value of the ride, including any tolls (tolls are collected by us from the consumer and remitted directly to the driver-partner who paid for the initial toll), tips, and other fees, which is partially offset by a promotion given. In the example above, the consumer pays $9.60.

Driver-partner Economics: The driver-partner receives the value of the ride, including tolls and other fees, and any incentives, net of the Grab commission. Commissions are based on an agreed-upon rate based on the cost of the ride. In the example above, the driver-partner earns $9.00.

Grab Economics: We retain the commission earned from the journey. In the example above, Grab earns $0.60 after accounting for partner incentives of $1.00 and consumer promotions of $0.40.

Financial Services Our financial services offerings include digital solutions to address the financial needs of our driver- and merchant-partners and consumers, including digital payments, lending, receivables factoring, insurance and wealth management. This segment includes GrabPay, GrabRewards, GrabFinance, GrabInsure, GrabInvest, and OVO. The financial results of OVO, which is a leading Indonesian digital payments and smart financial services business, are consolidated in our financial results and included in our financial services segment. We are also in the process of launching our digital bank in Singapore after being selected for the award of a digital full bank license by the Monetary Authority of Singapore.

Merchant-partners that have entered into contractual agreements with Grab pay us a commission fee, based on transaction volumes, to support the GrabPay e-wallet services we provide or facilitate for merchant-partners and consumers. Inter-company revenue generated from on-platform payments, together with the corresponding costs charged to other Grab segments, is eliminated when we consolidate our financial results. Consumer promotional payouts and consumer rewards are recorded as reductions in revenue (and not as expense), and therefore in the past, we have recorded negative revenues from financial services for certain periods.

We also generate revenue from other financial services, namely lending, insurance, wealth management, and others. For lending and receivables factoring, we generate revenue primarily based on the interest income we receive from the loans we extend to borrowers and from the factoring fee or discount when we purchase the receivables. For other financial services, we generate revenue through commissions received from the sale of products and services. We also maintain a rewards program, which helps to increase retention as consumers earn rewards points that can be redeemed on our platform.

Enterprise and New Initiatives. We have a growing suite of enterprise offerings, including GrabAds and GrabDefence, that we are progressively making available to our driver- and merchant-partners and consumers. In addition, this segment includes other lifestyle services offered by third party service providers to consumers through the Grab app, including domestic and home services, flight bookings, hotel bookings, subscriptions and more in certain countries.

GrabAds provides online and offline advertising solutions for brands. We provide GrabAds offerings across three categories—mobile billboards, which turns our fleet of vehicles into roving billboards to generate mass offline awareness, and generates additional income for our driver-partners, in-car engagement and in-app engagement, which includes merchants-featured advertising and other digital content through our Grab superapp. GrabDefence opens our strong suite of in-house fraud detection and prevention technologies to third-party businesses. We generate revenue by directly selling these services to merchants and businesses.

For lifestyle offerings, we earn revenues from commissions charged to service providers in return for selling these services through our platform.

Superapp Ecosystem with Strong Synergies

Grab ecosystem flywheel

We believe our platform has gained strong synergies through the creation and expansion of the “Grab ecosystem flywheel.” The impact of our flywheel includes:

Encourage consumers to use the Grab platform

More offerings and partners on our platform drive greater selection, better value, more bookings and faster delivery times, all of which encourage consumers to use the Grab platform more to access our mix of offerings.

Each cohort spends more

Our ecosystem drives significant synergistic benefits. More partners on our platform drive greater selection, better value, more booking allocations, and faster delivery times, all of which encourage consumers to use the platform more, leading to increased engagement. As consumers spend more, the income opportunities for our driver- and merchant-partners grow, and that encourages more drivers and merchants to join and remain on our platform. Our financial services offerings underpin the ecosystem, facilitating seamless transactions and providing additional opportunities for creating value. The more activity there is on the platform, the more value we create for our stakeholders as our ecosystem grows.

A cohort is defined as consumers who use any of the offerings on our platform for the first time in a specific year and continue to use our platform as of 2020. Each of our cohorts has been consistently spending more with our partners on our platform each year. As consumers use the offerings on our platform more frequently, the GMV generated by each cohort has also grown consistently. New cohorts are also increasing their spending at a faster rate than older cohorts, except for cohort growth in 2020 which was adversely affected by the COVID pandemic but still showed significant improvements in cohort spending. This was despite consumer incentives decreasing across the period; for example, consumer incentives as a percentage of GMV decreased from 7% in Mobility and 16% on Deliveries in 2019, to 3% and 8% in 2020, respectively.

The chart below illustrates the growth in spending by consumer cohort indexed to year 1. For example, the 2016 cohort includes all consumers who placed their first order on our platform between January 1, 2016 and December 31, 2016 and continue to use our platform. This cohort spent approximately 3.6 times as much with our partners on the platform in 2020 as they did in 2016 across mobility, GrabFood, GrabMart, and GrabExpress, demonstrating increased consumer engagement over time. As the period covered extends beyond the introduction of Grab’s first financial services offerings, and the contribution of financial services GMV could be larger than the rest of Grab’s segments, spending on financial services was excluded in the cohort information to ensure that the cohort information presents a reasonable representation of the overall spend on mobility and deliveries segments and does not lead to an unfair representation of GMV per MTU.

GMV per Consumer by Cohort, Indexed to Year 1

Higher cross-offering usage

We provide consumers with a broad range of high frequency offerings that they need each day. As we have expanded the depth and breadth of offerings on our platform, the income opportunities for our driver- and merchant-partners have grown and our platform has become more present in consumers’ daily lives. Over time, consumers have been using more offerings available on our platform.

The chart below shows how MTUs using more than one offering were 55% of total MTUs as of June 30, 2021, increasing by more than 60% since December 2018 when they were only 33%. In the six months ended June 30, 2021, 33% of GrabFood MTUs were also mobility MTUs as a result of the impact of COVID-19 on mobility. Prior to COVID-19 in the three months ended March 31, 2020, 56% of GrabFood MTUs were also mobility MTUs, and we expect to return to this trend to continue as economies recover from the pandemic due to the increased penetration of food delivery users on our platform. The diversified offerings available on our platform also benefit many of our driver-partners, who are able to switch seamlessly between mobility and deliveries offerings, leading to increased productivity and income. For example, with respect to our driver-partner base across Indonesia, Vietnam and Thailand, approximately 66% of GrabFood two-wheel driver-partners were also mobility driver-partners in the three months ended June 30, 2021.

Monthly Transacting Users Split by Number of Offerings (%)(1)

Note:

(1)	Figures may not add up to 100% due to rounding

Retention Rates for Multi-Offering Users:

The more offerings that consumers use on our platform, the more loyal they tend to be, with a direct correlation between retention rates and the number of offerings consumed. The one-year retention rate is calculated as the number of users in June 2020 that had transactions in June 2021, divided by the number of users that had transactions in June 2020. The chart below shows how consumers (transacting users as of June 30, 2020) using one, two, three, or more than three offerings demonstrated increasing one-year retention rates of approximately 34%, 60%, 76%, and 85%, respectively. Our GrabRewards and OVO rewards loyalty programs are also important components of the consumer retention strategy, incentivizing consumers to transact on our platform.

One Year Retention Rate for all MTUs who had Transactions in the month of June 2020

Help achieve operational efficiencies

Our scale and ecosystem also spur growth and facilitate the rapid rollout of new offerings. Leveraging our existing base of driver-partners, we were able to rapidly scale our food delivery offering to become Southeast Asia’s category leader in just two years. Not only are we able to rapidly scale our offerings, but we are able to do so at lower costs.

Diverse Offerings and Resilient Business Model

Our platform is diversified and flexible. We facilitate important high-frequency everyday consumer services and cater to a wide range of price points and demographics, enabling us to remain present throughout consumers’ daily lives. Our focus on providing a broad range of key offerings contributes to the resilience of our business model. Our offerings are also deeply integrated into the lives of consumers, often on a daily basis, which drives loyalty and retention.

For example, in our mobility segment consumers in several of our markets have the ability to book an affordable two-wheel ride, a six-seater car for a family or a premium car service. Similarly, in our deliveries segment, our platform offers the widest choices of food to consumers in Southeast Asia according to Euromonitor, based on the total number of registered food delivery merchant-partners and the country coverage of registered merchant-partner pool in 2020.

Our diversified “everyday everything” app strategy provides us with the flexibility to adapt and deploy resources where consumer demand is highest. This diversification and resilience of our business enabled us to emerge, we believe, stronger from the COVID-19 pandemic.

For example, the benefits of our model were best evidenced during the COVID-19 pandemic, when demand for mobility offerings declined as regions were subject to stay-at-home and social distancing orders, but demand for deliveries rose significantly. In response, we enabled more than 237,000 driver-partners who were previously only serving the mobility segment to have the choice to serve both our mobility and deliveries segments in 2020 to respond to changes in demand. In addition, we were able to expand GrabMart from two countries to all of our eight Southeast Asian markets within three months.

Furthermore, our overall revenue has recovered to pre-COVID-19 levels because we already had the foundations in place to divert resources to, and expand, our deliveries and financial services offerings during the pandemic.

Despite the COVID-19 impact, our revenue grew by $317 million to $396 million for the six months ended June 30, 2020 compared to $78 million for the six months ended June 30, 2020.

Hyperlocal Approach to Solving Problems of Driver- and Merchant-Partners and Consumers

As a pan-regional operator, with our superapp platform, we believe we are unique in Southeast Asia. We have demonstrated our ability to succeed and compete across multiple geographies because we recognize that every country we operate in is different.

Being hyperlocal helps us adapt and grow in each market

Each country has different infrastructure, regulations, systems and consumer expectations. Recognizing this diversity is key to successful expansion in the region, and so we take a hyperlocal approach to our operations.

This starts with having dedicated, local ‘boots-on-the-ground’ execution teams led by local leaders in each country that we operate. Around 90% of our workforce is based in-market, and that includes technology teams in Indonesia, Malaysia, Singapore and Vietnam. We also invest significant time in developing and maintaining deep and long-standing local relationships across the region, and a key aspect of our approach to doing business is our collaborative approach with various stakeholders and regulators in each of our markets.

Being hyperlocal helps us meet our users’ different needs

User experience is customized to suit the needs of our driver- and merchant-partners and consumers in each individual market. We recognize that problem solving at the local level is essential to succeed rather than a ‘one-size fits all’ approach, and we tailor our offerings accordingly. For example, we have developed solutions for locally popular modes of transportation, including GrabThoneBane in Mandalay, Myanmar, GrabTukTuk in Cambodia and Thailand and GrabTrike in the Philippines. In Singapore, we combined taxis and private cars into a single fixed upfront fee supply pool under JustGrab because we realized that passengers were generally indifferent to the type of car that picked them up, so long as it was the fastest to arrive and there was upfront certainty over fares. During the fasting month of Ramadan, some Ramadan bazaars were cancelled across the region due to social distancing requirements. We worked with local governments to encourage bazaar sellers to join GrabFood and/or GrabMart to mitigate the impact of social distancing requirements on a traditionally important time of the year for generating income.

Localized superapp for each of our core markets:

Indonesia

9:41 AM
100%
Penawaran, makanan, dan destinasi
OVO IDR 100.000
3,200 Poin
Makanan
Mart
Express
Pulsa/Token
Mobil
Motor
Kesehatan
Lainnya
Terus menjelajah
GrabBike
GrabCar
Jalan aman
Rp 80rb
Buruan, ada diskon buat jalan aman
Sampai 21 Aug
Pesan belanjaan dari toko favoritmu
GrabMart
Beranda
Aktivitas
Pembayaran
Inbox
Akun

Malaysia

9:41 AM
100%
Offers, food, and places to go
RM 52.30
3,200 Points
Food
Mart
Express
Transport
Insurance
Gift Cards
Offers
More
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SHOP MALAYSIA ONLINE
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Jom shopping online
GrabFood
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Philippines

9:41 AM
100%
Offers, food, and places to go
PHP 880.00
3,200 Points
Food
Express
Mart
Car
Pabili
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FREE DELIVERY
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GrabMart
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Get FREE DELIVERY everyday on GrabMart
Until 30 Sep
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Singapore

9:41 AM
100%
Offers, food, and places to go
SGD 52.30
3,200 Points
Food
Mart
Express
Transport
Insurance
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Order from your favourite restaurants
GrabFood
Save more with GrabPay deals and Rewards
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Thailand

9:41 AM
100%
THB 2500
อาหาร
ร้านค้า
ส่งของ
เดินทาง
แพ็กเกจ
เพิ่มเติม
ค้นพบประสบการณ์ใหม่
ลดสูงสุด50%
สดจากฟาร์ม
40%
Mart
GrabFood
GrabFood

Vietnam

9:41 AM
100%
Ưu đãi, ẩm thực và địa điểm
VND 100.000
200 Điểm thưởng
Ô tô
Xe máy
Đồ ăn
Giao hàng
Cửa hàng
Nạp tiền ĐT
Hóa đơn
Xem thêm
Khám phá đây đó
Reng reng giờ vàng, ship hàng nửa giá
Xây cầu mơ ước Tiếp bước tương lai
Reng reng giờ vàng, ship hàng nửa giá
Đến 1 Dec
chung grab chung tay
5 phút đọc
Trang chủ
Hoạt động
Thanh toán
Hộp thư
Tài khoản

Leading Technology

Our technology allows us to manage dynamic, real-world interactions every day, support global payment capabilities, provide multilingual real-time community safety and user support and cater to city-specific product requirements.

Technology designed to be scalable, flexible and reliable

As our superapp serves users in more than 400 cities across Southeast Asia, our technology systems are designed to be scalable, yet flexible enough to be hyperlocal. With millions of transactions taking place on our platform every day, our technology aims to deliver a sophisticated and hyperlocal experience, while ensuring reliability. Furthermore, we are able to deliver localized user experiences that take into account languages and other local variations specific to countries and cities across Southeast Asia. For example, the Grab app includes a secure chat with automatic translation between our driver-partners and the consumer (GrabChat).

Technology that strives for security and integrity

Our superapp is powered by a unified technology and data platform, and improvements to our core technology architecture can be scaled quickly across our markets. For example, upon identifying fraud patterns on our booking flows, we can roll out pre-allocation risk algorithms, a complex set of real-time logic that uses machine learning to predict the probability of fraudulent transactions before allocating the transaction. In the six months ended June 30, 2021, this predictive AI proactively defended the approximately one billion transactions on our platform from malicious activities, and it continues to provide a layer of preventative protection.

Global tech talent pool, local solutions

Our team of engineers, data scientists, data analysts, designers and product managers are located across eight research and development centers in Bangalore, Beijing, Cluj-Napoca, Ho Chi Minh City, Jakarta, Kuala Lumpur, Seattle and Singapore. Our geographically diverse technology and engineering network allows us to combine local perspectives in places where the driver- and merchant-partners and consumers using our platform live with some of the best specialized technological talent located around the world. Our technology team not only designs, builds and optimizes our offerings for a broad spectrum of driver- and merchant-partners and consumers, but also keeps our technology platform running efficiently. They conduct hundreds of controlled experiments each month using our proprietary experimentation engine, “ExP,” to drive regular improvements to both product experience and marketplace efficiency.

Our technology priorities have been:

•

Reliability and resilience. We aim to provide a platform enabling a wide range of offerings to be provided to millions of people across Southeast Asia every day, and we take this responsibility seriously. If our systems fail to function correctly, we know that this directly impacts livelihoods. We strive to build technological capabilities and infrastructure that monitor our systems, detect software, hardware, or dependency problems quickly and offer a solution to mitigate disruptions. Due to such efforts, the reliability of our technology has generally improved, despite our business’ growing scale and number of offerings.

•

Security. We aim to provide a secure platform for our wide range of offerings. We strive to incorporate security practices into our product development lifecycle, and to regularly review and update them according to what we believe to be industry best practices, as well as to regularly update our infrastructure for protection against the latest security vulnerabilities.

•

Trust & safety. We build technology solutions with the aim of creating and maintaining a safe and trusted experience on our platform, including facial recognition for the driver-partners and consumers using our platform where necessary (barring local regulatory or operating restrictions), trip monitoring to detect possible safety incidents, telematics to improve driving quality, digital know-your-customer checks for our driver- and merchant-partners as required by local regulations and ongoing fraud detection and prevention. Our constant investment in this area has enabled us to progressively improve and maintain low safety and fraud incident rates on our platform.

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Marketplace optimization. Our technology systems make a vast number of decisions in real-time to try to optimize demand and supply across a multi-sided marketplace consisting of the driver- and merchant-partners and the consumers using our platform. With machine learning, we are able to derive an estimated demand forecast in real time for up to 20 minutes ahead for certain mobility and deliveries offerings. Our marketplace design focuses on assisting our driver- and merchant-partners to maximize productivity while helping to ensure that the consumers are able to obtain rides from driver-partners as needed and receive deliveries from our merchant-partners in a timely manner. In order to achieve this, our pricing, allocation and batching engines are designed to draw from a combination of artificial intelligence and machine learning to observe historical trends, match them with real-time environmental data and usage patterns and make intelligent decisions. For example, every order request factors in a large number of different attributes including the driver-partner profile, consumer ride history, location, time of day and more to help us make the best match possible. In addition, we forecast areas that we expect will see a spike in demand and make the data available to driver- and merchant-partners to improve the overall efficiency of our marketplace.

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Artificial intelligence. The volume and frequency of data that we process through our platform each and every day provides valuable insights on consumption patterns and consumer behavior in Southeast Asia. We bring this data together with deep artificial intelligence and machine learning capabilities to deliver intelligent, personalized experiences and help solve problems in the region such as fraud. For example, our technology enables us to provide a predictive ride recommendation, so that a ride can be booked with one tap. We use computer vision to detect, identify and flag unclear images submitted by our merchant-partners. We also use machine learning, paired with GPS data from our driver-partners, to detect potentially unmapped roads.

We have invested in building key technology infrastructure in-house in order to better serve the needs of our partners, our employees and the consumers. Today, these proprietary technologies not only provide us with a competitive advantage, but have also enabled us to become less dependent on external technology providers in certain cases. For example:

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GrabDefence is our proprietary anti-fraud detection and prevention system that learns from the millions of transactions we process daily to help us stay ahead of fraudulent activity. We have commercialized this technology to help secure the systems of certain corporate partners.

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Our platform has served over eight billion driver-partner trips and aggregated over 44 billion kilometers of GPS trace data. More importantly, many streets in the cities we operate in are actually alleys or shortcuts that are not mapped by mapping service providers. However, our two-wheel driver-partners are able to utilize these alleys and shortcuts in many situations. We integrate data from trips through these alleys and shortcuts into our maps, using the real-time mapping data we collect from our driver-partners. With our data and the investments we have made into AI and other technologies, we have developed proprietary mapping, routing, journey time prediction and point of interest (“POI”) capabilities. This has not only helped reduce our reliance on external mapping service providers, but has also enabled us to improve user experience with more accurate travel time prediction and better routing.

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We have developed a proprietary technology stack to power GrabAds, our in-house advertising platform. This stack includes advertisement serving, personalization and reporting capabilities that leverage Grab’s unique assets, such as geo-location, loyalty rewards and GrabPay. The combination of these tools is aimed at enabling us to deliver a competitive return on advertising spend for our advertising clients and merchant-partners while ensuring we continue to provide relevant, engaging content for consumers using our superapp.

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GrabLink, our in-house PCI-compliant secure payment gateway, provides the ability for Grab to process card payments without third-party payment service providers. Today, GrabLink is directly connected to seven acquirers in five countries and processes more than a million payment transactions daily, saving us millions of dollars in payment processing costs every year.

Global and Talented Team with a Heart to Serve

Over the years, we have built a deep technical and business bench that thrives in a strong corporate culture. As a founders-led, mission-driven company that seeks to uplift our communities across the region, we place as much emphasis on cultural alignment with The Grab Way and our 4H principles as we do on technical or functional competency. This is reflected in our hiring and performance management practices and over time has enabled us to assemble a global and talented team that not only has a deep understanding of the local cultures and markets of Southeast Asia but also truly believes in our mission, the gravity of the societal problems we are solving and has a heart for, and the hunger to serve, our communities.

Consumers Who Use Our Platform

Our almost 25 million Monthly Transacting Users (“MTUs”) in the second quarter of 2021, come from a wide range of demographics and socio-economic backgrounds. Consumers who use our platform are highly engaged and demand high-quality services, technological functionality, and prompt responsiveness.

Why do consumers use Grab?

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Convenient access to services through our easy-to-use superapp. Hyperlocal services are made available through a single high-quality superapp that is tailored to each market where we operate. Such offerings are available on-demand with average wait times of just over five minutes for rides and under 30 minutes for food deliveries, respectively, in the first half of 2021;

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Greater choice and value. Our platform offers a broad range of choices to suit a variety of needs across a wide spectrum of price points. For example, in our mobility segment, lower cost motorcycle booking services are offered through GrabBike in certain markets, and premium vehicles can be booked through GrabCar Premium. In our deliveries segment, our merchant-partners range from small food stalls, popularly called hawker stalls, to Michelin Star restaurants that offer a variety of cuisines on our platform;

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High quality, trustworthy offerings. Our driver- and merchant-partners, through our platform, provide high quality services that consumers can trust. We run a regular benchmarking exercise to measure mobility safety performance on the Grab platform against Singapore’s Land Transport Authority’s Quality of Service standards. Singapore has high safety standards for the ride-hailing industry, and we believe that this is a relevant benchmark for our business across Southeast Asia. We facilitate and strive to ensure safety of consumers accessing rides through our mobility offerings by leveraging safety features such as trip monitoring algorithms and digital know-your-customer checks as required by local regulations. For 2020, the road accident rate associated with our mobility business across Southeast Asia of 0.12 accidents per 100,000 rides was over 75% better than the Quality of Service benchmark for ride-hailing booking service providers in Singapore. We are also committed to improving food safety standards. For example, in Thailand, we partnered with the Ministry of Public Health to encourage merchant-partners to complete the government’s “Clean Food Good Taste” certification program and to conduct online training courses to educate driver-partners on food safety and hygiene. We also collaborated with the Bangkok Metropolitan Administration to implement additional safety measures such as temperature checks for driver-partners before entering restaurant premises; and

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Seamless transactions and access to inclusive financial services. Our integrated payments capabilities facilitate seamless transactions on our platform. By and with our partners, our platform also offers consumers access to a broad range of digital financial services, including payments and rewards, insurance, lending and wealth management.

Our Driver-Partners

Our more than five million registered driver-partners as of June 30, 2021, represent a diverse range of individuals across many different ethnicities and age groups. Our driver-partners take pride in satisfying consumers by providing rides, food deliveries and package deliveries each day. Our driver-partner network is also highly inclusive. Today, over 1,100 individuals with disabilities proudly serve as driver-partners on the Grab platform.

Why do driver-partners choose Grab?

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Ability to earn a sustainable living. According to the survey of more than 5,000 driver-partners conducted by NielsenIQ in April 2021, 46% of respondents said they were not working prior to becoming a driver-partner on the Grab platform, and 61% of respondents agreed that they were able to earn a higher average monthly income through their partnership with the Grab platform;

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Flexibility to work when, where and how much they want. Grab empowers driver-partners to have significant flexibility over how much and when they work. Driver-partners have the potential to switch between mobility and deliveries segments to suit their preferences and maximize earnings. Driver-partners also have the option to concurrently partner with other platforms similar to ours;

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Ability to earn an income (as a driver-partner) without having access to a vehicle. GrabRentals facilitates vehicle rental for our driver-partners at competitive rates through our rental fleet or, as relevant, third-party rental services, to allow driver-partners (with otherwise limited vehicle access) to be able to offer services through our platform;

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Improved efficiency through technology. Driver-partners are able to manage their profile and booking or order workflows using our driver-partner superapp. We provide tools including dynamic pricing, back-to-back bookings and demand heat maps, and enable driver-partners to accept bookings along the driver-partner’s way home to make their time on our platform more efficient;

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Comprehensive ecosystem supporting driver-partner needs. Catering to the needs of our driver-partners, we provide support for our driver-partners with fuel discounts, priority allocation, off-day perks, insurance and learning and development opportunities that vary depending on the country and time the driver-partner has spent providing services through our platform; and

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Access to inclusive financial services. Our payments infrastructure allows our driver-partners to conveniently receive payments from the consumers and keep track of their earnings and incentives. We helped many of our driver-partners with opening their first bank accounts, and we are able to offer and assist them in obtaining a range of other targeted financial services, including purchase financing and insurance.

Our Merchant-Partners

Our over two million registered merchant-partners and over two million registered GrabKios agents in Indonesia, as of June 30, 2021, range from local entrepreneurs, including small restaurants, convenience and grocery stores, to multinational franchises and lifestyle service providers, including hotels, travel agents, and home services providers.

Why do merchant-partners choose Grab?

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Increased reach. Merchant-partners are able to leverage our online presence and access a vast user base using our platform to drive increased traffic both online and offline. Across our regional marketplace, merchants on the platform have an extended reach, with most of them receiving demand from consumers as far as 7.5 kilometers or more from their physical location, something a conventional in-store model would seldom allow, especially in the congested cities of Southeast Asia;

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Greater efficiency and profitability through our technology. Our GrabMerchant platform allows our merchant-partners to build their online presence, manage advertisements and track performance in real-time. In the first half of 2021, approximately 47% of our food and grocery merchant-partners leveraged our advertising and promotion tools and offerings;

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Access to infrastructure and innovation. We enable our merchant-partners to overcome geographic barriers and economically scale into new markets. For example, by offering kitchen operating space coupled with marketing support, GrabKitchen cloud kitchens offer merchant-partners a lower-cost and lower-risk way of expanding to new locations; and

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Financial services infrastructure. Our payments infrastructure allows our merchant-partners to accept cashless transactions, offer “PayLater” option, and access the large consumer base using GrabRewards and GrabPay. Additionally, together with our partners we are able to offer our merchant-partners other targeted financial services, including working capital loans and insurance to help them grow and protect their businesses even better.

Our Roadmap for Sustainable Future Growth

Invest in Technology and Infrastructure

We plan to continue to invest in technology and infrastructure to enhance user experience and improve operational efficiency. For example, we plan to continue to:

•	refine our on-demand delivery algorithm and mapping capabilities to further optimize routing and reduce delivery times;

•	focus investment on AI to better predict our users’ needs in surfacing more relevant recommendations and search results;

•	use AI to increase the efficiency and automation of operational processes such as the processing of support enquiries; and

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focus on refining the online and offline tools we provide our merchant-partners including an integrated platform which enables them to build an online store, purchase supplies, and track reporting and insights in real-time.

We will continue to recruit high quality talent, including industry-leading researchers, experienced engineers, and top graduates from world-renowned institutions.

Drive Efficiencies and Monetization Opportunities across our Partner Network

The scale of our driver- and merchant-partner base and consumers using our platform creates significant opportunities for us to drive further growth and efficiency. For example, we plan to continue to:

•	Increase engagement as well as addressable advertising opportunities by increasing the breadth and deepening the personalization of our diversified offerings.

•	Optimize our driver-partner network and maximize efficiencies as we enable more driver-partners to service multiple verticals to satisfy demand.

•	Offer more tools to assist our merchant-partners to innovate and increase their revenue and productivity.

•	Cross-sell financial services products to our driver- and merchant-partners and consumers and leverage our extensive loyalty program, GrabRewards.

Expand our Range of Products and Offerings with Focus on High Growth Areas

We are focused on expanding product offerings on our platform in the areas which we believe have the highest growth potential and which have the strongest synergies with the rest of our ecosystem. This includes:

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Package and groceries delivery: These businesses are still relatively nascent and have much room for growth in tandem with the growth in e-commerce and the pandemic-induced shift to online grocery shopping.

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Financial services: The opportunity for financial services in Southeast Asia is significant, with roughly six in every ten adults in the region either unbanked or underbanked according to Euromonitor, and the vast majority of commerce (by transaction volume) conducted in cash. From our foothold in payments, we have continued to broaden our offerings. In 2020, we acquired the tech start-up, Bento Invest Holding Company Pte. Ltd., rebranded as GrabInvest, which has brought retail wealth management and investment solutions to the platform users. Additionally, we were among the first group of companies recently selected for the award of the first digital full bank licenses in Singapore, along with our consortium partner, Singtel. Furthermore, Digital Banking JV, our consortium with Singtel, submitted an application to Bank Negara Malaysia for the Malaysian digital bank license together with a consortium of other Malaysian investors on June 30, 2021. We believe that the digital bank will further our goal to empower more people to gain control of their finances and achieve better economic outcomes.

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Enterprise services We see significant potential in targeted advertising for merchant-partners so they may better realize opportunities from our extensive ecosystem and its unique features to increase their sales. Similarly, GrabDefence, our anti-fraud technology, is an area of future growth within our enterprise offering.

Furthermore, we see plenty of room for growth outside tier 1 cities that remain underpenetrated today. We will look to expand and localize our product offerings to address the needs of consumers in those cities.

Pursue Targeted Investments, Acquisitions, and Strategic Partnerships

To complement our organic growth strategy, we expect to continue to selectively pursue investments and acquisitions that we believe will enhance user experience, as well as solidify and extend our category leadership position. We have also successfully pursued a strategy of making strategic alliances with suitable partners, and we expect to continue to do so in the future. We intend to focus on investments, acquisitions and alliances that we believe will attract new consumers to our platform and broaden our offerings.

Our Response to COVID-19

The COVID-19 outbreak has been a human tragedy at an unprecedented global scale, affecting the lives and livelihood of millions, especially participants in the informal economy and small businesses. We saw this as our call to action, and launched over 100 initiatives in the months following the outbreak to support our driver- and merchant-partners, frontline workers, and communities impacted by COVID-19. As cities shut down, we stepped up our efforts to help deliver essential services, providing consumers on our platform with access to food, groceries, and other daily necessities as they sheltered at home. We adapted our platform and pivoted our business to sustain driver-partner income through food and grocery deliveries. We increased our focus on helping small and traditional businesses digitalize and leverage our online reach and delivery network, so that they could continue to grow as the region experienced an accelerated shift from offline to online channels. Millions of our driver- and merchant-partners were able to sustain their livelihoods during this difficult period, and we were even able to extend income generating opportunities to many who had lost their jobs.

Our response to COVID-19 went through three phases of evolution. Our immediate response was to seek to take care of the constituents of our ecosystem, then we subsequently broadened our efforts to work to support governments and communities, and, as measures were implemented to mitigate the impact of COVID-19, we have continued to reinvent the way we approach problems in order to support longer term recovery through inclusive growth. We recognize there is more work to do and we remain committed to continue supporting our partners and communities.

Ensuring economic continuity, safety and wellbeing of our ecosystem constituents

Our Driver-Partners. Our driver-partners have encountered challenges as their earnings have been impacted by the COVID-19 pandemic since it started in 2020, and we remain determined to continue helping them with their livelihoods in this time of need. We realized during the pandemic that the sharp increase in demand for deliveries represented an opportunity. In 2020, we enabled more than 237,000 driver-partners who were previously only serving the mobility segment to have the choice to serve both our mobility and deliveries segments, enabling them to continue earning an income.

We launched GrabProtect, a suite of safety and hygiene measures for our mobility segment, to help protect our driver-partners and passengers, and foster the establishment of higher standards for the entire industry and help restore consumer confidence in travel. We also donated 576,000 kilograms of rice to our driver-partners to support them and their families, provided subsidies in the form of rental rebates and loan repayment holidays to ease the burden on our driver-partners, and where possible, provided free COVID-19 tests to our driver-partners and healthcare workers.

Since February 28, 2021, in collaboration with Good Doctor, we have set up Grab drive-through vaccination services in 54 cities across Indonesia to support the Ministry of Health’s national vaccination efforts. To date, over 140,000 members of the public, including over 110,000 of our driver-partners, have received their vaccinations at these drive-through vaccination centers. In the Philippines, we similarly set up and funded administration of vaccines to over 9,000 of our driver-partners with support of vaccines under the national vaccine program.

Our Merchant-Partners. The impact of COVID-19 on offline commerce underscored the importance of online sales. In Malaysia and Indonesia, when Ramadan bazaars were cancelled due to social distancing measures, we worked to bring bazaar sellers online as they relied upon the Ramadan season for a disproportionately high share of their annual incomes. In Singapore, we brought 40% of government-managed open-air food courts, popularly called hawker centers, onto our restaurant network. Our deliveries platform enabled restaurants to survive even as in-store foot traffic declined or even disappeared. We accelerated our merchant-partner onboarding processes so that new merchant-partners could become listed on our platform in half the time. This enabled almost 600,000 small businesses, including wet market sellers and small food stall hawkers to sign up as new GrabFood and GrabMart merchant-partners in 2020. In 2020, our small merchant-partners, which are non-chain, non-quick service restaurants across our GrabFood and GrabMart offerings, saw the average order values from Grab grow 31% year on year. We also helped merchant-partners in Malaysia, Singapore, and Thailand who were facing significant cash flow challenges by temporarily reducing or suspending our commissions.

Since the onset of COVID-19, we have also helped merchant-partners adjust their business models using our different offerings to replace and even improve upon lost business. For example, Sweet Sundae Ice Cream, an ice cream supplier for hotels and restaurants in Yogyakarta, Indonesia, saw its business plummet by 80% when the pandemic hit. Its owner, Andromeda, quickly pivoted from a B2B to a B2C business, by signing up as a GrabFood merchant-partner. Within two months of becoming a GrabFood merchant-partner, his monthly sales volume increased by 85%. He was able to retain his 25 staff members. We are proud to have helped Andromeda and many other merchants who found themselves in similar situations.

Our Community. We looked for areas in which we could alleviate the immense challenges faced by our community. As economic activity became affected by the pandemic, we created income opportunities for over 370,000 people who signed up to become our driver-partners in 2020. When we saw an inadequate supply of grocery delivery services, for which demand increased during COVID-19, we rolled out GrabMart to facilitate grocery delivery services in five new countries in less than three months.

We also saw examples of stronger community engagement, and are proud to have been able to facilitate acts of kindness through our platform. Our driver-partners received on average over two times more tips per month in 2020 than the year prior, and more than 470,000 meals for our driver-partners have been purchased by consumers through the “Meal For Your Driver” in-app feature. In 2020, Grab employees donated over $300,000 worth of employee allowance, which we matched dollar for dollar, to contribute to our partner and community initiatives during this trying time.

Supporting our governments to solve the challenges of COVID-19

We have engaged with certain governments in Southeast Asia to seek to combat COVID-19 and help mitigate its effects. At the onset of the pandemic, we built a dashboard in one day to support contact-tracing efforts in all of our markets. We distributed aid packages, ranging from financial assistance to daily necessities, to certain underprivileged segments of the population.

In August 2021, we contributed 1,000 10 ml oxygen concentrators via Temasek Foundation and 1,000 40 liter 6 ml oxygen cylinder tanks via Benih Baik Foundation to the Indonesian Ministry of Health to be used in hospitals across Indonesia to address a spike in COVID-19 cases.

In Singapore, when we noticed that healthcare workers were facing difficulties getting rides to work and home, we developed a dedicated transport booking service for healthcare workers, GrabCare, in under 72 hours. More than 110,000 GrabCare rides were completed in 2020 in Singapore and the Philippines. In Indonesia, we worked with the Ministry of Agriculture to deliver fresh produce to businesses and consumers. In Malaysia, we were the only non-government-linked company e-wallet used by the Government of Malaysia to distribute financial assistance to eligible citizens. In Indonesia, our e-wallet OVO had a significant category share in government COVID-19 related subsidies (called the “Prakerja program”) channeled through it. In the Philippines, we partnered with the government to use our delivery network to simplify the supply chain for produce and meats. In Thailand, we worked with the Ministry of Agriculture and Cooperatives to help fruit merchants from three provinces market their surplus produce on GrabMart. We also worked with governments to improve food safety and hygiene standards, partnering with the Ministry of Public Health in Thailand to encourage merchant-partners to complete the government’s “Clean Food Good Taste” certification program, and to conduct online training courses to educate driver-partners on food safety and hygiene. We collaborated with the Bangkok Metropolitan Administration to implement additional safety measures such as temperature checks for driver-partners before entering restaurant premises.

Supporting longer term economic recovery through inclusive growth

In April 2021, Grab announced the launch of the GrabForGood Fund, an endowment fund that aims to introduce programs with long-term social and environmental impact in Southeast Asia, encompassing areas such as education, financial support for underserved communities and environmental issues. The total initial fund size is approximately $275 million (which is to be funded in both cash and GHL shares), based on share value expectations at the time of the fund’s establishment.

As a starting point for driving Southeast Asia’s recovery, we are committed to supporting government vaccination efforts across the region. Grab has allocated up to $20 million in cash from the GrabForGood Fund to subsidize the cost of COVID-19 vaccines and help with vaccine administration for eligible driver- and merchant-partners who are not covered by a national vaccination program. We are optimistic that this program, conducted in close collaboration with governments, means we can do our part to help Southeast Asia shift into recovery mode.

We believe that Southeast Asia’s long-term growth should be built upon inclusive growth. Bringing traditionally offline businesses online is a first step in empowerment, and we seek to foster the opportunities for such businesses to become competent in an increasingly digitized world. We launched our Small Business Booster Program, which, depending on the country, includes different tools and initiatives to help offline businesses digitalize, and help our merchant-partners increase their visibility online and improve business operations. A beneficiary is Mr. Koay, who operates a noodles food stall in Malaysia and brought his business online by becoming a GrabFood merchant-partner. Not only has he been able to keep his business afloat during the pandemic, he has doubled his income by accessing and receiving training on digital tools such as sales analytics and campaign management that we provide on our platform. We are committed to help provide traditional and small businesses, such as Mr. Koay’s noodles food stall, with the tools and training to thrive in the rapidly growing digital economy.

We also launched upskilling programs for our driver-and merchant-partners through our training platform, GrabAcademy, allowing them to better connect to the digital economy. For our merchant-partners, our initiatives include training and assistance in setting up digital stores and growing their businesses. For our driver-partners, we have launched partnerships with Microsoft and higher education institutions to raise their digital proficiency and create a pathway for them to pursue careers in technology. Mr. Ramdan, a former Singapore-based Grab driver-partner, is now working full-time as a Service Assurance Engineer in Grab after completing a train-and-place program in software development initiated by Grab and our partners. As of December 2020, more than 250,000 driver-partners across Indonesia, Singapore, Malaysia, the Philippines and Vietnam had participated in the Microsoft Digital Literacy program, receiving more than 550,000 certifications for courses completed. We plan to expand this initiative to additional countries as well.

Competition

We have a technology platform providing a broad range of everyday local offerings in a seamless superapp offered at a regional scale, localized for each country where we operate. The segments and markets in which we operate are intensely competitive and characterized by shifting user preferences, fragmentation and frequent introductions of new offerings. We face competition in each of our segments and markets from single market and regional competitors and single segment and multiple segment players. We compete to attract, engage and retain consumers, driver-partners and merchant-partners and enable access to consumers based primarily on the following criteria:

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Consumers. We compete to enable driver- and merchant-partners to be able to attract, engage and retain consumers based on, among other things, convenience, reliability and value of offerings on our platform. We believe we are positioned favorably based on safety, value and breadth, depth and quality of offerings on our platform. The integration of offerings on our superapp platform provides consumers with one-stop access to everyday needs, differentiating us from many of our competitors.

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Driver-Partners. We compete based on, among others, our ability to provide flexible income opportunities, attractive earning potential and the quality of our driver-partner community and work experience. We believe that we are positioned favorably, driven by the scale and breadth of our support for driver-partners, including technology-driven tools and services that enable them to increase their productivity and earnings. We also focus on supporting our driver-partners by providing them training and education initiatives that may be helpful with their career objectives.

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Merchant-Partners. We compete based on, among others, our ability to generate consumer demand and the quality and value of our demand fulfilment and support services. We believe we are positioned favorably based on the scale of the consumer base on our platform and demand fulfillment capabilities as well as our broad array of merchant tools and services that enable merchant-partners to launch and scale their businesses.

In Indonesia, Gojek is one of our key competitors with deliveries, mobility and financial services offerings, and in other markets, we also compete with other meal and delivery offerings providers such as Foodpanda. Generally, consumers accessing our platform have alternatives, including personal vehicle ownership, other transportation options, offline dining and alternative grocery choices. With respect to financial services, services on our platform primarily compete with, or consumers have alternative choices including, usage of cash and/or credit card and debit cards, banks with payment processing offerings, other offline payment options and other electronic payment system operators and smaller and pure play digital service providers. To a lesser extent, we compete with NYSE-listed Sea Limited in the context of certain digital financial services in some of our markets. However, we also collaborate with Sea Limited to facilitate delivery services for its e-commerce business in some of its markets.

For additional information about the risks to our business related to competition, see the section titled “Risk Factors—Risks Relating to Grab’s Business— Grab faces intense competition across the segments and markets it serves.”

Intellectual Property

Our brand value and technology, including our intellectual property, are some of our core assets. We protect our proprietary rights through a combination of intellectual property, contractual rights, and internal controls and procedures. These procedures include registered intellectual property, such as patents and patent applications, registered designs, registered trademarks, and registered copyright, and unregistered intellectual property, including unregistered trademarks, unregistered copyrights, and trade secrets. We also protect our proprietary rights through license agreements, confidentiality and non-disclosure agreements with third parties, employees and contractors, employee and contractor disclosure and invention assignment agreements, and other similar contractual rights, as well as administrative, physical, and technical controls to protect our confidential information and trade secrets.

As of June 30, 2021, we had 650 registered trademarks and 360 pending trademark applications across the various markets we operate in, and we had registered 762 domain names.

As of June 30, 2021, we had 12 granted patents, 271 pending patent applications and 56 filed and/or registered designs throughout our markets of operation and research and development locations. Many of the patents and pending patent applications relate to our core technology such as customer matching, booking intelligence, location intelligence, platform optimization, safety and tracking services. Our software is also protected by copyright and trade secrets/confidential information laws. However, we cannot guarantee that any of our patent applications will result in the issuance of a patent or whether such patent applications will issue with the same or similar claim scope as currently present. For example, we may narrow the claim scope of a patent application during the examination process. In addition, patents may be contested, circumvented, found unenforceable or invalid, and we may not be able to detect third party infringement or our intellectual property or prevent third parties from infringing them.

We generally control access to and use of our proprietary technology and other confidential information with internal and external policies, processes and controls, including network security and contractual protections with employees, contractors and other third parties. To preserve our brand value, we also have brand enforcement programs in place and conduct regular reviews to monitor any infringement by third parties of our intellectual property rights.

Despite our various efforts to protect our proprietary rights, unauthorized parties may still copy or otherwise obtain and use our technology. In addition, as we face increasing competition and as our business grows, we could face allegations that we have infringed the trademarks, copyrights, patents, trade secrets or other intellectual property rights of third parties, including of our competitors, strategic partners, investors and other entities with whom we may share information or receive information from, and as a result may be subject to legal proceedings and claims from time to time relating to the intellectual property of others.

Insurance

We maintain insurance coverage that we believe is relevant for our businesses and operations. Our insurance includes local property insurance in various countries, which also covers business interruptions and public liabilities, errors and omissions, commercial motor insurance covering our vehicle fleets, employee insurance covering varying combinations of outpatient and inpatient medical, term life, work injury and personal accidents, intellectual property infringement liability insurance, special risk insurance covering 56 types of perils including cyber and information risks, and directors’ and officers’ liability insurance, among other coverage. In addition to this special risk insurance, we have also procured cyber liability insurance covering primarily data and system recovery, cyber extortion, privacy and network security, media, technological professional liability and business interruption arising therefrom. We also have general commercial third-party liability insurance for GrabFood, personal accident insurance and prolonged medical leave insurance coverage for our driver-partners in Singapore, as well as rider’s liability insurance in certain countries, including Singapore. We cannot guarantee, however, that we will not incur any losses or be the subject of any claims that exceed the scope of the relevant insurance coverage. We reassess our insurance structure at each renewal, taking into account both insurance market conditions and the expansion and development of our business.

Facilities

Our corporate headquarters is located in Marina One, Singapore, and is leased until October 2021. Our new headquarters building with 42,310 square meters will be located at One-North business park in Singapore and is expected to be completed and be ready for use by the fourth quarter of 2021. We expect to start moving into the premises from the fourth quarter of 2021 onwards. Our lease agreement for the new headquarters has a term that expires in July 2032. The new headquarters will be home to the largest of our eight research and development centers and can house up to 3,000 employees. As of June 30, 2021, we leased office facilities around the world totaling over 80,000 square meters, and we also have local offices in each of our markets outside of Singapore, including Indonesia, Malaysia, Thailand, Vietnam, the Philippines, Cambodia and Myanmar. We believe our facilities are adequate and suitable for our current needs and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Culture and Employees

Our employees are critical to our success and have scaled in line with the growth of the business. As such, we focus on cultivating a values-driven corporate culture anchored around the principles “4 Hs” being heart, hunger, honor and humility, which serve to guide our employees towards our mission to drive Southeast Asia forward by creating economic empowerment for everyone. Each of the “4 Hs” is demonstrated daily through a set of behaviors that define The Grab Way:

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Heart: To serve Grab’s communities, we aim to take a long-term view to understanding and balancing the needs of our driver- and merchant-partners and the consumers on our platform and gain strength through teamwork as one organization rather than focusing on individual functions or business lines.

•	Hunger: We value dedication, drive and adaptability in responding to our challenges in creative ways and encourage our people to learn from mistakes, seek feedback and provide help to others.

•	Honor: Integrity is a key enabler of our mission for all our stakeholders, and we strive to build successful marketplaces grounded in trust.

•	Humility: We recognize that there is always room for growth and seek to learn from consumers, partners, communities and employees.

We firmly believe that The Grab Way fosters a collaborative, innovative and respectful work environment that makes Grab one of the best places to work in Southeast Asia. The following table indicates the distribution of our full-time employees by function as of June 30, 2021:

Function	Number of Employees
General and administrative	912
Sales and marketing	565
Operations and support	3,407
Research and development	2,234

Total	7,118

In addition, as of June 30, 2021, we had 161 fix-term contract employees and 5,756 temporary agency workers. Our employee relations are strong, and we consistently gather ground-up employee feedback through engagement surveys. None of our employees are represented by a labor union.

Legal Proceedings

We are from time to time involved in private actions, collective actions, class actions, investigations and various other legal proceedings by consumers, driver- and merchant-partners, restaurants, employees, commercial partners, competitors and government agencies, among others, relating to, for example, personal injury or property damage cases, employment or labor-related disputes such as wrongful termination of employment, consumer complaints, disputes with driver- and merchant-partners, contractual disputes with suppliers or commercial partners, disputes with third parties and regulatory inquiries and proceedings relating to compliance with competition, privacy or other applicable regulations. We may also initiate various legal proceedings such as against former employees, suppliers or merchant-partners to enforce our rights. There are inherent uncertainties in these matters, some of which are beyond our management’s control, making the ultimate outcomes difficult to predict.

Information is provided below regarding the nature and status of certain legal proceedings against Grab.

Government Proceedings

We have been, and are currently, involved in a number of actions brought by government authorities and third parties, alleging violations of competition laws, consumer protection laws, data protection laws and other laws. We dispute any allegations of wrongdoing and intend to continue to defend ourselves vigorously in these matters. For example, on October 3, 2019, the Malaysia Competition Commission, or MyCC, served a proposed decision against Grabcar Sdn. Bhd., MyTeksi Sdn. Bhd. and Grab Inc. for allegedly abusing Grab’s dominant position by restricting driver-partners from promoting competitors’ products and providing advertising services to third-party enterprises. MyCC imposed a proposed financial penalty of RM86.8 million (approximately $20.9 million), along with the directive for MyTeksi Sdn. Bhd. and Grabcar Sdn. Bhd. to remove the restrictive clause permanently from the relevant terms and code of conduct and to notify all driver-partners of such removal for a period of 12 weeks. The matter is pending the issuance of a final decision by the MyCC. Grabcar Sdn. Bhd., MyTeksi Sdn. Bhd. and Grab Inc.’s initial application to the High Court for a judicial review of MyCC’s proposed decision was dismissed and they have since been granted leave by the Court of Appeal to have the judicial review application against MyCC’s proposed decision heard in the High Court. MyCC has filed an application to seek leave to appeal the decision of the Court of Appeal.

Personal Injury Matters

In the ordinary course of our business, various parties have from time to time claimed, and may claim in the future, that we are liable for damages related to accidents or other incidents involving driver-partners or passengers using or who have used services offered through our platform, as well as from third parties. For example, on August 10, 2020, a passenger who was injured in an accident while using GrabBike, filed a claim in the Thai Civil Court against Grabtaxi Holdings Pte Ltd, Grabtaxi (Thailand) Co., Ltd and the driver-partner for approximately THB53 million (approximately $1.7 million) in damages. Although the case is still pending and ongoing, our management is of the view that the claim amount is exaggerated and the plaintiff is unlikely to be able to substantiate the amount of the claim.

Independent Contractor Matters

In the ordinary course of our business, various driver-partners have challenged, and may challenge in the future, their classification on our platform as independent contractors, seeking monetary, injunctive, or other relief although we have generally been able to defend such actions. We are currently involved in a number of such actions filed by individual driver-partners seeking damages for wrongful termination. In addition, we are also regularly subject to claims, lawsuits, arbitration proceedings, administrative actions, government investigations and other legal and regulatory proceedings seeking to hold us liable for the actions of independent contractors on our platform.

Other Actions

We are currently involved in a number of other material actions, and these include the following:

•

On December 4, 2020, the Malaysian Association of Taxi, Rental Car, Limousine and Airport Taxi, or GTSM, filed a claim against Grabcar Sdn. Bhd. in the Kuala Lumpur High Court claiming that Grabcar Sdn. Bhd. illegally provided online transportation services prior to obtaining the relevant government approval, thereby creating unfair competition and denying its 10,000 members from their livelihood. The claim amount is approximately $24 million. Grabcar Sdn. Bhd. filed an application to strike out the action that was heard in the High Court on June 3, 2021 and was decided in favor of Grabcar Sdn. Bhd. on July 14, 2021. On August 11, 2021, GTSM filed a notice of appeal against the decision of the High Court. The Court of Appeal has set a case management hearing for November 11, 2021.

•

In late 2018, a taxi driver filed a claim against a Thai regulator alleging that the Thai regulator omitted and neglected to perform its duties by allowing Grabtaxi (Thailand) Co., Ltd. to operate GrabCar. Grabtaxi Thailand is a co-defendant in this case. The case is still pending.

•

In December 2018, Grab was assessed approximately PhP1.4 billion (approximately $28.7 million) in the Philippines for an alleged deficiency in local business taxes. We are contesting this assessment and the case remains under review by the regional trial court.

Corporate History

Grab was first incorporated in July 2011 as MyTeksi Sdn. Bhd., a Malaysian private limited company, and launched its mobility business in June 2012 in Malaysia with its taxi-hailing booking service MyTeksi.

In June 2013, GrabTaxi Holdings Pte. Ltd., a Singapore private limited company, was incorporated as the ultimate corporate parent of Grab’s subsidiaries, consolidated affiliated entities and other holdings (together, the “Group”). In April 2015, Grab conducted a holding company reorganization and incorporated Grab Inc., a Cayman Islands limited liability company, as the ultimate corporate parent of the Group. In 2016, the Group rebranded from MyTeksi/GrabTaxi to Grab. In March 2018, Grab Inc. completed another holding company reorganization in which Grab Holdings Inc., or GHI, became the ultimate corporate parent of the Group.

The diagram below illustrates the key milestones on our journey, including geographic expansion and the launch of new offerings:

Significant milestones in our corporate history include:

2013 - 2017

•	Commenced operations in Singapore, the Philippines Thailand, Indonesia, Vietnam, Cambodia and Myanmar

2018

•	Completed the acquisition of Uber’s business in Southeast Asia through an all-share deal following which Uber became a major strategic shareholder in Grab

2019

•	Launched GrabForGood, Grab’s social impact program

2021

•	Announced GrabForGood Fund

Below are significant operational milestones in the development of Grab, by segment:

Mobility

2012

•	Launched GrabTaxi (previously called MyTeksi), a taxi booking and dispatch service

2014

•	Launched GrabCar, expanding from taxi to economy and premium ride-hailing booking services

•	Launched GrabBike

2015

•	Launched GrabHitch

2016

•	Launched GrabShare, a commercial carpooling booking service

Deliveries

2015

•	Launched GrabExpress

2017

•	Acquired Kudo, an Indonesian agent network company, later rebranded to GrabKios

2018

•	Launched GrabFood

2019

•	Launched GrabKitchen

•	Launched GrabMart

2020

•	Launched GrabMerchant

Financial Services

2017

•	Launched GrabPay

•	Launched GrabRewards

2018

•	Invested in OVO, a digital payments platform in Indonesia

•	Launched GrabFinance, lending and receivables factoring for driver- and merchant-partners, MSMEs and consumers

2019

•

Launched GrabInsure, a joint venture with a subsidiary of ZhongAn Online P&C Insurance Co., Ltd. for sales, marketing and distribution of insurance for consumers and driver-partners, including health, ride and delivery and travel insurance

•	GrabPay Malaysia entered into a joint venture with Maybank, pursuant to which Maybank acquired a 30% interest in GPay Network (M) Sdn Bhd

2020

•	Entered into strategic alliance with MUFG to create affordable financial services

•	Acquired Bento Invest Holding Company Pte. Ltd., now known as GrabInvest (S) Pte. Ltd., a robo-advisory start-up offering retail wealth management solutions

•	Launched AutoInvest, a micro-investment solution

•	Launched PayLater on selected e-commerce sites

•	Launched payment processing and merchant acquiring services

•	Selected for a digital full bank license in Singapore by the Monetary Authority of Singapore, in partnership with Singtel

•	Raised Series A financing for GFG

2021

•	Signed the joint venture agreement for Digital Banking JV with Singtel

•	Digital Banking JV granted in-principle approval by the MAS for a digital full bank license

Enterprise and New Initiatives

2018

•	Launched GrabAds, our advertising business

2019

•	Launched GrabDefence, a fraud detection and prevention solution

•	Launched GrabHealth – powered by Good Doctor Technology (GDT), a telemedicine offering in partnership with Ping An Good Doctor

Corporate Structure

Grab is a limited liability company incorporated in the Cayman Islands that is a holding company and does not have substantive operations. Grab conducts its businesses through subsidiaries and consolidated affiliated entities of Grab Holdings Inc. and their respective subsidiaries and may also own minority interests in certain businesses. The laws and regulations in certain markets in which Grab operates, including Thailand, Vietnam, the Philippines and Indonesia place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. As a result, in Thailand and with respect to certain businesses in Indonesia, the Philippines and Vietnam, Grab conducts its business through consolidated affiliated entities in which in addition to its ownership of equity interests some of which may be minority interests, Grab has certain rights pursuant to contractual arrangements with other shareholders of the relevant entities that allow Grab to consolidate the results of such entities under IFRS.

Accordingly, in addition to directly or indirectly holding equity interest in such consolidated affiliated entities, Grab has entered into certain arrangements, which include, depending on the jurisdiction or entity, one or more of the following:

(1)	Loan Agreements, pursuant to which Grab grants loans to local partners, the proceeds of which are used for capital contributions to such relevant consolidated entities.

(2)

Pledge and Security Interest Agreements where Grab’s local partners agree to pledge, mortgage or grant security interests in their equity interests in such relevant consolidated entities to Grab as collateral to the Loan Agreements, where these are applicable.

(3)

Share Purchase Option Agreements under which Grab’s local partners agree to grant Grab call options over their equity interests in such relevant consolidated entities, exercisable upon certain call option triggers occurring, including amendments to foreign ownership laws becoming effective to allow such exercise. Proceeds obtained by Grab’s local partners from the exercise of such options must typically be used for the repayment of any loans provided by Grab.

(4)	Lockup Agreements pursuant to which Grab’s local partners agree to hold equity interests in trust for the benefit of Grab and commit not to sell, transfer, assign or pledge such equity interests.

(5)

Other Shareholder or Related Agreements where Grab and its local partners agree to arrangements such as voting arrangements, negative control rights including board or shareholder reserved matters in favor of Grab, and rights with respect to key appointments.

(6)	Spousal Consents pursuant to which a relevant person’s spouse consents to such person entering into agreements relating to such shares held by such person.

In Thailand, Grab exercises control over relevant Thai operating entities as a result of a dual-class share and two-tiered corporate structure. Grab owns ordinary shares in the top level holding company, Thai Entity 2, that gives it control of Thai Entity 2 based on shareholder meeting quorum and voting requirements. Grab’s local partner holds preference shares in Thai Entity 2 which preference shares have limited rights to dividends and distributions. Such arrangements are reflected in the Articles of Association of Thai Entity 2. Pursuant to a Call Option Agreement between Grab and our local partner, Grab also has the right to acquire the local partner’s shares in Thai Entity 2 upon certain events occurring.

In Indonesia, a power of attorney granted by our local partner provides Grab control over relevant Indonesian operating entities. The local partner agrees thereunder to hold its shares in trust for the benefit of Grab and to exercise its voting rights as instructed by Grab. The local partner’s shares in relevant entities are also pledged, which prevents the local partner from disposing of its shares without our consent. We also have a Call Option Agreement that provides us the right to acquire the local partner’s shares in such entities.

In Vietnam, Grab exercises control over relevant Vietnam operating entities based on voting thresholds set forth in the Vietnam holding company’s (GTVN) charter, pursuant to which resolutions are passed by way of written resolutions agreed by members holding at least 75% of the company’s share capital or votes at a physical meeting where members holding at least 75% of the company’s share capital vote in favor of the resolution. Since Grab holds 49% of the share capital of the Vietnam holding company, Grab’s affirmative vote is required for passage of any resolution of the Vietnam holding company. We also have a Call Option Agreement that provides us the right to acquire the local partner’s shares in the Vietnam holding company, and this right is secured by a security arrangement over the local partner’s shares. The local partner’s shares in the Vietnam holding company are also pledged and subject to a lock-up, which prevents the local partner from disposing of its shares without our consent.

In the Philippines, Grab exercises control over relevant Philippine operating entities pursuant to an Investment Agreement between Grab and our local partner relating to Grab PH Holdings Inc. that gives Grab the right to (i) appoint directors in proportion to its shareholding interest, (ii) exercise veto rights with respect to certain reserved matters that fundamentally affect the business of the company, (iii) receive the economic benefits and absorb losses of the Philippine entities in proportion to the amount and value of Grab’s investment, and (iv) have an exclusive call option to purchase all or part of the equity interests in certain circumstances. The Articles of Incorporation and the By-Laws of Grab PH Holdings Inc. are in the process of being amended to include the above provisions and is currently pending approval from the Philippines Securities and Exchange Commission.

Such arrangements involve risks that are greater than those involved in holding a direct equity interest, including, among others, risks related to regulatory actions or disputes with local partners, which could, among other things, adversely impact Grab’s operations in the relevant jurisdictions and Grab’s consolidation of the financial conditions and results of operations of such entities in Grab’s consolidated financial statements, cause Grab to incur substantial costs in protecting its rights or result in Grab’s inability to enforce its rights. For a discussion of the foregoing restrictions and certain risks related thereto, see “Regulatory Environment” and “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, Grab is subject to restrictions on foreign ownership.”

The following summary diagram illustrates Grab’s principal corporate structure as of the date of this proxy statement/prospectus:

___            Grab’s equity ownership.

(1)

Indonesia: In addition to Grab’s ownership of 39.2% of the shares of PT Bumi Cakrawala Perkasa (“BCP”) through which Grab owns OVO and conducts its financial services businesses in Indonesia, Grab has contractual rights over an additional 5% in BCP and has entered into contractual arrangements with its business partners who are shareholders of BCP, as a result of which it is able to control BCP and consolidate its financial results in its consolidated financial statements in accordance with IFRS. Grab conducts its point to point courier delivery business through PT Solusi Pengiriman Indonesia (“SPI”), in which a 94.12% owned subsidiary of Grab owns 49%, and Grab conducts its car rental (with driver-partners) business through PT Teknologi Pengangkutan Indonesia (“TPI”), in which a wholly-owned subsidiary of Grab owns 49%. Grab has entered into contractual arrangements with a third-party Indonesian shareholder (in the case of SPI) and a senior executive of Grab (in the case of TPI), each of which holds 51% of the shares of SPI and TPI, respectively, as a result of which Grab is able to control SPI and TPI and consolidate their financial results in Grab’s consolidated financial statements in accordance with IFRS. The non-controlling interests of minority shareholders in BCP are accounted for in Grab’s consolidated financial statements. See “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, Grab is subject to restrictions on foreign ownership—Indonesia.”

(2)

Vietnam: In addition to Grab’s ownership of 49% of the shares of Grab Company Limited through which Grab conducts its deliveries and mobility businesses in Vietnam, Grab has entered into contractual arrangements with the holder of the balance of the shares of Grab Company Limited, who is a Vietnamese national and senior executive of Grab, as a result of which Grab is able to control Grab Company Limited and consolidate its financial results in Grab’s consolidated financial statements in accordance with IFRS. See “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, Grab is subject to restrictions on foreign ownership—Vietnam.”

(3)

Thailand: Grab’s deliveries, mobility and financial services businesses are each conducted through a Thai operating entity (including, in the case of mobility, Grabtaxi (Thailand) Co., Ltd) established using a tiered shareholding structure, so that each Thai entity (including Grabtaxi Holdings (Thailand) Co., Ltd) is more than 50% owned by a Thai person or entity. This tiered shareholding structure, together with certain rights attendant to the classes of shares Grab holds and as otherwise set forth in the organizational documents of the relevant entities within Grab’s shareholding structure in Thailand, enables Grab to control these Thai operating entities and consolidate their financial results in Grab’s consolidated financial statements in accordance with IFRS. The non-controlling interests of relevant Thai shareholders are accounted for in Grab’s consolidated financial statements. See “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia—In certain jurisdictions, Grab is subject to restrictions on foreign ownership—Thailand.”

(4)

Philippines: Grab’s four wheel-mobility and delivery businesses are each conducted through a Philippine operating entity (including, in the case of its four wheel-mobility business, MyTaxi.PH, Inc.), the shares of which are 40% owned by Grab, with the balance owned by a Philippine holding company. The shares of the Philippine holding company are owned 40% by Grab, with the balance 60% of the shares held by a Philippine national who is a director of certain of our Philippine operating entities, including MyTaxi.PH, Inc. Through contractual rights with the Philippine shareholder together with certain other rights, Grab is able to consolidate their financial results in Grab’s consolidated financial statements in accordance with IFRS. The non-controlling interest of the Philippine shareholder is accounted for in Grab’s consolidated financial statements. See “Risk Factors—Risks Relating to Grab’s Corporate Structure and Doing Business in Southeast Asia under—In certain jurisdictions, Grab is subject to restrictions on foreign ownership—Philippines.”

REGULATORY ENVIRONMENT

Payment Card Industry Data Security Standard

In addition to the country-specific laws and regulations below, Grab is subject to the Payment Card Industry Data Security Standard (“PCI DSS”) with respect to the acceptance of payment cards in the various jurisdictions in which it operates. PCI DSS sets forth security standards relating to the processing of cardholder data and the systems that process such data.

Indonesia

Regulations on Foreign Investment and Foreign Ownership Restrictions

Foreign investment in Indonesia, including Grab’s investments, is primarily governed under Law No. 25 of 2007 regarding Investment, issued on April 26, 2007 (“Law No. 25/2007”) as amended by Law No. 11 of 2020 regarding Job Creation, dated November 2, 2020 (the “Omnibus Law,” and together with Law No. 25/2007, the “Investment Law”). The Investment Law provides that all business sectors or business lines in Indonesia are open to foreign investment, except those which are expressly closed to or restricted from foreign investment, or those business sectors or business lines that can only be carried out by the central government. The Investment Law also stipulates that foreign direct investment in Indonesia must be in the form of a limited liability company, established by virtue of the laws of and domiciled in the Republic of Indonesia.

The Indonesian government from time to time provides a list of business activities that are either open to foreign investment, subject to certain conditions or closed to foreign investment, which is known as the “Investment List.” The current Investment List is set forth in Presidential Regulation (“PR”) No. 10 of 2021 regarding Investment Business Activities, dated February 2, 2021 as amended by PR No. 49 of 2021 dated May 24, 2021 (“PR 10/2021 as amended”). Foreign investors wishing to invest in Indonesia must structure their investment in accordance with the restrictions or requirements applicable to their intended business activities under PR 10/2021 as amended. They must also determine whether the foreign investment company can be wholly or partially owned by foreign shareholders before setting up the company.

Regulations Related to Business Activities of the Indonesian Subsidiaries

Special Rental Transportation

Minister of Transportation’s (“MOT”) Regulation No. PM 118 of 2018 regarding Special Rental Transportation, dated December 18, 2018, as amended by MOT Regulation No. PM 17 of 2019, dated March 18, 2019 (“MOT Reg. 118/2018 as amended”), defines special rental transportation as door-to-door transportation service with a driver, having an operational area within an urban area, from and to airports, seaports, or other transportation points, in which the booking is made through a technology-based application, with the tariffs disclosed in the application. To engage in the special rental transportation business, which includes both mobility and deliveries services, a company must obtain a special rental transportation organization license. Accordingly, PT Teknologi Pengangkutan Indonesia’s four-wheel rental business is subject to MOT Reg. 118/2018 as amended.

MOT Reg. 118/2018 as amended provides that the minimum and maximum tariffs per kilometer are to be determined by the MOT or governor, depending on the relevant operational area.

Directorate General of Land Transportation Regulation No. SK.3244/AJ.801/DJPD/2017 regarding Upper Limit Tariff and Lower Limit Tariff for Special Rental Transportation, dated June 30, 2017 (“DGLT Reg. 3244/2017”) sets forth the minimum and maximum tariffs as follows:

Region	Minimum Tariff	Maximum Tariff
Sumatra, Java, Bali	IDR3,500/km	IDR6,000/km
Kalimantan, Nusa Tenggara, Sulawesi, Maluku, Papua	IDR3,700/km	IDR6,500/km

The tariffs set forth above may be evaluated periodically, at least every six months.

DGLT Reg. 3244/2017 requires special rental transportation providers to determine the applicable tariffs for their services. They may be required to report the same to the governor or the head of the Transportation Management Agency of each region where the provider is domiciled or conducts its business activities. Failure to comply with the above tariff requirements could subject the offender to administrative sanctions including, but not limited to, written warnings and administrative fines.

Special rental transportation services must comply with the minimum service standards set out in MOT Reg. 118/2018 as amended. These minimum standards cover security, safety, accessibility, equality, and orderliness. With regard to minimum safety standards, MOT Reg. 118/2018 as amended requires that vehicles used to deliver special rental transportation services be no more than five years old. This is to ensure the safety and comfort of passengers. Failure to comply with this requirement could subject the offending special rental transportation services company to administrative sanctions in the form of written warnings, temporary suspension of license, and restriction of business expansion.

A special rental transportation services company must be in the form of a legal entity (i.e. state-owned enterprise, regional-owned enterprise, limited liability company or cooperative). Special rental transportation business activities can also be carried out by micro and small enterprises, subject to the applicable laws and regulations. On the other hand, a technology-based application company is required to enter into cooperation with such special rental transportation companies, to enable those special rental transportation companies in providing the relevant door-to-door special transportation service to passengers via online application.

Payment Systems

Payment systems, including OVO’s, are generally regulated under two umbrella regulations, namely Bank Indonesia Regulation No. 18/40/PBI/2016 of 2016 regarding the Provision of Payment Transaction Processing, dated November 9, 2016, and Bank Indonesia Regulation No. 22/23/PBI/2020 of 2020 regarding Payment Systems, dated December 30, 2020 (“BI Reg. 22/2020”), which will come into effect on July 1, 2021. BI Reg. 22/2020 defines a payment system as a system that encompasses a set of regulations, institutions, mechanisms, infrastructure, source of funds for payment, and access to the source of funds for payment, which are used to carry out fund transfers to fulfill obligations arising from an economic activity. Under BI Reg. 22/2020, there are two types of payment system service providers: (i) a payment service provider (Penyedia Jasa Pembayaran (“PJP”)), which is a bank or non-bank entity that provides services to facilitate payment transactions for users, and (ii) a payment system infrastructure administrator (Penyelenggara Infrastruktur Sistem Pembayaran (“PIP”)), which is a party that provides infrastructure that can be used to conduct fund transfers for the benefit of its members. Bank Indonesia has the authority to issue the license for a PJP and the declaration for a PIP. The PJP license and PIP declaration are non-transferrable.

BI Reg. 22/2020 imposes a maximum foreign share ownership of 85% (up to the ultimate shareholder level) in a non-banking PJP, subject to the fulfilment of additional foreign control requirements. These additional requirements include: (i) minimum 51% of shares with voting rights being held by a domestic party; (ii) the power to nominate the majority of the board of directors and/or board of commissioners, if any, being held by a domestic party; and (iii) the power to veto a decision or approval made in a general meeting of shareholders that significantly impacts the company, if any, being held by a domestic party.

Information Technology-Based Lending Services (“P2P Lending”)

P2P Lending, which OVO engages in through PT Indonusa Bara Sejahtera, is regulated under OJK Regulation No. 77/POJK.01/2016 of 2016 regarding Information Technology-Based Lending Services, dated December 28, 2016, as amended by OJK Regulation No. 4/POJK.05/2021 of 2021 dated March 9, 2021 (“OJK Reg. 77/2016 as amended”). Foreign ownership in a P2P Lending company is limited to 85% (either directly or indirectly). Before beginning its business activities, a P2P Lending company must register with the OJK and then submit an application for a license to the OJK. The minimum paid-up capital of a P2P Lending company is IDR2.5 billion (approximately $172,000) at the time the application for a P2P license is submitted.

OJK Reg. 77/2016 as amended imposes a maximum lending limit (the “Lending Threshold”) of IDR2 billion (approximately $137,500) for the amount a P2P Lending company can lend to a borrower. The OJK has the authority to review the Lending Threshold from time to time.

OJK Reg. 77/2016 as amended requires a P2P Lending company to place its data center and disaster recovery center in Indonesia. P2P Lending companies must comply with the minimum standards for technology, technology risk management, technology security, system disturbance and failure resistance, and technology management transfer.

Failure to comply with any provision under OJK Reg. 77/2016 as amended could subject the offending party to administrative sanctions in the form of written warnings, fines, limitations on business activities, and revocation of license.

Data Privacy

Minister of Communication and Informatics’s (“MOCI”) Regulation No. 20 of 2016 regarding Personal Data Protection in Electronic Systems, dated November 7, 2016 (“MOCI Reg. 20/2016”), imposes certain requirements on electronic system providers to ensure the proper processing of personal data. As PT Grab Teknologi Indonesia and PT Kudo Teknologi Indonesia collects personal data of customers, partners and other third parties, these entities are also subject to MOCI Reg. 20/2016. These obligations include obtaining proper prior consent from the data subject before personal data is collected, processed, shared, accessed, disclosed, transferred or erased. Under Government Regulation No. 71 of 2019 regarding the Organization of Electronic Systems and Transactions, dated October 10, 2019 (“GR 71/2019”), electronic system providers are required to notify the personal data owner of any breach involving such owner’s personal data. Failure to comply with the notification obligation under GR 71/2019 may subject the relevant electronic system provider to administrative sanctions in the form of written warnings, fines, temporary suspension of parts of or the entire components or services of an Electronic System, termination of access (such as access blocking, account closure, and/or content removal), and/or removal from the list of registered electronic system providers.

Regulations on Postal Services

Postal services such as Grab’s parcel services offering done though PT Solusi Pengiriman Indonesia are generally regulated under Law No. 38 of 2009 regarding Post, dated October 14, 2009, as amended by the Omnibus Law (“Law No. 38/2009 as amended”). Postal service is defined under Law No. 38/2009 as amended as a written communication and/or electronic letter, package, logistics, financial transaction, and postal agency service for public purposes. Postal services are carried out by a provider that can be in the form of a state-owned enterprise, regional-owned enterprise, private enterprise or cooperative.

Universal and commercial postal business activities are subject to foreign ownership restrictions. Under Law No. 38/2009 as amended, foreign ownership in a company that engages in domestic postal business activity is limited to a maximum 49%.

Regulations on Competition

Business competition and monopolistic practices in Indonesia are generally regulated under Law No. 5 of 1999 regarding Prohibition of Monopolistic Practices and Unfair Competition, dated March 5, 1999, as amended by the Omnibus Law (the “Competition Law as amended”). Pursuant to the Competition Law as amended, business actors in Indonesia are prohibited from, among other things, (i) entering into anti-competitive agreements or engaging in conduct that results in oligopoly and/or oligopsony, price-fixing and resale price maintenance, market allocations, boycotts, vertical integration or closed agreements; (ii) engaging in actions such as monopoly, monopsony or market control; and (iii) abusing dominant positions. There are two types of standard of proof recognized under the Competition Law, depending on the provision thereof, namely the “rule of reason” and “illegal per se.” The “rule of reason” requires the assessment of the anti-competitive effects of the business activity, while “illegal per se” provides that a violation exists insofar as all elements provided under the Competition Law are met.

The Business Competition Supervisory Commission (Komisi Pengawas Persaingan Usaha (“KPPU”)) has the authority to supervise the implementation of the Competition Law. The KPPU is an independent institution that reports to the President of the Republic of Indonesia. Transactions that meet certain thresholds set forth in the Competition Law and KPPU regulations must be reported post factum to the KPPU within 30 business days of the date the transaction is legally effective. The KPPU has the authority to substantively review whether the transaction is in violation of the Competition Law, which may then be subjected to certain structural and/or behavioral remedies.

Pursuant to the Competition Law, and as further elaborated by Government Regulation No. 44 of 2021 regarding Implementation of Prohibition of Monopolistic Practices and Unfair Competition, dated February 2, 2021, non-compliance with the Competition Law could subject the offending party to administrative sanctions imposed by the KPPU. These administrative sanctions are annulment of the relevant agreement, order of cessation of the prohibited action, unwinding of the relevant transaction, payment of compensation, and administrative fine. The administrative fine is a minimum of IDR1 billion (approximately $69,000) and a maximum of (i) 50% of the net profit received by the perpetrator in the relevant market during the period in which the non-compliance persists, (ii) 10% of the total sales in the relevant market during the period in which the non-compliance persists or (iii) IDR25 billion (approximately $1.7 million), which applies only for failure to report a notifiable transaction to the KPPU in a timely manner.

Regulations on the Distribution of Insurance Products

Marketing channels for insurance products are generally regulated under OJK Regulation No. 23/POJK.05/2015 of 2015 regarding Insurance Products and Marketing of Insurance Products, dated November 26, 2016 (“OJK Reg. 23/2015”), and Grab’s GrabInsurance services under PT Jasa Teknologi Gshield, are subject to OJK Reg. 23/2015. OJK Reg. 23/2015 is an implementing regulation for Law No. 40 of 2014 regarding Insurance, dated October 17, 2014. OJK Reg. 23/2015 regulates that insurance companies can market their insurance products only through: (i) direct marketing; (ii) duly registered and certified insurance agents (self-employed or employees of a business entity, acting on behalf of the insurance company and qualified to represent such insurance company in marketing insurance products) and companies that employ insurance agents; (iii) bancassurance (cooperation between an insurance company and a bank for the purpose of marketing insurance products through the bank); and/or (iv) a non-bank business entity.

The marketing of insurance products through the available marketing channels must be documented in a cooperation agreement. Insurance companies must also obtain prior OJK approval before marketing insurance products through certain marketing channels. Under OJK Circular Letter No. 19/SEOJK.05/2020 regarding Marketing Channels for Insurance Products, dated October 2, 2020 (“CL No. 19”), prior OJK approval is required for the following marketing channels: (i) bancassurance, (ii) sales force of branchless banking agents (agen bank penyelenggara laku pandai) and (iii) a cooperation with a non-bank business entity that utilizes the business entity’s electronic system.

The marketing of insurance products can be conducted by using an electronic system, be it a website and/or online application system. CL No. 19 requires any insurance company, as well as insurance agent, bank, and non-bank entity acting as an insurance marketing channel, using an electronic system to market its insurance products to (i) have an electronic system provider certificate (Tanda Daftar Penyelenggara Elektronik (“TDPSE”)), a license issued by the MOCI; (ii) own and have implemented a technology risk management policy, standards, and procedures; and (iii) satisfy all requirements set out by the OJK and other authorized government agencies in connection with electronic system administration.

Singapore

Regulations on Ride-hailing

The Point-to-Point Passenger Transport Industry Act 2019 (Act 20 of 2019) (the “PPPTIA”) is the principal piece of legislation that covers the ride-hailing booking services provided by Grab in Singapore including GrabCar, GrabTaxi and GrabHitch. Licensees are required to, among other things, comply with the conditions set out in their licenses, and to comply with any directions, codes of practice and/or emergency directives issued by the Land Transport Authority. Grab has obtained the relevant licenses under the PPPTIA to provide its ride-hailing booking services in Singapore.

In addition, ride-hail licensees under the PPPTIA are required to ensure that the ride-hail fares associated with their services are consistent with the pricing policies put in place by the Public Transport Council.

Under the conditions of the licenses granted to Grab under the PPPTIA, Grab is also required to ensure that its driver-partners are compliant with certain legislative requirements relating to motor vehicle insurance and public service vehicle licensing.

Regulations on GrabFood / GrabMart / GrabExpress

There are no laws in Singapore which specifically govern the provision of package delivery services in Singapore. That said, certain rules under the Road Traffic Act, Chapter 276 of Singapore (the “RTA”) and its subsidiary legislation prohibit chauffeured private hire car drivers and taxi drivers from providing any courier pick-up and delivery service using their chauffeured private hire car or taxi, without the prior approval of the Registrar of Vehicles appointed under the RTA. Such requirements may apply to the driver-partners who provide package delivery services under GrabExpress, and/or delivery services under GrabFood/GrabMart. Grab has, on behalf of its driver-partners and subject to certain terms and conditions, obtained approval from the Registrar of Vehicles in respect of the provision of courier pick-up and delivery services by such driver-partners.

Regulations on Competition Laws

The Singapore Competition Act, Chapter 50B of Singapore (the “Competition Act”) prohibits anti-competitive practices. Specific prohibited activities include agreements that prevent, restrict or distort competition, abuse of dominance and mergers that substantially lessen competition, whether these take place within or outside of Singapore, so long as they have an impact on a market in Singapore. The Competition and Consumer Commission of Singapore (the “CCCS”) is responsible for administering and enforcing the Competition Act, which covers all industries and sectors unless specifically exempted or excluded. Infringements of the Competition Act can result in financial penalties of up to 10 per cent. of the turnover of the business in Singapore for each year of infringement, up to a maximum of three years. The CCCS also has powers to impose directions requiring infringing undertakings to stop or modify the activity or conduct, or in the case of anti-competitive mergers, to remedy, mitigate or eliminate the adverse effects arising from the merger.

Regulations on Safety and Health of Grab’s Employees and Contractors

The Workplace Safety and Health Act, Chapter 354A of Singapore (the “WSHA”) is the principal legislation governing the safety, health and welfare of persons at work in workplaces. Among other things, the WSHA imposes a duty on every employer and every principal (which would include Grab) to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of its employees, and any contractor, any direct or indirect subcontractor, and any employee employed by such contractor or subcontractor, when at work.

Regulations on Financial Services

Payment Services

The MAS regulates the provision of payment services in Singapore under the Payment Services Act (Act 2 of 2019) which came into force on January 28, 2020 (the “PS Act”). Unless excluded or exempt, an entity must obtain the relevant license to provide regulated payment services under the PS Act, which include account issuance service, e-money issuance service, domestic money transfer service, cross-border money transfer service, merchant acquisition service, digital payment token service, and money-changing service.

Under the PS Act, licensees may generally be subject to obligations relating to general approval requirements for changes of control, appointment and removal of CEOs and directors, general notification and record-keeping requirements, audit requirements, base capital requirements, anti-money laundering requirements (see below), the requirement to furnish security (for a major payment institution), the requirement to safeguard customer monies (for a major payment institution), and other applicable requirements. Licensees are expected to implement certain systems, processes and controls in line with MAS’ Guidelines on Risk Management Practices applicable to financial institutions in Singapore.

Fund Management Activities

MAS regulates the activities and institutions in the securities and derivatives industry, including leveraged foreign exchange trading, of financial benchmarks and of clearing facilities under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Among other things, the SFA regulates the carrying on of the business of fund management. An entity must (unless exempt) obtain a capital markets services license to undertake the same.

Under the SFA, capital markets services licensees may generally be subject to obligations relating to general approval requirements for changes of control, appointment and removal of CEOs and directors, general notification and record-keeping requirements, audit requirements, risk-based capital requirements, anti-money laundering requirements (see below), and other applicable requirements. A fund management company must also comply with applicable regulations issued under the SFA. For example, the Securities and Futures (Financial Margin Requirements) Regulations set out base capital and financial resources requirements, limitations on aggregate indebtedness, financial and margin requirements, and provisions on the lodgment of documents.

In addition to providing guidance on the abovementioned regulatory requirements, the Guidelines on Licensing, Registration and Conduct of Business for Fund Management Companies SFA 04-G05 also set out specific expectations of MAS relating to the conduct of business of fund management companies, including staffing and competency requirements, compliance arrangements (which must be commensurate with the nature, scale and complexity of the business), requirements relating to custody, valuation, audit and reporting, conflicts of interest mitigation, and disclosure and submission of periodic returns.

Insurance Agents

MAS regulates the insurance business in Singapore, insurers, insurance intermediaries and related institutions under the Insurance Act, Chapter 142 of Singapore (the “IA”). A person that arranges contracts of insurance on behalf of insurers is likely to be construed as an insurance agent, and if so construed, must register with the General Insurance Association of Singapore (GIA)’s Agents’ Registration Board through the principal insurers that they wish to represent, unless exempt. Among other things, an insurance agent must operate under a written agreement, comply with certain pre-contract disclosures, act only for insurers entitled to carry on business in Singapore, and abide by other conduct of business requirements under Part IIB of the IA, and other relevant regulations and industry best practices. There are also minimum competency requirements that apply to insurance agents imposed on direct general insurers by way of Notices issued by MAS (such as MAS Notice 211 Minimum and Best Practice Training and Competency Standards for Direct General Insurers).

Digital Banking

On June 28, 2019, MAS announced that it would issue up to two digital full bank (“DFB”) licenses and three digital wholesale bank (“DWB”) licenses, pursuant to applications submitted by December 31, 2019. A DFB will be allowed to take deposits from and provide banking services to retail and non-retail customer segments, while a DWB will be allowed to take deposits from and provide banking services to SMEs and other non-retail customer segments. These new digital banks are in addition to any digital banks that Singapore licensed banks may have already established under MAS’ existing internet banking framework.

All successful applicants must first receive an In-Principle-Approval (“IPA”) letter from MAS and will then have up to 12 months to comply with the conditions under the IPA, before being awarded the license and can commence business. DFBs will commence operations as a restricted DFB before becoming a full functioning DFB. Such DFBs, like other banks in Singapore, will be subject to the Banking Act, Chapter 19 of Singapore (the “Banking Act”), and all applicable regulations, notices, guidelines and other regulatory instruments issued thereunder. In particular, certain key provisions applicable to a DFB by virtue of the application of the Banking Act relate to change of control approval requirements, minimum capital requirements, risk-based capital and liquidity requirements (see MAS Notice 637 Risk Based Capital Adequacy Requirements for Banks Incorporated in Singapore and MAS Notice 649 Minimum Liquid Assets and Liquidity Coverage Ratio), audited accounts, minimum asset requirements, prohibited businesses, transfer of business, banking privacy and MAS’ powers. DFBs will also be required to be a member of the Deposit Insurance Scheme.

The minimum paid-up capital requirements, deposit cap requirements, risk-based capital and liquidity rules, and scope of permissible activities are expected to progressively increase as the licensee progresses from a restricted DFB to a full functioning DFB. MAS generally expects a DFB to be fully functioning within three to five years from commencement of business.

Regulations on Moneylending Business

The Ministry of Law regulates the carrying on of the business of moneylending, the designation and control of a credit bureau, the collection, use and disclosure of borrower information and data under the Moneylenders Act, Chapter 188 of Singapore (the “MLA”). Unless a person is an excluded moneylender or exempt moneylender, a person carrying on the business of moneylending in Singapore would require a license. Since 2012, there has been a moratorium implemented on the issuance of new licenses.

The MLA (and accompanying regulatory instruments) sets out certain duties, conduct of business and other requirements that are applicable to licensed and exempt moneylenders under the MLA. Exempt moneylenders may be subject to conditions to comply with relevant requirements as if they were a licensee – for example, to comply with the Moneylenders (Prevention of Money Laundering and Financing of Terrorism) Rules 2009, which, among other things, sets out requirements relating to internal policies, procedures and controls, risk assessment, customer due diligence, suspicious transaction reporting, record keeping, audit and compliance.

Regulations on Anti-money Laundering and Countering the Financing of Terrorism (“AML/CFT”)

Regulated financial institutions must comply with all applicable AML/CFT obligations, including the relevant AML/CFT Notices and Guidelines issued by MAS. Among other things, the AML/CFT Notices require financial institutions to put in place robust controls to detect and deter the flow of illicit funds through Singapore’s financial system, identify and know their customers (including beneficial owners), conduct regular account reviews, and to monitor and report any suspicious transaction.

The primary AML/CFT legislation in Singapore that are of general application are the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act, Chapter 84A of Singapore (the “CDSA”) and Terrorism (Suppression of Financing) Act, Chapter 325 of Singapore (the “TSOFA”). The CDSA provides for the confiscation of benefits derived from, and to combat, corruption, drug dealing and other serious crimes.

Generally, the CDSA criminalizes the concealment or transfer of the benefits of criminal conduct as well as the knowing assistance of the concealment, transfer or retention of such benefits. The TSOFA criminalizes terrorism financing and prohibits any person in Singapore from dealing with or providing services to a terrorist entity, including those designated pursuant to the TSOFA. The CDSA and the TSOFA also require suspicious transaction reports to be lodged with the Suspicious Transaction Reporting Office. If any person fails to lodge the requisite reports under the CDSA and the TSOFA, it may be subject to criminal liability. In addition, financial institutions, non-financial institutions and individuals in Singapore are required to comply with financial sanction requirements in relation to individuals and entities designated by the United Nations.

Regulations on Data Protection

Personal Data Protection Act 2012 (Act 26 of 2012) (the “PDPA”)

The PDPA generally requires organizations to provide notification and obtain consents prior to collection, use or disclosure of personal data (being data, whether true or not, about an individual who can be identified from that data or other accessible information), and to provide individuals with the right to access and correct their own personal data. Organizations have mandatory obligations to assess data breaches they suffer, and to notify the PDPC and where applicable, the relevant individuals where the data breach is (or is likely to be) of a significant scale or resulting in (or is likely to result in) significant harm to individuals. Other obligations include accountability, protection, retention, and requirements around the overseas transfers of personal data.

In addition, Do-Not-Call (“DNC”) requirements require organizations to check “Do-Not-Call” registries prior to sending marketing messages addressed to Singapore telephone numbers, through voice calls, fax or text messages, unless clear and unambiguous consent to such marketing was obtained from the individual.

The PDPC may impose sanctions in connection with the improper collection, use and disclosure of personal data and certain failures to comply with the PDPA, including the DNC requirements. Organizations who contravene provisions of the PDPA may be liable for a financial penalty of up to $1 million or (in 2022, when amendments to the PDPA are expected to come into force) 10% of the organization’s annual local turnover (whichever is higher) and / or imprisonment.

Thailand

Regulations on foreign business in Thailand

Foreign participation in business activities in Thailand is primarily regulated under the Foreign Business Act, B.E. 2542 (1999) (the “FBA”). The FBA limits the rights of foreigners to engage in certain business activities in Thailand. Operating prohibited or restricted businesses in violation of the FBA may subject the violator to criminal charges and penalties.

The FBA defines “aliens” or “foreigners” as natural persons or juristic entities (such as companies, registered partnerships) who do not possess Thai nationality. The definition extends to companies registered in Thailand, in which 50 percent or more of the share capital belongs to foreign individuals or foreign juristic entities. The FBA also prohibits arrangements where a Thai national holds shares in a company as a nominee of a foreigner to circumvent the FBA.

The FBA and its schedules list the categories of controlled business activities, including activities for which foreigners are barred and activities in which foreigners can participate subject to certain limitations and with permission from relevant authorities. A wide range of services (unless explicitly exempted by other applicable laws and regulations), including platform services and e-payment services, are restricted under the FBA. Therefore, foreign parties are not allowed to perform such services in Thailand without first obtaining a relevant foreign business license. The grant of a foreign business license is generally at the sole discretion of the Foreign Business Committee, and based on its current policy, the possibility that a foreign business license will be granted for a service business is generally limited.

Currently, Grab’s Thai subsidiaries are considered Thai companies under the FBA, and therefore not subject to the foreign ownership restrictions under the FBA.

Regulations on e-commerce

In Thailand, any business operator conducting the sale and purchase of goods or services by electronic means via the Internet, including Grab’s mobility and deliveries offerings, is required to obtain a commercial certificate under the Commercial Registration Act, B.E. 2499 (1956), as amended, from the Department of Business Development, Ministry of Commerce. Grab has obtained a commercial certificate in respect of its mobility and delivery businesses carried out by its Thai deliveries and mobility business subsidiaries. Due to the expansion of businesses, Grab must submit an application for the amendment of its commercial certificate to reflect any and all current businesses operated through the Grab platform. Grab is planning to submit the relevant application by October 2021, but the application may be delayed due to the effects of the COVID-19 pandemic in Thailand.

A business operator offering goods or services in Thailand by communicating information about the goods or services directly to consumers, at a distance (i.e. through the Grab platform), with the anticipation that the consumer will respond and purchase those goods or services, can be regarded as an operator of a direct marketing business under the Direct Sales and Direct Marketing Act, B.E. 2545 (2002), as amended. Direct marketing business operators must obtain Direct Marketing Certificate from the Office of the Consumer Protection Board before commencing business.

Land Transport

The Vehicle Act, B.E. 2522 (1979) as amended (the “Thai Vehicle Act”), regulates the registration and use of vehicles in Thailand, and therefore applies to Grab’s mobility offerings such as GrabCar, JustGrab and Grab Drive Your Car. The Thai Vehicle Act prescribes certain requirements concerning vehicles, such as with respect to registration, signage, annual taxation and vehicle use. The Thai Vehicle Act prohibits use of any vehicle other than in line with its purpose of use as registered with the Department of Land Transport. Such purposes of use include as a private vehicle, public vehicle or specific purpose specified by sub-regulation. The sub-regulation under the Thai Vehicle Act was issued on June 23, 2021. It defines private-hire cars via electronic system and prescribes certain requirements concerning vehicles, registration, annual inspection, equipment, etc. In addition, there might be additional requirements regulating how platform calculates fees and the transportation fares.

Regulations on e-payment services

Under Thai law, domestic money transfer and payment services are regulated under the Payment Systems Act B.E. 2560 (2017) (the “PSA”) and its sub-regulations. Under the PSA, regulated payment services include the provision of: credit card, debit card, or ATM card services; electronic money services; receiving electronic payment for and on behalf of sellers, service providers or creditors; the service of transferring funds by electronic means; and other payment services that may affect the financial system or the public interest (as to be further announced by the Thai Ministry of Finance (the “MOF”)). Business operators intending to provide services that fall under the definition of such activities, including GrabPay Wallet, must obtain the relevant license from the MOF via the BOT prior to commencing the business. Operating a regulated payment service business without the required license or registration could result in penalties under the PSA.

Regulations on nano-financing

Nano-finance businesses, which include Grab’s financial services business such as its lending, smartphone financing and PayLater offerings, are restricted businesses under the Notification of the Ministry of Finance Re: Business Subject to Approval under Section 5 of the Revolutionary Council Decree No. 58 and the Notification of the Bank of Thailand No. SorNorSor 13/2563 (collectively referred to as the “Nano Finance Notifications”).

“Nano-finance” means lending, purchasing, discounting, or rediscounting bills or any negotiable instruments, or hire-purchase transactions or leasing to a natural person, without assets or property as collateral, with the borrower intending to use the money to carry on a business or for their occupation.

Regulations on personal loans

Personal loan businesses, including Grab’s lending and PayLater offerings, are restricted businesses under the Revolutionary Council Decree No. 58, as amended and the Notification of Ministry of Finance Re: Business Subject to Approval to Section 5 of the Revolutionary Council Decree No. 58, together with the Notification of the Bank of Thailand No. SorNorSor 12/2563. A personal loan business operator must obtain an approval from the MOF through the BOT if the personal loans provided to its customers fall within the scope of “personal loans under supervision” which include: (i) personal loans without assets or property as collateral; (ii) lending originating from the hire-purchase and lease of goods that are not normally sold by the business operator (except for cars and motorcycles); and (iii) vehicle registration loan. The personal loan business operator is also subject to certain ongoing requirements and restrictions in business operation e.g. reporting requirements, chargeable fee, qualifications of customers and etc.

Regulations on personal data protection

In Thailand, personal data is protected under the Personal Data Protection Act, B.E. 2562 (2019) (the “PDPA”), full enforcement of which is expected to take effect in June 2022. Personal data means any information relating to a person, which enables the identification of that person, whether directly or indirectly, but does not include information of deceased persons. The PDPA applies to a person or legal entity that collects, uses or discloses a person’s personal data, with certain exceptions.

The PDPA has both territorial and extra-territorial application. The PDPA has extra-territorial applicability over entities outside Thailand if those entities collect, use and/or disclose personal data of data subjects who are in Thailand in two situations: (i) the offering of goods or services to data subjects who are in Thailand, irrespective of whether the payment is made by the data subject; or (ii) the monitoring of the data subject’s behavior, where the behavior takes place in Thailand.

The PDPA prescribes many requirements and obligations in relation to the collection, usage, disclosure and transfer of personal data which the data controller and data processor must comply with, such as consent requirements, notification requirements, and requirements in relation to the cross-border transfer of personal data. The PDPA also prescribes stricter requirements for the collection, use or disclosure of personal data that is deemed as sensitive personal data.

Regulations on competition

The Trade Competition Act, B.E. 2560 (2017) (the “Thai Trade Competition Act”) is the primary legislation governing competitive interactions among business operators in Thailand. It applies to all business sectors, except certain types of business or activities that are specifically exempted, and the sectors that have already been regulated by specific laws on trade competition matters.

The Thai Trade Competition Act generally regulates all restrictive trade practices in all areas of business that create or might create a monopoly or reduce competition, and also prohibits business operators from abusing their dominant position.

The Office of the Trade Competition Commission (the “OTCC”), an independent body in charge of the supervision and enforcement of the Thai Trade Competition Act, has also published a sector-specific guideline on unfair trade practices for online food delivery businesses. The guideline regulates activities between food delivery platform operators and restaurants. The guideline contains a sweeping provision on free and fair treatment, referencing the principles of non-coercion, non-discrimination and non-restriction. A large section of the guideline is dedicated to laying out practices of food delivery platforms that may cause damage to restaurants, addressing trade terms that may exist in agreements between platforms and restaurants, for example, the increase of commission fees, or variation of commission fees, without justification, and exclusivity restrictions, among others. As OTCC is still developing its legislation in this respect, Grab is closely monitoring the situation to safeguard compliance.

Regulations on debt collection

Debt collection activity is regulated under the Debt Collection Act, B.E. 2558 (2015) (the “Thai Debt Collection Act”), and accordingly, Grab’s lending products and PayLater are subject to this regulation. This regulation applies to all debt collectors and the method and procedures for debt collection are strictly regulated, and requires the debt collection service business operator to register its business with the Metropolitan Police Bureau or Department of Provincial Administration. Grab’s subsidiary operating its debt collection service business has registered its business with the relevant authority.

Regulations on the price of goods and services

Currently, there is a Notification of the Central Committee on the Prices of Goods and Services No. 18, B.E. 2563 (2020) Re: Prescribing Controlled Goods and Services, issued in 2020, which specifies that online delivery services such as GrabExpress, GrabFood, GrabMart and GrabKitchen are controlled services. However, a regulation regarding the price of online delivery services has not yet been issued by the relevant authority. Therefore, food and package delivery services may be subject to price controls once the regulations on controlling prices are issued.

Regulation of Critical Information Infrastructure Organizations

Thailand has recently released its list of categories of Critical Information Infrastructure Organization (“CII Organization”). Such CII Organization will be required to comply with certain minimum cybersecurity standards, assessments and reporting. These categories include, among others, providers of financial services and services to the public. In the event that the regulator notifies Grab that it is an in-scope entity for the purposes of this regulation, it may need to enhance or alter its cybersecurity practices in Thailand. Failure to comply with the regulation can lead to fines and imprisonment.

Malaysia

Regulations on Ride-hailing

The amended Land Public Transport Act 2010 (“LPTA”), the Commercial Vehicles Licensing Board Act 1987 (“CVLBA”), and the Road Transport Act 1987 are the main pieces of legislation governing the provision of ride-hailing services such as GrabCar and GrabTaxi in Malaysia. The LPTA only applies to Peninsular Malaysia while the CVLBA applies to the East Malaysian States of Sabah and Sarawak.

An operator of a ride-hailing booking service is required to have an intermediation business license which would allow it to carry-on the business of facilitating arrangements, bookings or transactions of a ride-hailing service. An intermediation business licensee, such as Grab, is (i) required to apply a permit for each ride-hailing vehicle ; (ii) required to ensure that each ride-hailing vehicle, complies with certain requirements including, among others, having a minimum of three-star ASEAN NCAP (New Car Assessment Program for Southeast Asian Countries) rating, not be more than 10 years old, and undergoing inspections on an annual basis (for vehicles three years or older); and (iii) subject to various other business limitations and requirements, including limitations on surcharge rates and driver-partner commissions and requirements such as ensuring that each driver-partner, ride-hailing vehicle and passenger is covered by ride-hailing insurance. Driver-partners of ride-hailing vehicles are required to hold a public service vehicles (“PSV”), license.

Regulations on E-money

Under the Financial Services Act 2013 (the “FSA”), no person may carry on an “approved business” (which includes the issuance of e-money) without the prior approval of the Central Bank of Malaysia, Bank Negara Malaysia (“BNM”). Under the FSA, “electronic money” or “e-money” is defined as any payment instrument, whether tangible or intangible, that (a) stores funds electronically in exchange of funds paid to the issuer; and (b) is able to be used as a means of making payment to any person other than the issuer. Approved issuers of e-money, such as Grab, are subject to various operational and ongoing compliance requirements including those set out in the “Guidelines on E-Money” issued by BNM. These requirements relate to governance, risk management, customer protection and management of funds. In particular, BNM has issued the Policy Document on Risk Management in Technology, which sets out requirements in relation to cybersecurity and management of technology risk applicable to financial institutions including e-money issuers. An issuer of e-money is required to provide clear terms and conditions for the use of e-money, and an issuer of a large e-money scheme is required to deposit funds collected in exchange for the e-money issued in a trust account with a licensed financial institution in a timely manner. In general, the funds deposited in the trust account can be used only for refunds to users and payments to merchants. BNM has recently issued an exposure draft of a revised Guidelines on E-Money for public consultation, whereby the final policy document will replace the existing Guidelines on E-Money. The exposure draft is more extensive than the current Guidelines on E-Money and proposes among others, enhanced technology requirements, governance and risk management requirements aimed to ensure the safety and reliability of e-money and preserve customers’ and merchants’ confidence in using or accepting payments in e-money.

Regulations on courier services (GrabExpress)

The Postal Services Act 2012 (the “PSA”) provides for the licensing of postal services and the regulation of the postal services industry. The Malaysian Communications and Multimedia Commission (the “MCMC”) is responsible for overseeing and regulating the postal and courier services in Malaysia. The PSA provides for two forms of licenses: (i) a universal service license or (ii) a non-universal service license, for the provision of postal services on such terms and conditions as the Minister of Communications and Multimedia thinks fit and in accordance with the Act. “Universal service” means postal services, which include basic postal services determined by the MCMC to be provided to consumers throughout Malaysia, at the prescribed rates while “non-universal service” means postal services that may be provided to consumers at rates other than the prescribed rates of the universal service. There are three classes of non-universal service license, i.e. Class A (provision of international and domestic courier service in Malaysia), Class B (provision of international inbound courier service and domestic courier service in Malaysia) or Class C (to provide for intra-state domestic courier service in Malaysia). The Postal Services Act contains, among others, principles on rates settings, general competition practices and provisions on consumer protection that are applicable to postal services licensees.

Regulations on Moneylending

Under the Moneylenders Act 1951, no person may conduct business as a moneylender in Malaysia unless licensed under the Moneylenders Act 1951 or other relevant Malaysian legislation. Under the Moneylenders Act 1951, a “moneylender” is defined as a person who lends a sum of money to another at interest. Licenses are issued by the Registrar of Moneylenders under the purview of the Ministry of Housing and Local Government (“KPKT”). A licensed moneylender is subject to operational and ongoing compliance requirements including, among others, the requirement to display at all times its original license in a conspicuous place at the premises where it carries out or operates its business, requirements in relation to the moneylending agreement (including in relation to its form and certain formalities required for the agreement to be enforceable) and record keeping requirements. KPKT has, on November 13, 2020, released the Online Moneylending Guidelines allowing licensed moneylenders to apply to provide loans online from May 13, 2021. Grab is one of eight licensed moneylenders which have been granted with conditional approval in November 2020 to conduct online moneylending business.

Regulations on Insurance Agents

The primary legislation applicable to the carrying on of insurance business is the FSA which has repealed and replaced the Insurance Act 1996 (“Repealed IA”), save for certain provisions of the Repealed IA which shall continue to remain in full force and effect by virtue of section 275 of the FSA. The General Insurance Association of Malaysia (“PIAM”) for general insurance agents has issued the rules for registration and regulation of general insurance agents (the “GIARR”), which provides for regulations for supervision of general insurance agents by PIAM’s members. Under the GIARR, among others, an insurance agent registered with PIAM may represent a maximum number of two general insurance companies at any time and shall comply with certain requirements of conduct.

Competition Law

The Competition Act 2010 applies to all commercial activities which have an effect on competition in any market in Malaysia, whether such activities are carried out within or outside Malaysia. The Competition Act 2010 is generally enforced by the Malaysia Competition Commission, save for competition issues arising in specific sectors (such as the telecommunications sector, the aviation sector and the energy sector which are regulated by other regulators). Infringements of the Competition Act 2010 may result in, among other things, the imposition of a financial penalty of up to 10% of the worldwide turnover of the enterprise for the period during which the infringement occurred. The Malaysia Competition Commission may also take other actions, including issuing cease and desist orders.

Regulations on Personal Data Protection

The Personal Data Protection Act 2010 regulates the processing of personal data in the course of commercial transactions in Malaysia, and is enforced by the Personal Data Protection Commissioner. Broadly, the Personal Data Protection Act 2010 sets out seven key data protection principles which must be adhered to by data users (i.e. a person who either alone or jointly or in common with other persons processes any personal data or has control over or authorizes the processing of any personal data, but does not include a processor) in Malaysia which include (i) the requirement to obtain consent prior to processing an individual’s personal data, the requirement to provide written notice to individuals in both English and the Malay language stating, among other things, the purposes for which the personal data will be processed, the classes of third parties to whom personal data will be disclosed, and the individual’s right; and (ii) obligation to ensure that the personal data collected will be processed in a safe and secure manner, and Personal Data Protection Standard 2015 further prescribes the minimum requirement for data security in processing personal data.

Regulations on Anti-money Laundering and Prevention of Terrorism Financing

The Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 (“AMLATFA”), makes it an offense for any person to engage in or abet the commission of money laundering and terrorist financing, and seeks, among other things, to implement measures for the prevention of money laundering and terrorism financing offences. These measures include the imposition of obligations on reporting institutions (including certain Grab entities in Malaysia) such as an obligation to report transactions exceeding a specified threshold and suspicious transactions, customer due diligence obligations and record keeping obligations. Reporting institutions under the AMLATFA include approved issuers of e-money under the FSA and licensed moneylenders under the Moneylenders Act 1951. BNM is empowered under Section 83 of the AMLATFA to issue guidelines, circulars or notices to give full effect to or for carrying out the provisions of the AMLATFA. In this regard, BNM has issued policy documents on anti-money laundering, countering financing of terrorism and targeted financial sanctions applicable to licensed moneylenders and approved issuers of e-money.

Worker Classification

Under Malaysian law, an “employee” means a person engaged under a contract of service while an “independent contractor” means a person engaged pursuant to a contract for services. The EA defines “contract of service” as any agreement, whether oral or in writing and whether express or implied, whereby one person agrees to employ another as an employee and that other agrees to serve his or her employer as an employee and includes an apprenticeship contract. There is no single legal test to determine whether a person is engaged as an employee or an independent contractor. The degree of control exercised over the person engaged is an important factor but not the sole criteria in making a determination. The Industrial Court of Malaysia will examine all facts and circumstances and the conduct of the parties, including but not limited to the degree of control, whether there is a fixed compensation package or whether the individual undertook a business risk, exclusivity, whether any statutory contributions (such as EPF) have been made and the contractual terms of the engagement in determining the status of an employee or independent contractor.

Philippines

Regulation of Public Utilities and Other Related Matters

Foreign Ownership Restriction

The Philippine Constitution restricts the operation of a public utility to citizens of the Philippines or to corporations or associations organized under the laws of the Philippines at least 60% of whose capital is owned by such citizens. It also limits the participation of foreign investors in the governing body of any public utility to the foreign investors’ proportionate share in its capital, and mandates that all the executive and managing officers of such public utility be citizens of the Philippines.

The Foreign Investments Act, as amended, defines a Philippine national as, among others, a citizen of the Philippines or a corporation organized under the laws of the Philippines of which at least sixty percent (60%) of the capital stock outstanding and entitled to vote is owned and held by citizens of the Philippines. Under Memorandum Circular No. 8, series of 2013 issued by the Philippine Securities and Exchange Commission (the “PSEC”), the minimum Filipino percentage of ownership applies to both (a) the total number of outstanding shares of stock entitled to vote in the election of directors, and (b) the total number of outstanding shares of stock, whether or not entitled to vote in the election of directors.

Commonwealth Act No. 108, known as the Anti-Dummy Law (“ADL”), imposes criminal liability upon, among others, (a) any entity exercising a right or franchise that is reserved for Philippine citizens or entities without complying with the required ownership by Philippine citizens, (b) any person who allows his name or citizenship to be used for the purpose of evading such ownership requirement, or (c) who falsely simulates the existence of the required minimum percentage of Philippine ownership. The ADL also penalizes persons, corporations or partnerships that allow foreigners to intervene in the management, control or administration of such entity and any person who knowingly aids, assists or abets in the planning, consummation or perpetration of such acts by imprisonment and/or fine.

Commonwealth Act No. 146, as amended (the “Public Service Act”), lists common carriers in the definition of the term “public service.”

Ride-hailing Industry

Under Department of Transportation Order No. 2018-13 dated June 11, 2018, Transport Network Companies (“TNCs”) and the accredited Transport Network Vehicle Service (“TNVS”) are deemed as engaged in the operation of a public utility, and are thus subject to the foreign ownership restriction under the Philippine Constitution. Such restrictions apply to Grab’s four-wheel mobility offerings.

TNCs pertain to persons or entities that provide pre-arranged transportation services for compensation using an internet-based technology application or digital platform technology to connect passengers with drivers using their personal vehicles; while TNVS refers to a TNC-accredited private vehicle owner, which is a common carrier, using the internet-based technology application or digital platform technology, transporting passengers from one point to another, for compensation. TNCs are required to secure a Certificate of TNC Accreditation from the Land Transportation Franchising and Regulatory Board (the “LTFRB”); while TNVSs are required to secure a Certificate of Public Convenience from the LTFRB. Any violation or non-compliance by a TNC and a TNVS of any guidelines set by the LTFRB shall be a ground for imposition of administrative fines, suspension, or cancellation of accreditation.

Motorcycle-hailing Applications

Under Republic Act No. 4136 (the “Land Transportation and Traffic Code”), motorcycles shall not be used for hire and shall not be used to solicit, accept, or be used to transport passengers or freight for pay. Further, the Omnibus Guidelines on the Planning and Identification of Public Road Transportation Services and Franchise Issuance dated June 19, 2017, of the Department of Transportation or the Omnibus Guidelines excludes motorcycles from the allowable vehicles to be used as a TNVS. In 2019, the Motorcycle Taxi Technical Working Group implemented a pilot run for motorcycle taxis which ended in January 2020 but was resumed on November 23, 2020. There is currently no official end date of the pilot. The Certificate of Compliance issued to motorcycle TNCs, including for Grab’s two-wheel mobility offerings, will be valid for the duration of the pilot run unless sooner revoked.

Private Express and/or Messenger Delivery Service (“PEMEDES”)

Presidential Decree No. 240 issued on July 9, 1973 states that no express and/or messenger delivery service firm shall operate in the Philippines without possessing “Authority to Operate and/or Messenger Delivery Service” to be issued by the Postmaster General (now the Department of Information and Communications Technology or the DICT). Only Filipino citizens or entities at least 60% of whose capital stock is owned by Filipino citizens may apply to operate a PEMEDES.

Regulations on Electronic Money Issuers

The Bangko Sentral ng Pilipinas (the “BSP”), or the central monetary authority of the Philippines, regulates the issuance of electronic money and the operations of electronic money issuers or EMIs such as Grab due to its GPay offering in the Philippines. The Manual of Regulations for Non-Bank Financial Institutions (the “MORNBFI”) promulgated by the BSP defines e-money as monetary value as represented by a claim on its issuer, that is: (a) electronically stored in an instrument or device; (b) issued against receipt of funds of an amount not lesser in value than the monetary value issued; (c) accepted as a means of payment by persons or entities other than the issuer; (d) withdrawable in cash or cash equivalent; and (e) issued in accordance with the BSP’s regulations. Prior BSP approval is required before operating as an EMI.

Regulations on Financing Companies

Republic Act No. 5980, as amended (the “Financing Company Act”) , require financing companies to secure the respective license from the SEC. Financing companies refer to “corporations, except banks, investments houses, savings and loan associations, insurance companies, cooperatives, and other financial institutions organized or operating under other special laws, which are primarily organized for the purpose of extending credit facilities to consumers and to industrial, commercial, or agricultural enterprises, by direct lending or by discounting or factoring commercial papers or accounts receivable, or by buying and selling contracts, leases, chattel mortgages, or other evidences of indebtedness, or by financial leasing of movable as well as immovable property.” There are no foreign equity restrictions applicable to financing companies.

The Financing Company Act authorizes the SEC to regulate financing companies, including the maximum rate or rates of purchase discounts, lease rentals, fees, service and other charges of financing companies, and to change, eliminate or grant exemptions from or suspend the effectivity of such rules whenever warranted by prevailing economic and social conditions. The said law also regulates the minimum paid-up capital of financing companies. Accordingly, Grab’s lending offerings are subject to the Financing Company Act.

Regulations on Operators of Payment Systems (“OPS”)

Republic Act No. 11127 (the “National Payment Systems Act”), provides a comprehensive legal and regulatory framework for payment systems and governs services such as GPay and GrabLink. The law defines payment systems as the set of payment instructions, processes, procedures and participants that ensures the circulation of money or the movement of funds; and operators as persons who provide clearing or settlement services in a payment system or define, prescribe, design, control, or maintain the operational framework of the payment system. All OPS must register with the BSP. BSP Circular No. 1049 issued on September 9, 2019 provides for the rules and regulations on the registration of OPS to implement the National Payment Systems Act.

Anti-Money Laundering Act 2001, as amended

Republic Act No. 9160 (Anti-Money Laundering Act of 2001), as amended (the “AMLA”), requires covered institutions which include banks, non-banks, quasi-banks, trust entities, and all other institutions and their subsidiaries and affiliates supervised or regulated by the BSP, to provide for customer identification, keep records, and report covered and suspicious transactions. Covered persons are also required to report to the Anti-Money Laundering Council covered transactions and suspicious transactions. Violations of the AMLA are subject to administrative and criminal penalties. Each of the BSP, the PSEC and the Insurance Commission has also issued its own set of regulations implementing the AMLA to cover institutions under their respective supervision.

Regulations on Insurance

The applicable laws governing insurance contracts and matters related to insurance business are Republic Act No. 10607 (the “Insurance Code”) and the Civil Code of the Philippines. The Insurance Code mandates that only persons duly licensed by the Insurance Commission, such as insurance agents and brokers, may engage in the solicitation or procurement of applications for insurance. No person shall act as an insurance agent unless it has first secured from the Insurance Commission a license to act as an insurance agent, which must be renewed every three years thereafter. Acting as an insurance agent without authority is unlawful and is penalized by fine and/or imprisonment.

Microinsurance agents/brokers must likewise be licensed by the Insurance Commission and must comply with Insurance Commission Circular Letter No. 2015-54 dated October 16, 2015 (Adoption and Implementation of Enhanced Microinsurance Regulatory Framework).

Regulations on Data Privacy

The Republic Act No. 10173 (the “Data Privacy Act of 2012” or the “DPA”), its implementing rules and regulations, and the issuances of the National Privacy Commission (the “NPC”) govern the processing of all types of personal information. The DPA applies to any natural or juridical person involved in the personal information processing such as the personal information controllers and processors. The DPA expressly requires that before a personal information controller or processor can collate, process, and then use or share personal data, the personal information controller or processor must have a lawful criterion or basis for processing, such as consent (which is defined as any freely given, specific, informed indication of will, whereby the data subject agrees to the collection and processing of his or her personal data). Non-compliance with the DPA is subject to administrative actions (including compliance and enforcement orders, cease and desist orders, temporary or permanent ban on the processing of personal data, and/or payment of fines) and criminal penalties (fine and/or imprisonment).

The DPA and its implementing rules require personal information controllers and processors to have a data protection officer or compliance officer who shall be accountable for ensuring compliance with applicable laws and regulations for the protection of data privacy and security. Personal information controllers and processors must also (i) conduct a privacy impact assessment as part of the organizational security measures pursuant to NPC Advisory No. 2017-03, and (ii) register its personal data processing system if (a) it employs more than 250 persons, (b) it employs less than 250 persons but the processing undertaken is likely to pose a risk to the rights and freedoms of the data subject or is not occasional, or involves the processing of sensitive personal information of at least 1,000 individuals, pursuant to NPC Circular No. 17-01.

Personal information controllers and processors are also required to constitute a data breach response team and proper documentation under NPC Circular No. 2016-03.

Regulations on Cybersecurity

BSP Circular No. 808, Series of 2013 provides for the guidelines on technology risk management applicable to all BSP-supervised institutions and requires BSP supervised institutions to establish a robust technology risk management system covering the following components: (1) technology governance, (2) risk identification and assessment, (3) technology control implementation, and (4) risk measurement and monitoring.

Insurance Commission Circular Letter No. 2014-47 (Guidelines on Electronic Commerce of Insurance Products) requires insurance providers to comply with the DPA, maintain adequate security mechanisms to ensure security of payment mechanisms and personal information, and provides guidelines on the collection and processing of data. The Insurance Commission may order insurance providers to cease conducting online distribution of insurance products in case of finding of fraud and injury to the public.

Regulations on Competition Law

The Philippine Competition Act (the “PCA”) is the primary competition policy of the Philippines. It came into effect on August 8, 2015, and was enacted to provide free and fair competition in trade, industry and all commercial economic activities. The PCA prohibits practices that restrict market competition through anti-competitive agreements or conduct and abuse of a dominant position, and requires parties to notify and obtain clearance for certain mergers and acquisitions. The PCA prescribes administrative and criminal penalties for violations of its provisions.

On September 11, 2020, the Bayanihan to Recover As One Act (the “Bayanihan 2”) was passed which, among others, exempted all mergers and acquisitions with transaction values below PhP50 billion (approximately $100 million) from compulsory notification under the PCA if entered into within a period of two years from the effectivity of Bayanihan 2, and further, shall be exempt from the PCC’s power to review mergers and acquisitions motu proprio for a period of one year from the effectivity of Bayanihan 2 which was on September 15, 2021.

Regulations on Employment

Independent contractor

Contracting and subcontracting of work is allowed but is heavily regulated by the Philippine Labor Code and Department of Labor and Employment Department Order No. 174, series of 2017. There is legitimate contracting where the contractor (i) conducts an independent business; (ii) with adequate capital to do the job and pay its people; and (iii) exercises direct control over the performance of the workers. “Control” refers to the right reserved to the person for whom the services of the contractual workers are performed, to determine not only the end to be achieved, but also the manner and means to be used in reaching that end. On the other hand, the law prohibits labor-only contracting, which is where the person supplying workers to an employer does not have substantial capital or investment, and the workers recruited and placed by such contractor/subcontractor are performing activities which are directly related to the principal business of such employer, or when the contractor or subcontractor does not exercise the right to control over the performance of the work of the employee. In such cases, the contractor, subcontractor, or intermediary shall be considered merely as an agent of the employer who shall be responsible to the workers in the same manner and extent as if the latter were directly employed by him.

Vietnam

Foreign Investment Regulations

Foreign investment into Vietnam is regulated by both domestic legislation and international agreements, with the primary regulations being Law on Investment No. 61/2020/QH14, and the Schedule of Specific Commitments in Services in Vietnam’s Commitments to the WTO (the “WTO Commitments”). Foreign investment is divided into three general categories: unrestricted, restricted, and prohibited. With respect to the “restricted” category, restrictions can take the form of a specific foreign ownership ceiling in a foreign-invested company, a general requirement to enter into a joint venture with a local party in order to conduct the relevant business, restrictions on the scope of investment activities, the requirement to obtain certain government approvals for foreign ownership, operational license requirements for foreign invested enterprises (“FIEs”), or a combination thereof. For example, foreign ownership in companies providing passenger transport services is subject to a 49% ceiling; and foreign ownership in companies engaging in e-payment or debt trading businesses is not specifically provided for in either domestic legislation or the WTO Commitments and is therefore subject to government approval on a case-by-case basis.

Regulations on Core Business Activities

Mobility Segment

(1)	Registration or Notification of E-Commerce Websites and Mobile Applications

Under Decree No. 52/2013/ND-CP guiding e-commerce (as amended by Decree No. 08/2018/ND-CP) (“Decree 52”), and Circular 59/2015/TT-BCT as amended by Circular No. 21/2018/TT-BCT (“Circular 59”), there are two forms of e-commerce operation in Vietnam: (i) e-commerce direct sale websites or mobile applications, and (ii) e-commerce service provision websites or mobile applications, such as e-commerce marketplace websites or mobile applications, online auction websites or mobile applications, and online promotional marketplace websites or mobile applications. The establishment and operation of e-commerce websites or mobile applications require regulatory approvals from the Ministry of Industry and Trade (the “MOIT”), of Vietnam. In particular, companies that own or operate e-commerce direct sale websites or mobile applications must notify the MOIT of the establishment of such e-commerce direct sale websites or mobile applications while companies that own or operate e-commerce service provision websites or mobile applications must register with the MOIT for their establishment. If there are any changes or supplements to the services provided via the registered or notified e-commerce website or mobile application, the operator of such website or mobile application must notify the MOIT of Vietnam within seven business days. Accordingly, Grab’s two-wheel mobility, GrabFood, GrabMart, GrabKitchen, GrabGifts and Rewards offerings are subject to Decree 52 and Circular 59.

(2)	Automobile Transport Services

As from April 1, 2020, any company who provides a software application supporting in automobile transport, which includes Grab’s four-wheel offerings, connection shall be regulated by Decree

No. 10/2020/ND-CP on automobile transport business and business conditions (“Decree 10”). Under Decree 10, in the event a software application company directly involves in deciding the transport booking fares, it is required to obtain an automobile transport business license as issued by the provincial Department of Transport where its head office is located. Decree 10 further provides that in the case two or more transport service providers cooperate to operate a transport business, they must enter into a business cooperation agreement which specifies the responsibilities of the parties, including with respect to direct management of automobile vehicles and drivers for freight and passenger transport and booking fares.

(3)	Motorcycle Transport Service

Under Circular No. 08/2009/TT-BGTVT (as amended by Circular No. 46/2014/TT-BGVT) (“Circular 08”), individuals are entitled to use motorcycles to provide freight and passenger transport services (such as Grab’s two-wheel mobility, GrabFood, GrabMart and GrabExpress) upon satisfaction of certain conditions, including (i) having a badge/sign or uniform provided by the relevant provincial People’s Committee in order to be identified among other traffic participants; and (ii) having a valid driver’s license. However, currently, Vietnamese law does not have specific regulations covering companies providing a software application supporting in motorcycle transport connection and therefore, Decree 52 applies to this activity.

(4)	Collection of Payment for Booked Goods and Services by Users

For Grab’s mobility and food delivery segments, users booking through a ride-hailing booking services company’s websites or mobile applications make payment for booked goods or services by way of non-cash payment with a credit card, debit card or e-wallet (through intermediary payment service providers appointed by the e-commerce platform service providers) or in cash (through the goods delivery service provider as appointed by the e-commerce platform service providers). Under Decree No. 101/2012/ND-CP on non-cash payments (as amended by Decree No. 80/2016/ND-CP and Decree No. 16/2019/ND-CP) (“Decree 101”), the authorized collection service can be performed through a bank account (account-based cashless payment service) or a non-account-based cashless payment service. In addition to banks, people’s credit funds and micro-finance institutions, certain non-banking entities may be approved by the State Bank of Vietnam, or the SBV, on a case-by-case basis, to provide account-based cashless payment services and non-account-based cashless payment services.

Food Deliveries and Package Deliveries

Under the Law on Post No. 49/2010/QH12 and Decree No. 47/2011/ND-CP providing details for implementation for Law on Post (as amended by Decree No. 150/2018/ND-CP) (“Decree 47”), postal activities include activities, among others, (i) delivery of mails and paper documents and (ii) delivery of goods parcel and package (such as GrabExpress). Vietnamese postal regulations require any entities and individuals providing delivery or postal services (except individuals providing the services free of charge) to obtain a postal license or certificate on postal operation notification, depending on weight and type of items being delivered as well as territory in which the postal service provider operates.

Though the postal regulations require individual drivers to obtain a postal license or certificate on postal operation notification, Decree 47 is silent on the procedure for individual drivers to obtain such license and certificate. In the meantime, Circular 08 is the prevailing regulation governing delivery of goods by motorcycle (as provided above).

Decree No. 09/2018/ND-CP, which sets forth regulations on Law on Commerce and Law on Foreign Trade Management on trading goods and activities directly related to trading of goods of foreign investors and FIEs in Vietnam (“Decree 09”), expressly requires a trading license for FIEs engaging in certain trading activities and e-commerce activities including, among others: (i) retail of goods, (ii) provision of trade promotion services, except advertisement, (iii) provision of trading intermediary services and (iv) e-commerce services. The relevant authority for issuing the trading license is the provincial Department of Industry and Trade (“DOIT”), where the FIE’s head office is located; and for issuance of the trading license, the DOIT must seek approval from the MOIT. The initial term of a trading license is generally five years unless another term is applicable pursuant to treaty. Accordingly, Grab’s GrabFood, GrabMart and GrabKitchen are subject to Decree 09.

Decree 09 also provides an exemption from the requirement to obtain a trading license for FIEs which have obtained an enterprise registration certificate, an investment registration certificate or equivalent documents prior to the effective date of Decree 09 for their trading rights in accordance with Vietnamese law. Those FIEs can continue carrying out their trading activities as previously approved but certain changes including, among others, scope of trading operations, shareholding or legal representative could require the company to apply for a trading license.

Financial Segment (including e-payment service, debt trading and insurance business)

Intermediary payment services are mainly regulated by Law on Prevention of Money Laundering No. 07/2012/QH13, Decree 101 and its guiding local documents (including Circular No. 39/2014/TT-NHNN as amended by Circular No. 20/2016/TT-NHNN, Circular No. 30/2016/TT-NHNN, and Circular No. 23/2019/TT-NHNN; and Document No. 8104/NHNN dated October 9, 2017). Under Decree 101, intermediary payment services include, among others, e-wallet and e-payment gateway services. Non-financial companies that wish to provide intermediary payment services are required to satisfy certain requirements, among others, having a minimum charter capital of VND50 billion (approximately $2.2 million) and qualification and experience requirements for the service providers’ managers, and then must obtain a license for intermediary payment services from the SBV (“IPS License”), which has a 10-year term. Changes in scope must be approved by the SBV prior to its effectiveness.

A company may provide the debt trading license services if it satisfies certain conditions such as registered business activity, qualification and experience requirements, and the minimum charter capital.

A company engaging in insurance agency service (and its staffs directly involved in insurance agency activity) is required to satisfy certain requirements including, among others, execution of the insurance agency agreement with the insurer; and the staff being Vietnamese citizen, residing in Vietnam from 18 years of age or above and holding an insurance agency certificate issued by an institution licensed by the Ministry of Finance.

Vietnamese Competition Law

Competition Law No. 23/2018/QH14 (“Competition Law”) is envisaged to be primarily administered under the jurisdiction of the MOIT and the National Competition Commission (“NCC”), which is yet to be established. Presently, the Competition Law is administered by the Vietnam Competition and Consumer Protection Agency (“VCCA”) until the NCC is established. In addition to anti-competitive conduct and abuse of dominance, the NCC will oversee merger control in Vietnam—any transaction considered to be an economic concentration that reaches certain reportable thresholds based on the size of transaction, total assets in Vietnam, total sales (or total purchase volume) in Vietnam, and market share, requires a notification of economic concentration and regulatory consent prior to signing of the transactional documents. For economic concentration implemented outside of Vietnamese territory, the thresholds taken into account are total assets in Vietnam, total sales or purchases generated in Vietnam and market share in Vietnam. The Competition Law provides a two-phase appraisal process of a merger filing: (A) preliminary appraisal and (B) official appraisal. The preliminary appraisal phase may take up to 30 days from the filing date but may be prolonged. A transaction that does not qualify for any of the safe harbors in the preliminary appraisal will undergo the official appraisal phase which takes up to 90 – 150 days, which may be extended at the regulator’s discretion. After the official appraisal phase, Vietnamese authorities may decide to conditionally allow, allow or prohibit the transaction.

Vietnamese Law on Protection of Consumers’ Rights and Data Privacy Regulation

Law on Protection of Consumers’ Rights No. 59/2010/QH12 (as amended in 2018) (the “Law on Protection of Consumers’ Rights”) provides regulations on the rights and obligations of consumers, the responsibilities of organizations or individuals trading goods and/or services to consumers, the responsibility of social organizations in protecting the interests of consumers, resolving disputes between consumers and organizations or individuals trading goods and/or services, and the responsibility of the State on the protection of consumers’ interests. Under the Law on Protection of Consumers’ Rights, certain terms in contracts with consumers are voidable, such as waivers of liability for traders provided by law, restrictions on consumer complaints and lawsuits and authorizations for traders to unilaterally amend contractual terms with customers.

Vietnam does not have a comprehensive data protection law. Instead, data protection provisions are prescribed across various legislation, which includes the Civil Code, the Law on Protection of Consumers’ Rights, the Law on Information Technology, and the Law on E-commerce, among others, which are all issued by the National Assembly of Vietnam. A data subject’s right to privacy is protected by laws. Any collection, publication, processing, transfer to a third party, or any other use of a data subject’s personal information requires the consent of such data subject.

Regulations on Anti-money Laundering and Prevention of Terrorism Financing

Vietnam’s Law on the Prevention of Money Laundering contains anti-money laundering and prevention of terrorism financing regulations and applies to all financial institutions and certain non-financial institutions engaged in specific business activities, which include payment services. The Department of Anti-Money Laundering established under the SBV monitors and regulates Vietnam’s anti-money laundering regime. Entities subject to the anti-money laundering regime must report certain transactions to the Department of Anti-Money Laundering, including high-value transactions, suspicious transactions, and transactions involving companies or individuals in the countries and territories on the “black list” published by the Ministry of Public Security. Moreover, apart from the know-your-client procedures required by Vietnamese law, entities subject to the anti-money laundering regime must perform an enhanced due diligence investigation on high-risk parties, which include foreign individuals on the list of “politically influenced persons” published by the SBV, or individuals or entities conducting transactions using new technologies (i.e. technology enabling such individuals or entities to conduct transactions without meeting in person with a member or staff of the bank).

GRAB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Grab and its subsidiaries prior to the Closing.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our unaudited and audited consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Southeast Asia’s Leading Superapp

We are Southeast Asia’s leading superapp, operating primarily across the deliveries, mobility and digital financial services sectors across eight countries in the region—Malaysia, Singapore, the Philippines, Thailand, Indonesia, Vietnam, Cambodia, and Myanmar. We enable millions of people each day to access driver- and merchant-partners to order food or groceries, hail a ride or taxi, pay for online purchases, or use offerings such as lending, insurance and telemedicine. Our platform allows important high frequency hyperlocal experiences—all available in a single “everyday everything” app. We were the category leader in 2020 by GMV in each of online food delivery and mobility and by TPV in e-wallet payments in Southeast Asia according to Euromonitor.

We operate in over 400 cities in eight countries with over five million registered driver-partners, a wide selection of over two million registered merchant-partners across the region and over two million registered GrabKios agents in Indonesia as of June 2021. According to Euromonitor, we had the region’s largest on-demand driver supply network, based on the total number of registered driver-partners in Southeast Asia in 2020, and its largest food delivery network, based on the number of registered food delivery merchant-partners in Southeast Asia in 2020.

Recent Developments—Resilience through COVID-19

Our well-diversified “everyday everything” app strategy provides us with the flexibility to deploy resources to where demand is highest. For example, our driver-partners can seamlessly service multiple verticals and we have the ability to quickly roll out new offerings to enable them to meet the needs of consumers. During the COVID-19 pandemic, our operational and technology teams were able to adjust to evolving demands. In 2020, we transitioned 237,000 driver-partners from mobility bookings to food, grocery and package delivery, enabling them to continue earning an income. Furthermore, we were able to roll out our GrabMart delivery offering across five new countries (Singapore, Thailand, Vietnam, the Philippines, and Myanmar) in less than three months. We also have a highly variable cost structure, which has allowed us to reduce expenses, in particular sales and marketing, through a sustained downturn without compromising our growth ambitions.

As cities and countries went through lockdowns in 2020 and 2021, we have experienced an acceleration of our deliveries business as stay-at-home, work-from-home and social distancing measures increased the demand for food and grocery delivery services. During periods where lockdowns have eased, we have seen increases in demand for our mobility offerings, demonstrating the resilience of this business.

However, the governments in the markets we operate in from time to time continue to implement measures or encourage actions to curb the spread of COVID-19, including new stay-at-home and movement control orders, work-from-home arrangements and social distancing measures as cases spike, and as a result, our business continues to be impacted. The COVID-19 pandemic and government actions to curb the pandemic are constantly evolving, and uncertainty remains with respect to the duration of the pandemic and its impact on our business going forward.

Financial and Operational Highlights

($ millions, unless otherwise stated)	Six Months Ended June 30,		2021- 2020 % Change	Year Ended December 31,		2020- 2019 % Change
	2021	2020		2020	2019
Financial Measures:
Revenue	396	78	406%	469	(845)	NM
Loss for the period	(1,467)	(1,489)	1%	(2,745)	(3,988)	31%
Total Segment Adjusted EBITDA (Non-IFRS)(1)	21	(285)	NM	(226)	(1,554)	85%
Adjusted EBITDA (Non-IFRS)(1)	(325)	(550)	41%	(780)	(2,237)	65%

Operating Metrics:
GMV(2)	7,522	5,858	28%	12,492	12,251	2%
MTU(3) (millions of users)	24.3	24.5	(1)%	24.5	29.2	(16)%
GMV per MTU ($)	310	239	30%	509	419	21%
Gross Billings(4)	1,135	764	49%	1,706	1,506	13%
Adjusted Net Sales(5)	1,057	653	62%	1,528	987	55%

Notes:

(1)	For a reconciliation to the most directly comparable IFRS measure see the section titled “—Reconciliation of Non-IFRS Financial Measures.”
(2)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from Grab’s services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(3)

MTUs means monthly transacting users, which is defined as the monthly number of unique users who transact via Grab’s products, where transact means to have successfully paid for any of Grab’s products. MTUs over a quarterly or annual period are calculated based on the average of the MTUs for each month in the relevant period.

(4)

Gross Billings is an operating metric, representing the total dollar value attributable to Grab from each transaction, without any adjustments for incentives paid to driver- and merchant-partners or promotions to end-users, over the period of measurement.

(5)

Adjusted Net Sales is an operating metric defined as Gross Billings less driver- and merchant-partner base incentives, over the period of measurement. Base incentives refer to the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners.

The COVID-19 pandemic negatively impacted our operations in 2020. For example, we saw a decline in demand for our mobility offerings starting in March 2020 when the first city and country lockdowns were implemented in our markets. However, the diversification and resilience of our business enabled us to grow despite the COVID-19 pandemic as, for example, demand for deliveries increased as consumption patterns shifted, and our business continued to scale and benefitted from synergies.

Our deliveries, mobility, financial services and enterprise and new initiatives represented (i) 24.8%, 66.4%, 3.5% and 5.3%, respectively, of our revenue in the six months ended June 30, 2021 and (ii) 1.2%, 93.3%, (2.2)% and 7.7%, respectively, of our revenue in the year ended December 31, 2020.

In addition, in the six months ended June 30, 2021, deliveries, mobility, financial services and enterprise and new initiatives represented (i) 50.2%, 19.9%, 29.2% and 0.8%, respectively, of our GMV and (ii) 60.3%, 29.6%, 4.6% and 5.5%, respectively, of our Adjusted Net Sales, and in the year ended December 31, 2020, deliveries, mobility, financial services and enterprise and new initiatives represented (i) 43.8%, 25.9%, 30.0% and 0.4%, respectively, of our GMV and (ii) 55.3%, 37.6%, 4.7% and 2.5%, respectively, of our Adjusted Net Sales.

As of June 30, 2021, we had $5.3 billion of cash liquidity (including $3.3 billion of unrestricted cash, $1.5 billion of time deposits, $264 million of marketable securities and $263 million of restricted cash), an increase of $1.6 billion from $3.7 billion which included $2.0 billion of unrestricted cash, $1.3 billion of time deposits, $250 million of marketable securities and $169 million of restricted cash) as of December 31, 2020. Our total outstanding debt as of June 30, 2021 was $2.1 billion, a $1.9 billion increase from our $212 million outstanding debt as of December 31, 2020, primarily due to the closing of our first senior secured term loan facility, the $2.0 billion Term Loan B Facility, in January 2021.

Key Factors Affecting Our Performance

Our ability to grow and engage platform consumers

The number of platform consumers, which we measure by MTUs, is a key driver of the activity on our platform and the scale of our business. More consumers accessing offerings on our platform not only drives increased revenue, but contributes to powerful synergies that accelerate with scale. We expect platform consumers to grow as the value offered to them on our platform increases through product innovation, improved user experience, and more offerings. Building on our brand and category leadership across online food delivery, mobility and e-wallet payments, we expect platform consumers to grow organically. We also intend to continue to use promotions to attract consumers to our platform base and to engage MTUs.

We believe platform consumers will increase their usage and spend on services offered through our platform as they discover additional features and offerings, and as they choose to incorporate them more deeply into their daily lives. In addition, we expect usage and spend to increase as we grow our platform, benefiting our driver- and merchant-partners. This is demonstrated by the increase in the average number of offerings used per MTU and GMV per MTU.

Our ability to grow driver- and merchant-partners and scope of our offerings

Our growing base of merchant-partners provides opportunities to drive revenue growth, and our expanding base of driver-partners allows us to benefit from significant cost synergies and economies of scale as we deploy resources more efficiently. Our ability to maintain and grow our merchant-partner base depends in part on our ability to continue to solve mission-critical challenges for our merchant-partners. We therefore continue to invest in our merchant-centric initiatives to enable more small businesses to thrive on our platform. We also plan to continue investing in strengthening our sales force. We have also invested substantially in our technology platform to provide our merchant-partners with the tools they need to thrive in the digital economy.

Additionally, maintaining and continuing to grow our base of driver-partners is critical to delivering a quality experience on our platform. The more driver-partners that we have on our platform, the more deliveries and rides our driver-partners are able to provide, while maintaining high quality service and low wait times. Our driver-partner loyalty program provides our most engaged driver-partners with a variety of benefits, and we have encouraged our driver-partners to participate in training programs. As of December 2020, more than 550,000 digital literacy certificates had been issued to our driver-partners through GrabAcademy, our online training platform available through the Grab driver-partner app. Finally, we actively listen to our driver-partners’ concerns and feedback. Driver-partners’ representative committees gather and provide insights on how Grab can further enhance their experience.

We have also created the GrabForGood Fund that will support programs that help to uplift our driver- and merchant-partners’ lives, as well as the broader Southeast Asia community. This includes plans to provide free COVID-19 vaccinations for Grab partners who are not covered by a national vaccination program, and initiatives such as subsidized insurance and financial and digital literacy programs that will provide the foundations for social and economic mobility.

We believe that increasing the depth and breadth of our offerings will attract more consumers to our platform and in turn more driver- and merchant-partners to our platform. We intend to enhance our value proposition to driver- and merchant-partners by continuing to evolve the scope of our offerings, increasing the size and engagement of the consumer base to drive greater demand, developing innovative marketing services, and improving the analytics tools available to our partners.

Our ability to realize operating leverage on our platform

Since our founding, we have established numerous touch points with consumers, which allows us to facilitate a broad range of additional services through our platform. We believe we can leverage our platform and ecosystem to roll out new offerings faster than any of our peers. For example, we expanded our food deliveries business across four markets in just three months because of our experience and expertise from building our mobility business in these markets. Similarly, the gross written premiums of our online insurance business more than tripled within three months from its launch in Singapore in April 2019 due to significant demand from our extensive driver-partner base and our distribution platform. Increasing the depth and breadth of offerings on our platform drives the attractiveness of our platform for merchant-partners and consumers.

We foster an ecosystem in which participants engage with each other through our platform. Consumers purchase goods and services from driver- and merchant-partners, and driver- and merchant-partners interact with each other to fulfill delivery orders. Driver- and merchant-partners also purchase financial services directly through our platform and transact across verticals. We believe that this is a unique aspect of our platform, which underpins the strength of our competitive advantage.

During the initial stages of growth, we offered significant incentives and promotions to attract platform consumers as well as incentives to attract driver- and merchant-partners, and conducted advertising activities to enhance our brand awareness. We also invested in research and development and other operating expenses to support the growth of our platform. Going forward, with increasing scale and synergies on our platform, we expect to enjoy economies of scale, which we expect will allow us to more efficiently and cost effectively acquire new platform consumers and engage existing consumers.

Our ability to invest effectively in technology and research and development

We have made, and will continue to make, significant investments in research and development and technology to improve our platform to attract and retain driver- and merchant-partners, and consumers, expand the capabilities and scope of our offerings, and enhance the consumer experience.

Our engineers and data scientists are critical to the success of our business and we will continue to invest in the best talent in these areas. In addition, we have dedicated and will continue to dedicate significant resources to research and development efforts, focusing on developing innovative applications and offerings aimed at fulfilling the everyday needs of consumers by enabling merchant-partners to improve their service quality and operational efficiency, as well as advancing our big data and AI capabilities.

Our ability to enter into win-win strategic partnerships, investments, and acquisitions

Since our founding, we have made a number of critical strategic investments and acquisitions to enhance our platform and attract consumers. The most strategic of these was our acquisition of Uber’s Southeast Asia operations in 2018, which led to us becoming the category leader by GMV in 2020 for food deliveries and mobility in Southeast Asia according to Euromonitor.

We expect to continue to make strategic investments in, and acquisitions of, other businesses that we believe will expand or enhance the offerings on our platform and attract more merchants and consumers to our platform. We have already acquired an extensive suite of financial services licenses, including payments licenses in six core regional markets, and were recently selected to be a recipient of a digital full bank license in Singapore through a consortium with our partner Singtel.

Our ability to continue to optimize driver- and merchant-partner and consumer incentives

We offer various incentives to our driver- and merchant-partners that are deducted from the fees normally received from driver- or merchant-partners (typically being a percentage of the fare paid by the consumer to the driver- or merchant-partner) and may sometimes exceed Grab’s fee from a particular transaction. We also offer consumer incentives that reduce the amount payable by a consumer to driver- or merchant-partners. These incentives represented a higher proportion of our GMV during the initial stages of growth of our business. For example in 2019, incentives accounted for $2.1 billion (24% of GMV) across mobility and deliveries segment whereas in the first half of 2021, this number dropped to $668 million (13% of GMV). This is due to both reduced incentive spend over time as well as growth in GMV in the respective segments. As our platform grows, we have been able to take advantage of the synergies of our platform and more efficiently acquire driver- and merchant-partners and consumers on to our platform, leading to an increase in revenue as a percentage of GMV in 2020. However, from time to time we may also increase incentives due to competitive factors in a particular country or area. We expect that our ability to successfully optimize incentives paid to driver- and merchant-partners and consumers will impact our results in the future.

The impact of government policies and regulations in the markets in which we operate

We operate across the deliveries, mobility and financial services segments in the Southeast Asia region. Each of our businesses is subject to government regulation in each jurisdiction in which we operate. Regulations have impacted or could impact, among others, the nature of and scope of offerings we are able to make available through our platform, the pricing of offerings on our platform, our relationship with, and incentives, fees and commissions provided to or charged from, driver- and merchant-partners, incentives provided to consumers, our ability to operate in certain segments of our business, our ownership percentage in operating entities that may be subject to foreign ownership restrictions and insurance we are required to maintain. We expect that our ability to manage our relationships with regulators in each of our markets, as well as existing and evolving regulations will continue to impact our results in the future.

Components of Results of Operations

Revenue

We primarily generate revenue from commissions and fees for our deliveries, mobility and financial services offerings. Revenue is presented net of driver-partner, merchant-partner and consumer incentives, which could result in negative revenue where these amounts exceed Grab’s commissions and fees. We act as an agent in connecting our driver- and merchant-partners to consumers. For further details on our revenue recognition, see “—Significant Accounting Policies—Revenue.”

Business Segments

•

Deliveries. We primarily generate revenue from commissions and other fees from driver- and merchant-partners. We also generate revenue from order, platform, delivery and other fees. Our revenue from the deliveries segment is recognized net of driver-partner, merchant-partner and consumer incentives, and is recognized when the product is successfully fulfilled and delivered to the consumer. We earn GrabKios revenues through commissions charged as a percentage of the value of transactions through GrabKios agents.

•

Mobility. We primarily generate revenue from commissions paid by driver-partners and platform fees from consumers for the use of our platform. Our revenue from the mobility segment is recognized net of driver-partner and consumer incentives and we recognize revenue upon the completion of each booking. We also generate other revenue through rental fees paid by driver-partners from our GrabRentals offering.

•

Financial Services. We primarily generate revenue from transaction and commission fees. For payment services, we generate revenue from transaction fees from merchant-partners and transaction platforms based on a percentage of transaction volumes. We also generate revenue from non-payments related financial services, namely lending, insurance, wealth management, and other financial services. For lending and receivables factoring, we generate revenue primarily based on the interest income we receive from the loans we extend and from the factoring fee or discount when we purchase the receivables. For other financial services, we generate revenue through commissions received from the provision of the service.

•

Enterprise and New Initiatives. Our enterprise revenues primarily consist of advertising revenue earned from our GrabAds offering and licensing fees for our other enterprise offerings such as GrabDefence. We generate other revenue from lifestyle and other offerings, through the commissions that we receive when such services are sold through our platform.

Cost of Revenue

Cost of revenue comprises expenses directly or indirectly attributable to our deliveries, mobility, financial services and enterprise and new initiatives offerings and primarily consists of data management and platform related technology costs including amortization of technology and market activity related intangible assets, compensation costs (including share-based compensation) for operations and support personnel, payment processing fees, costs incurred in relation to our motor vehicle fleet used for rental services (including depreciation and impairment) and costs incurred for certain deliveries transactions where we are primarily responsible for delivery services and pay delivery driver-partners for their services provided.

We expect that operation costs will increase on an absolute dollar basis in tandem with the growth of our businesses for the foreseeable future as we continue to invest and broaden our offerings and scale our operations. To the extent we are successful in becoming more efficient in supporting platform users and partners, we expect cost of revenue as a percentage of revenue to decrease.

Other Income

Other income includes income earned from government grants and other miscellaneous income.

Sales and Marketing Expenses

Sales and marketing expenses primarily consist of advertising costs, compensation costs (including share-based compensation) to sales and marketing employees and allocation of associated corporate costs. These costs are recognized as incurred.

We plan to continue to invest in sales and marketing expenses to attract and retain platform users and increase our brand awareness. We expect that, in the long-term, our sales and marketing expenses will decrease as a percentage of revenue.

General and Administrative Expenses

General and administrative expenses primarily consist of compensation costs (including share-based compensation) for executive management and administrative personnel (including finance and accounting,

human resources, policy and communications, legal, facility and general administration employees), occupancy and facility costs, administrative fees, professional service fees, depreciation on certain administration assets, legal settlement accrual and allocation of associated corporate costs.

We expect that general and administrative expenses as a percentage of revenue will decrease in the longer term as our business achieves scale. However, in the short-term, we expect to incur additional expenses as a result of operating as a public company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the Securities and Exchange Commission, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Research and Development Expenses

Research and development expenses primarily consist of compensation cost (including share-based compensation) to engineering, design and product development employees and allocation of associated corporate costs.

Net Impairment Losses on Financial Assets

Net impairment losses on financial assets relate to impairment losses in respect of trade receivables and loans and advances to driver- and merchant-partners.

Other Expenses

Other expenses mainly include goodwill impairment.

Net Finance Costs

Net finance costs primarily consist of interest expense on our outstanding debt instruments, partially offset by interest earned on debt investments and cash and cash equivalents, coupled with the fair value gain or loss on the debt instruments. Net finance costs also include accrued interest on redeemable convertible preference shares, which will convert into GHL Class A Ordinary Shares upon the consummation of the Business Combination. Additionally, net finance costs include the foreign currency gain or loss on financial assets and financial liabilities.

Share of Loss of Equity-Accounted Investees (Net of Tax)

Share of loss of equity-accounted investees (net of tax) relates to Grab’s share of the results of our investments in associates and joint ventures.

Income Tax (Expense)/Credit

We are subject to income taxes in the jurisdictions in which we do business. These foreign jurisdictions have different statutory tax rates. Accordingly, our effective tax rate will vary depending on the relative proportion of income derived in each jurisdiction, use of tax credits, changes in the valuation of our deferred tax assets, and liabilities and changes in tax laws.

Results of Operations

The following table summarizes our consolidated statements of profit or loss for each of the periods presented:

($ in millions)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenue	396	78	469	(845)
Cost of revenue	(507)	(496)	(963)	(1,320)
Other income	16	16	33	14
Sales and marketing expenses	(105)	(77)	(151)	(238)
General and administrative expense	(243)	(163)	(326)	(304)
Research and development expenses	(167)	(135)	(257)	(231)
Net impairment losses on financial assets	(10)	(27)	(63)	(56)
Other expenses	*	(6)	(40)	(30)

Operating loss	(620)	(810)	(1,298)	(3,010)
Net finance costs	(840)	(677)	(1,437)	(971)
Share of loss of equity-accounted investees (net of tax)	(4)	(4)	(8)	*

Loss before income tax	(1,464)	(1,491)	(2,743)	(3,981)
Income tax (expense)/credit	(3)	2	(2)	(7)

Loss for the period	(1,467)	(1,489)	(2,745)	(3,988)

Note:

*Amounts less than $1 million

Comparison of the Six Months Ended June 30, 2021 and 2020

Revenue

($ in millions)	Six Months Ended June 30,
	2021	2020
Revenue	396	78
Deliveries	98	(76)
Mobility	263	175
Financial Services	14	(19)
Enterprise and New Initiatives	21	(2)

Our revenue increased by $317 million to $396 million in the six months ended June 30, 2021 from $78 million in the six months ended June 30, 2020.

Revenue is presented net of base incentives, excess incentives and consumer incentives. Base incentives were $78 million and $111 million in the six months ended June 30, 2021 and 2020, respectively. Excess incentives were $233 million and $252 million in the six months ended June 30, 2021 and 2020, respectively, and consumer incentives were $429 million and $322 million in the six months ended June 30, 2021 and 2020, respectively.

Deliveries revenue was $98 million for the six months ended June 30, 2021 compared to $(76) million for the six months ended June 30, 2020. These increases were attributable to an increase in deliveries GMV of 54%, or $1.3 billion, to $3.8 billion in the six months ended June 30, 2021 compared to $2.4 billion in the six months ended June 30, 2020, driven primarily by increasing consumer demand and number of merchant-partners using our platform. The increased demand for deliveries was driven by stay-at-home and movement control orders, work-from-home arrangements and social distancing measures implemented as a result of the COVID-19 pandemic in our markets. We were also able to utilize our driver-partners providing mobility services to support and meet the increasing demand for delivery services. Deliveries revenue as a percentage of deliveries GMV improved as we gained network efficiency in our driver-partner base, and were able to improve our overall value proposition in terms of merchant selection, delivery performance and application experience on our superapp platform. In addition, the increase was also due to the optimization of driver- and merchant-partner incentives.

Mobility revenue increased by $88 million, to $263 million for the six months ended June 30, 2021 compared to $175 million for the six months ended June 30, 2020. The increase in revenue was primarily due to the optimization of driver-partner incentives and fees and consumer incentives, partially offset by reduced demand for mobility offerings due to the COVID-19 pandemic and the associated stay-at-home and movement control orders, work-from-home arrangements and social distancing measures, as well as border closures and travel restrictions, which had the effect of decreasing GMV to $1.5 billion in the six months ended June 30, 2021 compared to $1.6 billion in the six months ended June 30, 2020. In addition, in order to comply with social distancing requirements and improve safety, we suspended our GrabShare offering and temporarily suspended our GrabHitch offering. Mobility revenue as a percentage of mobility GMV increased from 11% in the six months ended June 30, 2020 to 18% in the six months ended June 30, 2021, as we continued to optimize partner incentives.

Financial services revenue improved to $14 million in the six months ended June 30, 2021, compared to $(19) million in the six months ended June 30, 2020. The increase was primarily due to optimization in the issuance of free OVO points and growth in our GrabPay e-wallet business as consumers increased online spending and increased usage of the GrabPay as cashless transactions increased, in each case driven primarily by changing consumer preferences resulting from the COVID-19 pandemic and an increase in merchant-partners acceptance of GrabPay.

Enterprise and new initiatives revenue increased by $22 million to $21 million in the six months ended June 30, 2021 compared to $(2) million in the six months ended June 30, 2020. The increase was primarily due to the growth of GrabAds and other services in the six months ended June 30, 2021.

Cost of revenue

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021
	2021	2020	% Change
Cost of revenue	507	496	2%

Cost of revenue increased by $11 million, or 2%, to $507 million in the six months ended June 30, 2021 from $496 million in the six months ended June 30, 2020, primarily due to higher staff costs associated with an increase in headcount, which was partially offset by lower depreciation of fixed assets and amortization of intangible assets.

Sales and marketing expenses

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021
	2021	2020	% Change
Sales and marketing expenses	105	77	36%

Sales and marketing expenses increased by $28 million, or 36%, to $105 million in the six months ended June 30, 2021 from $77 million in the six months ended June 30, 2020. The increase was due to the increase in media and direct marketing activities in response to changes in consumers’ preferences during the COVID-19 pandemic.

General and administrative expenses

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021
	2021	2020	% Change
General and administrative expenses	243	163	48%

General and administrative expenses increased by $79 million, or 48%, to $243 million in the six months ended June 30, 2021 from $163 million in the six months ended June 30, 2020. This was primarily due to higher professional fees relating to mergers and acquisitions, and corporate initiatives, and higher staff compensation cost with the expansion of our operations.

Research and development expenses

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021
	2021	2020	% Change
Research and development expenses	167	135	23%

Research and development expenses increased by $31 million, or 23%, to $167 million in the six months ended June 30, 2021, primarily due to the increase in personnel-related compensation from incentives such as bonus and equity compensation.

Net impairment losses on financial assets

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021
	2021	2020	% Change
Net impairment losses on financial assets	10	27	(63)%

Net impairment losses on financial assets decreased by $17 million, or 63%, to $10 million in the six months ended June 30, 2021, primarily driven by lower provision for bad debts with the transition towards electronic wallets.

Other expenses

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021
	2021	2020	% Change
Other expenses	*	6	NM

Note:

*Amounts less than $1 million

Other expenses decreased by $6 million to less than $1 million in the six months ended June 30, 2021, due to a reduction in loss on disposal of fixed assets.

Net finance costs

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021
	2021	2020	% Change
Net finance costs	840	677	24%

Net finance costs increased by $162 million, or 24%, to $840 million in the six months ended June 30, 2021. The increase in net finance costs was primarily due to higher interest incurred as a result of the issuance of additional convertible redeemable preference shares and secured term loan, and interest accretion.

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

($ in millions, unless otherwise stated)	Year Ended December 31,
	2020	2019
Revenue	469	(845)
Deliveries	5	(638)
Mobility	438	9
Financial Services	(10)	(229)
Enterprise and New Initiatives	36	13

(S in millions)	Year Ended December 31,
	2020	2019
Singapore	246	(30)
Malaysia	91	92
Vietnam	76	(26)
Rest of Southeast Asia	56	(881)

	469	(845)

Our revenue increased by $1.3 billion, to $469 million in 2020 from $(845) million in 2019.

Revenue is presented net of base incentives, excess incentives and consumer incentives. Base incentives were $178 million and $519 million in 2020 and 2019, respectively. Excess incentives were $443 million and $715 million in 2020 and 2019, respectively, and consumer incentives were $616 million and $1.1 billion in 2020 and 2019, respectively.

Deliveries revenue was $5 million in 2020 compared to revenue of $(638) million in 2019. These increases were attributable to an increase in deliveries GMV of 86%, or $2.5 billion, to $5.5 billion in 2020 compared to $2.9 billion in 2019, driven primarily by increasing consumer demand and number of merchant-partners using our platform. Demand was driven by growth in digitalization resulting from stay-at-home and movement control orders, work-from-home arrangements and social distancing measures implemented as a result of the COVID-19 pandemic in our markets. We were also able to utilize our driver-partners providing mobility services to support and meet the increasing demand for delivery services. Deliveries revenue as a percentage of deliveries GMV improved as we gained network efficiency in our driver-partner base, and were able to improve our overall value proposition in terms of merchant selection, delivery performance and application experience on our superapp platform. In addition, the increase was also due to the optimization of driver- and merchant-partner incentives.

Mobility revenue increased by $429 million, to $438 million in 2020 compared to $9 million in 2019. The increase in revenue was primarily due to ride hailing by $474 million, partially offset by decrease in rental income from motor vehicles of $45 million. The increase in revenue was primarily due to optimization of driver-partner incentives and fees and consumer incentives, partially offset by reduced demand for mobility offerings due to the COVID-19 pandemic and the associated stay-at-home and movement control orders, work-from-home arrangements and social distancing measures, as well as border closures and travel restrictions, which had the effect of decreasing GMV to $3.2 billion in 2020 compared to $5.7 billion in 2019. In addition, in order to comply with social distancing requirements and improve safety, we suspended our GrabShare offering and temporarily suspended our GrabHitch offering. The decrease in rental income was due to reduced demand for mobility offerings. Mobility revenue as a percentage of mobility GMV increased from 0% in 2019 to 14% in 2020, as we continued to optimize partner incentives as a percentage of revenue by reducing reliance on such incentives to maintain and grow our driver-partner base.

Financial services revenue improved to $(10) million in 2020, compared to $(229) million in 2019. The increase was primarily due to optimization on reduction in free OVO points issuance coupled with growth in our GrabPay e-wallet business as consumers increased online spending and increased usage of the GrabPay and OVO wallets as cashless transactions increased, in each case driven primarily by changing consumer preferences resulting from the COVID-19 pandemic and an increase in merchant-partners acceptance of GrabPay.

Enterprise and new initiatives revenue increased by $23 million, or 178%, to $36 million in 2020 compared to $13 million in 2019. The increase was primarily due to the introduction of GrabAds through the second half of 2019 and early 2020.

Cost of revenue

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Cost of revenue	963	1,320	(27)%

Cost of revenue decreased by $357 million, or 27%, to $963 million in 2020 from $1.3 billion in 2019, primarily due to the $274 million reduction in the amortization of intangible assets, on a reducing balance basis, relating to our non-compete agreement with Uber. The remaining cost improvement was due to optimization of technology costs, lower processing fees and impairment costs.

Other income

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Other income	33	14	136%

Other income increased by $19 million or 136% to $33 million in 2020 from $14 million in 2019. The increase was due to wage reimbursements from various governments due to the COVID-19 pandemic.

Sales and marketing expenses

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Sales and marketing expenses	151	238	(37)%

Sales and marketing expenses decreased by $87 million, or 37%, to $151 million in 2020 from $238 million in 2019. The remaining reduction is mainly attributed from an overall reduction in media and direct marketing activities due to the impact of the COVID-19 pandemic.

General and administrative expenses

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
General and administrative expenses	326	304	7%

General and administrative expenses increased by $22 million, or 7%, to $326 million from 2019 to 2020 primarily due to higher professional fees relating to mergers and acquisitions, litigation provisions and higher staff compensation cost as a result of higher headcount as we expanded our operations.

Research and development expenses

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Research and development expenses	257	231	11%

Research and development expenses increased by $26 million, or 11%, to $257 million in 2020, primarily due to the increase in personnel-related compensation from increased research and development headcount to support innovation, coupled with a decrease in capitalized research and development expenses for qualified development projects during 2020 compared to 2019.

Net impairment losses on financial assets

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Net impairment losses on financial assets	63	56	13%

Net impairment losses on financial assets increased by $7 million, or 13%, to $63 million in 2020, primarily driven by increased provision for bad debts as a result of the COVID-19 pandemic.

Other expenses

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Other expenses	40	30	33%

Other expenses increased by $10 million, or 33%, to $40 million in 2020, due to an increase in goodwill impairment.

Net finance costs

($ in millions, unless otherwise stated)	Year Ended December 31,		2019-2020 % Change
	2020	2019
Net finance costs	1,437	971	48%

Net finance costs increased by $466 million, or 48%, to $1.4 billion in 2020. The increase in net finance costs was primarily due to higher interest incurred as a result of the issuance of additional convertible redeemable preference shares, net change in fair value of financial assets and impairment loss and change in fair value on investments in associates.

Key Non-IFRS Financial Measures

In addition to the measures presented in our consolidated financial statements, we use the following key non-IFRS financial measures to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Total Segment Adjusted EBITDA

Total Segment Adjusted EBITDA is a non-IFRS financial measure representing the sum of Segment Adjusted EBITDA of our four business segments. Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs. Total Segment Adjusted EBITDA and Segment Adjusted EBITDA also reflect any applicable exclusions from Adjusted EBITDA. See “Adjusted EBITDA” below. Total Segment Adjusted EBITDA and Segment Adjusted EBITDA each have limitations as financial measures, should be considered as supplemental in nature, and are not meant as a substitute for the related financial information prepared in accordance with IFRS. For a reconciliation of Total Segment Adjusted EBITDA to the most directly comparable IFRS measure see the section titled “—Reconciliation of Non-IFRS Financial Measures.”

Regional corporate costs are costs that are not attributed to any of the business segments, including certain regional research and development expenses, general and administrative expenses and marketing expenses. These regional research and development expenses also include mapping and payment technologies and support and development of the internal technology infrastructure. These general and administrative expenses also include certain shared costs such as finance, accounting, tax, human resources, technology and legal costs. Regional corporate costs exclude stock-based compensation expenses. Total Segment Adjusted EBITDA is a useful indicator of the economics of our segments, as it does not include regional corporate costs.

Our mobility business had positive Segment Adjusted EBITDA throughout 2020 and the six months ended June 30, 2021, despite the impact of the COVID-19 pandemic. Meanwhile, our deliveries Segment Adjusted EBITDA is trending positively. We expect continued Segment Adjusted EBITDA improvement over the long-term as we continue to scale our business and achieve greater efficiencies in our operating expenses.

Total Segment Adjusted EBITDA (in $ millions)

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS financial measure calculated as net loss adjusted to exclude: (i) net interest income (expenses), (ii) other income (expenses), (iii) income tax expenses, (iv) depreciation and amortization, (v) stock-based compensation expenses, (vi) costs related to mergers and acquisitions, (vii) unrealized foreign exchange gain (loss), (viii) impairment losses on goodwill and non-financial assets, (ix) fair value changes on investments, (x) restructuring costs and (xi) legal, tax and regulatory settlement provisions.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with IFRS. For a reconciliation of Adjusted EBITDA to the most directly comparable IFRS measure see the section titled “—Reconciliation of Non-IFRS Financial Measures.”

Reconciliation of Non-IFRS Financial Measures

To supplement our financial information, we use the following non-IFRS financial measures: Adjusted EBITDA, Segment Adjusted EBITDA and Total Segment Adjusted EBITDA. However, the definitions of our non-IFRS financial measures may be different from those used by other companies, and therefore, may not be comparable. Furthermore, these non-IFRS financial measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated financial statements that are necessary to run our business. Thus, these non-IFRS financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with IFRS.

We compensate for these limitations by providing a reconciliation of these non-IFRS financial measures to the related IFRS financial measures. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-IFRS financial measures in conjunction with their respective related IFRS financial measures.

The following tables provide reconciliations of Adjusted EBITDA, Segment Adjusted EBITDA and Total Segment Adjusted EBITDA.

	Six Months Ended June 30,		Year Ended December 31,
($ in millions)	2021	2020	2020	2019
Loss for the period	(1,467)	(1,489)	(2,745)	(3,988)
Net interest (income) expenses	864	644	1,391	977
Other (income)/expense	(10)	(7)	(10)	(13)
Income tax expense/(credit)	3	(2)	2	7
Depreciation and amortization expense	170	195	387	647
Stock-based compensation expense	140	26	54	34
Unrealized foreign exchange (gain)/loss	(4)	(2)	*	4
Impairment losses on goodwill and non-financial assets	1	16	43	60
Fair value change on investments	(47)	49	57	3
Restructuring costs	*	7	2	1
Legal, tax and regulatory settlement provisions	25	13	39	31

Adjusted EBITDA	(325)	(550)	(780)	(2,237)
Regional corporate costs	346	265	554	683

Total Segment Adjusted EBITDA	21	(285)	(226)	(1,554)

Segment Adjusted EBITDA
Deliveries	(24)	(186)	(211)	(809)
Mobility	205	108	307	(194)
Financial Services	(163)	(191)	(331)	(548)
Enterprise and New Initiatives	3	(16)	9	(3)

Total Segment Adjusted EBITDA	21	(285)	(226)	(1,554)

Note:

*	Amount less than $1 million

Financial Measures by Business Segment

Deliveries

The table below highlights key financial measures for our deliveries segment.

($ millions)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Revenue	98	(76)	NM	5	(638)	NM
Segment Adjusted EBITDA(1)	(24)	(186)	87%	(211)	(809)	74%
% of GMV	(1)%	(8)%		(4)%	(27)%

Note:

(1)	Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

Our deliveries business has scaled significantly since its launch in 2018, with growth further accelerating as consumers increased adoption of deliveries services in response to the COVID-19 pandemic. This strong growth is reflected in an increase in revenue of $174 million to $98 million for the six months ended June 30, 2021. Going forward, we expect Segment Adjusted EBITDA to further improve as we continue to scale and develop our deliveries business.

Mobility

The table below highlights key financial measures for our mobility segment.

($ millions)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Revenue	263	175	50%	438	9	NM
Segment Adjusted EBITDA(1)	205	108	89%	307	(194)	NM
% of GMV	14%	7%		9%	(3)%

Note:

(1)	Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

Our mobility business was impacted significantly by the COVID-19 pandemic and the implementation of city and country lockdowns in the first half of 2020. In the latter half of 2020, mobility volumes began to recover as government mandated restrictions eased and consumers returned to using our mobility offerings. However, governments from time to time continue to implement measures or encourage actions to curb the spread of COVID-19, including new stay-at-home and movement control orders, work-from-home arrangements and social distancing measures, and as a result, our mobility offerings continue to be impacted by the COVID-19 pandemic. Despite these challenging circumstances, revenue increased by 50% to $263 million for the six months ended June 30, 2021, underlining strong unit economics fundamentals in our mobility business.

Financial Services

The table below highlights key financial measures for our financial services segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Revenue	14	(19)	NM	(10)	(229)	95%
Segment Adjusted EBITDA(1)	(163)	(191)	15%	(331)	(548)	40%

Note:

(1)	Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

Our financial services business has scaled significantly over the past three years as we have rolled out new offerings. Despite the impact of the COVID-19 pandemic, our revenue increased from $(19) million for the six months ended June 30, 2020 to $14 million for the six months ended June 30, 2021, reflecting the continued growth potential in the financial services business and we have trended towards positive Segment Adjusted EBITDA.

Enterprises and New Initiatives

The table below highlights key financial measures for our enterprise and new initiatives segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2020-2021 % Change
	2021	2020		2020	2019
Revenue	21	(2)	NM	36	13	178%
Segment Adjusted EBITDA(1)	3	(16)	NM	9	(3)	NM
% of GMV	5%	(130)%		21%	(34)%

Note:

(1)	Segment Adjusted EBITDA is a non-IFRS financial measure, representing the Adjusted EBITDA of each of our four business segments, excluding, in each case, regional corporate costs.

The enterprise and new initiatives segment generated revenue of $21 million and ($2) million for the six months ended June 30, 2021 and June 30, 2020, respectively. Additionally, Segment Adjusted EBITDA increased by $19 million to $3 million in the six months ended June 30, 2021 from $(16) million in the six months ended June 30, 2020, and Segment Adjusted EBITDA as a percentage of GMV went from (130)% during the six months ended June 30, 2020 to 5% during the six months ended June 30, 2021.

Key Operating Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key operating metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Gross Merchandise Value

Gross Merchandise Value (“GMV”) is an operating metric representing the sum of the total dollar value of transactions from Grab’s services, including any applicable taxes, tips, tolls and fees, over the period of measurement. GMV is a metric by which we evaluate and manage our business, and we believe is necessary for investors to understand and evaluate our business. GMV provides useful information to investors as it represents the amount of a consumer’s spend that is being directed through our platform. This metric enables us and investors to evaluate and compare the total amount of customer spending that is being directed through our platform over a period of time. We present GMV as a metric to compare, and to enable investors to compare, our aggregate operating results, which captures significant trends in our business over time. GMV has historically increased as our business has grown and was $7.5 billion for the six months ended June 30, 2021. In 2020, due to the impact of the COVID-19 pandemic, GMV declined for the first half but recovered from the second half onwards. This was underpinned by similar trends in our number of MTUs. This allowed us to achieve growth in GMV from 2020 to 2021 of approximately 28%. We believe that we have a significant opportunity to continue growing GMV due to the extent of the market opportunity across all of our business verticals, along with our platform advantages. In addition to a rebound in mobility volumes and GMV as countries eventually enter into a recovery phase from COVID-19, we expect to achieve growth in our newer deliveries, financial services and enterprise and new initiative businesses as they continue to mature.

Gross Merchandise Value (in $ millions)

Monthly Transacting Users

Monthly transacting users (“MTUs”) is an operating metric defined as the number of unique consumers who have successfully paid for an offering on our platform within a given month, across any of our segments. For example, a consumer who made one food delivery transaction and one mobility transaction in the same month is counted as only one Grab MTU. MTUs over a quarterly or annual period are calculated based on the average of the MTUs for each month in the relevant period. Due to the impact of the COVID-19 pandemic, we experienced a decline in MTUs from the second quarter of 2020 as movement restrictions severely impacted our mobility business. As we continue to face continued movement restrictions in 2021, our overall MTUs for the first half of 2021 remained consistent with the first half of 2020. Although we expect a return to MTU growth when economies in our markets recover from the COVID-19 pandemic, uncertainty remains as to the nature and timing of a full recovery as the COVID-19 pandemic continues to impact Southeast Asia and our markets have seen spikes in COVID-19 cases, and government measures are tightened from time to time.

Monthly Transacting Users (monthly average in millions)

Gross Merchandise Value per Monthly Transacting User

Our ecosystem synergies and the continued rollout of new offerings drive increasing spend and engagement across the existing user base and attract new consumers to try offerings on our platform. This is evidenced by our GMV per MTU which has grown significantly since 2020 due to the growing proportion of MTUs using multiple offerings. We expect to drive growth in GMV per MTU as we continue to scale our offerings and realize the benefits of our ecosystem. Financial services offerings have contributed to GMV per MTU growth and we believe this continues to be a meaningful metric as it represents the amount of a consumer’s spend that is being directed through our platform. Financial services GMV includes OVO and GrabPay payments from successful P2P (peer-to-peer), P2M (peer-to-merchant) transactions, payments from successful digital goods transactions from Grab’s airtime and BillPay services, payments from successful online acceptance transactions (on-demand via Wallet Balance or PayLater from non-Grab services online), payments from subscription fees for deliveries and mobility offerings, value of buy transactions for wealth products and gross written premiums for insurance products.

GMV per MTU (in $)

Gross Billings

Gross Billings is an operating metric, representing the total dollar value attributable to Grab from each transaction, without any adjustments for incentives paid to driver-partners, merchant-partners or consumers, over the period of measurement. Gross Billings is a metric by which we evaluate and manage our business, and we believe is necessary for investors to understand and evaluate our business. This metric enables us and investors to evaluate and compare the total dollar value of the commissions and fees charged by Grab over a period of time. We present Gross Billings as a metric to compare, and to enable investors to compare, our aggregate operating results, which captures significant trends in our business over time. Gross Billings growth trends have mirrored the general GMV growth trends of the business, including the impact of the COVID-19 pandemic. We expect Gross Billings to improve as economies recover from the pandemic; however, uncertainty remains as to the nature and timing of a full recovery as the COVID-19 pandemic continues to impact Southeast Asia and our markets have seen spikes in COVID-19 cases and government measures are tightened from time to time. We expect Gross Billings from deliveries, mobility, financial services and enterprise and new initiatives segments continue to increase as the scale of offerings and operations increases.

Gross Billings (in $ millions)

Adjusted Net Sales

Adjusted Net Sales is an operating metric defined as Gross Billings less base incentives to driver- and merchant-partners, over the period of measurement. Base incentives refer to the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners. Adjusted Net Sales is a metric by which we evaluate and manage our business, and we believe is necessary for investors to understand and evaluate our business. We present Adjusted Net Sales as a metric to compare, and to enable investors to compare, our aggregate operating results in the absence of excess incentives, which are intended to be temporary drivers of growth, and which we plan to reduce in the future. We believe Adjusted Net Sales captures significant trends in our business over time.

Adjusted Net Sales increased from the first half of 2020 through the first half of 2021, as demand in our mobility segment started to increase after the initial decline in the second quarter of 2020 due to the impact of the COVID-19 pandemic. Conversely, growth in our deliveries segment accelerated due to the COVID-19 pandemic, as adoption and demand for food and package deliveries increased. For the latter half of 2020, with some markets gradually recovering from the pandemic, we experienced Adjusted Net Sales growth across all four of our segments, as GMV rebounded and we continued to improve our take rates.

Adjusted Net Sales (in $ millions)

Key Operating Metrics by Business Segment

Deliveries

The table below highlights key operating metrics for our deliveries segment.

($ millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
GMV(1)	3,775	2,449	54%	5,468	2,947	86%
Gross Billings(2)	684	386	77%	908	322	182%
Adjusted Net Sales(3)	638	355	80%	844	269	213%
Take rate (%)(4)	17%	14%		15%	9%

Note:

(1)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from Grab’s services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(2)

Gross Billings is an operating metric, representing the total dollar value attributable to Grab from each transaction, without any adjustments for incentives paid to driver- and merchant-partners or promotions to end-users, over the period of measurement.

(3)

Adjusted Net Sales is an operating metric defined as Gross Billings less driver- and merchant-partner base incentives, over the period of measurement. Base incentives refer to the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners.

(4)	Take rate is defined as Adjusted Net Sales as a percentage of GMV.

GMV for our deliveries segment is calculated as the sum of the total dollar value of the orders placed through our platform, including any applicable taxes, tips, tolls, delivery fees and platform and other fees. We generate revenue through commissions from driver- and merchant-partners, calculated as a percentage of the total dollar value and delivery fee of each GrabFood, GrabKitchen, GrabMart, and GrabExpress order. For GrabKios, we generate revenue by charging a commission on the total value of goods sold by GrabKios agents.

Mobility

The table below highlights key operating metrics for our mobility segment.

($ millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
GMV(1)	1,493	1,621	(8)%	3,232	5,715	(43)%
Gross Billings(2)	345	340	1%	688	1,146	(40)%
Adjusted Net Sales(3)	313	260	20%	574	682	(16)%
Take rate (%)(4)	21%	16%		18%	12%

Note:

(1)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from Grab’s services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(2)

Gross Billings is an operating metric, representing the total dollar value attributable to Grab from each transaction, without any adjustments for incentives paid to driver- and merchant-partners or promotions to end-users, over the period of measurement.

(3)

Adjusted Net Sales is an operating metric defined as Gross Billings less driver- and merchant-partner base incentives, over the period of measurement. Base incentives refer to the amount of incentives paid to driver-

and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners.
(4)	Take rate is defined as Adjusted Net Sales as a percentage of GMV.

GMV for our mobility segment is calculated as the sum of the total dollar value of rides taken on our platform, including any applicable taxes, tips, tolls, and fees. Revenue from lease payments from our rentals business is also included in our mobility segment financials. We generate revenue for each ride based on a commission as a percentage of the total cost of the ride, exclusive of tolls and taxes.

Financial Services

The table below highlights the key operating metrics for our financial services segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Year Ended December 31,		2019-2020 % Change
	2021	2020		2020	2019
Pre-InterCo TPV(1)	5,614	4,046	39%	8,856	7,773	14%
GMV(2)	2,193	1,775	24%	3,748	3,579	5%
Gross Billings(3)	49	28	72%	72	29	150%
Adjusted Net Sales(4)	48	28	72%	71	27	165%

Note:

(1)

Pre-InterCo TPV for the financial services segment is equivalent to the total payments volume, or TPV, processed through our platform for the financial services segment. TPV is the value of payments, net of payment reversals, successfully completed through our platform.

(2)

GMV for the financial services segment is equivalent to the total payments volume, or TPV, processed through our platform for the financial services segment, excluding amounts from transactions between entities within the Grab group that are eliminated upon consolidation.

(3)

Gross Billings is an operating metric, representing the total dollar value attributable to Grab from each transaction, without any adjustments for incentives paid to driver- and merchant-partners or promotions to end-users, over the period of measurement.

(4)

Adjusted Net Sales is an operating metric defined as Gross Billings less driver- and merchant-partner base incentives, over the period of measurement. Base incentives refer to the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners.

Enterprise and New Initiatives

The table below highlights the key operating metrics for our enterprise and new initiatives segment.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		2020-2021 % Change	Full Year Ended December 31,		2020-2021 % Change
	2021	2020		2020	2019
GMV(1)	61	12	399%	44	9	416%
Gross Billings(2)	58	9	516%	38	9	326%
Adjusted Net Sales(3)	58	9	518%	38	9	328%

Note:

(1)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from Grab’s services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(2)

Gross Billings is an operating metric, representing the total dollar value attributable to Grab from each transaction, without any adjustments for incentives paid to driver- and merchant-partners or promotions to end-users, over the period of measurement.

(3)

Adjusted Net Sales is an operating metric defined as Gross Billings less driver- and merchant-partner base incentives, over the period of measurement. Base incentives refer to the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners.

Liquidity and Capital Resources

Our principal sources of liquidity have been cash and cash equivalents raised from the issuance of convertible redeemable preference shares, loan facilities, equity financing at the subsidiary level and cash generated from operating activities.

Our liabilities exceeded our assets by $7.0 billion and $6.3 billion as of June 30, 2021 and December 31, 2020, respectively, and we incurred a net loss after tax of $1.5 billion and $1.5 billion for the six months ended June 30, 2021 and 2020, respectively. In addition, we had accumulated losses of $11.9 billion as of June 30, 2021. To support our business plans, we raise funding primarily through a term loan facility and issuance of convertible redeemable preference shares. We have secured additional liquidity with the closing of our first senior secured term loan facility, the Term Loan B Facility, in January 2021 of $2.0 billion that carries an interest rate based on cost of funds plus 4.5%. We also secured additional funding of approximately $45 million as part of our Series A financing round for our Grab Financial Group for the six months ended June 2021. We raised $0.3 billion and $0.7 billion of cash during the six months ended June 30, 2021 and June 30, 2020, respectively, through the issuance of convertible redeemable preference shares. We also incurred non-cash interest expenses related to such convertible redeemable preference shares of $0.8 billion and $0.7 billion for the six months ended June 30, 2021 and 2020, respectively. Such convertible redeemable preference shares will be cancelled and converted into the right to receive GHL Ordinary Shares upon completion of the Business Combination and as a result, following completion, we will no longer recognize any liability component nor any interest expense incurred with respect to such convertible redeemable preference shares.

Our unrestricted cash and cash equivalents comprise cash balances and short-term deposits with maturities of three months or less from the date of acquisition that are subject to an insignificant risk of changes in their fair value and are used to manage short-term commitments. Marketable securities consisted primarily of investment-grade corporate bonds. Restricted cash comprises deposits pledged with banks as security in relation to the utilization of certain bank services, monies received and held in escrow in connection with certain contractual obligations and advances received in connection with our electronic wallet or e-wallet services. Our cash and cash equivalents are primarily denominated in U.S. Dollars as well as in local currencies of the markets where we operate.

We believe that our current available cash and cash equivalents and our credit facilities will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for a period of at least twelve months from the date hereof. We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, funds raised from financing activities, and funds raised in connection with the Business Combination Transactions, including proceeds raised from the PIPE Investment, the funds in the trust account and proceeds raised under the Amended and Restated Forward Purchase Agreements and the Sponsor Subscription Agreement. We may use debt, equity or a portion of the proceeds from the PIPE Investment to refinance all or a portion of our debt under our existing credit facilities. Our future capital requirements depend on many factors including our growth rate, the continuing market acceptance of our offerings, the timing and extent of spending to support our efforts to develop our platform, and the expansion of sales and marketing activities. Further, we may in the future enter into arrangements to acquire or invest in businesses, products, services, and technologies, Therefore, we may decide to enhance our liquidity position or increase our cash reserve for future investments or operations through additional financing activities, which may include further equity or debt financing. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating or financial covenants that restrict our operations.

The following table sets forth a summary of our cash flows for the periods indicated.

($ in millions, unless otherwise stated)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash flow	1,323	439	617	232
Net cash used in operating activities	(303)	(537)	(643)	(2,112)
Net cash provided by (used in) investing activities	(700)	374	(318)	393
Net cash provided by financing activities	2,326	602	1,578	1,951

Operating Activities

Net cash used in operating activities was $303 million for the six months ended June 30, 2021, primarily consisting of $1.5 billion of loss for the period, adjusted for certain non-cash items, which included a $0.9 billion non-cash charge mainly for finance costs relating to convertible redeemable preference shares, a $117 million non-cash amortization of intangible assets mainly relating to a non-compete agreement, depreciation expense of $53 million, $10 million of financial assets impairment, non-cash stock compensation expense of $140 million, and a $4 million share of loss from equity accounted investees. This was offset by a $61 million change in finance income mainly relating to interest income on our debt investments. The net change in operating assets and liabilities is primarily due to a $50 million increase in trade and other payables, with a partial offsetting from a $43 million increase in trade and other receivables. Additionally, there was a $4 million charge for taxes paid.

Net cash used in operating activities was $537 million for the six months ended June 30, 2020, primarily consisting of $1.5 billion of loss for the period, adjusted for certain non-cash items, which included a $0.7 billion non-cash charge mainly for finance costs relating to convertible redeemable preference shares and $129 million in amortization of intangible assets mainly relating to a non-compete agreement, depreciation expense of $67 million, $16 million of non-cash impairment of property, plant and equipment, $27 million of financial assets impairment and non-cash stock compensation expense of $26 million. This was offset by a change in finance income mainly relating to interest income on our debt investments of $42 million. The net change in operating assets and liabilities was due to a $10 million decrease in trade and other receivables, with partial offsetting from a $4 million decrease in trade and other payables. Additionally, there was a $3 million charge for tax paid.

Investing Activities

Net cash used in investing activities was $700 million for the six months ended June 30, 2021, primarily consisting of $614 million for the purchase of other investments, placement of certain restricted cash deposits of $94 million and $9 million in share subscription in an associate. Additionally, $22 million was used for the purchases of property, plant and equipment and intangible assets. These were offset by proceeds from the sale of property, plant and equipment of $17 million, proceeds from sale of an associate of $8 million and cash interest received of $14 million.

Net cash from investing activities was $374 million for the six months ended June 30, 2020, primarily consisting of $378 million in proceeds from the sale of other investments, $30 million in cash interest received, $33 million in proceeds from the sale of property, plant and equipment, offset by $6 million for the purchase of intangible assets, $18 million for the purchases of property, plant and equipment, $3 million for the acquisition of businesses and the placement of certain fixed restricted cash deposits of $40 million.

Financing Activities

Net cash provided by financing activities was $2.3 billion for the six months ended June 30, 2021, primarily consisting of $1.9 billion in proceeds from borrowings, $262 million in the issuance of convertible redeemable preference shares, and an additional $217 million attributed from proceeds from subscription of shares in a subsidiary by non-controlling interests, $44 million from the proceeds of the exercising of share options, offset by $89 million in the repayment of long and short-term debt, $12 million for the payment of lease liabilities and $40 million for cash interest paid.

Net cash provided by financing activities was $602 million for the six months ended June 30, 2020, primarily consisting of $659 million in proceeds from the issuance of convertible redeemable preference shares, $2 million from the proceeds of the exercising of share options, $4 million from long and short-term debts and an additional $25 million attributed from proceeds from subscription of shares in a subsidiary by non-controlling interests, offset by $61 million in the repayment of long and short-term debt, $17 million for the payment of lease liabilities and $10 million for cash interest paid.

Capital Expenditures

Our capital expenditures amounted to $32 million and $40 million for the six months ended June 30, 2021 and 2020, respectively. Our historical capital expenditures are primarily related to our facilities and procurement of our vehicles fleet, primarily across Singapore and Indonesia. We expect to continue to make capital expenditures to meet the expected growth in scale of our business and expect that cash generated from our cash and cash equivalents following the Business Combination Transactions and cash from operating activities and financing activities may be used to meet our capital expenditure needs in the foreseeable future.

Indebtedness

The following table shows the amount of Grab’s total consolidated short-term and long-term debt outstanding as of June 30, 2021 and 2020 and December 31, 2020 and 2019:

($ in millions, unless otherwise stated)	Six Months Ended June 30,		As of December 31,
	2021	2020	2020	2019
Current maturities of long-term liabilities
Bank loans and term loans	146	121	91	163
Long-term liabilities—net of current maturities
Bank loans and term loans	1,942	116	121	133

Total	2,088	238	212	296

We entered into a $2.0 billion senior secured term loan B facility (the “Term Loan B Facility”) in January 2021. Borrowings under the Term Loan B Facility bear interest at a floating rate equal to either, at Grab’s option, (i) a base rate, subject to a 2.00% floor, plus a margin of 3.50% per annum or (ii) a Eurodollar rate, subject to a 1.00% floor, plus a margin of 4.50% per annum. The Term Loan B Facility matures on January 29, 2026, and requires quarterly principal payments of 0.25% of the original principal amount per quarter through December 31, 2025, with any remaining balance payable on January 29, 2026. The term loan credit agreement in connection with the Term Loan B Facility contains certain affirmative and negative covenants applicable to Grab and certain of Grab’s subsidiaries, including, among other things, restrictions on indebtedness, liens and fundamental changes. The Term Loan B Facility is secured by substantially all assets of Grab and certain of Grab’s subsidiaries and all proceeds and products of the foregoing. The Term Loan B Facility proceeds may be used for general corporate purposes of Grab and certain of its subsidiaries. As of June 30, 2021, $2.0 billion in principal amount and accrued interest was outstanding under the Term Loan B Facility.

As of June 30, 2021, we and our subsidiaries had available credit facilities of an aggregate of $2.6 billion, of which $2.1 billion was drawn and outstanding while $485 million was unutilized. Other than the Term Loan B Facility, a majority of these facilities are secured against vehicles rented to driver-partners through our rental business in Malaysia, Singapore and Indonesia. These financings are on an arm’s-length terms with an average duration of five years and interest rates of up to 11.50%. These facilities are denominated in local currencies with local financial institutions and leasing companies and contain customary affirmative and negative covenants applicable to Grab and/or certain of our subsidiaries, including, among other things, restrictions on indebtedness, liens, and fundamental changes. Among such facilities is an aggregate of approximately $283 million (the “Maybank Facilities”) entered into based on letters of blanket hire purchase facility with Malayan Banking Berhad, by one of our subsidiaries, Grab Rentals Pte. Ltd., of which approximately $55 million was drawn and outstanding as of June 30, 2021. The Maybank Facilities are secured against vehicles we rent to driver-partners in Singapore and have tiered interest rates ranging between 1.8% and 2.08% with an average duration of five years.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of June 30, 2021:

($ in millions, unless otherwise stated)	Payments Due by Period
	Total	Less than 1 year	1-5 years	More than 5 years
Bank loans and term loans(1)	2,676	249	2,427	—
Lease liabilities commitments	32	13	18	*
Obligations for leases not yet commenced	104	3	47	54
Non-cancelable purchase obligations(2)	831	396	435	—

Total contractual obligations	3,643	661	2,927	55

Notes:

*	Amount less than $1 million
(1)	Each item includes expected interest payments.
(2)	Non-cancelable purchase obligations primarily pertain to the purchase of onboarding, data processing and technology platform infrastructure services.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Internal Control Over Financial Reporting

We are a private company with limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we and our independent registered public accounting firm identified three material weaknesses as of December 31, 2020, in accordance with the standards established by PCAOB. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (i) improper revenue recognition conclusions with respect to OVO that resulted in a material overstatement of revenue and expenses in Grab’s consolidated financial statements that were previously audited under International Standards on Auditing as a private company; (ii) the review process over assumptions and inputs used in several key accounting estimates; (iii) not having a sufficient number of personnel with an appropriate level of IFRS accounting skills, SEC reporting knowledge and experience and training in internal controls over financial reporting. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control over financial reporting under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness or significant deficiency in our internal control over financial reporting, as we and they will be required to do upon the consummation of the Business Combination. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

To remedy our identified material weaknesses and control deficiencies, we plan to adopt several measures that will improve our internal control over financial reporting, including: (i) evaluating our existing communication channels and making improvements to ensure a higher level of collaboration and compliance with our accounting policies at the subsidiary level; (ii) design management review controls, including establishing proper precision levels at which the management review controls should operate and the timing of when controls should be performed; and (iii) performing a resource and skills gap analysis within our existing finance organization, implementing regular and consistent accounting and financial reporting training programs for our accounting and financial reporting personnel and recruiting more qualified personnel equipped with relevant experience and qualifications to strengthen the financial reporting function and setting up a financial and system control framework.

We expect to complete the measures above as soon as practicable and we will continue to implement measures to remedy our internal control deficiencies. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. If we fail to develop or maintain an effective system of internal controls over our financial reporting, we may not be able to accurately report our financial results, prevent fraud or meet our reporting obligations. See “Risk Factors—Risks Relating to GHL—If GHL fails to maintain an effective system of disclosure controls and internal control over financial reporting, GHL may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in GHL’s financial and other public reporting, which is likely to negatively affect GHL’s business and the market price of GHL Ordinary Shares.”

Holding Company Structure

Grab Holdings Inc. is a Cayman Islands incorporated investment holding company. It facilitates group treasury activities and international financial transactions such as fund raising but does not have substantive business operations. We conduct our operations in Southeast Asia primarily through our subsidiaries and our consolidated affiliated entities. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

In addition, as determined in accordance with local regulations, our subsidiaries in certain Southeast Asian markets may be restricted from paying us dividends offshore or from transferring a portion of their assets to us, either in the form of dividends, loans or advances, unless certain requirements are met and regulatory approvals are obtained. Even though we currently do not require any such dividends, loans or advances from our entities for working capital and other funding purposes, we may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to our shareholders.

Certain of the markets in which we have significant subsidiaries, including Indonesia and Thailand, require those subsidiaries to establish and fund statutory reserves. Indonesian laws require a limited liability company to reserve an unspecified amount from its net profit in any year for which the balance of retained earnings is positive as a reserve fund until such fund amounts to at least 20% of its issued and paid up capital. Regulations in Thailand require a private limited liability company to allocate at least 5% of its retained earnings into a legal reserve fund at the time the dividend is paid until and unless the legal reserve fund reaches 10% of the company’s registered capital. The legal reserve is not available for dividend distribution.

Quantitative and Qualitative Disclosure about Market Risks

We are exposed to market risks in the ordinary course of our business. These risks primarily include credit risk, foreign currency risk and interest rate risk. See Note 24 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.

Credit Risk

We are exposed to credit risk from our operating activities and from our financing activities, which arises principally from our trade receivables, loans and advances to customers or consumers, deposits and cash and cash equivalents. With respect to trade receivables, we are not exposed to a major default risk from a single customer, and we actively monitor and manage credit risk by performing credit checks and optimizing the payment process. With respect to our loans and advances to customers, our credit risk mainly pertains to term loans provided to borrowers. We closely monitor credit quality for the loans and advances to manage and evaluate our related exposure to credit risk, and such efforts begin with initial underwriting and continue through to full repayment of a loan or advance. We have developed risk models using detailed information from internal historical experience, including customers’ prior repayment histories with us, to assess customer requests for a loan or advance. We also use delinquency status and trends and other indicators to assist in making new and ongoing credit decisions, adjust models and plan collection practices and strategies. With respect to our financial instruments, our deposits and cash and cash equivalents are all held with reputable bank and financial institution counterparties.

Foreign Currency Risk

We are exposed to foreign exchange risk on transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables and borrowings that are denominated in a currency other than the respective functional currencies of our entities, including Singapore Dollars, Indonesian Rupiah, Thai Baht, Malaysian Ringgit, Vietnamese Dong and Philippine Pesos, among other currencies. The functional currencies of our entities are primarily the currency of the country in which the entity operates. The currencies in which these transactions primarily are denominated are also in the currency in which the entity operates. Accordingly, changes in exchange rates are reflected in reported income and loss from our international businesses included in our consolidated statements of operations. A continued strengthening of the U.S. dollar would therefore reduce reported revenue and expenses from our international businesses included in our consolidated statements of operations

Interest on external borrowings is denominated in the currency of the borrowing. Generally, our entities’ external borrowings are denominated in currencies that match the cash flows generated by the underlying operations, which is also the currency of the country in which the entity operates.

Based on the above, we believe we are not exposed to significant currency transactional foreign currency risk. We may in the future, enter into derivatives or other financial instruments in an attempt to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Translation Exposure

We are also exposed to foreign exchange rate fluctuations as we translate the financial statements of our subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the translation adjustments resulting from the conversion of the financial statements of our subsidiaries into U.S. dollars would result in a gain or loss recorded as a component of accumulated other comprehensive income (loss).

Interest Rate Risk

Our main interest rate risk arises from long-term borrowings with variable rates, which expose us to cash flow interest rate risk. Our borrowings at variable rate are mainly denominated in U.S. Dollars and Singapore

Dollars. The borrowings are periodically contractually repriced and to the extent are also exposed to the risk of future changes in market interest rates. Therefore, fluctuations in interest rates will impact our consolidated financial statements. A rising interest rate environment will increase the amount of interest paid on these loans. As an example, for the $2 billion Term Loan B Facility, a hypothetical 100 basis point increase in LIBOR, over and above the 1.00% floor, would increase our interest expense by $20 million. At this time, we do not, but we may in the future, enter into derivatives or other financial instruments to hedge our interest rate risk and provide certainty to our fixed obligations.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with IFRS. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies reflect the more significant judgments, estimates and assumptions used in the preparation of our consolidated financial statements.

Revenue recognition

We enable access to transportation, delivery, financial services and enterprise offerings in Southeast Asia through our platform; and recognize revenue as or when we satisfy our service obligations. We primarily earn revenue from the following:

Mobility

We earn fees from driver-partners and consumers for connecting consumers with transportation rides provided by driver-partners across a variety of multi-modal mobility options. We recognize revenue upon completion of each ride. Our mobility revenue also includes rental income from the leasing of motor vehicles to driver-partners, who typically use the vehicles to offer services through our platform.

Deliveries

We earn fees from driver-partners, merchant-partners and consumers for connecting driver-partners and merchant-partners with consumers to facilitate deliveries, including of prepared meals and groceries, as well as point-to-point parcel delivery. We recognize revenue on completion of each delivery.

Mobility and Deliveries business: principal vs. agent considerations

We enter into service agreements with driver-partners and merchant-partners to use our platform. A contract exists between us and the driver-partners and merchant-partners once they accept a transaction request and their ability to cancel the transaction lapses.

We evaluate the presentation of revenue on a gross or net basis based on whether we act as a principal by controlling the services provided to consumers, or whether we act as an agent by arranging for third parties to provide the services to consumers. We facilitate the provision of services by driver-partners and merchant-partners to consumers for the driver-partners and merchant-partners to fulfill their contractual promise to consumers. The driver-partners and merchant-partners fulfill their promise to provide services to consumers through use of our platform. While we facilitate setting the price for services, the driver-partners and consumers have discretion in accepting the transaction price through our platform. We are not responsible for fulfilling the services being provided to the consumers nor do we have inventory risk related to these services. We are acting as an agent to facilitate the successful completion of transportation or delivery services by the driver-partners and merchant-partners to consumers. We have concluded that we are an agent to the driver-partners and merchant-partners, as our role is to connect them with consumers to facilitate the successful completion of transportation or delivery services.

In enabling connection, the driver-partners, merchant-partners and consumers are our customers; and we have a separate performance obligation to each:

•	the driver-partners (to connect the drive-partners with consumers to facilitate and successfully complete ride-hailing and delivery services);

•	the merchant-partners (to connect the merchant-partners with consumers to facilitate and successfully complete ordering services); and

•	the consumer (to connect the consumer with driver-partners and merchant-partners).

We recognize fees on the completion of the successful transportation ride or delivery by the driver-partners and merchant-partners. We report revenue on a net basis, reflecting the fee owed to us from the driver-partners and merchant-partners as revenue, and not the gross amount collected from the consumers.

Financial services

We earn fees from digital payment processing services charged to merchant-partners primarily based on the total payments volume (“TPV”) processed through our platform. TPV is the value of payments, net of payment reversals, successfully completed through our platform. Revenue resulting from a payment processing service is recognized once the processing transaction is complete.

Financial services revenue also includes effective interest earned on loans and advances provided to merchant-partners, driver-partners and consumers, and fees from wealth management and insurance distribution offerings.

Enterprise and new initiatives

We earn fees from enterprise offerings which are predominantly from digital advertising and marketing services. Revenue is recognized once the obligation to provide the service is satisfied.

Incentives to customers

We offer various incentive programs to driver-partners, merchant-partners and consumers which are recorded as a reduction from fees from the respective customers as these incentives are considered to be consideration payable to the customers. In certain arrangements, the incentives paid to driver-partners, merchant-partners and consumers could exceed the fees received from the respective customers. In these situations, presenting the incentives as a reduction from fees from the respective customers would resulted in “negative revenue.”

Share-based compensation

We incur share-based payment expenses from options granted to purchase our ordinary shares (‘Share Options’), and restricted share units/awards (‘RSUs’) issued primarily to our employees.

The grant date fair value of Share Options and RSU is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

When the terms of an equity-settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

The grant date fair value of the Share Options and the RSUs are measured using valuation models that require inputs of subjective assumptions that include:

•	Expected term: We estimate the expected term based on the simplified method.

•	Expected volatility: We estimate the volatility of our ordinary shares on the date of grant based on the average historical stock price volatility of comparable publicly traded companies.

•

Ordinary share price: We estimate the value of our ordinary shares on the date of grant based on a hybrid weighted average, scenario-based valuation methodology that involve multiple variables including revenue multiples of comparable companies, expected revenue projections and growth rates and a discount for a lack of marketability in an option pricing model.

Impairment assessment of non-financial assets

Our non-financial assets include:

•	Property, plant and equipment which primarily comprise our motor vehicles held for leasing, property lease right of use assets, property renovations and computers.

•	Intangible assets and goodwill which primarily comprise internally developed and externally acquired software, a non-compete agreement acquired and goodwill recognized from business combinations.

The carrying amounts of our non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment and the recoverable amount is estimated each year.

An impairment loss is recognized if the carrying amount of an asset or its related cash-generating unit, or CGU, exceeds its estimated recoverable amount.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. For impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Subject to an operating segment ceiling test, for the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

Our corporate assets do not generate separate cash inflows and are utilized by more than one CGU. Corporate assets are allocated to CGUs on a reasonable and consistent basis and tested for impairment as part of the testing of the CGU to which the corporate asset is allocated.

Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (group of CGUs), and then to reduce the carrying amounts of the other assets in the CGU (group of CGUs) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Impairment of financial assets

We recognize loss allowances for expected credit losses (ECLs) on financial assets measured at amortized costs. Our financial assets primarily comprise trade receivables, loans and advances, fixed term deposits and other receivables.

Loss allowances on financial assets are measured on either of the following bases:

•

12-month ECLs: these are ECLs that result from default events that are possible within the 12 months after the reporting date (or for a shorter period if the expected life of the instrument is less than 12 months); or

•	Lifetime ECLs: these are ECLs that result from all possible default events over the expected life of a financial instrument or contract asset.

Simplified approach

We apply the simplified approach to provide for ECLs for all trade receivables. The simplified approach requires the loss allowance to be measured at an amount equal to lifetime ECLs.

General approach

We apply the general approach to provide for ECLs on all other financial instruments. Under the general approach, the loss allowance is measured at an amount equal to 12-month ECLs at initial recognition.

At each reporting date, we assess whether the credit risk of a financial instrument has increased significantly since initial recognition. When credit risk has increased significantly since initial recognition, loss allowance is measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, we consider reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on our historical experience and informed credit assessment and includes forward-looking information.

If credit risk has not increased significantly since initial recognition or if the credit quality of the financial instruments improves such that there is no longer a significant increase in credit risk since initial recognition, loss allowance is measured at an amount equal to 12-month ECLs.

We consider a financial asset to be in default when:

•	The borrower is unlikely to pay its credit obligations to us in full, without recourse by Grab to actions such as realizing security (if any is held); or

•	The financial asset is more than 90 days past due (more than 120 days past due for trade receivables).

Measurement of ECLs

ECLs are probability-weighted estimates of credit losses. Credit losses are measured at the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that we expect to receive). ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, we assess whether financial assets carried at amortized cost and debt investments at fair value to other comprehensive income (“FVOCI”) are ‘credit-impaired.’ A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	Significant financial difficulty of the borrower or issuer;

•	A breach of contract such as a default or being more than 90 days past due (more than 120 days past due for trade receivables);

•	The restructuring of a loan or advance by us on terms that we would not consider otherwise;

•	It is probable that the borrower will enter bankruptcy or another financial reorganization; or

•	The disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECLs in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when we determine that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with our procedures for recovery of amounts due.

Fair value measurement of financial Instruments

Fair value reflects the price at which an orderly transaction would take place between market participants on the measurement date. Several of our financial instruments require to be measured at fair value on the reporting date. These include our equity and debt investments with a change in value recognized through profit or loss.

These investments include assets for which the markets are not typically active. These can include financial investments which are not quoted on active markets and financial investments for which markets are no longer active as a result of market conditions e.g. market illiquidity. When the markets are not active, there is generally limited observable market data to measure the financial investments at fair value. The determination of whether an active market exists for a financial investment requires our judgement.

If the market for a financial investment is not active, we determine its fair value using valuation techniques. We establish the fair value for these financial investments by using quotations from independent third parties, such as brokers or pricing services or by using internally developed pricing models. Priority is given to publicly available prices from independent sources when available, with the source of pricing and/or the valuation technique chosen with the objective of arriving at an observable fair value measurement. The valuation techniques include the use of recent arm’s length transactions, reference to other instruments that are substantially the same, discounted cash flow analysis, option adjusted spread models and, if applicable, enterprise valuation, and may include a number of assumptions relating to variables such as credit risk and interest rates. Changes in assumptions relating to these variables could impact the reported fair value of these financial investments.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Provisions and contingent liabilities

We are involved in multiple legal proceedings in the countries in which we operate. These legal proceedings relate to a range of matters including personal injury or property damage cases, employment or labor-related disputes, contractual disputes with suppliers or commercial partners, disputes with third parties and regulatory inquiries and proceedings relating to compliance with competition, privacy, or other applicable regulations.

A provision is recognized if we have a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Provisions are not recognized when we do not consider the proceedings to result in obligations or in the outflow of resources based on our assessment of the facts and circumstances at each reporting date.

Business Combinations

We account for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to us. In determining whether a particular set of activities and assets is a business, we assess whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs.

We have an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

We measure goodwill at the date of acquisition as:

•	the fair value of the consideration transferred; plus

•	the recognized amount of any non-controlling interest (“NCI”) in the acquiree; plus

•

if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree, over the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed. Any goodwill that arises is tested annually for impairment.

The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration payable is recognized at fair value at the date of acquisition and included in the consideration transferred. If the contingent consideration that meets the definition of financial instruments is classified as equity, it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes to the fair value of the contingent consideration are recognized in profit or loss.

When share-based payments awards (replacement awards) are exchanged for awards held by the acquiree’s employees (acquiree’s awards) and related to past services, then all or a portion of the amount of the acquirer’s replacement awards is included in measuring the consideration transferred in the business combination. This determination is based on the market-based value of the replacement awards compared with the market-based value of the acquiree’s awards and the extent to which the replacement awards related to past and/or future service.

Non-controlling interest (NCI) that are present ownership interests and entitle their holders to a proportionate share of the acquiree’s net assets in the event of liquidation are measured either at fair value or at the NCI’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets, at the date of acquisition. The measurement basis taken is elected on a transaction-by-transaction basis. All other NCI are measured at acquisition-date fair value, unless another measurement basis is required by IFRSs.

Costs related to the acquisition, other than those associated with the issue of debt or equity securities, that we incur in connection with a business combination are expensed as incurred.

Changes in our interest in a subsidiary that do not result in a loss of control are accounted for as transactions with owners in their capacity as owners and therefore no adjustments are made to goodwill and no gain or loss is recognized in profit or loss. Adjustments to NCI arising from transactions that do not involve the loss of control are based on a proportionate amount of the net assets of the subsidiary.

SELECTED HISTORICAL FINANCIAL DATA OF GRAB

The following tables present Grab’s selected consolidated financial and other data. The consolidated statements of profit or loss for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019 and consolidated statement of financial position as of June 30, 2021 and December 31, 2020 and 2019, have been derived from Grab’s unaudited and audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Grab Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Grab’s consolidated financial statements are prepared and presented in accordance with IFRS. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Grab following the Business Combination.

Consolidated Statement of Profit or Loss Data

($ in millions, except share and per share amounts)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenue	396	78	469	(845)
Operating expenses	(1,016)	(888)	(1,767)	(2,165)
Operating loss	(620)	(810)	(1,298)	(3,010)
Net finance costs	(840)	(677)	(1,437)	(971)
Share of loss of equity-accounted investees (net of tax)	(4)	(4)	(8)	*
Loss before income tax	(1,464)	(1,491)	(2,743)	(3,981)
Income tax (expense)/credit	(3)	2	(2)	(7)
Loss for the period	(1,467)	(1,489)	(2,745)	(3,988)
Loss Attributable to:
Owners of the Company	(1,425)	(1,425)	(2,608)	(3,747)
Non-controlling interests	(42)	(64)	(137)	(241)
Weighted average shares outstanding	181,283,288	130,454,763	139,024,925	118,258,942
Basic attributable loss per share	(7.86)	(10.92)	(18.76)	(31.68)

Consolidated Statement of Financial Position Data

($ in millions, unless otherwise stated)	As of June 30,	As of December 31,
	2021	2020	2019
Assets
Non-current assets	2,035	1,687	1,884
Current assets	5,624	3,755	3,140
Total assets	7,659	5,442	5,024

Equity
Equity attributable to owners of the Company	(7,195)	(6,399)	(4,291)
Non-controlling interests	146	105	67
Total equity (deficit)	(7,049)	(6,294)	(4,224)

Liabilities
Non-current liabilities	13,818	10,900	8,465
Current liabilities	890	836	783
Total liabilities	14,708	11,736	9,248
Total equity (deficit) and liabilities	7,659	5,442	5,024

Key Financial Measures and Operating Metrics

To evaluate the performance of its business, Grab relies on both its results of operations recorded in accordance with IFRS and certain non-IFRS financial measures, including Total Segment Adjusted EBITDA and Adjusted EBITDA, and certain operating metrics, including GMV, MTU, Gross Billings and Adjusted Net Sales. However, the definitions of Grab’s key operating metrics and non-IFRS financial measures may be different from those used by other companies, and therefore, may not be comparable. Furthermore, these key non-IFRS financial measures and operating metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in Grab’s consolidated financial statements that are necessary to run its business. Thus, these key non-IFRS financial measures and operating metrics should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with IFRS, and you are encouraged not to rely on any single business or financial measure to evaluate Grab’s business, financial condition or results of operations.

($ millions, unless otherwise stated)	Six Months Ended June 30,		2021- 2020 % Change	Year Ended December 31,		2020- 2019 % Change
	2021	2020		2020	2019
Financial Measures:
Revenue	396	78	406%	469	(845)	NM
Loss for the period	(1,467)	(1,489)	1%	(2,745)	(3,988)	31%
Total Segment Adjusted EBITDA (Non-IFRS)(1)	21	(285)	NM	(226)	(1,554)	85%
Adjusted EBITDA (Non-IFRS)(1)	(325)	(550)	41%	(780)	(2,237)	65%

Operating Metrics:
GMV(2)	7,522	5,858	28%	12,492	12,251	2%
MTU(3) (millions of users)	24.3	24.5	(1)%	24.5	29.2	(16)%
GMV per MTU ($)	310	239	30%	509	419	21%
Gross Billings(4)	1,135	764	49%	1,706	1,506	13%
Adjusted Net Sales(5)	1,057	653	62%	1,528	987	55%

Notes:

(1)	For a reconciliation to the most directly comparable IFRS measure see the section titled “—Reconciliation of Non-IFRS Financial Measures.”
(2)

GMV means gross merchandise value, an operating metric representing the sum of the total dollar value of transactions from Grab’s services, including any applicable taxes, tips, tolls and fees, over the period of measurement.

(3)

MTUs means monthly transacting users, which is defined as the monthly number of unique users who transact via Grab’s products, where transact means to have successfully paid for any of Grab’s products. MTUs over a quarterly or annual period are calculated based on the average of the MTUs for each month in the relevant period.

(4)

Gross Billings is an operating metric, representing the total dollar value attributable to Grab from each transaction, without any adjustments for incentives paid to driver- and merchant-partners or promotions to end-users, over the period of measurement.

(5)

Adjusted Net Sales is an operating metric defined as Gross Billings less driver- and merchant-partner base incentives, over the period of measurement. Base incentives refer to the amount of incentives paid to driver- and merchant-partners up to the amount of commissions and fees earned by Grab from those driver- and merchant-partners.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020, present the combination of the financial information of AGC and Grab after giving effect to the Business Combination Transactions and related adjustments described in the accompanying notes, and have been prepared in accordance with Article 11 of Regulation S-X.

AGC is a blank check company whose purpose is to acquire, through merger, share exchange, asset acquisition, stock purchase, reorganization or other similar transaction with one or more businesses. AGC was incorporated as a Cayman Islands exempted company on August 25, 2020 under the name of Altimeter Growth Opportunities Corp, and on August 31, 2020 the Company’s name was changed to Altimeter Growth Corp. As of June 30, 2021, there was $500,014,112 in investments and cash held in AGC’s trust account and approximately $272,126 of cash held outside its trust account.

Grab is an exempted company limited by shares incorporated on July 25, 2017 under the laws of the Cayman Islands, and it operates across the deliveries, mobility and digital financial services sectors in over 400 cities in eight countries in the Southeast Asia region—Cambodia, Indonesia, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. Grab enables millions of people each day to access its driver- and merchant-partners to order food or groceries, send packages, hail a ride or taxi, pay for online purchases or access services such as lending, insurance, wealth management and telemedicine, all through a single “everyday everything” app. Grab is headquartered in Singapore.

The unaudited pro forma condensed combined financial information of AGC combines the accounting periods of AGC and Grab. The historical financial information of AGC was derived from the unaudited financial statements of AGC as of and for the six months ended June 30, 2021 and the audited financial statements for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of Grab was derived from the unaudited consolidated financial statements of Grab as of and for the six months ended June 30, 2021 and the audited consolidated financial statements for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. This information should be read together with AGC’s and Grab’s unaudited and audited financial statements and related notes, the sections titled “AGC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Grab’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On April 12, 2021, Grab and AGC entered into a Business Combination Agreement. Upon closing of the Business Combination, current security holders of AGC and existing Grab equity holders will become holders of GHL. After the completion of the Business Combination, GHL’s shares and warrants are expected to trade on the NASDAQ under the ticker symbol “GRAB” and “GRABW”, respectively and GHL will become a publicly-listed entity. After giving effect to the Business Combination, GHL will own all of the issued and outstanding equity interests of Grab.

The Business Combination is expected to close in the fourth quarter of 2021, following the receipt of the required approval by AGC’s shareholders and Grab’s shareholders and the fulfilment of other customary closing conditions.

As noted above, the unaudited pro forma condensed combined financial information contained herein assumes that AGC’s shareholders approve the proposed Business Combination. AGC cannot predict how many of the public AGC shareholders will exercise their right to have their AGC Class A Ordinary Shares redeemed for cash. As a result, GHL has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total GHL equity between holders of GHL Ordinary Shares. As described in greater detail below, the first scenario, or “no redemption scenario”, assumes that none of AGC’s public shareholders will exercise their right to have their AGC Class A ordinary share redeemed for cash, and the second scenario, or “maximum redemption scenario”, assumes that all AGC Shares (other than the 12,275,000 shares held by Sponsor and the 225,000 shares held by certain directors of AGC, which Sponsor and such directors have agreed not to redeem) are redeemed and the Backstop is fully subscribed for as required by the Backstop Subscription Agreement in the case where all such AGC Shares are redeemed. The actual results will likely be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Grab is considered to be the accounting acquirer, as further discussed in Note 1 of the “Notes to The Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•

Scenario 1—Assuming No Redemptions: This presentation assumes that no shareholders of AGC elect to have their AGC Shares redeemed for cash in connection with the Business Combination as permitted by AGC’s amended and restated memorandum and articles of association.

•

Scenario 2—Assuming Maximum Redemptions: This presentation assumes that all AGC Shares (other than the 12,275,000 shares held by Sponsor and the 225,000 shares held by certain directors of AGC, which Sponsor and such directors have agreed not to redeem) are redeemed and the Backstop is fully subscribed for as required by the Backstop Subscription Agreement in the case where all such AGC Shares are redeemed.

Included below is the expected number of shares to be issued, and the related ownership interests, at the completion of the transaction under the two scenarios:

Share Ownership in GHL
	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)
Grab Shareholders	3,482,785,223 (88.19%)	3,482,785,223 (88.19%)
AGC Shareholders	50,000,000 (1.27%)	— (0.00%)
Sponsor and certain AGC Directors	12,500,000 (0.32%)	12,500,000 (0.32%)
Sponsor Related Parties	77,500,000 (1.96%)	127,500,000 (3.23%)
PIPE Investors	326,500,000 (8.26%)	326,500,000 (8.26%)

Total	3,949,285,223 (100%)	3,949,285,223 (100%)

(1)

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter. These share amounts and ownership percentages assume that (a) all outstanding Grab Options are exercised for cash, (b) all outstanding Grab RSUs vest, and (c) all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives, in each case prior to the completion of the Business Combination. If the actual facts are different than the assumptions set forth above, the share amounts and percentage ownership numbers set forth above will be different.

(2)	For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”
(3)	In both the No Redemption Scenario and the Maximum Redemption Scenario, the payment of deferred underwriting fees incurred as part of AGC’s initial public offering will be $17,500,000.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2021 under the no redemption scenario and maximum redemption scenario and the unaudited pro forma condensed combined statements of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of AGC and Grab, respectively. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL POSITION

June 30, 2021

($ in millions)

						No Redemption Scenario				Maximum Redemption Scenario
	Altimeter Growth Corp as of June 30, 2021	Grab Holdings Inc. as of June 30, 2021	IFRS Conversion and Presentation Alignment			Transaction Accounting Adjustments			Pro Forma Combined	Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Non-current Assets:
Property plant, and equipment	—	336	—			—			336	—			336
Intangible assets and goodwill	—	797	—			—			797	—			797
Associates and joint venture	—	9	—			—			9	—			9
Other investments	—	889	—			—			889	—			889
Other receivables	—	4	—			—			4	—			4
Cash and marketable securities held in Trust Account	500	—	—			(500)	(B	)	—	(500)	(B	)	—

Total non-current assets	500	2,035	—			(500)			2,035	(500)			2,035
Current Assets:
Inventories	—	5	—			—			5	—			5
Trade and other receivables	—	528	—			—			528	—			528
Other investments	—	1,532	—			—			1,532	—			1,532
Cash and cash equivalents	—	3,559	—			4,372	(C	)	7,931	4,372	(C	)	7,931

Total assets	500	7,659	—			3,872			12,031	3,872			12,031

EQUITY AND LIABILITIES
Equity:
Grab Holdings Inc. share capital and share premium	—	224	—			—			224	—			224
Grab Holdings Inc. reserves	—	4,437	—			—			4,437	—			4,437
Altimeter Growth Corp. Class A ordinary shares, $0.0001 par value	—	—	—			—			—	—			—
Altimeter Growth Corp. Class B ordinary shares, $0.0001 par value	—	—	—			—			—	—			—
Additional paid-in capital	102	—	—			16,011	(D	)	16,113	16,011	(D	)	16,113
Accumulated losses	(97)	(11,856)	—			97	(G	)	(11,856)	97	(G	)	(11,856)
Non-controlling interests	—	146	—			—			146	—			146

Total equity (deficit)	5	(7,049)	—			16,108			9,064	16,108			9,064
Class A ordinary shares subject to possible redemption	356	—	(356)	(A	)	—			—	—			—
Non-current liabilities:
Convertible redeemable preference shares	—	11,829	—			(11,829)	(H	)	—	(11,829)	(H	)	—
Loans and borrowings	—	1,961	356	(A	)	(356)	(F	)	1,961	(356)	(F	)	1,961
Provisions	—	1	—			—			1	—			1
Other payables	—	26	—			—			26	—			26
Warrant liability	78	—	—			(33)	(I	)	45	(33)	(I	)	45
FPA liability	43	—	—			—			43	—			43
Deferred tax liabilities	—	1	—			—			1	—			1

Total non-current liabilities	121	13,818	356			(12,218)			2,077	(12,218)			2,077

Current liabilities:
Loans and borrowings	—	159	—			—			159	—			159
Trade and other payables	—	697	—			—			697	—			697
Provisions	—	34	—			—			34	—			34
Deferred underwriting fee payable	18	—	—			(18)	(E	)	—	(18)	(E	)	—

Total liabilities	139	14,708	356			(12,236)			2,967	(12,236)			2,967

Total equity (deficit) and liabilities	500	7,659	—			3,872			12,031	3,872			12,031

UNAUDITED PRO FORMA CONDENSED STATEMENT OF PROFIT OR LOSS

Six Months Ended June 30, 2021

(in millions, except share and per share amounts)

			No Redemption Scenario						Maximum Redemption Scenario
	Altimeter Growth Corp Six Months Ended June 30, 2021	Grab Holdings Inc. Six Months Ended June 30, 2021	Transaction Accounting Adjustments			Pro Forma			Transaction Accounting Adjustments			Pro Forma
Revenue	—	396	—			396			—			396
Cost of revenue	—	(507)	—			(507)			—			(507)
Other income	—	16	—			16			—			16
Sales and marketing	—	(105)	—			(105)			—			(105)
General and administrative expenses	(1)	(243)	—			(244)			—			(244)
Research and development expenses	—	(167)	—			(167)			—			(167)
Change in fair value of warrant liability	25	—	(21)	(BB	)	4			(21)	(BB	)	4
Change in fair value of FPA liability	11	—	—			11			—			11
Net impairment losses on financial assets	—	(10)	—			(10)			—			(10)
Other expenses	—	*	—			*			—			*

Operating income (loss)	35	(620)	(21)			(606)			(21)			(606)
Net finance costs	—	(840)	(817)	(CC	)	(23)			(817)	(CC	)	(23)
Share of loss of equity-accounted investees (net of tax)	—	(4)	—			(4)			—			(4)

Profit (loss) before income tax	35	(1,464)	796			(633)			796			(633)

Tax expense	—	(3)	—			(3)			—			(3)

Profit (loss) for the period	35	(1,467)	796			(636)			796			(636)

Other comprehensive income for the period, net of tax	—	(3)	—			(3)			—			(3)
Total comprehensive income (loss) for the period	35	(1,470)	796			(639)			796			(639)
Weighted average shares outstanding of Class A Shares	50,000,000	—				3,949,285,223	(AA	)				3,949,285,223	(AA)
Basic and diluted net loss per share, Class A Shares	(0.00)	—				(0.15)	(AA	)				(0.15	) (AA)
Weighted average shares outstanding of Class B Non-Redeemable Ordinary Shares	12,500,000	—
Basic and diluted net loss per share, Class B Non-Redeemable Ordinary Shares	2.74	—
Basic weighted average ordinary shares outstanding		181,283,288
Basic and diluted net loss per share		(7.86)

UNAUDITED PRO FORMA CONDENSED STATEMENT OF PROFIT OR LOSS

December 31, 2020

(in millions, except share and per share amounts)

			No Redemption Scenario						Maximum Redemption Scenario
	Altimeter Growth Corp Period from August 25, 2020 (Inception) through December 31, 2020	Grab Holdings Inc. Year Ended December 31, 2020	Transaction Accounting Adjustments			Pro Forma			Transaction Accounting Adjustments			Pro Forma
Revenue	—	469	—			469			—			469
Cost of revenue	—	(963)	—			(963)			—			(963)
Other income	—	33	—			33			—			33
Sales and marketing	—	(151)	—			(151)			—			(151)
General and administrative expenses	—	(326)	—			(326)			—			(326)
Research and development expenses	—	(257)	—			(257)			—			(257)
Transaction costs allocable to warrant liability	(1)	—	—			(1)			—			(1)
Loss resulting from issuance of private placement warrants	(7)	—	—			(7)			—			(7)
Change in fair value of warrant liability	(69)	—	30	(BB	)	(39)			30	(BB	)	(39)
Change in fair value of FPA liability	(54)	—	—			(54)			—			(54)
Net impairment losses on financial assets	—	(63)	—			(63)			—			(63)
Other expenses	—	(40)	—			(40)			—			(40)

Operating loss	(131)	(1,298)	30			(1,399)			30			(1,399)
Net finance costs	—	(1,437)	1,433	(CC	)	(4)			1,433	(CC	)	(4)
Share of loss of equity-accounted investees (net of tax)	—	(8)	—			(8)			—			(8)

Loss before income tax	(131)	(2,743)	1,463			(1,411)			1,463			(1,411)

Tax expense	—	(2)	—			(2)			—			(2)

Loss for the year	(131)	(2,745)	1,463			(1,413)			1,463			(1,413)

Other comprehensive income for the year, net of tax	—	3	—			3			—			3
Total comprehensive loss for the year	(131)	(2,742)	1,463			(1,410)			1,463			(1,410)
Weighted average shares outstanding of Class A Shares	50,000,000	—				3,949,285,223	(AA	)				3,949,285,223	(AA)
Basic and diluted net loss per share, Class A Shares	(0.00)	—				(0.36)	(AA	)				(0.36	) (AA)
Weighted average shares outstanding of Class B Non-Redeemable Ordinary Shares	12,116,142	—
Basic and diluted net loss per share, Class B Non-Redeemable Ordinary Shares	(10.81)	—
Basic weighted average ordinary shares outstanding		139,024,925
Basic and diluted net loss per share		(18.76)

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical consolidated financial statements of Grab have been prepared in accordance with IFRS. The historical financial statements of AGC have been prepared in accordance with U.S. GAAP.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with IFRS. Under this method of accounting, AGC will be treated as the acquired company and Grab will be treated as the acquirer for financial statement reporting purposes. Grab has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Grab existing equity holders will hold the majority ownership interest. Under the no redemption scenario, AGC shareholders, Sponsor and certain AGC directors, Sponsor Related Parties and PIPE Investors will hold 11.81% ownership interest compared to the 88.19% ownership interest of the existing Grab equity holders. Under the maximum redemption scenario, AGC shareholders, Sponsor and certain AGC directors, Sponsor Related Parties and PIPE Investors will hold 11.81% ownership interest compared to the 88.19% ownership interest of the existing Grab equity holders.

The initial board of directors of the combined company will consist of six directors, which shall be Anthony Tan, Hooi Ling Tan, Dara Khosrowshahi, Ng Shin Ein, Richard N. Barton and Oliver Jay (or, if any such person is unable or unwilling to serve as a director, a replacement determined by Grab), subject to such persons passing customary background checks, with holders of a majority of the GHL Class B Ordinary Shares having the right to nominate, appoint and remove a majority of the members of GHL’s board of directors. Grab’s senior management will be the senior management of the combined company.

Accordingly, for accounting purposes, the financial statements of the combined company will represent a continuation of the consolidated financial statements of Grab with the acquisition being treated as the equivalent of Grab issuing shares for the net assets of AGC, accompanied by a recapitalization. The net assets of Grab and AGC will be stated at historical cost, with no goodwill or other intangible assets recorded.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed combined statement of financial position as a direct reduction to the combined company additional paid-in capital and are assumed to be cash settled.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of Grab and AGC. The accounting adjustments for the Business Combination consist of those necessary to account for the Business Combination.

Grab and AGC did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	AGC’s unaudited balance sheet as of June 30, 2021, and the related notes for the six months ended June 30, 2021, included elsewhere in this proxy statement/prospectus; and

•	Grab’s unaudited consolidated statement of financial position as of June 30, 2021, and the related notes for the six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Grab’s unaudited consolidated statements of profit or loss for the six months ended June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus; and

•	AGC’s unaudited statement of operations for the six months ended June 30, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	Grab’s audited consolidated statements of profit or loss for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus; and

•	AGC’s audited statement of operations for the period from August 25, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Information has been prepared based on these preliminary estimates, and the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Grab believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Grab believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Grab and AGC.

Note 2—Accounting Policies

Based on an initial analysis in preparation for the Business Combination, management did not identify any differences between the two entities’ accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the

Business Combination, management will perform a comprehensive review of the two entities’ accounting policies, and as a result of the comprehensive review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-Business Combination company.

Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position ($ millions)

(A)—Reflects the reclassification/alignment of AGC temporary equity to align with the statement of financial position presentation of Grab.

(in millions)
(1) Class A ordinary shares subject to possible redemption	$356

$356

(1)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of AGC’s historical mezzanine equity (Class A ordinary shares subject to possible redemption) into non-current liabilities (loans and borrowings).

(B)—Represents release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination.

(C)—The table below represents the sources and uses of funds as it relates to the Business Combination:

	No Redemption Scenario		Maximum Redemption Scenario
	(in millions)		(in millions)
AGC Cash and marketable securities held in Trust Account	$500	(1)	$500
Proceeds from PIPE	4,040	(2)	4,040
Payment of deferred underwriting fees	(18)	(3)	(18)
Payment of accrued and incremental transaction costs	(150)	(4)	(150)

Total cash balance after the Business Combination	$4,372		$4,372

(1)

Reflects the reclassification of cash equivalents held in the trust account inclusive of accrued interest and to reflect that the cash equivalents are available to effectuate the Business Combination or to pay redeeming AGC shareholders.

(2)

Reflects the net proceeds of $4.04 billion from the issuance and sale of 404,000,000 shares of AGC Class A ordinary shares at $10.00 per share in a private placement pursuant to the Subscription Agreements.

(3)	Represents the payment of deferred underwriting costs incurred as part of AGC’s initial public offering.
(4)	Reflects payment of transaction fees.

The cash balance under the Maximum Redemption scenario does not differ from the No Redemption scenario due to the arrangement under the Backstop Subscription Agreement.

(D)—Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

(in millions)
Issuance of GHL common stock from Subscription Agreements	$4,040
Payment of transaction costs	(150)
Reclassification of contingent liability related to redeemable Class A ordinary shares to equity	356
Elimination of AGC’s accumulated losses	(97)
Public warrants adjustment	33
Convertible redeemable preference shares	11,829

$16,011

(E)—Represents the payment of deferred underwriting commissions costs incurred by AGC in consummating the public offering.

(F)—Reflects the reclassification of $356 million of AGC Class A Ordinary Shares subject to possible redemption to permanent equity.

(G)—Represents elimination of AGC historical accumulated deficit.

(H)—Reflects the provision for convertible redeemable preference shares which will be cancelled and converted into the right to receive GHL Ordinary Shares as a result of the Business Combination.

(I)—Represents the pro forma adjustment to reclassify Public warrants from liability to equity, as a result of the tender offer provision to a single class of shares.

Adjustments to Unaudited Pro Forma Condensed Statement of Profit or Loss

(AA)—Represents pro forma net loss per share based on pro forma net loss and 3,949,285,223 total shares outstanding upon consummation of the Business Combination.

(BB)—Represents the pro forma adjustment to eliminate the change in fair value of the public warrants which will be classified from liability to equity.

(CC)—Represents the interest expense relating to the provision for convertible redeemable preference shares which will be cancelled and converted into the right to receive GHL Ordinary Shares as a result of the Business Combination.

COMPARATIVE PER SHARE DATA

The following table sets forth summary historical comparative share and unit information for AGC and Grab for the six months ended June 30, 2021, and unaudited pro forma condensed combined per share information of the combined company for the six months ended June 30, 2021 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Assuming No Redemption Scenario: This presentation assumes that no shareholders of AGC elect to have their AGC Shares redeemed for cash in connection with the Business Combination as permitted by AGC’s amended and restated memorandum and articles of association.

•

Assuming Maximum Redemption Scenario: This presentation assumes that all AGC Shares (other than the 12,275,000 shares held by Sponsor and the 225,000 shares held by certain directors of AGC, which Sponsor and such directors have agreed not to redeem) are redeemed and the Backstop is fully subscribed for as required by the Backstop Subscription Agreement in the case where all such AGC Shares are redeemed, at a redemption price of approximately $10.00 per share.

If the actual facts differ from these assumptions, these numbers will be different.

The unaudited pro forma book value information as of June 30, 2021, gives effect to the Business Combination as if it had occurred on June 30, 2021. The net loss per share, cash dividends per share and weighted average shares outstanding information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of AGC and Grab and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of AGC and Grab is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company after giving effect to the Business Combination.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the net income per share would have been had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Grab would have been had the companies been combined during the periods indicated.

	Historical		Pro Forma Combined
	AGC	Grab	No Redemption Scenario	Maximum Redemption Scenario
As of and for the six months ended June 30, 2021
Book value per share (1)(2)(3)	$0.10	$(30.67)	$2.30	$2.30
Net loss per share—basic and diluted Class A Shares	$(0.00)	—	$(0.15)	$(0.15)
Grab Shareholders			3,482,785,223	3,482,785,223
AGC Shareholders			50,000,000	—
Sponsor and certain AGC Directors			12,500,000	12,500,000
Sponsor Related Parties			77,500,000	127,500,000
PIPE Investors			326,500,000	326,500,000

Weighted average Class A Shares outstanding—basic and diluted	50,000,000	—	3,949,285,223 (4)	3,949,285,223 (4)
Net income per share—basic and diluted Class B Non-Redeemable Shares	$2.74	—	—	—
Weighted average Class B Non-Redeemable Shares outstanding—basic and diluted	12,500,000	—	—	—
Net loss per share—basic and diluted	—	$(7.86)	—	—
Weighted average shares outstanding—basic and diluted	—	181,283,288	—	—

For the year ended December 31, 2020
Book value per share (1)(2)(3)	$0.10	$(41.32)	$2.21	$2.21
Net loss per share—basic and diluted Class A Shares	$(0.00)	—	$(0.36)	$(0.36)
Grab Shareholders			3,482,785,223	3,482,785,223
AGC Shareholders			50,000,000	—
Sponsor and certain AGC Directors			12,500,000	12,500,000
Sponsor Related Parties			77,500,000	127,500,000
PIPE Investors			326,500,000	326,500,000

Weighted average Class A Shares outstanding—basic and diluted	50,000,000	—	3,949,285,223	3,949,285,223
Net income per share—basic and diluted Class B Non-Redeemable Shares	$(10.81)	—	—	—
Weighted average Class B Non-Redeemable Shares outstanding—basic and diluted	12,500,000	—	—	—
Net loss per share—basic and diluted	—	$(18.76)	—	—
Weighted average shares outstanding—basic and diluted	—	139,024,925	—	—

(1)

The historical book value per share for AGC is calculated by dividing total shareholders’ equity, including shares subject to possible redemption, by the number of Class A ordinary shares outstanding at the end of the period.

(2)	The historical book value per share for Grab is calculated by dividing total shareholders’ equity (deficit), by the number of ordinary shares outstanding at the end of the period.

(3)

The pro forma combined book value per share of ordinary shares is computed by dividing total pro forma shareholders’ equity (deficit) by the pro forma number of total shares outstanding at the end of the period on a fully diluted net exercise basis.

(4)

This does not take into account public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter. This assumes that (a) all outstanding Grab Options are exercised for cash, (b) all outstanding Grab RSUs vest, and (c) all remaining Grab Ordinary Shares available for grant under the Grab 2018 Plan, which will have one vote per share when granted, are granted to employees other than the Key Executives, in each case prior to the completion of the Business Combination. If the actual facts are different than the assumptions set forth above, this amount will be different. For a more detailed description of share ownership upon consummation of the Business Combination, see “Beneficial Ownership of Securities.”

EXECUTIVE OFFICERS AND MEMBERS OF THE BOARD OF DIRECTORS OF GHL FOLLOWING THE BUSINESS COMBINATION

The following table sets forth certain information relating to the executive officers and directors of GHL immediately after the consummation of the Business Combination.

Name	Age	Position/Title
Anthony Tan Ping Yeow	39	Founder, Chairman and Chief Executive Officer
Tan Hooi Ling	37	Founder, Chief Operating Officer and Director
Maa Ming-Hokng	44	President
Peter Oey	50	Chief Financial Officer
Ong Chin Yin	47	Chief People Officer
Richard N. Barton	54	Independent Director
Dara Khosrowshahi	52	Independent Director
Ng Shin Ein	47	Independent Director
Oliver Jay	37	Independent Director

Anthony Tan Ping Yeow is Grab’s co-founder and has served as its Group Chief Executive Officer since its founding in 2012. Mr. Tan was named among Fortune’s 40 under 40 in 2016 and 2018, The Bloomberg 50 in 2017, Fast Company’s 100 Most Creative People in 2018 and Fortune’s World’s 50 Greatest Leaders list in 2021. He was also awarded the Nikkei Asia Prize in 2020. Mr. Tan received an MBA from Harvard Business School in 2011 and a B.A. with honors in economics and public policy from the University of Chicago in 2004. In his personal capacity, he supports a range of causes in the region such as Transform Cambodia, which rescues and protects street children and offers them healthcare, education and life skills.

Tan Hooi Ling is Grab’s co-founder and, following her graduation from Harvard Business School in mid-2011 through the end of 2011, helped build and run the Grab team in connection with Grab’s incorporation and launching of its business. Ms. Tan returned to Grab in April 2015 and has since served as its Chief Operating Officer. Ms. Tan oversees critical pillars of Grab’s operations, including corporate strategy, technology (product, design, engineering, data science and analytics), user experience and people operations. Ms. Tan led high priority strategic and operational projections at Salesforce from February 2013 to March 2015, specializing in corporate strategy, corporate operations, pricing intelligence and monetization. Ms. Tan was previously a consultant at McKinsey & Company from January 2012 to January 2013 as an Associate, and from October 2006 to June 2009 as a Business Analyst, advising global corporations in Southeast Asia, North America, Latin America and Australia on corporate strategy and operations. Ms. Tan is a member of the National University of Singapore (NUS) Board of Trustees, and sits on the boards of the Economic Development Board (EDB) and Wise (formerly TransferWise). Ms. Tan received an MBA from Harvard Business School in 2011 and a bachelor of engineering (mechanical) degree from the University of Bath in 2006.

Maa Ming-Hokng has served as Grab’s Group President since September 2016, and is responsible for corporate development activities, including strategic partnerships and investment opportunities, managing Grab’s overall capital structure, and other corporate activities. Prior to joining Grab, Mr. Maa was responsible for Investments and M&A at Softbank from July 2014 to September 2016, where he helped oversee SoftBank’s investments in leading companies in the ride-sharing and e-commerce industries, including Softbank’s April 2015 Series D investment in Grab and additional Series F investment in September 2016. From June 2012 to June 2014, Mr. Maa was a Principal at Ancora Capital Management Pte Ltd, an Indonesian private equity firm focused on middle market growth equity investments. From August 2000 to June 2012, Mr. Maa was a Vice President at Goldman Sachs’ Merchant Banking Division, the firm’s global private equity group, and was based in Tokyo, New York and San Francisco. At Goldman Sachs, Mr. Maa managed investments across a wide spectrum of industries and served on the boards of several technology and media companies. From 1998 to 2000, Mr. Maa was an advanced computer systems engineer at the National Aeronautics and Space Administration (NASA). Mr. Maa received a master’s of science degree in 2000 and a bachelor of science degree in 1999, both in computer science and electrical engineering, from the Massachusetts Institute of Technology.

Peter Oey has served as Grab’s Chief Financial Officer since April 2020 and leads financial operations, corporate accounting and reporting, treasury, financial planning and analysis, investor relations, tax, Sarbanes-Oxley Act compliance and procurement. Prior to joining Grab, Mr. Oey served as Chief Financial Officer of LegalZoom.com, Inc., a platform of online legal solutions for small businesses and individuals, from December 2014 to April 2020. From March 2012 to November 2014, Mr. Oey served as Chief Financial Officer of Mylife.com, a U.S. consumer internet business. Between December 1996 and March 2012, Mr. Oey held several financial leadership positions at Activision Blizzard, Inc., a NASDAQ-listed interactive entertainment company, including serving as Vice President and Corporate Controller from February 2005 to March 2012, Senior Director of Finance, Europe from July 2000 to October 2001 and Director of Finance—Asia Pacific from December 1996 to June 2000. Mr. Oey received a bachelor’s degree in economics with a major in accounting from the University of Sydney in 1991 and is a certified practicing accountant registered in Australia.

Ong Chin Yin has served as Grab’s Chief People Officer since November 2015, and leads the People Operations, Grabber Technology Solutions, Corporate Real Estate and Security teams. Prior to joining Grab, Ms. Ong was Regional HR Director—Asia, Middle East & Africa for DXC Technology from July 2014 to October 2015. Previously, Ms. Ong was Head of HR—Asia Pacific for Orange Business Services from December 2007 to June 2014. From 2005 to 2007, Ms. Ong was Director of Human Resources, Asia Pacific for F5 Networks. From 2003 to 2005, Ms. Ong was HR Manager, Greater China for Hyperion Solutions (acquired by Oracle). Ms. Ong obtained a Bachelor of Social Science (with Honors) and Psychology degree from the National University of Singapore in 1997.

Richard N. Barton is the co-founder of Zillow and has served as its Chief Executive Officer since February 2019. Mr. Barton has been a member of Zillow’s board of directors since its inception in December 2004, served as its Chief Executive Officer from inception until September 2010 and served as its Executive Chairman from September 2010 to February 2019. Mr. Barton served as a venture partner at Benchmark, a venture capital firm, from February 2005 through September 2018. Prior to co-founding Zillow, Mr. Barton founded Expedia as a group within Microsoft Corporation in 1994. Microsoft spun out the group as Expedia, Inc. in 1999, and Mr. Barton served as Expedia’s President, Chief Executive Officer and as a member of its board of directors from 1999 to 2003. Mr. Barton also co-founded and served as Non-Executive Chairman of Glassdoor from June 2007 through the company’s acquisition in June 2018. Mr. Barton has served on the board of directors of Netflix, Inc. since 2002; Qurate Retail, Inc. (formerly Liberty Interactive Corporation) since 2016, AGC since September 2020 and AGC 2 since January 2021. Mr. Barton obtained a B.S. in General Engineering: Industrial Economics from Stanford University in 1989.

Dara Khosrowshahi has served on Grab’s board of directors since March 2018. Mr. Khosrowshahi has served as Chief Executive Officer of Uber since September 2017. Previously, Mr. Khosrowshahi served as President and Chief Executive Officer of Expedia, Inc., an online travel company, from August 2005 to August 2017. From August 1998 to August 2005, Mr. Khosrowshahi served in several senior management roles at IAC/InterActiveCorp, a media and internet company, including Chief Executive Officer of IAC Travel, a division of IAC/InterActiveCorp, from January 2005 to August 2005, Executive Vice President and Chief Financial Officer of IAC/InterActiveCorp from January 2002 to January 2005, and as IAC/InterActiveCorp’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi currently serves on the board of directors of Uber and Expedia Group. Mr. Khosrowshahi previously served as a member of the supervisory board of trivago, N.V., a global hotel search company, from December 2016 to September 2017, and previously served on the board of directors for the following companies: The New York Times Company, a news and media company, from May 2015 to September 2017, and TripAdvisor, Inc., an online travel company, from December 2011 to February 2013. Mr. Khosrowshahi obtained a B.S. in Electrical and Electronics Engineering from Brown University in 1991.

Ng Shin Ein has served on the Grab board of directors since November 2020. Ms. Ng has served as a member of the board of directors of Starhub Limited, a telecom company listed on Singapore Exchange Limited

(“SGX”), since September 2018. Ms. Ng has served as a member of the board of directors of CSE Global Limited, a global technology company listed on the SGX, since July 2020. Ms. Ng has served as a member of the board of directors of Avarga Limited, an investment holding company listed on the SGX with businesses in Southeast Asia and Canada focused on paper, power generation and building materials, since April 2013. Ms. Ng has also previously served as a member of the board of directors of NTUC Fairprice Cooperative Limited, a supermarket retailer, from 2008 to 2017, Eu Yan Sang Limited, a wellness company listed on the SGX from 2011 to 2016, and Yanlord Land Limited, a real estate company listed on the SGX from 2006 to 2021, respectively. She also served on the board of directors of Dreamscape Networks Limited, an Australian Securities Exchange (ASX)-listed technology company from 2018 to 2019, before it was acquired. Ms. Ng co-founded and served as managing partner of Gryphus Capital Management Pte Ltd, a pan-Asian private equity firm in 2010. From 2003 to 2006, Ms. Ng worked at the SGX and also served on the IPO Approval Committee. Ms. Ng was admitted as an advocate and solicitor of the Singapore Supreme Court in 1998 and practiced as an M&A lawyer in Messrs. Lee & Lee. Ms. Ng also serves as Singapore’s Non-Resident Ambassador to the Republic of Hungary, a post she has held since 2015, and has served on the Board of Governors of the Singapore International Foundation since 2016. Ms. Ng holds a Bachelor of Laws (Honours) from Queen Mary and Westfield College, University of London, obtained in 1996 and a Postgraduate Diploma in Singapore Law from the National University of Singapore, obtained in 1997.

Oliver Jay has served on Grab’s board of directors since May 2015. Since November 2016, Mr. Jay has served as Chief Revenue Officer at Asana, a work management platform that helps teams organize, track, and manage their work, overseeing the company’s sales organization and international expansion efforts. From 2012 to October 2016, Mr. Jay worked at Dropbox, a cloud storage service that helps users create, access and share content, where he built and led the North America Online and Inside Business Sales teams and later served as the Head of Asia Pacific and Latin America. Mr. Jay received a B.A. from the University of Pennsylvania in 2005 and an MBA from Harvard Business School in 2011.

Board of Directors

The board of directors of GHL will initially consist of six directors immediately after the consummation of the Business Combination. Of these initial six directors, four will be independent. These four independent directors were selected and approved by Grab’s current nominating committee through a process that sought to find diversity of experience, expertise and perspectives, as well as deep understandings of different businesses, practices and markets relevant to GHL’s operations. The number of directors may be increased to up to nine or reduced to any number smaller than nine, if and as determined by the holders of a majority of the GHL Class B Ordinary Shares, voting exclusively and as a separate class. A director may vote in respect of any contract or transaction in which he/she is interested provided that the nature of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with GHL must declare the nature of his interest at a meeting of the directors. No GHL non-employee director has a service contract with GHL that provides for benefits upon termination of service.

Duties of Directors

Under the laws of the Cayman Islands, directors have a fiduciary duty to act honestly in good faith with a view to the company’s best interests. GHL directors also have a duty to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A shareholder has the right to seek damages if a duty owed by the directors is breached.

Terms of Directors and Executive Officers

A majority of GHL’s directors are nominated and appointed by the holders of GHL’s Class B Ordinary Shares voting exclusively and as a separate class. The balance of GHL directors are elected by the holders of

GHL Class A Ordinary Shares and GHL Class B Ordinary Shares voting together as a single class. No GHL director is subject to a term of office and each will hold office until the earliest to occur of (a) the director’s successor has been elected; (b) the director dies, becomes bankrupt or makes any arrangement or composition with his or her creditors; (c) (i) with respect to any director other than Mr. Tan, a licensed medical practitioner who has evaluated that director gives a written opinion to GHL stating he or she has become physically or mentally incapable of acting as a director and may remain so for more than three months or (ii) with respect to Mr. Tan, a licensed medical practitioner determines that Mr. Tan has a permanent and total disability so that he is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months; (d) such director resigns his or her office by notice in writing to GHL; or (e) such director is removed as described in the following paragraph.

Any director may be removed from office at any time before the expiration of his or her term by ordinary resolution of the holders of GHL Ordinary Shares voting together as a single class; provided that any Class B Director may be removed only by the holders of GHL Class B Ordinary Shares, voting exclusively and as a separate class.

GHL officers are elected by and serve at the discretion of the board of directors.

Board Committees

The GHL board of directors will have an audit committee, a compensation committee and a nominating committee. Each committee’s members and functions are described below.

Audit Committee

The audit committee will consist of Richard N. Barton, Ng Shin Ein and Oliver Jay. Ng Shin Ein will be the chairperson of the audit committee. Richard N. Barton satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Richard N. Barton, Ng Shin Ein and Oliver Jay satisfies the requirements for an “independent director” within the meaning of the NASDAQ listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee will oversee GHL’s accounting and financial reporting processes. The audit committee will be responsible for, among other things:

•	overseeing the relationship with GHL’s independent auditors, including:

•	appointing, retaining and determining the compensation of GHL’s independent auditors;

•	approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•	discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•	reviewing a least annually the qualifications, performance and independence of the independent auditors;

•

reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by GHL and all other material written communications between the independent auditors and management; and

•	reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•

overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•	reviewing and recommending all related party transactions to the GHL board of directors for approval, and reviewing and approving all changes to GHL’s related party transactions policy;

•	reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of GHL’s internal controls;

•	overseeing risks and exposure associated with financial matters; and

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received from GHL employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by GHL employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

The compensation committee will consist of Mr. Tan, Ng Shin Ein and Oliver Jay. Oliver Jay will be the chairperson of the compensation committee. Each of Ng Shin Ein and Oliver Jay satisfies the requirements for an “independent director” within the meaning of the NASDAQ listing rules.

The compensation committee will be responsible for, among other things:

•

reviewing at least annually the goals and objectives of GHL’s executive compensation plans, and amending, or recommending that the GHL board of directors amend, these goals and objectives if the committee deems it appropriate;

•

reviewing at least annually GHL’s executive compensation plans in light of GHL’s goals and objectives with respect to such plans, and, if the committee deems it appropriate, adopting, or recommending to the GHL board of directors the adoption of, new, or the amendment of existing, executive compensation plans;

•

evaluating at least annually the performance of the executive officers of GHL in light of the goals and objectives of GHL’s compensation plans, and determining and approving the compensation of such executive officers, provided that Mr. Tan shall not participate in such determination and approval relating to him personally;

•	evaluating annually the appropriate level of compensation for GHL board of directors and committee service by non-employee directors;

•

reviewing and approving any severance or termination arrangements to be made with any executive officer of GHL, provided that Mr. Tan shall not participate in such determination and approval relating to him personally;

•	reviewing perquisites or other personal benefits to GHL’s executive officers and directors and recommend any changes to the GHL board of directors; and

•	administering GHL’s equity plans.

Nominating Committee

The nominating committee will consist of Mr. Tan and Oliver Jay. Mr. Tan will be the chairperson of the nominating committee.

The nominating committee will assist the board of directors in evaluating nominees other than the Class B Directors to the board of directors and its committees. In addition, the nominating committee will be responsible for, among other things:

•	reviewing annually with the board of directors the characteristics such as knowledge, skills, qualifications, experience and diversity of directors other than the Class B Directors;

•	overseeing director training and development programs; and

•

advising the board of directors periodically with regards to significant developments in the law and practice of corporate governance as well as compliance with applicable laws and regulations, and making recommendations to the board of directors on all matters of corporate governance and on any remedial action to be taken.

Foreign Private Issuer Status

GHL is an exempted company limited by shares incorporated in 2021 under the laws of the Cayman Islands. After the consummation of the Business Combination, GHL will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to GHL on June 30, 2022. For so long as GHL qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

GHL will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, GHL intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of NASDAQ. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information GHL is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, GHL shareholders will receive less or different information about GHL than a shareholder of a U.S. domestic public company would receive.

GHL is a non-U.S. company with foreign private issuer status, and, after the consummation of the Business Combination, will be listed on NASDAQ. NASDAQ market rules permit a foreign private issuer like GHL to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is GHL’s home country, may differ significantly from NASDAQ corporate governance listing standards. Among other things, GHL is not required to have:

•	a majority of the board of directors consist of independent directors;

•	a compensation committee consisting of independent directors;

•	a nominating committee consisting of independent directors; or

•	regularly scheduled executive sessions with only independent directors each year.

Although not required and as may be changed from time to time, GHL intends to have, as of the consummation of the Business Combination, a majority-independent board of directors, a majority-independent compensation committee and a nominating committee. Subject to the foregoing, GHL intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of NASDAQ applicable to U.S. domestic public companies.

Code of Business Conduct and Ethics

GHL has adopted a Code of Business Conduct and Ethics applicable to its directors, officers and employees. GHL seeks to conduct business ethically, honestly, and in compliance with applicable laws and regulations. GHL’s Code of Business Conduct and Ethics sets out the principles designed to guide GHL’s business practices—compliance, integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce, including the Founder, Chairman and Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer and Chief People Officer. Relevant sections of the code also apply to members of the GHL board of directors. GHL expects its suppliers, contractors, consultants, and other business partners to follow the principles set forth in its code when providing goods and services to GHL or acting on GHL’s behalf.

Compensation of Directors and Executive Officers

In 2020, Grab paid an aggregate of S$3.4 million (approximately $2.5 million) in cash compensation and benefits in kind to Grab’s executive officers as a group. Grab’s executive officers do not receive pension, retirement or other similar benefits, and Grab has not set aside or accrued any amount to provide such benefits to its executive officers. Grab’s subsidiaries in Singapore are required by the applicable laws and regulations of Singapore to make contributions, as employers, to the Central Provident Fund for their executive officers who are employed by Grab’s Singapore subsidiaries as prescribed under the Central Provident Fund Act. The contribution rates vary, depending on the age of the executive officers, and whether such executive officer is a Singapore citizen or permanent resident (contributions are not required or permitted in respect of a foreigner on a work pass). Grab did not pay any cash compensation to its independent directors in 2020.

For information regarding share awards granted to Grab’s directors and executive officers, see the section entitled “—Share Incentive Plans.”

Employment Agreements and Indemnification Agreements

Mr. Tan is party to an employment agreement with Grab, which will become effective upon, and will be assumed by GHL as of, the consummation of the Business Combination. Under the employment agreement, Mr. Tan will serve as Founder, Chairman and Chief Executive Officer of GHL. The employment agreement provides for an initial term of employment of three years, with automatic two-year renewals, upon mutual agreement between the parties on the terms and conditions of such renewal, and subject to earlier termination due to Mr. Tan’s death or disability, a termination by GHL with or without cause, or a resignation by Mr. Tan with or without good reason. In the event that Mr. Tan’s employment is terminated by GHL without cause, Mr. Tan resigns with good reason, or Mr. Tan’s employment is terminated due to his death or disability, Mr. Tan would be entitled to receive certain severance payments and benefits from GHL, subject to his entrance into an effective mutual release of claims and continued compliance with any applicable post-termination restrictive covenants (other than in the case of his death). Mr. Tan’s employment agreement also includes certain restrictive covenants, which include confidentiality and non-disclosure restrictions, non-competition and non-solicitation restrictions that apply during the term and for certain periods following specified terminations of employment, an inventions assignment provision, and certain rights to indemnification by us.

Each of the other executive officers is party to an employment agreement with GrabTaxi Holdings Pte Ltd, a subsidiary of GHL in Singapore. The employment of the other executive officers under these employment agreements is for an indefinite period, but may be terminated by the employer for cause at any time without advance notice or for any other reason by giving prior written notice or by paying certain compensation, and the executive officer may terminate his or her employment at any time by giving the employer prior written notice. The employment agreements with the other executive officers also include confidentiality and non-disclosure restrictions and non-competition and non-solicitation restrictions that apply during employment for certain periods following termination of employment.

GHL will enter into indemnification agreements with each of its directors and executive officers. Under these agreements, GHL may agree to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of GHL.

Share Incentive Plans

2018 Equity Incentive Plan

In March 2018, Grab’s board of directors adopted and Grab’s shareholders approved the Grab 2018 Equity Incentive Plan (the “2018 Plan”), which was most recently amended and restated in April 2019 and further amended in April 2021. The 2018 Plan provides for the issuance of up to an aggregate of 268,473,005 Grab Ordinary Shares, and as of June 30, 2021, under the 2018 Plan, 54,546,820 Grab Ordinary Shares remained available for grant, and options to purchase 41,967,416 Grab Ordinary Shares, RSUs underlying 52,016,049 Grab Ordinary Shares, and restricted shares with respect to 24,900,000 Grab Ordinary Shares were outstanding.

Following the consummation of the Business Combination, no further awards will be granted under the 2018 Plan. In addition, in connection with the Business Combination, all options, RSUs and restricted shares with respect to Grab Ordinary Shares that are outstanding under the 2018 Plan at the time of consummation of the Business Combination will be replaced by options, RSUs and restricted shares with respect to GHL Class A Ordinary Shares (and in the case of the Key Executives, GHL Class B Ordinary Shares) under GHL’s 2021 Plan (as further described in the section entitled “The Business Combination Proposal—The Business Combination Agreement—General Description of the Business Combination Transactions—The Acquisition Merger”).

2021 Equity Incentive Plan

In April 2021, GHL’s board of directors adopted and GHL’s shareholders approved the GHL 2021 Equity Incentive Plan, which was amended and restated (as approved by GHL’s board of directors and GHL’s shareholders) in September 2021 (the “2021 Plan”). The following summarizes the material terms of the 2021 Plan.

Shares Subject to the Plan. Initially, the maximum number of GHL Ordinary Shares that may be issued under the 2021 Plan after it becomes effective will be seven percent (7%) of the total number of GHL Ordinary Shares that are outstanding (on a fully diluted basis) upon consummation of the Business Combination plus the number of ordinary shares that remain available for grant under the 2018 Plan immediately prior to the consummation of the Business Combination. In addition, the number of GHL Ordinary Shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to five percent (5%) of the total number of GHL Ordinary Shares that are outstanding (on a fully diluted basis) on December 31st of the preceding calendar year, or a lesser number of shares determined by GHL’s board of directors or a committee thereof.

If an award (or any portion thereof) expires or otherwise terminates without all shares covered by the award having been issued or is settled in cash, such expiration, termination or settlement will not reduce the number of GHL Ordinary Shares that may be available for issuance under the 2021 Plan. Any GHL Ordinary Shares issued pursuant to an award that are forfeited or repurchased, and any GHL Ordinary Shares reacquired in satisfaction of any tax withholding on an award or reacquired in satisfaction of the exercise or purchase price of an award, will become available for issuance under the 2021 Plan.

In connection with certain corporate transactions with another entity, awards under the 2021 Plan may be granted in substitution for any options or other share or share-based awards granted before such corporate transaction by such other entity, and any such substitute awards will not count against the share reserve under the 2021 Plan.

All awards under the 2021 Plan may be granted for GHL Class A Ordinary Shares. Only awards made to the Key Executives under the 2021 Plan that replace such Key Executive’s outstanding options, restricted share units, and restricted shares under the 2018 Plan in connection with the consummation of the Business Combination and any other awards granted to the Key Executives under the 2021 Plan may be granted for GHL Class B Ordinary Shares.

Capitalization Adjustment. In the event there is a specified type of change in GHL’s capital structure, such as a share split, reverse share split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2021 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of incentive stock options, and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding share awards.

Types of Awards. The 2021 Plan permits the awards of options, share appreciation rights, restricted shares, restricted share units (“RSUs”) and other awards.

Eligibility. Employees, directors and consultants of GHL and its subsidiaries and affiliates are eligible to participate in the 2021 Plan.

Non-Employee Director Compensation Limit. Beginning with the first calendar year following the consummation of the Business Combination, the aggregate value of all new compensation granted or paid to any non-employee director with respect to any calendar year, including share awards granted and cash fees paid by GHL to such non-employee director, will not exceed $750,000 in total value, or in the event such non-employee director is first appointed or elected to the board during such calendar year, $1,000,000 in total value (in each case, calculating the value of any such share awards based on the grant date fair value of such share awards for financial reporting purposes).

Plan Administration. GHL’s compensation committee, as delegated by the board of directors, administers the 2021 Plan. The administrator determines the participants to receive awards, when and how awards will be granted, the type of award to be granted, the number of awards to be granted, and the other terms and conditions of each award. The administrator may delegate certain authorities under the 2021 Plan to one or more officers of GHL.

Award Agreements. Awards granted under the 2021 Plan are evidenced by award agreements that set forth, consistent with the 2021 Plan, the terms, conditions and limitations for each award.

Conditions of Awards. The administrator determines the provisions, terms and conditions of each award granted under the 2021 Plan, including but not limited to the vesting schedule of the awards.

Change in Control. In the event of a change in control, the administrator may take one or more of the following actions with respect to outstanding awards under the 2021 Plan: arrange for the surviving or acquiring corporation to assume or continue or substitute the award, arrange for the assignment or lapse of any reacquisition or repurchase rights, accelerate the vesting, cancel any award that is unvested or not exercised in exchange for such cash consideration (if any) as determined by the administrator, and make a payment (in such form as determined by the administrator) equal to the excess (if any) of the value the participant would have received upon the exercise of the award immediately prior to the change in control over any exercise price payable by such holder.

Termination. Unless suspended or terminated earlier, the 2021 Plan has a term of ten years from the date it was adopted by GHL’s board of directors (or, if earlier, the date it was approved by GHL’s shareholders). GHL’s board of directors has the authority to suspend or terminate the 2021 Plan at any time; provided, however, that no such suspension or termination may impair the rights and obligations under any awards previously granted without the written consent of the participant.

2021 Equity Stock Purchase Plan

In April 2021, GHL’s board of directors adopted and GHL’s shareholders approved the GHL 2021 Equity Stock Purchase Plan (the “ESPP”). The ESPP consists of two components: a Section 423 component, which is intended to qualify under Section 423 of the Code and a non-Section 423 component, which need not qualify under Section 423 of the Code. The following summarizes the material terms of the ESPP.

Shares Subject to the Plan. Initially, the maximum number of GHL Class A Ordinary Shares that may be issued under the ESPP after it becomes effective will be two percent (2%) of the total number of GHL Ordinary Shares that are outstanding upon consummation of the Business Combination. In addition, the number of GHL Class A Ordinary Shares reserved for issuance under the ESPP will automatically increase on January 1 of each calendar year, starting on January 1, 2022 through January 1, 2031, in an amount equal to one percent (1%) of the total number of GHL Ordinary Shares that are outstanding on December 31st of the preceding calendar year, or a lesser number of shares determined by the administrator.

Plan Administration. GHL’s board of directors or, as delegated by the board of directors, the compensation committee of the board of directors, administers the ESPP. The administrator may delegate certain authorities under the ESPP to one or more officers of GHL.

Eligibility. Employees and other service providers of GHL and its designated subsidiaries and affiliates are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the administrator. However, an employee may not be granted rights to purchase shares under the 423 Component of the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of ordinary shares.

Participation. Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions will be expressed as a whole number percentage, and the accumulated deductions will be applied to the purchase of shares on each purchase date. However, a participant may not accrue the right to purchase GHL Class A Ordinary Shares under the ESPP at a rate that exceeds $25,000 in fair market value of GHL Class A Ordinary Shares (determined at the time the option is granted) (or in the case of the non-Section 423 component, such other amount as may be determined by the administrator) for each calendar year the option is outstanding (as determined in accordance with Section 423 of the Code).

Offering. Under the ESPP, participants are offered the option to purchase GHL Class A Ordinary Shares at a discount during an offering period. The length of offering periods under the ESPP will be determined by the administrator and may be up to 27 months long. Payroll deductions will be used to purchase GHL Class A Ordinary Shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the administrator. Offering periods under the ESPP will commence when determined by the administrator. The administrator may, in its discretion, modify the terms of future offering periods.

The option purchase price will be the lower of not less than 85% of the closing trading price of a GHL Class A Ordinary Share on the first day of an offering period in which a participant is enrolled or not less than 85% of the closing trading price of a GHL Class A Ordinary Share on the purchase date, which will occur on the last day of each purchase period.

Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.

A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, the participant will receive a refund of the participant’s account balance in cash without interest. A participant may also decrease (but not increase) his or her payroll deduction authorization once during any purchase period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.

Transferability. A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided in the ESPP.

Certain transactions. In the event of certain transactions or events affecting the GHL Class A Ordinary Shares, such as any share dividend, share split, reverse share split, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the administrator will make appropriate adjustments to the ESPP and outstanding rights. In addition, in the event of certain significant transactions, including a change in control, the administrator may (1) if GHL is merged with or acquired by another corporation, provide that each outstanding option will be assumed or exchanged for a substitute option granted by the acquirer or successor corporation or by a parent or subsidiary of the acquirer or successor corporation, (2) cancel each outstanding option and return the balances to the accounts of the participants, without interest, and/or (3) terminate the offering period on or before the date of the proposed sale, merger or similar transaction and provide that any outstanding options will be exercisable either on the purchase date for the applicable offering period or an earlier date as the administrator may specify or return the balances to the accounts of the participants, without interest.

Plan amendment; termination. The administrator may amend, suspend or terminate the ESPP at any time. However, shareholder approval of any amendment to the ESPP must be obtained within 12 months before or after any amendment that would be treated as the adoption of a new plan for purposes of Section 423. The ESPP will terminate on the tenth anniversary of its effective date.

Option, RSU and Restricted Share Grants

As of June 30, 2021, there are a total of 59,927,847 Grab Ordinary Shares underlying grants of outstanding options, RSUs and restricted shares that are held by the executive officers and directors as a group, which include the following:

(i)

Anthony Tan Ping Yeow (Founder, Chairman and Chief Executive Officer) has (x) outstanding options to purchase a total of 16,961,072 Grab Ordinary Shares, with per-share exercise prices that range from $0.87 to $2.47, grant dates that range from May 23, 2018 to December 31, 2019, and expiration dates that range from May 22, 2028 to December 31, 2029, and (y) outstanding restricted shares with respect to a total of 13,000,000 of Grab Ordinary Shares with a grant date of April 11, 2021;

(ii)

Tan Hooi Ling (Chief Operating Officer) who owns less than 1% of the outstanding Grab Ordinary Shares on an as converted basis, has (x) outstanding options to purchase Grab Ordinary Shares, with a per-share exercise price of $2.47, grant dates that range from December 24, 2019 to December 31, 2019, and expiration dates that range from December 24, 2029 to December 31, 2029, and (y) outstanding restricted shares with respect to Grab Ordinary Shares with a grant date of April 11, 2021;

(iii)	Maa Ming-Hokng (President), who owns less than 1% of the outstanding Grab Ordinary Shares on an as converted basis, has (x) outstanding options to purchase Grab Ordinary Shares, with per-share exercise prices that range from $0.87 to $5.24, grant dates that range from November 24, 2017 to December 28, 2020, and expiration dates that range from November 23, 2027 to December 28, 2030, (y) outstanding RSUs with respect to Grab Ordinary Shares with grant dates that range from April 30, 2018 to May 28, 2019, and (z) outstanding restricted shares with respect to Grab Ordinary Shares with a grant date of April 11, 2021;

(iv)

Peter Oey (Chief Financial Officer), who owns less than 1% of the outstanding Grab Ordinary Shares on an as converted basis, has outstanding RSUs with respect to Grab Ordinary Shares with grant dates that range from April 30, 2020 to April 11, 2021;

(v)

Ong Chin Yin (Chief People Officer), who owns less than 1% of the outstanding Grab Ordinary Shares on an as converted basis, has (x) outstanding options to purchase Grab Ordinary Shares, with per-share exercise prices that range from $0.62 to $0.87, grant dates that range from August 26, 2016 to March 22, 2018, and expiration dates that range from August 25, 2026 to March 21, 2028, and (y) outstanding RSUs with respect to Grab Ordinary Shares with grant dates that range from October 23, 2018 to April 11, 2021;

(vi)	Richard N. Barton (Director) does not have any outstanding options, RSUs or restricted shares in respect of Grab Ordinary Shares;

(vii)	Dara Khosrowshahi (Director) does not have any outstanding options, RSUs or restricted shares in respect of Grab Ordinary Shares;

(viii)

Ng Shin Ein (Director), who owns less than 1% of the outstanding Grab Ordinary Shares on an as converted basis, has outstanding RSUs with respect to Grab Ordinary Shares with a grant date of January 28, 2021; and

(ix)

Oliver Jay (Director), who owns less than 1% of the outstanding Grab Ordinary Shares on an as converted basis, has (x) outstanding options to purchase Grab Ordinary Shares, with per-share exercise price of $0.62 and grant date of September 3, 2015, and expiration date of September 2, 2025, and (y) outstanding RSUs with respect to Grab Ordinary Shares with grant date of March 10, 2021.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the expected beneficial ownership of GHL Ordinary Shares immediately following the consummation of the Business Combination by:

•	each person who is expected to beneficially own 5.0% or more of the outstanding GHL Ordinary Shares;

•	each person who will become an executive officer or director of GHL; and

•	all of those executive officers and directors of GHL as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person. Each holder of GHL Class A Ordinary Shares is entitled to one vote per share and each holder of GHL Class B Ordinary Shares is entitled to forty-five (45) votes per share.

The total number of GHL Ordinary Shares expected to be outstanding after the consummation of the Business Combination will be 3,949,285,223, consisting of 3,826,402,914 GHL Class A Ordinary Shares and 122,882,309 GHL Class B Ordinary Shares.

	Ordinary Shares Beneficially Owned Immediately Prior to Closing of the Business Combination				Ordinary Shares Beneficially Owned Immediately After Closing of the Business Combination
	Pre-closing ordinary share equivalents		% of total ordinary shares	% of voting power	Class A ordinary shares		Class B ordinary shares		% of total ordinary shares		% of voting power(2)
Directors and Executive Officers(1):
Anthony Tan Ping Yeow	63,611,100	(3)	2.5%	2.5%	—		122,882,309	(4)	3.3	%(4)	60.4	%(4)
Tan Hooi Ling	19,608,169		0.8%	0.8%	—		25,555,107	(5)	—	(5)	—	(5)
Ming-Hokng Maa	11,067,055		0.4%	0.4%	—		14,423,568	(6)	—	(6)	—	(6)
Peter Oey	*		*	*	*		—		*		—
Ong Chin Yin	*		*	*	*		—		*		—
Richard N. Barton	—		—	—	*		—		*		—
Dara Khosrowshahi	—		—	—	—		—		—		—
Ng Shin Ein	*		*	*	*		—		*		—
Oliver Jay	*		*	*	*		—		*		—
All Directors and Executive Officers as a Group	97,255,732		3.9%	3.9%	3,944,994		122,882,309		3.4%		60.4%
Principal Shareholders:
SVF Investments (UK) Limited	536,469,904		21.4%	21.4%	699,175,218		—		18.6%		7.6%
Uber Technologies, Inc.	411,192,808		16.4%	16.4%	535,902,982		—		14.3%		5.8%
Didi Chuxing(7)	214,975,611		8.6%	8.6%	280,175,307		—		7.5%		3.1%
Toyota Motor Corp	171,033,526		6.8%	6.8%	222,906,079		—		5.9%		2.4%
Sponsors and its affiliates:
Altimeter Growth Holdings(8)	—		—	—	119,775,000	(9)	—		3.2%		1.3%
Altimeter Partners Fund, L.P.(10)	—		—	—	17,500,000		—		*		*

*	Less than 1%.
(1)	The business address for the directors and executive officers of Grab is 7 Straits View, Marina One East Tower, #18-01/06, Singapore 018936.
(2)

For each person and group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of GHL Ordinary Shares as a single class. In respect of matters requiring a shareholder vote, each GHL Class A Ordinary Shares will be entitled to one vote and each GHL Class B Ordinary Share will be entitled to 45 votes. Each GHL Class B Ordinary Share will be convertible into one GHL Class A Ordinary Share at any time by the holder thereof. GHL Class A Ordinary Shares will not be convertible into GHL Class B Ordinary Shares under any circumstances.

(3)	Includes 14,143,590 pre-closing ordinary share equivalents held by Hibiscus Worldwide Ltd., a Cayman limited company (“Hibiscus”).
(4)

Consists of the 64,102,767 GHL Class B Ordinary Shares to be directly beneficially owned by Mr. Tan; 18,800,866 GHL Class B Ordinary Shares to be held by Hibiscus and deemed beneficially owned by Mr. Tan pursuant to the Shareholders’ Deed; 25,555,107 GHL Class B Ordinary Shares to be held by Ms. Tan and a trust expected to be created by Ms. Tan and deemed beneficially owned by Mr. Tan pursuant to the Shareholders’ Deed; and 14,423,568 GHL Class B Ordinary Shares to be held by Mr. Maa and a trust expected to be created by Mr. Maa deemed beneficially owned by Mr. Tan pursuant to the Shareholders’ Deed. Also pursuant to the Shareholders’ Deed, Ms. Tan, Mr. Maa and any trusts created by Ms. Tan or Mr. Maa irrevocably appoints Mr. Tan as attorney-in-fact and proxy to vote all of their GHL Class B Ordinary Shares. See “Description of GHL Securities—Shareholders’ Deed.”

(5)	Pursuant to the Shareholders Deed, these shares will be voted solely, and deemed beneficially owned, by Mr. Tan.
(6)	Pursuant to the Shareholders Deed, these shares will be voted solely, and deemed beneficially owned, by Mr. Tan.
(7)	Represents shares held through Xiaoju Kuaizhi Inc. and Marvelous Yarra Limited.
(8)	The Sponsor is controlled by Brad Gerstner.
(9)

Consists of (a) 12,275,000 GHL Class A Ordinary Shares to be converted at the Initial Closing from the same number of AGC Class B Ordinary Shares held by the Sponsor prior to the Initial Merger, (b) 57,500,000 GHL Class A Ordinary Shares to be issued at the Closing pursuant to the Sponsor Subscription Agreement, and (c) assuming the Maximum Redemption Scenario, 50,000,000 GHL Class A Ordinary Shares to be issued at the Closing pursuant to the Backstop Subscription Agreement.

(10)	Altimeter Partners Fund, L.P. is controlled by Brad Gerstner.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

AGC Relationships and Related Party Transactions

AGC Class B Ordinary Shares

On August 28, 2020, the Sponsor paid $25,000 to cover certain of AGC’s offering costs in consideration for 17,250,000 AGC Class B Ordinary Shares. On September 2, 2020, the Sponsor contributed 4,750,000 AGC Class B Ordinary Shares back to AGC for no consideration, resulting in 12,500,000 AGC Class B Ordinary Shares being issued and outstanding. In September 2020, the Sponsor transferred 75,000 AGC Class B Ordinary Shares to each of AGC’s independent directors. The founder shares (including the AGC Class B Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

Private Placement Warrants

The Sponsor purchased an aggregate of 12,000,000 private placement AGC Warrants for a purchase price of $1.00 per whole warrant, or $12,000,000 in the aggregate, in a private placement that occurred simultaneously with the closing of AGC’s initial public offering. Each private placement AGC Warrant entitles the holder to purchase one AGC Class A Ordinary Share at $11.50 per share, subject to adjustment. The private placement AGC Warrants (including the AGC Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combination.

Working Capital Loan

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of AGC’s officers and directors may, but are not obligated to, loan AGC funds as may be required. If AGC completes the Business Combination, it may repay such loaned amounts out of the proceeds of the trust account released to AGC. In the event that the Business Combination does not close, it may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from AGC’s trust account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into AGC Warrants at a price of $1.00 per warrant at the option of the lender. The AGC Warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by AGC’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. AGC does not expect to seek loans from parties other than the Sponsor, its affiliates or AGC’s management team as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in AGC’s trust account.

Expense Reimbursement

No compensation of any kind, including finder’s and consulting fees, will be paid to the Sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on AGC’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on AGC’s behalf.

Other Relationships

If any of AGC’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. AGC’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to AGC. AGC may, at its option, pursue an affiliated joint acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with AGC in the target business at the time of its initial business combination, or AGC could raise additional proceeds to complete the acquisition by making a specified future issuance to any such entity.

AGC currently maintains its executive offices at 2550 Sand Hill Road, Suite 150, Menlo Park, California 94025. The cost for AGC’s use of this space is included in the $20,000 per month fee it is obligated to pay to an affiliate of the Sponsor for office space, administrative and support services, commencing on the date that AGC’s securities were first listed on NASDAQ. Upon completion of the Business Combination or AGC’s liquidation, it will cease paying these monthly fees.

After the closing of the Business Combination, members of AGC’s management team who remain with GHL may be paid consulting, management or other fees from GHL with any and all amounts being fully disclosed to its shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to its shareholders. It is unlikely the amount of such compensation will be known at the time of the Extraordinary General Meeting, as it will be up to the directors of the post-Acquisition Closing business to determine executive and director compensation.

Forward Purchase Agreements

Concurrently with the execution of the Business Combination Agreement, (i) AGC, GHL and Sponsor Affiliate amended and restated that certain forward purchase agreement, dated September 16, 2020, by and between AGC and Sponsor Affiliate, and (ii) AGC, GHL and JS Securities amended and restated that certain forward purchase agreement, dated September 16, 2020, by and between AGC and JS Securities. For additional information, see “Business Combination Proposal—Related Agreements—Amended and Restated Forward Purchase Agreements.”

Amended and Restated Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, GHL, Sponsor, the Sponsor Related Parties and the Grab shareholders entered into the Registration Rights Agreement. For additional information, see “Business Combination Proposal—Related Agreements—Registration Rights Agreement.”

PIPE Financing (Private Placement)

Concurrently with the execution and delivery of the Business Combination Agreement, (i) AGC, Sponsor Affiliate and GHL entered into a subscription agreement pursuant to which Sponsor Affiliate committed to subscribe for and purchase 57,500,000 GHL Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $575 million, and (ii) AGC, Sponsor Affiliate and GHL entered into the Backstop Subscription Agreement. For additional information, see “Business Combination Proposal—Related Agreements—PIPE Financing (Private Placement).”

AGC Sponsor Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, AGC, Sponsor, GHL and Grab entered into the Sponsor Support Agreement. For additional information, see “Business Combination Proposal—Related Agreements—Sponsor Support and Lock-Up Agreement”

Grab and GHL Relationships and Related Party Transactions

Shareholders Deed

See “Description of GHL Securities—Shareholders’ Deed.”

Registration Rights Agreement

See “Shares Eligible for Future Sale—Registration Rights.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

Other Related Party Transactions

Collaboration Agreement with Toyota

Grab is party to a Framework Collaboration Agreement dated June 13, 2018 (the “FCA”) with Toyota Motor Corp. (“Toyota”), a principal shareholder of Grab. The FCA governs future joint development projects by the two companies, committing Grab to use its best efforts to collaborate with Toyota, as a preferred original equipment manufacturer partner of Grab, in certain research and development efforts. Pursuant to the FCA, Grab also agreed to install and subscribe to Toyota vehicle management and other in-car hardware and software in Grab’s rental vehicle fleet, as well as to use for Grab’s rental fleet, and encourage Grab’s driver-partners to use, Toyota-selected vehicle maintenance centers in all countries in which Grab operates. The FCA also grants Toyota certain preference rights to provide capital for vehicle purchase financing for Grab’s driver-partners, commits Grab to procure certain auto insurance products from parties recommended by Toyota and requires Grab to use its best efforts to recommend Toyota’s inclusion in any auto insurance company which we may establish. The FCA further requires Grab to use its best efforts to increase its purchases of Toyota vehicles for its rental fleet. In 2020, transactions of an aggregate value of approximately $287 million were conducted under the FCA.

Transactions with GrabFin Operations (Malaysia)

On October 15, 2019, pursuant to a sale and purchase agreement dated as of August 20, 2018, and the supplemental agreement dated as of April 3, 2019, Grab Financial Services Asia Inc. (“GFSA”), an entity in Grab’s financial services segment, acquired a 40% interest in Reversemortgage Sdn. Bhd., which subsequently changed its name to GrabFin Operations (Malaysia) Sdn. Bhd. (“GOM”), a licensed money lender in Malaysia, and an option to purchase the remaining 60% subject to regulatory approval. Prior to the foregoing transactions, the shares in GOM were owned by two individuals holding 10% and 30% respectively and Mr. Kooi Ong Tong (60%), who is Mr. Tan’s father-in-law. Mr. Tong currently retains a 60% interest in GOM.

On February 17, 2020, GFSA, as lender, entered into a loan agreement (the “Loan Agreement”) with GOM, as borrower, pursuant to which it granted GOM a revolving interest free loan facility of RM30 million (approximately $7.2 million) to be used only for general corporate purposes. GFSA can demand repayment of all or any amounts outstanding under the Loan Agreement at its absolute discretion at any time, and any outstanding amount is due within five business days from GOM having received demand from GFSA. As of the date of this proxy statement/prospectus no amount has been drawn or is or has been outstanding under the Loan Agreement.

Contract with National University of Singapore

Grab has a contract with the National University of Singapore’s NUS AI Lab for artificial intelligence research and intellectual property creation related to Grab’s business for S$1.25 million (approximately $929,300) over two years. Since July 2018, Grab COO and co-founder Tan Hooi Ling has served on the Board of Trustees of the National University of Singapore.

Amendment to Subscription Agreement with SVF Investments (UK) Limited

Grab is party to a subscription agreement dated March 6, 2019 (as amended, the “SVF Subscription Agreement”) with SVF Investments (UK) Limited (“SVF”), a principal shareholder of Grab, pursuant to which SVF agreed to purchase Series H Preference Shares of Grab (“Series H Shares”) for an aggregate purchase price of $2.0 billion at multiple closings. To date, SVF has funded and closed on share purchases pursuant to the SVF Subscription Agreement in the aggregate amount of $1.8 billion, with a single closing remaining. On April 12, 2021, Grab and SVF amended the SVF Subscription Agreement to, among other things, reschedule the closing date for the remaining $200 million funding to the third day following the date of the meeting of Grab’s shareholders at which Grab’s shareholders approve an increase of the authorized number of certain Grab Shares under Grab’s memorandum and articles of association in connection with the purchase of such remaining shares. On the rescheduled closing date, SVF is obligated to purchase for $200 million 32,452,254 Grab Shares.

DESCRIPTION OF GHL SECURITIES

A summary of the material provisions governing GHL’s share capital immediately following consummation of the Business Combination is described below. This summary is not complete and should be read together with the Amended GHL Articles, a copy of which is appended to this proxy statement/prospectus as Annex B.

GHL is a Cayman Islands exempted company with limited liability and immediately following consummation of the Business Combination its affairs will be governed by the Amended GHL Articles, the Cayman Islands Companies Act, and the common law of the Cayman Islands.

GHL’s authorized share capital consists of 50,000,000,000 shares of a par value of $0.000001 each, consisting of 49,500,000,000 GHL Class A Ordinary Shares and 500,000,000 GHL Class B Ordinary Shares. All GHL Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable.

The Amended GHL Articles will become effective upon consummation of the Business Combination. The following are summaries of material provisions of the Amended GHL Articles and the Cayman Islands Companies Act insofar as they relate to the material terms of the GHL Ordinary Shares.

Ordinary Shares

General

Holders of GHL Class A Ordinary Shares and GHL Class B Ordinary Shares will generally have the same rights except for voting, conversion and director appointment and removal rights. GHL will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of GHL resolves that share certificates be issued.

Immediately following the consummation of the Business Combination, Mr. Tan will control the voting power of all of the outstanding GHL Class B Ordinary Shares. All Key Executives, other than Mr. Tan, and certain entities related to such Key Executives or Mr. Tan, have irrevocably appointed Mr. Tan as attorney-in-fact and proxy to vote all of their GHL Class B Ordinary Shares on their behalf, and agreed to condition any transfer of GHL Class B Ordinary Shares on the transferee agreeing to be bound by such appointment. Each such Tan Proxy will terminate, with respect to any Class B Ordinary Share, on the date that such GHL Class B Ordinary Share is converted into a GHL Class A Ordinary Share. See “– Shareholders’ Deed.” Additionally, all holders of Class B Ordinary Shares have granted each other a reciprocal right of first offer with respect to any transfer of any such holder’s GHL Class B Ordinary Shares to any person other than such holder’s Permitted Transferees, and any acquiring Key Executives shall confirm to Mr. Tan that such GHL Class B Ordinary Shares will be subject to the Key Executive Proxies.

Although Mr. Tan will control the voting power of all of the outstanding GHL Class B Ordinary Shares immediately following the consummation of the Business Combination, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of GHL Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee of such holder, those shares will automatically and immediately convert into GHL Class A Ordinary Shares. In addition, all Class B Ordinary Shares will automatically convert to GHL Class A Ordinary Shares in other events described below. See “–Optional and Mandatory Conversion.”

Dividends

The holders of GHL Ordinary Shares will be entitled to such dividends as the board of directors may in its discretion lawfully declare from time to time, or as GHL shareholders may declare by ordinary resolution. GHL

Class A Ordinary and GHL Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie, provided, that no dividend can be made in specie on any GHL Class A Ordinary Shares unless a dividend in specie in equal proportion is made on GHL Class B Ordinary Shares.

Voting Rights

In respect of all matters upon which holders of GHL Ordinary Shares are entitled to vote, each GHL Class A Ordinary Share will be entitled to one vote and each GHL Class B Ordinary Share will be entitled to 45 votes. Voting at any meeting of shareholders will be by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the votes that may be cast at such meeting.

GHL Class A Ordinary Shares and GHL Class B Ordinary Shares will vote together on all matters, except that GHL will not, without the approval of holders of a majority of the voting power of the GHL Class B Ordinary Shares, voting exclusively and as a separate class:

•	increase the number of authorized GHL Class B Ordinary Shares;

•	issue any GHL Class B Ordinary Shares or securities convertible into or exchangeable for GHL Class B Ordinary Shares, other than to Key Executives or their affiliates, including Permitted Entities;

•	create, authorize, issue, or reclassify into, any preference shares in the capital of GHL or any shares in the capital of GHL that carry more than one vote per share;

•

reclassify any GHL Class B Ordinary Shares into any other class of shares or consolidate or combine any GHL Class B Ordinary Shares without proportionately increasing the number of votes per GHL Class B Ordinary Share;

•

amend, restate, waive, adopt any provision inconsistent with or otherwise alter any provision of the Amended GHL Articles relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the GHL Class B Ordinary Shares; or

•	nominate, appoint or remove a majority of the board of directors of GHL or the “Class B Directors.”

All holders of GHL Class B Ordinary Shares, other than Mr. Tan, have irrevocably appointed Mr. Tan as attorney-in-fact and proxy to vote all GHL Class B Ordinary Shares on their behalf, and agreed to condition any transfer of GHL Class B Ordinary Shares on the transferee agreeing to be bound by such appointment. See “ – Shareholders’ Deed.”

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

Optional and Mandatory Conversion

Each GHL Class B Ordinary Share will be convertible into one GHL Class A Ordinary Share at any time at the option of the holder thereof. GHL Class A Ordinary Shares will not be convertible into GHL Class B Ordinary Shares under any circumstances.

Upon any transfer of GHL Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee of such holder, each such GHL Class B Ordinary Share will automatically and immediately convert into one GHL Class A Ordinary Share. In case of any transfer of GHL Class B Ordinary Shares to a person who at any later time ceases to be a Permitted Transferee, GHL may refuse registration of any subsequent transfer except back to the transferor of such GHL Class B Ordinary Shares, and otherwise, such GHL Class B Ordinary Shares will automatically and immediately convert into an equal number of GHL Class A Ordinary Shares.

Each GHL Class B Ordinary Share will automatically convert into one GHL Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions) on the earliest to occur of 5:00 p.m., Singapore time:

•	on the first anniversary of Mr. Tan’s death or incapacity;

•

on a date determined by the board of directors of GHL during the period commencing 90 days after, and ending 180 days after, the date on which Mr. Tan is terminated for cause (and in the event of a dispute regarding whether there was cause, cause will be deemed not to exist unless and until an affirmative ruling regarding such cause has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable); or

•

on a date determined by the board of directors of GHL during the period commencing 90 days and ending 180 days after the date that Mr. Tan and his affiliates and Permitted Entities together own less than 33% of the number of GHL Class B Ordinary Shares that he and his affiliates and Permitted Entities owned immediately following the consummation of the Business Combination.

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the Amended GHL Articles and to any lock-up agreements to which a GHL shareholder may be a party, any GHL shareholders may transfer all or any of their GHL Class A Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors of GHL.

GHL Class B Ordinary Shares may be transferred only to a Permitted Transferee of the holder and, subject to the ROFO Agreement, any GHL Class B Ordinary Shares transferred otherwise will be converted into GHL Class A Ordinary Shares as described above. See “–Optional and Mandatory Conversion.”

The board of directors of GHL may decline to register any transfer of any share in the event that any of the following is known by the directors not to be both applicable and true with respect to such transfer:

•

the instrument of transfer is lodged with GHL, or the designated transfer agent or share registrar, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as the board of directors of GHL may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•

the transferred shares are fully paid up and free of any lien in favor of GHL (it being understood and agreed that all other liens, e.g. pursuant to a bona fide loan or indebtedness transaction, shall be permitted); or

•	a fee of such maximum sum as NASDAQ may determine to be payable, or such lesser sum as the board of directors of GHL may from time to time require, is paid to GHL in respect thereof.

If the board of directors of GHL refuses to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal stating the facts which are considered to justify the refusal to register the transfer.

Liquidation

The GHL Class A Ordinary Shares and GHL Class B Ordinary Shares will rank equally upon occurrence of any liquidation or winding up of GHL, in the event of which GHL’s assets will be distributed to, or the losses will be borne by, shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The board of directors of GHL may from time to time make calls upon shareholders for any amounts unpaid on their GHL Ordinary Shares. The GHL Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Cayman Islands Companies Act, GHL may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or GHL. The redemption of such shares will be effected in such manner and upon such other terms as GHL may, by special resolution, determine before the issue of the shares.

Variations of Rights of Shares

Subject to certain Amended GHL Articles provisions governing the GHL Class B Ordinary Shares, if at any time the share capital of GHL is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

General Meetings of Shareholders

GHL will hold an annual general meeting at such time and place as the board of directors of GHL will determine. At least seven calendar days’ notice shall be given for any general meeting. The board of directors of GHL may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition of (a) GHL shareholders holding at least a majority of the votes that may be cast at such meeting, or (b) the holders of GHL Class B Ordinary Shares entitled to cast (including by proxy) a majority of the votes that all GHL Class B Ordinary Shares are entitled to cast. Separate general meetings of the holders of a class or series of shares may be called only by (a) the chairman of the board of directors of GHL, (b) a majority of the entire board of directors of GHL (unless otherwise specifically provided by the terms of issue of the shares of such class or series), or (c) with respect to general meetings of the holders of GHL Class B Ordinary Shares, Mr. Tan. One or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of GHL in issue present in person or by proxy and entitled to vote will be a quorum for all purposes, provided that the presence in person or by proxy of holders of a majority of GHL Class B Ordinary Shares will be required in any event.

Inspection of Books and Records

The board of directors of GHL will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of GHL will be open to the inspection by GHL shareholders, and no GHL shareholder will otherwise have any right of inspecting any account or book or document of GHL except as required by the Cayman Islands Companies Act or authorized by GHL shareholders in a general meeting.

Changes in Capital

GHL may from time to time by ordinary resolution, subject to the rights of holders of GHL Class B Ordinary Shares:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

•	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•

sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the rights of GHL Class B Ordinary Shares, GHL may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by law.

Warrants

Upon the consummation of the Business Combination, each AGC Warrant outstanding immediately prior will be assumed by GHL and converted into a GHL Warrant. Each GHL Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to such AGC Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).

Exempted Company

GHL is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value shares;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Shareholders’ Deed

Concurrently with the signing of the Business Combination Agreement and effective upon consummation of the Business Combination, GHL entered into the Shareholders’ Deed with Sponsor, Grab, Mr. Tan, and the Covered Holders, pursuant to which the Covered Holders irrevocably appointed Mr. Tan attorney-in-fact and proxy for and in such Covered Holder’s name, place and stead, to: (i) attend any and all shareholders meetings of GHL; (ii) vote such Covered Holder’s GHL Class B Ordinary Shares at any such meeting; (iii) grant or withhold all written consents with respect to such Covered Holder’s GHL Class B Ordinary Shares; and (iv) represent and otherwise act for such Covered Holder in the same manner and with the same effect as if such Covered Holder was personally present at any such meeting. As a condition of transfer of any GHL Class B Ordinary Shares by a Covered Holder to a third party that is a Permitted Transferee, the Covered Holder must cause such Permitted Transferee to adhere to the Shareholders’ Deed, including the Key Executive Proxies. The Key Executive Proxies granted under the Shareholders’ Deed with respect to any GHL Class B Ordinary Share will remain in effect until such GHL Class B Ordinary Share is converted into a GHL Class A Ordinary Share.

Further pursuant to the Shareholders’ Deed, Sponsor has agreed to gift or transfer for a nominal amount 1,227,500 GHL Class A Ordinary Shares to the GrabForGood Fund or another charitable organization, foundation, fund or similar entity as agreed between Sponsor and GHL. Sponsor has the right to make such gift or transfer at any time but is not obligated to do so until such GHL Class A Ordinary Shares have been registered for resale on an effective registration statement filed with the SEC.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section describes the material differences between the rights of AGC shareholders before the consummation of the Business Combination, and the rights of GHL shareholders after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of AGC and GHL.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. AGC shareholders are urged to carefully read the relevant provisions of the Amended GHL Articles that will be in effect as of consummation of the Business Combination (which form is included as Annex B to this proxy statement/prospectus). References in this section to the Amended GHL Articles are references thereto as they will be in effect upon consummation of the Business Combination. However, the Amended GHL Articles may be amended at any time prior to consummation of the Business Combination by mutual agreement of AGC and Grab or after the consummation of the Business Combination by amendment in accordance with their terms. If the Amended GHL Articles are amended, the below summary may cease to accurately reflect the Amended GHL Articles as so amended.

AGC	GHL
Authorized Share Capital

AGC authorized share capital is $22,100 divided into 200,000,000 AGC Class A Ordinary Shares of a par value of $0.0001 each, 20,000,000 AGC Class B Ordinary Shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.

GHL will be authorized to issue 50,000,000,000 shares of all classes of capital stock, par value $0.000001 per share, consisting of 49,500,000,000 shares of GHL Class A Ordinary Shares and 500,000,000 shares of GHL Class B Ordinary Shares.

In respect of all matters upon which holders of GHL Ordinary Shares are entitled to vote, each GHL Class

A Ordinary Share will be entitled to one vote and each GHL Class B Ordinary Share will be entitled to 45 votes.

Rights of Preference Shares

Subject to the AGC amended and restated memorandum and articles of association and applicable rules and regulations, the AGC Board may allot, issue, grant options or otherwise dispose of AGC Shares with or without preferred, deferred or other rights or restrictions, provided the AGC Board shall not do any of the foregoing to the extent it may affect the ability of AGC to carry out the conversion of the AGC Class B Ordinary Shares into AGC Class A Ordinary Shares as set out in the AGC amended and restated memorandum and articles of association.

The board of directors will be authorized, subject to the rights of the holders of GHL Series B Ordinary Shares, to provide, out of unissued shares, for series of preference shares and to establish the number of shares to constitute such series and any voting, dividend, redemption, conversion, preference, participating, special and other rights of such series.

Number and Qualification of Directors

The AGC Board must consist of not less than one person; provided that the number of directors may be increased or reduced by ordinary resolution.

Directors will not be required to hold any shares in AGC unless and until such time that AGC in a general meeting fixes a minimum shareholding required to be held by a director.

The board of directors must consist of no more than seven directors, which number may be increased to up to nine if and as determined by the holders of a majority of the GHL Class B Ordinary Shares, voting exclusively and as a separate class.

Directors will not be required to hold any shares in GHL.

AGC	GHL

Election/Removal of Directors

Prior to the closing of a business combination, AGC may appoint or remove any director by ordinary resolution of the holders of AGC Class B Ordinary Shares.

A majority of directors may be designated as “Class B Directors,” nominated, appointed and removed only by the holders of GHL Class B Ordinary Shares, voting exclusively and as a separate class.

Subject to the rights of holders of GHL Class B Ordinary Shares to elect a majority of the board of directors and the maximum number of directors, holders of GHL Class A Ordinary Shares and GHL Class B Ordinary Shares voting together as a single class may by ordinary resolution elect any individual to be a director either to fill a vacancy or as an addition to the existing board of directors. No shareholder will be permitted to cumulate votes at any such election of directors.

Any director may be removed from office at any time before the expiration of his/her term by ordinary resolution; provided that any Class B Director may only be removed by the holders of GHL Class B Ordinary Shares, voting exclusively and as a separate class.

Voting

Cumulative Voting

Holders of AGC Shares will not have cumulative voting rights.	Holders of GHL Ordinary Shares will not have cumulative voting rights.

Vacancies on the Board of Directors

The office of any director shall be vacated if:

(a) such director resigns by notice in writing to AGC;

(b) such director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the AGC Board without special leave of absence from the other directors, and the other directors pass a resolution that he has by reason of such absence vacated office;

(c) such director dies, becomes bankrupt or makes any arrangement or composition with his creditors;

(d) such director is found to be or becomes of unsound mind; or

(e) all of the other directors (being not less than two in number) determine that such director should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the AGC amended and restated memorandum and articles of association or by a resolution in writing signed by all of the other directors.

The office of any director shall be vacated if:

(a) such director dies, becomes bankrupt or makes any arrangement or composition with his creditors;

(b) (i) with respect to any director other than Mr. Tan, a licensed medical practitioner who has evaluated that director gives a written opinion to GHL stating he has become physically or mentally incapable of acting as a director and may remain so for more than three months and (ii) with respect to Mr. Tan, his Incapacity (as defined below) shall have been determined;

(c) such director resigns by notice in writing to GHL; or

(d) such director is removed from office pursuant to the provisions summarized in the third paragraph under “Election/Removal of Directors” above.

“Incapacity” means, with respect to an individual, the permanent and total disability of such individual so that such individual is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which

AGC	GHL

can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable.

Amendment to Articles of Association

Pursuant to Cayman Islands Companies Act, the AGC amended and restated memorandum and articles of association may only be amended by a special resolution of the shareholders.

GHL may at any time and from time to time by special resolution (as defined by the Cayman Islands Companies Act) alter or amend the Amended GHL Articles, in whole or in part; provided that no such amendment or any other provision inconsistent with or to otherwise vary or alter any provision of the Amended GHL Articles relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the GHL Class B Ordinary Shares shall be adopted without the approval of a majority of the voting power of the GHL Class B Ordinary Shares, voting exclusively and as a separate class.

Quorum

Shareholders. The holders of a majority of the AGC Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for a general meeting of AGC.

Board of Directors. The quorum for the transaction of the business of the AGC directors may be fixed by the AGC directors, and unless so fixed shall be a majority of the AGC directors then in office.

Shareholders. No business will be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. One or more shareholders holding not less than an aggregate of one-third of all votes that may be cast in respect of the share capital of GHL in issue present in person or by proxy and entitled to vote will be a quorum for all purposes; provided that the presence in person or by proxy of holders of a majority of GHL Class B Ordinary Shares will be required in any event.

Board of Directors. The quorum necessary for the transaction of the business of the directors may be fixed by the directors and unless so fixed will be a majority of the directors then in office.

Shareholder Meetings

General meetings may be called only by:

(a) the AGC directors;

(b) the chief executive officer; or

(c) the chairman of the AGC board of directors.

Shareholders do not have the ability to call general meetings.

GHL will hold an annual general meeting and will specify the meeting as such in the notices calling it. The annual general meeting will be held at such time and place as the directors will determine.

The directors may call general meetings, and must convene an extraordinary general meeting at the

AGC	GHL

requisition of shareholders holding a majority of the votes that may be cast by all of the issued share capital of GHL, or the holders of GHL Class B Ordinary Shares entitled to cast (including by proxy) a majority of the votes that all GHL Class B Ordinary Shares are entitled to cast.

Separate general meetings of the holders of a class or series of shares may be called only by:

(a) the chairman of the board of directors;

(b) a majority of the entire board of directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series); or

(c) with respect to general meetings of the holders of GHL Class B Ordinary Shares, Mr. Tan.

Notice of Shareholder Meetings

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting; provided that a general meeting of AGC will, whether or not the notice provisions have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all shareholders (or their proxies) entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the AGC Shares giving that right.

At least seven calendar days’ notice will be given for any general meeting. Every notice will be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and will specify the place, the day and the hour of the meeting and the general nature of the business and will be given in the manner hereinafter mentioned or in such other manner as may be prescribed by GHL; provided that a general meeting of GHL will, whether or not the notice provisions have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all shareholders (or their proxies) entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by shareholders (or their proxies) having a right to attend and vote at the meeting, together holding shares entitling the holders to not less than two thirds of the votes entitled to be cast at such extraordinary general meeting.

Indemnification, liability insurance of Directors and Officers

Every AGC director and officer (which for the avoidance of doubt, shall not include auditors of AGC), together with every former director and former officer (each an “Indemnified Person”) shall be indemnified out of AGC’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

To the maximum extent permitted by applicable law, every director and officer of GHL, together with every former director and former officer of GHL, will be indemnified out of the assets of GHL against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

AGC	GHL

AGC directors, on behalf of AGC, may purchase and maintain insurance for the benefit of any AGC director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to AGC.

The directors, on behalf of GHL, may purchase and maintain insurance for the benefit of any director or officer of GHL against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of fiduciary or other duty or breach of trust of which such Person may be guilty in relation to GHL.

Dividends

Subject to Cayman Islands Companies Act and the AGC amended and restated memorandum and articles of association and except as otherwise provided by the rights attached to any Ordinary Shares, the AGC directors may resolve to pay dividends and other distributions on AGC Shares in issue and authorize payment of the dividends or other distributions out of the funds of AGC lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the AGC directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of AGC, out of the share premium account or as otherwise permitted by law.

Subject to rights and restrictions attached to any class of shares and the Amended GHL Articles, the directors may from time to time declare dividends and other distributions on shares in issue and authorize payment of the same out of the funds of GHL lawfully available therefor.

Subject to rights and restrictions attached to any class of shares and the Amended GHL Articles, GHL shareholders may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by the directors.

The directors when paying dividends to the shareholders in accordance with the foregoing provisions may make such payment either in cash or in specie; provided that no dividend will be made in specie on any GHL Class A Ordinary Shares unless a dividend in specie in equal proportion is made on the GHL Class B Ordinary Shares.

Winding up

The AGC amended and restated memorandum and articles of association provide that if AGC does not consummate a business combination (as defined in the AGC amended and restated memorandum and articles of association) within twenty-four months after the consummation of AGC’s initial public offering (or up to 27 months if such date is extended as described in the prospectus relating to the initial public offering), AGC will cease all operations except for the purposes of winding up and will redeem the shares issued in AGC’s initial public offering and liquidate its trust account.

Subject to the rights attaching to any shares, in a winding up:

(a) if the assets available for distribution amongst the shareholders are insufficient to repay the whole of GHL’s issued share capital, such assets will be distributed so that, as nearly as may be, the losses be borne by the shareholders in proportion to the par value of the shares held by them; or

(b) if the assets available for distribution amongst the shareholders are more than sufficient to repay the whole of GHL’s issued share capital at the commencement of the winding up, the surplus will be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to GHL for unpaid calls or otherwise.

If GHL is wound up, the liquidator may, subject to the rights attaching to any shares and with the approval of a special resolution and any other approval required by the Cayman Islands Companies

AGC	GHL

Act, divide amongst the shareholders in kind the assets of GHL and may for that purpose value any assets and determine how the division will be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like approval, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

Supermajority Voting Provisions

A special resolution, requiring not less than a two- thirds vote, is required to:

(a) amend the AGC amended and restated memorandum and articles of association;

(b) change AGC’s name;

(c) change AGC’s registration to a jurisdiction outside the Cayman Islands;

(d) merge or consolidate AGC with one or more other constituent companies;

(e) effect the redemption of any redeemable shares, except for AGC Class A Ordinary Shares issued as part of the AGC Units issued in AGC’s IPO;

(f) reduce AGC’s share capital and any capital redemption reserve; and

(g) in a winding up, approve the liquidator to divide amongst the shareholders the assets of AGC, value the assets for that purpose and determine how the division will be carried out between the shareholders or different classes of shareholders, or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, except that no shareholder shall be compelled to accept any asset upon which there is a liability.

Additionally, AGC will not, without the approval of holders of a majority of the voting power of the AGC Class B Ordinary Shares, voting exclusively and as a separate class, appoint any person to be a Director or remove any Director.

A special resolution, requiring not less than a two- thirds vote, is required to:

(a) amend the Amended GHL Articles;

(b) increase the maximum number of directors to above nine;

(c) change GHL’s name;

(d) change GHL’s registration to a jurisdiction outside the Cayman Islands;

(e) merge or consolidate GHL with one or more other constituent companies;

(f) effect the redemption of any redeemable shares;

(g) reduce GHL’s share capital and any capital redemption reserve; and

(h) in a winding up, direct the liquidator to divide amongst the shareholders the assets of GHL, value the assets for that purpose and determine how the division will be carried out between the shareholders or different classes of shareholders.

Additionally, GHL will not, without the approval of holders of a majority of the voting power of the GHL Class B Ordinary Shares, voting exclusively and as a separate class:

(a) increase the number of authorized GHL Class B Ordinary Shares;

(b) issue any GHL Class B Ordinary Shares or securities convertible into or exchangeable for GHL Class B Ordinary Shares, other than to Key Executives or their Permitted Entities;

(c) create, authorize, issue, or reclassify into, any preference shares in the capital of GHL or any shares in the capital of GHL that carry more than one vote per share;

(d) reclassify any GHL Class B Ordinary Shares into any other class of shares or consolidate or combine any GHL Class B Ordinary Shares without proportionately increasing the number of votes per GHL Class B Ordinary Share;

AGC	GHL

(e) amend, restate, waive, adopt any provision inconsistent with or otherwise alter any provision of the Amended GHL Articles relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the GHL Class B Ordinary Shares; or

(f) nominate, appoint or remove a majority of the board of directors of GHL or the Class B Directors.

Anti-Takeover Provisions

The provision of the AGC amended and restated memorandum and articles of association that authorizes the AGC Board to issue and set the voting and other rights of preference shares from time to time and the terms and rights of the AGC Shares.

The provision of the Amended GHL Articles that authorizes the board of directors to issue and set the voting and other rights of preference shares from time to time and the terms and rights of the GHL Series B Ordinary Shares.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the consummation of the Business Combination, GHL will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 3,949,285,223 GHL Ordinary Shares issued and outstanding, consisting of 3,785,224,277 GHL Class A Ordinary Shares and 164,060,946 GHL Class B Ordinary Shares. All of the GHL Class A Ordinary Shares issued to the AGC shareholders in connection with the Business Combination will be freely transferable by persons other than by Sponsor or AGC’s, GHL’s or Grab’s affiliates without restriction or further registration under the Securities Act. Additionally, the Grab shareholders will receive 3,318,724,277 GHL Class A Ordinary Shares, approximately 20.97% of which will be freely transferable immediately after the consummation of the Business Combination. Sales of substantial amounts of the GHL Class A Ordinary Shares in the public market could adversely affect prevailing market prices of the GHL Class A Ordinary Shares. Prior to the Business Combination, there has been no public market for GHL Class A Ordinary Shares. GHL has applied for listing of the GHL Class A Ordinary Shares on NASDAQ, but there can be no assurance that a regular trading market will develop in the GHL Class A Ordinary Shares.

Lock-up Agreements

Concurrently with the signing of the Business Combination Agreement, certain shareholders and executives of Grab, including its principal shareholders and Key Executives, and Sponsor have agreed, pursuant respectively to certain of the Grab Shareholder Support Agreements and Sponsor Support Agreement, not to, without the prior written consent of the board of directors of GHL, for specified periods of time after the consummation of the Business Combination, transfer any GHL Ordinary Shares or other securities convertible into or exercisable or exchangeable for GHL Ordinary Shares, with certain customary exceptions. As a result of these lock-up provisions, additional securities of GHL will be eligible for resale as follows:

•

Upon the earlier of (x) five days after the first earnings release of GHL after the consummation of the Business Combination if the closing price per share of GHL Class A Ordinary Shares exceeds $12.50 for any five trading days within the 10 consecutive trading day period preceding such earnings release, or (y) after the first earnings release of GHL after the consummation of the Business Combination if the closing price per share of GHL Class A Ordinary Shares exceeds $12.50 for any five trading days within any 10 consecutive trading day period, five days after such fifth trading day, up to 1,299,096,360 GHL Class A Ordinary Shares held by certain Grab shareholders;

•

180 days after the consummation of the Business Combination, up to 2,598,192,720 additional GHL Class A Ordinary Shares held by such Grab shareholders, to the extent that such shares have not previously become eligible pursuant to the above;

•

One year after the consummation of the Business Combination, up to 2,867,235 GHL Class A Ordinary Shares received by Mr. Oey and Ms. Ong upon settlement of certain RSUs granted with respect to the Business Combination;

•

Three years after the consummation of the Business Combination, up to 32,451,891 GHL Ordinary Shares received by the Key Executives upon settlement of certain restricted stock awards granted with respect to the Business Combination; and

•

Three years after the consummation of the Business Combination, up to 12,275,000 GHL Class A Ordinary Shares, or other securities convertible into or exercisable or exchangeable for GHL Class A Ordinary Shares, held by Sponsor.

Registration Rights

Pursuant to the PIPE Subscription Agreements, GHL must file a registration statement (the “PIPE Registration Statement”) registering up to                GHL Class A Ordinary Shares held by the PIPE Investors within 30 days after the consummation of the Business Combination.

Concurrently with the signing of the Business Combination Agreement, GHL entered into a registration rights agreement (the “Registration Rights Agreement”) with Sponsor, AGC, the Sponsor Related Parties and certain shareholders of Grab, including its principal shareholders and Key Executives (the “Grab Investors”), pursuant to which the following securities must, subject to the provisions of the Registration Rights Agreement, also be registered in the PIPE Registration Statement: (i) all GHL Ordinary Shares issued pursuant to the Sponsor Subscription Agreement, the Backstop Subscription Agreement or the Amended and Restated Forward Purchase Agreements and (ii) other registrable securities of any other Grab Investor who specifically requests in writing registration of registrable securities held by such Grab Investor. GHL must, as soon as reasonably practicable and in any event no later than 45 days following the date that GHL becomes eligible to use a “shelf” registration statement on Form F-3, prepare and file a “shelf” registration statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Grab Investors of all registrable securities held by or then issuable to Grab Investors. Holders of at least 25% of the then outstanding registrable securities, Sponsor and Key Executive(s) holding a majority in interest of the registrable securities held by all Key Executives, may make demand for registration of all or any portion of such holder’s registrable securities, up to three times if Sponsor and one time if a Key Executive; provided that GHL will only be required to effectuate two underwritten takedowns pursuant to any such demands within any 12-month period. Holders of at least 25% of the then outstanding registrable securities, or if less than all registrable securities of the Grab Investors are registered in the PIPE Registration Statement, any Grab Investor, Sponsor and Key Executive(s) holding a majority in interest of the registrable securities held by all Key Executives, may make demand for registration of at least 15% (or in the case of a Key Executive or the Sponsor, such percentage as determined by them) of the then outstanding number of registrable securities, up to three times if Sponsor and one time if a Key Executive, at any time and from time to time after the expiration of any lock-up to which such securities are subject pursuant to any Lock-Up Agreement. In addition, holders of registrable securities have certain “piggy-back” registration rights with respect to registration statements filed after the expiration of any lock-up to which such securities are subject pursuant to any Lock-Up Agreement, with certain customary exceptions. GHL will bear all costs and expenses incurred in connection with the filing of any such registration statements.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted GHL Ordinary Shares or GHL Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of GHL’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) GHL is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted GHL Ordinary Shares or GHL Warrants for at least six months but who are GHL’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of GHL Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the GHL Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by GHL’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about GHL.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•

at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

AGC Units, Class A Ordinary Shares and Warrants are each traded on NASDAQ under the symbols “AGCUU,” “AGC” and “AGCWW,” respectively.

The closing price of the AGC Units, AGC Class A Ordinary Shares and Public Warrants on April 12, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $14.95, $13.95 and $5.15, respectively. As of                , 2021, the record date for the Extraordinary General Meeting, the most recent closing price for each AGC Unit, AGC Class A Ordinary Share and Public Warrant was $                , $                and $                , respectively.

Holders of the AGC Units, AGC Shares and Public Warrants should obtain current market quotations for their securities. The market price of AGC’s securities could vary at any time before the Business Combination.

Historical market price information regarding Grab is not provided because there is no public market for their securities.

Historical market price information regarding GHL is not provided because there is no public market for its securities. GHL has applied to list the GHL Class A Ordinary Shares and GHL Warrants on NASDAQ “GRAB,” and “GRABW,” respectively. It is a condition to consummation of the Business Combination in the Business Combination Agreement that the GHL Class A Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof. GHL, Grab and AGC have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this NASDAQ listing condition. The NASDAQ listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of                , 2021, there was                holder of record of AGC Units,                holder of record of AGC Class A Ordinary Shares,                holders of record of AGC Class B Ordinary Shares and                holders of record of AGC Warrants. As of                , 2021, there were                holders of record of Grab’s Class A Ordinary Shares and                holders of record of Grab’s Class B Ordinary Shares. As of                , 2021, GHL had                holder of record. See “Beneficial Ownership of Securities.”

Dividend Policy

AGC has not paid any cash dividends on AGC Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. In addition, Grab has not paid any dividends to its shareholders. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of GHL from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of GHL.

ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Business Combination is consummated, you shall be entitled to attend and participate in GHL’s annual meetings of shareholders. If GHL holds a 2021 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting shall be held. As a foreign private issuer, GHL shall not be subject to the SEC’s proxy rules.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with AGC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of AGC, Hab Siam, General Counsel, at Altimeter Growth Corp., 2250 Sand Hill Road, Suite 150, Menlo Park, CA 94025, Attention: Hab Siam. Following the Business Combination, such communications should be sent in care of GHL, Grab Holdings Limited, 3 Media Close, #01-03/06, 138498 Singapore, Attention: Grab Investor Relations (email: investor.relations@grab.com). Each communication shall be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Grab is being represented by Skadden, Arps, Slate, Meagher & Flom LLP and Hughes Hubbard & Reed LLP with respect to certain legal matters as to United States federal securities and New York State law.

The validity of GHL Ordinary Shares and certain matters related to the assumption of the Warrants by GHL has been passed on by Travers Thorp Alberga, and the validity of GHL Warrants under New York law shall be passed on by Hughes Hubbard & Reed LLP. The material U.S. federal income tax consequences of the Business Combination to U.S. Holders shall be passed upon by Ropes & Gray LLP.

EXPERTS

The financial statements of Altimeter Growth Corp. as of December 31, 2020 and for the period from August 25, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Grab Holdings Inc. and subsidiaries as of and for the years ended December 31, 2020 and 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, AGC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of AGC’s annual report to shareholders and AGC’s proxy statement. Upon written or oral request, AGC shall deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that AGC deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that AGC deliver single copies of such documents in the future. Shareholders may notify AGC of their requests by calling or writing AGC at its principal executive offices at AGC, c/o AGC, 2550 Sand Hill Road, Suite 150, Menlo Park, CA 94025. Following the Business Combination, such requests should be made by calling +65-9684-1256 or writing GHL at 3 Media Close, #01-03/06, 138498 Singapore, Attention: Grab Investor Relations (email: investor.relations@grab.com).

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, GHL shall be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. AGC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on AGC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to AGC has been supplied by AGC, and all such information relating to Grab has been supplied by Grab. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

Grab does not file any annual, quarterly or current reports, proxy statements or other information with the SEC.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing AGC’s proxy solicitation agent at the following address, telephone number and email:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Toll Free: (888) 785-6709

Direct: (212) 297-0720

Email: info@okapipartners.com

If you are an AGC shareholder and would like to request documents, please do so by                , 2021 to receive them before the AGC Extraordinary General Meeting of shareholders. If you request any documents from us, we shall mail them to you by first class mail, or another equally prompt means.

None of AGC, GHL or Grab has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Grab Holdings Inc.

(Incorporated in the Cayman Islands)

and its Subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Index of unaudited condensed consolidated interim financial statements

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of financial position

(in US$ millions)

	Note	June 30 2021	December 31 2020
		$	$
Non-current assets
Property, plant, and equipment	5	336	384
Intangible assets and goodwill		797	913
Associates and joint venture		9	9
Other investments	6	889	377
Other receivables	7	4	4

		2,035	1,687

Current assets
Inventories		5	3
Trade and other receivables	7	528	281
Other investments	6	1,532	1,298
Cash and cash equivalents	8	3,559	2,173

		5,624	3,755

Total assets		7,659	5,442

Equity
Share capital and share premium	9	224	140
Reserves		4,437	3,951
Accumulated losses		(11,856)	(10,490)

Equity (deficit) attributable to owners of the Company		(7,195)	(6,399)
Non-controlling interests		146	105

Total equity (deficit)		(7,049)	(6,294)

Non-current liabilities
Convertible redeemable preference shares	9	11,829	10,767
Loans and borrowings	10	1,961	111
Provisions		1	3
Other payables		26	18
Deferred tax liabilities		1	1

		13,818	10,900

Current liabilities
Loans and borrowings	10	159	140
Provisions		34	35
Trade and other payables		697	661

		890	836
Total liabilities		14,708	11,736

Total equity (deficit) and liabilities		7,659	5,442

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of profit or loss and other comprehensive income

For six months ended June 30

(in US$ millions, except for per share data)

	Note	2021	2020
		$	$
Revenue	12	396	78
Cost of revenue		(507)	(496)
Other income		16	16
Sales and marketing expenses		(105)	(77)
General and administrative expenses		(243)	(163)
Research and development expenses		(167)	(135)
Net impairment losses on financial assets	13	(10)	(27)
Other expenses		*	(6)

Operating loss		(620)	(810)

Finance income		61	42
Finance costs		(901)	(719)

Net finance costs		(840)	(677)

Share of loss of equity-accounted investees (net of tax)		(4)	(4)

Loss before income tax		(1,464)	(1,491)

Income tax (expense)/credit		(3)	2

Loss for the period		(1,467)	(1,489)

Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences – foreign operations		(3)	(27)

Other comprehensive income for the period, net of tax		(3)	(27)

Total comprehensive loss for the period		(1,470)	(1,516)

*	Amount less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of profit or loss and other comprehensive income (continued)

For six months ended June 30

(in US$ millions, except for per share data)

	2021	2020
	$	$
Loss attributable to:
Owners of the Company	(1,425)	(1,425)
Non-controlling interests	(42)	(64)

Loss for the period	(1,467)	(1,489)

Total comprehensive loss attributable to:
Owners of the Company	(1,426)	(1,446)
Non-controlling interests	(44)	(70)

Total comprehensive loss for the period	(1,470)	(1,516)

Loss per share
Basic and diluted loss per share	(7.86)	(10.92)

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of changes in equity

For the six months ended June 30, 2021

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Other reserve (Note 6)	Share option reserve	Foreign currency translation reserve	Equity (deficit) attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$	$
At December 31, 2020		*	140	(10,490)	3,850	—	79	22	(6,399)	105	(6,294)
Total comprehensive loss for the period
Loss for the period		—	—	(1,425)	—	—	—	—	(1,425)	(42)	(1,467)
Other comprehensive income
Exchange differences on translation of foreign operations		—	—	—	—	—	—	(1)	(1)	(2)	(3)

Total other comprehensive loss		—	—	—	—	—	—	(1)	(1)	(2)	(3)

Total comprehensive loss for the period		—	—	(1,425)	—	—	—	(1)	(1,426)	(44)	(1,470)

Transactions with owners, recorded directly in equity
Contributions by owners
Share options exercised/restricted stock units vested	11	*	84	—	—	—	(40)	—	44	—	44
Share-based payment	11	—	—	—	—	—	140	—	140	—	140
Equity component of convertible redeemable preference shares (“CRPS”)	9	—	—	—	17	—	—	—	17	—	17

Total contributions by owners		*	84	—	17	—	100	—	201	—	201
Changes in ownership interests in subsidiaries
Changes in non-controlling interests without a loss of control		—	—	59	—	112	—	—	171	85	256

Advance contribution by non-controlling interests		—	—	—	—	258	—	—	258	—	258
Total changes in ownership interests in subsidiaries		—	—	59	—	370	—	—	429	85	514

Total transactions with owners		—	84	59	17	370	100	—	630	85	715

At June 30, 2021		*	224	(11,856)	3,867	370	179	21	(7,195)	146	(7,049)

*	Amounts less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of changes in equity

For the six months ended June 30, 2020

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity (deficit) attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$
At December 31, 2019		*	79	(7,982)	3,552	49	11	(4,291)	67	(4,224)

Total comprehensive loss for the period
Loss for the period		—	—	(1,425)	—	—	—	(1,425)	(64)	(1,489)

Other comprehensive income
Exchange differences on translation of foreign operations		—	—	—	—	—	(21)	(21)	(6)	(27)

Total other comprehensive loss		—	—	—	—	—	(21)	(21)	(6)	(27)

Total comprehensive loss for the period		—	—	(1,425)	—	—	(21)	(1,446)	(70)	(1,516)

*	Amount less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited consolidated statement of changes in equity (continued)

For the six months ended June 30, 2020

(in US$ millions)

	Note	Share capital		Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity (deficit) attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$		$	$	$	$	$	$	$	$
Transactions with owners, recorded directly in equity
Contributions by owners
Share options exercised/restricted stock units vested	11		*	38	—	—	(35)	—	3	—	3
Share-based payment	11	—		—	—	—	26	—	26	—	26
Equity component of convertible redeemable preference shares	9	—		—	—	172	—	—	172	—	172

Total contributions by owners			*	38	—	172	(9)	—	201	—	201

Changes in ownership interests in subsidiaries
Changes in non-controlling interests without a loss of control		—		—	3	—	—	—	3	7	10

Total changes in ownership interests in subsidiaries		—		—	3	—	—	—	3	7	10

Total transactions with owners			*	38	3	172	(9)	—	204	7	211

At June 30, 2020			*	117	(9,404)	3,724	40	(10)	(5,533)	4	(5,529)

*	Amount less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of cash flows

For the six months ended June 30

(in US$ millions)

	Note	2021	2020
		$	$
Cash flows from operating activities
Loss before income tax		(1,464)	(1,491)
Adjustments for:
Amortization of intangible assets		117	129
Depreciation of property, plant, and equipment		53	67
Impairment of property, plant, and equipment		1	16
Equity-settled share-based payment	11	140	26
Finance costs		901	719
Net impairment loss on financial assets		10	27
Finance income		(61)	(42)
Loss on disposal of property, plant, and equipment		*	4
Gain on disposal of associate		(2)	—
Share of loss of equity-accounted investees (net of tax)		4	4
Change in provisions		(3)	*

		(304)	(541)
Changes in:
– Inventories		(2)	1
– Trade and other receivables		(43)	10
– Trade and other payables		50	(4)

Cash used in operations		(299)	(534)
Income tax paid		(4)	(3)

Net cash used in operating activities		(303)	(537)

Cash flows from investing activities
Acquisition of property, plant, and equipment		(20)	(18)
Purchase and origination of intangible assets		(2)	(6)
Proceeds from disposal of property, plant, and equipment		17	33
Acquisition of businesses, net of cash acquired		—	(3)
Additional subscription of shares in associate		(9)	—
Net (acquisitions of) / proceeds from other investments		(614)	378
Proceeds from disposal of associate		8	—
Restricted cash		(94)	(40)
Interest received		14	30

Net cash (used in)/from investing activities		(700)	374

*	Amount less than $1 million

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Unaudited condensed consolidated statement of cash flows

For the six months ended June 30

(in US$ millions)

	Note	2021	2020
		$	$
Cash flows from financing activities
Proceeds from exercise of share options		44	2
Proceeds from borrowings		1,944	4
Repayment of borrowings		(89)	(61)
Payment of lease liabilities		(12)	(17)
Proceeds from issuance of convertible redeemable preference shares	9	262	659
Proceeds from subscription of shares in a subsidiary by non-controlling interests		217	25
Interest paid		(40)	(10)

Net cash from financing activities		2,326	602

Net increase in cash and cash equivalents		1,323	439
Cash and cash equivalents at January 1		2,004	1,372
Effect of exchange rate fluctuations on cash held		(31)	(24)

Cash and cash equivalents at June 30		3,296	1,787

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

Notes to the unaudited condensed consolidated interim financial statements

These notes form an integral part of the unaudited condensed consolidated interim financial statements.

1	Domicile and activities

Grab Holdings Inc (the “Company” or “GHI”) was incorporated in the Cayman Islands on July 25, 2017. The address of the Company’s registered office is P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, KYI-1106, Cayman Islands. The business office is at 9 Straits View, #23-07/12 Marina One West Tower, Singapore 018937.

These condensed consolidated interim financial statements as at and for the six months ended June 30, 2021 comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”) and the Group’s interest in equity-accounted investees.

The Company is an investment holding company. The Group enables access to transportation, delivery, mobile payment, financial services and enterprise offerings in Southeast Asia through its mobile application (the “Grab Platform”).

2	Going concern

These condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that the Group will be able to discharge its liabilities in the ordinary course of business.

The liabilities of the Group exceed its assets by $7,049 million as at June 30, 2021 (as at December 31, 2020: $6,294 million) and the Group has incurred a net loss after tax of $1,467 million for the six months ended June 30, 2021 (six months ended June 30, 2020: $1,489 million).

To support its business plans, the Group has raised funding during 2021 through the issuance of convertible redeemable preference shares of $262 million in cash and secured term loan financing of $2,000 million. As at June 30, 2021, the Group has deposits with banks and financial institutions and cash and cash equivalents of $4,805 million (December 31, 2020: $3,286 million) available. Based on these factors and in consideration of the Group’s business plans, budgets and forecasts, management has a reasonable expectation that the Group has adequate resources to continue in operational existence for at least the next twelve months from date of release of this set of unaudited condensed consolidated interim financial statements.

3	Basis of preparation

3.1	Statement of compliance

These condensed consolidated interim financial statements for the six months ended June 30, 2021 have been prepared in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the year ended December 31, 2020 (“last annual financial statements”). They do not include all of the information required for a complete set of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”). However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

3	Basis of preparation (continued)

3.2	Basis of measurement

These condensed consolidated interim financial statements have been prepared on the historical cost basis except as otherwise indicated in the accounting policies.

3.3	Functional and presentation currency

These condensed consolidated interim financial statements are presented in United States dollars ($), which is the Company’s functional currency. All information presented in $ have been rounded to the nearest million, unless otherwise stated.

3.4	Use of estimates and judgements

The preparation of these condensed consolidated interim financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements.

Measurement of fair values

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

As part of an established control framework, significant unobservable inputs and valuation adjustments are regularly reviewed. If third party information is used to measure fair values, such information is assessed to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement (with Level 3 being the lowest).

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

3	Basis of preparation (continued)

3.4	Use of estimates and judgements (continued)

Measurement of fair values (continued)

The Group recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in Note 13 – Financial instruments.

4	New standards, interpretations, and amendments

The accounting policies adopted in the preparation of the condensed consolidated interim financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2020.

The Group has initially adopted Interest Rate Benchmark Reform Phase 2 – Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (the Phase 2 amendments) from January 1, 2021. These amendments have had no impact on the condensed consolidated interim financial statements of the Group.

A number of new standards and amendments to standards are effective for annual periods beginning after January 1, 2021 and earlier application is permitted. The Group has not early adopted any of the forthcoming new or amended standards in preparing these condensed consolidated interim financial statements.

5	Property, plant, and equipment

i)	Acquisitions and disposals

During the six months ended June 30, 2021, the Group acquired property, plant, and equipment with a cost of $32 million (six months ended June 30, 2020: $40 million) comprising cash payments of $20 million (six months ended June 30, 2020: $18 million), secured bank loan financing of $6 million (six months ended June 30, 2020: $10 million) and right-of-use assets related to leased properties of $6 million (six months ended June 30, 2020: $12 million).

Property, plant, and equipment with a carrying amount of $17 million were disposed of during the six months ended June 30, 2021 (six months ended June 30, 2020: $37 million), resulting in a loss on disposal of less than $0.3 million (six months ended June 30, 2020: $4 million), which was included in ‘Other expenses’ in the condensed consolidated statement of profit or loss.

ii)	Capital commitments

The Group is committed to incur a capital expenditure of $12 million (December 31, 2020: $9 million), which mainly pertain to renovation costs for office premises.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

6	Other investments

June 30 2021
(in US$ millions)	$
Non-current investments
Time deposits	1
Debt investments – at FVTPL	240
Equity investments – at FVTPL	648

889
Current investments
Time deposits	1,508
Debt investments – at FVTPL	24

1,532

2,421

Equity investment

During the six months ended June 30, 2021, the Group entered into a share swap agreement with PT Elang Mahkota Teknologi Tbk (“Emtek”), an entity listed on the Indonesia Stock Exchange, in which the Group acquired a 4.6% interest in exchange for a 5.9% interest in PT Grab Teknologi Indonesia (“GTI”), a subsidiary of the Group.

The equity interest in Emtek is measured at FVTPL. In addition, Emtek has an option to convert its shares in GTI for a fixed number of shares in GHI before June 30, 2022. The option, which is an equity instrument, is presented in other reserves for the portion of the shares in GTI that have been issued. The advance contribution by NCI recorded in other reserves represent the shares in GTI, and the associated option, that have yet to be issued. Subsequent to period end, all shares in GTI have been issued to Emtek.

7	Trade and other receivables

In conjunction with the agreement with Emtek (see note 6), the Group had placed $210 million with Emtek, which is to be returned once terms of the agreements have been fulfilled. Subsequent to the period end, this sum has been returned as terms have been fulfilled.

8	Cash and cash equivalents

June 30 2021
(in US$ millions)	$
Short-term deposits	381
Cash at banks and on hand	3,178

Cash and cash equivalents in the statement of financial position	3,559
Restricted cash	(263)

Cash and cash equivalent in the statement of cash flows	3,296

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

8	Cash and cash equivalents (continued)

i)	Classification as cash equivalents

Term deposits are presented as cash equivalents if they have a maturity of three months or less from the date of acquisition.

ii)	Restricted cash

The amount of cash and cash equivalents balances held by subsidiaries that operate in countries where legal restrictions apply when the balances are not available for general use by the parent or other subsidiaries.

9	Share capital and convertible redeemable preference shares

i)	Movements in ordinary shares

In thousands of shares	June 30 2021
In issue at January 1, 2021	152,336
Issued for acquisition of NCI/in business combination	740
Restricted share units vested	4,820
Exercise of share options	47,032

In issue at June 30, 2021 – fully paid	204,928
Restricted shares awards issued but not paid	24,900

In issue at June 30, 2021	229,828

During the six months ended June 30, 2021, the Company issued 24,900,000 restricted ordinary shares to certain employees where the vesting of these ordinary shares is dependent on the satisfaction of a combination of service and performance conditions based on the occurrence of a qualifying event. The Company has the right to repurchase these restricted ordinary shares at no costs if the vesting conditions are not satisfied (see Note 11).

As at June 30, 2021, all the restricted ordinary shares are unvested.

ii)	Convertible redeemable preference shares

During the six months ended June 30, 2021, the Company issued 42,792,045 convertible redeemable preference shares amounting to $262 million (six months ended June 30, 2020 issued 107,355,120 convertible redeemable preference shares amounting to $659 million).

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

9	Share capital and convertible redeemable preference shares (continued)

The carrying amount of the liability component of CRPS at the end of the reporting period/year is arrived at as follows:

	June 30 2021	December 31 2020
(in US$ millions)	$	$
Face value of CRPS	11,809	11,547
Less:
Equity component recognized in CRPS reserve #	(3,867)	(3,850)

Liability component of CRPS at initial recognition	7,942	7,697
Add: Accreted interest	3,887	3,070

Liability component of CRPS	11,829	10,767

#	Represents the conversion option in CRPS

10	Loans and borrowings

(in US$ millions)	June 30 2021
$
At January 1, 2021	251
New issues
Bank loans	30
Term loans	1,967
Lease liabilities	5
Repayments
Bank loans	(65)
Term loans	(51)
Lease liabilities	(12)
Other movements	(5)

At June 30, 2021	2,120

During the six months ended June 30, 2021, the Group entered into a term loan financing of $2,000 million secured against assets of the Company and certain subsidiaries. These assets include intellectual property, bank accounts, receivables, property and any proceeds from the sale or disposal of these assets. The term loan facility matures in January 2026 and requires quarterly principal payments of 0.25% of the original principal amount per quarter through to December 2025, with any remaining balance payable in January 2026. The term loan credit agreement contains certain affirmative and negative covenants applicable to Grab and certain of Grab’s subsidiaries, including, among other things, restrictions on indebtedness, liens, and fundamental changes.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

10	Loans and borrowings (continued)

i) Terms and debt repayment schedule

Terms and conditions of outstanding loans and borrowings (including lease liabilities) are as follows:

	Currency	Nominal interest rate	Year of maturity	Carrying amount
		%		$
2021
Bank loans	MYR	3.09%	2021-2024	10
Bank loans	SGD	1.8% to 2.1%	2021-2026	89
Bank loans	SGD	COF* + 0.85% to 1.1%	2021-2025	24
Bank loans	IDR	9.9% to 11.5%	2021-2025	21
Bank loans	IDR	COF* + 1.75% to 2.0%	2021-2025	15
Bank loans	THB	COF* + 7.0%	2021	13
Term loans	USD	COF* + 4.5%	2026	1,916
Lease liabilities	Multiple	1.85% to 11%	2021-2030	32

				2,120

*	cost of funds based on variable market benchmark rates

ii) Breach of loan covenant

The Group has bank loans in Indonesia with carrying amounts as at June 30, 2021 of $28 million (December 31, 2020: $39 million) which are repayable in 5 years. These loans which are secured against motor vehicles contain financial covenants which include debt service coverage ratios and net-worth based measures which have been breached for the reporting period ending June 30, 2021 (and were breached in year ended December 31, 2020). Subsequent to period end, the Group has requested for letters of good standing from the lenders.

The outstanding balances of these loans are therefore presented as current liabilities. The banks have not requested early repayment of these loans.

11	Share-based payment arrangements

Description of the share-based payment arrangements

As at June 30, 2021, the Company maintains two equity-settled share-based payment arrangements, the 2015 Equity Incentive Plan (“the 2015 Plan”) and the 2018 Equity Incentive Plan (“the 2018 Plan”), which serves as the successor to the 2015 Plan, under which the Company may:

a)	grant options to purchase its ordinary shares (‘Share Options’); or

b)	issue restricted share units/awards (‘RSUs’); or

c)	issue restricted ordinary shares

to selected employees, officers, directors and consultants of the Company and its subsidiaries and non-employee directors of the Company.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

11	Share-based payment arrangements (continued)

The Share Options and RSUs granted generally vest 25% on each anniversary of the grant, over a four year-period. The maximum term of Share Options granted under the 2015 and 2018 Plan does not exceed ten years from the date of grant. The Share Options and RSUs granted to employees do not have the right of the Ordinary Shares until the Share Options and RSUs are vested, exercised and recorded into the register of members of the Company.

Additionally, during the six months ended June 30, 2021, the Company granted RSU and restricted ordinary shares with performance conditions in addition to time-based service conditions. The performance conditions are satisfied upon the occurrence of a qualifying event.

a)	Reconciliation of outstanding Share Options

The number and weighted-average exercise prices of Share Options under the Grab Holdings Inc. Equity Incentive Plans were as follows:

	Number of Share Options ’000	Weighted average exercise price per share $	Weighted-average remaining contractual life (in years)
As of January 1, 2021	87,658	$1.53	7.54
Granted	2,185	$1.68
Exercised	(47,093)	$1.06
Cancelled and forfeited	(671)	$1.60

As of June 30, 2021	42,079	$2.05	8.26

Exercisable
As of January 1, 2021	44,222	$1.04

As of June 30, 2021	4,993	$1.01

The share options outstanding as at June 30, 2021 have exercise price ranging from $0.36 to $4.73 (December 31, 2020: $0.36 to $7.91) and the weighted average fair value of the options granted for the six months ended June 30, 2021 is $11.66.

The fair value of the Share Options has been measured using the Black-Scholes option-pricing model. The inputs used in the measurement of the fair values at grant date were as follows:

Share price at grant date (weighted average)	$13.00
Expected volatility (weighted average)	61.58%
Expected terms (years) (weighted average)	6.20
Expected dividend (weighted average)	0%
Risk-free interest rate (weighted average)	1.24%

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

11	Share-based payment arrangements (continued)

b)	Reconciliation of outstanding RSUs

The number of unvested RSUs granted were as follows:

In thousands	Number of unvested restricted share units
As of January 1, 2021	28,041
Granted	30,931
Vested	(4,826)
Cancelled and forfeited	(2,287)

As of June 30, 2021	51,859

During the six months ended June 30, 2021, 7,389,000 Restricted Shares Units were granted to employees with both time-based service and performance conditions based on the occurrence of a qualifying event.

The weighted average fair value of the RSUs granted for the six months ended June 30, 2021 is $12.86. At the grant date, the Company measured the RSUs based on the price per ordinary share in the business combination agreement arising from the intended merger with a special purpose acquisition vehicle (SPAC) company Altimeter Growth Corp. as part of the intended listing on Nasdaq.

c)	Restricted ordinary shares

The number of unvested restricted ordinary shares granted were as follows:

In thousands	Number of unvested restricted ordinary shares
As of January 1, 2021	—
Granted	24,900
Vested	—

As of June 30, 2021	24,900

The weighted average fair value of the restricted ordinary shares granted is $13.03 and as at June 30, 2021, all the restricted ordinary shares are unvested. At the grant date, the Company measured the restricted ordinary shares based on the price per ordinary share in the business combination agreement arising from the intended merger with a special purpose acquisition vehicle (SPAC) company Altimeter Growth Corp. as part of the intended listing on Nasdaq.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

12	Revenue

Revenue streams

	For six months ended June 30
	2021	2020
(in US$ millions)	$	$
Deliveries	98	(76)
Mobility	263	175
Financial services	14	(19)
Enterprise and new initiatives	21	(2)

	396	78

13	Financial instruments

i)	Accounting classification and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

		Carrying amount				Fair value
	Note	Mandatorily at FVTPL	Financial assets at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$	$	$	$	$	$	$	$
(in US$ millions)
June 30, 2021
Financial assets measured at fair value
Debt investments	6	264	—	—	264	243	21	—	264
Equity investments	6	648	—	—	648	484	—	164	648

		912	—	—	912

Financial assets not measured at fair value
Time deposits	6	—	1,509	—	1,509
Trade and other receivables	7	—	229	—	229
Cash and cash equivalents	8	—	3,559	—	3,559

		—	5,297	—	5,297

Financial liabilities not measured at fair value
Convertible redeemable preference shares – liability component	9	—	—	(11,829)	(11,829)
Bank loans	10	—	—	(172)	(172)
Term loans	10	—	—	(1,916)	(1,916)
Trade and other payables		—	—	(641)	(641)

		—	—	(14,558)	(14,558)

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

13	Financial instruments (continued)

		Carrying amount				Fair value
	Note	Mandatorily at FVTPL	Financial assets at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$	$	$	$	$	$	$	$
(in US$ millions)
December 31, 2020
Financial assets measured at fair value
Debt investments	6	250	—	—	250	228	22	—	250
Equity investments	6	143	—	—	143	—	—	143	143

		393	—	—	393

Financial assets not measured at fair value
Time deposits	6	—	1,282	—	1,282
Trade and other receivables	7	—	214	—	214
Cash and cash equivalents	8	—	2,173	—	2,173

		—	3,669	—	3,669

Financial liabilities not measured at fair value
Convertible redeemable preference shares – liability component	9	—	—	(10,767)	(10,767)
Bank loans	10	—	—	(212)	(212)
Trade and other payables		—	—	(586)	(586)

		—	—	(11,565)	(11,565)

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

13	Financial instruments (continued)

ii)	Measurement of fair values

a)	Valuation techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 2 and Level 3 fair values for financial instruments in the statement of financial position, as well as the significant unobservable inputs used.

Financial instruments measured at fair value

The movement in fair value arising from reasonably possible changes to the significant unobservable inputs was assessed as not significant.

	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs
Assets
Debt investments	Quoted broker prices	Not applicable	Not applicable
Equity investment	Market Approach or Option Pricing Method	Adjusted market multiple	The estimated fair value would increase (decrease) if the adjusted market multiple were higher (lower).
		Time to liquidation	The estimated fair value would either increase or decrease if the time to liquidation increases.

b)	Level 3 fair values

The following table shows a reconciliation from the opening balances to the ending balances for Level 3 fair values:

$
(in US$ millions)
At January 1, 2020	132
Net change in fair value (unrealized)	(42)
Purchases	10

At June 30, 2020	100

At January 1, 2021	143
Net change in fair value (unrealized)	21

At June 30, 2021	164

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

14	Operating segments

Information about reportable segments

The Chief Operating Decision Maker (“CODM”) evaluates operating segments based on revenue and Segment Adjusted EBITDA. Segment reporting revenue is disclosed in Note 12 - Revenue. Total revenue for reportable segments equals consolidated revenue for the Group.

Adjusted EBITDA is defined as net loss adjusted to exclude: (i) net interest income (expenses), (ii) other income (expenses), (iii) income tax expenses, (iv) depreciation and amortization, (v) stock-based compensation expenses, (vi) costs related to mergers and acquisitions, (vii) unrealized foreign exchange gain (loss), (viii) impairment losses on goodwill and non-financial assets, (ix) fair value changes on investments, (x) restructuring costs and (xi) legal, tax and regulatory settlement provisions. Segment Adjusted EBITDA is the Adjusted EBITDA of each operating segment, excluding, in each case regional corporate costs.

Information about each reportable segment and reconciliation to amounts reported in condensed consolidated interim financial statements is set out below:

	For the six months ended June 30
	2021	2020
(in US$ millions)	$	$
Segment Adjusted EBITDA
Deliveries	(24)	(186)
Mobility	205	108
Financial services	(163)	(191)
Enterprise and new initiatives	3	(16)

Total reportable Segment Adjusted EBITDA	21	(285)
Regional corporate costs	(346)	(265)

Adjusted EBITDA	(325)	(550)
Net interest income (expenses)	(864)	(644)
Other income (expenses)	10	7
Income tax expenses	(3)	2
Depreciation and amortization	(170)	(195)
Stock-based compensation expenses	(140)	(26)
Unrealized foreign exchange gain	4	2
Impairment losses on non-financial assets	(1)	(16)
Fair value changes on investments	47	(49)
Restructuring costs	*	(7)
Legal, tax and regulatory settlement provisions	(25)	(13)

Consolidated loss after tax	(1,467)	(1,489)

*	Amount less than $1 million

Assets and liabilities are predominantly reviewed by the CODM regionally and not at a segment level. Within the Group’s non-current assets are property, plant, and equipment which are primarily located in Singapore and Indonesia. Other non-current assets such as intangible assets, goodwill and other investments are predominantly regional assets.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc and its subsidiaries

Unaudited condensed consolidated interim financial statements

June 30, 2021

15	Related parties

i)	Transactions with key management personnel compensation

The compensation to Directors and executive officers of the Group comprised the following:

	For the six months ended
	June 30, 2021		June 30, 2020
(in US$ millions)	$		$
Key management personnel
Short-term employee benefits	2		1
Post-employment benefits		*		*
Share-based payment	63		13

*	Amount less than $1 million

The aggregate value of transactions and outstanding balances related to key management personnel and entities over which they have control or joint control is insignificant.

ii)	Other related party transactions

The Group did not enter into other significant related party transactions.

16	Contingencies

In March 2021, as part of a routine tax audit in Indonesia which commenced in September 2020, the tax authority requested for information with regards to the Group’s tax position on certain withholding tax matters relating to transactions in fiscal year 2018. Based on management’s interpretation of Indonesia tax law, the Group has not accrued for any tax liability relating to these withholding tax matters as of June 30, 2021. Although Grab has not received any tax assessment with respect to any potential relevant tax liabilities, depending on the outcome of this tax audit, if the relevant tax authority makes an assessment that Grab owes additional taxes, Grab could be subject to material tax liabilities.

The accompanying notes form an integral part of these unaudited condensed consolidated interim financial statements.

Grab Holdings Inc. and its subsidiaries

Consolidated financial statements for the financial year ended December 31, 2020

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors Grab Holdings Inc:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Grab Holdings Inc (and subsidiaries) (the Company) as of December 31, 2020 and 2019, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2015.

Singapore

August 2, 2021

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of financial position

As at December 31

(in US$ millions)

	Note	2020	2019
		$	$
Non-current assets
Property, plant and equipment	5	384	534
Intangible assets and goodwill	6	913	1,180
Associates and joint venture		9	33
Other investments	7	377	132
Other receivables	8	4	5

		1,687	1,884

Current assets
Inventories		3	5
Trade and other receivables	8	281	381
Other investments	7	1,298	1,243
Cash and cash equivalents	9	2,173	1,511

		3,755	3,140

Total assets		5,442	5,024

Equity
Share capital and share premium	10	140	79
Reserves	10	3,951	3,612
Accumulated losses		(10,490)	(7,982)

Equity attributable to owners of the Company		(6,399)	(4,291)
Non-controlling interests	11	105	67

Total equity (deficit)		(6,294)	(4,224)

Non-current liabilities
Convertible redeemable preference shares	12	10,767	8,256
Loans and borrowings	13	111	184
Provisions	14	3	3
Other payables	15	18	16
Deferred tax liabilities	16	1	6

		10,900	8,465

Current liabilities
Loans and borrowings	13	140	161
Provisions	14	35	3
Trade and other payables	15	661	619

		836	783
Total liabilities		11,736	9,248

Total equity and liabilities		5,442	5,024

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of profit or loss and other comprehensive income

For the year ended December 31

(in US$ millions, except for per share data)

	Note	2020	2019
		$	$
Revenue	18	469	(845)
Cost of revenue	19(iii)	(963)	(1,320)
Other income	19(i)	33	14
Sales and marketing expenses	19(iii)	(151)	(238)
General and administrative expenses	19(iii)	(326)	(304)
Research and development expenses	19(iii)	(257)	(231)
Net impairment losses on financial assets	24	(63)	(56)
Other expenses	19(ii)	(40)	(30)

Operating loss		(1,298)	(3,010)

Finance income	20	53	85
Finance costs	20	(1,490)	(1,056)

Net finance costs		(1,437)	(971)

Share of loss of equity-accounted investees (net of tax)		(8)	*

Loss before income tax		(2,743)	(3,981)

Income tax expense	16	(2)	(7)

Loss for the year		(2,745)	(3,988)

Items that will not be reclassified to profit or loss:
Defined benefit plan remeasurements		(2)	(2)

Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences – foreign operations		5	6

Other comprehensive income for the year, net of tax		3	4

Total comprehensive loss for the year		(2,742)	(3,984)

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of profit or loss and other comprehensive income (continued)

For the year ended December 31

(in US$ millions, except for per share data)

		2020	2019
		$	$
Loss attributable to:
Owners of the Company		(2,608)	(3,747)
Non-controlling interests		(137)	(241)

Loss for the year		(2,745)	(3,988)

Total comprehensive loss attributable to:
Owners of the Company		(2,599)	(3,751)
Non-controlling interests		(143)	(233)

Total comprehensive loss for the year		(2,742)	(3,984)

Loss per share
Basic loss per share	21	(18.76)	(31.68)
Diluted loss per share	21	(18.76)	(31.68)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of changes in equity

For the years ended December 31, 2020 and 2019

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$
At January 1, 2020		*	79	(7,982)	3,552	49	11	(4,291)	67	(4,224)
Total comprehensive loss for the year
Loss for the year		—	—	(2,608)	—	—	—	(2,608)	(137)	(2,745)
Other comprehensive income
Defined benefit plan re-measurements		—	—	(2)	—	—	—	(2)	—	(2)
Exchange differences on translation of foreign operations		—	—	—	—	—	11	11	(6)	5

Total other comprehensive loss		—	—	(2)	—	—	11	9	(6)	3

Total comprehensive loss for the year		—	—	(2,610)	—	—	11	(2,599)	(143)	(2,742)

Transactions with owners, recorded directly in equity
Contributions by owners
Shares issued for acquisition of a subsidiary	10	*	1	—	—	—	—	1	—	1
Share options exercised/restricted stock units vested	17	*	27	—	—	(24)	—	3	—	3
Share-based payment	17	—	—	—	—	54	—	54	—	54
Equity component of convertible redeemable preference shares (“CRPS”)	12	—	—	—	298	—	—	298	—	298

Total contributions by owners		*	28	—	298	30	—	356	—	356
Changes in ownership interests in subsidiaries
Changes in non-controlling interests without a loss of control		*	33	102	—	—	—	135	181	316
Total changes in ownership interests in subsidiaries		*	33	102	—	—	—	135	181	316

Total transactions with owners		*	61	102	298	30	—	491	181	672

At December 31, 2020		*	140	(10,490)	3,850	79	22	(6,399)	105	(6,294)

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of changes in equity (continued)

For the years ended December 31, 2020 and 2019

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$
At January 1, 2019		*	53	(4,281)	2,987	31	13	(1,197)	132	(1,065)

Total comprehensive loss for the year
Loss for the year		—	—	(3,747)	—	—	—	(3,747)	(241)	(3,988)

Other comprehensive income
Defined benefit plan re-measurements		—	—	(2)	—	—	—	(2)	—	(2)
Exchange differences on translation of foreign operations		—	—	—	—	—	(2)	(2)	8	6

Total other comprehensive loss		—	—	(2)	—	—	(2)	(4)	8	4

Total comprehensive loss for the year		—	—	(3,749)	—	—	(2)	(3,751)	(233)	(3,984)

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of changes in equity (continued)

For the years ended December 31, 2020 and 2019

(in US$ millions)

	Note	Share capital	Share premium	Accumulated losses	CRPS reserve	Share option reserve	Foreign currency translation reserve	Equity attributable to owners of the Company	Non- controlling interests	Total equity (deficit)
		$	$	$	$	$	$	$	$	$
Transactions with owners, recorded directly in equity
Contributions by owners
Issue of ordinary shares	10	*	2	—	—	—	—	2	—	2
Issue of ordinary shares related to business combination		*	5	—	—	—	—	5	—	5
Share options exercised/restricted stock units vested	17	*	19	—	—	(16)	—	3	—	3
Share-based payment	17	—	—	—	—	34	—	34	—	34
Equity component of convertible redeemable preference shares	12	—	—	—	565	—	—	565	—	565

Total contributions by owners		*	26	—	565	18	—	609	—	609

Changes in ownership interests in subsidiaries
Changes in non-controlling interests without a loss of control		—	—	48	—	—	—	48	168	216

Total changes in ownership interests in subsidiaries		—	—	48	—	—	—	48	168	216

Total transactions with owners		*	26	48	565	18	—	657	168	825

At December 31, 2019		*	79	(7,982)	3,552	49	11	(4,291)	67	(4,224)

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of cash flows

For the year ended December 31

(in US$ millions)

	Note	2020	2019
		$	$
Cash flows from operating activities
Loss before income tax		(2,743)	(3,981)
Adjustments for:
Amortization of intangible assets	6	261	538
Depreciation of property, plant and equipment	5	126	109
Impairment of intangible assets and goodwill	6	28	28
Impairment of property, plant and equipment	5	15	32
Equity-settled share-based payment	17	54	34
Finance costs	20	1,490	1,056
Net impairment loss on financial assets	24	63	56
Finance income	20	(53)	(85)
Loss on disposal of property, plant and equipment		9	1
Loss on disposal of intangible assets		*	1
Share of loss of equity-accounted investees (net of tax)		8	*
Change in provisions	14	31	(1)

		(711)	(2,212)
Changes in:
– Inventories		2	2
– Trade and other receivables		31	(75)
– Trade and other payables		42	181

Cash used in operations		(636)	(2,104)
Income tax paid		(7)	(8)

Net cash used in operating activities		(643)	(2,112)

Cash flows from investing activities
Acquisition of property, plant and equipment		(22)	(98)
Purchase and origination of intangible assets		(18)	(42)
Proceeds from disposal of property, plant and equipment		63	6
Acquisition of businesses, net of cash acquired		(3)	(22)
Acquisition of equity accounted investee		—	(10)
Net proceeds from / (acquisitions of) other investments		(359)	579
Restricted cash	9	(30)	(99)
Interest received		51	79

Net cash (used)/from in investing activities		(318)	393

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Consolidated statement of cash flows (continued) For the year ended December 31 (in US$ millions)
	Note	2020	2019
		$	$
Cash flows from financing activities
Proceeds from exercise of share options		5	6
Proceeds from bank loans		8	—
Repayment of bank loans		(106)	(69)
Payment of lease liabilities		(30)	(28)
Proceeds from issuance of convertible redeemable preference shares		1,389	1,938
Acquisition of non-controlling interests without change in control		*	(203)
Proceeds from subscription of shares in a subsidiary by non-controlling interests		329	327
Interest paid		(17)	(20)

Net cash from financing activities		1,578	1,951

Net increase in cash and cash equivalents		617	232
Cash and cash equivalents at January 1		1,372	1,128
Effect of exchange rate fluctuations on cash held		15	12

Cash and cash equivalents at December 31	9	2,004	1,372

*	Amount less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

Notes to the consolidated financial statements

These notes form an integral part of the consolidated financial statements.

These consolidated financial statements were authorized for issue by the Board of Directors on August 2, 2021.

1	Domicile and activities

Grab Holdings Inc (the “Company”) was incorporated in the Cayman Islands on July 25, 2017. The address of the Company’s registered office is P.O. Box 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, KYI-1106, Cayman Islands. The business office is at 7 Straits View, Marina One East Tower, #18-01/06, Singapore 018936.

These consolidated financial statements as at and for the year ended December 31, 2020 comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”) and the Group’s interest in equity-accounted investees.

The Company is an investing holding company. The Group enables access to transportation, delivery, mobile payment, financial services and enterprise offerings in Southeast Asia through its mobile application (the “Grab Platform”).

2	Going concern

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Group will be able to discharge its liabilities in the ordinary course of business.

The liabilities of the Group exceed its assets by $6,294 million as at December 31, 2020 (2019: $4,224 million) and the Group has incurred a net loss after tax of $2,745 million for the financial year then ended (2019: $3,988 million).

To support its business plans, the Group raises funding primarily through issuance of convertible redeemable preference shares and during 2020, the Group has raised $1,389 million of cash through the issuance of convertible redeemable preference shares (2019: $1,938 million). Additionally, subsequent to the year end, the Group has raised $2,000 million in term loans which are secured against assets of the Company and certain subsidiaries. These assets include intellectual property, bank accounts, receivables, property and any proceeds from the sale or disposal of these assets. As at December 31, 2020, the Group has deposits with banks and financial institutions and cash and cash equivalents of $3,286 million (2019: $2,615 million) available. Based on these factors and in consideration of the Group’s business plans, budgets and forecasts, management has a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future.

3	Basis of preparation

3.1	Statement of compliance

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

3.2	Basis of measurement

These consolidated financial statements have been prepared on the historical cost basis except as otherwise indicated in the accounting policies.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

3	Basis of preparation (continued)

3.3	Functional and presentation currency

These consolidated financial statements are presented in United States dollars ($), which is the Company’s functional currency. All information presented in $ have been rounded to the nearest million, unless otherwise stated.

3.4	Use of estimates and judgements

The preparation of consolidated financial statements in conformity with IFRSs requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected.

Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following notes:

•	Note 4.11 and 18 – Revenue recognition: principal vs. agent considerations and customer identification; and

•	Note 4.3 (vii) and 12 – Debt/equity classification of compound financial instruments.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

•	Note 5 – Impairment test of property, plant and equipment: key assumptions underlying recoverable amounts.

•	Note 6 – Impairment test of intangible assets and goodwill: key assumptions underlying recoverable amounts, including recoverability of development costs.

•	Note 4.4 (i) and 24 – Measurement of expected credit losses (“ECL”) for financial assets.

•	Note 14 and 27 – Recognition and measurement of provisions and contingencies: key assumptions about the likelihood and magnitude of an outflow of resources.

Measurement of fair values

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

As part of an established control framework, significant unobservable inputs and valuation adjustments are regularly reviewed. If third party information, such as broker quotes or pricing services, is used to measure fair values, such information is assessed to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified.

When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

3	Basis of preparation (continued)

3.4	Use of estimates and judgements (continued)

•	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement (with Level 3 being the lowest).

The Group recognizes transfers between levels of the fair value hierarchy as of the end of the reporting year during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

•	Note 6 – Intangible assets and goodwill

•	Note 17 – Share-based payment arrangements

•	Note 24 – Financial instruments, and

•	Note 26 – Business combinations

3.5	Change in accounting policies

The Group has applied the following standards and amendments for the first-time commencing January 1, 2020:

•	Amendments to IAS 1 and IAS 8 – Definition of Material

•	Amendments to IFRS 3 – Definition of a Business

•	Amendments to References to Conceptual Framework in IFRS Standards

•	IFRS 16 (Amendments) – COVID-19 related rent concessions

•	Amendments to IFRS 9, IAS 39 and IFRS 7 – Interest Rate Benchmark Reform

The application of these amendments to standards and interpretations did not have a material effect on the Groups’ consolidated financial statements.

4	Significant accounting policies

The Group has consistently applied the following accounting policies to all years presented in these consolidated financial statements except as described in Note 3.5, which addresses changes in accounting policies.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.1	Basis of consolidation

i)	Business combinations

The Group accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to the Group. In determining whether a particular set of activities and assets is a business, the Group assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set has the ability to produce outputs.

The Group has an option to apply a ‘concentration test’ that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

The Group measures goodwill at the date of acquisition as:

•	the fair value of the consideration transferred; plus

•	the recognized amount of any non-controlling interest (“NCI”) in the acquiree; plus

•

if the business combination is achieved in stages, the fair value of the pre-existing equity interest in the acquiree, over the net recognized amount (generally fair value) of the identifiable assets acquired and liabilities assumed. Any goodwill that arises is tested annually for impairment.

The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration payable is recognized at fair value at the date of acquisition and included in the consideration transferred. If the contingent consideration that meets the definition of financial instruments is classified as equity, it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes to the fair value of the contingent consideration are recognized in profit or loss.

When share-based payments awards (replacement awards) are exchanged for awards held by the acquiree’s employees (acquiree’s awards) and related to past services, then all or a portion of the amount of the acquirer’s replacement awards is included in measuring the consideration transferred in the business combination. This determination is based on the market-based value of the replacement awards compared with the market-based value of the acquiree’s awards and the extent to which the replacement awards related to past and/or future service.

NCI that are present ownership interests and entitle their holders to a proportionate share of the acquiree’s net assets in the event of liquidation are measured either at fair value or at the NCI’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets, at the date of acquisition. The measurement basis taken is elected on a transaction-by-transaction basis. All other NCI are measured at acquisition-date fair value, unless another measurement basis is required by IFRSs.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.1	Basis of consolidation (continued)

Costs related to the acquisition, other than those associated with the issue of debt or equity securities, that the Group incurs in connection with a business combination are expensed as incurred.

Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as transactions with owners in their capacity as owners and therefore no adjustments are made to goodwill and no gain or loss is recognized in profit or loss. Adjustments to NCI arising from transactions that do not involve the loss of control are based on a proportionate amount of the net assets of the subsidiary.

ii)	Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Group. Losses applicable to the NCI in a subsidiary are allocated to the NCI even if doing so causes the NCI to have a deficit balance.

iii)	Acquisitions from entities under common control

Business combinations arising from transfers of interests in entities that are under the control of the shareholder that controls the Group are accounted for as if the acquisition had occurred at the beginning of the earliest comparative year presented or, if later, at the date that common control was established; for this purpose, comparatives are restated. The assets and liabilities acquired are recognized at the carrying amounts recognized previously in the Group controlling shareholder’s consolidated financial statements. The components of equity of the acquired entities are added to the same components within Group equity and any gain/loss arising is recognized directly in equity.

iv)	Loss of control

Upon the loss of control, the Group derecognizes the assets and liabilities of the subsidiary, any NCI and the other components of equity related to the subsidiary. Any surplus or deficit arising on the loss of control is recognized in profit or loss. If the Group retains any interest in the former subsidiary, then such interest is measured at fair value at the date that control is lost.

v)	Investments in associates and joint ventures (equity-accounted investees)

Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies of these entities. Significant influence is presumed to exist when the Group holds 20% or more of the voting power of another entity. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.1	Basis of consolidation (continued)

Investments in associates and joint ventures are accounted for using the equity method. They are recognized initially at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income (“OCI”) of equity-accounted investees, after adjustments to align the accounting policies with those of the Group, from the date that significant influence or joint control commences until the date that significant influence or joint control ceases.

When the Group’s share of losses exceeds its investment in an equity-accounted investee, the carrying amount of the investment, together with any long-term interests that form part thereof, is reduced to zero, and the recognition of further losses is discontinued except to the extent that the Group has an obligation to fund the investee’s operations or has made payments on behalf of the investee.

vi)	Investments in associates (measured at fair value through profit or loss)

In the case of associates, when the instrument does not currently give the Group access to the returns associated with an underlying ownership interest, then the investment in associate should be accounted for under IFRS 9.

vii)	Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income or expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

4.2	Foreign currency

i)	Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the exchange rates at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at the reporting date.

Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are recognized in profit or loss and presented within finance costs.

However, foreign currency differences arising from the translation of investment in equity securities designated as at fair value to other comprehensive income (“FVOCI”) are recognized in OCI.

ii)	Foreign operations

The assets and liabilities of foreign operations are translated to US dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to US dollars at average exchange rates.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.2	Foreign currency (continued)

Foreign currency differences are recognized in OCI and presented in the foreign currency translation reserve in equity except to the extent that the translation difference is allocated to NCI. When a foreign operation is disposed of such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. When the Group disposes of only part of its interest in a subsidiary that includes a foreign operation while retaining control, the relevant proportion of the cumulative amount is reattributed to NCI. When the Group disposes of only part of its investment in an associate or joint venture that includes a foreign operation while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss.

When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely to occur in the foreseeable future, foreign exchange gains and losses arising from such a monetary item that are considered to form part of a net investment in a foreign operation are recognized in OCI and are presented in the translation reserve in equity.

4.3	Financial instruments

i)	Recognition and initial measurement

Trade receivables and debt investments issued are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or financial liability is initially measured at fair value plus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

ii)	Classification and subsequent measurement

a)	Financial assets

On initial recognition, a financial asset is classified as measured at: amortized cost; FVOCI – debt investment; FVOCI – equity investment; or FVTPL.

Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting year following the change in the business model.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.3	Financial instruments (continued)

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held-for-trading, the Group may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets – Business model assessment

The Group makes an assessment of the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:

•

the stated policies and objectives for the portfolio and the operation of those policies in practice. These include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets;

•	how the performance of the portfolio is evaluated and reported to the Group’s management;

•	the risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

•	how managers of the business are compensated – e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected; and

•	the frequency, volume and timing of sales of financial assets in prior years, the reasons for such sales and expectations about future sales activity.

Transfer of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with the Group’s continuing recognition of the assets.

Financial assets that are held-for-trading or are managed and whose performance is evaluated on a fair value basis are measured at FVTPL.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.3	Financial instruments (continued)

Financial assets – Assessment whether contractual cash flows are solely payments of principal and interest

For the purposes of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as a profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Group considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, the Group considers:

•	contingent events that would change the amount or timing of cash flows;

•	terms that may adjust the contractual coupon rate, including variable-rate features;

•	prepayment and extension features; and

•	terms that limit the Group’s claim to cash flows from specified assets (e.g. non-recourse features).

A prepayment feature is consistent with the solely payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition.

Financial assets – Subsequent measurement and gains and losses

Financial assets at FVTPL

These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets at amortized cost

These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss.

Debt investments at FVOCI

These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.3	Financial instruments (continued)

Equity investments at FVOCI

These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss.

b) Financial liabilities – Classification, subsequent measurement and gains and losses

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Directly attributable transaction costs are recognized in profit or loss as incurred.

Other financial liabilities are initially measured at fair value less directly attributable transaction costs. They are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. These financial liabilities comprised loans and borrowings, bank overdrafts, and trade and other payables.

iii)	Derecognition

a) Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Group neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

Where the Group enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets, the transferred assets are not derecognized.

b) Financial liabilities

The Group derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire. The Group also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.3	Financial instruments (continued)

iv)	Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

v)	Cash and cash equivalents

Cash and cash equivalents comprise cash balances and short-term deposits with maturities of three months or less from the date of acquisition that are subject to an insignificant risk of changes in their fair value and are used by the Group in the management of its short-term commitments. For the purpose of the statement of cash flows, bank overdrafts that are repayable on demand and that form an integral part of the Group’s cash management are included in cash and cash equivalents.

vi)	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity, net of any tax effects.

vii)	Compound financial instruments

Compound financial instruments issued by the Group include convertible redeemable preference shares denominated in United States dollars that can be converted to share capital at the option of the holder, where the number of shares to be issued is fixed and does not vary with changes in fair value.

The liability component of a compound financial instrument is recognized initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is initially recognized at the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not remeasured.

Interest related to the financial liability is recognized in profit or loss and presented within finance costs. On conversion at maturity, the financial liability is reclassified to equity and no gain or loss is recognized.

4.4	Impairment

i)	Non-derivative financial assets

The Group recognizes loss allowances for expected credit loss on financial assets measured at amortized costs.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.4	Impairment (continued)

Loss allowances of the Group are measured on either of the following bases:

•

12-month ECLs: these are ECLs that result from default events that are possible within the 12 months after the reporting date (or for a shorter period if the expected life of the instrument is less than 12 months); or

•	Lifetime ECLs: these are ECLs that result from all possible default events over the expected life of a financial instrument or contract asset.

Simplified approach

The Group applies the simplified approach to provide for ECLs for all trade receivables. The simplified approach requires the loss allowance to be measured at an amount equal to lifetime ECLs.

General approach

The Group applies the general approach to provide for ECLs on all other financial instruments. Under the general approach, the loss allowance is measured at an amount equal to 12-month ECLs at initial recognition.

At each reporting date, the Group assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When credit risk has increased significantly since initial recognition, loss allowance is measured at an amount equal to lifetime ECLs.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Group’s historical experience and informed credit assessment and includes forward-looking information.

If credit risk has not increased significantly since initial recognition or if the credit quality of the financial instruments improves such that there is no longer a significant increase in credit risk since initial recognition, loss allowance is measured at an amount equal to 12-month ECLs.

The Group considers a financial asset to be in default when:

•	the borrower is unlikely to pay its credit obligations to the Group in full, without recourse by the Group to actions such as realizing security (if any is held); or

•	the financial asset is more than 90 days past due (more than 120 days past due for trade receivables).

Measurement of ECLs

ECLs are probability-weighted estimates of credit losses. Credit losses are measured at the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the Group expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.4	Impairment (continued)

Credit-impaired financial assets

At each reporting date, the Group assesses whether financial assets carried at amortized cost and debt investments at FVOCI are ‘credit-impaired’. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	significant financial difficulty of the borrower or issuer;

•	a breach of contract such as a default or being more than 90 days past due (more than 120 days past due for trade receivables;

•	the restructuring of a loan or advance by the Group on terms that the Group would not consider otherwise;

•	it is probable that the borrower will enter bankruptcy or another financial reorganisation; or

•	the disappearance of an active market for a security because of financial difficulties.

Presentation of allowance for ECLs in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the Group determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Group’s procedures for recovery of amounts due.

(ii)	Non-financial assets

The carrying amounts of the Group’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill, and intangible assets that have indefinite useful lives or that are not yet available for use, are tested annually for impairment and the recoverable amount is estimated each year.

An impairment loss is recognized if the carrying amount of an asset or its related cash-generating unit (“CGU”) exceeds its estimated recoverable amount.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.4	Impairment (continued)

the asset or CGU. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Subject to an operating segment ceiling test, for the purposes of goodwill impairment testing, CGUs to which goodwill has been allocated are aggregated so that the level at which impairment testing is performed reflects the lowest level at which goodwill is monitored for internal reporting purposes. Goodwill acquired in a business combination is allocated to groups of CGUs that are expected to benefit from the synergies of the combination.

The Group’s corporate assets do not generate separate cash inflows and are utilised by more than one CGU. Corporate assets are allocated to CGUs on a reasonable and consistent basis and tested for impairment as part of the testing of the CGU to which the corporate asset is allocated.

Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU (group of CGUs), and then to reduce the carrying amounts of the other assets in the CGU (group of CGUs) on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior years are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Goodwill that forms part of the carrying amount of an investment in an associate is not recognized separately, and therefore is not tested for impairment separately. Instead, the entire amount of the investment in an associate is tested for impairment as a single asset when there is objective evidence that the investment in an associate may be impaired.

4.5	Property, plant and equipment

Recognition and measurement

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditure that is directly attributable to the acquisition of the asset. The cost of self-constructed assets includes:

•	any other costs directly attributable to bringing the assets to a working condition for their intended use; and

•	when the Group has an obligation to remove the asset or restore the site, an estimate of the costs of dismantling and removing the items and restoring the site on which they are located.

Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.5	Property, plant and equipment (continued)

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The gain or loss on disposal of an item of property, plant and equipment is recognized in profit or loss and presented within other expenses.

Subsequent costs

The cost of replacing a component of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to the Group, and its cost can be measured reliably. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred and presented within cost of revenue and general and administrative expenses.

Depreciation

Depreciation is based on the cost of an asset less its residual value. Significant components of individual assets are assessed and if a component has a useful life that is different from the remainder of that asset, that component is depreciated separately.

Depreciation is recognized as an expense in profit or loss on a straight-line basis over the estimated useful lives of each component of an item of property, plant and equipment, unless it is included in the carrying amount of another asset.

Depreciation is recognized from the date that the property, plant and equipment are installed and are ready for use, or in respect of internally constructed assets, from the date that the asset is completed and ready for use.

The estimated useful lives for the current and comparative years are as follows:

• Computers	2 – 3 years
• Building and renovation	3 – 4 years
• Motor vehicles	5 – 7 years
• Office and other equipment	4 – 5 years

Depreciation methods, useful lives and residual values are reviewed at the end of each reporting year and adjusted if appropriate.

4.6	Intangible assets and goodwill

i)	Recognition and measurement

a) Goodwill

Goodwill that arises upon the acquisition of subsidiaries is included in intangible assets. Goodwill is measured at cost less accumulated impairment losses. In respect of associates, the carrying amount of goodwill is included in the carrying amount of the investment, and an impairment loss on such an investment is not allocated to any assets, including goodwill, that form part of the carrying amount of the associates.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.6	Intangible assets and goodwill (continued)

b) Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding is recognized in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalized includes the cost of material, direct labour and overhead costs that are directly attributable to preparing the asset for its intended use. Other development expenditure is recognized in profit or loss as incurred.

Capitalized development expenditures is measured at cost less accumulated amortization and accumulated impairment losses.

c) Other intangible assets

Other intangible assets, including the non-compete agreement and agent networks, that are acquired by the Group and have finite useful lives, are measured at cost less accumulated amortization and accumulated impairment losses. The non-compete agreement prohibits the counterparty from competing with Grab in multiple business verticals within Southeast Asia, including the ride-sharing industry.

ii)	Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands is recognized in profit or loss as incurred and presented within general and administrative expenses.

iii)	Amortization

Amortization is calculated based on the cost of the asset, less its residual value.

Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than the non-compete agreement and goodwill, from the date that they are available for use. For the non-compete agreement, amortization is recognized based on a diminishing balance method that reflects the pattern in which future economic benefits arising from the non-compete agreement are expected to be consumed by the Group.

The estimated useful lives for the current and comparative years are as follows.

• Software	3 years
• Non-compete agreement	4 years
• Other intangible assets	3 years

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.6	Intangible assets and goodwill (continued)

Amortization methods, useful lives and residual values are reviewed at the end of each reporting year and adjusted if appropriate.

4.7	Leases

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

i)	As a lessee

At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

Lease payments included in the measurement of the lease liability comprise the following:

•	fixed payments, including in-substance fixed payments;

•	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	amounts expected to be payable under a residual value guarantee; and

•

the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.7	Leases (continued)

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Group presents right-of-use assets that do not meet the definition of investment property in ‘property, plant and equipment’ and lease liabilities in ‘loans and borrowings’ in the statement of financial position.

Short-term leases and leases of low-value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

ii)	As a lessor

At inception or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative standalone prices.

When the Group acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease.

To classify each lease, the Group makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, the Group considers certain indicators such as whether the lease is for the major part of the economic life of the asset.

When the Group is an intermediate lessor, it accounts for its interests in the head lease and the sub-lease separately. It assesses the lease classification of a sub-lease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset. If a head lease is a short-term lease to which the Group applies the exemption described above, then it classifies the sub-lease as an operating lease.

If an arrangement contains lease and non-lease components, then the Group applies IFRS 15 to allocate the consideration in the contract.

The Group applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. The Group further regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.7	Leases (continued)

The Group leases motor vehicles to driver-partners who typically use the vehicles to provide transport and delivery services through Grab Platform. The Group recognizes lease payments received under operating leases as income on a straight-line basis over the lease term as part of ‘Revenue’. Rental income from lease of motor vehicles is presented as a part of ‘Mobility revenue (see Note 4.11(i))’.

4.8	Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on the first-in first-out principle, and includes expenditure incurred in acquiring the inventories, production or conversion costs, and other costs incurred in bringing them to their existing location and condition.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and estimated costs necessary to make the sale.

4.9	Employee benefits

i)	Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the years during which related services are rendered by employees.

ii)	Defined benefits plans

A defined benefit plan is a post-employment benefit plan other than a defined contribution plan. The Group’s net obligation in respect of defined benefits plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior years that benefit is discounted to determine its present value. The fair value of any plan assets is deducted. The Group determines the net interest expense (income) on the net defined benefit liability (asset) for the year by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined liability (asset).

The discount rate is the yield at the reporting date on bonds that have maturity dates approximating the terms of the Group’s obligations and that are denominated in the currency in which the benefits are expected to be paid.

The calculation is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a benefit to the Group, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. In order to calculate the present value of economic benefits, consideration is given to any minimum funding requirements that apply to any plan in the Group. An economic benefit is available to the Group if it is realisable during the life of the plan, or on settlement of the plan liabilities.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.9	Employee benefits (continued)

Remeasurements of the net defined benefit liability comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest). The Group recognizes them immediately in OCI and all expenses related to defined benefit plans in employee benefits expense in profit or loss. When the benefits of a plan are changed, or when a plan is curtailed, the portion of the changed benefit related to past service by employees, or the gain or loss on curtailment is recognized immediately in profit or loss when the plan amendment or curtailment occurs.

The Group recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs. The gain or loss on settlement is the difference between the present value of the defined benefit obligation being settled as determined on the date of settlement and the settlement price, including any plan assets transferred and any payments made directly by the Group in connection with the settlement.

iii)	Short term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus or profit-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

iv)	Employee leave entitlement

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the reporting date.

v)	Share-based payment transactions

The grant date fair value of equity-settled share-based payment awards granted to employee is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes.

When the terms of an equity-settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.10	Provisions

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

Provision for dismantlement, removal and restoration are recognized when the Group has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amounts have been reliably estimated.

The Group recognizes the estimated costs of dismantlement, removal or restoration of items of property, plant and equipment arising from the acquisition or use of assets. This provision is estimated based on the best estimate of the expenditure required to settle the obligation, taking into consideration time value.

Changes in the estimated timing or amount of the expenditure or discount rate for asset dismantlement, removal and restoration costs are adjusted against the cost of the related property, plant and equipment, unless the decrease in the liability exceeds the carrying amount of the assets or the asset has reached the end of its useful life. In such cases, the excess of the decrease over the carrying amount of the asset or the changes in the liability is recognized in profit or loss immediately.

4.11	Revenue

The Group enables its driver-partners and merchant-partners to connect with consumers seeking services made available through the Grab Platform. The Group recognizes revenue as or when it satisfies its service obligations. The Group predominantly earns revenue from the following services:

i)	Mobility

Fees earned from driver-partners and consumers for connecting consumers with transportation rides provided by driver-partners across a variety of multi-modal mobility options. Mobility revenue also includes rental income from the leasing of motor vehicles to driver-partners, who typically use the vehicles to offer services through the Grab Platform (see 4.7(ii) for lease accounting as a lessor).

ii)	Deliveries

Fees earned from driver-partners, merchant-partners and consumers for connecting driver-partners and merchant-partners with consumers to facilitate delivery of a variety of daily necessities, including ready-to-eat meals and groceries, as well as point-to-point parcel delivery.

Mobility and Deliveries: principal vs. agent considerations

The Group enters into service agreements with driver-partners and merchant-partners to use the Grab Platform. A contract exists between the Group and the driver-partners and merchant-partners once they accept a transaction request and their ability to cancel the transaction lapses. The Group evaluates the presentation of revenue on a gross or net basis based on whether it acts as a principal by controlling the service provided to the consumer, or whether it acts as an agent by arranging for third parties to provide the service to the consumer. The Group facilitates the provision of the service by driver-partners and merchant-partners to consumers for the driver-partners and merchant-partners to fulfil their contractual promise to the consumers. The driver-partners and merchant-partners fulfil their promise to provide a service to their customer through use of the Grab

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.11	Revenue (continued)

Platform. While the Group facilitates setting the price for services, the driver-partners and consumers have the discretion in accepting the transaction price through the Grab Platform. The Group is not responsible for fulfilling the services being provided to the consumer nor does the Group have inventory risk related to these services. The Group has concluded that the Group is acting as an agent to facilitate the successful completion of transportation and delivery services by the driver-partners and merchant-partners to consumers.

In enabling connection, the driver-partners, merchant-partners and consumers are the Group’s customers; with the Group having a separate performance obligation to each:

•	the driver-partners (to connect the drive-partners with consumers to facilitate and successfully complete transportation and delivery services),

•	the merchant-partners (to connect the merchant-partners with consumers to facilitate and successfully complete ordering services); and

•	the consumer (to connect the consumer with driver-partners and merchant-partners).

The Group recognizes fees on the completion of a successful transportation and delivery service by driver-partners and merchant-partners. The Group reports revenue on a net basis, reflecting the fees owed to the Group from the driver-partners, merchant-partners and consumers as revenue, and not the gross amount collected from consumers.

iii)	Financial services

Fees predominantly earned from digital payment processing services charged to merchant-partners primarily based on the total payments volume (“TPV”) processed through the Grab Platform. TPV is the value of payments, net of payment reversals, successfully completed through the Grab Platform. Transaction fee revenue resulting from a payment processing transaction is recognized once the transaction is complete.

Financial services revenue also includes effective interest earned on loans and advances provided to merchant-partners, driver-partners and consumers (see 4.3(ii) for measurement of financial assets at amortized cost); and fees from wealth management and insurance distribution offerings.

iv)	Enterprise and new initiatives

Fees predominantly earned from digital advertising and marketing services. Revenue is recognized once the obligation to provide the service is satisfied.

Incentives to customers

The Group evaluates the presentation of the incentives paid to the driver-partners, merchant-partners and consumers based on whether the Group receives a separate identifiable benefit from the respective customer. The Group has concluded that it does not receive distinct goods or services from the respective customer and the incentives are therefore recorded as a reduction from fees received from the respective customer. To the extent that such incentives exceed the amount of fees received from the respective customer, the excess is recorded as negative revenue.

For loyalty rewards offered to customers as part of revenue transactions, the Group defers a portion of the revenue based on the estimated standalone selling price of the loyalty rewards earned and recognizes the revenue as they are redeemed in future transactions or when the rewards expire.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.12	Expenses

The components of the Group’s expenses by functions are as follows:

i)

Cost of revenue, comprises expenses directly or indirectly attributable to the Group’s Deliveries, Mobility, Financial Services and Enterprise offerings and primarily consists of data management and platform related technology costs including amortization of technology and market activity related intangible assets, compensation costs (including share-based compensation) for operations and support personnel, payment processing fees, costs incurred in relation to its motor vehicle fleet used for rental services including depreciation and impairment; costs incurred for certain Deliveries transactions where the Group is primarily responsible for delivery services and pay delivery drivers for their services provided; and an allocation of associated corporate costs such as depreciation of right of use assets.

ii)

Sales and marketing primarily consist of advertising costs, compensation costs (including share-based compensation) to sales and marketing employees and an allocation of associated corporate costs such as depreciation of right of use assets.

iii)

Research and development expenses primarily consist of compensation cost (including share-based compensation) to engineering, design and product development employees, and allocation of associated corporate costs such as depreciation of right of use assets.

iv)

General and administrative expenses primarily consist of compensation costs (including share-based compensation) for executive management and administrative personnel (including finance and accounting, human resources, policy and communications, legal, facility and general administration employees), occupancy and facility costs, administrative fees, professional service fees, depreciation on certain administration assets, legal settlement accrual and allocation of associated corporate costs such as depreciation of right of use assets.

4.13	Finance income and finance costs

The Group’s finance income and finance costs include:

•	interest income;

•	interest expense;

•	the net gain or loss on financial assets at FVTPL;

•	the foreign currency gain or loss on financial assets and financial liabilities;

•	the gain or loss on modification of financial liabilities; and

•	the unwinding of the discount on provisions.

Interest income or expense is recognized using the effective interest method.

The ‘effective interest rate’ is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument to:

•	the gross carrying amount of the financial asset; or

•	the amortized cost of the financial liability.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.13	Finance income and finance costs (continued)

In calculating interest income and expense, the effective interest rate is applied to the gross carrying amount of the asset (when the asset is not credit-impaired) or to the amortized cost of the liability. However, for financial assets that have become credit-impaired subsequent to initial recognition, interest income is calculated by applying the effective interest rate to the amortized cost of the financial asset. If the asset is no longer credit-impaired, then the calculation of interest income reverts to the gross basis.

Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest rate method.

4.14	Related parties

For the purposes of these consolidated financial statements, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

4.15	Income tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that they relate to a business combination, or items recognized directly in equity or in OCI.

The Group has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

•	temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•

temporary differences related to investments in subsidiaries to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is probable that they will not reverse in the foreseeable future; and

•	taxable temporary differences arising on the initial recognition of goodwill.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.15	Income tax (continued)

The measurement of deferred taxes reflects the tax consequences that would follow the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profits improves.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used.

In determining the amount of current and deferred tax, the Group takes into account the impact of uncertain tax positions and whether additional taxes and interest may be due. The Group believes that its accruals for income tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of judgements about future events. New information may become available that causes the Group to change its judgement regarding the adequacy of existing tax liabilities; such changes to tax liabilities will impact income tax expense in the period that such a determination is made.

4.16	Loss per share

The Group presents basic and diluted loss per share data for its ordinary shares. Basic loss per share is calculated by dividing the loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the year, adjusted for own shares held. Diluted loss per share is calculated by giving effect to all potential weighted average dilutive ordinary shares. The dilutive effect of outstanding share options, restricted share units (“RSUs”) and convertible redeemable preference shares is reflected in diluted loss per ordinary share by application of the treasury stock method.

4.17	Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

4	Significant accounting policies (continued)

4.17	Segment reporting (continued)

Group’s other components. The operating results are reviewed regularly by the Group’s chief executive officer (the Chief Operating Decision Maker or “CODM”) to make decisions about resources to be allocated to the segment and to assess its performance, and for which discrete financial information is available. Segment results that are reported to the Group’s CODM include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly corporate assets, head office expenses, and tax assets and liabilities.

4.18	Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attaching conditions will be complied with. Government grant shall be recognized in profit or loss on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grants are intended to compensate. Government grant is recognized as ‘Other income’ in profit or loss.

4.19	Standards issued but not yet effective

A number of new standards are effective for annual periods beginning after January 1, 2020 and earlier application is permitted; however, the Group has not early adopted the new or amended standards in preparing these consolidated financial statements. Based on an initial assessment, the following new and amended standards are not expected to have a significant impact on the Group’s consolidated financial statements.

•	Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 – Interest Rate Benchmark Reform – phase 2

•	IAS 16 (Amendments) – Property, plant and equipment: proceeds before intended use

•	IAS 37 (Amendments) – Onerous contract – cost of fulfilling a contract

•	IAS 1 (Amendments) – Classification of liabilities as current and non-current

•	IFRS 17 – Insurance contracts

•	Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of Accounting Policies

•	Amendments to IAS 8 – Definition of Accounting Estimates

•	Amendments to IAS 28 and IFRS 10- Sale or contribution of assets between an investor and its associate or joint venture

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

5	Property, plant and equipment

i)	Reconciliation of carrying amount

	Computers	Buildings and renovation	Motor vehicles held for leasing	Office and other equipment	Total

(in US$ millions)	$	$	$	$	$
Cost
At January 1, 2019	24	66	415	18	523
Additions	20	50	146	14	230
Write-offs/disposal	*	(1)	(9)	—	(10)
Effects of movements in exchange rates	1	2	12	1	16

At December 31, 2019	45	117	564	33	759

Additions	6	30	23	4	63
Write-offs/disposal	(2)	(20)	(104)	(1)	(127)
Effects of movements in exchange rates	1	2	3	*	6

At December 31, 2020	50	129	486	36	701

	Computers	Buildings and renovation	Motor vehicles held for leasing	Office and other equipment	Total

(in US$ millions)	$	$	$	$	$
Accumulated depreciation and impairment losses
At January 1, 2019	9	12	58	4	83
Depreciation for the year	11	33	58	7	109
Write-offs/disposal	*	*	(3)	*	(3)
Impairment loss	—	—	32	—	32
Effects of movements in exchange rates	*	1	3	*	4

At December 31, 2019	20	46	148	11	225

Depreciation for the year	15	39	65	7	126
Write-offs/disposal	(1)	(15)	(39)	*	(55)
Impairment loss	—	*	15	—	15
Effects of movements in exchange rates	1	2	3	*	6

At December 31, 2020	35	72	192	18	317

Carrying amounts
At January 1, 2019	15	54	357	14	440
At December 31, 2019	25	71	416	22	534
At December 31, 2020	15	57	294	18	384

Property, plant and equipment includes right-of-use assets of $39 million (2019: $49 million) related to leased properties and motor vehicles (see Note 23).

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

5	Property, plant and equipment (continued)

During the financial year, the Group acquired motor vehicles with an aggregate cost of $23 million (2019: $146 million) comprising cash payments of $6 million (2019: $50 million) and secured bank loan financing of $17 million (2019: $96 million).

ii)	Depreciation of property, plant and equipment

Property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives, after taking into account the estimated residual value. Management reviews the estimated useful lives and residual value of the assets annually in order to determine the amount of depreciation expenses to be recorded during any reporting year.

The review performed in 2020 did not result in any changes in estimated useful life or residual value. However, as a result of the review in 2019, the expected useful life of motor vehicles held for leasing in Singapore and Indonesia was reduced from 10 to 7 years and 8 to 5 years respectively from the date of purchase. The change was accounted prospectively from the date of the review by adjusting the depreciation in current and future years over the reduced useful life.

iii)	Impairment of motor vehicles held for leasing

Considering the impact of the global pandemic outbreak of COVID-19 during 2020 and the resultant disruption to the motor vehicle rental business activity, the Group performed an impairment review of its motor vehicles held for leasing and recognized an impairment loss of $15 million. In 2019, following a drop in rental rates and utilization rates, the Group performed an impairment review of its motor vehicles held for leasing and recognized an impairment loss of $32 million which is presented in ‘Cost of revenue’.

The recoverable amount of motor vehicles is based on its value in use, determined by discounting pre-tax future cash flows to be generated from the continuing use of the motor vehicles leasing business over the reduced useful life.

Key assumptions used in the estimate of value in use were as follows:

	2020	2019
%
Discount rate	6.9 to 12	6.7 to 12
Budgeted rental rate growth/(decline)	0 to 4	(1) to 0
Utilization rates	45 to 95	93 to 97

The discount rates applied were post-tax measures based on weighted average cost of capital. The pre-tax discount rates were 11.7% to 25.1% (2019: 11.4% to 25.4%). The budgeted rental rates growth was estimated based on historic trends adjusted for estimated future growth rates of the motor vehicles leasing business. Utilization rates were estimated based on historic trends and adjusted for estimated future utilization rates.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

6	Intangible assets and goodwill

i)	Reconciliation of carrying amount

	Software	Goodwill	Non-compete agreement	Other intangible assets	Total
(in US$ millions)	$	$	$	$	$
Cost
At January 1, 2019	21	677	1,644	12	2,354
Additions	16	—	—	5	21
Acquisitions – internally developed	31	—	—	—	31
Acquisition through business combination	*	32	—	—	32
Disposals/Write-off	(2)	—	—	—	(2)
Effects of movements in exchange rates	*	—	—	*	*

At December 31, 2019	66	709	1,644	17	2,436
Additions	6	—	—	*	6
Acquisitions – internally developed	12	—	—	—	12
Acquisition through business combination	2	3	—	—	5
Disposals/Write-off	(2)	—	—	—	(2)
Effects of movements in exchange rates	*	—	—	*	*

At December 31, 2020	84	712	1,644	17	2,457

	Software	Goodwill	Non-compete agreement	Other intangible assets	Total
(in US$ millions)	$	$	$	$	$
Accumulated amortization and impairment losses
At January 1, 2019	9	—	672	9	690
Amortization for the year	19	—	516	3	538
Disposal	(1)	—	—	—	(1)
Impairment loss	—	28	—	—	28
Effects of movements in exchange rates	*	—	—	1	1

At December 31, 2019	27	28	1,188	13	1,256
Amortization for the year	18	—	242	1	261
Disposal	(2)	—	—	—	(2)
Impairment loss	—	28	—	—	28
Effects of movements in exchange rates	*	—	—	1	1

At December 31, 2020	43	56	1,430	15	1,544

Carrying amounts
At January 1, 2019	12	677	972	3	1,664
At December 31, 2019	39	681	456	4	1,180
At December 31, 2020	41	656	214	2	913

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

6	Intangible assets and goodwill (continued)

ii)	Development costs

Included in the software is an amount of $12 million (2019: $31 million) that represents software development costs capitalized which primarily comprise staff costs.

iii)	Amortization

The amortization of software is predominantly included in ‘Cost of revenue’.

iv)	Impairment testing for CGUs containing goodwill

For the purposes of impairment testing, goodwill has been allocated (net of impairment loss recognized) to the Group’s CGUs as follows:

(in US$ millions)	2020 $	2019 $
Goodwill allocated
Southeast Asia ride hailing CGUs	606	606
Indonesia Payment CGU	34	34
Indonesia Lending CGU	5	33
Indonesia Deliveries CGU	4	4
Multiple units without significant goodwill	7	4

a) Southeast Asia ride hailing cash generating units (“Ride Hailing CGUs”)

For the purpose of impairment testing, goodwill of $606 million has been allocated to the Group’s ride hailing business operations across countries in Southeast Asia, each of which is considered a CGU (“Ride Hailing CGU”). The goodwill is allocated in proportion to the non-compete benefits attributable to each Ride Hailing CGU. These benefits are represented by the fair value of the non-compete agreement on initial recognition attributable to each Ride Hailing CGU, which was based on a valuation technique that reflected the present value of differential cash flows between “with” and “without” non-compete agreement scenarios.

The estimated recoverable amount of each Ride Hailing CGU has exceeded its carrying amount and therefore no impairment loss has been recognized (2019: Nil).

In 2020 and 2019, the recoverable amount of the Ride Hailing CGUs was based on fair value less cost of disposal. To arrive at the fair value less cost of disposal, the Group applied a revenue based multiple of 6.24 from comparable companies to the amount of revenue plus consumer incentives of each Ride Hailing CGUs (2019: a gross merchandise value multiple of 0.46 derived from comparable companies to the gross merchandise value of the Ride Hailing CGUs). The fair value measurement is categorized as a level 3 fair value (2019: level 3 fair value) based on the inputs in the valuation technique used (see Note 3.4). It has been identified that only changes beyond reasonably possible levels of revenue based multiple could cause the carrying amount to exceed the recoverable amount.

b) Indonesian mobile payments and rewards cash generating unit (“Indonesia Payment CGU”)

For the purpose of impairment testing, goodwill of $34 million has been allocated to the Group’s Indonesia Payment CGU.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

6	Intangible assets and goodwill (continued)

The estimated recoverable amount of the Indonesia Payment CGU exceeded its carrying amount and therefore no impairment loss was recognized (2019: Nil).

In 2020 and 2019 the recoverable amount of the Indonesia Payment CGU was based on fair value less cost of disposal. To arrive at the fair value less cost of disposal, the Group applied a revenue based multiple of 10.88 derived from comparable companies to the revenue of its Indonesia Payment CGUs (2019: fair value less cost of disposal derived using the price from a recent fund raising round conducted). The fair value measurement is categorized as a level 3 fair value (2019: level 3 fair value) based on the inputs in the valuation technique used (see Note 3.4). It has been identified that only changes beyond reasonably possible levels of revenue based multiple could cause the carrying amount to exceed the recoverable amount.

c) Indonesian peer to peer lending platform cash generating unit (“Indonesia Lending CGU”)

For the purpose of impairment testing, goodwill of US$33 million has been allocated to the Group’s Indonesia Lending CGU.

The carrying amount of the CGU was determined to be higher than its recoverable value an impairment loss of $28 million was recognized (2019: Nil). The impairment loss was fully allocated to goodwill and included in ‘Other expenses’.

In 2020, the recoverable amount of the Indonesia Lending CGU was based on the present value of the future cash flows expected to be derived from the CGU (value in use), using a post-tax discount rate of 15% (pre-tax discount rate 16%) with a terminal growth of 1% (2019: based on fair value less cost of disposal arrived at using a gross merchandise value multiple of 0.43 derived from that of the Group). The discount rate was based on the rate of 30-year Indonesia government bonds yield issued by the government in the relevant market and in the same currency as the cash flows, adjusted for a risk premium to reflect both the increased risk of investing in equities generally and the systematic risk of the specific CGU. The nominal gross domestic product (GDP) has been used as the long-term growth rate into perpetuity. Following the impairment loss recognized, the recoverable amount of the Indonesia Lending CGU was equal to the carrying amount. Therefore, any adverse movement in a key assumption would lead to further impairment.

d) Indonesian market place platform cash generating unit (“Indonesia Deliveries CGU”)

For the purpose of impairment testing, goodwill of $4 million has been allocated to the Group’s Indonesia Deliveries CGU.

The estimated recoverable amount of the Indonesia Deliveries CGU exceeded its carrying amount and therefore no impairment loss was recognized (in 2019, the carrying amount of the CGU was determined to be higher than its recoverable value and an impairment loss of $28 million was recognized. The impairment loss was fully allocated to goodwill and included in ‘Other expenses’).

In 2020 and 2019 the recoverable amount of this Indonesia Deliveries CGU was based on fair value less cost of disposal. To arrive at the fair value less cost of disposal, the Group applied a revenue based multiple of 1.5 (2019: multiple of 2) derived from comparable companies to the revenue of this Indonesia Deliveries CGU. The fair value measurement is categorized as a level 3 fair value (2019: level 3 fair value) based on the inputs in the valuation technique used (see Note 3.4). It has been identified that only changes beyond reasonably possible levels of revenue based multiple could cause the carrying amount to exceed the recoverable amount.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

7	Other investments

	2020	2019
(in US$ millions)	$	$
Non-current investments
Time deposits	*	*
Debt investments – at FVTPL	234	—
Equity investments – at FVTPL	143	132

	377	132
Current investments
Time deposits	1,282	1,243
Debt investments – at FVTPL	16	—

	1,298	1,243

	1,675	1,375

*	Amounts less than $1 million

Time deposits

These financial assets measured at amortized cost predominantly comprise deposits with banks and financial institutions with a maturity of more than three months from the date of placement.

Financial risk management

The exposure of other investments to relevant financial risks (credit, currency and interest rate risk) is disclosed in Note 24.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

8	Trade and other receivables

	2020	2019
(in US$ millions)	$	$
Non-current
Other receivables	4	5

Current
Trade receivables	124	95
Less: Loss allowance (see Note 24)	(40)	(26)

	84	69

Loans and advances	40	66
Less: Loss allowance (see Note 24)	(9)	(13)

	31	53

Payment cycle receivables	69	59
Less: Loss allowance (see Note 24)	(12)	(8)

	57	51
Tax recoverable	25	71
Deposits	35	39
Others	28	34
Less: Loss allowance (see Note 24)	(13)	(4)

	75	140
Prepayments	34	68

	281	381

Trade receivables

Trade receivables mainly comprise amounts due from driver-partners and merchant-partners under the Deliveries and Mobility segments respectively. They are generally due for settlement within 30 days and therefore are all classified as current.

Loans and advances

These financial assets are term loans provided to driver-partners, merchant-partners and consumers. They are generally due for settlement within 12 months and therefore are all classified as current.

Payment cycle receivables

Amounts receivable to be settled as part of a payment settlement cycle that involves consumers, merchant-partners or driver-partners.

Tax recoverable

These amounts comprise Value-added tax (“VAT”) and withholding tax recoverable which are the amount paid to the respective tax authorities which will be recovered either against future tax liabilities of the same tax authorities or refunded.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

8	Trade and other receivables (continued)

Financial risk management

The exposure of trade and other receivables to relevant financial risks (credit, currency and interest rate risk) is disclosed in Note 24.

9	Cash and cash equivalents

	2020	2019
(in US$ millions)	$	$
Short-term deposits	287	488
Cash at banks and on hand	1,886	1,023

Cash and cash equivalents in the statement of financial position	2,173	1,511
Restricted cash	(169)	(139)

Cash and cash equivalent in the statement of cash flows	2,004	1,372

Classification as cash equivalents

Term deposits are presented as cash equivalents if they have a maturity of three months or less from the date of acquisition.

Restricted cash

The amount of cash and cash equivalents balances held by subsidiaries that operate in countries where legal restrictions apply when the balances are not available for general use by the parent or other subsidiaries.

10	Capital and reserves

i) Share capital and share premium

a) Movements in ordinary shares and convertible redeemable preference shares

	Ordinary shares		Convertible redeemable preference shares

In thousands of shares	2020	2019	2020	2019
In issue at January 1	123,818	108,024	1,977,066	1,661,982
Issued for acquisition of NCI/in business combination	14,833	870	500	667
Issued for cash	—	—	225,592	314,417
Restricted share units vested	7,800	7,867	—	—
Exercise of share options	5,885	7,057	—	—

In issue at December 31 – fully paid	152,336	123,818	2,203,158	1,977,066

All ordinary shares rank equally with regard to the Company’s residual assets. Preference shareholders participate only to the extent of the face value of the shares.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

10	Capital and reserves (continued)

b) Ordinary shares

Ordinary shares have a par value of $0.000001. Amounts received above the par value is recorded as share premium. Holders of these shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at general meetings of the Company. All rights attached to the Company’s shares held by the Group are suspended until those shares are reissued.

c) Convertible redeemable preference shares

See Note 12.

ii) Nature and purpose of reserves

The reserves of the Group comprise of the following balances:

	2020	2019
(in US$ millions)	$	$
CRPS reserve	3,850	3,552
Share option reserve	79	49
Foreign currency translation reserve	22	11

	3,951	3,612

a) CRPS reserve

The CRPS reserve comprises the equity component of the convertible redeemable preference shares.

b) Share option reserve

The share option reserve comprises the cumulative value of employee services received for the issue of share options.

c) Foreign currency translation reserve

The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations.

iii) Dividends

The Company did not declare any dividend for the years ended December 31, 2020 and 2019.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

11	Subsidiaries and non-controlling interests

Details of the significant subsidiaries within the Group are as follows:

Name of subsidiaries	Country of incorporation/ operation	Ownership interests held by the Group
		2020	2019
		%	%
Grab Inc.	Cayman	100	100
A2G Holdings Inc.	Cayman	100	100
GP Network Asia Pte. Ltd.	Singapore	88	100

Non-controlling interest (“NCI”)

The following subsidiary has NCI that are material to the Group.

Name	Country of incorporation/ Principal place of business	Operating Segment	Ownership interests held by NCI
			2020	2019
			%	%
PT Bumi Cakrawala Perkasa (“BCP”)	Indonesia	Financial services	61.1	55.8

The following summarizes the information relating to Group’s subsidiaries that has material NCI, before inter-company eliminations:

	PT Bumi Cakrawala Perkasa
	2020	2019
(in US$ millions)	$	$
Revenue	(20)	(158)
Loss	(205)	(369)
OCI	(1)	8

Total comprehensive loss	(206)	(361)

Attributable to NCI:
– Loss	(117)	(212)
– OCI	(1)	5

– Total comprehensive loss	(118)	(207)

Non-current assets	50	80
Current assets	224	194
Non-current liabilities	(9)	(3)
Current liabilities	(440)	(237)

Net (liabilities)/assets	(175)	34

Net (liabilities)/assets attributable to NCI	(107)	19

Cash flows from operating activities	27	(378)
Cash flows from investing activities	(4)	4
Cash flows from financing activities (dividends to NCI: nil)	65	341

Net increase/(decrease) in cash and cash equivalents	88	(33)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

12	Convertible redeemable preference shares

Holders of the CRPS receive a non-cumulative dividend of 8% per annum on the issue price at the Company’s discretion, or whenever dividends to ordinary shareholders are declared. They do not have the right to participate in any additional dividends declared for ordinary shareholders. Each CRPS carries one vote.

Each CRPS shall be redeemed, at the option of the CRPS shareholders at any time after the June 29, 2023 at the redemption price equivalent to the issue price of the CRPS together with compound interest of 6% per annum thereon.

Each of the CRPS shall, at the option of the CRPS holder be convertible into fully paid new ordinary shares at any time prior to an initial public offering (“IPO”). In the event of an IPO, the CRPS shall be mandatorily converted into fully paid new ordinary shares at the then applicable conversion ratio. Management has determined that the conversion option shall be classified as equity.

The carrying amount of the liability component of CRPS at the end of the reporting year is arrived at as follows:

	2020	2019
(in US$ millions)	$	$
Face value of CRPS	11,547	10,153
Less:
Equity component recognized in capital reserve	(3,850)	(3,552)

Liability component of CRPS at initial recognition	7,697	6,601
Add: Accreted interest	3,070	1,655

Liability component of CRPS at the end of the reporting year	10,767	8,256

The reconciliation of movement of CRPS liability to cash flows is presented in Note 13(iv).

13	Loans and borrowings

	2020	2019
(in US$ millions)	$	$
Non-current
Bank loans	91	163
Lease liabilities	20	21

	111	184

Current
Bank loans	121	133
Lease liabilities	19	28

	140	161

A significant portion of the bank loans are secured by the Group’s motor vehicles with a carrying amount of $294 million (2019: $416 million) (see Note 5).

The Group has borrowings denominated in Singapore Dollars (“SGD”), Malaysian Ringgit (“MYR”), Indonesian Rupiah (“IDR”) and Thailand Baht (“THB”).

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

13	Loans and borrowings (continued)

i) Terms and debt repayment schedule

Terms and conditions of outstanding loans and borrowings (including lease liabilities) are as follows:

	Currency	Nominal interest rate	Year of maturity	Carrying amount
		%		$
2020
Bank loans	SGD	1.82% to 2.16%	2021-2026	110
Bank loans	SGD	COF* + 0.85% to 1.1%	2021-2025	29
Bank loans	MYR	3.09%	2021-2024	12
Bank loans	IDR	2.48% to 11.5%	2021-2025	36
Bank loans	IDR	COF* + 1.75% to 2.00%	2021-2025	21
Bank loans	THB	7.0%	2021	4
Lease liabilities	Multiple	1.85% to 11%	2021-2030	39

				251

2019
Bank loans	SGD	1.80% to 3.60%	2020-2025	157
Bank loans	SGD	COF* + 0.85% to 1.10%	2020-2025	38
Bank loans	MYR	3.09%	2020-2024	15
Bank loans	IDR	9.9% to 11.5%	2020-2024	56
Bank loans	IDR	COF* + 1.75% to 2.00%	2020-2024	30
Lease liabilities	Multiple	3.55% to 11%	2020-2026	49

				345

*	cost of funds

ii) Breach of loan covenant

The Group has bank loans in Indonesia with carrying amounts as at December 31, 2020 of $39 million (2019: $47 million) which are repayable in 5 years. These loans which are secured against motor vehicles contain financial covenants which include debt service coverage ratios and net-worth based measures which have been breached in 2020 (and were breached in 2019).

The outstanding balances of these loans are therefore presented as current liabilities. However, the lenders have provided written acknowledgements that the loans are in good standing and it is not their intention to call the loans on demand. The banks have not requested early repayment of these loans as of the date of approval of these consolidated financial statements by the Board of Directors.

iii) Financial risk management

Information about the exposure of loans and borrowings to relevant financial risks (interest rate, foreign currency and liquidity risk) is disclosed in Note 24.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

13	Loans and borrowings (continued)

iv)	Reconciliation of movements of liabilities to cash flows arising from financing activities

	Liabilities
	Convertible redeemable preference shares (Note 12)	Bank loans	Lease liabilities	Equity component of convertible redeemable preference shares	Total
	$	$	$	$	$
(in US$ millions)
Balance at January 1, 2020	8,256	296	49	3,552	12,153
Changes from financing cash flows
Proceeds from issuance of CRPS	1,091	—	—	298	1,389
Proceeds from bank loans	—	8	—	—	8
Payment of bank loans	—	(106)	—	—	(106)
Payment of lease liabilities	—	—	(30)	—	(30)
Interest paid	—	(14)	(3)	—	(17)

Total changes from financing cash flows	1,091	(112)	(33)	298	1,244
The effect of changes in foreign exchange rates	—	(3)	1	—	(2)
Other changes
Liability-related
Issuance of CRPS	4	—	—	—	4
Recognition of lease liabilities	—	—	24	—	24
Derecognition of lease liabilities	—	—	(5)	—	(5)
Secured bank loans for asset acquisition	—	17	—	—	17
Interest expense	1,416	14	3	—	1,433

Total liability-related other changes	1,420	31	22	—	1,473

Balance at December 31, 2020	10,767	212	39	3,850	14,868

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

13	Loans and borrowings (continued)

	Liabilities
	Convertible redeemable preference shares (Note 12)	Bank loans	Lease liabilities	Equity component of convertible redeemable preference shares	Total
(in US$ millions)	$	$	$	$	$
Balance at January 1, 2019	5,847	265	41	2,987	9,140
Changes from financing cash flows
Proceeds from issuance of CRPS	1,373	—	—	565	1,938
Payment of bank loans	—	(69)	—	—	(69)
Payment of lease liabilities	—	—	(28)	—	(28)
Interest paid	—	(17)	(3)	—	(20)

Total changes from financing cash flows	1,373	(86)	(31)	565	1,821
The effect of changes in foreign exchange rates	—	4	—	—	4
Other changes
Liability-related
Issuance of CRPS	3	—	—	—	3
Recognition of lease liabilities	—	—	36	—	36
Secured bank loans for asset acquisition	—	96	—	—	96
Interest expense	1,033	17	3	—	1,053

Total liability-related other changes	1,036	113	39	—	1,188

Balance at December 31, 2019	8,256	296	49	3,552	12,153

14	Provisions

	2020	2019
(in US$ millions)	$	$
Site restoration	6	6
Legal	32	*

	38	6

	2020	2019
(in US$ millions)	$	$
Non-current	3	3
Current	35	3

	38	6

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

14	Provisions (continued)

i) Site restoration

(in US$ millions)	2020 $	2019 $
Balance at January 1	6	4
Provisions made during the year	1	2
Provisions reversed during the year	(1)	*

Balance at December 31	6	6

The provisions relate to the cost of dismantling and removing assets and restoring the premises to its original condition as stipulated in the lease agreements.

ii) Legal

(in US$ millions)	2020 $	2019 $
Balance at January 1	*	3
Provisions made during the year	31	*
Effect of movements in exchange rates	1	*
Provisions reversed during the year	—	(3)

Balance at December 31	32	*

The legal provision has primarily arisen from the competition authority in Malaysia filing a legal claim in the context of the Groups position of market strength in the Mobility segment. The outcomes of these legal claims are not expected to give rise to any significant loss beyond the amounts provided as at December 31, 2020.

15	Trade and other payables

(in US$ millions)	2020 $	2019 $
Non-current liabilities
Other payables	3	6
Employee defined benefit	15	10

	18	16

Current liabilities
Trade payables	109	99
Accrued operating expenses	278	307
Electronic wallets	204	182
Tax payables	20	10
Deposits	17	14
Contract liabilities	13	*
Others	20	7

	661	619

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

15	Trade and other payables (continued)

i) Employee defined benefit

Certain subsidiaries operate a non-contributory, defined benefit pension scheme that provides retirement benefits for certain employees.

ii) Tax payables

These amounts comprise VAT and withholding tax payables.

iii) Financial risk management

Information about the exposure of trade and other payables to relevant financial risks (currency and liquidity risk) is disclosed in Note 24.

16	Income taxes

i) Amounts recognized in profit or loss

(in US$ millions)	2020 $	2019 $
Current tax expense
Current year	7	6
Changes in estimates related to prior years	*	2

	7	8
Deferred tax (credit)/expense
Origination and reversal of temporary difference	(5)	(1)

Income tax expense	2	7

ii) Reconciliation of effective tax rate

(in US$ millions)	2020 $	2019 $
Loss before tax	(2,743)	(3,981)

Tax at the domestic rates applicable to profits in the countries where the Group operates	(241)	(606)
Non-deductible expenses	66	108
Current year losses for which no deferred tax asset is recognized	196	513
Benefits from previously unrecognized tax losses	(19)	(10)
Changes in estimates related to prior years	*	2

	2	7

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

16	Income taxes (continued)

iii) Movement in deferred tax balances

(in US$ millions)	2020 $	2019 $
Deferred tax liabilities
Property, plant and equipment	1	6

(in US$ millions)	Property, plant, and equipment $
Balance at January 1, 2019	7
Recognized in profit or loss	(1)

Balance at December 31, 2019	6

Balance at January 1, 2020	6
Recognized in profit or loss	(5)

Balance at December 31, 2020	1

iv) Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of the following items:

(in US$ millions)	2020 $	2019 $
Unutilized tax losses	4,933	3,991

Deferred tax assets are recognized in the consolidated financial statements only to the extent that it is probable that future taxable profits will be available against which the Group can utilize the benefits. The use of these tax losses is subject to the agreement of the tax authorities and compliance with certain provisions of the tax legislations of the respective countries in which the group companies operate.

v) Tax losses carried forward

Out of the $4,933 million tax losses, $3,045 million expire as below. The remaining tax losses do not expire under the current tax legislation.

Expire by	$
(in US$ millions)
2021	113
2022	344
2023	927
2024	1,038
2025	582
2026	27
2027	14

Deferred tax assets have not been recognized in respect of the tax losses carry-forward because it is not probable that future taxable profits will be available against which the Group entities can utilize benefits therefrom.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

17	Share-based payment arrangements

i) Description of the share-based payment arrangements

At December 31, 2020, the Group has the following equity-settled share-based payment arrangements:

Grab Holdings Inc. Equity Incentive Plans (equity settled)

In 2015, the Company established the 2015 Equity Incentive Plan (the 2015 Plan) under which the Company may:

1.	grant options to purchase its ordinary shares (‘Share Options’); or

2.	issue restricted share units/awards (‘RSUs’);

to selected employees, officers, directors and consultants of the Company and its subsidiaries and non-employee directors of the Company. In 2018, the Company established the 2018 Equity Incentive Plan (the 2018 Plan) which serves as the successor to the 2015 Plan.

The Share Options and RSUs granted generally vest 25% on each anniversary of the grant, over a four year-period. The maximum term of Share Options granted under the 2015 and 2018 Plan does not exceed ten years from the date of grant. The Share Options and RSUs granted to employees do not have the right of the Ordinary Shares until the Share Options and RSUs are vested, exercised and recorded into the register of members of the Company.

a) Reconciliation of outstanding Share Options

The number and weighted-average exercise prices of Share Options under the Grab Holdings Inc. Equity Incentive Plans were as follows:

	Number of Share Options ’000	Weighted average exercise price per share $	Weighted-average remaining contractual life (in years)
As of January 1, 2019	69,013	$0.79	8.23
Granted	31,628	$2.44
Exercised	(6,608)	$0.72
Cancelled and forfeited	(5,632)	$0.88

As of December 31, 2019	88,401	$1.38	8.21
Granted	9,005	$2.41
Exercised	(5,607)	$0.77
Cancelled and forfeited	(4,141)	$1.29

As of December 31, 2020	87,658	$1.53	7.54

Exercisable
As of December 31, 2019	29,546	$0.69

As of December 31, 2020	44,222	$1.04

The options outstanding as at December 31, 2020 had an exercise price in the range of $0.36 to $7.91 (2019: $0.36 to $4.82). As at December 31, 2020 and 2019, certain share options were exercised but have not been registered as ordinary shares.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

17	Share-based payment arrangements (continued)

b) Reconciliation of outstanding RSUs

The number of unvested RSUs granted were as follows:

Number of unvested restricted share units
In thousands
As of January 1, 2019	19,799
Granted	23,237
Vested	(7,898)
Cancelled and forfeited	(7,285)

As of December 31, 2019	27,853
Granted	15,231
Vested	(7,760)
Cancelled and forfeited	(7,283)

As of December 31, 2020	28,041

As at December 31, 2020 and 2019, certain RSU were vested but have not been registered as ordinary shares.

ii) Share-based payment expenses

The following table summarises total share-based payment expense by function for the years ended December 31, 2019 and December 31, 2020.

(in US$ millions)	2020 $	2019 $
Cost of revenue	10	4
Sales and marketing	2	1
Research and development	14	12
General and administrative	28	17

Total	54	34

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

17	Share-based payment arrangements (continued)

iii) Measurement of fair values

a) Share Options

The fair value of the Share Options has been measured using the Black-Scholes option-pricing model. The inputs used in the measurement of the fair values at grant date were as follow:

	2020	2019
Fair value at grant date (weighted average)	$3.21	$1.47
Share price at grant date (weighted average)	$4.68	$2.71
Exercise price at grant date (weighted average)	$2.41	$2.44
Expected volatility (weighted average)	56.46%	52.70%
Expected terms (years) (weighted average)	6.0	6.2
Expected dividend (weighted average)	0%	0%
Risk-free interest rate (weighted average)	0.40%	1.80%

Expected volatility has been based on the weighted-average historical share price volatility of comparable publicly traded companies. The expected term has been estimated based on the simplified method. The risk-free interest rate has been based on the US government bond yield curve in effect at the time of grant.

b) RSUs

The fair value of the RSU’s has been measured using a hybrid method incorporating both the Probability-Weighted Expected Return Model (“PWERM”) and the Option Pricing Model (“OPM”). The inputs used in the measurement of the fair values at grant date were as follows:

	2020	2019
Fair value at grant date (weighted average)	$2.56	$2.66
Expected volatility	49.6% to 66.3%	46.6% to 49.6%
Risk-free interest rate	0.13% to 1.6%	1.6% to 2.49%
Expected dividend (weighted average)	0%	0%
Discount for lack of marketability	20%	20% to 27.5%

18	Revenue

i) Revenue streams

	2020	2019
(in US$ millions)	$	$
Deliveries	5	(638)
Mobility	438	9
Financial services	(10)	(229)
Enterprise and new initiatives	36	13

	469	(845)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

18	Revenue (continued)

Mobility includes rental income from motor vehicles of $95 million (2019: $140 million), refer to Note 23.

ii) Geographic information

	2020	2019
(in US$ millions)	$	$
Singapore	246	(30)
Malaysia	91	92
Vietnam	76	(26)
Rest of Southeast Asia	56	(881)

	469	(845)

iii) Major customers

Considering our service offering to a wide range of customers across multiple geographic locations no significant portion of our revenue recognized can be attributed to a particular customer or group of customers.

19	Income and expenses

i) Other income

	2020	2019
(in US$ millions)	$	$
Government grant income	18	—
Others	15	14

	33	14

Government grant income was provided by the Singapore Government under the Job Support Scheme.

ii) Other expenses

	2020	2019
(in US$ millions)	$	$
Impairment of goodwill	28	28
Others	12	2

	40	30

iii) Expenses by nature

Total cost of revenue, sales and marketing expenses, general and administrative expenses and research and development expenses include expenses of the following nature:

	2020	2019
(in US$ millions)	$	$
Staff costs	639	600
Operation costs	425	545
Depreciation and amortization	387	647
Marketing expenses	65	111
Professional fees	56	60

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

20	Net finance costs

	2020	2019
(in US$ millions)	$	$
Interest income under the effective interest method on:
– Time deposits	28	43
– Cash and cash equivalents	14	33
Net foreign exchange gain	11	9

Finance income	53	85

Financial liabilities measured at amortized cost – interest expense	(1,433)	(1,053)
Impairment loss and change in fair value on investment in associates	(15)	—
Net change in fair value of financial assets	(42)	(3)

Finance costs	(1,490)	(1,056)

Net finance costs recognized in profit or loss	(1,437)	(971)

21	Loss per share

The following table sets forth the computation of basic and diluted loss per share attributable to ordinary shareholders for the years ended December 31, 2020 and 2019 (in US$ millions, except share amounts which are reflected in thousands, and per share amounts):

	2020	2019
	$	$
Loss for the year	(2,745)	(3,988)
Add: Loss attributable to non-controlling interests	(137)	(241)

Loss for the year attributable to ordinary shareholders	(2,608)	(3,747)
Basic weighted-average ordinary shares outstanding	139,025	118,259

Basic loss per share attributable to ordinary shareholders	(18.76)	(31.68)

Diluted loss per share attributable to ordinary shareholders	(18.76)	(31.68)

As the Group incurred net losses for the years ended December 31, 2020 and 2019, basic loss per share was the same as diluted loss per share.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

21	Loss per share (continued)

The following weighted-average effects of potentially dilutive outstanding ordinary share awards and convertible redeemable preference shares were excluded from the computation of diluted loss per ordinary share because their effects would have been antidilutive for the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Convertible redeemable preference shares (Note 12)	2,114,895	1,825,702
Share options and RSUs (Note 17)	68,322	69,233

Total	2,183,217	1,894,935

22	Related parties

i) Transactions with key management personnel compensation

The compensation to Directors and executive officers of the Group comprised the following:

	2020	2019
(in US$ millions)	$	$
Key management personnel
Short-term employee benefits	2	2
Post-employment benefits	*	*
Share-based payment	24	6

*	Amounts less than $1 million

The aggregate value of transactions and outstanding balances related to key management personnel and entities over which they have control or joint control is insignificant.

ii) Other related party transactions

The Group did not enter into other significant related party transactions.

23	Leases

i) As a lessee

The Group leases office premises, motor vehicles and office equipment. The leases typically run for a period of one to ten years and rental payments are fixed for the years.

The Group leases office equipment with contract terms of one to five years. These leases are short-term and/or leases of low-value items. The Group has elected not to recognize right-of-use assets and lease liabilities for these leases.

Information about leases for which the Group is a lessee is presented below

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

23	Leases (continued)

a) Right-of-use assets

Right-of-use assets related to leased properties that do not meet the definition of investment property are presented as property, plant and equipment.

	Property	Motor vehicles	Total
(in US$ millions)	$	$	$
Balance at January 1, 2019	37	4	41
Depreciation charge for the year	(25)	(3)	(28)
Additions to right-of-use assets	36	—	36
Effects of movement in exchange rates	*	*	*

Balance at December 31, 2019	48	1	49

	Property	Motor vehicles	Total
(in US$ millions)	$	$	$
Balance at January 1, 2020	48	1	49
Depreciation charge for the year	(29)	(1)	(30)
Additions to right-of-use assets	24	*	24
Derecognition of right-of-use assets	(5)	*	(5)
Effects of movement in exchange rates	1	*	1

Balance at December 31, 2020	39	*	39

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

23	Leases (continued)

Amounts recognized in profit or loss

(in US$ millions)	$
2020 – Leases under IFRS 16
Interest on lease liabilities	3
Income from sub-leasing right-of-use assets presented in ‘Revenue’	(2)
Expenses relating to short-term leases	1
Expenses relating to leases of low-value assets, excluding short-term leases of low-value assets	*
Expenses relating to variable lease payments not included in the measurement of lease liabilities	1

2019 – Leases under IFRS 16
Interest on lease liabilities	3
Income from sub-leasing right-of-use assets presented in ‘Revenue’	(3)
Expenses relating to short-term leases	5
Expenses relating to leases of low-value assets, excluding short-term leases of low-value assets	*
Expenses relating to variable lease payments not included in the measurement of lease liabilities	3

*	Amounts less than $1 million

Amounts recognized in statement of cash flows

$
2020
Total cash outflow for leases	30

$
2019
Total cash outflow for leases	28

ii) As a lessor

The Group leases out its motor vehicles consisting of its owned vehicles as well as leased vehicles. All leases are classified as operating leases from a lessor perspective.

The Group leases out its motor vehicles for a period of up to 5 years (subject to the terms and conditions within the lease agreement, certain leases can be terminated by either party upon settlement of their respective dues and obligations). The Group has classified these leases as operating leases, because they do not transfer substantially all of the risks and rewards incidental to the ownership of the assets.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

23	Leases (continued)

Rental income recognized by the Group during 2020 was $95 million (2019: $140 million). The following table sets out a maturity analysis of lease receivables, showing the undiscounted lease payments to be received after the reporting date.

	2020	2019
(in US$ millions)	$	$
Not later than one year	52	80
Later than one year and not later than five years	33	173

(please also refer Note 13 – Loans and borrowings and Note 24 – Financial instruments)

24	Financial instruments

i) Financial risk management

The Group has exposure to the following risks from its use of financial instruments:

•	credit risk;

•	liquidity risk; and

•	market risk

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk, and the Group’s management of capital.

a) Risk management framework

The Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework. Group management establishes policies and procedures around risk identification, measurement, and management; and setting and monitoring risk limits and controls, in accordance with the objectives and underlying principles in the risk management framework approved by the Board of Directors. Risk management policies and procedures are reviewed regularly to reflect changes in market conditions and the Group’s activities.

b) Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s trade receivables, loans and advances, payment cycle receivables, deposits and cash and cash equivalent. The Group does not have significant credit exposure to a single counterparty.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Impairment losses on financial assets recognized in profit or loss were as follows:

	2020	2019
(in US$ millions)	$	$
Trade receivables	33	35
Loans and advances at amortized cost	10	15
Payment cycle receivables	3	12
Other receivables	11	(5)
Time deposits	8	*
Cash and cash equivalents	(2)	(1)

	63	56

*	Amounts less than $1 million

Trade receivables

Credit risk mainly relates to current trade receivables from driver-partners and merchant-partners under the Deliveries and Mobility segments. There is no significant concentration of customer credit risk. In monitoring customer credit risk, customers are grouped according to their credit characteristics which includes geographic location and operating segment. In response to the Covid-19 pandemic, the Group has been performing more frequent reviews of receivable collection and the number of days past due in order to more closely monitor credit behaviour and when necessary to respond with swift commercial action.

The Group does not have collateral in respect of outstanding trade receivables. The Group does not have trade receivables for which no loss allowance is recognized because of collateral.

The exposure to credit risk for trade receivables at the reporting date by geographic region was as follows:

	Net carrying amount
	2020	2019
(in US$ millions)	$	$
Indonesia	39	27
Singapore	20	16
Philippines	7	11
Malaysia	6	4
Vietnam	7	7
Other countries	5	4

	84	69

Expected credit loss measurement

The Group uses an allowance matrix to measure ECLs of trade receivables which comprise a large number of small balances.

Loss rates are calculated using a ‘roll rate’ method based on the probability of a receivable progressing through successive stages of delinquency to write-off. Roll rates are calculated separately for exposures in

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

different segments based on the common credit risk characteristics of geographic region and type of services purchased. Loss rates are based on actual payment and credit loss experience over the preceding 12 to 18 months. These rates are multiplied by scalar factors to reflect differences between economic conditions during the period over which the historical data has been collected, current conditions and the Group’s view of economic conditions over the expected lives of the receivables. The scalar factors were increased in 2020, reflecting the actual and expected impact of the COVID-19 pandemic in each geographic region.

The following table provides information about the exposure to credit risk and ECLs for trade receivables as at December 31, 2020:

	Weighted average loss rate	Gross carrying amount	Loss allowance	Credit- impaired
(in US$ millions)%		$	$
2020
Current (not past due)	7.48	68	(5)	No
1 – 30 days past due	16.65	17	(3)	No
31 – 60 days past due	45.85	4	(2)	No
61 – 90 days past due	49.32	4	(2)	No
91 – 120 days past due	76.74	3	(2)	No
More than 121 days	94.57	28	(26)	Yes

		124	(40)

	Weighted average loss rate	Gross carrying amount	Loss allowance	Credit- impaired
(in US$ millions)%		$	$
2019
Current (not past due)	7.66	43	(3)	No
1 – 30 days past due	5.64	21	(1)	No
31 – 60 days past due	11.13	8	(1)	No
61 – 90 days past due	53.22	*	*	No
91 – 120 days past due	53.66	2	(1)	No
More than 121 days	92.42	21	(20)	Yes

		95	(26)

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Movements in allowance for impairment in respect of trade receivables

The movement in the allowance for impairment in respect of trade receivables during the year was as follows:

	2020	2019
(in US$ millions)	$	$
At January 1	26	13
Impairment loss recognized	33	35
Amounts written off	(20)	(22)
Exchange translation differences	1	*

At December 31	40	26

*	Amounts less than $1 million

Deposits with banks and financial institutions and cash and cash equivalents

At December 31, 2020, the Group held deposits with banks and financial institutions and cash and cash equivalents of $1,282 million (2019: $1,243 million) and $2,173 million (2019: $1,511 million) respectively. These amounts are held with reputable bank and financial institution counterparties.

Impairment on deposits with a maturity of 12 months or less from reporting date and cash and cash equivalents has been measured on the 12-month expected loss basis and reflects the short maturities of the exposures. Impairment on deposits with a maturity of more than 12 months from reporting date has been measured on an expected loss basis that reflects the longer maturities of the exposures. The Group considers that these amounts have low credit risk based on the external credit ratings of the counterparties and therefore have insignificant provision for expected credit losses.

Loans and advances

Credit risk mainly pertains to term loans provided to merchant-partners, driver-partners and consumers. The Group closely monitors credit quality for the loans and advances to manage and evaluate the Group’s related exposure to credit risk. Credit risk management begins with initial underwriting and continues through to full repayment of a loan or advance. To assess a borrower who requests a loan or advance, the Group, among other indicators, internally developed risk models using detailed information from internal historical experience including the borrower’s prior repayment history with the Group as well as other measures. The Group uses delinquency status and trends to assist in making new and ongoing credit decisions, adjust models, plan collection practices and strategies. During the year ended December 31, 2020, the Group temporarily extended credit terms for specific borrowers with liquidity constraints arising as a direct result of the COVID-19 pandemic. All extensions were granted after careful consideration of the impact of the COVID-19 pandemic on the creditworthiness of the borrower and each borrower that was granted an extension is closely monitored for credit deterioration. The Group has been performing more frequent reviews of receivable collection and the number of days past due in order to more closely monitor credit behaviour and when necessary to respond with swift commercial action.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Exposure to credit risk

The exposure to credit risk for loans and advances at the reporting date by geographic region was as follows:

	Carrying amount
	2020	2019
(in US$ millions)	$	$
Malaysia	2	4
Singapore	9	22
Thailand	11	5
Philippines	7	6
Indonesia	*	16
Vietnam	2	—

	31	53

*	Amounts less than $1 million

There is no concentration of credit risk for loans and advances.

Loss rates are calculated using a ‘roll rate’ method based on the probability of a receivable progressing through successive stages of delinquency to write-off. Roll rates are calculated separately for exposures in different segments based on the following common credit risk characteristics – geographic region, nature of counterparty and age of relationship.

The following table provides information about the exposure to credit risk and ECLs for loans and advances to customers.

	Weighted average loss rate	Gross carrying amount	Loss allowance	Credit- impaired
(in US$ millions)%		$	$
2020
Current (not past due)	7.19	29	(2)	No
1 – 30 days past due	42.85	5	(2)	No
31 – 60 days past due	79.55	3	(2)	No
61 – 90 days past due	80.80	1	(1)	No
91 – 120 days past due	100.00	1	(1)	Yes
More than 121 days	100.00	1	(1)	Yes

		40	(9)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

	Weighted average loss rate	Gross carrying amount	Loss allowance	Credit- impaired
(in US$ millions)%		$	$
2019
Current (not past due)	4.16	47	(2)	No
1 – 30 days past due	26.47	8	(2)	No
31 – 60 days past due	78.25	3	(3)	No
61 – 90 days past due	83.31	1	(1)	No
91 – 120 days past due	95.39	2	(1)	Yes
More than 121 days	95.45	5	(4)	Yes

		66	(13)

c) Liquidity risks

Risk management policy

‘Liquidity risk’ is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

Management monitors rolling forecasts of the Group’s cash and cash equivalents on the basis of expected cash flows. This is generally carried out at local level in the operating companies of the Group in accordance with practice and limits set by the Group. These limits vary by location to take into account the liquidity of the market in which the entity operates. In addition, the Group’s liquidity management policy involves projecting cash flows in major currencies and considering the level of liquid assets necessary to meet these.

The Group monitors its liquidity risk and maintains a level of cash and bank balances deemed adequate by management to finance the Group’s operations and to mitigate the effects of fluctuation in cash flows.

As part of their overall liquidity management, the Group maintains sufficient levels of funds to meet its working capital requirements. The Group’s operations are financed mainly through the issuance of convertible redeemable preference shares (see Note 2).

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

The following are the contractual maturities of financial liabilities. The amounts are gross and undiscounted and include contractual interest payments.

	Cash flows
	Carrying amount	Contractual cash flows	Less than 1 year	1 to 5 years	More than 5 years
(in US$ millions)	$	$	$	$	$
2020
Financial liabilities
Bank loans	212	(233)	(136)	(97)	—
Trade and other payables	586	(586)	(585)	(1)	—
Lease liabilities	39	(40)	(19)	(21)	*
Convertible redeemable preference shares	10,767	(15,535)	—	(15,535)	—

	11,604	(16,394)	(740)	(15,654)	*

2019
Financial liabilities
Bank loans	296	(329)	(133)	(196)	—
Trade and other payables	546	(546)	(544)	(2)	—
Lease liabilities	49	(55)	(32)	(23)	*
Convertible redeemable preference shares	8,256	(13,871)	—	(13,871)	—

	9,147	(14,801)	(709)	(14,092)	*

*	Amounts less than $1 million

d) Market risks

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Group’s income. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising the return.

Currency risk

The Group is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables, cash and cash equivalents and borrowings that are denominated in a currency other than the respective functional currencies of Group entities. The functional currencies of Group entities are primarily the currency of the country in which the entity operates. The currencies in which these transactions primarily are denominated are also in the currency in which the entity operates. The currencies in which these transactions are primarily denominated are the Singapore Dollar (“SGD”) and Indonesian Rupiah (“IDR”).

Interest on external borrowings is denominated in the currency of the borrowing. Generally, Group entities’ external borrowings are denominated in currencies that match the cash flows generated by the underlying operations of the Group, which is also the currency of the country in which the entity operates.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

In respect of other monetary assets and liabilities denominated in foreign currencies, the Group’s policy is to ensure that its net exposure is kept at a reasonable level by buying or selling foreign currencies at spot rates when necessary to address short term imbalances.

Exposure to currency risk

The summary quantitative data about the exposure to currency risk as reported to the management of the Group is as follows:

December 31, 2020	SGD	IDR
(in US$ millions)	$	$
Trade receivables	27	52
Payment cycle receivables	45	4
Loans and advances	10	*
Cash and cash equivalents	202	377
Trade payables	(13)	(42)
Loans and borrowings	(139)	(57)

Net exposure	132	334

December 31, 2019	SGD	IDR
(in US$ millions)	$	$
Trade receivables	21	36
Payment cycle receivables	50	*
Loans and advances	25	24
Cash and cash equivalents	201	235
Trade payables	(6)	(61)
Loans and borrowings	(194)	(86)

Net exposure	97	148

*	Amounts less than $1 million

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Sensitivity analysis

A reasonable possible strengthening (weakening) of the US dollar, as indicated below, against the SGD and IDR at December 31 would have increased or (decreased) the profit or loss by the amounts shown below. The analysis assumes that all variables, in particular interest rates, remain constant.

December 31, 2020	Profit or loss
(in US$ millions)	$
SGD (5% strengthening)	7
IDR (5% strengthening)	18

SGD (5% weakening)	(6)
IDR (5% weakening)	(16)

December 31, 2019	Profit or loss
(in US$ millions)	$
SGD (5% strengthening)	5
IDR (5% strengthening)	8

SGD (5% weakening)	(5)
IDR (5% weakening)	(7)

Interest rate risks

Exposure to interest rate risk

The Group’s main interest rate risk arises from long-term borrowings with variable rates, which expose the Group to cash flow interest rate risk. During 2020 and 2019 the Group’s borrowings at variable rate were mainly denominated in Singapore Dollars and Indonesian Rupiah. The borrowings are periodically contractually repriced and to the extent are also exposed to the risk of future changes in market interest rates.

The interest rate profile of the Group’s interest-bearing financial instruments as reported to the management of the Group is as follows:

	Carrying amount
	2020	2019
(in US$ millions)	$	$
Fixed-rate instruments
Other investments	1,282	1,243
Cash and cash equivalents	2,173	1,511
CRPS (liability component – see Note 12)	10,767	8,256
Bank loans	(162)	(228)

Variable-rate instruments
Bank loans	(50)	(68)

Fair value sensitivity analysis for fixed-rate instruments

Most fixed-rate financial assets and financial liabilities of the Group are not accounted for at FVTPL. Therefore, a change in interest rates at the reporting dates would not materially affect profit or loss.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

Cash flow sensitivity analysis for variable rate instruments

A change of 100 basis points in interest rates at the reporting date would have had an insignificant impact to the profit or loss and equity.

ii) Capital management

The Group’s objectives in managing capital are to ensure that the Group will be able to continue as a going concern and to maintain an optimal capital structure so as to enable it to execute business plans and to maximise shareholder value. The Group defines “capital” as including all components of equity, convertible redeemable preference shares and external borrowings.

The capital management strategy translates into the need to ensure that at all times the Group has the liquidity and cash to meet its obligations as they fall due while maintaining a careful balance between equity and debt to finance its assets, day-to-day operations and future growth. Having access to flexible and cost-effective financing allows the Group to respond quickly to opportunities.

The Group’s capital structure is reviewed on an ongoing basis with adjustments made in light of changes in economic conditions, regulatory requirements and business strategies affecting the Group. The Group balances its overall capital structure by considering the costs of capital and the risks associated with each class of capital. In order to maintain or achieve an optimal capital structure, the Group may issue new shares from time to time, retire or obtain new borrowings or adjust our asset portfolio.

There were no material changes in the Group’s approach to capital management during the financial year.

iii) Accounting classification and fair values

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

		Carrying amount				Fair value
	Note	Mandatorily at FVTPL	Financial assets at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$	$	$	$	$	$	$	$
(in US$ millions)
December 31, 2020
Financial assets measured at fair value
Debt investments		250	—	—	250	228	22	—	250
Equity investments	7	143			143	—	—	143	143

		393	—	—	393

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

		Carrying amount				Fair value
	Note	Mandatorily at FVTPL	Financial assets at amortized cost	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total
		$	$	$	$	$	$	$	$
(in US$ millions)
Financial assets not measured at fair value
Time deposits	7	—	1,282	—	1,282
Trade and other receivables	8	—	214	—	214

Cash and cash equivalents	9	—	2,173	—	2,173

		—	3,669	—	3,669

Financial liabilities not measured at fair value
Convertible redeemable preference shares – liability component	12	—	—	(10,767)	(10,767)
Bank loans	13	—	—	(212)	(212)
Trade and other payables	15	—	—	(586)	(586)

		—	—	(11,565)	(11,565)

(in US$ millions)
December 31, 2019
Financial assets measured at fair value
Equity investments	7	132	—	—	132	—	—	132	132

Financial assets not measured at fair value
Time deposits	7	—	1,243	—	1,243
Trade and other receivables	8	—	246	—	246
Cash and cash equivalents	9	—	1,511	—	1,511

		—	3,000	—	3,000

Financial liabilities not measured at fair value
Convertible redeemable preference shares – liability component	12	—	—	(8,256)	(8,256)
Bank loans	13	—	—	(296)	(296)
Trade and other payables	15	—	—	(546)	(546)

		—	—	(9,098)	(9,098)

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

24	Financial instruments (continued)

iv) Measurement of fair values

a) Valuation techniques and significant unobservable inputs

The following tables show the valuation techniques used in measuring Level 2 and Level 3 fair values for financial instruments in the statement of financial position, as well as the significant unobservable inputs used.

Financial instruments measured at fair value

The movement in fair value arising from reasonably possible changes to the significant unobservable inputs was assessed as not significant.

	Valuation technique	Significant unobservable inputs	Inter-relationship between significant unobservable inputs
Assets
Debt investments	Quoted broker prices	Not applicable	Not applicable
Equity investment	Market comparison technique	Adjusted market multiple	The estimated fair value would increase (decrease) if the adjusted market multiple were higher (lower).

b) Level 3 fair values

The following table shows a reconciliation from the opening balances to the ending balances for Level 3 fair values:

$
(in US$ millions)
At January 1, 2019	128
Net change in fair value (unrealized)	(3)
Purchases	13
Sales	(6)

At December 31, 2019	132

At January 1, 2020	132
Net change in fair value (unrealized)	(42)
Purchases	53

At December 31, 2020	143

25	Operating segments

i) Basis for segmentation

The Group has the following strategic divisions which are its operating and also reportable segments. These segments offer different products and services, and are generally managed separately from a commercial, technological, marketing, operational and regulatory perspective. The Group’s chief executive officer (the Chief Operating Decision Maker or CODM) reviews performance of each segment on a monthly basis for the purposes of business management, resource allocation, operating decision making and performance evaluation.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

25	Operating segments (continued)

The following summary describes the operations of each reportable segment:

Reportable segments	Operations
Deliveries

Connecting driver partner and merchant partner with consumers to create a localized logistics platform, facilitating on-demand and scheduled delivery of a wide variety of daily necessities, including ready-to-eat meals and groceries, as well as point-to-point parcel delivery.

Mobility

Connecting consumers with rides provided by driver partner across a wide variety of multi-modal mobility options including private cars, taxis, motorcycles (in certain countries), and shared mobility options, such as carpooling. It also includes vehicle rental to enable driver partner to be able to offer services through the platform.

Financial services

Digital solutions offered by and with our business partners to address the financial needs of our driver and merchant partner and consumers, including digital payments, lending, receivables factoring, insurance distribution and wealth management in selected markets.

Enterprise and new initiatives

A growing suite of enterprise offerings including advertising and marketing offerings, and anti-fraud offerings. It also includes other lifestyle services offered by our business partners to consumers including domestic and home services, flights, hotel bookings and subscriptions in certain markets.

ii) Information about reportable segments

The CODM evaluates operating segments based on revenue and Segment Adjusted EBITDA. Segment reporting revenue is disclosed in Note 18 – Revenue. Total revenue for reportable segments equals consolidated revenue for the Group.

Adjusted EBITDA is defined as net loss adjusted to exclude: (i) net interest income (expenses), (ii) other income (expenses), (iii) income tax expenses, (iv) depreciation and amortization, (v) stock-based compensation expenses, (vi) costs related to mergers and acquisitions, (vii) unrealized foreign exchange gain (loss), (viii) impairment losses on goodwill and non-financial assets, (ix) fair value changes on investments, (x) restructuring costs and (xi) legal, tax and regulatory settlement provisions.

Segment Adjusted EBITDA is the Adjusted EBITDA of each operating segment, excluding, in each case regional corporate costs.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

25	Operating segments (continued)

Information about each reportable segment and reconciliation to amounts reported in consolidated financial statements is set out below:

	2020	2019
(in US$ millions)	$	$
Segment Adjusted EBITDA
Deliveries	(211)	(809)
Mobility	307	(194)
Financial services	(331)	(548)
Enterprise and new initiatives	9	(3)

Total reportable Segment Adjusted EBITDA	(226)	(1,554)
Regional corporate costs	(554)	(683)

Adjusted EBITDA	(780)	(2,237)
Net interest income (expenses)	(1,391)	(977)
Other income (expenses)	10	13
Income tax expenses	(2)	(7)
Depreciation and amortization	(387)	(647)
Stock-based compensation expenses	(54)	(34)
Unrealized foreign exchange loss	*	(4)
Impairment losses on goodwill and non-financial assets	(43)	(60)
Fair value changes on investments	(57)	(3)
Restructuring costs	(2)	(1)
Legal, tax and regulatory settlement provisions	(39)	(31)

Consolidated profit or loss after tax	(2,745)	(3,988)

*	Amounts less than $1 million

Assets and liabilities are predominantly reviewed by the CODM regionally and not at a segment level. Within the Group’s non-current assets are property, plant and equipment which are primarily located in Singapore and Indonesia. Other non-current assets such as intangible assets, goodwill and other investments are predominantly regional assets.

26	Business combinations

There were no material acquisitions of businesses during the financial year ended December 31, 2020 and 2019.

For the financial year ending December 31, 2019, a business acquired was PT Indonusa Bara Sejahtera and its subsidiary (“Taralite”), the summarised details of which are as follows:

On January 31, 2019, the Group acquired 99% of Taralite through the Group subsidiary PT Bumi Cakrawala Perkasa. Taking control of Taralite was to enable the Group to expand its lending business in Indonesia through Taralite’s peer-to-peer lending licences and credit scoring capabilities. The following table summarizes the recognized amounts of assets acquired, and liabilities assumed on the date of acquisition.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

26	Business combinations (continued)

Identifiable assets acquired and liabilities assumed

The following table summarizes the recognized amounts of assets acquired, and liabilities assumed on the date of acquisition.

(in US$ millions)	$
Identifiable net assets acquired	(2)
Less: Non-controlling interest’s share of identifiable net assets	—
Goodwill on acquisition	33

Total purchase consideration	31

The goodwill was attributable mainly to the cost and revenue synergies that were expected from integration of Taralite’s operations and assets into the Group’s expansion in the financial services sector.

However, an impairment loss has been recognized against this goodwill (see Note 6) arising primarily from a reduction in lending activity due to the impact of the COVID-19 pandemic.

27	Contingencies and commitments

i) Contingencies

The Group is involved in multiple legal proceedings in the countries in which it operates. These legal proceedings relate to a range of matters including personal injury or property damage cases, employment or labor-related disputes, contractual disputes with suppliers or commercial partners, disputes with third parties and regulatory inquiries and proceedings relating to compliance with competition, privacy or other applicable regulations.

As at December 31, 2020, in view of the uncertainty of the outcome of these proceedings, with the exception of certain specific legal claims (see Note 14), provisions for such claims have not been recognized as the Group does not consider these proceedings to result in obligations or in the outflow of resources.

These possible obligations include the following:

a) An internal investigation into potential violations of certain anti-corruption laws relating to the Group’s operations in one of the countries in which it operates. The Group has voluntarily self-reported the potential violations to the U.S. Department of Justice. As at December 31, 2020, in view of the uncertainty of the outcome of this matter, the Group does not consider it to result in a present obligation that will give rise to probable outflow of resources that can be reliably estimated; and

b) In March 2021, as part of a routine tax audit in Indonesia which commenced in September 2020, the tax authority requested for information with regards to the Group’s tax position on certain withholding tax matters relating to transactions in fiscal year 2018. Based on management’s interpretation of Indonesia tax law, the Group has not accrued for any tax liability relating to these withholding tax matters as of December 31, 2020. Depending on the outcome of this tax audit, the Group could be assessed withholding taxes by the tax authority that could be material to the Group’s financial position.

The accompanying notes form an integral part of these consolidated financial statements.

Grab Holdings Inc and its subsidiaries

Consolidated financial statements

For the financial year ended December 31, 2020

27	Contingencies and commitments (continued)

ii) Commitments

The Group has entered into non-cancellable contracts which mainly pertain to office leases and purchase of data processing and technology platform infrastructure services. The following table summarizes significant contractual obligations and commitments as of December 31, 2020:

	Payments due by period
	Total	Less than 1 year	1 to 5 years	More than 5 years
(in US$ millions)	$	$	$	$
Non-cancellable purchase obligations	542	108	434	—
Obligations for leases not yet commenced	104	4	47	53

	646	112	481	53

28	Subsequent events

i)

In April 2021, the Group announced that it set intends to become listed on Nasdaq in the United States through a merger with a special purpose acquisition vehicle (SPAC) company Altimeter Growth Corp. (Nasdaq: “AGC”) owned by Altimeter Capital Management, LP. The proposed transaction is anticipated to provide the Group with approximately $4,540 million in cash proceeds if the listing process is completed by a specific date and certain business performance metrics and criteria are maintained.

ii)

In January 2021, the Group has entered into a funding credit agreement which provides $2,000 million in term loans secured against assets of the Company and certain subsidiaries. These assets include intellectual property, bank accounts, receivables, property and any proceeds from the sale or disposal of these assets. The term loan facility matures in January 2026 and requires quarterly principal payments of 0.25% of the original principal amount per quarter through to December 2025, with any remaining balance payable in January 2026. The term loan credit agreement contains certain affirmative and negative covenants applicable to Grab and certain of Grab’s subsidiaries, including, among other things, restrictions on indebtedness, liens, and fundamental changes.

iii)

The Group conducts its payment service business in Indonesia through its subsidiary, BCP. On July 1, 2021, the Payment System Regulation in Indonesia imposed an 85% investment limit and a 49% voting power limit for foreign shareholders. The Group together with other foreign shareholders currently holds approximately 81% in BCP. The Group also holds certain special governance rights and additional contractual rights over BCP. As a result, the current foreign shareholding and governance structure of BCP could be deemed to be in non-compliance with the new regulation. As such, the shareholders will be required to adjust the voting structure and governance rights which may in turn prevent the Group from continuing to consolidate BCP in its financial statements. The regulation would also require compliance with capital, risk management, and information system capability requirements, failing which Bank Indonesia may withhold the conversion of the e-money license to the Systemic Payment Provider license, and this might materially and adversely impact BCP’s business, results of operations, financial condition and prospects.

The accompanying notes form an integral part of these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Altimeter Growth Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Altimeter Growth Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cashflows for the period from August 25, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 25, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the over all presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 17, 2021

ALTIMETER GROWTH CORP.

BALANCE SHEET

DECEMBER 31, 2020

(Restated)

ASSETS
Current assets:
Cash	$855,972
Prepaid expenses	275,591

Total Current Assets	1,131,563

Cash and marketable securities held in Trust Account	500,000,000

Total Assets	$501,131,563

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$64,100

Total Current Liabilities	64,100

Warrant liability	102,879,957
FPA liability	54,310,054
Deferred underwriting fee payable	17,500,000

Total Liabilities	174,754,111

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 32,137,745 shares at $10.00 per share	321,377,450

Shareholders’ Equity
Preferred share, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, 17,862,255 issued and outstanding (excluding 32,137,745 shares subject to possible redemption)	1,786
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 12,500,000 issued and outstanding	1,250
Additional paid-in capital	135,996,855
Accumulated deficit	(130,999,889)

Total Shareholders’ Equity	5,000,002

Total Liabilities and Shareholders’ Equity	$501,131,563

The accompanying notes are an integral part of the financial statements.

ALTIMETER GROWTH CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 25, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(Restated)

Formation and general and administrative expenses	$212,799

Loss from operations	(212,799)

Other income (expense):
Transaction costs allocable to warrant liability	(869,977)
Loss resulting from issuance of private placement warrants	(6,864,584)
Change in fair value of warrant liability	(68,742,475)
Change in fair value of FPA liability	(54,310,054)

Net loss	$(130,999,889)

Weighted average shares outstanding of Class A redeemable ordinary shares	50,000,000

Basic and diluted income per share, Class A	$(0.00)

Weighted average shares outstanding of Class B non-redeemable ordinary shares	12,116,142

Basic and diluted net loss per share, Class B	$(10.81)

The accompanying notes are an integral part of these financial statements.

ALTIMETER GROWTH CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM AUGUST 25, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance — August 25, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	12,500,000	1,250	23,750	—	25,000
Sale of 50,000,000 Units, net of underwriting discounts, offering costs and Public Warrant value	50,000,000	5,000	—	—	457,347,341	—	457,352,341
Class A ordinary shares subject to possible redemption	(32,137,745)	(3,214)	—	—	(321,374,236)	—	(321,377,450)
Net loss	—	—	—	—	—	(130,999,889)	(130,999,889)

Balance — December 31, 2020	17,862,255	$1,786	12,500,000	$1,250	$135,996,855	$(130,999,889)	$5,000,002

The accompanying notes are an integral part of these financial statements.

ALTIMETER GROWTH CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 25, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(Restated)

Cash Flows from Operating Activities:
Net loss	$(130,999,889)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	68,742,475
Change in fair value of FPA liability	54,310,054
Formation cost paid by Sponsor in exchange for issuance of Class B ordinary shares	5,000
Transaction costs allocable to warrant liabilities	869,977
Loss resulting from issuance of private placement warrants	6,864,584
Changes in operating assets and liabilities:
Prepaid expenses	(248,791)
Accrued expenses	64,100

Net cash used in operating activities	(392,490)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(500,000,000)

Net cash used in investing activities	(500,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Class A ordinary shares, net of underwriting discounts paid	490,000,000
Proceeds from sale of Private Placement Warrants	12,000,000
Repayment of promissory note - related party	(178,120)
Payment of offering costs	(573,418)

Net cash provided by financing activities	501,248,462

Net Change in Cash	855,972
Cash – Beginning of period	—

Cash – End of period	$855,972

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$444,287,348

Change in value of Class A ordinary shares subject to possible redemption	$(122,909,898)

Deferred underwriting fee payable	$17,500,000

Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$20,000

Payment of offering costs through promissory note – related party	$151,320

Payment of prepaid expenses through promissory note – related party	$26,800

Initial measurement of warrants issued in connection with the initial Public Offering accounted for as liabilities	$34,137,482

Initial measurement of FPA units issued in connection with the initial Public Offering accounted for as liabilities	$350,430

The accompanying notes are an integral part of these financial statements.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Altimeter Growth Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 25, 2020 under the name of Altimeter Growth Opportunities Corp. On August 31, 2020 the Company’s name was changed to Altimeter Growth Corp. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 25, 2020 (inception) through December 31, 2020, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 30, 2020. On October 5, 2020 the Company consummated the Initial Public Offering of 50,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $500,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Altimeter Growth Holdings (the “Sponsor”), generating gross proceeds of $12,000,000, which is described in Note 5.

Transaction costs amounted to $28,244,738, consisting of $10,000,000 of underwriting fees, $17,500,000 of deferred underwriting fees and $744,738 of other offering costs.

Following the closing of the Initial Public Offering on October 5, 2020, an amount of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and was invested in cash but will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until October 5, 2022 (or by December 5, 2022 if the Company has executed a letter of intent, agreement in principle, or definitive agreement for a Business Combination by October 5, 2022, but the Company has not completed a Business Combination by October 5, 2022) to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On April 12, 2021, the Staff of the SEC issued a statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies.” In the statement, the SEC Staff, among other things, highlighted potential accounting implications of certain terms that are common in warrants issued in connection with the initial public offerings of special purpose acquisition companies such as the Company. As a result of the Staff statement and in light of evolving views as to certain provisions commonly included in warrants issued by special purpose acquisition companies, we re-evaluated the accounting for Warrants (as defined in Note 5) and Forward Purchase Agreements (“FPA”) (as defined in Note 7) under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in shareholders’ equity. Since the Warrants and FPAs meet the definition of a derivative under ASC 815-40, we have restated the financial statements to classify the Warrants and FPAs as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the statement of operations at each reporting date.

The Company’s prior accounting treatment for the Warrants and FPAs was equity classification rather than as derivative liabilities. Accounting for the Warrants and FPAs as liabilities pursuant to ASC 815-40 requires that the Company re-measure the Warrants and FPAs to their fair value each reporting period and record the changes in such value in the statement of operations. Accordingly, the Company has restated the value and classification of the Warrants and FPAs in the Company’s financial statements included herein (“Restatement”).

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following summarizes the effect of the Restatement on each financial statement line item for each period presented herein, each prior interim period of the current fiscal year, and as of the date of the Company’s consummation of its IPO.

	As of December 31, 2020
	As Reported	As Restated	Difference
Balance Sheet
Warrant liability	$—	$102,879,957	$102,879,957
FPA liability	—	54,310,054	54,310,054
Total Liabilities	17,564,100	174,754,111	157,190,011
Class A ordinary shares subject to possible redemption	478,567,460	321,377,450	(157,190,010)
Class A ordinary shares, $0.0001 par value	214	1,786	1,572
Additional paid-in capital	5,211,338	135,996,855	130,785,517
Accumulated deficit	(212,799)	(130,999,889)	(130,787,090)
Total Shareholders’ Equity	5,000,003	5,000,002	(1)

	For the Period from August 25, 2020 Through December 31, 2020
	As Reported	As Restated	Difference
Statements of Operations
Transaction costs	$—	$(869,977)	$(869,977)
Loss on change in fair value of warrant liability	—	(68,742,475)	(68,742,475)
Loss on change in fair value of FPA liability	—	(54,310,054)	(54,310,054)
Loss resulting from issuance of private placement warrants	—	(6,864,584)	(6,864,584)
Other income (expense), net	—	(130,787,090)	(130,787,090)

Net loss	$(212,799)	$(130,999,889)	$(130,787,090)

Per Share Data:
Basic and diluted net loss per share, Class A	$—	$—	$—
Basic and diluted net loss per share, Class B	$(0.02)	$(10.81)	$(10.79)

Statement of Cash Flows
Cash flows from operating activities:
Net Loss	(212,799)	(130,999,889)	(130,787,090)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in FV of warrant liability	—	(68,742,475)	(68,742,475)
Change in FV of FPA liability	—	(54,310,054)	(54,310,054)
Transaction cost allocable to warrant liability	—	(869,977)	(869,977)
Loss resulting from issuance of private placement warrants	—	(6,864,584)	(6,864,584)
Non-cash investing and financing activities:
Initial classification of Class A ordinary shares subject to redemption	478,775,260	444,287,348	(34,487,912)
Change in value of Class A ordinary shares subject to redemption	(207,800)	(122,909,898)	(122,702,098)
Initial measurement of warrants issued in connection with the initial Public Offering accounted for as liabilities	—	34,137,482	34,137,482
Initial measurement of FPA issued in connection with the initial Public Offering accounted for as liabilities	—	350,430	350,430

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

	As of October 5, 2020
	As Reported	As Restated	Difference
Balance Sheet
Warrant liability	$—	$34,137,482	$34,137,482
FPA liability	—	350,430	350,430
Total Liabilities	18,213,438	52,701,350	34,487,912
Class A ordinary shares subject to possible redemption	478,775,260	444,287,348	(34,487,912)
Class A ordinary shares, $0.0001 par value	212	557	345
Additional paid-in capital	5,003,540	13,088,186	8,084,646
Accumulated deficit	(5,000)	(8,089,991)	(8,084,991)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the year ended December 31, 2020 are restated in this Annual Report on Form 10-K/A (Amendment No. 1) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued financial statements for such periods. The restated financial statements are indicated as “Restated” in the financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant and FPA liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Cash Held in Trust Account

At December 31, 2020, all of the assets held in the Trust Account were invested in cash.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On October 5, 2020, offering costs amounting to $28,244,738 were substantially paid through proceeds from the offering and charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expense in the Company’s Statement of Operations.

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Warrant and FPA Liabilities

The Company accounts for the Warrants and FPAs as either equity-classified or liability-classified instruments based on an assessment of the specific terms the and of the Warrants and FPAs applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPAs are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPAs are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPAs and as of each subsequent quarterly period end date while the Warrants and FPAs are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price, as well as a Modified Black Scholes Option Pricing Model. The Private Placement Warrants are valued using a Black Scholes Option Pricing Model. The fair value of the FPAs has been estimated using a discounted cash flow method. See Note 10 for further discussion of the pertinent terms of the Warrants and Note 11 for further discussion of the methodology used to determine the value of the Warrants and FPAs.

Net Loss Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 22,000,000 shares of Class A ordinary shares in the aggregate.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company’s statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, if any, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period From August 25, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$—

Net Earnings	$—

Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	50,000,000

Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00

Non-Redeemable Class B ordinary shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(130,999,889)
Less: Redeemable Net Earnings	—

Non-Redeemable Net Loss	$(130,999,889)

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	12,116,142

Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(10.81)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the shareholders

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

On October 5, 2020, pursuant to the Initial Public Offering, the Company sold 50,000,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, on October 5, 2020, the Sponsor purchased an aggregate of 12,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $12,000,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

On August 28, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 17,250,000 Class B ordinary shares. On September 2, 2020, the Sponsor contributed 4,750,000 Class B ordinary shares back to the Company for no consideration, resulting in 12,500,000 Class B ordinary shares (the “Founder Shares”) being issued and outstanding. All share and per- share amounts have been retroactively restated to reflect the share cancellation. On September 10, 2020, the Sponsor transferred 75,000 Founder Shares to each of its independent directors, for an aggregate amount of 225,000 Founder Shares transferred. The Founder Shares included an aggregate of up to 1,250,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, at the Initial Public Offering, 1,250,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share

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NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on September 30, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial, and administrative support services. For the period from August 25, 2020 (inception) through December 31, 2020, the Company incurred $60,000 in fees for these services, of which $60,000 are included in accrued expenses in the accompanying balance sheet as of December 31, 2020.

Promissory Note — Related Party

On August 27, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $178,120 was repaid on October 8, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Registration and Shareholders Rights

Pursuant to a registration rights agreement entered into on September 30, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreements, as described below, the Company will agree that it will use its commercially reasonable efforts to (i) within 30 days after the closing of a Business Combination, file a registration statement with the SEC for a secondary offering of (A) the forward purchase investor’s forward purchase shares, (B) the Class A ordinary shares issuable upon exercise of the forward purchase investor’s forward purchase warrants and (C) any other Class A ordinary shares acquired by the forward purchase investors, including any acquisitions after the Company completes a Business Combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 90 days after the closing of a Business Combination and (iii) maintain the effectiveness of such registration statement and to ensure the registration statement does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which a forward purchase investor ceases to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreements. The Company will bear the cost of registering these securities.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $17,500,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreements

The Company entered into forward purchase agreements which provide for the purchase by each of Altimeter Partners Fund, L.P. and JS Capital LLC of up to an aggregate of 20,000,000 units (the “forward purchase securities”), with each unit consisting of one Class A ordinary share and one-fifth of one redeemable warrant to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination.

The obligations under the forward purchase agreements do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and warrants, respectively, included in the Units sold in the Initial Public Offering, except that they will be subject to certain registration rights. The amount of forward purchase

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

units sold pursuant to the forward purchase agreements will be determined by the Company at its sole discretion. If the Company does not draw upon the full forward purchase commitment, forward purchase units will be sold on a pro rata basis to the forward purchase investors based on the aggregate amount committed by the forward purchase investors.

NOTE 8 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 17,862,255 Class A ordinary shares issued and outstanding, excluding 32,137,745 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 12,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any forward purchases securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 9 — WARRANTS

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 10 trading days within a 20-trading day period ending three trading days before the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 10 trading days within the 20-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents the Company’s fair value hierarchy for liabilities measured at fair value on a recurring basis as of December 31, 2020:

	Level 1	Level 2	Level 3	Total
Warrant liabilities:
Public Warrants	$48,677,457	$—	$—	$48,677,457
Private Placement Warrants	—	—	54,202,500	54,202,500

Total warrant liabilities	$48,677,457	$—	$54,202,500	$102,879,957

FPA liability	—	—	54,310,054	54,310,054

Warrant Liabilities

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

The Private Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of August 25, 2020	$—	$—	$—
Initial measurement on October 5, 2020	18,864,584	15,272,898	34,137,482
Change in valuation inputs or other assumptions(1)	29,812,873	38,929,602	68,742,475

Fair value as of December 31, 2020	$48,677,457	$54,202,500	$102,879,957

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the Statement of Operations.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in December 2020, when the Public Warrants were separately listed and traded.

FPA Liability

The liability for the FPAs were valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $200 million pursuant to the FPAs is discounted to present value and compared to the fair value of the common stock and warrants to be issued pursuant to the FPAs. The fair value of the common stock and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the common stock and warrants to be issued compared to the $200 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of December 31, 2020, the probability assigned to the consummation of the Business Combination was 90% which was determined based on an observed success rates of business combinations for special purpose acquisition companies.

The following table presents the changes in the fair value of FPA liabilities:

FPA Liability
Fair value as of August 25, 2020	$—
Initial measurement on October 5, 2020	350,430
Change in valuation inputs or other assumptions(1)	53,959,624

Fair value as of December 31, 2020	$54,310,054

(1)	Changes in valuation inputs or other assumptions are recognized in change in fair value of FPA liability in the Statement of Operations.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ALTIMETER GROWTH CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

On April 12, 2021, Altimeter Growth Corp., a Cayman Islands exempted company (“Altimeter”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among J1 Holdings Inc., a Cayman Islands exempted company (“PubCo”), J2 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 1”) and J3 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 2”) and Grab Holdings Inc. a Cayman Islands exempted company (“Grab”).

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) Altimeter will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (ii) following the Initial Merger, Merger Sub 2 will merge with and into Grab, with Grab as the surviving entity in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

The Business Combination is expected to close in the second quarter of 2021, following the receipt of the required approval by Altimeter’s shareholders and the fulfillment of other customary closing conditions.

ALTIMETER GROWTH CORP.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets
Cash	$272,126	$855,972
Prepaid expenses	233,821	275,591

Total Current Assets	505,947	1,131,563
Cash and marketable securities held in Trust Account	500,014,112	500,000,000

Total Assets	$500,520,059	$501,131,563

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$248,218	$64,100
Due to related party	66,116	—

Total Current Liabilities	314,334	64,100
Warrant liability	78,281,349	102,879,957
FPA liability	43,723,743	54,310,054
Deferred underwriting fee payable	17,500,000	17,500,000

Total Liabilities	139,819,426	174,754,111

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 35,570,063 and 32,137,745 shares at June 30, 2021 and December 31, 2020, respectively, at $10 per share	355,700,630	321,377,450
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, 14,429,937 and 17,862,255 issued and outstanding (excluding 35,570,063 and 32,137,745 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	1,443	1,786
Class B ordinary shares; $0.0001 par value; 20,000,000 shares authorized, 12,500,000 issued and outstanding	1,250	1,250
Additional paid-in capital	101,674,018	135,996,855
Accumulated deficit	(96,676,708)	(130,999,889)

Total Shareholders’ Equity	5,000,003	5,000,002

Total Liabilities and Shareholders’ Equity	$500,520,059	$501,131,563

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

CONDENSED STATEMENTS OF OPERATIONS FOR

THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

(Unaudited)

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Operating expenses	$659,384	$875,850

Loss from operations	(659,384)	(875,850)
Other income (expense)
Unrealized gain on marketable securities held in Trust Account	7,599	14,112
Change in fair value of warrant liabilities	(6,877,331)	24,598,608
Change in fair value of FPA liability	(1,339,500)	10,586,311

Other income (expense), net	(8,209,232)	35,199,031

Net income (loss)	$(8,868,616)	$34,323,181

Weighted average shares outstanding of Class A redeemable ordinary shares	50,000,000	50,000,000
Basic and diluted income per share, Class A redeemable ordinary shares	$0.00	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	12,500,000	12,500,000
Basic and diluted income (loss) per share, Class B non-redeemable ordinary shares	$(0.71)	$2.74

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’

EQUITY FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

(Unaudited)

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Ordinary Shares		Ordinary Shares
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	17,862,255	$1,786	12,500,000	$1,250	$135,996,855	$(130,999,889)	$5,000,002
Change in value of Class A ordinary shares subject to redemption	(4,319,179)	(432)	—	—	(43,191,358)	—	(43,191,790)
Net income	—	—	—	—	—	43,191,797	43,191,797

Balance – March 31, 2021 (unaudited)	13,543,076	$1,354	12,500,000	$1,250	$92,805,497	$(87,808,092)	$5,000,009

Change in value of Class A ordinary shares subject to redemption	886,861	89	—	—	8,868,521	—	8,868,610
Net loss	—	—	—	—	—	(8,868,616)	(8,868,616)

Balance – June 30, 2021 (unaudited)	14,429,937	$1,443	12,500,000	$1,250	$101,674,018	$(96,676,708)	$5,000,003

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

CONDENSED STATEMENT OF CASH FLOWS FOR

THE SIX MONTHS ENDED JUNE 30, 2021

(Unaudited)

Cash flows from operating activities:
Net income	$34,323,181
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized gains earned on marketable securities held in Trust Account	(14,112)
Change in fair value of warrant liabilities	(24,598,608)
Change in fair value of FPA liability	(10,586,311)
Changes in operating assets and liabilities
Prepaid expenses	41,770
Accrued expenses	184,118

Net cash used in operating activities	(649,962)

Cash flows from financing activities:
Due to related party	66,116

Net cash provided by financing activities	66,116

Net change in cash	(583,846)

Cash at the beginning of the period	855,972

Cash at the end of the period	$272,126

Supplemental disclosures of non-cash investing and financing activities:
Change in value of ordinary shares subject to possible redemption	$34,323,180

The accompanying notes are an integral part of these unaudited condensed financial statements.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Note 1 — Description of Organization and Business Operations

Altimeter Growth Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 25, 2020 under the name of Altimeter Growth Opportunities Corp. On August 31, 2020 the Company’s name was changed to Altimeter Growth Corp. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity from inception through June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for the business combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 30, 2020. On October 5, 2020 the Company consummated the Initial Public Offering of 50,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at $10.00 per Unit, generating gross proceeds of $500,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 12,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Altimeter Growth Holdings (the “Sponsor”), generating gross proceeds of $12,000,000, which is described in Note 4.

Transaction costs amounted to $28,244,738, consisting of $10,000,000 of underwriting fees, $17,500,000 of deferred underwriting fees and $744,738 of other offering costs.

Following the closing of the Initial Public Offering on October 5, 2020, an amount of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

(excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until October 5, 2022 (or by December 5, 2022 if the Company has executed a letter of intent, agreement in principle, or definitive agreement for a Business Combination by October 5, 2022, but the Company has not completed a Business Combination by October 5, 2022) to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On April 12, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among J1 Holdings Inc., a Cayman Islands exempted company (“PubCo”), J2 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 1”) and J3 Holdings Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of PubCo (“Merger Sub 2”) and Grab Holdings Inc. a Cayman Islands exempted company (“Grab”).

The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Initial Merger”), (ii) following the Initial Merger, Merger Sub 2 will merge with and into Grab, with Grab as the surviving entity in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Initial Merger, the Acquisition Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

Note 2 — Summary of Significant Accounting Policies Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. As such, these financial statements should be read in conjunction with the Company’s amended Annual Report on Form 10-K/A for the period ended December 31, 2020, as restated by the Company on May 17, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Two of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant and Foward Purchase Agreement (“FPA”) liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

As of June 30, 2021, we had marketable securities held in the Trust Account of $500,014,112 (including approximately $14,112 of unrealized gains) consisting of U.S. Treasury Bills with a maturity of 185 days or less. At December 31, 2020, all of the assets held in the Trust Account were invested in cash.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 35,570,063 and 32,137,745 Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering on October 5, 2020. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity.

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Warrant and FPA Liabilities

The Company accounts for the Warrants and FPAs as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and FPAs’ applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants and FPAs are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants and FPAs are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and execution of the FPAs and as of each subsequent quarterly period end date while the Warrants and FPAs are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

The Company accounts for the Warrants and FPAs in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price, as well as a Modified Black Scholes Option Pricing Model. The Private Placement Warrants are valued using a Black Scholes Option Pricing Model. The fair value of the FPAs has been estimated using a discounted cash flow method. See Note 8 for further discussion of the pertinent terms of the Warrants and Note 9 for further discussion of the methodology used to determine the value of the Warrants and FPAs.

Net Income Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in issuance of Ordinary Shares that then shared in the earnings of the entity. As the exercise of the warrants are contingent upon the completion of a business combination they have not been included in the calculation of diluted net income (loss) per share.

The Company’s condensed statements of operations includes a presentation of income (loss) per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, if any, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net income (loss) per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net income, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts) the three and six months ended June 30, 2021:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Redeemable Class A Ordinary Shares
Numerator: Income allocable to Redeemable Class A Ordinary Shares
Interest income	$7,599	$14,112

Redeemable Net Income	$7,599	$14,112

Denominator: Weighted-Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	50,000,000	50,000,000

Redeemable Net Income/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00	$0.00

Non-Redeemable Class B ordinary shares
Numerator: Net income minus Redeemable Net Earnings
Net Income (loss)	$(8,868,616)	$34,323,181
Less: Redeemable Net Income (loss)	7,599	14,112

Non-Redeemable Net Income (loss)	$(8,876,215)	$34,309,069

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	12,500,000	12,500,000

Non-Redeemable Net Income (loss)/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(0.71)	$2.74

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s condensed balance sheet, primarily due to their short-term nature.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in “Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The company is currently evaluating the impact of the accounting pronouncement and therefore has not yet adopted as of June 30, 2021.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On October 5, 2020, pursuant to the Initial Public Offering, the Company sold 50,000,000 Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one- fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, on October 5, 2020, the Sponsor purchased an aggregate of 12,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $12,000,000. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On August 28, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 17,250,000 Class B ordinary shares. On September 2, 2020, the Sponsor contributed 4,750,000 Class B ordinary shares back to the Company for no consideration, resulting in 12,500,000 Class B ordinary shares (the “Founder Shares”) being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share cancellation. On September 10, 2020, the Sponsor transferred 75,000 Founder Shares to each of its independent directors, for an aggregate amount of 225,000 Founder Shares transferred. The Founder Shares included an aggregate of up to 1,250,000 shares that were subject to forfeiture

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, at the Initial Public Offering, 1,250,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Support Agreement

The Company entered into an agreement, commencing on September 30, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial, and administrative support services. For the six months ended June 30, 2021, the Company incurred $120,000 in fees for these services, which are included in accrued expenses in the accompanying unaudited condensed balance sheet. For the three months ended June 30, 2021, the Company incurred $60,000 in fees for these services.

Promissory Note — Related Party

On August 27, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 or (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $178,120 was repaid on October 8, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

As of June 30, 2021 and December 31, 2020, the Company had a Due to related party balance of $66,116 and $0, respectively.

Note 6 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholders Rights

Pursuant to a registration rights agreement entered into on September 30, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy- back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreements, as described below, the Company will agree that it will use its commercially reasonable efforts to (i) within 30 days after the closing of a Business Combination, file a registration statement with the SEC for a secondary offering of (A) the forward purchase investor’s forward purchase shares, (B) the Class A ordinary shares issuable upon exercise of the forward purchase investor’s forward purchase warrants and (C) any other Class A ordinary shares acquired by the forward purchase investors, including any acquisitions after the Company completes a Business Combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 90 days after the closing of a Business Combination and (iii) maintain the effectiveness of such registration statement and to ensure the registration statement does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which a forward purchase investor ceases to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreements. The Company will bear the cost of registering these securities.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $17,500,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Forward Purchase Agreements

The Company entered into forward purchase agreements which provides for the purchase by each of Altimeter Partners Fund, L.P. and JS Capital LLC of up to an aggregate of 20,000,000 units (the “forward purchase securities”), with each unit consisting of one Class A ordinary share and one-fifth of one redeemable warrant to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination.

The obligations under the forward purchase agreements do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and warrants, respectively, included in the Units sold in the Initial Public Offering, except that they will be subject to certain registration rights. The amount of forward purchase units sold pursuant to the forward purchase agreements will be determined by the Company at its sole discretion. If the Company does not draw upon the full forward purchase commitment, forward purchase units will be sold on a pro rata basis to the forward purchase investors based on the aggregate amount committed by the forward purchase investors.

Note 7 — Shareholder’s Equity

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 14,429,937 and 17,862,255 Class A ordinary shares issued and outstanding (excluding 35,570,063 and 32,137,745 shares subject to possible redemption), respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 12,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity- linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination (including the forward purchase shares, but not the forward purchase warrants), excluding any forward purchases securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

Note 8 — Warrants

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 10 trading days within a 20- trading day period ending three trading days before the date on which the Company sends the notice of redemption to the warrant holders.

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 10 trading days within the 20- trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020:

As of June 30, 2021

	Level 1	Level 2	Level 3	Total
Assets held in trust account U.S. Treasury Securities	$500,014,112	$—	$—	$500,014,112
Liabilities:
Warrant liabilities
Public Warrants	$33,335,500	$—	$—	$33,335,500
Private Placement Warrants	—	—	44,945,849	44,945,849

Total warrant liabilities	$33,335,500	$—	$44,945,849	$78,281,349

FPA liability	$—	$—	$43,723,743	$43,723,743

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

As of December 31, 2020

	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liabilities
Public Warrants	$54,202,500	$—	$—	$54,202,500
Private Placement Warrants	$—	—	48,677,457	48,677,457

Total warrant liabilities	$54,202,500	$—	$48,677,457	$102,879,957

FPA liability	$54,310,054	$—	$—	$54,310,054

Level 1 instruments include investments in money market funds and U.S. Treasury securities and the Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. The Public Warrants for periods where no observable traded price was available are valued using a barrier option simulation. For six months ended June 30, 2021 (the periods subsequent to the detachment of the Public Warrants from the Units), the Public Warrant quoted market price was used as the fair value as of each relevant date.

Warrant Liabilities

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.

The Private Warrants were valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing.

Input	June 30, 2021 (Unaudited)	December 31, 2020
Risk-free interest rate	0.87%	0.36%
Expected term (years)	5.00	5.00
Expected volatility	36.4%	35.0%
Exercise price	$11.50	$11.50
Fair value of Class A ordinary shares	$11.70	$12.86

ALTIMETER GROWTH CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL

STATEMENTS

The following table presents a summary of the changes in the fair value of the Private Placement Warrants, a Level 3 liability, measured on a recurring basis.

Private Placement
Fair value as of December 31, 2020	$48,677,457
Change in valuation inputs or other assumptions(1)	(3,731,608)

Fair value as of June 30, 2021	$44,945,849

(1)

Represents the non-cash gain on the change in valuation of the Private Placement Warrants and is included in Gain on change in fair value of warrant liability in the unaudited condensed statement of operations.

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

FPA Liability

The liability for the FPAs were valued using a discounted cash flows method, which is considered to be a Level 3 fair value measurement. Under the discounted cash flow method utilized, the aggregate commitment of $200 million pursuant to the FPAs is discounted to present value and compared to the fair value of the ordinary shares and warrants to be issued pursuant to the FPAs. The fair value of the ordinary shares and warrants to be issued under the FPAs are based on the public trading price of the Units issued in the Company’s IPO. The excess (liability) or deficit (asset) of the fair value of the ordinary shares and warrants to be issued compared to the $200 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPAs is the probability of consummation of the Business Combination. As of June 30, 2021, the probability assigned to the consummation of the Business Combination was 95% which was determined based on an observed success rates of business combinations for special purpose acquisition companies.

The following table presents a summary of the changes in the fair value of the FPA liability, a Level 3 liability, measured on a recurring basis.

FPA Liability
Fair value as of December 31, 2020	$54,310,054
Change in valuation inputs or other assumptions(1)	(10,586,311)

Fair value as of June 30, 2021	$43,723,743

(1)	Represents the non-cash gain on the change in valuation of the FPA liability and is included in Gain on change in fair value of FPA liability in the unaudited condensed statement of operations

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statement was issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Amended GHL Articles shall provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

We have also entered into indemnification agreements with our directors and executive officers under the laws of the Cayman Islands, pursuant to which we have agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1#	Business Combination Agreement, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL, J2 Holdings Inc., J3 Holdings Inc. and Grab Holdings Inc.

3.1#	Amended and Restated Memorandum and Articles of Association of GHL.

3.2#	Memorandum of Association of GHL in effect prior to Closing.

4.1#	Specimen ordinary share certificate of GHL.

4.2#	Specimen warrant certificate of GHL.

4.3#	Warrant Agreement, dated as of September 30, 2021, between Altimeter Growth Corp. and Continental Stock Transfer & Trust Company.

5.1#	Opinion of Travers Thorp Alberga as to validity of ordinary shares and warrants of GHL.

5.2#	Form of opinion of Hughes Hubbard & Reed LLP as to the warrants of GHL.

8.1#	Form of opinion of Ropes & Gray LLP regarding certain U.S. income tax matters.

10.1#	Sponsor Subscription Agreement, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL and Altimeter Partners Fund.

10.2#	Backstop Subscription Agreement, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL and Altimeter Partners Fund.

10.3#	Voting, Support and Lock-Up Agreement and Deed No. 1, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL, Grab and the other parties named therein.

10.4#	Voting, Support and Lock-Up Agreement and Deed No. 2, dated as of April 12, 2021, Altimeter Growth Corp., GHL, Grab and the other parties named therein.

10.5#	Voting and Support Agreement and Deed No. 3, dated as of April 12, 2021, by and among Altimeter Growth Corp., GHL, Grab and the other parties named therein.

10.6#	Sponsor Support and Lock-Up Agreement and Deed, dated as of April 12, 2021, by and among Altimeter, Altimeter Growth Holdings, GHL and Grab.

10.7#

Amended and Restated Registration Rights Agreement, dated as of April 12, 2021, by and among Altimeter Growth Corp., Altimeter Growth Holdings, GHL and the undersigned parties listed as “Investors” thereto.

10.8#	Assignment, Assumption and Amendment Agreement, dated as of April 12, 2021, by and among Continental Stock Transfer & Trust Company, GHL and Altimeter Growth Corp.

10.9#	Amended and Restated Forward Purchase Agreement, dated April 12, 2021, by and among Altimeter Growth Corp., Altimeter Partners Fund, L.P. and GHL.

10.10#	Amended and Restated Forward Purchase Agreement, dated April 12, 2021, by and among Altimeter Growth Corp., JS Capital LLC and GHL.

10.11#	Shareholder Deed, dated April 12, 2021, by and among GHL, Altimeter Growth Holdings, Grab Holdings Inc., Anthony Tan Ping Yeow and the other parties named therein.

10.12	GHL Amended and Restated 2021 Equity Incentive Plan

10.13#	GHL 2021 Equity Stock Purchase Plan

10.14#	Form of Indemnification Agreement between GHL and each executive officer of GHL.

Exhibit Number	Description

10.15#	Letter Agreement, dated September 30, 2020, by and among AGC, Altimeter Growth Holdings and each of the officers and directors of AGC.

10.16#	Investment Management Trust Agreement, dated September 30, 2020, between AGC and Transfer Agent.

10.17#	Credit and Guaranty Agreement, dated January 29, 2021, by and among Grab, Grab Technology LLC, certain guarantors, certain lenders, JPMorgan Chase Bank, N.A. and Wilmington Trust (London) Limited

10.18*	Agreement to Build and Lease, dated January 30, 2019, by and between HSBC Institutional Trust Services (Singapore) Limited and Grabtaxi Holdings Pte. Ltd. (as amended)

21.1#	List of subsidiaries of GHL.

23.1	Consent of WithumSmith+Brown, PC

23.2	Consent of KPMG LLP

23.3#	Consent of Euromonitor International Limited.

23.4#	Consent of Travers Thorp Alberga (included in Exhibit 5.1)

23.5#	Consent of Hughes Hubbard & Reed LLP (included in Exhibit 5.2)

23.6#	Consent of Ropes & Gray LLP (included in Exhibit 8.1)

23.7#	Consent of Baker & McKenzie Ltd. (included in Exhibit 99.2)

23.8#	Consent of SyCip Salazar Hernandez & Gatmaitan (included in Exhibit 99.3)

23.9#	Consent of YKVN LLC (included in Exhibit 99.4)

23.10	Consent of Soewito Suhardiman Eddymurthy Kardono (included in Exhibit 99.5)

23.11	Consent of the Nielsen Company (Malaysia) Sdn Bhd

99.1	Form of Proxy Card.

99.2#	Opinion of Baker & McKenzie Ltd. regarding certain Thai law matters.

99.3#	Opinion of SyCip Salazar Hernandez & Gatmaitan regarding certain Philippine law matters.

99.4#	Opinion of YKVN LLC regarding certain Vietnamese law matters.

99.5	Opinion of Soewito Suhardiman Eddymurthy Kardono regarding certain Indonesian law matters.

99.6#	Consent of Anthony Tan Ping Yeow to be named as a director.

99.7#	Consent of Tan Hooi Ling to be named as a director.

99.8#	Consent of Richard N. Barton to be named as a director.

99.9#	Consent of Dara Khosrowshahi to be named as a director.

99.10#	Consent of Ng Shin Ein to be named as a director.

99.11#	Consent of Oliver Jay to be named as a director.

#	Previously filed.

-	Schedules and annexes have been omitted.

*	Portions of this exhibit have been omitted.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore on September 13, 2021.

Grab Holdings Limited

By:	/s/Artawat Udompholkul
Name:	Artawat Udompholkul (also known as John Cordova)
Title:	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in its capacity as the duly authorized representative in the United States of Grab Holdings Limited, has signed this registration statement in the City of Newark, State of Delaware, on September 13, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative